FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-227446-08

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated November 18, 2019, may be amended or completed prior to the time of sale.

$1,094,290,000 (Approximate)

BANK 2019-BNK23
(Central Index Key Number 0001792414)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-BNK23

Morgan Stanley Capital I Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-BNK23 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class V and Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named BANK 2019-BNK23. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2020. The rated final distribution date for the certificates is the distribution date in December 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$14,000,000%		(5)	December 2024
Class A-SB	$27,500,000%		(5)	August 2029
Class A-2	(6)%		(5)	(6)
Class A-3	(6)%		(5)	(6)
Class X-A	$855,869,000	(7)%	Variable(8)	NAP
Class X-B	$238,421,000	(9)%	Variable(10)	NAP
Class A-S	$128,381,000%		(5)	November 2029
Class B	$56,548,000%		(5)	November 2029
Class C	$53,492,000%		(5)	December 2029

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Morgan Stanley Capital I Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Academy Securities, Inc. and Drexel Hamilton, LLC, will purchase the offered certificates from Morgan Stanley Capital I Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and BofA Securities, Inc. are acting as co-lead managers and joint bookrunners in the following manner: Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to 29.6% of each class of offered certificates, Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to 35.5% of each class of offered certificates, and BofA Securities, Inc. is acting as sole bookrunning manager with respect to 34.8% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 10, 2019. Morgan Stanley Capital I Inc. expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates, plus accrued interest from December 1, 2019, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$1,094,290,000	100%	$1,094,290,000	$142,038.85

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Morgan Stanley	BofA Securities	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Academy Securities, Inc. Co-Manager		Drexel Hamilton Co-Manager

November [_], 2019

BANK 2019-BNK23

Commercial Mortgage Pass-Through Certificates, Series BANK 2019-BNK23
Geographic Overview of Mortgage Pool

Oklahoma
5 properties
$51,715,000
4.0% of total
Missouri
1 property
$8,459,781
0.7% of total
Iowa
1 property
$4,456,124
0.3% of total
Illinois
5 properties
$34,747,732
2.7% of total
Wisconsin
6 properties
$34,677,800
2.7% of total
Indiana
5 properties
$29,320,087
2.3% of total
Michigan
3 properties
$29,865,821
2.3% of total
Pennsylvania
4 properties
$18,705,797
1.5% of total
New York
8 properties
$164,731,836
12.8% of total
Ohio
1 property
$12,957,038
1.0% of total
Utah
1 property
$3,350,000
0.3% of total
New Jersey
1 property
$24,750,000
1.9% of total
Maryland
1 property
$4,044,790
0.3% of total
California
17 properties
$537,134,290
41.7% of total
Virginia
3 properies
$36,671,673
2.8% of total
North Carolina
5 properties
$45,571,045
3.5% of total
Arizona
1 property
$11,150,000
0.9% of total
South Carolina
1 property
$36,000,000
2.8% of total
Colorado
1 property
$54,500,000
4.2% of total
Georgia
12 properties
$59,912,049
4.7% of total
New Mexico
2 properties
$13,936,754
1.1% of total
Texas
7 properties
$41,592,995
3.2% of total
Louisiana
6 properties
$10,329,200
0.8% of total
Kentucky
1 property
$5,635,283
0.4% of total
Florida
2 properties
$12,807,318
1.0% of total
Mortgaged Properties by Property Type
Self Storage 4.5%
Hospitality 4.8%
Manufactured Housing 2.3%
Mixed Use 0.5%
Industrial 6.3%
Office 35.6%
Retail 20.6%
Multifamily 25.4%
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Summary of Certificates

Class or Interest	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window (Months)(4)
Offered Certificates
Class A-1	$14,000,000		30.000%	[_]%	(5)	December 2024	2.76	1 – 60
Class A-SB	$27,500,000		30.000%	[_]%	(5)	August 2029	7.45	60 – 116
Class A-2	(6)		30.000%	[_]%	(5)	(6)	(6)	(6)
Class A-3	(6)		30.000%	[_]%	(5)	(6)	(6)	(6)
Class X-A	$855,869,000	(7)	NAP	[_]%	Variable(8)	NAP	NAP	NAP
Class X-B	$238,421,000	(9)	NAP	[_]%	Variable(10)	NAP	NAP	NAP
Class A-S	$128,381,000		19.500%	[_]%	(5)	November 2029	9.93	119 – 119
Class B	$56,548,000		14.875%	[_]%	(5)	November 2029	9.93	119 – 119
Class C	$53,492,000		10.500%	[_]%	(5)	December 2029	10.01	119 – 120
Non-Offered Certificates
Class X-D	$55,021,000	(11)	NAP	[_]%	Variable(12)	NAP	NAP	NAP
Class X-F	$22,925,000	(11)	NAP	[_]%	Variable(12)	NAP	NAP	NAP
Class X-G	$12,226,000	(11)	NAP	[_]%	Variable(12)	NAP	NAP	NAP
Class X-H	$38,209,293	(11)	NAP	[_]%	Variable(12)	NAP	NAP	NAP
Class D	$32,095,000		7.875%	[_]%	(5)	December 2029	10.01	120 – 120
Class E	$22,926,000		6.000%	[_]%	(5)	December 2029	10.01	120 – 120
Class F	$22,925,000		4.125%	[_]%	(5)	December 2029	10.01	120 – 120
Class G	$12,226,000		3.125%	[_]%	(5)	December 2029	10.01	120 – 120
Class H	$38,209,293		0.000%	[_]%	(5)	December 2029	10.01	120 – 120
Class V(13)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Class R(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$64,351,120.72		NAP	%	(15)	December 2029	9.76	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5% and further subject to the discussion in footnote (6) below. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-H certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, are represented in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rate for each class of the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $814,369,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Dates	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window (Months)
Class A-2	$200,000,000 - $375,000,000	October 2029 – October 2029	9.74 – 9.79	116 - 118 / 116 - 118
Class A-3	$439,369,000 - $614,369,000	November 2029 – November 2029	9.91 – 9.93	118 - 119 / 118 - 119

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The Class X-D, Class X-F, Class X-G and Class X-H certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of each class of the Class X-F, Class X-G and Class X-H certificates will be equal to the certificate balance of the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates.

(12)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for each class of the Class X-F, Class X-G and Class X-H certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate for the related distribution date on the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(13)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(14)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective RR Interest rate will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, which mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class V and Class R certificates and the RR Interest are not offered by this prospectus. Any information in this prospectus concerning these certificates or the RR Interest is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	23
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	65
Office Properties Have Special Risks	69
Multifamily Properties Have Special Risks	70
Retail Properties Have Special Risks	73
Industrial Properties Have Special Risks	76
Hospitality Properties Have Special Risks	77
Risks Relating to Affiliation with a Franchise or Hotel Management Company	79
Self Storage Properties Have Special Risks	80
Manufactured Housing Community Properties Have Special Risks	81
Mixed Use Properties Have Special Risks	83
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	83
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	85
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	86
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	87
Risks Related to Zoning Non-Compliance and Use Restrictions	90
Risks Relating to Inspections of Properties	91
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	91
Insurance May Not Be Available or Adequate	91
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	93
Terrorism Insurance May Not Be Available for All Mortgaged Properties	93
Risks Associated with Blanket Insurance Policies or Self-Insurance	94
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	95
Limited Information Causes Uncertainty	95
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	96

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	97
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	98
Static Pool Data Would Not Be Indicative of the Performance of this Pool	98
Appraisals May Not Reflect Current or Future Market Value of Each Property	99
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	100
The Borrower’s Form of Entity May Cause Special Risks	101
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	103
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	104
Other Financings or Ability to Incur Other Indebtedness Entails Risk	105
Tenancies-in-Common May Hinder Recovery	107
Risks Relating to Enforceability of Cross-Collateralization	107
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	108
Risks Associated with One Action Rules	108
State Law Limitations on Assignments of Leases and Rents May Entail Risks	108
Various Other Laws Could Affect the Exercise of Lender’s Rights	109
Risks of Anticipated Repayment Date Loans	109
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	110
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	110
Risks Related to Ground Leases and Other Leasehold Interests	111
Increases in Real Estate Taxes May Reduce Available Funds	113
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	113
Risks Relating to Delaware Statutory Trusts	113
Risks Related to Conflicts of Interest	114
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	114
The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers	117
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	117
Potential Conflicts of Interest of Each Applicable Master Servicer and Special Servicer	119
Potential Conflicts of Interest of the Operating Advisor	121
Potential Conflicts of Interest of the Asset Representations Reviewer	122
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	123
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	125
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Applicable Special Servicer of the Applicable Whole Loan	127
Other Potential Conflicts of Interest May Affect Your Investment	127
Other Risks Relating to the Certificates	128
The Certificates Are Limited Obligations	128

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	128
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	128
EU Risk Retention and Due Diligence Requirements	130
Recent Developments Concerning the Proposed Japanese Retention Requirements	133
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	134
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	136
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	141
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	141
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	141
Risks Relating to Modifications of the Mortgage Loans	147
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	148
Risks Relating to Interest on Advances and Special Servicing Compensation	149
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	150
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	150
The Requirement of Each Applicable Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	151
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	152
Description of the Mortgage Pool	153
General	153
Co-Originated Whole Loans	155
Certain Calculations and Definitions	155
Definitions	156
Mortgage Pool Characteristics	172
Overview	172
Property Types	174
Significant Obligors	177
Mortgage Loan Concentrations	178
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	179
Geographic Concentrations	180
Mortgaged Properties With Limited Prior Operating History	181
Tenancies-in-Common and Crowd-Funded Entities	181
Delaware Statutory Trusts	181
Fee & Leasehold Estates; Ground Leases	182
Environmental Considerations	183

Redevelopment, Renovation and Expansion	186
Assessment of Property Value and Condition	187
Litigation and Other Considerations	188
Condemnations	188
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	189
Tenant Issues	190
Tenant Concentrations	190
Lease Expirations and Terminations	190
Purchase Options and Rights of First Refusal	194
Affiliated Leases	196
Competition from Certain Nearby Properties	196
Insurance Considerations	197
Use Restrictions	199
Appraised Value	200
Non-Recourse Carveout Limitations	200
Real Estate and Other Tax Considerations	202
Delinquency Information	206
Certain Terms of the Mortgage Loans	206
Amortization of Principal	206
Due Dates; Mortgage Rates; Calculations of Interest	207
ARD Loans	208
Single-Purpose Entity Covenants	208
Prepayment Protections and Certain Involuntary Prepayments	209
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	211
Defeasance	212
Releases; Partial Releases; Property Additions	213
Escrows	218
Mortgaged Property Accounts	220
Exceptions to Underwriting Guidelines	222
Additional Indebtedness	222
General	222
Whole Loans	223
Mezzanine Indebtedness	223
Other Secured Indebtedness	224
Other Unsecured Indebtedness	225
The Whole Loans	226
General	226
The Serviced Pari Passu Whole Loans	231
The Non-Serviced Pari Passu Whole Loans	234
The Century Plaza Towers Pari Passu-A/B Whole Loan	237
The Jackson Park Pari Passu-A/B Whole Loan	248
The ILPT Industrial Portfolio Pari Passu-A/B Whole Loan	253
Additional Information	261
Transaction Parties	262
The Sponsors and Mortgage Loan Sellers	262
Wells Fargo Bank, National Association	262
Bank of America, National Association	274
Morgan Stanley Mortgage Capital Holdings LLC	291
The Depositor	305
The Issuing Entity	306
The Trustee	307
The Certificate Administrator	308
The Master Servicer	310

The Special Servicer	314
The Operating Advisor and Asset Representations Reviewer	318
Credit Risk Retention	319
General	319
RR Interest	320
Qualifying CRE Loans	322
EU Credit Risk Retention Agreement	323
Description of the Certificates	325
General	325
Distributions	327
Method, Timing and Amount	327
Available Funds	328
Priority of Distributions	330
Pass-Through Rates	333
Interest Distribution Amount	335
Principal Distribution Amount	335
Certain Calculations with Respect to Individual Mortgage Loans	337
Excess Interest	339
Application Priority of Mortgage Loan Collections or Whole Loan Collections	339
Allocation of Yield Maintenance Charges and Prepayment Premiums	342
Assumed Final Distribution Date; Rated Final Distribution Date	344
Prepayment Interest Shortfalls	345
Subordination; Allocation of Realized Losses	346
Reports to Certificateholders; Certain Available Information	349
Certificate Administrator Reports	349
Information Available Electronically	356
Voting Rights	361
Delivery, Form, Transfer and Denomination	362
Book-Entry Registration	362
Definitive Certificates	365
Certificateholder Communication	365
Access to Certificateholders’ Names and Addresses	365
Requests to Communicate	366
List of Certificateholders	366
Description of the Mortgage Loan Purchase Agreements	367
General	367
Dispute Resolution Provisions	380
Asset Review Obligations	380
Pooling and Servicing Agreement	380
General	380
Assignment of the Mortgage Loans	381
Servicing Standard	381
Subservicing	383
Advances	384
P&I Advances	384
Servicing Advances	385
Nonrecoverable Advances	386
Recovery of Advances	387
Accounts	389
Withdrawals from the Collection Account	391
Servicing and Other Compensation and Payment of Expenses	394
General	394
Master Servicing Compensation	400

Special Servicing Compensation	403
Disclosable Special Servicer Fees	407
Certificate Administrator and Trustee Compensation	408
Operating Advisor Compensation	408
Asset Representations Reviewer Compensation	409
CREFC® Intellectual Property Royalty License Fee	410
Appraisal Reduction Amounts	411
Maintenance of Insurance	419
Modifications, Waivers and Amendments	423
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	428
Inspections	430
Collection of Operating Information	431
Special Servicing Transfer Event	431
Asset Status Report	435
Realization Upon Mortgage Loans	439
Sale of Defaulted Loans and REO Properties	441
The Directing Certificateholder	445
General	445
Major Decisions	447
Asset Status Report	452
Replacement of a Special Servicer	452
Control Termination Event and Consultation Termination Event	453
Servicing Override	456
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	457
Rights of the Holders of Serviced Pari Passu Companion Loans	457
Limitation on Liability of Directing Certificateholder	457
The Operating Advisor	458
General	458
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	459
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	460
Recommendation of the Replacement of a Special Servicer	462
Eligibility of Operating Advisor	463
Other Obligations of Operating Advisor	463
Delegation of Operating Advisor’s Duties	464
Termination of the Operating Advisor With Cause	464
Rights Upon Operating Advisor Termination Event	465
Waiver of Operating Advisor Termination Event	466
Termination of the Operating Advisor Without Cause	466
Resignation of the Operating Advisor	467
Operating Advisor Compensation	467
The Asset Representations Reviewer	467
Asset Review	467
Eligibility of Asset Representations Reviewer	473
Other Obligations of Asset Representations Reviewer	474
Delegation of Asset Representations Reviewer’s Duties	474
Asset Representations Reviewer Termination Events	474
Rights Upon Asset Representations Reviewer Termination Event	475
Termination of the Asset Representations Reviewer Without Cause	476
Resignation of Asset Representations Reviewer	476
Asset Representations Reviewer Compensation	476

Limitation on Liability of Risk Retention Consultation Party	477
Replacement of a Special Servicer Without Cause	477
Replacement of a Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	480
Termination of a Master Servicer or Special Servicer for Cause	481
Servicer Termination Events	481
Rights Upon Servicer Termination Event	483
Waiver of Servicer Termination Event	485
Resignation of a Master Servicer or Special Servicer	485
Limitation on Liability; Indemnification	486
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	489
Dispute Resolution Provisions	490
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	490
Repurchase Request Delivered by a Party to the PSA	490
Resolution of a Repurchase Request	491
Mediation and Arbitration Provisions	494
Servicing of the Non-Serviced Mortgage Loans	495
General	495
Servicing of the Century Plaza Towers Mortgage Loan	498
Servicing of the Jackson Park Mortgage Loan	499
Servicing of the Park Tower at Transbay Mortgage Loan and the National Anchored Retail Portfolio Mortgage Loan	500
Servicing of the ILPT Industrial Portfolio Mortgage Loan	501
Servicing of the Servicing Shift Mortgage Loans	501
Rating Agency Confirmations	503
Evidence as to Compliance	505
Limitation on Rights of Certificateholders to Institute a Proceeding	506
Termination; Retirement of Certificates	507
Amendment	508
Resignation and Removal of the Trustee and the Certificate Administrator	511
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	512
Certain Legal Aspects of Mortgage Loans	512
General	513
Types of Mortgage Instruments	514
Leases and Rents	514
Personalty	515
Foreclosure	515
General	515
Foreclosure Procedures Vary from State to State	515
Judicial Foreclosure	515
Equitable and Other Limitations on Enforceability of Certain Provisions	516
Nonjudicial Foreclosure/Power of Sale	516
Public Sale	517
Rights of Redemption	518
Anti-Deficiency Legislation	518
Leasehold Considerations	519
Cooperative Shares	519
Bankruptcy Laws	520
Environmental Considerations	527
General	527
Superlien Laws	527
CERCLA	527

Certain Other Federal and State Laws	528
Additional Considerations	529
Due-on-Sale and Due-on-Encumbrance Provisions	529
Subordinate Financing	529
Default Interest and Limitations on Prepayments	530
Applicability of Usury Laws	530
Americans with Disabilities Act	530
Servicemembers Civil Relief Act	531
Anti-Money Laundering, Economic Sanctions and Bribery	531
Potential Forfeiture of Assets	531
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	532
Pending Legal Proceedings Involving Transaction Parties	533
Use of Proceeds	534
Yield and Maturity Considerations	534
Yield Considerations	534
General	534
Rate and Timing of Principal Payments	534
Losses and Shortfalls	536
Certain Relevant Factors Affecting Loan Payments and Defaults	536
Delay in Payment of Distributions	537
Yield on the Certificates with Notional Amounts	537
Weighted Average Life	538
Pre-Tax Yield to Maturity Tables	544
Material Federal Income Tax Considerations	546
General	546
Qualification as a REMIC	547
Status of Offered Certificates	549
Taxation of Regular Interests	550
General	550
Original Issue Discount	550
Acquisition Premium	553
Market Discount	553
Premium	554
Election To Treat All Interest Under the Constant Yield Method	554
Treatment of Losses	555
Yield Maintenance Charges and Prepayment Premiums	556
Sale or Exchange of Regular Interests	556
3.8% Medicare Tax on “Net Investment Income”	557
Backup Withholding	557
Information Reporting	557
Taxation of Certain Foreign Investors	557
FATCA	558
Backup Withholding	559
Taxes That May Be Imposed on a REMIC	559
Prohibited Transactions	559
Contributions to a REMIC After the Startup Day	559
Net Income from Foreclosure Property	560
Administrative Matters	560
REMIC Representative	560
Bipartisan Budget Act of 2015	560
Reporting Requirements	561
Certain State and Local Tax Considerations	562

Plan of Distribution (Conflicts of Interest)	562
Incorporation of Certain Information by Reference	565
Where You Can Find More Information	566
Financial Information	566
Certain ERISA Considerations	566
General	566
Plan Asset Regulations	567
Administrative Exemptions	568
Insurance Company General Accounts	570
Legal Investment	571
Legal Matters	572
Ratings	572
Index of Defined Terms	575

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, ANY MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Morgan Stanley Capital I Inc.;

●	references to any specified mortgaged property (or portfolio of mortgaged properties) refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the BANK 2019-BNK23 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the applicable master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including Underwritten Net Cash Flow as well as other terms used to measure and present information relating to operation and performance of the Mortgaged Properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of Net Operating Income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). They are not measurements of financial performance under GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP. Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this prospectus may not comply with these rules.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS

AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE OFFERED CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

EACH OF WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, NATIONAL ASSOCIATION AND MORGAN STANLEY BANK, N.A. WILL MAKE CERTAIN REPRESENTATIONS AND AGREEMENTS AS DESCRIBED UNDER “CREDIT RISK RETENTION—EU CREDIT RISK RETENTION AGREEMENT” IN THIS PROSPECTUS, ON THE UNDERSTANDING THAT IT IS AN “ORIGINATOR” (FOR PURPOSES OF THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS DESCRIBED IN THIS PROSPECTUS) IN RESPECT OF THE MORTGAGE LOANS THAT IT IS SELLING (IN THE CASE OF MORGAN STANLEY BANK, N.A., THROUGH ITS AFFILIATE MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC) TO THE DEPOSITOR. HOWEVER, EACH PROSPECTIVE INVESTOR IN THE CERTIFICATES THAT IS SUBJECT TO THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS OR TO ANY EQUIVALENT OR SIMILAR REQUIREMENTS SHOULD CONSULT WITH ITS OWN LEGAL, ACCOUNTING, REGULATORY AND OTHER ADVISORS AND/OR ANY RELEVANT REGULATOR TO DETERMINE WHETHER, AND TO WHAT EXTENT, SUCH REPRESENTATIONS AND AGREEMENTS, AND ANY OTHER INFORMATION SET OUT IN THIS PROSPECTUS GENERALLY AND, AFTER THE CLOSING DATE, IN ANY STATEMENT OR REPORT THAT MAY BE MADE AVAILABLE TO HOLDERS OF THE CERTIFICATES, ARE OR IS, OR WILL BE, SUFFICIENT FOR THE PURPOSE OF ENABLING SUCH INVESTOR TO COMPLY WITH THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS OR ANY EQUIVALENT OR SIMILAR REQUIREMENTS. ANY SUCH PROSPECTIVE INVESTOR IS REQUIRED TO INDEPENDENTLY ASSESS AND DETERMINE THE SUFFICIENCY OF SUCH REPRESENTATIONS, AGREEMENTS AND INFORMATION. NONE OF THE DEPOSITOR, THE ISSUING ENTITY, ANY MORTGAGE LOAN SELLER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER, THE SPECIAL SERVICER, THE BORROWERS, THE UNDERWRITERS, ANY OTHER PARTY TO THE TRANSACTIONS CONTEMPLATED BY THIS

PROSPECTUS, OR THEIR RESPECTIVE AFFILIATES (I) MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT SUCH REPRESENTATIONS AND AGREEMENTS, OR SUCH INFORMATION, ARE OR IS, OR WILL BE, SUFFICIENT IN ALL CIRCUMSTANCES FOR THE PURPOSE OF ENABLING AN INVESTOR TO COMPLY WITH THE REQUIREMENTS OF THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS, OR ANY OTHER APPLICABLE LEGAL, REGULATORY OR OTHER REQUIREMENTS; (II) SHALL HAVE ANY LIABILITY TO ANY PROSPECTIVE INVESTOR OR ANY OTHER PERSON WITH RESPECT TO ANY INSUFFICIENCY OF SUCH REPRESENTATIONS, AGREEMENTS OR INFORMATION, OR ANY FAILURE OF THE TRANSACTIONS CONTEMPLATED HEREBY TO COMPLY WITH OR OTHERWISE SATISFY THE REQUIREMENTS OF THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS, OR ANY OTHER APPLICABLE LEGAL, REGULATORY OR OTHER REQUIREMENTS; OR (III) SHALL HAVE ANY OBLIGATION WITH RESPECT TO THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS, OTHER THAN THE SPECIFIC OBLIGATIONS UNDERTAKEN AND/OR REPRESENTATIONS MADE, BY EACH OF WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, NATIONAL ASSOCIATION AND MORGAN STANLEY BANK, N.A. UNDER THE EU CREDIT RISK RETENTION AGREEMENT. IN PARTICULAR, NONE OF THE DEPOSITOR, THE ISSUING ENTITY, ANY MORTGAGE LOAN SELLER, ANY ORIGINATOR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER OR THE SPECIAL SERVICER NOR ANY OTHER PERSON EXPECTS TO COMPLY OR WILL BE REQUIRED TO COMPLY WITH ARTICLE 7 OF THE EU SECURITIZATION REGULATION DESCRIBED IN THIS PROSPECTUS. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS” AND “CREDIT RISK RETENTION—EU CREDIT RISK RETENTION AGREEMENT” IN THIS PROSPECTUS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”)), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED

ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.

571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT SECTION 304 OF THE SFA. UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENTS

NO REPRESENTATION IS MADE AS TO WHETHER THE TRANSACTION DESCRIBED HEREIN WOULD COMPLY WITH THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) RISK RETENTION RULE (AS MORE FULLY DESCRIBED UNDER “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—RECENT DEVELOPMENTS CONCERNING THE PROPOSED JAPANESE RETENTION REQUIREMENTS” BELOW) AND NO PARTY TO THE TRANSACTION DESCRIBED HEREIN HAS COMMITTED TO RETAIN A NET ECONOMIC INTEREST IN THE SECURITIZATION CALCULATED FOR THE PURPOSE OF COMPLYING WITH SUCH REQUIREMENTS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT HERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2019-BNK23.

Depositor	Morgan Stanley Capital I Inc., a Delaware corporation. The principal executive offices of Morgan Stanley Capital I Inc. are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. See “Transaction Parties—The Depositor”.

Issuing Entity	BANK 2019-BNK23, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Wells Fargo Bank, National Association, a national banking association

●	Bank of America, National Association, a national banking association

●	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The originators of this transaction are:

●	Wells Fargo Bank, National Association, a national banking association

●	Bank of America, National Association, a national banking association

●	Morgan Stanley Bank, N.A., a national banking association

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	15	$364,878,601	28.4%
Bank of America, National Association	Bank of America, National Association	14	358,938,813	27.9
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	15	283,205,000	22.0
Morgan Stanley Mortgage Capital Holdings LLC / Wells Fargo Bank, National Association	(2)	1	105,000,000	8.2
Bank of America, National Association / Wells Fargo Bank, National Association	(3)	1	100,000,000	7.8
Morgan Stanley Mortgage Capital Holdings LLC / Bank of America, National Association	(4)	1	75,000,000	5.8
Total		47	$1,287,022,414	100.0%

(1)	Certain of the mortgage loans are part of whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity. See “Description of the Mortgage Pool—Co-Originated Whole Loans”.

(2)	The Century Plaza Towers mortgage loan (8.2%) is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association. Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A. are acting as mortgage loan seller and originator, respectively, with respect to Notes A-2-C2, A-2-C5, A-2-C6 and A-2-C7, with an aggregate outstanding principal balance as of the cut-off date of $62,500,000. Wells Fargo Bank, National Association is acting as mortgage loan seller and originator with respect to Notes A-3-C2 and A-3-C5, with an aggregate outstanding principal balance as of the cut-off date of $42,500,000.

(3)	The Jackson Park mortgage loan (7.8%) is part of a whole loan that was co-originated by Bank of America, National Association and Wells Fargo Bank, National Association. Bank of America, National Association is acting as mortgage loan seller and originator with respect to Note A-5, with an outstanding principal balance as of the cut-off date of $50,000,000. Wells Fargo Bank, National Association is acting as mortgage loan seller and originator with respect to Note A-6, with an outstanding principal balance as of the cut-off date of $50,000,000.

(4)	The ILPT Industrial Portfolio mortgage loan (5.8%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Bank of America, National Association and UBS AG, New York Branch. Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A. are acting as mortgage loan seller and originator, respectively, with respect to Note A-2, with an outstanding principal balance as of the cut-off date of $35,760,000. Bank of America, National Association is acting as mortgage loan seller with respect to Note A-3, with an outstanding principal balance as of the cut-off date of $39,240,000.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. Each applicable master servicer will be responsible for the master servicing and administration of the applicable mortgage loans and any related companion loan serviced pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, any servicing shift whole loan will be serviced by the applicable master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, any such servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Certain mortgage loans will be serviced by the master servicer under another pooling and servicing agreement as set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	KeyBank National Association, a national banking association, is expected to act as the initial general special servicer under the pooling and servicing agreement. The applicable special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and processing and/or providing or withholding consent as to certain major decisions relating to such mortgage loans and related companion loans as to which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of KeyBank

National Association are located at 11501 Outlook, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the applicable special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the applicable special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the applicable special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

KeyBank National Association is expected to be appointed the special servicer by LD II Holdco IX LLC or its affiliate, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift securitization date, any servicing shift whole loan, if necessary, will be specially serviced by the applicable special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, any such servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Certain mortgage loans will be specially serviced, if necessary, by the special servicer under another pooling and servicing agreement as set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee BANK 2019-BNK23. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to any servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to any servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to any servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to any non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of each applicable special servicer, and in certain circumstances may recommend to the certificateholders that a special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced whole loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset

Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the applicable subordinate companion loan holder solely with respect to any serviced A/B whole loan, described under “Description of the Mortgage Pool—The Whole Loans”, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage (by certificate balance) of the controlling class certificateholders. In certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even though there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof.

The controlling class will be the most subordinate class of the Class F, Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the principal balance certificates other than the control eligible certificates and the RR Interest have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. Notwithstanding the preceding sentence, during such time as the Class F certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class H certificates.

It is anticipated that on the closing date, LD II Holdco IX LLC or its affiliate will purchase the Class X-G, Class X-H, Class G, Class H and Class V certificates and certain entities managed by Ellington Management Group, LLC or affiliates will purchase the Class X-F and Class F certificates, and that LD II Holdco IX LLC or its affiliate is expected to be appointed as the initial directing certificateholder.

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the rights of the controlling noteholder of the related servicing shift whole loan (if the related control note is included in the related future securitization) are expected to be exercisable by the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting a servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any serviced subordinate companion loan described under “Description of the Mortgage Pool—The Whole Loans”, during such time as the holder of such subordinate companion loan is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any non-serviced whole loan, the entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”

below is the initial directing certificateholder (or the equivalent) under the pooling and servicing agreement for the indicated transaction (or other indicated party) and will have certain consent and consultation rights with respect to such whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

As of the closing date, there will be no servicing shift whole loans or serviced A/B whole loans. Accordingly, all references in this prospectus to any servicing shift whole loan, servicing shift mortgage loan, serviced A/B whole loan and any related terms should be disregarded.

Risk Retention
Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Morgan Stanley Mortgage Capital Holdings LLC is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2019 (or, in the case of any mortgage loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 10, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Kansas, New York, North Carolina, Pennsylvania, or any of the jurisdictions in which the respective primary servicing offices of any master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final
Distribution Date; Rated
Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2024
Class A-SB	August 2029
Class A-2	October 2029 – October 2029(1)
Class A-3	November 2029 – November 2029(1)
Class X-A	NAP
Class X-B	NAP
Class A-S	November 2029
Class B	November 2029
Class C	December 2029

(1)	The range of assumed final distribution dates is based on the initial certificate balance of the Class A-2 certificates ranging from $200,000,000 to $375,000,000 and the initial certificate balance of the Class A-3 certificates ranging from $439,369,000 to $614,369,000.

The rated final distribution date will be the distribution date in December 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into by the depositor, each applicable master servicer, each applicable special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-BNK23:

●	Class A-1

●	Class A-SB

●	Class A-2

●	Class A-3

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class V and Class R. The RR Interest is not being offered by this prospectus.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$14,000,000	1.088%	30.000%
Class A-SB	$27,500,000	2.137%	30.000%
	$200,000,000 –	15.540% -	30.000%
Class A-2	$375,000,000(2)	29.137%(2)
	$439,369,000–	34.138% -	30.000%
Class A-3	$614,369,000(2)	47.736%(2)
Class X-A	$855,869,000	NAP	NAP
Class X-B	$238,421,000	NAP	NAP
Class A-S	$128,381,000	9.975%	19.500%
Class B	$56,548,000	4.394%	14.875%
Class C	$53,492,000	4.156%	10.500%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates represents the approximate credit enhancement for the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-

retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(2)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the initial certificate balances and percentages of initial pool balance of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the chart above. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $814,369,000, subject to a variance of plus or minus 5%.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-SB	%
Class A-2%
Class A-3%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rate for each class of the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by any special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	Each applicable master servicer and special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) at a servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.06250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee for the related month of $3,500. No special servicer will be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the applicable master servicer or special servicer, respectively, out of the fees described above.

Each applicable master servicer and special servicer is also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan) at a per annum rate equal to 0.00563%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan (excluding any related companion loan) at a per annum rate equal to 0.00094%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00019%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and

Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at the per annum rate set forth below. In addition, each party to the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Century Plaza Towers Pari Passu-A/B Whole Loan”, “—The Jackson Park Pari Passu-A/B Whole Loan”, “—The ILPT Industrial Portfolio Pari Passu-A/B Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
Century Plaza Towers	0.00125%	0.25000%
Jackson Park	0.00125%	0.12500%
Park Tower at Transbay	0.00250%	0.25000%(2)
ILPT Industrial Portfolio	0.00250%	0.25000%(3)
National Anchored Retail Portfolio	0.00250%	0.25000%(2)

(1)	Included as part of the servicing fee rate.

(2)	Such fee rate is subject to a minimum amount equal to $3,500 (or, for any month in which the related risk retention consultation party is entitled to consult, $5,000) for any month in which such fee is payable.

(3)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable.

Distributions

A. Allocation between
RR Interest and
Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, each applicable master servicer, each applicable special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the Class R Certificates and other than the RR Interest are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as the respective “percentage allocation entitlements”.

B. Amount and Order
of Distributions
on Non-Retained
Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, and (e) fifth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates and the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, to reimburse the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H, Class V and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the RR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of the non-retained certificates entitled to principal on a particular distribution date and the RR Interest can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

D. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination,
Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the RR Interest and non-retained certificates and the manner in which the non-

retained certificate allocations are further allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-F, Class X-G, Class X-H, Class V and Class R certificates and the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are interest-only certificates.

(2)	The Class X-D, Class X-F, Class X-G and Class X-H certificates and the RR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class X-F, Class X-G, Class X-H, Class V and Class R certificates and the RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the RR Interest is pro rata and pari passu with the right to payment of holders of the non-retained certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available
Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that any special servicer is entitled to receive;

●	interest on advances made by any master servicer, any special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by any master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the RR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	Each master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any successor REO loan (other than any portion of an REO loan related to a companion loan) serviced by such master servicer, unless in each case, such master servicer or the applicable special servicer determines that the advance would be non-recoverable. Neither any master servicer nor the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which a master servicer will not be required to advance a full month of principal and/or interest. If the applicable master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee or the special servicer determines that the advance would be non-recoverable. If an interest advance is made by the applicable master servicer, such master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

No master servicer or special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection
Advances	Each master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

No special servicer will have an obligation to make any property protection advances (although they may elect to make them in an emergency circumstance in their sole discretion). If any special servicer makes a property protection advance, the applicable master servicer will be required to reimburse such special servicer for that advance (unless the applicable master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the related collection account) and such master servicer will be deemed to have made that advance as of the date made by the applicable special servicer.

If the applicable master servicer fails to make a required advance of this type, the trustee will be required to make this advance. No master servicer or special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	Each applicable master servicer, special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the applicable master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 47 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee estate of the related borrower in 100 commercial and/or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,287,022,414.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(3)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Century Plaza Towers	$105,000,000	8.2%	$795,000,000	$300,000,000	39.1%	52.1%	4.09x	3.07x
Jackson Park	$100,000,000	7.8%	$450,000,000	$450,000,000	34.4%	62.5%	3.92x	2.15x
Park Tower at Transbay	$100,000,000	7.8%	$450,000,000	N/A	49.1%	49.1%	2.93x	2.93x
ILPT Industrial Portfolio	$75,000,000	5.8%	$139,400,000	$135,600,000	39.2%	64.0%	5.05x	2.47x
360 North Crescent Drive	$73,600,000	5.7%	$55,000,000	N/A	52.2%	52.2%	2.31x	2.31x
Sacramento Office Portfolio	$35,000,000	2.7%	$14,400,000	N/A	67.1%	67.1%	2.98x	2.98x
National Anchored Retail Portfolio	$25,000,000	1.9%	$92,000,000	N/A	62.8%	62.8%	2.96x	2.96x

(1)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loans or mezzanine debt.
(2)	Calculated including any related pari passu companion loans and any related subordinate companion loans but excluding any mezzanine debt.
(3)	With respect to the Park Tower at Transbay Mortgage Loan, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio are based on an appraised value that is other than an “as-is” value, as set forth in the definition of “Appraised Value.” See “—Certain Calculations and Definitions—Definitions”.

Each of the 360 North Crescent Drive whole loan and the Sacramento Office Portfolio whole loan will be serviced by the applicable master servicer and the applicable special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

Each servicing shift whole loan (a “servicing shift whole loan”, and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the applicable master servicer and the applicable special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each, a “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the applicable master servicer (a “servicing shift master servicer”) and the applicable special servicer (a “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the applicable servicing shift securitization date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”. As of the Closing Date, there will be no servicing shift whole loans.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)(2)

Whole Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Century Plaza Towers	CPTS 2019-CPT	8.2%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Jackson Park	JAX 2019-LIC	7.8%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
Park Tower at Transbay	BANK 2019-BNK21	7.8%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
ILPT Industrial Portfolio	MSC 2019-L3(3)	5.8%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association
National Anchored Retail Portfolio	BANK 2019-BNK21	1.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Whole Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Holder
Century Plaza Towers	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Blackstone Real Estate Special Situations Advisors L.L.C.
Jackson Park	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	IGIS US Private Placement Real Estate Investment Trust No. 327
Park Tower at Transbay	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services, LLC	RREF III Debt AIV, LP or an affiliate
ILPT Industrial Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services, LLC	LNR Securities Holdings, LLC or an affiliate
National Anchored Retail Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services, LLC	RREF III Debt AIV, LP or an affiliate

(1)	Information in this table is presented as of the closing date of the related securitization or, if such securitization has not yet closed, reflects information regarding the expected parties to such securitization.

(2)	With respect to each servicing shift whole loan, the right to remove the related special servicer and other control rights will be exercisable by the holder of the related control note designated under the related co-lender agreement. If such control note is included in a securitization trust, the party designated under the related pooling and servicing agreement will be entitled to exercise the rights of the control note holder.

(3)	The MSC 2019-L3 transaction is expected to close on or before the Closing Date.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any related subordinate companion loan (or any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (or part of a group of more than one cross-collateralized mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,287,022,414
Number of mortgage loans	47
Number of mortgaged properties	100
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$3,000,000 to $105,000,000
Average Cut-off Date Balance	$27,383,456
Range of Mortgage Rates	2.65330% to 4.26000%
Weighted average Mortgage Rate	3.52396%
Range of original terms to maturity(2)	120 months to 120 months
Weighted average original term to maturity(2)	120 months
Range of remaining terms to maturity(2)	116 months to 120 months
Weighted average remaining term to maturity(2)	119 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	357 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)	27.3% to 73.9%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.1%
Range of LTV Ratios as of the maturity date(2)(4)(5)	27.3% to 67.6%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	53.7%
Range of U/W NCF DSCRs(5)(6)	1.34x to 5.05x
Weighted average U/W NCF DSCR(5)(6)	2.73x
Range of U/W NOI Debt Yields(5)	7.2% to 18.4%
Weighted average U/W NOI Debt Yield(5)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-only	69.6%
Partial Interest-only	12.2%
Amortizing	10.5%
Interest-only, ARD	7.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, if any, calculated as of the related anticipated repayment date.

(3)	Excludes 29 mortgage loans (77.4%) identified on Annex A-1, which are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(5)	In the case of mortgage loans that have one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the Century Plaza Towers mortgage loan (8.2%), the related loan-to-value ratio as of the cut-off date, loan-to-value ratio as of the maturity date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans are 52.1%, 52.1%, 3.07x, and 10.1%, respectively. With respect to the Jackson Park mortgage loan (7.8%), the related loan-to-value ratio as of the cut-off date, loan-to-value ratio as of the maturity date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans are 62.5%, 62.5%, 2.15x, and 7.1%, respectively. With respect to the ILPT Industrial Portfolio mortgage loan (5.8%), the related loan-to-value ratio as of the cut-off date, loan-to-value ratio as of the maturity date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans are 64.0%, 64.0%, 2.47x, and 9.1%, respectively.

(6)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	None of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited
Operating History	28 of the mortgaged properties (23.1%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date or are leased fee properties and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

U.S. Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Morgan Stanley Mortgage Capital Holdings LLC, as retaining sponsor, see “Credit Risk Retention”.

E.U. Credit Risk Retention	For a summary of the covenants and representations that Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. will make for the benefit of the issuing entity, the depositor and the trustee with respect to retaining a material net economic interest in the securitization described in this prospectus for the purposes of the EU Risk Retention and Due Diligence Requirements described in this prospectus, see “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements” and “Credit Risk Retention—EU Credit Risk Retention Agreement”. None of the depositor, the issuing entity, any mortgage loan seller, any originator, the certificate administrator, the trustee, the master servicer or the special servicer or any other person expects to comply or will be required to comply with Article 7 of the EU Securitization Regulation described in this prospectus.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through:

●	the certificate administrator’s website initially located at www.ctslink.com; and

may be available to certificateholders through:

●	the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after December 2029 and the Park Tower at Transbay mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) each applicable master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided, that with respect to each of the Century Plaza Towers mortgage loan, the Jackson Park mortgage loan and the ILPT Industrial Portfolio mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the applicable special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the applicable special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, in certain cases, any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of any entitlement to interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and amounts in the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of entitlement to the excess interest (if any) accrued on any mortgage loan with an anticipated repayment date will be classified as a trust, the beneficial owners of which will be the holders of the Class V certificates and the RR Interest (a “grantor trust”).

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [_] certificates will be issued with original issue discount and that the Class [_] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially and substantially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Moreover, certain mortgage loans may permit the replacement of the guarantor subject to the requirements set forth in the related mortgage loan documents. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan.

With respect to certain of the mortgage loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the mortgaged property, pursuant to such mortgage loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

The non-recourse carveout provisions contained in certain of the mortgage loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the mortgaged property to the extent that there is sufficient cash flow generated by the mortgaged property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In all cases, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the

Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

In addition, in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are generally of shorter-term duration, and user turnover is generally greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Shorter-term space leases and users may be more impacted by economic fluctuations compared to traditional long term office leases. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations. Additionally, if there is a concentration of subleases of the co-working space to a single tenant or affiliated tenants, expiration or termination of such subleases may leave a large block of the co-working space unoccupied. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices

Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP ACT”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Retail Properties Have Special Risks

Certain of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and
“—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumers: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls or strip centers that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls or strip centers. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall or strip center property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, shadow anchor tenant or another major tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises, which may result in disruptions similar to those described above.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties may have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Property Types—Specialty Use Concentrations”.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs, banquet and meeting spaces and/or waterparks and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, bar’s or waterpark’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, bars or waterparks will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

Some of the hospitality properties operate family entertainment resorts that include waterparks. There are inherent risks of accidents or injuries at family entertainment resorts, including accidents or injuries at waterparks, particularly for young children. Potential waterpark accidents and injuries include falls, cuts or other abrasions, concussions and other head injuries, sickness from contaminated water, chlorine-related irritation, injuries resulting from equipment malfunctions and drownings. One or more accidents, injuries or incidents of sicknesses at any of the waterparks at the mortgaged properties or at other waterparks could adversely affect the related borrower’s safety reputation among potential customers, decrease overall occupancy rates, increase the cost of or make unavailable the appropriate liability insurance policies and increase operating costs by requiring additional measures to make safety precautions even more visible and effective.

In addition, such hospitality properties are subject to the potential risks associated with concentration of the resorts under the same brand. A negative public image or other adverse event that becomes associated with such brand could adversely affect the related borrowers’ business and revenues.

If accidents, injuries or sicknesses occur at any such hospitality properties, the related borrowers may be held liable for costs related to the injuries or face litigation proceedings relating to such accidents and sicknesses. There can be no assurance that any liability insurance maintained by the related borrowers against such risks will be adequate or available at all times and in all circumstances to cover any liability for these costs. In addition, many jurisdictions do not insure against punitive damages, and the related borrowers would not be covered if they experienced a judgment including punitive damages. Such borrowers’ business, financial condition and results of operations would be adversely affected to the extent claims and associated expenses resulting from accidents or injuries exceed insurance recoveries. See “—Insurance May Not Be Available or Adequate” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise affiliation (either through a franchise, license or management agreement, as the case may be) could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, and “—Retail Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are: office, multifamily, retail and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California and New York. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the applicable master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the applicable special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; and “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements,

regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the applicable special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on November 21, 2019. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 10 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See also representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the applicable master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for any master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the applicable special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The applicable special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria and the review conducted by each sponsor for this securitization transaction described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; and “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property.

Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraised value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both the “as-is” value and an “as-stabilized”, “as-complete” or other hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any non-“as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. See “Description of the Mortgage Pool—Appraised Value”.

Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; and “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

In addition, certain mortgage loans may have been structured similarly to a Maryland indemnity deed of trust (an “IDOT”). An IDOT is structured so that the lender makes the loan to the owner of the property owner and the property owner guarantees in full the payment of the loan and secures such guaranty with a mortgage on the property owner’s property. Accordingly, the mortgagor/payment guarantor and the borrower are two different, but affiliated, entities. In the case of a mortgage loan structured as an IDOT, references herein to “borrower” will mean the actual borrower or the mortgagor/payment guarantor, as the context may require.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as Delaware statutory trust or tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common and Crowd-Funded Entities” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common and Crowd-Funded Entities” in this prospectus. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the applicable special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common and Crowd-Funded Entities”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the applicable special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the applicable special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service (and in some cases, mezzanine debt service), the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan (or in some cases, provided no event of default under the related mortgage loan is continuing, may be applied pro rata to payment of principal of the related mortgage loan and a related mezzanine loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. With respect to any anticipated repayment date mortgage loan which has a related mezzanine loan, the payment of debt service on the related mezzanine loan will reduce the amount of excess cash flow available to pay down the principal. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits each applicable special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the applicable master servicer nor the applicable special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may have a material effect on the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Descriptions of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts”.

In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The originators originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, one of the sponsors and the anticipated initial risk retention consultation party, of Morgan Stanley Bank, N.A., one of the originators, and of Morgan Stanley & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective key employees or affiliates, or a sponsor, an originator or one of their respective key employees or affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective key employees and affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective key employees and affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Bank of America, National Association, Morgan Stanley Bank, N.A., and Wells Fargo Bank, National Association, each an originator, are each expected to hold a portion of the RR Interest as described in “Credit Risk Retention”, and Morgan Stanley Mortgage Capital Holdings LLC is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the RR Interest by whom the risk retention consultation party was appointed (any such loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Bank of America, National Association, Morgan Stanley Bank, N.A. or Wells Fargo Bank, National Association (in each case as holders of the RR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of its employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer or certificate administrator. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Nor can there be any assurance that any of Bank of America, National Association, Morgan Stanley Bank, N.A., or Wells Fargo Bank, National Association (in each case as holders of the RR Interest) or the risk retention consultation party will not seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of any servicing shift whole loans will be governed by the pooling and servicing agreement for this securitization only temporarily, in each case until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the master servicer and the special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”. As of the closing date, there will no servicing shift mortgage loans.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the RR Interest and the party expected to be designated to consult with each applicable special servicer on their behalf as the risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Bank of America, National Association, Morgan Stanley Bank, N.A. or Wells Fargo Bank, National Association, each an affiliate of an Underwriting Entity, takes in its capacity as the holder of the RR Interest or as the risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Each of the Underwriter Entities is an affiliate of one or more other parties involved in this transaction, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of Each Applicable Master Servicer and Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the applicable master servicer, the applicable special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, each master servicer, each sub-servicer and each special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit a master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans for which it is acting as master servicer or special servicer. In the event that a master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to each applicable special servicer, for so long as any special servicer obtains knowledge that it has become a borrower party with respect to an excluded special servicer loan, such special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the applicable special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While such special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, such special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of such special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, such special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BANK 2019-BNK23 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each applicable master servicer and special servicer services and is expected to continue to service, in the ordinary course of its businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of each applicable master servicer or special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the applicable master servicer or the applicable special servicer under the pooling and servicing agreement including, among other things, the manner in which such master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for such master servicer or special servicer.

Each special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, such special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Similarly, it is expected that each applicable master servicer and special servicer for this transaction also act in one or more other capacities in the securitizations governing the servicing of non-serviced mortgage loans. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Although each master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the applicable master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the applicable master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan or servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, any master servicer, any special servicer, the directing certificateholder, the risk retention consultation party, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Park Bridge Lender Services LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, any master servicer, any special servicer, the directing certificateholder, the risk retention consultation party, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Park Bridge Lender Services LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LD II Holdco IX LLC or its affiliate will be appointed as the initial directing certificateholder. Each applicable special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans for which it acts as special servicer under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans), (ii) the controlling noteholder of any servicing shift whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the applicable special servicer or the applicable special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Non-Serviced Whole Loans” is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the pooling and servicing agreement under which it is being serviced.

The controlling noteholder or directing certificateholder indicated in such table has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holders (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the applicable special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, any special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

With respect to serviced whole loans other than any servicing shift whole loan, each special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the applicable special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the applicable special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or otherwise seek to exert its influence over the applicable special servicer in the event any such mortgage loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor(s) in the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates, which are collectively referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with each master servicer and special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans”.

It is expected that LD II Holdco IX LLC or its affiliate will be the initial directing certificateholder. KeyBank National Association is expected to act as the applicable special servicer and it or an affiliate assisted LD II Holdco IX LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Applicable Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the applicable special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the applicable special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In certain such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Tenant Issues—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes,

as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities were required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 were not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements (the “EU Risk Retention and Due Diligence Requirements”), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance, which apply in respect of institutional investors (as defined in the EU Securitization Regulation) and, in certain cases, their consolidated subsidiaries (together, “EU Institutional Investors”), including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers which manage or market alternative investment funds in the European Union (“EU”); investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS). The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five per cent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

In this regard, prospective investors in the Offered Certificates should note the following:

●	Each of Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. will (a) undertake to retain a material net economic interest in the securitization transaction described in this Prospectus, and (b) give certain other covenants and representations as summarized in “Credit Risk Retention—EU Credit Risk Retention Agreement” in this Prospectus.

●	In particular, pursuant to the EU Credit Risk Retention Agreement to be executed by Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. on the Closing Date (the “EU Credit Risk Retention Agreement”), each of Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A., on the understanding that it is an “originator” (for purposes of the EU Risk Retention and Due Diligence Requirements) in respect of the Mortgage Loans that it is selling (in the case of Morgan Stanley Bank, N.A., through its affiliate Morgan Stanley Mortgage Capital Holdings LLC) to the depositor, will undertake to retain an economic interest in the securitization transaction described in this Prospectus by acquiring and retaining a portion of the RR Interest. The Certificate Balance of the RR Interest will be an amount of not less than 5% of the total nominal value of all the issued tranches of certificates. No representation is made as to whether (a) the retention of the RR Interest by Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. as specified, will constitute a material net economic interest of not less than 5% in the securitization in accordance with Article 6(1) of the EU Securitization Regulation or (b) Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. would each qualify as an “originator”, as defined under the EU Securitization Regulation, in respect of the Mortgage Loans it will sell into the Trust (in the case of Morgan Stanley Bank, N.A., through its affiliate Morgan Stanley Mortgage Capital Holdings, LLC).

●	The EU Risk Retention and Due Diligence Requirements provide that an entity shall not be considered an “originator” (as defined for purposes of the EU Securitization Regulation) if it has been established or operates for the sole purpose of securitizing exposures. In this regard, see, in particular, “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this Prospectus for information with regard to Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A.

●	As regards each of Wells Fargo Bank, National Association’s, Bank of America, National Association’s and Morgan Stanley Bank, N.A.’s criteria and processes with respect to the origination and acquisition of its Mortgage Loans, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; and “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards” in this Prospectus.

●	The PSA will require the certificate administrator to include in each Distribution Date Statement a statement that there is available on the website of the certificate administrator information regarding ongoing compliance by Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. with certain of its covenants under the EU Credit Risk Retention Agreement, as described under “Credit Risk Retention—EU Credit Risk Retention Agreement” in this Prospectus.

●	Additionally, under the PSA, the certificate administrator will be required to make available to investors the information as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus; however, these information requirements are not being structured so as to ensure compliance by any person with Article 7 of the EU Securitization Regulation.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor.

Consequently, the certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

None of the depositor, the issuing entity, any mortgage loan seller, the certificate administrator, the trustee, the master servicer, the special servicer, the borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates (i) makes any representation, warranty or guarantee that any covenants or representations to be given by Wells Fargo Bank, National Association, Bank of America,

National Association or Morgan Stanley Bank, N.A. in the EU Credit Risk Retention Agreement, or any other information set out in this Prospectus generally and, after the Closing Date, in any statement or report that may be made available to holders of the certificates as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this Prospectus, are or is, or will be, sufficient in all circumstances for the purpose of enabling an investor to comply with the requirements of the EU Risk Retention and Due Diligence Requirements, or any other applicable legal, regulatory or other requirements; (ii) will have any liability to any prospective investor or any other person with respect to any insufficiency of such representations, agreements or information, or any failure of the transactions contemplated hereby to comply with or otherwise satisfy the requirements of the EU Risk Retention and Due Diligence Requirements, or any other applicable legal, regulatory or other requirements; or (iii) will have any obligation with respect to the EU Risk Retention and Due Diligence Requirements, other than the specific obligations undertaken and/or representations made, by each of Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. under the EU Credit Risk Retention Agreement. See “Credit Risk Retention—EU Credit Risk Retention Agreement” in this prospectus.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors”). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, any master servicer, any special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, any master servicer, any special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the applicable master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the applicable special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the applicable special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the applicable special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-SB, Class A-2 and Class A-3 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2 and Class A-3 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the applicable master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if any master servicer, any special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if a master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-SB, Class A-2 or Class A-3 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates, and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlements. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the applicable master servicer, the applicable special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by allocated cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, any master servicer, any special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V and Class R certificates and the RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have certain limited consultation rights) and the right to replace each special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event occurs and is continuing (other than with respect to servicing shift mortgage loans, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace each special servicer, and if a consultation termination event occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the applicable special servicer with or without cause, regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to any serviced A/B whole loan, prior to the occurrence of a control appraisal period with respect to the related subordinate companion loan, the directing certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the subordinate companion loan in accordance with the pooling and servicing agreement and the related intercreditor agreement. However, during a control appraisal period with respect to any serviced A/B whole loan, the directing certificateholder will have the same rights (including the rights described above) with respect to such serviced A/B whole loan as it does for the other mortgage loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the applicable special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the applicable special servicer or the applicable master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan and, therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder (as determined under clause (ii) of the definition thereof) so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although any master servicers or special servicers under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan, the risk retention consultation party and the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)    may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the applicable master servicer or the applicable special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace Each Applicable Master Servicer, Each Applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace each special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, each special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate a master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace any master servicer, any special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent), or with respect to any servicing shift whole loan, the holders of the controlling notes related to such whole loans, and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such pooling and servicing agreement. See “Description of the Mortgage Pool—The

Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the applicable special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the applicable special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the applicable special servicer and will not adversely affect your investment.

With respect to any serviced A/B whole loan, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the applicable special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan; however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or, with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the applicable special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the applicable special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the applicable special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by each applicable special servicer may be limited by several factors. First, if a special servicer has to consider a large number of modifications, operational constraints may affect the ability of such special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit a special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of each applicable special servicer in maximizing collections for the transaction and the impediments each applicable special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates each applicable special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the applicable special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the applicable special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans (or portion thereof) sold by such sponsor to us. Neither we nor any of our affiliates (except Morgan Stanley Mortgage Capital Holdings LLC in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, any related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the applicable special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

In addition, with respect to each of the Century Plaza Towers mortgage loan (8.2%), the Jackson Park mortgage loan (7.8%) and the ILPT Industrial Portfolio mortgage loan (5.8%), each related mortgage loan seller will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, each master servicer, each special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the applicable special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the applicable special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

Each master servicer or special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the applicable master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the applicable master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the applicable master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of a master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the applicable master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of Each Applicable Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the applicable special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The applicable special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to an ordinary deduction or a capital loss.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 47 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,287,022,414 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2019 (or, in the case of any Mortgage Loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

7 Mortgage Loans (39.9%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans”. Each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	15	23	$364,878,601	28.4%
Bank of America, National Association	Bank of America, National Association	14	36	358,938,813	27.9
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	15	28	283,205,000	22.0
Morgan Stanley Mortgage Capital Holdings LLC / Wells Fargo Bank, National Association	(2)	1	1	105,000,000	8.2
Bank of America, National Association / Wells Fargo Bank, National Association	(3)	1	1	100,000,000	7.8
Morgan Stanley Mortgage Capital Holdings LLC / Bank of America, National Association	(4)	1	11	75,000,000	5.8
Total		47	100	$1,287,022,414	100.0%

(1)	Certain of the Mortgage Loans are part of Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity. See “—Co-Originated Whole Loans” below.

(2)	The Century Plaza Towers Mortgage Loan (8.2%) is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association. Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A. are acting as Mortgage Loan Seller and Originator, respectively, with respect to Notes A-2-C2, A-2-C5, A-2-C6 and A-2-C7, with an aggregate Cut-off Date Balance of $62,500,000. Wells Fargo Bank, National Association is acting as Mortgage Loan Seller and Originator with respect to Notes A-3-C2 and A-3-C5, with an aggregate Cut-off Date Balance of $42,500,000.

(3)	The Jackson Park Mortgage Loan (7.8%) is part of a whole loan that was co-originated by Bank of America, National Association and Wells Fargo Bank, National Association. Bank of America, National Association is acting as Mortgage Loan Seller and Originator with respect to Note A-5, with a Cut-off Date Balance of $50,000,000. Wells Fargo Bank, National Association is acting as Mortgage Loan Seller and Originator with respect to Note A-6, with a Cut-off Date Balance of $50,000,000.

(4)	The ILPT Industrial Portfolio Mortgage Loan (5.8%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Bank of America, National Association and UBS AG, New York Branch. Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A. are acting as Mortgage Loan Seller and Originator, respectively, with respect to Note A-2, with a Cut-off Date Balance of $35,760,000. Bank of America, National Association is acting as Mortgage Loan Seller and Originator with respect to Note A-3, with a Cut-off Date Balance of $39,240,000.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple interest in one or more commercial, multifamily or manufactured housing community properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated Whole Loans

The following Mortgage Loan is part of a Whole Loan that was co-originated by the related mortgage loan seller (or one of its affiliates) and another entity:

●	The Century Plaza Towers Mortgage Loan (8.2%) is part of a Whole Loan that was co-originated by Deutsche Bank AG, New York Branch, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association.

●	The Jackson Park Mortgage Loan (7.8%) is part of a Whole Loan that was co-originated by Bank of America, National Association and Wells Fargo Bank, National Association.

●	The ILPT Industrial Portfolio Mortgage Loan (5.8%) is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Bank of America, National Association and UBS AG, New York Branch.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 10, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Century Plaza Towers Mortgage Loan or the Century Plaza Towers Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Mortgaged Property may be referred to by name (for example, the Century Plaza Towers Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Companion Loan may be identified by name (for example, the Century Plaza Towers Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date

Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity or the Anticipated Repayment Date, as applicable, such term means (i) in the case of the Mortgage Loans sold into the trust by Wells Fargo Bank, National Association, other than the applicable portions of the Century Plaza Towers Mortgage Loan and the Jackson Park Mortgage Loan, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loans (assuming a 366-day year), and (ii) in the case of the Mortgage Loans sold into the trust by Morgan Stanley Mortgage Capital Holdings LLC and Bank of America, National Association, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan (assuming a 365-day year);

●	in the case of a Mortgage Loan that provides for an initial interest-only period or multiple interest-only periods and provides for scheduled amortization payments after the expiration of such initial interest-only period or between such interest-only periods prior to the maturity date or the Anticipated Repayment Date, as applicable, such term means 12 times the monthly payment of principal and interest payable during the amortization period(s); and

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, “Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, or, if such Mortgage Loan provides for an initial interest-only period and provides for amortization payments in accordance with a specified payment schedule after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, such term means 12 times the average of the principal and interest payments for the first 12 payment periods during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise expressly indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, appraisals may reflect both the “as-is” value and an “as-stabilized”, “as-complete” or other hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any non-“as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. See “Description of the Mortgage Pool—Appraised Value”.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth in the table below:

Mortgage Loan or Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity or ARD (“Other Than As-Is”)	Other than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity or ARD (“As-Is”)	“As-Is” Appraised Value
Park Tower at Transbay(1)	7.8%	49.1%	49.1%	$1,120,000,000	57.4%	57.4%	$959,000,000
950 Iron Point Road(2)	1.2%	60.0%	47.0%	$25,300,000	64.0%	50.2%	$23,700,000
Hampton Inn – Sanford(3)	0.5%	61.1%	48.8%	$9,800,000	66.6%	53.1%	$9,000,000

(1)	The Appraised Value represents a “Prospective Market Value At Stabilization” as of October 1, 2019, which assumes that the sole tenant, Facebook, Inc., has commenced rent payments (which began in August 2019) and that all remaining construction project costs due by September 30, 2019 have been incurred (110% of the cost of which has been reserved by the lender). Facebook, Inc. is in occupancy of floors 2-12 (Phase I) and is expected to move into its remaining space by September 2020.

(2)	The Appraised Value represents a “Prospective Value Upon Stabilization” value as of March 1, 2020, which assumes that the second largest tenant, Mountain F Enterprises (14.6% of NRA), and the fifth largest tenant, Mountain G Enterprises (13.3% of NRA), have completed the build out of their space and are making full rent payments. At origination, the borrower reserved $748,650 for tenant improvements for Mountain F Enterprises and $681,050 for tenant improvements for Mountain G Enterprises, which represents 100% of their outstanding tenant improvements. Both tenants have commenced their buildout and have commenced paying full rent for their spaces.

(3)	The Appraised Value represents a “When Complete” value as of August 1, 2020. The borrower is currently completing a $1,210,850 property improvement plan, of which $906,250 has been completed and $304,600 is remaining. At origination, the borrower reserved $350,290, which represents 115% of the remaining amount required.

With respect to the FTERE Bronx Multifamily Portfolio Mortgage Loan (3.9%), the Appraised Value for each related Mortgaged Property is predicated in part on the assumption that the borrowers will be entitled to a J-51 Exemption and a J-51 Abatement with respect to such Mortgaged Property and such Appraised Value includes a specified amount attributable to the net present value of such a J-51 Exemption and a J-51 Abatement. The specified amount is $3,400,000 for the 1460 Macombs Road Mortgaged Property, $2,100,000 for the 984 Sheridan Avenue Mortgaged Property, $2,000,000 for the 901 Walton Avenue Mortgaged Property, $1,200,000 for the 2 Minerva Place Mortgaged

Property and $1,300,000 for the 4040 Bronx Boulevard Mortgaged Property. As of the origination date, the borrowers had the benefit of a J-51 Abatement and a J-51 Exemption for the 984 Sheridan Avenue Mortgaged Property, the 901 Walton Avenue Mortgaged Property, and the 2 Minerva Place Mortgaged Property, and a J-51 Abatement at the 1460 Macombs Road Mortgaged Property, and had applied for (and had not received) approval of a J-51 Exemption for the 1460 Macombs Road Mortgaged Property (for which the attributed portion of the appraised value is $3,250,000) and the 4040 Bronx Boulevard Mortgaged Property (for which the attributed portion of the appraised value is $850,000), and a J-51 Abatement for the 4040 Bronx Boulevard Mortgaged Property (for which the attributed portion of the appraised value is $450,000). In each case, the exemption or abatement assumed in the appraisal may differ from the exemption or abatement approved or applied for as of the origination date. In addition, the Appraised Value for each of the 901 Walton Avenue Mortgaged Property and 4040 Bronx Boulevard Mortgaged Property is predicated in part on the assumption that the borrowers will have the benefit of an MCI Program rent increase, for which the attributed portion of the appraised value is $800,000 for the 901 Walton Avenue Mortgaged Property and $2,200,000 for the 4040 Bronx Boulevard Mortgaged Property. As of the origination date, the borrowers had applied for (and had not received) an MCI Program rent increase for each of the 901 Walton Avenue Mortgaged Property and the 4040 Bronx Boulevard Mortgaged Property. In each case, the MCI Program rent increase assumed in the appraisal may differ from the increase approved or applied for as of the origination date. See “—Real Estate and Other Tax Considerations” below.

The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for an upfront holdback reserve of $3,400,000 with respect to the pending J-51 tax exemption, J-51 tax abatement and material capital improvement rent increase applications, as applicable for the 1460 Macombs Road ($900,000 holdback), 901 Walton Avenue ($450,000 holdback) and 4040 Bronx Boulevard ($2,050,000 holdback) Properties. The funds allocable to each such Mortgaged Property are required to be released to the related borrower upon satisfaction of the J-51 Exemption Funds Release Conditions (as defined below) relating to the applicable Mortgaged Property. Any funds in such reserve not disbursed to the borrowers on or prior to November 5, 2020 may at the lender’s discretion be retained and applied by the lender to the prepayment of the FTERE Bronx Multifamily Portfolio Mortgage Loan. Such prepayment is subject to payment of a prepayment premium equal to 3% of the amount prepaid.

The “J-51 Exemption Funds Release Conditions” mean, collectively, (a) the lender’s receipt of a written request for such release from the borrower not later than November 5, 2020, (b) the New York City Department of Finance has approved (1) the J-51 exemption application for the 1460 Macombs Road and 4040 Bronx Boulevard Mortgaged Properties and (2) the J-51 Abatement application for the 4040 Bronx Boulevard Mortgaged Property, (c) the lender’s receipt of reasonably satisfactory evidence that the State of New York Division of Housing and Community Renewal has approved the major capital improvement program rent increase for the 4040 Bronx Boulevard and 901 Walton Avenue Mortgaged Properties and (d) the lender has determined in its sole reasonable discretion that the underwritten net operating income divided by the outstanding principal balance of the FTERE Bronx Multifamily Portfolio Mortgage Loan after giving effect to the disbursement is equal to or greater than 7.70%.

With respect to the Metro 8 Self Storage Portfolio Mortgage Loan (3.1%), the Appraised Value is based on a portfolio “as-is” appraised value of $77,000,000, which is predicated on the assumption that the entire portfolio is marketed to a single purchaser and reflects a 13.2% premium to the aggregate appraised value of the individual Mortgaged Properties.

The related Mortgaged Properties had an aggregate “as-is” appraised value of $68,000,000, which would equate to a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of 58.3% and 58.3%, respectively.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income)), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the Appraised Value.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as portfolio” Appraised Value. See also the footnotes to Annex A-1 to this prospectus for more information.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, LTV Ratios were calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a portion of a cross-collateralized group of Mortgage Loans, unless otherwise expressly indicated, the related LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group).

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its

LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as portfolio” value, as set forth in the definition of “Appraised Value” above, the Cut-off Date LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, the Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

With respect to a Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, unless otherwise expressly indicated, the related Cut-off Date LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group as of the Cut-off Date, and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1.

Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten Debt Service Coverage Ratio is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Debt Service Coverage Ratio than is shown on Annex A-1.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise expressly indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group and the aggregate units for the Mortgaged Properties in such group.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio at Maturity or ARD is, unless otherwise expressly indicated, based on such non-“as-is” or “as portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, the LTV Ratio at Maturity or ARD was calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the stated maturity date or Anticipated Repayment Date, as applicable.

With respect to a Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, unless otherwise expressly indicated, the related LTV Ratio at Maturity or ARD is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group as of the maturity date or Anticipated Repayment Date, as applicable, and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1.

Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means (other than as set forth in the proviso to this definition), for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“DEF/@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF/YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“DEF/YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage, industrial/warehouse facility, any combination of the foregoing or other single-purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See also Annex A-1 and the footnotes thereto.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached hereto, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten Net Cash Flow Debt Service Coverage Ratio is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten NCF Debt Yield is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Initial Pool Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt service coverage ratio was calculated based on the aggregate

Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten Net Operating Income Debt Service Coverage Ratio is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten NOI Debt Yield is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units or (e) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annex A-1 and Annex A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,287,022,414
Number of Mortgage Loans	47
Number of Mortgaged Properties	100
Number of Crossed Loans	0
Crossed Loans as a percentage	0.0%
Range of Cut-off Date Balances	$3,000,000 to $105,000,000
Average Cut-off Date Balance	$27,383,456
Range of Mortgage Rates	2.65326% to 4.26000%
Weighted average Mortgage Rate	3.52396%
Range of original terms to maturity(2)	120 months to 120 months
Weighted average original term to maturity(2)	120 months
Range of remaining terms to maturity(2)	116 months to 120 months
Weighted average remaining term to maturity(2)	119 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	357 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)	27.3% to 73.9%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.1%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)	27.3% to 67.6%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)	53.7%
Range of U/W NCF DSCRs(5)(6)	1.34x to 5.05x
Weighted average U/W NCF DSCR(5)(6)	2.73x
Range of U/W NOI Debt Yields(5)	7.2% to 18.4%
Weighted average U/W NOI Debt Yield(5)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-only	69.6%
Partial Interest-only	12.2%
Amortizing	10.5%
Interest-only, ARD	7.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any Mortgage Loan with an Anticipated Repayment Date, if any, calculated as of the related Anticipated Repayment Date.

(3)	Excludes 29 Mortgage Loans (77.4%) identified on Annex A-1, which are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	LTV Ratios (such as, for example, the Cut-off Date LTV Ratios and LTV Ratios at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the Appraised Value may be an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(5)

In the case of Mortgage Loans that have one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the Century Plaza Towers Mortgage Loan (8.2%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten Net Cash Flow Debt Service Coverage Ratio and U/W NOI Debt Yield calculated including the related Subordinate Companion Loans are 52.1%, 52.1%, 3.07x, and 10.1%, respectively.

With respect to the Jackson Park Mortgage Loan (7.8%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten Net Cash Flow Debt Service Coverage Ratio and U/W NOI Debt Yield calculated including the related Subordinate Companion Loans are 62.5%, 62.5%, 2.15x, and 7.1%, respectively. With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten Net Cash Flow Debt Service Coverage Ratio and U/W NOI Debt Yield calculated including the related Subordinate Companion Loans are 64.0%, 64.0%, 2.47x, and 9.1%, respectively.

(6)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

The issuing entity will include 5 Mortgage Loans (18.8%) that represent the obligations of multiple borrowers (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office
Suburban	10	$249,047,223	19.4%
CBD	2	205,000,000	15.9
Medical	1	3,596,000	0.3
Subtotal:	13	$457,643,223	35.6%
Multifamily
Mid Rise	7	$115,300,000	9.0%
Garden	9	111,865,000	8.7
High Rise	1	100,000,000	7.8
Subtotal:	17	$327,165,000	25.4%
Retail
Anchored	13	$180,075,252	14.0%
Single Tenant	22	64,096,800	5.0
Unanchored	2	15,102,813	1.2
Free-Standing	1	5,535,000	0.4
Subtotal:	38	$264,809,864	20.6%
Industrial
Warehouse Distribution	11	$75,000,000	5.8%
Flex	1	6,278,027	0.5
Subtotal:	12	$81,278,027	6.3%
Hospitality
Full Service	2	$42,909,577	3.3%
Limited Service	2	18,503,404	1.4
Subtotal:	4	$61,412,982	4.8%
Self Storage
Self Storage	13	$58,338,318	4.5%
Subtotal:	13	$58,338,318	4.5%
Manufactured Housing
Manufactured Housing	2	$30,125,000	2.3%
Subtotal:	2	$30,125,000	2.3%
Mixed Use
Retail/Office	1	$6,250,000	0.5%
Subtotal:	1	$6,250,000	0.5%

Total	100	$1,287,022,414	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●

With respect to the Century Plaza Towers Mortgage Loan (8.2%), the related borrower is indirectly owned and controlled by a joint venture of (i) the Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, National Association, which owns 50% of the related borrower, and (ii) a joint venture between an institutional account managed by Hines and Hines Investment

Management Holdings Limited Partnership. The Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, National Association is managed by J.P. Morgan Asset management, an affiliate of JPMorgan (“JPM”). JPM is also the third largest tenant (4.1% of NRA) at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily properties and mixed use properties with a multifamily component set forth in the above chart, we note the following:

●	With respect to the Jackson Park Mortgage Loan (7.8%), every residential unit at the related Mortgaged Property is rent stabilized and is expected to remain so during the term of the current 421-a tax abatement. Accordingly, rent increases will be subject to limitations set by the New York City Rent Guidelines Board.

●	With respect to the FTERE Bronx Multifamily Portfolio Mortgage Loan (3.9%), every residential unit at the related Mortgaged Properties is rent stabilized and is expected to remain so (notwithstanding any past or future expiration of benefits under the J- 51 or MCI programs). Accordingly, rent increases will be subject to limitations set by the New York City Rent Guidelines Board, and the Mortgaged Properties are subject to the HSTP Act. In addition, an aggregate of 36 units at the related Mortgaged Properties are leased to tenants who pay a portion of their rent using Section 8 vouchers.

●	With respect to the Mosby Ingleside Mortgage Loan (2.8%), the related Mortgaged Property is located approximately 9 miles from the Joint Base Charleston military base. Based on information provided by the borrower, a significant number of the tenants at the Mortgaged Property are individuals in the military and their families. In addition, the related borrower voluntarily participates in a “Local Heroes” program wherein it sets aside “up to 5%” of units for active, full-time law enforcement officers, firefighters, emergency medical technicians, and public school K-12 teachers, who are eligible to participate in the program and receive a 30% discount on base rent on leases of 12 or more months for such set-aside units.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance ($)(1)	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Embassy Suites Richmond	$22,000,000	1.7%	1/31/2030	12/1/2029
Holiday Inn - Charlotte Airport	$20,909,577	1.6%	6/29/2027	9/1/2029
Home2 Suites - Grovetown	$12,512,049	1.0%	8/31/2036	11/1/2029
Hampton Inn – Sanford	$5,991,355	0.5%	5/31/2033	11/1/2029

(1)	With respect to any Mortgaged Property that is part of a Mortgage Loan secured by multiple Mortgaged Properties, the Cut-off Date Balance shown in the table above represents the allocated loan amount.

With respect to the Embassy Suites Richmond Mortgage Loan (1.7%), the appraisal identified a 119-room Residence Inn under construction across Route 25 from the Mortgaged Property, which as of the appraisal date was anticipated to be completed in September 2019 and is expected to directly compete with the related Mortgaged Property. In addition, see “—Competition from Nearby Properties.”

See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus as well as “—Specialty Use Concentrations”. For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by NRA that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance by allocated loan amount
Restaurant	6	7.0%
Bank branch	5	4.6%
Gym, fitness center, indoor climbing center or a health club	3	2.3%
Medical/laboratory/technical training center	4	2.0%

With respect to the 82-17 153rd Avenue Retail Mortgage Loan (0.9%), the Mortgaged Property includes a tenant that operates a dry cleaner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)(2)(3)	Property Type
Century Plaza Towers	$105,000,000	8.2%	$374.74	4.09x	39.1%	Office
Jackson Park	$100,000,000	7.8%	$293,960.45	3.92x	34.4%	Multifamily
Park Tower at Transbay	$100,000,000	7.8%	$719.27	2.93x	49.1%	Office
ILPT Industrial Portfolio	$75,000,000	5.8%	$26.12	5.05x	39.2%	Industrial
360 North Crescent Drive	$73,600,000	5.7%	$1,038.37	2.31x	52.2%	Office
Norwalk Government Center	$66,300,000	5.2%	$146.86	2.10x	63.5%	Office
ExchangeRight Net Leased Portfolio #30	$61,342,800	4.8%	$163.34	2.46x	61.6%	Various
1000 South Broadway Apartments	$54,500,000	4.2%	$209,615.38	1.94x	60.2%	Multifamily
Oklahoma Multifamily Portfolio	$51,715,000	4.0%	$62,533.25	1.55x	72.7%	Multifamily
FTERE Bronx Multifamily Portfolio	$50,400,000	3.9%	$141,971.83	2.00x	67.6%	Multifamily
Metro 8 Self Storage Portfolio	$39,650,000	3.1%	$69.31	3.22x	51.5%	Self Storage
Mosby Ingleside	$36,000,000	2.8%	$115,384.62	1.95x	67.3%	Multifamily
Sacramento Office Portfolio	$35,000,000	2.7%	$99.46	2.98x	67.1%	Various
Plaza Pacoima	$31,200,000	2.4%	$153.13	2.72x	60.8%	Retail
El Mercado Shopping Center	$28,000,000	2.2%	$256.49	1.50x	63.9%	Retail
Top 3 Total/Weighted Average	$305,000,000	23.7%		3.65x	40.8%
Top 5 Total/Weighted Average	$453,600,000	35.2%		3.67x	42.4%
Top 10 Total/Weighted Average	$737,857,800	57.3%		3.04x	51.1%
Top 15 Total/Weighted Average	$907,707,800	70.5%		2.94x	53.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(2)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Century Plaza Towers Mortgage Loan based on the combined senior notes and subordinate notes are 3.07x and 52.1%, respectively. The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Jackson Park Mortgage Loan based on the combined senior notes and subordinate notes are 2.15x and 62.5%, respectively. The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the ILPT Industrial Portfolio Mortgage Loan based on the combined senior notes and subordinate notes are 2.47x and 64.0%, respectively.

(3)	See the definition of “Appraised Value” under “—Certain Calculations and Definitions—Definitions” for additional information regarding the calculation of the Cut-off Date LTV Ratio, including any such values calculated using non-“as-is” values.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.0% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below (27.6%), are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)(2)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
ILPT Industrial Portfolio	Multi-property	$75,000,000	5.8%
ExchangeRight Net Leased Portfolio #30	Multi-property	61,342,800	4.8
Oklahoma Multifamily Portfolio	Multi-property	51,715,000	4.0
FTERE Bronx Multifamily Portfolio	Multi-property	50,400,000	3.9
Metro 8 Self Storage Portfolio	Multi-property	39,650,000	3.1
Sacramento Office Portfolio	Multi-property	35,000,000	2.7
National Anchored Retail Portfolio	Multi-property	25,000,000	1.9
1 Plaza La Prensa & Sena Plaza	Multi-property	13,936,754	1.1
City Storage	Multi-property	3,200,000	0.2
Total		$355,244,554	27.6%

(1)	Total may not equal the sum of such amounts listed due to rounding.

(2)	In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)(2)

Mortgage Loan Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group A
Cedar Village MHC	1	$15,125,000	1.2%
Arabian Gardens MHC	1	15,000,000	1.2
Total	2	$30,125,000	2.3%
Group B
Meadow Ridge Apartments	1	$8,000,000	0.6%
Brookfield Junction Apartments	1	5,000,000	0.4
Total	2	$13,000,000	1.0%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

(2)	Mortgage Loans with related borrowers are identified under “Related-Borrower Loans” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	17	$537,134,290	41.7%
New York	8	$164,731,836	12.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 23 other states, with no more than 4.7% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	18 Mortgaged Properties, securing approximately 42.0% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

●	6 Mortgaged Properties, securing approximately 4.3% of the Initial Pool Balance by allocated loan amount, are each located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina, North Carolina or in Puerto Rico, which areas are more susceptible to hurricanes. See representation and warranty no. 18 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Mortgaged Properties located in California, Colorado, Texas, Florida and Arizona among others, are more susceptible to wildfires than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

28 of the Mortgaged Properties (23.1%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date or are leased fee properties and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common and Crowd-Funded Entities

With respect to the Sacramento Office Portfolio Mortgage Loan and the American Airlines Mortgage Loan (collectively, 3.9%), the related borrowers own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

With respect to the Mosby Ingleside Mortgage Loan (2.8%), the borrower is 85% owned by a crowd-funded entity.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio #30 Mortgage Loan (4.8%), the related borrower is a Delaware statutory trust. In particular, the related borrower, which permits up to 250 members, has master leased the property to a newly formed, single-purpose entity that is wholly owned by an entity that is, in turn, wholly-owned by the non-recourse carveout guarantors. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. The Mortgage Loan documents provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender, but do not provide for a mortgage on the master lease. However, under applicable state law, including the laws of states where the Mortgaged Properties securing the ExchangeRight Net Leased Portfolio #30 Mortgage Loan are located, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender would not have a perfected security interest in the leases and rents of the underlying tenants. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The foregoing structure may delay or impede enforcement of the Mortgage Loan, particularly in the event of the bankruptcy of the borrower or master tenant. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	100	$1,287,022,414	100.0%
Total	100	$1,287,022,414	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 5142 & 5148 North Hanley Road Mortgaged Property, one of 11 Mortgaged Properties securing to the ILPT Industrial Portfolio Mortgage Loan (5.8%), in connection with certain development incentives, a fee interest in the property was obtained by St. Louis County, and St. Louis County ground leases the property to the related borrower. See “—Real Estate and Other Tax Considerations” below. The borrower has the right to purchase the fee interest as described under such heading; and accordingly the Mortgaged Property has been treated as a fee interest for purposes of this prospectus.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date, except the Super Storage Mortgaged Property (0.3%), which has environmental insurance in lieu of a Phase I environmental site assessment. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis. Unless expressly indicated below, the borrower was not required to remediate the RECs and other conditions described below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties:

●	With respect to the Jackson Park Mortgage Loan (7.8%), the related Mortgaged Property was redeveloped under the New York State Department of Environmental Conservation brownfield cleanup program starting in 2016 and the Phase I ESA concluded that the Mortgaged Property is considered a controlled recognized environmental condition. A pollution legal liability policy was obtained in connection with origination from Great American E & S Insurance Company, which is rated “A+” by S&P and “A+XV” by AM Best. Such policy provides a limit of $10,000,000 per incident with an aggregate limit of $10,000,000, which is subject to a $250,000 deductible. The policy term is 10 years and provides environmental coverage, inclusive of mold coverage, subject to the actual terms and conditions of the policy, and extends to the end of the related Mortgage Loan term.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the ESA for the 5142 & 5148 North Hanley Road Mortgaged Property identified a controlled recognized environmental condition (“CREC”) in connection with the former presence of a dump, as well as demolition debris from former residences. The development which includes the Mortgaged Property had Voluntary Cleanup Program status and is covered by an Environmental Covenant (“EC”) between the original owners of the development and the Missouri Department of Natural Resources (“MDNR”) recorded by the MDNR under the voluntary cleanup program. The EC prohibits residential use on the Mortgaged Property. Additionally, the EC includes a Soil Management Plan which prohibits drilling and the use of groundwater.

●	With respect to the ExchangeRight Net Leased Portfolio #30 Mortgage Loan (4.8%), at origination 150% of the estimated cost to cover environmental issues at three Mortgaged Properties was reserved (total cost estimate $176,434 and total reserve $264,651 due to 150% of each cost estimate being reserved) which includes, clean up oil staining at the Tractor Supply Brunswick ($25,000 estimate), as well as cost of possible soil remediation at the Tractor Supply Canton, MI (estimate of $131,434), and to repair a small amount of water damage and suspect mold at the Fresenius in Marrero (estimate of $20,000).

●	With respect to the Plaza Pacoima Mortgage Loan (2.4%), the Phase I ESA obtained at origination identified a REC relating to elevated levels of VOCs and THPs in ground water contamination in connection with (i) the prior use of the Mortgaged Property for manufacturing purposes by Price Pfister and later by Black and Decker, and (ii) the use of the adjacent northwest property by Chase Chemical. In each case, the report determined that third parties were found to be responsible and that such parties are currently remediating the Mortgaged Property. In addition, a deed restriction was filed in connection with the Mortgaged Property which limits the use to industrial/commercial uses. The report determined no further action was necessary other than the ongoing groundwater monitoring. The loan documents require an environmental liability insurance policy covering the Mortgaged Property for a term extending 2 years past the maturity date with a coverage limit of $15 million per occurrence with a deductible not exceeding $50,000; provided that the borrower may obtain such policies for an initial policy term of 4 years so long as they are renewed for the required policy period. At origination, the borrower provided (i) a pollution limited liability-type insurance policy issued by Beazley USA Services, Lloyds Market Syndicate in the amount of $15 million per occurrence and $25 million in the aggregate, with an initial term of 5 years and having a deductible of $50,000. Lloyds has an S&P rating of “A+”, and (ii) an excess environmental liability-type insurance policy issued by Great American E&S Insurance Company in the amount of $50 million, with an initial term of 5 years and having a deductible of $50,000. Great American E & S Insurance Company has an S&P rating of “A+”. See also “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

●	With respect to the El Mercado Shopping Center Mortgage Loan (2.2%), the ESA for the related Mortgaged Property identified a CREC pertaining to the former occupancy of El Mercado Dry Cleaning, which had operations that resulted in PCE and chloroform concentrations that exceed required thresholds. According to the ESA, the site meets the criteria established by the Regional Water Quality Control Board – San Francisco Bay Region’s July 31, 2009 “Assessment Tool for Closure of Low Threat Chlorinated Solvent Sites”. According to the ESA, the source of contamination has been removed, and residual contamination is stable or decreasing and does not appear to be a threat to the present or future beneficial uses of groundwater. Based on this information, the case was closed by the Alameda County Water District and the Regional Water Quality Control Board in March 2010 with no further action related to the pollutant releases at the Mortgaged Property required. The ESA additionally requires no further action. However, the ESA provides that if land use changes from commercial to a more sensitive use (i.e., residential), the case may be reevaluated; therefore, a CREC designation was issued.

●	With respect to The Shops at Stony Creek Mortgage Loan (1.8%), the phase I environmental site assessment obtained at closing indicates a REC related to various metals and organic compounds in soil and groundwater exceeding residential and drinking water criteria. The Phase I ESA consultant recommended no further action, however, because of available records and testing data, completion of the related redevelopment, connection to the public water supply, lack of vapor risk and the property owner’s previous filing of a Baseline Environmental Assessment with the Michigan Department of Environmental Quality (“MDEQ”). The loan documents contain affirmative covenants to comply with MDEQ requirements. In addition, the loan documents provide that the borrower and guarantor have personal liability for losses related to various environmental matters at the Mortgaged Property.

●	With respect to the 82-17 153rd Avenue Retail Mortgage Loan (0.9%), the Phase I environmental site assessment noted the on-site dry cleaners had a release of perchloroethylene impacting soil in 2005 which was remediated. The New York State Department of Environmental Conservation issued a regulatory closure for the release incident in June 2006. In connection with origination a premises environmental liability insurance policy was obtained from Steadfast Insurance Company (a member company of Zurich North America which is rated “AA-” by S&P and “A+” by AM Best). Such policy provides a limit of $5,000,000 per incident with an aggregate limit of $5,000,000, which is subject to a $50,000 self-insured retention. The policy term is 12 years and provides environmental coverage, inclusive of mold coverage, subject to the actual terms and conditions of the policy, and extends two years beyond the related Mortgage Loan term.

●	With respect to The Quin Mortgage Loan (0.8%), the ESA identified low levels of residual soil and groundwater contamination that is presumed to be the result of approximately 90 years of historical industrial operations and associated releases, and the presence of impacted site-wide fill material underlying the Mortgaged Property. A site closure report demonstrating compliance with the associated Remedial Action Plan was submitted to the Wisconsin Department of Natural Resources (“DNR”) in October 2019, and a response to such report is being awaited. The Mortgaged Property closure (if received) will include continuing obligations to maintain the sub-slab vapor ventilation system and associated monitoring logs. In addition, soil use restrictions will require the maintenance of the current building footprint as a soil cap/cover to maintain human health standards; should underlying materials be uncovered, they will need to be dealt with accordingly via DNR guidelines. Because the Mortgaged Property will require continuing obligations to maintain the current Mortgaged Property soil cover and sub-slab vapor ventilation system with routine monitoring of the system, a CREC designation was issued. The ESA recommends no further action at this time.

●

With respect to the Plaza de Cicero Mortgage Loan (0.7%), the Mortgaged Property is comprised of constituent parcels at 3010 South Cicero Avenue and 3026 South Cicero Avenue in Cicero, Illinois. The Phase I ESA obtained at loan origination identified a CREC related to former on-site gas stations, specifically: (i) two underground storage tanks (“USTs”) that were removed in 2002 at 3010 South Cicero Avenue and (ii) two USTs that were removed in 2008 at 3026 South Cicero Avenue. The Illinois Environmental Protection Agency (“IEPA”) issued a no further remediation letter in 2008 with respect to 3026 South Cicero Avenue, which was recorded with restrictions requiring compliance with the Town of Cicero’s ordinance prohibiting private use of groundwater as a potable water supply. The IEPA also issued a no further remediation letter in 2009 with respect to 3010 South Cicero Avenue, which was recorded with restrictions limiting the Mortgaged Property to commercial and industrial uses, and requiring adherence to the potable water ordinance, maintenance of existing concrete/asphalt barriers, and compliance with soil excavation restrictions. The environmental consultant recommended continued implementation of the Mortgaged Property use restrictions currently in place under the no further action letters. The loan documents require that the borrower comply with all environmental restrictions encumbering the Mortgaged Property.

●	With respect to the 1609 Alton Road Mortgage Loan (0.5%), dry cleaning operations were conducted at the related Mortgaged Property from 1968 through 2000. According to a Contamination Assessment Report (“CAR”) for the Mortgaged Property dated December 1995, chlorinated solvents were detected in shallow groundwater. The CAR concluded that the dissolved chlorinated organics detected at the Mortgaged Property had resulted from documented impacts at the adjacent properties, and no further action was proposed. In June 1996, the Mortgaged Property applied for Florida’s Dry Cleaning Solvent Cleanup Program (“DSCP”), and according to the ESA, was deemed eligible for state-administered cleanup activities in December 1996. The ESA concluded that because the Mortgaged Property will be assessed and remediated within the DSCP, no further action is recommended, and that the foregoing situation constitutes a CREC.

●	With respect to the Super Storage Mortgage Loan (0.3%), in lieu of obtaining a Phase I ESA, the lender obtained a $3,781,000 group lender environmental collateral protection and liability-type environmental insurance policy with a $3,781,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10-year term (equal to the loan term) and a 3-year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties related to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans or where the value of the related PIP is equal to or exceeds 10% of the balance of the related Mortgage Loan:

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), a number of the tenants are building out their spaces. At origination, the borrower deposited approximately $71,223,945 into a rollover reserve for outstanding landlord work and tenant allowances, including but not limited to for the following four of the top five tenants: Bank of America, Manatt Phelps, Kirkland & Ellis, and Greenberg Glusker. Such reserve also includes funds for buildout of several speculative suites.

●	With respect to the Park Tower at Transbay Mortgage Loan (7.8%), the related sole tenant, Facebook, Inc., has taken possession of its space and is currently constructing its interior improvements. Facebook, Inc. is in occupancy of floors 2-12 (Phase I) and is expected to move into its remaining space by September 2020. At origination, the borrower reserved $80,198,366 for outstanding tenant improvement allowance.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the sole tenant at the 5500 Southeast Delaware Avenue Mortgaged Property, The Toro Company,

is currently in the process of expanding into an additional 194,000 SF at the Mortgaged Property. At closing, the lender reserved $6,134,904 into a Toro expansion reserve, for the purpose of paying the remaining project costs associated with the expansion.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 10 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates.

●	With respect to the Sacramento Office Portfolio Mortgage Loan (2.7%), one of the sponsors of the related borrowers and one of the two non-recourse carveout guarantors, Neil Kadisha, was the subject of an approximately $100,000,000 civil judgment in 2006 (Dafna Uzyel, et al. v. Neil Kadisha) in connection with, among other things, a breach of fiduciary duties of trust and loyalty as a trustee. The 2006 judgment included an award of $5,000,000 in punitive damages for, among other things, misappropriation of trust assets and his concealment of certain actions. The judgment was paid in full in 2011.

●	With respect to the American Airlines Mortgage Loan (1.2%), one of the two sponsors (Keith Kantrowitz) is a named defendant, among others, in an action by a residential tenant alleging fraud and criminal negligence in connection with a 100 year sale-leaseback structure and subsequent eviction proceedings in connection with the tenant’s Brooklyn, New York home. The claimants are seeking damages on this and other counts of approximately $18 million plus fees and costs. Each of the two nonrecourse carve-out guarantors has a net worth in excess of such amount and in excess of the amount of the Mortgage Loan. Mr. Kantrowitz is defending the claim.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), the related borrower is currently negotiating certain easements concerning areas of the Mortgaged Property with the City of Los Angeles and the Los Angeles County Metropolitan Transportation Authority in connection with the construction and operation of underground subway tunnels under a portion of the Mortgaged Property, in lieu of condemnation proceedings. Under the Century Plaza Towers Whole Loan documents, such easements may be executed by the borrower, only if they have no material adverse effect on the Century Plaza Towers Whole Loan. According to information provided on behalf of the borrower, the parties have already reached understandings and applicable agreements have been approved by the City of Los Angeles and are expected to be finalized soon. However we cannot assure you that such agreements will be finalized and if said agreements are not executed, the City or County could initiate condemnation proceedings.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), there is a condemnation proceeding initiated with respect to the 20 Logistics Boulevard Mortgaged Property by the Commonwealth of Kentucky Transportation Department to obtain 10,783.5 SF of land along US Route 25 as well as easements over adjoining property for slope and public utility installation.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	28 of the Mortgage Loans (62.9%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	16 of the Mortgage Loans (25.4%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	3 of the Mortgage Loans (11.7%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the Century Plaza Towers, 360 North Crescent Drive, ExchangeRight Net Leased Portfolio #30, 1000 South Broadway Apartments, National Anchored Retail Portfolio, Embassy Suites Richmond, Holiday Inn – Charlotte Airport, Plaza de Cicero, Oxnard Port Place Shoppes and 1609 Alton Road Mortgage Loans (collectively, 30.1%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), affiliates of certain of the borrower sponsors have had properties subject to defaults and foreclosures on commercial mortgage loans.

●	With respect to the 360 North Crescent Drive Mortgage Loan (5.7%), various affiliates of the non-recourse carve-out guarantor, Tom Gores, were involved in bankruptcy or mortgage defaults, including: (i) Chapter 11 filing with respect to Chassix Holdings, Inc, an auto parts casting company, in March 2015, which resulted in losses to bondholders, and (ii) a mortgage default related to a Pittsburgh, Pennsylvania airport hotel that resulted in a September 2018 deed-in-lieu of foreclosure. The lender still holds the hotel; accordingly no information is available regarding any lender losses.

●	With respect to the ExchangeRight Net Leased Portfolio #30 Mortgage Loan (4.8%), one of the three guarantors, Warren Thomas, was also one of the three guarantors on a loan secured by a Houston apartment complex that was foreclosed by Fannie Mae in March 2013.

●	With respect to the 1000 South Broadway Apartments Mortgage Loan (4.2%), affiliates of the sponsor (Brian J. Wirtz), including Bascom Northwest Ventures, LLC, NV have been involved in various mortgage defaults, including (i) a Seattle, Washington multifamily project that was the subject of foreclosure in 2010, and (ii) a Beaverton, Oregon multifamily project that was the subject of a deed-in-lieu of foreclosure in 2011.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	38 Mortgaged Properties (26.4%) are each leased entirely (or substantially in its entirety) to a single tenant.

●	5 Mortgaged Properties (4.2%) are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of the related Mortgaged Properties, certain of such tenants have unilateral termination options with respect to all or a portion of their space as set forth below:

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), the largest tenant, Bank of America, which leases 6.2% of the net rentable area at the Mortgaged Property, has the right to terminate its lease as of September 30, 2026 upon written notice on or before September 30, 2025 and the payment of a termination fee in the amount of $1,908,666. The second largest tenant, Manatt Phelps, which leases 4.8% of the net rentable area at the Mortgaged Property, has the right to terminate its lease pertaining to its occupancy of space on the 4th floor of the south tower at the Mortgaged Property on the last day of the fifth or tenth year of its lease term. The fourth largest tenant, Kirkland & Ellis, which leases 3.6% of the net rentable area at the Mortgaged Property, has the one-time right to terminate its lease as of January 1, 2032, upon written notice on or before January 1, 2031 and payment of a termination fee. The fifth largest tenant, Greenberg Glusker, which leases 3.5% of the net rentable area at the Mortgaged Property, has the one-time right to terminate its lease as of March 1, 2032, upon written notice on or before March 1, 2031 and payment of a termination fee.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the sole tenant of the 5500 Southeast Delaware Avenue Mortgaged Property, The Toro Company, is currently in the process of expanding into an additional 194,000 square feet at the Mortgaged Property. The tenant has the right to terminate its lease if the expansion date has not occurred within 270 days after the target date (November 1, 2019). The tenant may exercise its right to terminate its lease by giving notice no later than 30 days after the expiration of such 270 day period. Additionally, the second largest tenant at the 2150 Stanley Road Mortgaged Property, M D Logistics, Inc., has a one-time termination option as of June 30, 2022, with nine months’ notice and payment of a termination fee of $546,399.

●	With respect to the Norwalk Government Center Mortgage Loan (5.2%), (i) the fourth largest tenant, USA – GSA/FBI, may terminate its lease at any time beginning on December 1, 2023 by giving the Norwalk Government Center Borrower 120 days’ notice , and (ii) the fifth largest tenant, County of LA Children’s & Family, may terminate its lease at any time by giving the Norwalk Government Center Borrower 90 days’ notice.

●	With respect to the Sacramento Office Portfolio Mortgage Loan (2.7%): (A) the largest tenant, Dept. Financial Info System for CA, (41.6% NRA), at the Royal Oaks Campus Mortgaged Property is subject to three leases: 8,150 SF expiring in July 31, 2020, 77,987 SF expiring in April 30, 2021 and 20,995 expiring in July 31, 2023 which have an ongoing termination right exercisable upon 30 days’ prior written notice; (B) the second largest tenant, Dept. of Consumer Affairs State of CA (35.9% NRA), at the Royal Oaks Campus Mortgaged Property has a termination right effective February 29, 2024, upon 30 days’ prior written notice; (C) the sole tenant, Dept. of Water Resources, (100% NRA), at the West Sacramento Campus Mortgaged Property has an ongoing termination right exercisable upon 60 days’ prior written notice; (D) the largest tenant, Dept. Public Health - WIC, State of CA, (37.0% NRA), at the Lennane Campus Mortgaged Property has a termination right effective February 28, 2020, upon 30 days’ prior written notice; and (E) the second largest tenant, Dept. Public Health Vital Records CA, (26.4% NRA), at the Lennane Campus Mortgaged Property has a termination right effective July 31, 2020, upon 60 days’ prior written notice.

●	With respect to the 1 Plaza La Prensa & Sena Plaza Mortgage Loan (1.1%), the sole tenant at the 1 Plaza La Prensa Mortgaged Property, the State of New Mexico Human Services Department, has appropriations-based termination rights.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

For more information related to tenant termination options see the charts entitled “Tenant Summary” and “Lease Rollover Schedule” for certain tenants at the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent, may have subleased their spaces in whole or part or may be in negotiation.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of related Mortgaged Properties, certain of such tenants have not taken occupancy or commenced paying rent, may have subleased their spaces, may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), the largest tenant at the Mortgaged Property, Bank of America (6.2% of net rentable area), is expected to begin paying rent and take occupancy of an additional 26,664 square feet space starting January 2020. The second largest tenant at the Mortgaged Property, Manatt Phelps (4.8% of net rentable area), is not yet in occupancy and is expected to begin paying rent and take occupancy in stages in March 2020, with full occupancy of the space expected by May 2020. Additionally, the fourth and fifth largest tenants at the Mortgaged Property, Kirkland & Ellis (3.6% of net rentable area) and Greenberg Glusker (3.5% of net rentable area), are not yet in occupancy and are in free rent periods and are expected to take occupancy and commence paying rent in January 2020 and March 2020, respectively, and other tenants are in free rent periods as well. At origination, a total amount of approximately $29,545,735 was deposited into a free rent reserve for all applicable tenants at the Mortgaged Property. In addition, approximately $2,354,778 in straight line rent through the earlier of the loan term or the lease term for 13 tenants was underwritten.

●	With respect to the Park Tower at Transbay Mortgage Loan (7.8%), the related sole office tenant, Facebook, Inc., has taken possession of its space and is currently constructing its interior improvements. Facebook, Inc. is in occupancy of floors 2-12 (Phase I) and is expected to move into its remaining space by September 2020. At origination, the borrower reserved $80,198,366 for outstanding tenant improvement allowance. Additionally, the lender underwrote Facebook, Inc.’s average contract rent over the loan term.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), approximately $955,208 in straight line rent through the earlier of the loan term or the lease term was underwritten for seven tenants including Procter & Gamble, Amazon, SKF USA, The Toro Company, Whirlpool Corporation, Cummins, Inc. and Siemens Corporation, each of which is the sole tenant at its related Mortgaged Property.

●	With respect to the 360 North Crescent Drive Mortgage Loan (5.7%), Platinum Equity, the sole tenant, is paying rent but is not currently in occupancy of the North Building located on the Mortgaged Property comprising 23,453 square feet.

●	With respect to the Norwalk Government Center Mortgage Loan (5.2%), the rent for the 5 largest tenants, County of LA Sheriff’s Dept., Accenture, LLP, County of LA DPSS, USA - GSA/FBI and County of LA Children’s & Family, respectively, were underwritten on a straight line average rent basis.

●	With respect to the ExchangeRight Net Leased Portfolio #30 Mortgage Loan (4.8%), with respect to the following Mortgaged Properties: Walgreens - New

Berlin (Moorland), WI; Walgreens - Flourtown (Bethlehem), PA; Walgreens - Ypsilianti (Washetenaw), MI; Walgreens - Sheboygan (14th), WI; and Walgreens - Waukesha (Moreland), WI – the sole tenant at each, Walgreens, has a termination right that is earlier than the lease expiration date. The lease expiration date presented in Annex A of this prospectus is the date when the earliest termination right, if exercised, would be effective and what was underwritten to by the lender.

●	With respect to the Sacramento Office Portfolio Mortgage Loan (2.7%), rent for the second largest tenant, Dept. of Consumer Affairs State of CA (35.9% NRA), at the Royal Oaks Campus Mortgaged Property, and the third largest tenant, Dept. Alcohol Beverage Control CA (25.3% of NRA), at the Lennane Campus Mortgaged Property, was underwritten including $99,762 of straight-lined rent for such two tenants.

●	With respect to the 1 Plaza La Prensa & Sena Plaza Mortgage Loan (1.1%), the rent for the sole tenant at the 1 Plaza La Prensa Mortgaged Property, the State of New Mexico Human Resources Department, was underwritten on a straight line average rent basis.

●	With respect to the LA Fitness Cedar Park Mortgage Loan (0.4%), the single tenant, LA Fitness, took occupancy in June 2019 and begins paying rent in December 2019; the remaining month of free rent ($54,542) was reserved at origination.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Park Tower at Transbay, ILPT Industrial Portfolio, ExchangeRight Net Leased Portfolio #30, Plaza Pacoima, El Mercado Shopping Center, National Anchored Retail Portfolio and Walgreens West Valley UT Mortgage Loans (collectively, 25.2%), one or more of the Mortgaged Properties related to such Mortgage Loans is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a developer, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner or another third party. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 7 and no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Park Tower at Transbay Mortgage Loan (7.8%), Facebook, Inc., the sole office tenant at the Mortgaged Property, has a right of first offer to purchase the Mortgaged Property if the landlord receives an offer to purchase the Mortgaged Property (or any portion thereof). The sole tenant will not have any right of first offer with respect to a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale. The related lease also precludes the sale of the related Mortgaged Property to a “Tenant Competitor” (or affiliate thereof) which are specified as Alphabet Inc., Amazon.com, Inc., Apple Inc., Microsoft Corporation, salesforce.com, inc., Snap Inc. and Samsung Electronics (which list of competitors is subject to change by Facebook, Inc.in accordance with its lease), except pursuant to an order from a bankruptcy court.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), with respect to each of the Mortgaged Properties it leases, Amazon has both a right of first offer (“ROFO”) and a right of first refusal (“ROFR”) in connection with any offer for sale either of any such property or of a portfolio comprised solely of properties leased by the borrowers to Amazon. The ROFO and ROFR do not apply to transfers in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers. Additionally, The Toro Company has a ROFO with respect to the Mortgaged Property leased by it. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease. The ROFO does not apply to any portfolio sale where the total sale price is over $500,000,000; or any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof), but would apply to subsequent transfers.

●	With respect to the ExchangeRight Net Leased Portfolio #30 Mortgage Loan (4.8%), the related single tenant with respect to the following related Mortgaged Properties each has a ROFR to purchase the related individual Mortgaged Property pursuant to such tenant’s individual lease: Walgreens - New Berlin (Moorland), WI; Walgreens - Flourtown (Bethlehem), PA; Walgreens - Ypsilianti (Washetenaw); Walgreens - Sheboygan (14th), WI; Tractor Supply - Brunswick (New Jesup), GA; Tractor Supply - Hammond (Highway 190), LA; Tractor Supply - Canton (Michigan), MI; and Walgreens - Waukesha (Moreland), WI. The related subordination, non-disturbance and attornment agreement for each of the Tractor Supply related Mortgaged Properties provides that the tenant’s rights under the ROFR are subordinate to the Mortgage; however, such ROFR will apply to subsequent purchasers of the leased premises. The related subordination, non-disturbance and attornment agreement for each of the Walgreens related Mortgaged Properties provides that the ROFR will not apply to the mortgagee or any other party that acquires title or right of possession of the leased premises through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; however, such ROFR will apply to subsequent purchasers of the leased premises.

●	With respect to the Plaza Pacoima Mortgage Loan (2.4%), the leased fee tenant, Costco, has a ROFO to purchase the Mortgaged Property if the borrower markets the Mortgaged Property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

●	With respect to the El Mercado Shopping Center Mortgage Loan (2.2%), the fifth-largest tenant, Wells Fargo Bank (GL), which occupies one of two ground leased parcels at the related Mortgaged Property, has a right of first offer to purchase its space if the borrower receives an offer for such space. Pursuant to a subordination, non-disturbance and attornment agreement, such right will not apply to a foreclosure, deed in lieu thereof or the first transfer thereafter, but would apply to subsequent transfers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the 360 North Crescent Drive Mortgage Loan (5.7%), the sole tenant, Platinum Equity, is an affiliate of the non-recourse carve-out guarantor.

●	With respect to the El Mercado Shopping Center Mortgage Loan (2.2%), the largest tenant, Marina Grocery, representing 27.5% of net rentable area, is an affiliate of the borrower and guarantor.

●	With respect to the 950 Iron Point Road Mortgage Loan (1.2%), the second largest tenant, Mountain F Enterprises (14.6% of net rentable area), and the fifth largest tenant, Mountain G Enterprises (13.3% of net rentable area), are affiliates of the borrower.

●	With respect to the 1 Plaza La Prensa & Sena Plaza Mortgage Loan (1.1%), the largest tenant at the Sena Plaza Mortgaged Property, La Casa Sena, is a borrower-affiliate.

●	With respect to the Walgreens West Valley UT Mortgage Loan (0.3%), in connection with a reverse 1031 exchange, at origination of the Mortgage Loan, the borrower, Sojo Wal LLC, as fee owner of the Mortgaged Property, which is currently owned by National Safe Harbor Exchanges, Inc. (“NSHE”), a 1031 exchange accommodation owner, entered into a master lease with Brian Schwartz (“Schwartz”), the related non-recourse carveout guarantor, as master tenant (the “Master Tenant”). The Mortgage Loan documents require the borrower to transfer 100% of its membership interests to Schwartz by April 13, 2020, at which point the fee owner will be owned by the non-recourse carveout guarantor. The Master Tenant is required to pay rent under the related master lease in an aggregate amount equal to all operating expenses for the related Mortgaged Property, including all debt service required under the related Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to Mortgaged Properties where the related borrower sponsor owns one or more properties that are directly competitive with the related Mortgaged Property, we note the following:

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), the related borrower sponsor owns other properties within a five-mile radius of the Mortgaged Property that compete with the Mortgaged Property, including a property that is next door to the Mortgaged Property.

●	With respect to the Norwalk Government Center Mortgage Loan (5.2%), the Mortgaged Property consists of a seven-story office building on approximately 20.1 acres with 1,728 surface parking spaces (3.8 spaces/1000 SF). The sponsor is considering a business plan involving converting existing surface parking areas to a parking garage or stacked vertical parking to create available land for two new office buildings. The appraiser did not assign value to the excess land. The loan documents permit the partial release without additional release consideration (other than payment of certain transaction costs) of up to 7 acres (currently portions of the surface parking areas) in connection with the transfer of such release parcel to an affiliate or third party, subject to certain conditions, including (i) no event of default has occurred or is continuing; (ii) evidence satisfactory to lender that zoning and subdivision approvals have been obtained and that a minimum number of 1,728 parking spaces is maintained; (iii) parking easements or other agreements in form and substance reasonably acceptable to lender required for the operation of the Mortgaged Property; (iv) an opinion of counsel that the partial release satisfies REMIC requirements; and (v) a rating agency confirmation. The loan documents contain anti-poaching covenants as to the future development’s leasing practices. We cannot assure you that the proposed new development on the release parcel will not compete with the Mortgaged Property, or otherwise adversely affect the ability of the borrower to perform its obligations under the related Mortgage Loan.

●	With respect to the Embassy Suites Richmond Mortgage Loan (1.7%), the related borrower sponsor is planning to build a 120-room Home2Suites by Hilton adjacent to the Mortgaged Property, which may compete with the Mortgaged Property.

●	With respect to The Quin Mortgage Loan (0.8%), an affiliate of the borrower is constructing another multifamily property across the street from the Mortgaged Property, which is expected to open in 2020.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California, South Carolina and Illinois) do not require earthquake insurance. 18 of the Mortgaged Properties (42.0%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19.0%.

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such self-insurance conditions:

●	With respect to the ExchangeRight Net Leased Portfolio #30 Mortgage Loan (4.8%), the related Mortgage Loan documents provide that the related borrower will not be required to maintain the coverages required pursuant to the related Mortgage Loan documents on any individual Mortgaged Property for so long as (A) the applicable tenant’s lease affecting such individual Mortgaged Property is in full force and effect, (B) no default exists under such applicable tenant’s lease beyond any applicable notice and cure periods, (C) the related tenant or guarantor under such applicable tenant’s lease maintains a rating of “A” or better by S&P, (D) the related tenant maintains insurance policies on the applicable individual Mortgaged Property, either through a program of self-insurance or otherwise, as required pursuant to such applicable tenant’s lease in compliance with the requirements of the Mortgage Loan documents including but not limited to the lender, at all times, being named as a mortgagee/loss payee on the property insurance policies and as additional insured on the liability policies maintained by such tenant, and (E) such tenant or the borrower delivers written evidence acceptable to the lender of such coverage no less frequently than annually prior to renewal of such coverage maintained by such tenant (the foregoing clauses (A) - (E), the “Tenant Insurance Conditions”). To the extent any of the Tenant Insurance Conditions at any time are not satisfied with respect to any tenant’s lease, the borrower is required to promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that such tenant does not provide insurance coverage required under the Mortgage Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as is necessary to bring the insurance for the applicable individual Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

●	With respect to the Walgreens West Valley UT Mortgage Loan (0.3%), the Mortgage Loan documents permit the related borrower to rely on the insurance provided by the single tenant, Walgreens, in accordance with its lease. Such lease permits self-insurance.

●	With respect to the Bank of America Jackson Heights Mortgage Loan (0.2%), the Mortgage Loan documents permit the related borrower to rely on the third-party insurance or self-insurance of the single tenant, Bank of America, unless (i) the Bank of America lease is no longer in full force and effect, (ii) there is an event of default under the Bank of America lease, (iii) the Bank of America tenant is no longer open for business and operating at the Mortgaged Property and is either no longer obligated to provide the insurance pursuant its lease, or if the Bank of America tenant is self-insuring pursuant its lease and fails to deliver a letter of self-insurance in form and substance acceptable to the lender which includes confirmation that, whether or not the Bank of America tenant is open to the public, that it continue to self-insure with respect to the insurance required to be maintained under its lease, or (iv) the Bank of America tenant is entitled to abate rent or terminate its lease as a result of a casualty.

Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, except as otherwise described above, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk

Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

●	With respect to the Metro 8 Self Storage Portfolio Mortgage Loan (3.1%), the Norcross, GA Mortgaged Property has a deficient landscape buffer along its western boundary line. As a condition of approval (RZ-140-86), the owner is required to maintain a 10-foot landscape buffer along the south and west boundary lines that are adjacent to residential uses. Currently, paved area encroaches into the landscaped buffer area that is required. The loan documents include a borrower covenant to comply with applicable laws, specifically including landscape buffer requirements at the Norcross, GA Mortgaged Property, in the event that the governmental authorities institute an enforcement action.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

●	With respect to the 1 Plaza La Prensa & Sena Plaza Mortgage Loan (1.1%), the Sena Plaza Mortgaged Property is subject to historic preservation covenants.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related Mortgaged Property at maturity or other specified date. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially and substantially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), there is no separate nonrecourse carve-out guarantor or environmental indemnitor, and the related single purpose entity borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents.

●	With respect to the Jackson Park Mortgage Loan (7.8%), the loan documents provide for full recourse to the SPE borrower. There is no separate carve-out guarantor or environmental indemnitor. However, a Phase I environmental site assessment was obtained at the time of loan origination that indicated no recognized environmental conditions (however, there is a CREC at the Mortgaged Property). In addition, the Cut-off Date LTV Ratio of the Mortgage Loan is 34.4%.

●	With respect to the Park Tower at Transbay Mortgage Loan (7.8%), the loan documents provide for full recourse to the SPE borrower. There is no separate carve-out guarantor or environmental indemnitor. However, a Phase I environmental site assessment was obtained at the time of loan origination that indicated no recognized environmental conditions. In addition, the Cut-off Date LTV Ratio of the Mortgage Loan is 49.1%.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the obligations of the nonrecourse carveout guarantor for any guaranteed obligations for which the ILPT Industrial Portfolio Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) is capped at 15% of the outstanding principal balance of the ILPT Industrial Portfolio Whole Loan. In addition, voluntary transfers of either the Mortgaged Properties or equity interests in the borrowers made in violation of the ILPT Industrial Portfolio Whole Loan documents are recourse for losses only.

●	With respect to the 360 North Crescent Drive Mortgage Loan (5.7%), the loan documents provide that the aggregate liability to the guarantors, Tom Gores (“Gores”) and The Gores Trust Dated January 26, 1999, for environmental liability is capped at $40 million (provided that the cap does not apply to any non-Gores family or family-affiliated successor or substitute guarantor as specified). A Phase I ESA was obtained in connection with loan origination, and no recognized environmental conditions, CRECs or historical RECs were identified.

●	With respect to the Oklahoma Multifamily Portfolio Mortgage Loan (4.0%), the related non-recourse carveout guarantor has a net worth that is less than 10% of the principal balance of such Mortgage Loan and minimal liquidity. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed.”

●	With respect to the Plaza Pacoima Mortgage Loan (2.4%), the loan documents provide that the aggregate liability of guarantor, BREIT Operating Partnership L.P., for various losses carve-outs (including fraud, misappropriation of rents or proceeds, failure to maintain the environmental insurance policy or waste) and springing recourse events (including voluntary or collusive involuntary bankruptcy filings involving the borrower, guarantor or any guarantor affiliate, or such parties’ consenting to the appointment of a receiver or examiner for such entity or the Mortgaged Property) is subject to a cap equal to 20% of the loan amount. In lieu of environmental non-recourse carveout liability, the loan documents require an environmental liability insurance policy covering the Mortgaged Property for a term extending 2 years past the maturity date with a coverage limit of $15 million per occurrence with a deductible not exceeding $50,000; provided that the borrower may obtain such policies for an initial policy term of 4 years so long as they are renewed for the required policy period. At origination, the borrower provided (i) a pollution limited liability-type insurance policy issued by Beazley USA Services, Lloyds Market Syndicate in the amount of $15 million per occurrence and $25 million in the aggregate, with an initial term of 5 years and having a deductible of $50,000. Lloyds has an S&P rating of “A+”, and (ii) an excess environmental liability-type insurance policy issued by Great American E&S Insurance Company in the amount of $50 million, with an initial term of 5 years and having a deductible of $50,000. Great American E&S Insurance Company has an S&P rating of “A+”.

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no RECs at the Mortgaged Property.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate and other tax matters relating to certain Mortgaged Properties.

●	With respect to the Jackson Park Mortgage Loan (7.8%), the related Mortgaged Property benefits from a 15-year, 421-a tax abatement. The taxes are fully abated for the first 10 years post-construction, then the taxes are phased-in 20% each year for five years. Underwritten real estate taxes assume the full abatement.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the 1800 Union Airpark Boulevard Mortgaged Property is subject to two agreements pursuant to which it pays minimum service payments in lieu of taxes. 75% of the increased assessed value of the Mortgaged Property as a result of the development is declared exempt from real estate taxes during the TIF Period (which is from the first tax year after the improvements have been completed, and runs until the earlier of (a) 10 years after commencement of the TIF Period or (b) the date on which the city can no longer require service payments in lieu of taxes). The related declaration of covenants basically requires that the service payments to be made to the city are to mirror the amount of tax payments that would have otherwise been required on the 75% of increased assessed value. Pursuant to a related development agreement, the total minimum service payments during the period from 2016 through 2025 were estimated to be $10,958,171. Certain “Minimum Service Payments,” are secured by a “Minimum Service Payment Lien” on the property that under the Ohio Revised Code, enjoys the same priority as a tax lien. The sole tenant is required to pay both taxes and service payments.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), in order to incentivize the sole tenant at the 5142 & 5148 North Hanley Road Mortgaged Property (the “North Hanley Property”), SKF USA (“SKF”), to locate at the Mortgaged Property, a fee interest in the Mortgaged Property was obtained by St. Louis County, St. Louis County ground leased the property to a predecessor entity (the “Predecessor Entity”) of the borrowers (the “Bond Lease”), bonds were issued by St. Louis County (the “County Bonds”) to the Predecessor Entity as payment for its costs in constructing the Mortgaged Property, and the Predecessor Entity, SKF, and St. Louis County entered into a performance agreement (the “Performance Agreement”). The applicable borrower has succeeded to the rights of the Predecessor Entity under the County Bonds, the Bond Lease and the Performance Agreement. The rent payable by the borrower to the County under the Bond Lease is equal to the principal and interest payments due to the borrower under the County Bonds and, therefore the rental payments and bond payments offset each other. During the term of the Bond Lease, the borrower is entitled to purchase all or any portion of the North Hanley Property back from the County and terminate the Bond Lease, in return for tender and cancellation of all outstanding County Bonds. The borrower is also required to repurchase the North Hanley Property and terminate the Bond Lease, upon expiration of the Bond Lease or completion of the final bond payment, in each case in return for tender and cancellation of all outstanding County Bonds. The Bond Lease expires on the earlier of (i) the date the SKF lease is terminated and (ii) December 31 of the 10th calendar year following the completion date (as defined in the Bond Lease, provided that the completion date is deemed to be not later than December 31, 2016). According to the appraisal, the improvements at the property were completed in 2015, which would result in a final expiration date of December 31, 2025 for the Bond Lease. In connection with the foregoing arrangements, the related borrower is exempt from payment of real property taxes. Under the Performance Agreement, in lieu of real property taxes, the related borrower and SKF are jointly liable to make contributions to a special allocation fund in St. Louis, Missouri. The contributions amount is dependent on the number of jobs offered by SKF during each annual test period (90 day period ending on September 30 of each year), and said amount begins increasing once SKF employs less than 388 full time employees, by an amount equal to the product of the existing contribution and the quotient of the number by which jobs are short of 388 divided by 388. If SKF offers less than 350 jobs, (i) the contributions amount increases to equal 100% of the unabated real property taxes that would have otherwise been paid and (ii) the County Bonds structure and Bond Lease are effectively terminated as the related borrower is required to purchase the fee interest in the North Hanley Property (in return for tender and cancellation of the County Bonds) by December 31 of such year. SKF is obligated under its lease to pay both the regular unabated taxes (when due) and the contribution payments as applicable. Accordingly, no real estate taxes or contribution payments were underwritten. However, the expiration of the abatement may render the North Hanley Property less desirable or economical to the tenant. The tenant’s rent is above market in the submarket in which the Mortgaged Property is located. Assuming the Mortgaged Property was completed in 2015 and at least 388 jobs are maintained, the minimum contribution payment that would be due in 2019 would be $460,038, which would increase over the term of the Performance Agreement until it equaled $502,696 in 2025. According to the appraisal, estimated unabated taxes following the expiration of the tax abatement, which is assumed to occur on December 31, 2025, are expected to be $754,225 in 2026.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), there are two separate tax abatement agreements that relate to the 945 Monument Drive Mortgaged Property. The 2013 agreement requires that the borrower meet certain investment and employment hurdles. To the extent the borrower invests at least $18,000,000 by December 31, 2014 and has at least 40 jobs in place, it is deemed in compliance. If not, then there is a “compliance percentage” that is composed 70% of the investment compliance (actual investment divided by $18,000,000) and 30% of the employment compliance (actual jobs divided by 80). If that compliance percentage is less than 85%, then the city can proportionately reduce the abatement based on the amount of non-compliance but never less than 50% of the “agreed upon abatement.” The agreed upon abatement is 75% deduction of the real property taxes for a 10 year period. The 2015 agreement largely mirrors the 2013 Agreement, except that (a) the required investment is $6,800,000, (b) the required number of jobs is 90, (c) the abatement scales down over time (100% in year 1, 95% in year 2, 80% in year 3, 65% in year 4, 50% in year 5, 40% in year 6, 30% in year 7, 20% in year 8, 10% in year 9, and 5% in year 10), and (d) there is no floor on the reduction of the abatement to the extent the borrower is not in compliance with the investment/employment hurdles. The appraisal for the Mortgaged Property noted that the Mortgaged Property’s current abatement reflects a 76.29% deduction in the assessed value of the improvements, and stated that this is presumably a blended rate of abatement based on the Mortgaged Property’s expansion in late 2015, and the varying years that the Mortgaged Property would have received the incentive, and that attempts by the appraiser to clarify the Mortgaged Property’s abatement percentage with the county assessor were unsuccessful. The appraisal assumed that the Mortgaged Property was in year 3 of the tax abatement and assumed an 80% deduction of improved assessment. The sole tenant is required to pay taxes under its lease.

●	With respect to the Oklahoma Multifamily Portfolio Mortgage Loan (4.0%), the appraisals assumed a higher tax rate than was assumed in the underwriting, as the appraisals assumed a reassessment based on the acquisition of the Mortgaged Properties. The appraisals also stated that the acquisition would not trigger a reassessment in and of itself because the acquisition was made by means of a transfer of equity interests. However, the tax jurisdiction provides for annual reassessments and it is possible that a future reassessment could take into account such acquisition. In the event a reassessment occurred, based on the assumed tax rates set forth in the appraisal, it is anticipated that the debt service coverage ratio of the Mortgage Loan would be 1.39x rather than 1.55x as shown in this prospectus.

●

With respect to the FTERE Bronx Multifamily Portfolio Mortgage Loan (3.9%), each Mortgaged Property either received or applied for an exemption and abatement under New York State’s J-51 program (the “J-51 Program”) or a rent increase under New York State’s major capital improvements program (the “MCI Program”). In relevant part, the J-51 Program affords to a multifamily building owner who makes capital improvements to a rental building (i) a tax exemption (a “J-51 Exemption”), for a period of time, from the increase in the assessed tax value that would otherwise result from capital improvements and (ii) a tax abatement (a “J-51 Abatement”), for a period of time, from the existing real estate taxes that otherwise apply to the building. In relevant part, the MCI Program allows owners of rent-stabilized units in multifamily buildings to increase rents (subject to certain limits) to recoup, over a period of time, a portion of the “eligible construction costs” incurred in making improvements in or to residential units and common areas. Set forth below with respect to each applicable Mortgaged Property securing the Bronx Multifamily Portfolio I Mortgage Loan is information regarding benefits under the J-51 Program and MCI Program:

○	1460 Macombs Road Mortgaged Property (1.1%): The appraised value includes $3,400,000 attributable to the net present value of a J-51 Exemption and a J-51 Abatement. The borrowers have applied for a J-51 Exemption. The application had not been approved as of the origination date. As of the origination date, the 1460 Macombs Road Mortgaged Property benefits from two, 20-year J-51 tax abatements expiring in 2026 and 2020, respectively, under New York State’s J-51 tax abatement program. Real estate taxes were underwritten based on the applied for J-51 Exemption and one in place J-51 Abatement at the 1460 Macombs Road Mortgaged Property. The other in-place J-51 Abatement was not underwritten because it has a small remaining benefit of $1,624 and will expire in 2020. The abated taxes are $263,552 per annum, compared to estimated unabated taxes for the 2019 tax year of $415,428.

○	984 Sheridan Avenue Mortgaged Property (0.8%): The appraised value includes $2,100,000 attributable to the net present value of a J-51 Exemption and J-51 Abatement. As of the origination date, the 984 Sheridan Avenue Mortgaged Property benefits from one, 20-year J-51 Abatement expiring in 2026 and a 34-year J-51 Exemption expiring in 2037. Real estate taxes were underwritten based on the J-51 Exemption and the J-51 Abatement at the 984 Sheridan Avenue Mortgaged Property. The abated taxes are $80,776 per annum, compared to estimated unabated taxes for the 2019 tax year of $229,945.

○	901 Walton Avenue Mortgaged Property (0.7%): The appraised value includes $2,000,000 attributable to the net present value of a J-51 Abatement and J-51 Exemption. As of the origination date, the 901 Walton Avenue Property benefits from three, 20-year J-51 Abatements expiring in 2027 and 2028 and a 34-year J-51 Exemption expiring in 2050. Real estate taxes were underwritten based on the J-51 Exemption and all three of the J-51 Abatements at the 984 Sheridan Avenue Property. The abated taxes are $58,326 per annum, compared to estimated unabated taxes for the 2019 tax year of $167,220.

○	2 Minerva Place Mortgaged Property (0.6%): The appraised value includes $1,200,000 attributable to the net present value of a J-51 Abatement and J-51 Exemption for the 2 Minerva Place Mortgaged Property. As of the origination date, the 2 Minerva Place Mortgaged Property benefits from five, 20-year J-51 Abatements expiring in 2021, 2023, 2027 and 2028, and a 34-year J-51 exemption expiring in 2050. Real estate taxes were underwritten based on the J-51 exemption and four of the five J-51 abatements at the 2 Minerva Place Mortgaged Property. The abated taxes are $47,978 per annum, compared to estimated unabated taxes for the 2019 tax year of $130,023.

○	4040 Bronx Boulevard Mortgaged Property (0.6%): The appraised value includes $1,300,000 attributable to the net present value of a J-51 Abatement and J-51 Exemption for the 4040 Bronx Boulevard Mortgaged Property. The borrower filed for a J-51 Abatement and J-51 Exemption at the 4040 Bronx Boulevard Mortgaged Property. As of the origination date, approval documentation had not been received. Real estate taxes were underwritten based on the pending J-51 Exemption and J-51 Abatement at the 4040 Bronx Boulevard Mortgaged Property. The abated taxes are $64,206 per annum, compared to estimated unabated taxes for the 2019 tax year of $162,861.

●	With respect to the Plaza Pacoima Mortgage Loan (2.4%), the Mortgaged Property benefits from Development Assistance Payments (“DAP”) from the Community Redevelopment Agency of the City of Los Angeles in partial reimbursement of property acquisition costs. Annual DAP amounts are currently $255,938 and step down to $217,578 in 2021 and $176,790 in 2026 (the loan matures in 2029). DAP amounts were included in loan underwriting. Among other things, ongoing reimbursement payments are subject to Best Buy’s continuing to operate at the property and its lease’s being in full force and effect. We cannot assure you that the conditions to the borrower’s continuing to receive the DAP subsidy will be satisfied over the loan term, or that the termination of DAP subsidy will not materially adversely affect the borrower’s ability to perform its related loan obligations. Excluding the DAP subsidy, the Mortgage Loan’s NCF DSCR is 2.49x.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

29 Mortgage Loans (77.4%) provide for interest-only payments for the entire term to stated maturity or Anticipated Repayment Date, with no scheduled amortization prior to that date.

8 Mortgage Loans (12.2%) provide for an initial interest-only period that expires between 24 and 60 months following the related origination date (or provide for multiple such interest-only periods) and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity or Anticipated Repayment Date.

10 Mortgage Loans (10.5%) require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity or Anticipated Repayment Date.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance (%)
Interest-Only	28	$895,698,800	69.6%
Partial Interest-Only	8	156,670,000	12.2
Amortizing	10	134,653,614	10.5
Interest-Only, ARD	1	100,000,000	7.8
Total:	47	$1,287,022,414	100.0%

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
First	29	$667,093,813	51.8%
Fifth	1	6,250,000	0.5
Seventh	1	75,000,000	5.8
Ninth	1	105,000,000	8.2
Tenth	1	100,000,000	7.8
Eleventh	14	333,678,601	25.9
Total:	47	$1,287,022,414	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	20	$669,928,601	52.1%
3	1	35,000,000	2.7
4	8	91,686,436	7.1
5	17	390,407,377	30.3
5 days once per a 12-month period	1	100,000,000	7.8
Total:	47	$1,287,022,414	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The Mortgage Pool includes 1 ARD Loan, the Park Tower at Transbay Mortgage Loan. An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A-1 will set forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The ARD Loan may be interest-only or partial interest-only; consequently, the repayment of such ARD Loan in full on the applicable Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The Anticipated Repayment Date provisions described above, to the extent applicable, may result in an incentive for the borrower to repay such ARD Loan on or before the applicable Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on the applicable Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents (and in some cases, debt service under a related mezzanine loan) and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after the related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents), only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class V certificates.

See the footnotes to Annex A-1 for more information regarding the terms of the ARD Loan.

Single-Purpose Entity Covenants

With respect to the Norwalk Government Center Mortgage Loan (5.2%), the borrower is a recycled SPE and was previously a co-borrower (as a tenant-in-common (“TIC””) with 28 other entities) on a CMBS loan secured by the same property that is collateral for the subject loan. Immediately prior to the closing of the current Mortgage Loan, those other 28 tenants-in-common collectively owned a 38.688% interest in the subject property, while the borrower (as the 29th tenant-in-common) owned the remaining 61.312% interest in the property. Contemporaneously with the closing of the current Mortgage Loan, the borrower consummated a roll-up of the existing TIC structure by purchasing the 38.688% of interests in the subject Mortgaged Property held by the other 28 tenants-in-common, with result that borrower became the sole owner of the Mortgaged Property at closing. The loan documents recite that borrower has disclosed to lender that, (x) prior to the loan origination date, the borrower had, to the extent permitted pursuant to the terms of the prior loan, commingled assets with its co-obligors under the prior loan in an account out of which certain liabilities of borrower and the prior loan co-obligors were paid (the “Prior Commingling”) and (y) in connection with the prior loan, borrower and the prior loan co-obligors (1) pledged their respective assets to secure their collective obligations under the prior loan and (2) guaranteed and were obligated for their collective liabilities under the prior loan. (the foregoing clauses (1) and (2), collectively, the “Prior Obligation”). The loan documents provide for personal liability to the borrower and guarantors for losses related to each of the Prior Commingling and Prior Obligation.

With respect to the Metro 8 Self Storage Portfolio Mortgage Loan (3.1%), 3 co-borrowers owned the 8 properties comprising the Mortgaged Property. The co-borrowers were previously co-borrowers (with other entities) on a portfolio of 22 self-storage properties, which included the Mortgaged Property. The loan documents recite that borrower has disclosed to lender that, (x) prior to the loan origination date, the borrower had, to the extent permitted pursuant to the terms of the prior loan, commingled assets with its co-obligors under the prior loan in an account out of which certain liabilities of the borrower and the prior loan co-obligors were paid (the “Prior Commingling”) and (y) in connection with the prior loan, the borrower and the prior loan co-obligors (1) pledged their respective assets to secure their collective obligations under the prior loan and (2) guaranteed and were obligated for their collective liabilities under the prior loan. (the foregoing clauses (1) and (2), collectively, the “Prior Obligation”). The loan documents provide for personal liability to the borrower and guarantors for losses related to each of the Prior Commingling and Prior Obligation.

See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid or defeased in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or condemnation, to prepay the remaining principal balance of the Mortgage Loan or the remaining allocated loan amount of the related Mortgaged Property (in each case, after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	40 of the Mortgage Loans (67.4%) prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower, for a specified period of time (after an initial period of at least two years following the date of initial issuance of the Offered Certificates), to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan (or, in the case of an Anticipated Repayment Date or open prepayment date, in the amount of the then-remaining principal balance) and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loans are freely prepayable.

●	2 of the Mortgage Loans (10.6%) permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period, thereafter permit the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the first Due Date in the open period (including the remaining principal balance due on the first Due Date in the open period) or to make a voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium, and thereafter such Mortgage Loans are freely prepayable.

●	1 Mortgage Loans (7.8%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permits voluntary principal prepayments upon the payment of a Yield Maintenance Charge for a specified period of time and thereafter such Mortgage Loan is freely prepayable.

●	2 of the Mortgage Loans (6.6%) prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the first Due Date in the open period (including the remaining principal balance due on the first Due Date in the open period) or to make a voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium, and thereafter such Mortgage Loans are freely prepayable.

●	1 Mortgage Loan (5.7%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permits voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time, thereafter permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the first Due Date in the open period (including the remaining principal balance due on the first Due Date in the open period) or to make a voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	1 Mortgage Loan (2.0%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permits voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	31	38.2%
5	8	20.1
7	8	41.7
Total	47	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of 45 of the Mortgage Loans (90.3%) (the “Defeasance Loans”) permit the applicable borrower at any time (in most cases, provided that no event of default exists) or at any time after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) (or in certain cases, the borrower may be required to provide such government securities rather than the Defeasance Deposit) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or Anticipated Repayment Date or the first day of an open period, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the applicable master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases; Property Additions

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Century Plaza Towers Mortgage Loan (8.2%), if no event of default is continuing, and subject to certain other conditions in the related loan agreement, the borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged

Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Towers Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the borrower, the borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements. If the borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the borrower may return the development rights to the borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the borrower. If the borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the borrower, as described above, then the borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

●	With respect to the Jackson Park Mortgage Loan (7.8%), after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of such Mortgage Loan to be securitized, and (ii) November 10, 2022, the related Mortgage Loan documents permit the partial release of any residential tower within the related Mortgaged Property (1 Jackson Park, 2 Jackson Park or 3 Jackson Park), but not including the amenity building or parking garage or any other portion of such Mortgaged Property, through (A) on or after April 10, 2029, prepayment equal to the Release Price or (B) prior to April 10, 2029, partial defeasance in an amount equal to the Release Price, provided (a) no event of default is continuing, (b) the released property is transferred on an arms-length basis, (c) rating agency confirmation is received and (d) after the partial release, the debt yield for the remaining property is at least the greater of (x) the debt yield immediately preceding the release and (y) 7.10% (provided, the Jackson Park Borrower may deposit as either cash or a letter of credit the amount which would cause the Jackson Park Property to meet such debt yield test). For purposes of this paragraph the “Release Price” is equal to 110% of the allocated loan amount for each residential building. The allocated loan amount for 1 Jackson Park is $375,000,000. The allocated loan amount for 2 Jackson Park is $359,375,000. The allocated loan amount for 3 Jackson Park is $265,625,000.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (5.8%), the borrowers may obtain the release of a Mortgaged Property solely in connection with a casualty or condemnation, as follows. In the event that no event of default exists and a casualty or condemnation occurs as to which either (i) (a) the net proceeds of such casualty or condemnation are greater than 25% of the Casualty Release Value (as defined below) of the affected Mortgaged Property (the “Affected Property”), and (b) the borrowers, after using commercially reasonable efforts, are unable to satisfy conditions to restoration requiring that restoration be commenced as soon as reasonably practicable but no later than 90 days after net proceeds are made available to the borrowers, and the Affected Property and use thereof after restoration will be in compliance with legal requirements, any major lease at the Affected Property and other documents applicable to the Affected Property (and in the case of the North Hanley Property, the Bond Lease), and (c) the lender does not make net proceeds available to the borrowers for restoration or (ii) the net proceeds of such casualty or condemnation are greater than 60% of the Casualty Release Value, then the borrowers may, on or prior to the second monthly payment date following the application of said net proceeds, prepay the Mortgage Loan and obtain the release of the Affected Property. Such prepayment is subject to certain conditions set forth in the Mortgage Loan documents, including, among others: (i) payment of an amount equal to (1) the greater of (A) the Casualty Release Value applicable to the Affected Property, and (B) the amount required to be paid under the REMIC Payment Requirement (as defined below), less (2) the portion of the net proceeds applied to the principal amount of the Mortgage Loan applicable to such Affected Property (or zero if the amount in clause (2) is equal to or greater than the amount in clause (1)), (ii) transfer and conveyance of the Affected Property to a person other than the borrowers or any other loan party and (iii) payment of any additional amount required in order to satisfy the REMIC Payment Requirement. The “Casualty Release Value” for each of the ILPT Industrial Portfolio Mortgaged Properties, as set forth in the Mortgage Loan documents is as follows: 945 Monument Drive – $32,760,512; 16101 Queens Court – $18,875,686; 4237-4255 Anson Boulevard – $46,709,324; 5500 Southeast Delaware Avenue – $20,795,247; 5 Logistics Drive – $13,180,987; 1800 Union Airpark – $60,466,179; 2150 Stanley Road – $19,323,583; 20 Logistics Boulevard – $26,297,989; 5142 & 5148 North Hanley Road – $39,478,976; 2801 Airwest – $27,513,711; 5000 Commerce Way – $44,597,806, each of which is 100% of the allocated loan amount of the related Mortgaged Property. No yield maintenance premium or prepayment fee is required in connection with any such prepayment. “REMIC Payment Requirement” means, if immediately following a release of any Affected Property following a condemnation (but taking into account any proposed restoration on the remaining Mortgaged Properties), the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Properties (counting only real property) is greater than 125%, the principal balance of the Mortgage Loan must be paid down by an amount equal to the least of the following amounts: (i) the net proceeds paid in connection with the related condemnation, (ii) the fair market value of the released Affected Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Mortgage Loan does not increase after the release, unless the borrowers deliver to the lender an opinion of counsel that if such amount is not paid, the securitization will not fail to maintain its status as a REMIC Trust.

●	With respect to the 360 North Crescent Drive Mortgage Loan (5.7%), the loan documents provide that, following the applicable lockout period, the partial defeasance or partial release of the stand-alone parking garage (the “Release Parcel”), which along with a two-story North Building and a three-story South Building comprises the Mortgaged Property, is permitted, subject to certain conditions, including: (i) (A) partial defeasance of the loan in an amount equal to 110% of the $15,130,000 allocated loan amount for the Release Parcel, (B) partial prepayment of the loan in an amount equal to 110% of the $15,130,000 allocated loan amount for the Release Parcel, together with the applicable yield maintenance premium therefor; (ii) the post-release debt service coverage ratio for the remaining property is equal to the greater of pre-release debt service coverage ratio or 1.51x (amortizing); (iii) the post-release debt yield is equal to the greater of the pre-release debt yield or 8.1%; (iv) the post-release LTV for the remaining property is no greater than the lesser of the pre-release LTV or 52.2%; (v) the borrower delivers evidence reasonably satisfactory to the lender that the post-release remaining property complies with legal requirements (including parking and zoning), that the partial release will not have an adverse impact on the remaining property or any tenant (including that reasonable alternative parking be located within a reasonable proximity), and that the partial release will not violate any lease; (vi) borrower delivers such legal opinions as lender may reasonably request (including, but not limited to, a REMIC opinion); and (vii) with respect to the prepayment option, a rating agency confirmation; provided, however, that borrower may increase the partial defeasance or prepayment amount to satisfy the related debt service coverage ratio, debt yield and LTV tests.

●	With respect to the Norwalk Government Center Mortgage Loan (5.2%), the Mortgaged Property consists of a seven-story office building on approximately 20.1 acres with 1,728 surface parking spaces (3.8 spaces/1000 SF). The sponsor is considering a business plan involving converting existing surface parking areas to a parking garage or stacked vertical parking to create available land for two new office buildings. The appraiser did not assign value to the excess land. The loan documents permit the partial release without additional release consideration (other than payment of certain transaction costs) of up to 7 acres (currently portions of the surface parking areas) in connection with the transfer of such release parcel to an affiliate or third party, subject to certain conditions, including (i) no event of default has occurred or is continuing; (ii) evidence satisfactory to lender that zoning and subdivision approvals have been obtained and that a minimum number of 1,728 parking spaces is maintained; (iii) parking easements or other agreements in form and substance reasonably acceptable to lender required for the operation of the Mortgaged Property; (iv) an opinion of counsel that the partial release satisfies REMIC requirements; and (v) a rating agency confirmation. The loan documents contain anti-poaching covenants as to the future development’s leasing practices. We cannot assure you that the proposed new development on the release parcel will not compete with the Mortgaged Property, or otherwise adversely affect the ability of the borrower to perform its obligations under the related Mortgage Loan.

●	With respect to the Oklahoma Multifamily Portfolio Mortgage Loan (4.0%), the related borrowers have the right, at any time after the date that is two years from the Closing Date, and provided no event of default under the Oklahoma Multifamily Portfolio Mortgage Loan documents exists, to obtain the release of any of the individual Oklahoma Multifamily Portfolio Properties, provided certain conditions are satisfied, including (i) payment of a release price equal to 110% of the allocated loan amount of the related individual Mortgaged Property, together with, if then-applicable, a prepayment premium equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium; (ii) the aggregate debt yield of the Oklahoma Multifamily Portfolio Mortgage Loan after giving effect to the release is greater than the greater of (x) the aggregate debt yield immediately prior to the release and (y) 8.80%; (iii) the aggregate debt service coverage ratio of the Oklahoma Multifamily Portfolio Mortgage Loan after giving effect to the release is greater than the greater of (x) the aggregate debt service coverage ratio immediately prior to the release and (y) 1.45x; and (iv) satisfaction of REMIC-related requirements.

●	With respect to the FTERE Bronx Multifamily Portfolio Mortgage Loan (3.9%), the borrower has the right at any time after the expiration of the defeasance lockout period and prior to the monthly payment date occurring in June, 2029, to obtain a release of any one or more of the individual FTERE Bronx Multifamily Portfolio Properties, provided no event of default is continuing and certain other conditions are satisfied, including, among others, (i) partial defeasance of the FTERE Bronx Multifamily Portfolio Mortgage Loan in a principal amount equal to 110% of the allocated loan amount for any individual FTERE Bronx Multifamily Portfolio Property being released; provided, however, that upon the written request of the related borrowers and subject to the lender’s receipt of an updated appraisal, the applicable defeasance amount may be 100% of such allocated loan amount so long as (x) the loan-to-value ratio with respect to all remaining FTERE Bronx Multifamily Portfolio Properties is not greater than 55.0% and (y) the debt yield with respect to all remaining FTERE Bronx Multifamily Portfolio Properties is not less than 8.5%, (ii) after giving effect to the partial defeasance the debt yield of the remaining FTERE Bronx Multifamily Portfolio Properties is greater than the greater of the debt yield immediately prior to the partial defeasance and 7.65%, and (3) customary REMIC requirements are satisfied.

●	With respect to the Metro 8 Self Storage Portfolio Mortgage Loan (3.1%), the loan documents provide that, following the defeasance lockout period, partial defeasance of one or more constituent properties is permitted, subject to certain conditions, including: (i) the cumulative partial defeasance amount for all such releases does not exceed $12 million; (ii) partial defeasance of the loan in an amount equal to the greatest of (A) 125% of the allocated loan amount for the release parcel; (B) the amount resulting in the post-release debt service coverage ratio being not less than the greater of the pre-release debt service coverage ratio and 2.08x (amortizing); (C) the amount resulting the post-release debt yield’s being not less than the greater of the pre-release debt yield and 10.3%; and (D) the amount resulting in the post-release loan-to-value ratio being not greater than the lesser of the pre-release loan-to-value ratio or 51.5%; (iii) the borrower delivers such legal opinions as lender may reasonably request (specifically including a REMIC opinion); and (iv) a rating agency confirmation.

●	With respect to the National Anchored Retail Portfolio Mortgage Loan (1.9%), the borrowers have the right, after the expiration of the defeasance lockout period, to obtain a release of the Forest Plaza Property and/or the Muncie Towne Plaza Property, provided that among other conditions: (i) no event of default is continuing, (ii) the borrowers partially defease the Mortgage Loan in a principal amount equal to 115% of the allocated loan amount for the Forest Plaza Property and/or the Muncie Towne Plaza Property, as the case may be, (iii) the debt yield for all remaining Mortgaged Properties is no less than the greater of (a) the debt yield immediately preceding the release and (b) 11.60%, and (iv) customary REMIC requirements are satisfied.

●	With respect to the National Anchored Retail Portfolio Mortgage Loan (1.9%), the borrowers have the right to obtain the release of each of two Release Parcels (as defined below), which were not given any value in the appraisal or underwriting, in each case without prepayment or defeasance of any portion of the Mortgage Loan, in connection with a legal subdivision of such Release Parcel. In each case, the release is subject to the satisfaction of various conditions, including conditions relating to compliance with zoning (including parking), separate tax lots, appropriate reciprocal easement agreements and customary REMIC conditions. The “Release Parcels” are (i) certain unimproved land at the Lakeline Village Property, and (ii) a pad site at the White Oaks Plaza Property that is occupied by Olive Garden and ground leased by the applicable borrower to a third party on terms that grant to the third party an option to purchase the pad site for a nominal sum upon the subdivision of the pad site from the remainder of the White Oaks Plaza Property.

●	With respect to the City Storage Mortgage Loan (0.2%), the borrower has the right, after the expiration of the defeasance lockout period, to obtain a release of any individual Mortgaged Property so long as, among other things: (i) the Mortgage Loan is partially defeased in an amount equal to 125% of the allocated loan amount of the individual Mortgaged Property being released, (ii) after such release, the debt service coverage ratio is greater than the greater of (1) the debt service coverage ratio immediately prior to the release and (2) 1.66x; (iii) after such release, the debt yield is greater than the greater of (1) the debt yield immediately prior to such release and (2) 9.8%; (iii) after such release, the loan-to-value ratio is less than the lesser of (1) the loan-to-value ratio immediately prior to such release and (2) 69.6%, and (iv) compliance with REMIC requirements.

Furthermore, some of the Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the applicable special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

19 of the Mortgage Loans (62.3%) are secured in whole or in part by office, retail and industrial properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

39 of the Mortgage Loans (66.7%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

36 of the Mortgage Loans (62.3%) provide for monthly or upfront escrows to cover planned capital expenditures, ongoing replacements and capital repairs or franchise-mandated property improvement plans.

17 of the Mortgage Loans (21.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to the Norwalk Government Center Mortgage Loan (5.2%), a $4,525,000 economic holdback reserve was established at loan closing, to be released to a general reserve account subject to certain conditions, including: (i) no event of default and (ii) debt yield is not less than 8.0%, as of applicable determination date. Disbursements (up to 4 times during loan term) based on difference between original principal amount and the economic holdback base amount (calculated based on adjusted net cash flow under the loan documents and 8.0% debt yield). If release conditions are not satisfied on or before October 31, 2021 (2 years after loan origination) the lender must pay-down the remaining holdback funds, first, to prepay the loan to lesser of remaining funds or amount that would yield 8.0% debt yield pursuant to specified adjustments, together with related yield maintenance-based prepayment premium; and, second, any remaining amounts are disbursed to the general reserve account.

In certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. In addition, certain of the Mortgage Loans described above permit the related borrower to post a guaranty in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	12	$502,598,153	39.1%
Springing/Springing Cash Management	26	496,665,189	38.6
Hard/In Place Cash Management	2	139,900,000	10.9
Soft/Springing Cash Management	2	113,936,754	8.9
None	5	33,922,318	2.6
Total:	47	$1,287,022,414	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents.

This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hotel Mortgage Loans, rents deposited into the lockbox account may be net of management fees, hotel operating expenses, and reserves (or custodial funds (employee tips) and occupancy taxes may be remitted back to the borrower from the lockbox prior to payments to the lender), and with respect to certain other Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

With respect to the Jackson Park Mortgage Loan (7.8%), the underwritten management fee (2.5%) is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a)  the Mortgaged Property was constructed in 2018 and is 96.1% occupied as of August 31, 2019; (b) U/W NOI Debt Yield and U/W NCF DSCR are 13.0% and 3.92x, respectively and if the Mortgage Loan underwriting utilized a 3.0% management fee, the U/W NOI Debt Yield and U/W NCF DSCR would be approximately 12.9% and 3.89x, respectively; (c) the Mortgaged Property is located in Long Island City, New York and at the end of 2018, New York City announced it would invest approximately $180 million in new funding toward Long Island City’s infrastructure including improvements to schools, transportation, parks and sewer/water systems; (d) the borrower sponsor is an investment venture managed and controlled by one or more affiliates of Tishman Speyer Properties, L.P. (“Tishman Speyer”), which is an owner, developer, operator and fund manager of real estate assets across the United States, Europe, Brazil, China and India and (e) the Mortgaged Property is managed by Tishman Speyer and the management fee was underwritten to the borrower’s budgeted figure, which represents the contractual fee.  In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

None of the other Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; and “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Century Plaza Towers(4)	$105,000,000	N/A	52.1%	3.12x	9.50%	Yes	Yes
Jackson Park	$100,000,000	$200,000,000	95% of 62.5%	105% of 2.15x	105% of 7.10%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	If a partial prepayment of the Century Plaza Towers Mortgage Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, the Combined Maximum LTV Ratio, Combined Minimum Debt Service Coverage Ratio and Combined Minimum Debt Yield are required to be 51.5%, 3.18x and 9.7%, respectively. See also “—Releases; Partial Releases; Property Additions” above.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other subordinate secured debt subject to the terms of the related Mortgage Loan documents or as otherwise expressly permitted by applicable law. For example:

With respect to the Plaza Pacoima Mortgage Loan (2.4%), the Mortgaged Property is encumbered by a 20-year, fully amortizing loan from The City of Los Angeles in the original principal amount of $7,400,000 that matures September 30, 2028. The City of Los Angeles has entered into a subordination and standstill agreement with the lender. (The Mortgage Loan matures November 1, 2029.) The junior loan has an outstanding principal balance of $4,735,000 as of August 1, 2019. Debt service is paid semi-annually by applying 49% of the City’s portion of the sales/ utility use/ business taxes (“City Taxes”) otherwise paid regarding the Mortgaged Property and an adjacent Lowe’s parcel (not part of the collateral). If the City Taxes do not cover the debt service payments, the borrower is required to make the necessary payments.

With respect to each of the Mortgaged Properties located in Florida (1.0%), Florida statutes render unenforceable any provision in the loan documents that prohibits the borrower from incurring Property Assessed Clean Energy (“PACE”) loans in connection with the related Mortgaged Property.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Oklahoma Multifamily Portfolio Mortgage Loan (4.0%), the Mortgage Loan documents permit the borrower to incur indebtedness incurred in the ordinary course of business with creditors who are members or affiliates of such borrower or who are the affiliates of a member of such borrower, provided that (x) such indebtedness is (1) unsecured, and (2) fully subordinated to the debt under the Mortgage Loan, and (y) at the request of the lender, with respect to such indebtedness, the borrower is required to cause the delivery to the lender of a subordination and standstill agreement acceptable to the lender by such applicable member or affiliate.

With respect to the National Anchored Retail Portfolio Mortgage Loan (1.9%), the Mortgage Loan documents permit the indirect owners of the borrowers to pledge direct or indirect ownership interests in any member, partner or shareholder in the borrowers (but not any direct ownership interests in the borrowers) in favor of one or more Permitted Pledge Banks (but in only one transaction), provided that (i) the pledge is to secure a loan or line of credit secured by all or substantially all of the assets of such person or entity (but not a direct interest in the borrowers), (ii) the Mortgaged Properties do not constitute more than 20% of the value of all property securing such credit facility, and (iii) the repayment of such loan or line of credit is not specifically tied to the cash flow of the Mortgaged Properties. “Permitted Pledge Bank” means a commercial bank or a financial institution with significant real estate experience involving properties similar to the Mortgaged Properties with a long-term unsecured debt rating of not less than “A” by S&P and “A2” by Moody’s.

With respect to the Walgreens West Valley UT Mortgage Loan (0.3%), in connection with a reverse 1031 exchange, the borrower, which is currently owned by NSHE, as accommodation owner for the 1031 exchange, has incurred a loan (the “Reverse 1031 Loan”), secured by NSHE’s equity interest in the borrower, made by Schwartz Family Trust, an affiliate of the related guarantor with respect to such Mortgage Loan, to finance the acquisition of the Mortgaged Property by the borrower and also to fund all other property expenses in an undetermined amount, as to which (based on information provided by the borrower) $2,117,518.40 was initially advanced. The Reverse 1031 Loan is required to be discharged upon consummation of the reverse 1031 exchange. The Mortgage Loan documents for such Mortgage Loan require the reverse 1031 exchange to be consummated within 180 days following the origination date of the Mortgage Loan.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 as Century Plaza Towers, Jackson Park, Park Tower at Transbay, ILPT Industrial Portfolio, 360 North Crescent Drive, Sacramento Office Portfolio and National Anchored Retail Portfolio are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to (i) any specified Whole Loan should be construed to refer to the Whole Loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s) and (ii) any specified Companion Loan should be construed to refer to the Companion Loan that together with the related Mortgage Loan with the same name comprise the related Whole Loan with the same name.

The following terms are used in reference to the Whole Loans:

“BANK 2019-BNK21 PSA” means the pooling and servicing agreement governing the BANK 2019-BNK21 securitization trust, into which the Control Note related to each of the Park Tower at Transbay Whole Loan and the National Anchored Retail Portfolio Whole Loan was deposited.

“Control Appraisal Period” means, with respect to any Serviced A/B Whole Loan, the period during which a “Control Appraisal Event” (or analogous term) exists under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“CPTS 2019-CPT TSA” means the trust and servicing agreement governing the CPTS 2019-CPT securitization trust, into which the Control Note related to the Century Plaza Towers Whole Loan was deposited.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“JAX 2019-LIC TSA” means the trust and servicing agreement governing the JAX 2019-LIC securitization trust, into which the Control Note related to the Jackson Park Whole Loan was deposited.

“MSC 2019-L3 PSA” means the pooling and servicing agreement which is expected to govern the MSC 2019-L3 securitization trust, into which the Control Note related to the ILPT Industrial Portfolio Whole Loan is expected to be deposited.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means, with respect to each Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means, with respect to each Non-Serviced Whole Loan, the custodian under the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means, with respect to each Non-Serviced Whole Loan, the directing certificateholder (or the equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means with respect to each Non-Serviced Whole Loan, the master servicer or servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Century Plaza Towers Mortgage Loan, (ii) the Jackson Park Mortgage Loan, (iii) the Park Tower at Transbay Mortgage Loan, (iv) the ILPT Industrial Portfolio Mortgage Loan, (v) the National Anchored Retail Portfolio Mortgage Loan and (vi) each Servicing Shift Mortgage Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Pari Passu-A/B Whole Loan” means each of (i) the Century Plaza Towers Whole Loan, the (ii) Jackson Park Whole Loan and the (iii) ILPT Industrial Portfolio Whole Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Park Tower at Transbay Whole Loan, (ii) the National Anchored Retail Portfolio Whole Loan and (iii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced PSA” means, (i) with respect to the Century Plaza Towers Mortgage Loan, the CPTS 2019-CPT TSA, (ii) with respect to the Jackson Park Mortgage Loan, the JAX 2019-LIC TSA, (iii) with respect to each of the Park Tower at Transbay Mortgage Loan and the National Anchored Retail Portfolio Mortgage Loan, the BANK 2019-BNK21 PSA, (iv) the ILPT Industrial Portfolio Mortgage Loan, the MSC 2019-L3 PSA and (v) with respect to each Servicing Shift Whole Loan after the related Servicing Shift Securitization Date, the pooling and servicing agreement that creates the trust whose assets include the related Control Note.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to each Non-Serviced Whole Loan, the applicable special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means with respect to each Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu-A/B Whole Loan, (ii) the Non-Serviced Pari Passu Whole Loans and (iii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other Special Servicer” means, with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Serviced A/B Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. There are no Serviced A/B Whole Loans related to the Trust.

“Serviced Companion Loan” means any of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means (i) the 360 North Crescent Drive Mortgage Loan and (ii) the Sacramento Office Portfolio Mortgage Loan and (iii) each Servicing Shift Mortgage Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan and one or more Serviced Pari Passu Companion Loans and includes each Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Subordinate Companion Loan” means, with respect to any Serviced A/B Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means each Serviced A/B Whole Loan and each Serviced Pari Passu Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA on and after the applicable Servicing Shift Securitization Date. There are no Servicing Shift Mortgage Loans related to the Trust.

“Servicing Shift PSA” means, with respect to any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement entered into in connection with the securitization of the related Control Note.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Control Note.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA on and after the applicable Servicing Shift Securitization Date. There are no Servicing Shift Whole Loans related to the Trust.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

As of the Closing Date, there will be no Servicing Shift Whole Loans or Serviced A/B Whole Loans. Accordingly, all references in this prospectus to any Servicing Shift Whole Loan, Servicing Shift Mortgage Loan, Serviced A/B Whole Loan and any related terms should be disregarded.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder
Century Plaza Towers

Note A-1-S1

Note A-1-S2

Note A-1-S3

Note A-2-S1

Note A-2-S2

Note A-2-S3

Note A-3-S1

Note A-3-S2

Note A-3-S3

Note A-1-C1

Note A-1-C2

Note A-1-C3

Note A-1-C4

Note A-1-C5

Note A-1-C6

Note A-1-C7

Note A-1-C8

Note A-2-C1

Note A-2-C2

Note A-2-C3

Note A-2-C4

Note A-2-C5

Note A-2-C6

Note A-2-C7

Note A-3-C1

Note A-3-C2

Note A-3-C3

Note A-3-C4

Note A-3-C5

Note B-1

Note B-2

Note B-3

Control(1)

Control(1)

Control(1)

Control(1)

Control(1)

Control(1)

Control(1)

Control(1)

Control(1)

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Control(1)

Non-Control

Control(1)

Control(1)

Non-Control

Non-Control

Non-Control

Control(1)

Non-Control

Control(1)

Non-Control

Non-Control

Control(1)

Control(1)

Control(1)

$100,000,000

$60,000,000

$40,000,000

$50,000,000

$30,000,000

$20,000,000

$50,000,000

$30,000,000

$20,000,000

$25,000,000

$37,500,000

$50,000,000

$50,000,000

$25,000,000

$25,000,000

$25,000,000

$12,500,000

$12,500,000

$18,750,000

$30,000,000

$20,000,000

$20,000,000

$13,750,000

$10,000,000

$12,500,000

$18,750,000

$50,000,000

$20,000,000

$23,750,000

$150,000,000

$75,000,000

$75,000,000

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

CPTS 2019-CPT

BANK 2019-BNK23

CPTS 2019-CPT

CPTS 2019-CPT

BANK 2019-BNK23

BANK 2019-BNK23

BANK 2019-BNK23

CPTS 2019-CPT

BANK 2019-BNK23

CPTS 2019-CPT

Wells Fargo Bank, National Association

BANK 2019-BNK23

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

Jackson Park	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10 Note B-1 Note B-2	Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$75,000,000 $75,000,000 $75,000,000 $75,000,000 $50,000,000 $50,000,000 $50,000,000 $50,000,000 $25,000,000 $25,000,000 $225,000,000 $225,000,000

JAX 2019-LIC

JAX 2019-LIC

Bank of America, National Association

JAX 2019-LIC

BANK 2019-BNK23

BANK 2019-BNK23

Bank of America, National Association

Wells Fargo Bank, National Association

JAX 2019-LIC

JAX 2019-LIC

JAX 2019-LIC

JAX 2019-LIC

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder
Park Tower at Transbay	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10	Non-Control Non-Control Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$100,000,000 $100,000,000 $100,000,000 $80,000,000 $50,000,000 $50,000,000 $25,000,000 $20,000,000 $15,000,000 $10,000,000

BANK 2019-BNK20

BANK 2019-BNK23

BANK 2019-BNK21

BANK 2019-BNK22

Bank of America, National Association

Bank of America, National Association

BANK 2019-BNK22

BANK 2019-BNK20

BANK 2019-BNK21

BANK 2019-BNK22

ILPT Industrial Portfolio	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note B-1 Note B-2 Note B-3	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control(3) Non-Control Non-Control	$50,000,000 $35,760,000 $39,240,000 $25,080,000 $25,000,000 $20,000,000 $10,000,000 $9,320,000 $54,240,000 $40,680,000 $40,680,000

MSC 2019-L3(2)

BANK 2019-BNK23

BANK 2019-BNK23

Bank of America, National Association

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

Prima Mortgage Investment Trust

Prima Mortgage Investment Trust

Prima Mortgage Investment Trust

360 North Crescent Drive	Note A-1 Note A-2	Control Non-Control	$73,600,000 $55,000,000	BANK 2019-BNK23 BANK 2019-BNK22
Sacramento Office Portfolio	Note A-1 Note A-2	Control Non-Control	$35,000,000 $14,400,000	BANK 2019-BNK23 Bank of America, National Association
National Anchored Retail Portfolio	Note A-1 Note A-2-1 Note A-2-2 Note A-3	Control Non-Control Non-Control Non-Control	$50,000,000 $12,000,000 $25,000,000 $30,000,000	BANK 2019-BNK21 Morgan Stanley Bank, N.A. BANK 2019-BNK23 BANK 2019-BNK22

(1)	No single promissory note comprising a part of the Century Plaza Towers Whole Loan is the related Control Note; however, the CPTS 2019-CPT securitization trust is the related controlling note holder, and a party designated under the CPTS 2019-CPT TSA is entitled to exercise the rights thereof.

(2)	The MSC 2019-L3 securitization is expected to close on or before the Closing Date.

(3)	In the event (i) an ILPT Industrial Portfolio Control Appraisal Event has occurred and/or (ii) the holder of Note B-1 is a Borrower Party with respect to the ILPT Industrial Portfolio Whole Loan, Note A-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced A/B Whole Loans—The ILPT Industrial Portfolio Whole Loan”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of any master servicer, any special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced

PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans. With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans. With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled (but not required) to exercise the consultation rights described below.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire between 5 and 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such time period (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the applicable special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the applicable special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole

Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of any master servicer, any special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause;

provided, that if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including each Servicing Shift Whole Loan), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled (but not required) to exercise the consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire between 5 and 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such time period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition, if the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Century Plaza Towers Pari Passu-A/B Whole Loan

General

The Century Plaza Towers Mortgage Loan (8.2%) is part of a Whole Loan that is part of a split loan structure comprised of 29 senior promissory notes and three subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,200,000,000. Six such senior promissory notes designated A-2-C2, A-2-C5, A-2-C6, A-

2-C7, A-3-C2, A-3-C5 with an aggregate initial principal balance of $105,000,000 (collectively, the “Century Plaza Towers Mortgage Loan”), will be deposited into this securitization. The Century Plaza Towers Whole Loan is evidenced by (i) the Century Plaza Towers Mortgage Loan, (ii) 14 senior promissory notes designated A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-2-C1, A-2-C3, A-2-C4, A-3-C1 and A-3-C3 (the “Century Plaza Towers Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $525,000,000; (iii) 9 senior promissory notes designated A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-1-C6, A-1-C7, A-1-C8 and A-3-C4 (the “Century Plaza Towers Non-Standalone Pari Passu Companion Loans” and, together with the Century Plaza Towers Standalone Pari Passu Companion Loans, the “Century Plaza Towers Pari Passu Companion Loans”), which have an aggregate initial principal balance of $270,000,000; and (iv) three subordinate promissory notes designated B-1, B-2 and B-3 (the “Century Plaza Towers Subordinate Companion Loans” and, together with the Century Plaza Towers Standalone Pari Passu Companion Loans, the “Century Plaza Towers Standalone Companion Loans”), which have an aggregate initial principal balance of $300,000,000.

The Century Plaza Towers Mortgage Loan, the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans are referred to herein, collectively, as the “Century Plaza Towers Whole Loan”, and the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans are referred to herein as the “Century Plaza Towers Companion Loans”. The Century Plaza Towers Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Century Plaza Towers Mortgage Loan. The Century Plaza Towers Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans.

Only the Century Plaza Towers Mortgage Loan is included in the issuing entity. The Century Plaza Towers Standalone Companion Loans were contributed to a securitization trust governed by the CPTS 2019-CPT TSA (the “CPTS 2019-CPT Securitization”). The Century Plaza Towers Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Century Plaza Towers Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Century Plaza Towers Whole Loan (the “Century Plaza Towers Noteholders”) are subject to an Intercreditor Agreement (the “Century Plaza Towers Intercreditor Agreement”). The following summaries describe certain provisions of the Century Plaza Towers Intercreditor Agreement.

Servicing

The Century Plaza Towers Whole Loan (including the Century Plaza Towers Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the CPTS 2019-CPT TSA by Wells Fargo Bank, National Association as servicer (the “Century Plaza Towers Servicer”), and, if necessary, CWCapital Asset Management LLC, as special servicer (the “Century Plaza Towers Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”, but subject to the terms of the Century Plaza Towers Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Century Plaza Towers Mortgage Loan (but not on the Century Plaza Towers Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Century Plaza Towers Mortgage Loan.

Property protection advances in respect of the Century Plaza Towers Whole Loan will be made by the Century Plaza Towers Servicer or the trustee under the CPTS 2019-CPT TSA (the “Century Plaza Towers Trustee”), as applicable, unless a determination of nonrecoverability is made under the CPTS 2019-CPT TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”.

Application of Payments Prior to a Century Plaza Towers Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the Century Plaza Towers Whole Loan borrower to pay money due under the Century Plaza Towers Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the Century Plaza Towers Whole Loan becomes a specially serviced mortgage loan under the CPTS 2019-CPT TSA (a “Century Plaza Towers Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the Century Plaza Towers Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Century Plaza Towers Intercreditor Agreement, as follows:

●	first, (A) first, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Century Plaza Towers Servicer or the Century Plaza Towers Trustee from general collections of the issuing entity or related Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C)

third, to the holders of the Century Plaza Towers Subordinate Companion (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Century Plaza Towers Standalone Companion Loans), to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

●	second, to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee, as applicable), with respect to the Century Plaza Towers Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA;

●	third, initially, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Century Plaza Towers Whole Loan under the CPTS 2019-CPT TSA;

●	fourth, pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan;

●	fifth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the

issuing entity, as holder of the Century Plaza Towers Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Pari Passu Companion Loan and the Century Plaza Towers Mortgage Loan;

●	seventh, to the holders of any of the Century Plaza Towers Subordinate Companion Loans that are not included in the CPTS 2019-CPT Securitization (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Century Plaza Towers Subordinate Companion Loans (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), with respect to the Century Plaza Towers Whole Loan pursuant to the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA or the Century Plaza Towers Intercreditor Agreement, and any cure payment made by the holders of Century Plaza Towers Subordinate Companion Loans pursuant to the Century Plaza Towers Intercreditor Agreement;

●	eighth, pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Century Plaza Towers Subordinate Companion Loan;

●	ninth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Subordinate Companion Loans all payments and prepayments of principal until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Century Plaza Towers Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Subordinate Companion Loan;

●	eleventh, any interest accrued at the default rate on the outstanding principal balance of the Century Plaza Towers Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Century Plaza Towers Whole Loan interest rate and (iii) not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer, the master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Century Plaza Towers Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

●	twelfth, pro rata and pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Pari Passu Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

●	thirteenth, pro rata and pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Subordinate Companion Loans, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

●	fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer under the CPTS 2019-CPT TSA, the master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Century Plaza Towers Intercreditor Agreement), to each Century Plaza Towers Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

●	fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Century Plaza Towers Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments after a Century Plaza Towers Triggering Event of Default

Generally, for so long as a Century Plaza Towers Triggering Event of Default has occurred and is continuing, all amounts available for payment on the Century Plaza Towers Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Century Plaza Towers Intercreditor Agreement, as follows:

●	first, (A) first, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Century Plaza Towers Servicer or the Century Plaza Towers Trustee from general collections of the issuing entity or related Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Century Plaza Towers Subordinate Companion (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Century Plaza Towers Standalone Companion Loans), to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

●	second, to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee, as applicable), with respect to the Century Plaza Towers Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA;

●	third, initially, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Century Plaza Towers Whole Loan under the CPTS 2019-CPT TSA;

●	fourth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan;

●	fifth, pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Century Plaza Towers Subordinate Companion Loan;

●	sixth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

●	seventh, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Pari Passu Companion Loan and the Century Plaza Towers Mortgage Loan;

●	eighth, to the holders of any of the Century Plaza Towers Subordinate Companion Loans that are not included in the CPTS 2019-CPT Securitization (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Century Plaza Towers Subordinate Companion Loans (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), with respect to the Century Plaza Towers Whole Loan pursuant to the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA or the Century Plaza Towers Intercreditor Agreement, and any cure payment made by the holders of Century Plaza Towers Subordinate Companion Loans pursuant to the Century Plaza Towers Intercreditor Agreement;

●	ninth, pari passu in respect of principal, to the holders of the Century Plaza Towers Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Century Plaza Towers Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Subordinate Companion Loan;

●	eleventh, pro rata and pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Pari Passu Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

●	twelfth, pro rata and pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Subordinate Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

●	thirteenth, any interest accrued at the default rate on the outstanding principal balance of the Century Plaza Towers Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Century Plaza Towers Whole Loan interest rate and (iii) not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer, the master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Century Plaza Towers Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

●	fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer under the CPTS 2019-CPT TSA, the master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to an Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Century Plaza Towers Intercreditor Agreement), to Century Plaza Towers Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

●	fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Century Plaza Towers Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments Prior to a Century Plaza Towers Triggering Event of Default” and “Application of Payments after a Century Plaza Towers Triggering Event of Default” section, with respect to Century Plaza Towers Mortgage Loan, the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Century Plaza Towers Whole Loan.

Consultation and Control

The controlling noteholder under the Century Plaza Towers Intercreditor Agreement will be the securitization trust created pursuant to the terms of the CPTS 2019-CPT TSA. Pursuant to the terms of the CPTS 2019-CPT TSA, the related controlling class representative, which is expected to initially be Blackstone Real Estate Special Situations Advisors L.L.C. (the “Century Plaza Towers Directing Certificateholder”), will have consent and/or consultation rights with respect to the Century Plaza Towers Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”.

Neither the issuing entity nor any holder of a Century Plaza Towers Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the Century Plaza Towers Servicer or the Century Plaza Towers Special Servicer with respect to major decisions to be taken with respect to the Century Plaza Towers Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Century Plaza Towers Whole Loan or for any other matter.

Cure Rights

If the Century Plaza Towers Subordinate Companion Loans are no longer included in the CPTS 2019-CPT Securitization and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Century Plaza Towers Whole Loan, then the Century Plaza Towers Subordinate Companion Loan holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Century Plaza Towers Subordinate Companion Loan holders elect to cure a default by way of a payment of money (a “Century Plaza Towers Cure Payment”), the Century Plaza Towers Subordinate Companion Loan holders will be required to make such Century Plaza Towers Cure Payment as directed by the Century Plaza Towers Special Servicer and such Century Plaza Towers Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Century Plaza Towers Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Century Plaza Towers Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Century Plaza Towers Subordinate Companion Loan holders and the applicable cure period has not expired and the Century Plaza Towers Subordinate Companion Loan holders are permitted to cure under the terms of the Century Plaza Towers Intercreditor Agreement, the default will not be treated as a default or a Century Plaza Towers Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After to a Century Plaza Towers Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the Century Plaza Towers Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Century Plaza Towers Mortgaged Property or (iii) for purposes of treating the Century Plaza Towers Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Century Plaza Towers Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) Century Plaza Towers Cure Events over the life of the Century Plaza Towers Whole Loan and no single Century Plaza Towers Cure Event may exceed four (4) consecutive months. A “Century Plaza Towers Cure Event” means the Century Plaza Towers Subordinate Companion Loan Holders’ exercise of their cure rights whether for one month or for consecutive months in the aggregate.

Purchase Option

If the Century Plaza Towers Subordinate Companion Loans are no longer included in the CPTS 2019-CPT Securitization and a Century Plaza Towers Triggering Event of Default has occurred and is continuing, then, upon written notice from the Century Plaza Towers Special Servicer of such occurrence (a “Century Plaza Towers Repurchase Option Notice”), the Century Plaza Towers Subordinate Companion Loan holders will have the right (and if all of the Century Plaza Towers Subordinate Companion Loan holders provide such notice, then all of the Century Plaza Towers Subordinate Companion Loan holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the Century Plaza Towers Special Servicer (the “Century Plaza Towers Repurchase Election Notice”) after the occurrence of the Century Plaza Towers Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Century Plaza Towers Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Century Plaza Towers Repurchase Option Notice, to purchase the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans for the applicable purchase price provided in the Century Plaza Towers Intercreditor Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Century Plaza Towers Repurchase Election Notice, except as described below with respect to a Century Plaza Towers Repurchase Election Notice based on a Century Plaza Towers Notice of Foreclosure/DIL.

The Century Plaza Towers Special Servicer will be required to give the Century Plaza Towers Subordinate Companion Loan holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Century Plaza Towers Notice of Foreclosure/DIL”). If the Century Plaza Towers Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Century Plaza Towers Notice of Foreclosure/DIL stating its intent to the Century Plaza Towers Subordinate Companion Loan holders and the Century Plaza Towers Subordinate

Companion Loan holders will have the option, within 10 business days from receipt of such Century Plaza Towers Notice of Foreclosure/DIL, to deliver a Century Plaza Towers Repurchase Election Notice to the Century Plaza Towers Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Century Plaza Towers Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Century Plaza Towers Subordinate Companion Loan holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the Century Plaza Towers Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Pari Passu Companion Loans.

Sale of Defaulted Century Plaza Towers Whole Loan

Pursuant to the terms of the Century Plaza Towers Intercreditor Agreement, if the Century Plaza Towers Whole Loan becomes a defaulted mortgage loan, and if the Century Plaza Towers Special Servicer determines to sell the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Companion Loans in accordance with the Century Plaza Towers TSA, then the Century Plaza Towers Special Servicer will have the right and the obligation to sell the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Companion Loans as notes evidencing one whole loan in accordance with the terms of the CPTS 2019-CPT TSA. In connection with any such sale, the Century Plaza Towers Special Servicer will be required to follow the procedures set forth in the CPTS 2019-CPT TSA.

Special Servicer Appointment Rights

Pursuant to the Century Plaza Towers Intercreditor Agreement and the CPTS 2019-CPT TSA, the Century Plaza Towers Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the Century Plaza Towers Special Servicer then acting with respect to the Century Plaza Towers Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other Century Plaza Towers Non-Standalone Pari Passu Companion Loan holders.

The Jackson Park Pari Passu-A/B Whole Loan

General

The Jackson Park Mortgage Loan (as defined below), representing approximately 7.8% of the Initial Pool Balance, is part of a Whole Loan evidenced by twelve (12) promissory notes each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $1,000,000,000. Note A-5 (contributed by Bank of America, National Association) and Note A-6 (contributed by Wells Fargo Bank, National Association), with an aggregate initial principal balance of $100,000,000 (collectively, the “Jackson Park Mortgage Loan”), will be deposited into this securitization.

The Jackson Park Whole Loan (as defined below) is evidenced by (i) the Jackson Park Mortgage Loan, (ii) 8 senior promissory notes, Notes A-1, A-2, A-3, A-4, A-7, A-8, A-9 and A-10 (the “Jackson Park Pari Passu Companion Loans” and, together with the Jackson Park Mortgage Loan, the “Jackson Park Senior Notes”), which have an aggregate initial principal balance of $450,000,000 and (iii) 2 subordinate promissory notes, Notes B-1 and B-2 (the “Jackson Park Subordinate Companion Loans” and, together with the Jackson Park Pari Passu Companion Loans, the “Jackson Park Companion Loans”), which have an aggregate initial principal balance of $450,000,000. The Jackson Park Senior Notes are generally pari passu in right of payment with each other, and the Jackson Park Subordinate Companion Loans are generally subordinate in right of payment to the Jackson Park Senior Notes.

Only the Jackson Park Mortgage Loan is included in the issuing entity. The current holders of the Jackson Park Notes are set forth in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

The Jackson Park Mortgage Loan, the Jackson Park Pari Passu Companion Loans and the Jackson Park Subordinate Companion Loans are collectively referred to in this prospectus as the “Jackson Park Whole Loan”. The rights of the holders of the promissory notes evidencing the Jackson Park Whole Loan (the “Jackson Park Noteholders”) are subject to an Intercreditor Agreement (the “Jackson Park Intercreditor Agreement”). The Jackson Park Whole Loan will be serviced and administered pursuant to the JAX 2019-LIC TSA and the Jackson Park Intercreditor Agreement. The following summaries describe certain provisions of the Jackson Park Intercreditor Agreement.

Servicing

The Jackson Park Whole Loan is serviced pursuant to the terms of the JAX 2019-LIC TSA by Wells Fargo Bank, National Association, as servicer (the “Jackson Park Servicer”), and, if necessary, AEGON USA Realty Advisors, LLC, as special servicer (the “Jackson Park Special Servicer”), which will govern the terms of the Jackson Park Trust 2019-LIC securitization into which each of the Jackson Park Pari Passu Companion Loans evidenced by Notes A-1, A-2, A-4, A-9 and A-10 and the Jackson Park Subordinate Companion Loans will be deposited, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Jackson Park Mortgage Loan”, but subject to the terms of the Jackson Park Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Jackson Park Mortgage Loan”.

Distributions

The Jackson Park Intercreditor Agreement provides, in general, that (i) each Jackson Park Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other Jackson Park Senior Note and (ii) the Jackson Park Subordinate Companion Loans and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the Jackson Park Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

Application of Payments Prior to an Event of Default

Prior to the occurrence and continuance of an event of default with respect to the Jackson Park Whole Loan, any collections received in respect of the Jackson Park Whole Loan or related Mortgaged Property will be applied to the Jackson Park Mortgage Loan, the Jackson Park Pari Passu Companion Loans and the Jackson Park Subordinate Companion Loans in accordance with Jackson Park mortgage loan agreement. Accordingly, subject to the right of the Jackson Park Servicer, the Jackson Park Special Servicer, the trustee and the certificate administrator under the JAX 2019-LIC TSA to be reimbursed for any unanticipated trust fund expenses in accordance with the JAX 2019-LIC TSA, the monthly debt service payment on the Jackson Park Whole Loan will be applied: first, to the payment of interest due and payable on the Jackson Park Mortgage Loan and the Jackson Park Companion Loans, pro rata; second, to the reduction of the outstanding principal balance of each of the Jackson Park Senior Notes, pro rata, until the outstanding principal balance of each such Jackson Park Senior Note is reduced to zero; and third, to the reduction of the outstanding principal balance of Jackson Park Subordinate Companion Loans, pro rata, until the outstanding principal balance of each such Jackson Park Subordinate Companion Loan is reduced to zero.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the Jackson Park Whole Loan, payments and proceeds with respect to the Jackson Park Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the Jackson Park Servicer and the trustee under the JAX 2019-LIC TSA (the “Jackson Park Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;

●	second, to provide reimbursement to holders of the Jackson Park Senior Notes for any nonrecoverable monthly debt service advances and interest thereon on the Jackson Park Senior Notes, on a pro rata and pari passu basis, then to provide reimbursement to holders of the Jackson Park Subordinate Companion Loans for any nonrecoverable monthly debt service advances and interest thereon on the Jackson Park Subordinate Companion Loans, on a pro rata and pari passu basis;

●	third, to provide reimbursement to the Jackson Park Servicer and Jackson Park Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;

●	fourth, to the holders of the Jackson Park Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	fifth, to the holders of the Jackson Park Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;

●	sixth, to the holders of the Jackson Park Senior Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	seventh, to the holders of the Jackson Park Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	eighth, to the holders of the Jackson Park Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the B Notes;

●	ninth, to the holders of the Jackson Park Subordinate Companion Loans, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	tenth, to pay the Jackson Park Servicer or the Jackson Park Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

●	eleventh, to fund any other reserves to the extent then required to be held in escrow;

●	twelfth, to pay to the holders of the Jackson Park Senior Notes any yield maintenance or other prepayment premium then due and payable to the holders of the Jackson Park Senior Notes, on a pro rata and pari passu basis, then to the holders of the Jackson Park Subordinate Companion Loans any liquidated damages amount or other prepayment premium then due and payable to the holders of the Jackson Park Subordinate Companion Loans, on a pro rata and pari passu basis;

●	thirteenth, to pay the Jackson Park Servicer or the Jackson Park Special Servicer, as applicable, default interest and late fees then due and payable under the Jackson Park Whole Loan documents, all of which will be applied in accordance with the JAX 2019-LIC TSA;

●	fourteenth, to pay any additional servicing compensation that the Jackson Park Servicer or the Jackson Park Special Servicer is entitled to receive under the JAX 2019-LIC TSA; and

●	fifteenth, any remaining amount will be paid pro rata to the holders of the Jackson Park Companion Loans and the issuing entity as holder of the Jackson Park Mortgage Loan, based on the original principal balance of the Jackson Park Mortgage Loan and the Jackson Park Companion Loans.

If a P&I Advance is made with respect to the Jackson Park Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Jackson Park Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Jackson Park Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Jackson Park Whole Loan in accordance with the JAX 2019-LIC TSA and the Jackson Park Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the Jackson Park Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Jackson Park Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Jackson Park Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the Jackson Park Subordinate Companion Loans and then to the Jackson Park Senior Notes, in that order)

from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The Controlling Holder under the Jackson Park Intercreditor Agreement will be the securitization trust (the “JAX 2019-LIC Securitization”) created pursuant to the terms of the JAX 2019-LIC TSA, as holder of the Jackson Park Companion Loan Note A-1 (the “Jackson Park Controlling Holder”). As of the Closing Date, the rights of the Jackson Park Controlling Holder will be exercised by the directing holder under the JAX 2019-LIC Securitization.

The terms of the JAX 2019-LIC TSA provide for a directing holder or similar party with consent and/or consultation rights with respect to the Jackson Park Whole Loan similar to, but not identical to, those held by the Directing Certificateholder under the terms of the PSA. The Jackson Park Servicer and Jackson Park Special Servicer will be required to make any servicing decisions with respect the Mortgage Loan in accordance with the servicing standard set forth in the JAX 2019-LIC TSA. The JAX 2019-LIC TSA also provides that the Jackson Park Servicer and Jackson Park Special Servicer will be required to consult with the risk retention consultation parties named in the JAX 2019-LIC PSA (the “Jackson Park Risk Retention Consultation Parties”) with respect to certain matters that are similar to, but not identical to, those granted to the Risk Retention Consultation Party under the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Jackson Park Mortgage Loan”.

In addition, pursuant to the terms of the Jackson Park Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the Jackson Park Servicer or the Jackson Park Special Servicer, as applicable, is required to provide to the directing holder under the JAX 2019-LIC Securitization or any Jackson Park Risk Retention Consultation Party (within the same time frame such notices, information and reports are required to be delivered to the directing holder under the JAX 2019-LIC Securitization or any Jackson Park Risk Retention Consultation Party, without regard to whether or not the directing holder under the JAX 2019-LIC Securitization actually has lost any rights to receive such information as a result of a subordinate consultation period or a subordinate control period under the JAX 2019-LIC TSA) with respect to any major decisions to be taken with respect to the Jackson Park Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Jackson Park Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the Jackson Park Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Jackson Park Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Jackson Park Servicer or the Jackson Park Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above the Jackson Park Servicer or the Jackson Park Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Jackson Park Mortgage Loan, the related the Jackson Park

Pari Passu Companion Loans and the related the Jackson Park Subordinate Companion Loans. Neither the Jackson Park Servicer nor the Jackson Park Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Jackson Park Mortgage Loan (or its representative).

Sale of Defaulted Jackson Park Whole Loan

Pursuant to the terms of the Jackson Park Intercreditor Agreement, if the Jackson Park Whole Loan becomes a specially serviced loan pursuant to the terms of the JAX 2019-LIC TSA, and if the Jackson Park Special Servicer determines to sell the Jackson Park Pari Passu Companion Loans in accordance with the JAX 2019-LIC TSA, then the Jackson Park Special Servicer will be required to sell the Jackson Park Mortgage Loan together with the Jackson Park Pari Passu Companion Loans and the Jackson Park Subordinate Companion Loans as one whole loan. In connection with any such sale, the Jackson Park Special Servicer will be required to follow the procedures set forth under the JAX 2019-LIC TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Jackson Park Mortgage Loan”. Proceeds of the sale of the Jackson Park Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After an Event of Default” above.

Notwithstanding the foregoing, the Jackson Park Special Servicer will not be permitted to sell the Jackson Park Pari Passu Companion Loans together with the Jackson Park Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Jackson Park Mortgage Loan (provided that such consent is not required if the issuing entity is an affiliate of the borrower) unless the Jackson Park Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Jackson Park Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Jackson Park Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Jackson Park Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Jackson Park Servicer or the Jackson Park Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the JAX 2019-LIC TSA, the holder of the Jackson Park Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

The ILPT Industrial Portfolio Pari Passu-A/B Whole Loan

General

The ILPT Industrial Portfolio Mortgage Loan (5.8%) is part of a whole loan structure (the “ILPT Industrial Portfolio Whole Loan”) comprised of 11 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The ILPT Industrial Portfolio Mortgage Loan is evidenced by promissory note A-2 and promissory note A-3 with an aggregate Cut-off Date Balance of $75,000,000 (the “ILPT Industrial Mortgage Loan”). The ILPT Industrial Portfolio Whole Loan consists of (i) the ILPT Industrial Mortgage Loan, (ii) 1 pari passu promissory note (note A-1, the “ILPT Industrial Portfolio

Lead Note”) and 5 pari passu promissory notes (note A-4, note A-5, note A-6, note A-7 and note A-8, together with the ILPT Industrial Portfolio Lead Note, collectively, the “ILPT Industrial Portfolio Pari Passu Companion Loans” and, together with the ILPT Industrial Portfolio Mortgage Loan, the “ILPT Industrial Portfolio Senior Notes”), and (iii) 3 subordinate promissory notes (note B-1 (the “ILPT Industrial Portfolio Note B-1”), note B-2 and note B-3, collectively, the “ILPT Industrial Portfolio Subordinate Companion Loans”). The ILPT Industrial Portfolio Subordinate Companion Loans are subordinate in right of payment to the ILPT Industrial Portfolio Senior Notes. The ILPT Industrial Portfolio Pari Passu Companion Loans and the ILPT Industrial Portfolio Subordinate Companion Loans are not included in the issuing entity.

The ILPT Industrial Portfolio Senior Notes and the ILPT Industrial Portfolio Subordinate Companion Loans are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on the ILPT Industrial Portfolio Senior Notes at a rate equal to 2.65326% per annum and on the ILPT Industrial Portfolio Subordinate Companion Loans at a rate equal to 4.40000% per annum. For purposes of the information presented in this prospectus with respect to the ILPT Industrial Portfolio Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information takes into account the ILPT Industrial Portfolio Senior Notes but does not take into account the ILPT Industrial Portfolio Subordinate Companion Loans.

The rights of the holders of the promissory notes evidencing the ILPT Industrial Portfolio Whole Loan are subject to an Intercreditor Agreement (the “ILPT Industrial Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the ILPT Industrial Portfolio Intercreditor Agreement.

Servicing

The ILPT Industrial Portfolio Whole Loan will be serviced by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer pursuant to the terms of the MSC 2019-L3 PSA, subject to the terms of the ILPT Industrial Portfolio Intercreditor Agreement.

Application of Payments

Distributions. Generally, as long as no ILPT Industrial Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the ILPT Industrial Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the related servicing standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the ILPT Industrial Portfolio Intercreditor Agreement, in each case to the extent of available funds:

●	first, to the MSC 2019-L3 securitization trust as the holder of the ILPT Industrial Portfolio Lead Note (or the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable), all unreimbursed costs and expenses paid by the ILPT Industrial Portfolio Lead Note holder (or paid or advanced by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable) with respect to the ILPT Industrial Portfolio Whole Loan, including unreimbursed advances made by the ILPT Industrial Portfolio Lead Note holder and interest thereon;

●	second, to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

●	third, pro rata, based on their respective interest entitlements, to the ILPT Industrial Portfolio Senior Note holders and the ILPT Industrial Portfolio Subordinate Companion Loan holders, in an amount equal to the accrued and unpaid interest on the respective principal balances of such holders’ notes at the respective interest rates applicable to such notes (calculated at a per annum rate equal to the related interest rate, net of any applicable servicing fees);

●	fourth, to the ILPT Industrial Portfolio Senior Note holders and the ILPT Industrial Portfolio Subordinate Companion Loan holders, pro rata (based on their respective initial principal balances), any principal payments received on the ILPT Industrial Portfolio Whole Loan for the related interest accrual period, to be applied in reduction of the principal balance of each related promissory note;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, first, to the ILPT Industrial Portfolio Senior Note holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Senior Note holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Senior Notes, and second, to the ILPT Industrial Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Subordinate Companion Loans in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Subordinate Companion Loans;

●	sixth, to the ILPT Industrial Portfolio Note B-1 holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

●	seventh, any interest accrued at the mortgage loan default rate on the ILPT Industrial Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the ILPT Industrial Portfolio Whole Loan at the non-default interest rate, first, to the ILPT Industrial Portfolio Senior Note holders (subject to the allocation of such amount pursuant to the terms of the MSC 2019-L3 PSA), on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for the ILPT Industrial Portfolio Senior Notes over the non-default interest rate for the ILPT Industrial Portfolio Senior Notes; and second, to the ILPT Industrial Portfolio

Subordinate Companion Loans holders, on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loans over (B) the non-default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loan;

●	eighth, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loans holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the ILPT Industrial Portfolio Whole Loan (to the extent actually paid by the related borrower);

●	ninth, to the extent not payable to the Non-Serviced Master Servicer or Non-Serviced Special Servicer as additional servicing compensation under the MSC 2019-L3 PSA, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

●	tenth, to each ILPT Industrial Portfolio Senior Note holder and the ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

Generally, for so long as an ILPT Industrial Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the ILPT Industrial Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the related servicing standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the ILPT Industrial Portfolio Intercreditor Agreement, in each case to the extent of available funds:

●	first, to the issuing entity as the holder of the ILPT Industrial Portfolio Lead Note (or the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable), all unreimbursed costs and expenses paid by the ILPT Industrial Portfolio Lead Note holder (or paid or advanced by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable) with respect to the ILPT Industrial Portfolio Whole Loan, including unreimbursed advances made by the ILPT Industrial Portfolio Lead Note holder and interest thereon;

●	second, to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

●	third, to the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes at the related interest rate, net of any applicable servicing fees;

●	fourth, to the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis, until the principal balance of each such note has been paid in full;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, to the ILPT Industrial Portfolio Senior Note holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Senior Note holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Senior Notes;

●	sixth, to the ILPT Industrial Portfolio Note B-1 holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

●	seventh, to the ILPT Industrial Portfolio Subordinate Companion Loan holders on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans at the related interest rate, net of any applicable servicing fees;

●	eighth, to the ILPT Industrial Portfolio Subordinate Companion Loan holders on a pro rata and pari passu basis, until the principal balance of each such note has been paid in full;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth, to the ILPT Industrial Portfolio Subordinate Companion Loan holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Subordinate Companion Loan holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Subordinate Companion Loans;

●	tenth, any interest accrued at the mortgage loan default rate on the ILPT Industrial Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the ILPT Industrial Portfolio Whole Loan at the non-default interest rate, first, to the ILPT Industrial Portfolio Senior Note holders (subject to the allocation of such amount pursuant to the terms of the MSC 2019-L3 PSA), on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for the ILPT Industrial Portfolio Senior Notes over the non-default interest rate for the ILPT Industrial Portfolio Senior Notes; and second, to the ILPT Industrial Portfolio Subordinate Companion Loans holders, on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loans over (B) the non-default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loan;

●	eleventh, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loans holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the ILPT Industrial Portfolio Whole Loan (to the extent actually paid by the related borrower);

●	twelfth, to the extent not payable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer as additional servicing compensation under the MSC 2019-L3 PSA, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

●	thirteenth, to each ILPT Industrial Portfolio Senior Note holder and the ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

“ILPT Industrial Portfolio Triggering Event of Default” means (i) any event of default with respect to an obligation of the ILPT Industrial Portfolio Whole Loan borrower to pay money due under such whole loan or (ii) any non-monetary event of default that causes the ILPT Industrial Portfolio Whole Loan to become a specially serviced mortgage loan under the MSC 2019-L3 PSA (other than any imminent event of default). An ILPT Industrial Portfolio Triggering Event of Default will not exist to the extent the ILPT Industrial Portfolio Note B-1 Holder is exercising its cure rights as described below.

Consultation and Control

Consent Rights of the ILPT Industrial Portfolio Controlling Holder. Pursuant to the ILPT Industrial Portfolio Intercreditor Agreement, the ILPT Industrial Portfolio Controlling Holder (as defined below) is entitled to consent to the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s taking (as the case may be), subject to the related servicing standard, of major decisions under the MSC 2019-L3 PSA, and certain additional servicing actions that constitute “Major Decisions” under the ILPT Industrial Portfolio Intercreditor Agreement (“ILPT Industrial Portfolio Major Decisions”).

Notwithstanding the foregoing, if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, determines, in accordance with the related servicing standard, that immediate action is necessary to protect the interests of the holders of the notes comprising the ILPT Industrial Portfolio Whole Loan (as a collective whole), such Non-Serviced Master Servicer or Non-Serviced Special Servicer may take any such action without waiting for the ILPT Industrial Portfolio Controlling Holder’s consent (but will be required to take reasonable efforts to inform the ILPT Industrial Portfolio Controlling Holder of such action). In addition, no advice, direction or objection from or by the ILPT Industrial Portfolio Controlling Holder may (and the holder of the ILPT Industrial Portfolio Lead Note and any of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer will be required to ignore and act without regard to any such advice, direction or objection that the holder of the ILPT Industrial Portfolio Lead Note, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer has determined, in its reasonable, good faith judgment, will) require or cause the holder of the ILPT Industrial Portfolio Lead Note or any of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer to violate any provision of the ILPT Industrial Portfolio Intercreditor Agreement, the related mortgage loan documents or the MSC 2019-L3 PSA (including any REMIC provisions), including each of the related Non-Serviced Master Servicer’s and Non-Serviced Special Servicer’s obligation to act in accordance with the related servicing standard.

The Controlling Holder

The “ILPT Industrial Portfolio Controlling Holder” will be the holder of the ILPT Industrial Portfolio Note B-1; provided that (i) an ILPT Industrial Portfolio Control Appraisal Event (as defined below) has not occurred and (ii) the holder thereof is not a Borrower Party with respect to the ILPT Industrial Portfolio Whole Loan; provided, further, that if either of the conditions set forth in clauses (i) and (ii) above is not satisfied with respect to the ILPT Industrial Portfolio Note B-1, the ILPT Industrial Portfolio Controlling Holder will be the holder of the ILPT Industrial Portfolio Lead Note. A “ILPT Industrial Portfolio Control Appraisal Event” will exist with respect to the ILPT Industrial Portfolio Subordinate Companion Loans if and for so long as (A) the aggregate closing date principal balance of such notes, together with any ILPT Industrial Portfolio Threshold Event Collateral (less payments of principal, appraisal reductions and realized principal losses allocated to such notes) is less than (B) 25% of the aggregate closing date principal balance of such notes (less payments of principal allocated to such notes).

Collateral Posting Rights. If an ILPT Industrial Portfolio Control Appraisal Event would otherwise result in the holder of the ILPT Industrial Portfolio Note B-1 losing its status as the ILPT Industrial Portfolio Controlling Holder, such note holder will generally be entitled to retain that status by posting cash collateral or an unconditional and irrevocable standby letter of credit, in either case with the related Non-Serviced Trustee as the beneficiary and in a form that is acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, held by or on behalf of the related Non-Serviced Trustee, Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, within 30 days after the receipt of the relevant appraisal (such collateral, “ILPT Industrial Portfolio Threshold Event Collateral”). ILPT Industrial Portfolio Threshold Event Collateral is required to be returned if and to the extent that the posting holder would be the ILPT Industrial Portfolio Controlling Holder without regard to such posted collateral.

Appraisal Rights. Appraisal reductions applicable to the ILPT Industrial Portfolio Whole Loan will be allocated, first to reduce the aggregate ILPT Industrial Portfolio Subordinate Companion Loan principal balance (which amounts will be applied to the ILPT Industrial Portfolio Subordinate Companion Loans on a pro rata and pari passu basis), and second to reduce the aggregate ILPT Industrial Portfolio Senior Note principal balance (which amounts will be applied to the ILPT Industrial Portfolio Senior Notes on a pro rata and pari passu basis), in each case up to the outstanding amount thereof. If at any time an appraisal reduction exists that would result in an ILPT Industrial Portfolio Control Appraisal Event with respect to the ILPT Industrial Portfolio Subordinate Companion Loans, the ILPT Industrial Portfolio Controlling Holder will be entitled at its expense to obtain and deliver, or require the related Non-Serviced Special Servicer to obtain and deliver, to the related Non-Serviced Master Servicer a second appraisal that satisfies the appraisal requirements for any such appraisal as set forth in the MSC 2019-L3 PSA. Upon receipt of such new appraisal, the related Non-Serviced Special Servicer will be required to recalculate (within 3 business days of receipt of such appraisal) the appraisal reduction in respect of the ILPT Industrial Portfolio

Whole Loan. If, as a result of such calculation based on the new appraisal, an ILPT Industrial Portfolio Control Appraisal Event is no longer deemed to exist with respect to the ILPT Industrial Portfolio Subordinate Companion Loans, then the ILPT Industrial Portfolio Note B-1 holder will be reinstated as the ILPT Industrial Portfolio Controlling Holder. Until the appraisal reduction is recalculated based on such new appraisal as described above, the first appraisal will control.

Appraisals that are permitted to be presented by any ILPT Industrial Portfolio Controlling Holder will be in addition to any appraisals that the related Non-Serviced Special Servicer may otherwise be required to obtain in accordance with the related servicing standard upon the occurrence of any material change or that such Non-Serviced Special Servicer is otherwise required or permitted to order under the MSC 2019-L3 PSA without regard to any appraisal requests made by any ILPT Industrial Portfolio Controlling Holder.

Rights of the ILPT Industrial Portfolio Note B-1 Holder

The holder of the ILPT Industrial Portfolio Note B-1 has certain rights under the ILPT Industrial Portfolio Intercreditor Agreement, including, among others, the rights described below.

Cure Rights. The holder of the ILPT Industrial Portfolio Note B-1, provided that such holder is not the related borrower or an affiliate thereof, has the right to cure monetary events of default (within 10 business days of receipt of notice thereof) or non-monetary events of default (within 30 days (subject to an extension of up to 90 days for a total of 120 days in certain circumstances) of receipt of notice thereof) with respect to the ILPT Industrial Portfolio Whole Loan. No more than 6 events of default may be cured over the life of the ILPT Industrial Portfolio Whole Loan, no more than 4 consecutive events of default may be cured, and there may not be more than four cure events, whether or not consecutive, in any 12-month period. In the case of an event of default related to a delinquent scheduled payment, such cure will be deemed completed on the next loan payment date. So long as the ILPT Industrial Portfolio Note B-1 holder is exercising a cure right and the cure period has not expired, the ILPT Industrial Portfolio Senior Note holders, the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee will not be permitted to treat such event of default as such for purposes of (i) accelerating the ILPT Industrial Portfolio Whole Loan, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) commencing foreclosure proceedings, (iv) transferring the ILPT Industrial Portfolio Whole Loan to special servicing or (v) the payment priorities described above under “Application of Payments—Distributions.”

Purchase Option. At any time that the ILPT Industrial Portfolio Whole Loan becomes and remains in default, upon written notice, the holder of the ILPT Industrial Portfolio Note B-1 has the right to purchase each ILPT Industrial Portfolio Senior Note at a price generally equal to their aggregate unpaid principal balance, plus accrued and unpaid interest thereon at the applicable interest rate, plus any unreimbursed advances made by the ILPT Industrial Portfolio Lead Note holder, and interest thereon, any accrued and unpaid servicing fees, certain liquidation fees and any unreimbursed costs and expenses incurred by the holder of such mortgage loan.

Such purchase option will terminate on the earliest date to occur of (i) 90 days after delivery of notice to the ILPT Industrial Portfolio Note B-1 holder of the related event of default, (ii) the cure of the event or circumstance resulting in the related event of default, (iii) consummation of a foreclosure in respect of the ILPT Industrial Portfolio Mortgaged Property, except that if the related Non-Serviced Special Servicer intends to accept a deed in lieu of foreclosure, the ILPT Industrial Portfolio Note B-1 holder will have 30 business days from the date of notice thereof to exercise its purchase option, and (iv) the modification of the ILPT Industrial Portfolio mortgage loan documents effected in accordance with the ILPT Industrial Portfolio Intercreditor Agreement and the MSC 2019-L3 PSA.

Workout

Notwithstanding anything to the contrary, if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with a workout of the ILPT Industrial Portfolio Whole Loan, modifies the terms thereof such that (i) the outstanding principal balance thereof is decreased, (ii) the interest rate thereon (or the interest rate of any of the ILPT Industrial Portfolio Senior Notes or the ILPT Industrial Portfolio Subordinate Companion Loans) is reduced, (iii) payments of interest or principal thereon are waived, reduced or deferred, other than a deferral of a balloon payment resulting solely from the extension of the maturity date by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer pursuant to the terms of the MSC 2019-L3 PSA or (iv) any other adjustment is made to any of the payment terms of the ILPT Industrial Portfolio Whole Loan, the full adverse economic effect of such modification, waiver or amendment of amounts due will be borne, first, by the ILPT Industrial Portfolio Subordinate Companion Loans holders on a pro rata and pari passu basis (in each case up to the principal balance of such note, together with accrued interest thereon and any other amounts due such holder) and second, by the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis (in case up to the principal balance of such note, together with accrued interest thereon at the applicable interest rate and any other amounts due such holder), and all distributions described under “Application of Payments—Distributions” above will be made accordingly.

Sale of Defaulted Whole Loan

If the ILPT Industrial Portfolio Whole Loan becomes a defaulted mortgage loan under the MSC 2019-L3 PSA, and if the related Non-Serviced Special Servicer decides to sell such defaulted mortgage loan, then such Non-Serviced Special Servicer will be required to sell such defaulted mortgage loan in accordance with the procedures set forth in the MSC 2019-L3 PSA. A sale of any ILPT Industrial Portfolio Subordinate Companion Loan under such provisions would require the consent of the holder of such ILPT Industrial Portfolio Subordinate Companion Loan.

Special Servicer Appointment Rights

The ILPT Industrial Portfolio Controlling Holder may remove the existing Non-Serviced Special Servicer for the ILPT Industrial Portfolio Whole Loan, with or without cause, and appoint a successor to such Non-Serviced Special Servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants set forth in the MSC 2019-L3 PSA.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2019 and ending on a hypothetical Determination Date in December 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Bank of America, National Association, Morgan Stanley Mortgage Capital Holdings LLC, and Wells Fargo Bank, National Association on or about December 10, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2018, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 2,262 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $45.8 billion, which were included in 146 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells

Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Century Plaza Towers Mortgage Loan (8.2%) is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Wells Fargo Bank and Deutsche Bank AG, New York Branch, and the Jackson Park Mortgage Loan (7.8%) is part of a Whole Loan that was co-originated by Bank of America, National Association and Wells Fargo Bank.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2016 to September 30, 2019 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(10)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,585,957.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,585,957.00	2.55	0	0.00	0.00

WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22	X	Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC(11)	6	58,594,540.00	3.94	1	16,160,000.00	1.09	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.14	0	0.00	0.00	1	15,348,545.00	1.14
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			129	1,487,599,794.00	100.00	1	16,160,000.00	1.09	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.14	0	0.00	0.00	1	15,348,545.00	1.14

FRESB 2018-SB48 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB48		Federal Home Loan Mortgage Corporation(12)	236	559,359,841.00	100.00	4	7,228,000.00	1.29	0	0.00	0.00	0	0.00	0.00	4	7,228,000.00	1.29	0	0.00	0.00	4	7,228,000.00	1.29

Issuing Entity Subtotal			236	559,359,841.00	100.00	4	7,228,000.00	1.29	0	0.00	0.00	0	0.00	0.00	4	7,228,000.00	1.29	0	0.00	0.00	4	7,228,000.00	1.29

Commercial Mortgages Asset Class Total			428	2,961,321,176.00		6	46,388,000.00		0	0.00		0	0.00		5	22,576,545.00		1	22,585,957.00		5	22,576,545.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

(11)	CWCapital Asset Management LLC, as special servicer for Loan No. 22, Alpha Health Center, claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC (“Basis”) breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the “Borrower”). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

(12)	LNR Partners, LLC, as special servicer for Loan No. 57 (4611 S. Drexel), Loan No. 137 (6217 S. Dorchester), Loan No. 179 (6250 S. Mozart), and Loan No. 218 (7255 S. Euclid) claimed in a letter dated September 12, 2019 that Federal Home Loan Mortgage Corporation (“Freddie Mac”, as the mortgage loan seller) breached the representations and warranties made in the related mortgage loan purchase agreement due to an August 18, 2018, securities fraud complaint filed by the SEC against the sponsor of the borrowers of each of the loans. The repurchase request asserts that there have been challenges to the related trust’s lien priority of the loans in the pending SEC receivership proceeding and that title insurance has been denied. On September 24, 2019, Freddie Mac rejected the claim for breach of representation or warranty for several reasons including (i) the priority of the trust’s liens related to the loans remain in dispute and subject to adjudication and (ii) the title insurer has not declined coverage, and, therefore, no defect in any title policy has been established.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from July 1, 2019 through September 30, 2019 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on November 12, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on November 12, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,868,930.00 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the RR Interest) at any time. Wells Fargo Bank will be required to retain its portion of the RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2015	2016	2017	2018	As of 9/30/2019
Multifamily	$1,104,590,000	$242,008,000	$146,622,500	$398,925,000	$ 690,349,000
Office	1,863,491,000	1,207,957,250	1,424,716,159	1,760,222,500	2,386,877,500
Retail	1,254,393,252	1,392,460,000	720,057,794	1,377,112,634	430,962,587
Industrial	1,342,375,000	257,320,721	101,890,000	1,317,920,000	2,045,870,250
Manufactured Housing	116,618,625	19,987,500	38,835,750	150,480,000	31,950,000
Self Storage	546,593,750	156,775,000	387,370,000	511,986,250	111,370,000
Lodging	2,241,228,600	70,509,000	2,176,576,500	2,076,288,000	1,316,225,000
Mixed Use	147,725,000	18,362,500	221,600,000	182,040,000	36,215,000
Other	0	150,000,000	283,150,000	192,300,000	0
Total	$8,617,015,227	$3,515,379,971	$5,500,818,703	$7,967,274,384	$7,049,819,337

Bank of America is a sponsor and mortgage loan seller in this transaction. BofA Securities, Inc., one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

●     Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●     Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●     Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

●     Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●     Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

●     Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●     Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes 1 of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I environmental site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II environmental site assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

Co-Originated or Third Party Originated Mortgage Loans. From time to time, Bank of America originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Bank of America as the payee. Bank of America has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Jackson Park Mortgage Loan (7.8%) is part of a Whole Loan that was co-originated by Bank of America in conjunction with Wells Fargo Bank, National Association. The ILPT Industrial Portfolio Mortgage Loan (5.8%) is part of a Whole Loan that was co-originated by Bank of America in conjunction with Morgan Stanley Bank, N.A. and UBS AG, New York Branch.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America mortgage loans was originated (or, with respect to the Jackson Park Mortgage Loan (7.8%) and the ILPT Industrial Portfolio Mortgage Loan (5.8%), originated in conjunction with one or more third parties) with any material exceptions to Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements. The following table sets forth, for the period commencing October 1, 2016 and ending September 30, 2019, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the commercial real estate loan asset class. The information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2019 through September 30, 2019, was set forth in a Form ABS-15G filed by Bank of America on November 8, 2019. The Central Index Key Number of Bank of America is 0001102113.

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Repurchases and Replacements
Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4(9) (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	19,433,969	100	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4(9) (0001338265)	X	Bank of America, N.A.	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4(9) (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3(9) (0001404501)	X	Bank of America, N.A.	85	77,064,893	67.24	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3(9) (0001404501)	X	Bridger Commercial Funding LLC	16	30,395,911	26.52	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3(9) (0001404501)	X	Eurohypo AG New York Branch	22	4,200,000	3.66	0	0	0.00	0	0	0.00	0	0	0.00	1	4,200,000	3.66	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3(9) (0001404501)	X	SunTrust Bank	25	2,953,498	2.58	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3(9) (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6(8) (0001403924)	X	Citigroup Global Markets Realty Corp.	119	74,510,226	55.35	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6(8) (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	56,280,428	41.81	0	0	0.00	0	0	0.00	0	0	0.00	1	8,220,279	6.11	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6(8) (0001403924)	X	PNC Bank, National Association	52	3,817,366	2.84	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6(8) (0001403924)	X	Capmark Finance Inc.	29	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5(9) (0001420805)	X	Bank of America, N.A.	80	64,824,712	100	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5(9) (0001420805)	X	Bridger Commercial Funding LLC	20	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Morgan Stanley Bank of America Merrill Lynch Commercial Mortgage Pass-Through Certificates, Series 2014-C17(8) (0001612124)	X	Morgan Stanley Mortgage Capital Holdings LLC	31	451,735,272	54.56	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Morgan Stanley Bank of America Merrill Lynch Commercial Mortgage Pass-Through Certificates, Series 2014-C17(8) (0001612124)	X	Bank of America, N.A.	20	252,412,993	30.49	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Morgan Stanley Bank of America Merrill Lynch Commercial Mortgage Pass-Through Certificates, Series 2014-C17(8) (0001612124)	X	CIBC Inc.	16	123,834,877	14.96	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			764	1,161,464,145		1	0		0	0		0	0		4	12,420,279		1	0	0		0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from October 1, 2016 to September 30, 2019. Activity with respect to demands received during and, if applicable, prior to such period ended September 30, 2019, is reflected elsewhere in this table. If an asset changed status during such period ended September 30, 2019, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from October 1, 2016 to September 30, 2019. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of September 30, 2019:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by September 30, 2019;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from October 1, 2016 to September 30, 2019.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended September 30, 2019.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of September 30, 2019.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2019, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on November 8, 2019. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was November 8, 2019. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $22,408,940.00 Certificate Balance of the RR Interest and Bank of America. However, Bank of America or its affiliates may retain or own in the future classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the RR Interest) at any time. Bank of America will be required to retain its portion of the RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction, one of the mortgage loan sellers and the anticipated initial risk retention consultation party of this securitization. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”) (29.6%), which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (provided, that (i) the Century Plaza Towers Mortgage Loan was co-originated by Morgan Stanley Bank and Wells Fargo Bank, National Association and is part of a whole loan co-originated by Morgan Stanley Bank, N.A., Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association, and (ii) the ILPT Industrial Portfolio Mortgage Loan was co-originated by Morgan Stanley Bank and Bank of America, National Association and is part of a whole loan co-originated by Morgan Stanley Bank, N.A., Bank of America, National Association and UBS AG, New York Branch, and with respect to each such Mortgage Loan, MSMCH is only selling its respective portion thereof). Morgan Stanley Bank is also the holder of one or more of the Companion Loans relating to the National Anchored Retail Portfolio Whole Loan. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley Capital I Inc., the depositor, and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated (or acquired) and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans may be included in both public and private securitizations. MSMCH also acquires or originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to acquisitions or originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2018.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2018	11.6	3.5	2.4	5.8
Year ending December 31, 2017	15.6	5.6	3.0	8.6
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated or purchased in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to September 30, 2019, Morgan Stanley Bank originated or acquired multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $66,649,988,377.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or borrower sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or is already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans were originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination or acquisition of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or an affiliate, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, (i) MSMCH generally re-underwrote such mortgage loan to confirm whether it was originated in accordance with the Morgan Stanley Group’s underwriting guidelines and procedures, and (ii) MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the 10 largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next 5 largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to the Century Plaza Towers Whole Loan, co-originated by Morgan Stanley Bank, Wells Fargo Bank, National Association and Deutsche Bank AG, New York Branch, and with respect to the ILPT Industrial Portfolio Whole Loan, co-originated by Morgan Stanley Bank, Bank of America, National Association and UBS AG, New York Branch) in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the Century Plaza Towers Whole Loan, co-originated by Morgan Stanley Bank, Wells Fargo Bank, National Association and Deutsche Bank AG, New York Branch, and with respect to the ILPT Industrial Portfolio Whole Loan, co-originated by Morgan Stanley Bank, Bank of America, National Association and UBS AG, New York Branch) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing October 1, 2016 and ending

September 30, 2019, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2019 through September 30, 2019 was set forth in a Form ABS-15G filed by MSMCH on November 14, 2019. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements1
Asset Class: CMBS

Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)(11)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	77,221,468	3.22%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	77,221,468	3.22%	0	-	0.00%
Aggregate Total			101	2,117,898,499		2	88,385,930		0	-		0	-		0	-		1	77,221,468		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from October 1, 2016 to September 30, 2019. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from October 1, 2016 to September 30, 2019.

(6)	Includes demands received during and prior to the reporting period from October 1, 2016 to September 30, 2019 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from October 1, 2016 to September 30, 2019. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from October 1, 2016 to September 30, 2019. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the September 2019 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the September 2019 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

(11)	With respect to the Morgan Stanley Capital I Series 2007-IQ14 securitization, the demand made with respect to one of the underlying mortgage loans was subsequently withdrawn following a settlement payment by MSMCH (or an affiliate thereof) to the related trust in the amount of $62,500,000.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $19,073,250.72 Certificate Balance of the RR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than its portion of the RR Interest) at any time. Morgan Stanley Bank will be required to retain its portion of the RR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The Depositor

Morgan Stanley Capital I Inc., the depositor, is a direct wholly owned subsidiary of Morgan Stanley and was incorporated in the State of Delaware on January 28, 1985. Our principal executive offices are located at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000. The depositor does not have, nor is it expected in the future that it will have, any significant assets and it is not engaged in any activities except those related to the securitization of assets.

The depositor was formed for the purpose of acting as a depositor in asset backed securities transactions. During the period commencing January 1, 2000 and terminating September 30, 2019, the depositor acted as depositor with respect to multifamily, commercial and manufactured housing community mortgage loan securitization transactions, in an aggregate amount of approximately $149,460,366,699. Generally, MSMCH (or its predecessor) has acted as a sponsor or co-sponsor of such transactions and contributed a substantial portion of the mortgage loans in such transactions, with the remainder having been contributed by numerous other mortgage loan sellers. The depositor has also acted as depositor with respect to numerous securitizations of residential mortgage loans.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated thereto. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Exchange Act, (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing, or contracting with the master servicer to sign, any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The Issuing Entity

The issuing entity, BANK 2019-BNK23 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that each applicable master servicer, each applicable special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, each applicable master servicer and each applicable special servicer. A discussion of the duties of the trustee, the certificate administrator, each applicable master servicer and each applicable special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, each applicable master servicer, each applicable special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, each applicable master servicer and each applicable special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2019, WTNA served as trustee on over 1,756 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $374 billion, of which approximately 489 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $320 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, each applicable master servicer, each applicable special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust to the extent required under the PSA and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,868,930.00 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the RR Interest) at any time. Wells Fargo Bank will be required to retain its portion of the RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and

Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity (in such capacity, the “Master Servicer”) and as the primary servicer for the Serviced Companion Loans. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank is also (i) an anticipated holder of a portion of the RR Interest, (ii) the certificate administrator and custodian under the PSA, (iii) a sponsor, an originator and a mortgage loan seller, (iv) an affiliate of Wells Fargo Securities, LLC, an underwriter, (v) the master servicer, certificate administrator and custodian under the CPTS 2019-CPT TSA, pursuant to which the Century Plaza Towers Whole Loan is serviced, (vi) the servicer, certificate administrator and custodian under the JAX 2019-LIC TSA, pursuant to which the Jackson Park Whole Loan is serviced, (vii) the master servicer, certificate administrator and custodian under the BANK 2019-BNK21 PSA, pursuant to which each of the Park Tower at Transbay Whole Loan and the National Anchored Retail Portfolio Whole Loan is serviced, (viii) expected to be the master servicer, certificate administrator and custodian under the MSC 2019-L3 PSA, pursuant to which the ILPT Industrial Portfolio is expected to be serviced, and (ix) the current holder of one or more of the Companion Loans related to the Century Plaza Towers Whole Loan and the Jackson Park Whole Loan. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
By Approximate Number:	31,128	30,017	30,491	30,384
By Approximate Aggregate Unpaid Principal Balance (in billions):	$506.83	$527.63	$569.88	$579.93

Within this portfolio, as of September 30, 2019, are approximately 22,473 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $454.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of September 30, 2019, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
YTD Q3 2019	$434,602,819,972	$395,304,724	0.09%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo Bank are “A+” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans and Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo Bank and MSMCH or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the MSMCH Mortgage Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo Bank and Bank of America or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Bank of America or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed to this securitization by Bank of America.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,868,930.00 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the RR Interest) at any time. Wells Fargo Bank will be required to retain its portion of the RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and

“—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. Each applicable master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of each applicable master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding each applicable master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. Each applicable master servicer’s rights and obligations with respect to indemnification, and certain limitations on each applicable master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

KeyBank National Association, a national banking association (“KeyBank”), will be appointed as the special servicer. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, the trustee, the custodian, the certificate administrator, the sponsors, any originator, each applicable master servicer, the operating advisor, the asset representations reviewer, or any sub-servicer.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2016	12/31/2017	12/31/2018	9/30/2019
By Approximate Number	17,866	16,654	16,281	18,477
By Approximate Aggregate
Principal Balance (in billions)	$189.3	$197.6	$239.01	$260.3

Within this servicing portfolio are, as of September 30, 2019, approximately 10,604 loans with a total principal balance of approximately $185.1 billion that are included in approximately 724 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2019, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of September 30, 2019, KeyBank was named as special servicer with respect to commercial mortgage loans in 266 commercial mortgaged-backed securities transactions totaling approximately $100 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 68 commercial mortgage loans with an aggregate outstanding principal balance of approximately $572 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in commercial mortgaged-backed securities transactions in the United States.

CMBS (US)	12/31/2016	3/31/2017	12/31/2018	9/30/2019
By Approximate Number of Transactions	132	177	211	266
By Approximate Aggregate Principal Balance (in billions)	$60.5	$71	$86.69	$100

KeyBank has resolved over $15.3 billion of U.S. commercial mortgage loans over the past 10 years, $1.74 billion of U.S. commercial mortgage loans during 2009, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, $1.89 billion of U.S. commercial mortgage loans during 2012, $2.69 billion of U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, $1.4 billion of U.S. commercial mortgage loans during 2015, $263.6 million of U.S. commercial mortgage loans during 2016, $255 million of U.S. commercial mortgage loans during 2017, and 123.4 million of U.S. commercial mortgage loans during 2018.

KeyBank is approved as the master servicer, primary servicer and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P, Fitch, and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	Aa3
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the Mortgage Loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the pooling and servicing agreement for assets of the same type included in the issuing entity are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to the underlying mortgage loans and any REO Properties. KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of REO Properties. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loans are to be maintained is described in this information circular under “Pooling and Servicing Agreement—Accounts.” Generally, all amounts received by KeyBank on the underlying mortgage loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the pooling and servicing agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement. All amounts received by KeyBank in connection with any REO Property held by the issuing entity are deposited into an REO account.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as special servicer, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying mortgage loans pursuant to the pooling and servicing agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by KeyBank National Association. None of the depositor, the underwriters, any master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

Each applicable special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

Each applicable special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause” in this prospectus.

Each applicable special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of a Master Servicer or Special Servicer” in this prospectus.

Certain duties and obligations of KeyBank National Association as special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—

Enforcement of ‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “—Inspections”, “—Collection of Operating Information” and “Description of the Certificates—Appraisal Reduction Amounts” in this prospectus. KeyBank National Association’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

Each applicable special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

Each applicable special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding each applicable special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Each applicable special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $203.9 billion issued in 248 transactions.

As of September 30, 2019, Park Bridge Lender Services was acting as asset representations reviewer for 106 commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $94.5 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification.” Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules), and MSMCH is acting as the retaining sponsor under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”). Bank of America, Morgan Stanley Bank and Wells Fargo Bank (the “Retaining Parties”) will retain the indicated amount of the RR Interest below.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $64,351,120.72, representing 5.0% of all “ABS interests” (as defined in the Credit Risk Retention Rules) in the Trust (which will consist of the certificates other than the Class R certificates). The effective interest rate of the RR Interest will be equal to the WAC Rate. In accordance with the definition of “single vertical security” under the Credit Risk Retention Rules, the RR Interest will entitle the holders thereof to a specified percentage (equal to the Risk Retention Allocation Percentage) of the amounts paid on each class of Certificates (other than the Class R Certificates and the RR Interest).

MSMCH will be permitted to offset the amount of its required risk retention by the portions of the RR Interest acquired by each of Bank of America and Wells Fargo Bank, as originators of one or more of the securitized assets. For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, Morgan Stanley Bank, N.A., a national banking association, will acquire from the depositor, and retain, $19,073,250.72 of the RR Interest, representing approximately 29.6% of the aggregate Certificate Balance of all of the outstanding RR Interest. Morgan Stanley Bank is a majority owned affiliate (within the meaning of the Credit Risk Retention Rules) of MSMCH, the Retaining Sponsor. Bank of America, National Association, a national banking association, will acquire from the depositor, and retain, $22,408,940.00 of the RR Interest, representing approximately 34.8% of the aggregate Certificate Balance of all of the outstanding RR Interest. Bank of America originated approximately 34.8% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Wells Fargo Bank, National Association, a national banking association, will acquire from the depositor, and retain, $22,868,930.00 of the RR Interest, representing approximately 35.5% of the aggregate Certificate Balance of all of the outstanding RR Interest. Wells Fargo Bank originated approximately 35.5% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Each Retaining Party (other than Morgan Stanley Bank) will acquire its applicable portion of the RR Interest from the depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of the Credit Risk Retention Rules, whereby such Retaining Party will sell to the depositor the Mortgage Loans (or applicable portions thereof) that it has originated in exchange for cash consideration and such applicable portion of the RR Interest. The Certificate Balance of such applicable portion of the RR Interest (i) will, subject to certain adjustments for deal proceeds and expenses, represent a reduction in the price received by such Retaining Party from the depositor for the Mortgage Loans (or applicable portions thereof) sold by such Retaining Party to the depositor for inclusion in the Mortgage Pool and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by such Retaining Party in accordance with the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof). Additionally, notwithstanding any references in this Prospectus to the EU Risk Retention and Due Diligence Requirements, in the event the EU Risk Retention and Due Diligence Requirements (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be not or no longer applicable in respect of this securitization transaction, none of the Retaining Sponsor, any Retaining Party or any other party will be required to comply with or act in accordance with the EU Retention Requirements (or such relevant portion thereof Covenant or EU Hedging Covenant (as defined below).

RR Interest

Retained Certificate Available Funds

The right to payment of holders of the RR Interest is pro rata and pari passu with the right to payment of holders of the certificates other than the Class R Certificates and the RR

Interest (as a collective whole). The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the holders of the Regular Certificates (other than the RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Retained Percentage” is 100% minus the Required Credit Risk Retention Percentage.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates

(other than the RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest in reduction of the Certificate Balance thereof.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any successor REO Loans expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the RR Interest in an amount equal to the Required Credit Risk Retention Percentage of such Excess Interest distributable to all certificates (including the RR Interest). Excess Interest will not be available to make distributions to any other class of certificates (other than the Class V certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Yield Maintenance Charge or Prepayment Premium

On each Distribution Date, the certificate administrator is required to distribute to the holders of the RR Interest the Required Credit Risk Retention Percentage of any Yield Maintenance Charge or Prepayment Premium received on or prior to the related Determination Date, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

EU Credit Risk Retention Agreement

On the Closing Date, Wells Fargo Bank, Bank of America and Morgan Stanley Bank will enter into the EU Credit Risk Retention Agreement with the depositor, the issuing entity, the trustee and the certificate administrator, pursuant to which each such Retaining Party will agree and covenant for the benefit of the issuing entity, the depositor, the trustee and each other Retaining Party, for so long as any certificates remain outstanding:

(a)              on the understanding that it is an “originator” (for purposes of the EU Risk Retention and Due Diligence Requirements) in respect of the Mortgage Loans that it is selling (in the case of Morgan Stanley Bank, through its affiliate MSMCH) to the depositor, to hold and retain, on an ongoing basis, a material net economic interest in the securitization transaction described in this prospectus in the form specified in Article 6(3)(a) of the EU Securitization Regulation, as supplemented by Article 5(1)(c) of Commission Delegated Regulation (EU) No 625/2014, which (pursuant to certain transitional provisions under the EU Securitization Regulation) has the effect that a retention in the form specified in such Article 6(3)(a) of the EU Securitization Regulation may be achieved by retention of a vertical tranche which has a nominal value of no less than 5% of the total nominal value of all the issued tranches of certificates, by acquiring and retaining the allocable portion of the RR Interest specified as to be acquired and retained by such Retaining Party under “—General” above (the “EU Retention Covenant”);

(b)       that neither it nor any of its affiliates will hedge or otherwise mitigate its credit risk, or sell, transfer or otherwise surrender all or part of its rights, benefits or obligations arising under or associated with its net economic interest specified in paragraph (a) above or the Mortgage Loans (including in connection with the entry into of any financing arrangements), except in accordance with the EU Risk Retention and Due Diligence Requirements (the “EU Hedging Covenant”);

(c)       subject to any regulatory requirements, (i) to provide such information on a confidential basis as may reasonably be required to enable any EU Institutional Investor to satisfy the EU Risk Retention and Due Diligence Requirements; provided that such Retaining Party will not be in breach of this covenant if it fails to comply due to events, actions and circumstances beyond its control, and (ii) to provide to the issuing entity, on a confidential basis, information in the possession of such Retaining Party relating to its holding of its allocable portion of the RR Interest, at the cost and expense of the party seeking such information, and to the extent the same under sub-clause (i) or (ii) of this paragraph is not subject to a duty of confidentiality, at any time prior to the maturity of the certificates, provided that none of the Retaining Parties, the mortgage loan sellers, the depositor, the issuing entity, the master servicer, the special servicer, the certificate administrator or the trustee will be required to produce any information or disclosure for purposes of Article 7 of the EU Securitization Regulation, or to take any other action in accordance with, or in a manner contemplated by, Article 7 of the EU Securitization Regulation;

(d)       to confirm to the issuing entity, the depositor, the certificate administrator, the trustee and each other Retaining Party, in each case in writing (which may be by way of email), its continued compliance with the EU Retention Covenant and the EU Hedging Covenant upon the request of the issuing entity, the depositor, the certificate administrator, the trustee or any other Retaining Party, including without limitation, in the event of (i) a material change in the performance of the certificates or the risk characteristics of the certificates or of the Mortgage Loans and (ii) a breach of the obligations of any party to the PSA or any Mortgage Loan Purchase Agreement; and

(e)       to notify promptly the issuing entity, the trustee, the certificate administrator and each other Retaining Party if for any reason (i) it ceases to comply with the EU Retention Covenant in any respect, (ii) it fails to comply with the EU Hedging Covenant in any respect, (iii) it fails to comply with the covenant set out in clause (c) above in any material respect, or (iv) any of its representations and warranties contained in the EU Credit Risk Retention Agreement were untrue on the date given;

provided that, if the EU Risk Retention and Due Diligence Requirements are either repealed and not replaced or determined by applicable regulatory authorities to be not or no longer applicable in respect of the securitization described in this prospectus, each Retaining Party will cease to be under any obligations under the EU Credit Risk Retention Agreement.

Under the EU Credit Risk Retention Agreement, each Retaining Party will represent and warrant to the issuing entity, the depositor, the trustee and each other Retaining Party that:

(a)       in relation to its related Mortgage Loans, either (i) such Retaining Party either itself or through related entities, directly or indirectly, was involved in the original agreement which created the Mortgage Loans that it will sell (in the case of Morgan Stanley Bank, through its affiliate MSMCH) to the depositor, within the meaning of Article 2(3)(a) of the EU Securitization Regulation; or (ii) such Retaining Party purchased the Mortgage Loans that it is selling (in the case of Morgan Stanley Bank, through its affiliate MSMCH) to the depositor for its own account prior to selling it to the depositor, within the meaning of Article 2(3)(b) of the EU Securitization Regulation; and

(b)       the principal amount of the Mortgage Loans originated and sold (in the case of Morgan Stanley Bank, through its affiliate MSMCH) by such Retaining Party to the depositor is equal to the amount of the Certificate Balance of the RR Interest specified as to be acquired and retained by such Retaining Party under “—General” above, as a percentage of the aggregate Certificate Balance of the RR Interest.

The issuing entity, the depositor and the trustee are each parties to the EU Credit Risk Retention Agreement solely for the purposes of obtaining the benefit of the representations, warranties and covenants contained therein and under no circumstances will any of them be deemed to have undertaken any obligations thereunder or by virtue of their entry into the EU Credit Risk Retention Agreement.

Under the PSA, the certificate administrator will include in each Distribution Date Statement a statement that there is available on the website of the certificate administrator information regarding ongoing compliance by each of Wells Fargo Bank, Bank of America and Morgan Stanley Bank with the EU Retention Covenant and the EU Hedging Covenant. Such information will be posted on the “EU Risk Retention” tab (or any related sub-tab) of the certificate administrator’s website, and will include the following statements provided to it by the applicable Retaining Party: (a)(i) the initial Certificate Balance of the portion of the RR Interest of which such Retaining Party is the registered holder and whether such amount matches that amount which such Retaining Party has committed to retain under the EU

Credit Risk Retention Agreement; and (b)(i) unless such Retaining Party has provided notice to the contrary, a statement (without verification) that such Retaining Party is complying with the EU Hedging Covenant; and (ii) in the case that the certificate administrator has received a notification that the applicable Retaining Party has failed to comply with such EU Hedging Covenant, a statement of such non-compliance and all details in relation to the same contained in such notification. Additionally, under the PSA, the certificate administrator will be required to make available to investors the information as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus; however, these information requirements are not being structured so as to ensure compliance by any person with Article 7 of the EU Securitization Regulation.

Each prospective investor in the Offered Certificates that is subject to the EU Risk Retention and Due Diligence Requirements or to any equivalent or similar requirements should consult with its own legal, accounting, regulatory and other advisors and/or any relevant regulator to determine whether, and to what extent, the representations and agreements to be made by each of Wells Fargo Bank, Bank of America and Morgan Stanley Bank in the EU Credit Risk Retention Agreement, and any other information set out in this prospectus generally and, after the Closing Date, in any statement or report that may be made available to holders of the Offered Certificates as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, are or is, or will be, sufficient for the purpose of enabling such investor to comply with the EU Risk Retention and Due Diligence Requirements or any equivalent or similar requirements. Any such prospective investor is required to independently assess and determine the sufficiency of such representations, agreements and information. None of the depositor, the issuing entity, any Retaining Party, any mortgage loan seller, the certificate administrator, the trustee, the master servicer, the special servicer, any borrower, any underwriter, any other party to the transactions contemplated by this prospectus, or their respective affiliates (i) makes any representation, warranty or guarantee that such representations and agreements, or such information, are or is, or will be, sufficient in all circumstances for the purpose of enabling an investor to comply with the requirements of the EU Risk Retention and Due Diligence Requirements, or any other applicable legal, regulatory or other requirements; (ii) will have any liability to any prospective investor or any other person with respect to any insufficiency of such representations, agreements or information, or any failure of the transactions contemplated hereby to comply with or otherwise satisfy the requirements of the EU Risk Retention and Due Diligence Requirements, or any other applicable legal, regulatory or other requirements; or (iii) will have any obligation with respect to the EU Risk Retention and Due Diligence Requirements, other than the specific obligations undertaken and/or representations made, by each of the Retaining Parties under the EU Credit Risk Retention Agreement. Prospective investors should consider the discussion in “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, between the depositor, each applicable master servicer, each applicable special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-BNK23 will consist of the following classes: the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class V and Class R certificates and a REMIC regular interest in certificated form representing the RR Interest (the “RR Interest”).

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X certificates), the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, set forth in the table under “Summary of Certificates”.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates outstanding from time to time. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates outstanding from time to time. The Notional Amount of each class of the Class X-F, Class X-G and Class X-H certificates will equal the Certificate Balance outstanding from time to time of the Class of Principal Balance Certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X Certificates.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates and the rights of the RR Interest to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates and the rights of the RR Interest to receive a portion of the Excess Interest will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The Percentage Interest of any Class V or Class R Certificate will be set forth on the face thereof.

Each master servicer is authorized but not required to direct the investment of funds held in any Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). Each master servicer will be entitled to retain any interest or other income earned on such funds and each master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator (if such certificate administrator is not Wells Fargo Bank) is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in each applicable Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of a Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in each applicable Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in each applicable Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates and the RR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in a Collection Account in error;

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan; and

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the applicable Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by any master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by any master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on the Distribution Date, divided by (y) the Non-Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any outstanding Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)	prior to the Cross-Over Date:

(a) to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b) to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made on such Distribution Date), until the Certificate Balance of the Class A-1 certificates are reduced to zero;

(c)  to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made on such Distribution Date), until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d) to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the Certificate Balance of the Class A-3 certificates is reduced to zero; and

(e) to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates are reduced to zero;

Third, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Principal Balance Certificates (other than the RR Interest) for any Distribution Date will equal one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for each Class of the Class X-F, Class X-G and Class X-H certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate for the related Distribution Date on the Class of Principal Balance Certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X Certificates.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “—Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable master servicer, the applicable special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to (i) any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate or (ii) any Mortgage Loan or related Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date. For the avoidance of doubt, the Mortgage Rate of any ARD Loan will not be construed to include the excess of the related Revised Rate over the related Initial Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Scheduled Principal Distribution Amount for that Distribution Date, and

(b) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date;

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the applicable master servicer as of the business day preceding the P&I Advance Date) or advanced by the applicable master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the applicable master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the applicable master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by any master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into a Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the

Due Date in the related month of substitution), to the extent received from the borrower or advanced by the applicable master servicer;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to any master servicer, any special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to any master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by such master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates in an amount equal to the Non-Retained Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the RR Interest in an amount described under “Credit Risk Retention—RR Interest—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable

Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees payable therefrom) in the following manner: (x)(1) to each class of the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates as described above, (3) to the Class X-B certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S, Class B and Class C certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-S, Class B and Class C certificates as described above, and (4) to the Class X-D certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above in this clause (x), and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium. All Yield Maintenance Charges and Prepayment Premiums referred to above will be net of any Liquidation Fees payable therefrom.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the applicable master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H, Class V or Class R Certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be the date set forth next to such class in the table under “Summary of Certificates”.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final

Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Serviced Mortgage Loan or Serviced Whole Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to any Serviced A/B Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan will be retained by the applicable master servicer as additional servicing compensation.

Each master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans for which it is acting as master servicer and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the applicable special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of such master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to such master servicer in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by such master servicer during such Collection Period with respect to the Serviced Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such master servicer for such Collection Period received by such master servicer during such Collection Period with respect to the applicable Serviced Mortgage Loans or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the applicable master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the applicable special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the applicable master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments. No master servicer will be required to make any compensating interest payment as a result of any prepayments on Mortgage Loans for which it does not act as master servicer.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the applicable master servicer will be required to pay the portion of such Compensating Interest Payments allocable to any related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by each applicable master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among the classes of Regular Certificates (other than the RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise have the benefit of the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise have the benefit of the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise have the benefit of the subordination of the Class D, Class E, Class F, Class G and Class H certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates that are Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, and fifth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates and the Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class H certificates)

as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse each applicable master servicer, each applicable special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest, the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to each applicable special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan that has a related Subordinate Companion Loan, losses will be allocated first to each related Subordinate Companion Loan in accordance with the related Intercreditor Agreement until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates, with respect to the Non-Retained Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above and, with respect to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by each applicable master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by any master servicer, the certificate administrator or any special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

Each master servicer or special servicer, as applicable, may omit any information from these reports that such master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, each applicable master servicer, each applicable special servicer, the trustee and the certificate administrator will not be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any

Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, each master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® Schedule AL file (with respect to the general master servicer);

●	a CREFC® loan periodic update file; and

●	a CREFC® appraisal reduction template (to the extent received by the applicable master servicer from the applicable special servicer).

In addition, each master servicer (with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Serviced Mortgage Loan and REO Property for which it acts as master servicer or special servicer, as applicable:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the applicable special servicer (with respect to Specially Serviced Loans and REO Properties) or the applicable master servicer (with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the applicable master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, each applicable master servicer, each applicable special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by any master servicer or special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or a special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if a special servicer obtains knowledge that it has become a Borrower Party, such special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of such special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that each special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the applicable master servicer or the applicable special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, the applicable master servicer and the certificate administrator will have any obligation to restrict access by a special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest, by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be MSMCH.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by a master servicer, a special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means with respect to the Directing Certificateholder or any Controlling Class Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the applicable special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower

Party. It is expected that there will be no Excluded Loans with respect to this securitization on the Closing Date.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the applicable master servicer or the applicable special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by a master servicer, a special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by a special servicer or an affiliate thereof will be deemed not to be outstanding as to such special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of each applicable master servicer, each applicable special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the applicable master servicer or the applicable special servicer, as applicable, such master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of any special servicer’s, any master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, any master servicer, any special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the applicable master servicer, the applicable special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the applicable master servicer or the applicable special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designees including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the applicable master servicer or special servicer, as applicable, such master servicer (with respect to non-Specially Serviced Loans) and such special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by such master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the applicable master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to such master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the applicable master servicer or the applicable special servicer or caused to be prepared by the applicable special servicer in respect of each REO Property, the applicable master servicer or the applicable special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by a master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file and other than the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

o	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by a special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report; and

o	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of a master servicer or special servicer;

o	any notice of resignation or termination of a master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate a special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace a special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

o	any notice or documents provided to the certificate administrator by the depositor or each applicable master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

●	the “U.S. Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by each Retaining Party with the Credit Risk Retention Rules; and

●	the “EU Risk Retention” tab with respect to notices relating to the EU Hedging Covenant in the EU Credit Risk Retention Agreement.

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each master servicer, each special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded

Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and each of the applicable master servicer and the applicable special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) any master servicer or special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by any special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the applicable master servicer, the applicable special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the applicable master servicer, the applicable special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit each master servicer and each special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information such master servicer or such special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such master servicer or such special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, each applicable master servicer, each applicable special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer or operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class V or Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the applicable Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations.

Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, any applicable special servicer or any applicable master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of a Special Servicer Without Cause”, “—Limitation on Rights of

Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear

Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, any master servicer, any special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BANK 2019-BNK23

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor. For purposes of each applicable MLPA and the related discussion below, (i) the Century Plaza Towers Mortgage Loan will constitute a “Mortgage Loan” under each of the respective MLPAs pursuant to which MSMCH and Wells Fargo Bank are selling Mortgage Loans, only to the extent of the portion thereof to be sold to the depositor by MSMCH or Wells Fargo Bank, as applicable, (ii) the Jackson Park Mortgage Loan will constitute a “Mortgage Loan” under each of the respective MLPAs pursuant to which Bank of America and Wells Fargo Bank are selling Mortgage Loans, only to the extent of the portion thereof to be sold to the depositor by Bank of America or Wells Fargo Bank, as applicable, and (iii) the ILPT Industrial Portfolio Mortgage Loan will constitute a “Mortgage Loan” under each of the respective MLPAs pursuant to which MSMCH and Bank of America are selling Mortgage Loans, only to the extent of the portion thereof to be sold to the depositor by MSMCH or Bank of America, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)    the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (or a copy provided by the applicable recording office if a certified copy cannot be provided by such office, provided that the Custodian is not required to investigate whether the recording office cannot provide a certified copy);

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (or a copy provided by the applicable recording office if a certified copy cannot be provided by such office, provided that the Custodian is not required to investigate whether the recording office cannot provide a certified copy);

(v)    an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)  the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)   any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)    an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)    the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)   the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)  the original or a copy of all related environmental insurance policies.

With respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Securitization Date.

Notwithstanding anything to the contrary contained herein, with respect to each of the Century Plaza Towers Mortgage Loan, the Jackson Park Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage notes as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, with respect to such Mortgage Loan, the obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)          A copy of each of the following documents:

(i)           the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)           the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)           any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)           all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)            the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)           any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)           any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)          any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)           any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)           any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)           any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)          any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)         all related environmental reports; and

(xiv)          all related environmental insurance policies;

(b)          a copy of any engineering reports or property condition reports;

(c)          other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d)          for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)          a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)           a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)          a copy of the appraisal for the related Mortgaged Property(ies);

(h)          for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)           a copy of the applicable mortgage loan seller’s asset summary;

(j)           a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)          a copy of all zoning reports;

(l)           a copy of financial statements of the related mortgagor;

(m)         a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)          a copy of all UCC searches;

(o)          a copy of all litigation searches;

(p)          a copy of all bankruptcy searches;

(q)          a copy of any origination settlement statement;

(r)           a copy of the insurance summary report;

(s)          a copy of organizational documents of the related mortgagor and any guarantor;

(t)           a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)          a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)          a copy of any closure letter (environmental); and

(w)         a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (or portion thereof) sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(i)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (ii); or

(ii)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x)       discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y)       receipt of a Breach Notice by the mortgage loan seller,

(A)       cure such Material Defect in all material respects, at its own expense,

(B)       repurchase the affected Mortgage Loan or REO Loan (or, in the case of each of the Century Plaza Towers Mortgage Loan, the Jackson Park Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the applicable portion thereof) at the Purchase Price, or

(C)       substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan (or, in the case of each of the Century Plaza Towers Mortgage Loan, the Jackson Park Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the applicable master servicer, the applicable special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the applicable master servicer, the applicable special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel or other hospitality property, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the Century Plaza Towers Mortgage Loan, the Jackson Park Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a cross-collateralized Mortgage Loan is required to be repurchased or substituted for and the applicable Material Defect does not constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related group of cross-collateralized Mortgage Loans (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related cross-collateralized group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for the other cross-collateralized Mortgage Loan(s) in the related cross-collateralized group unless such other cross-collateralized Mortgage Loans satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria defined below. In the event that the remaining cross-collateralized Mortgage Loans in such cross-collateralized group satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected cross-collateralized Mortgage Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the cross-collateralized Mortgage Loans in the related cross-collateralized group. Any reserve or other cash collateral or letters of credit securing the cross-collateralized Mortgage Loans will be allocated among the related cross-collateralized Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this paragraph and the following paragraph, all other terms of the related Mortgage Loans will remain in full force and effect without any modification thereof.

Notwithstanding the immediately preceding paragraph, if the related Mortgage provides for the partial release of one or more of the cross-collateralized Mortgage Loans, the depositor may cause the related mortgage loan seller to repurchase only that cross-collateralized Mortgage Loan required to be repurchased, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related cross-collateralized Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, the PSA and the related MLPA, including the Cross-Collateralized Mortgage Loan Repurchase Criteria, (ii) in connection with such partial release, the related mortgage loan seller obtains an opinion of counsel (at such mortgage loan seller’s expense) to the effect that the contemplated action will not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) in connection with such partial release, the related mortgage loan seller delivers or causes to be delivered to the custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

With respect to any cross-collateralized Mortgage Loan, to the extent that the applicable mortgage loan seller is required to repurchase or substitute for such cross-collateralized Mortgage Loan in the manner prescribed in the two preceding paragraphs while the trustee continues to hold any other cross-collateralized Mortgage Loans in the related cross-collateralized group, the applicable mortgage loan seller and the Enforcing Servicer, on behalf of the trustee, as assignee of the depositor, will, as set forth in the related MLPA, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the trustee, the Primary Collateral securing the Mortgage Loans still held by the trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the cross-collateralized Mortgage Loans held by such party, then both parties have agreed in the related MLPA to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related MLPA to remove the threat of material impairment as a result of the exercise of remedies.

“Cross-Collateralized Mortgage Loan Repurchase Criteria” means, with respect to any group of cross-collateralized Mortgage Loans as to which one or more (but not all) of the cross-collateralized Mortgage Loans therein are affected by a Material Defect (the cross-collateralized Mortgage Loan(s) in such cross-collateralized group affected by such Material Defect, for purposes of this definition, the “affected cross-collateralized Mortgage Loans” and the other cross-collateralized Mortgage Loan(s) in such cross-collateralized group, for purposes of this definition, the “remaining cross-collateralized Mortgage Loans”) (i) the debt service coverage ratio for all the remaining cross-collateralized Mortgage Loans for the 4 most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1, (b) the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) for the 4 preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining cross-collateralized Mortgage Loans determined at the time of repurchase or substitution based upon an appraisal obtained by the applicable special servicer at the expense of the related mortgage loan seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire cross-collateralized group, (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related mortgage loan seller, at its expense, shall have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a cross-collateralized Mortgage Loan shall not cause (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity, (iv) the related mortgage loan seller causes the affected cross-collateralized Mortgage Loan to become not cross-collateralized and cross-defaulted with the remaining related cross-collateralized Mortgage Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any cross-collateralized Mortgage Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected cross-collateralized Mortgage Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any cross-collateralized Mortgage Loan, “Primary Collateral” means that portion of the related Mortgaged Property designated as directly securing such cross-collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such cross-collateralized Mortgage Loan.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the Enforcing Servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or successor REO Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable master servicer, the applicable special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any

Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller. With respect to each of the Century Plaza Towers Mortgage Loan, the Jackson Park Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)  have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)        not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)  have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)  be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans (or portion thereof) sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to cure, repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to (i) the Century Plaza Towers Mortgage Loan (8.2%), each of MSMCH and Wells Fargo Bank will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (approximately 59.52% with respect to MSMCH and 40.48% with respect to Wells Fargo Bank), (ii) the Jackson Park Mortgage Loan (7.8%), each of Bank of America and Wells Fargo Bank will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (50.00% with respect to each of Bank of America and Wells Fargo Bank), and (iii) the ILPT Industrial Portfolio Mortgage Loan (5.8%), each of MSMCH and Bank of America will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (47.68% with respect to MSMCH and 52.32% with respect to Bank of America). It is possible that under certain circumstances only one of MSMCH and Wells Fargo Bank will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement and the applicable master servicer will continue to receive its Servicing Fee, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift

to Others”, on and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

Each master servicer and each special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by such master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loans (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loans constituted a single lender), taking into account the pari passu or subordinate, as applicable, nature of the related Companion Loans), as determined by such master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the applicable master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the applicable master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the applicable master servicer to make advances;

(D) the right of the applicable master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the applicable master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the applicable master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or a related Companion Loan the applicable master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the applicable master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if such master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or

Serviced Companion Loan or sale by the applicable special servicer of a Defaulted Loan, the highest of (1) the rate determined by the applicable master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, each master servicer and each special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

Each master servicer and each special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that each master servicer and each special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, any master servicer or special servicer. Notwithstanding the foregoing, no special servicer may enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the applicable special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between a master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason such master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. Each master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the applicable master servicer or special servicer, as applicable.

Generally, each master servicer will be solely liable for all fees owed by it to any sub-servicer retained by such master servicer, without regard to whether such master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the applicable master servicer for certain expenditures which such sub-servicer makes, only to the same extent such master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, each master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in its Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)      all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) for which it acts as master servicer during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)      in the case of each Mortgage Loan for which it acts as master servicer that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

Each master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that any master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

No master servicer or the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan or any cure payment payable by a holder of a Serviced Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, each master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as master servicer and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that any master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, no master servicer, special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

No special servicer will have an obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the applicable special servicer may make such Servicing Advance, and the applicable master servicer will be required to reimburse such special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the applicable master servicer in its reasonable judgment (in which case it will be reimbursed out of the applicable Collection Account). Once the applicable special servicer is reimbursed, the applicable master servicer will be deemed to have made such special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of any master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The applicable master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, no master servicer, special servicer or the trustee will be obligated to make any Advance that the applicable master servicer or the applicable special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, each special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the applicable master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the applicable master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which any related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the applicable master servicer and the trustee. Each special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by such special servicer that such an Advance is non-recoverable, each such decision will remain with the applicable master servicer or the trustee, as applicable. If any special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the applicable master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Each master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the applicable special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any Non-Serviced Master Servicer or Non-Serviced Trustee under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the applicable master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the applicable master servicer or the applicable special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

Each master servicer, each special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each master servicer, each special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in each applicable Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the applicable master servicer or the applicable special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the applicable master servicer, the applicable special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loans, as applicable, the applicable master servicer, the applicable special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in each applicable Collection Account.

If the funds in each applicable Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by any master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, such master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time a master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in each applicable Collection Account for such Distribution Date, then such master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of a master servicer, it has not timely received from the trustee information required by such master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the applicable master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

Each master servicer, each special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in each applicable Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each master servicer, each special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in each applicable Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the applicable master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic

Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

Each master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (each, a “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. Each master servicer is required to deposit in its Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans for which it acts as master servicer (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The applicable master servicer will also be required to establish and maintain one or more segregated custodial accounts (collectively, the “Companion Distribution Account”) with respect to the Serviced Companion Loans, each of which may be a sub-account of its Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to its Collection Account.

With respect to each Distribution Date, each master servicer will be required to disburse from its Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in such Collection Account and in respect of the Mortgage Loans for which it acts as master servicer, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by each applicable master servicer from the applicable Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates or distributable to the RR Interest with respect to its interest in the Grantor Trust) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the RR Interest) and to make distributions of interest and principal from Retained Certificate Available Funds to the holders of the RR Interest, as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by each applicable master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the P&I Advance Date immediately preceding the applicable Distribution Date, the applicable master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by such master servicer during the related Collection Period.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificates and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), the amounts will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such amounts and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Retained Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the

RR Interest) (including to reimburse for Realized Losses previously allocated to such certificates), and the amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and Retained Certificate Gain-on-Sale Reserve Account, as applicable, to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Each special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which each special servicer is responsible. Each REO Account will be maintained by the applicable special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

Each applicable Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by any master servicer, the certificate administrator or any special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

Any master servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of such Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of such Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans for which it acts as master servicer on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)    to pay or reimburse the applicable master servicer, the applicable special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (such master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)    to pay to the applicable master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the applicable special servicer and the applicable master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the applicable master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the applicable master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay itself and the applicable special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in its Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in its Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the applicable master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of any master servicer, any special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the applicable master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of its Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then such master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or such special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

Each master servicer will also be entitled to make withdrawals, from time to time, from the applicable Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Companion Loan; provided, that a P&I Advance with respect to the Century Plaza Towers Mortgage Loan, the Jackson Park Mortgage Loan or the ILPT Industrial Portfolio Mortgage Loan is reimbursable from the proceeds of the related Whole Loan prior to any distribution to the promissory notes comprising such Whole Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in each applicable Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in each applicable Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in each applicable Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Specially Serviced Loans for which the applicable special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in each applicable Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in each applicable Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (but not any related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in each applicable Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower actually pays with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in each applicable Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan).	Out of general collections on deposit in each applicable Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in each applicable Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in each applicable Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in each applicable Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in each applicable Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in each applicable Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in each applicable Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in each applicable Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in each applicable Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the applicable master servicer and applicable special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the applicable master servicer and the applicable special servicer as provided in the PSA.

Master Servicing Compensation

The fee of each master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to (i) with respect to any such Mortgage Loan (and any successor REO Loan), 0.00250% per annum plus any “Primary Servicing Fee Rate” and any “Pari Passu Loan Primary Servicing Fee Rate” set forth next to the related Mortgaged Property on Annex A-1 and (ii) with respect to any Serviced Companion Loan (or successor REO Loan), 0.00250% per annum; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, the primary servicing fee rate comprising a part of the related “Servicing Fee Rate” will be paid to the related Non-Serviced Master Servicer. The Servicing Fee payable to each applicable master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, each master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower relating to a Mortgage Loan and any related Serviced Companion Loan for which it acts as master servicer:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then such master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent such applicable master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the applicable special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then such master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by such applicable master servicer, 100% of charges by such master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statement or demand charges are prepared by such master servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	penalty charges, including late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the applicable master servicer and the applicable special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

Notwithstanding anything to the contrary, if either the applicable master servicer or the applicable special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the applicable master servicer and the applicable special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

In addition, each master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and such master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. Each master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by such master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the applicable master servicer or the applicable special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each master servicer and each special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) for which it acts as a master servicer and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Each master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. A master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. Each master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at the rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates,” which fee is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to each special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee for the related month of $3,500 (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments (other than the balloon payments that are received within 120 days following the related maturity date as a result of a Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full if such Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under “Pooling and Servicing Agreement—Special Servicing Transfer Event”), and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the applicable special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by such special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then such special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to such special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to any master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the applicable master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the applicable special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If any special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If any special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by such special servicer and evidenced by a signed writing, but which had not as of the time such special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the applicable special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which such special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or (b) any Loss of Value Payment or Purchase Price paid by a Mortgage Loan Seller (except if such Mortgage Loan Seller makes such Loss of Value Payment in connection with a breach or document defect within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period). The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the applicable special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)    (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90 day initial cure period or, if applicable, within the subsequent 90 day extended cure period,

(ii)    the purchase of (A) any Specially Serviced Loan that is part of a Serviced A/B Whole Loan or related REO Property by the holder of the related Subordinate Companion Loan or (B) of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the applicable special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the applicable special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, such special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under “Pooling and Servicing Agreement—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the applicable special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

Each special servicer will also be entitled to additional servicing compensation to each Mortgage Loan and Serviced Companion Loan for which it acts as special servicer in the form of:

(i)    100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)    100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Serviced Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans to the extent the applicable special servicer is processing the underlying transaction,

(iii)   100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)   100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)    50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) received with respect to any Serviced Mortgage Loans or Serviced Companion Loan(s) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision,

(vi)    with respect to the accounts held by such special servicer, 100% of charges by such special servicer collected for checks returned for insufficient funds,

(vii)  100% of charges for beneficiary statements and demand charges actually paid by the borrowers to the extent such beneficiary statements or demand charges are prepared by the such special servicer, and

(viii)    penalty charges, including late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. Each special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any Loss of Value Payment reserve account in Permitted Investments, and each special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding anything to the contrary, if either the applicable master servicer or the applicable special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the applicable master servicer and the applicable special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the applicable master servicer and the applicable special servicer pursuant to the terms of the PSA, the applicable master servicer and the applicable special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (A) neither the applicable master servicer nor the applicable special servicer will have the right to reduce or elect not to charge the percentage interest of any such fee due to the other and (B) to the extent either the applicable master servicer or the applicable special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable master servicer decides not to charge any fee (other than penalty charges), the applicable special servicer will nevertheless be entitled to charge its portion of the related fee to which the applicable special servicer would have been entitled if the applicable master servicer had charged a fee, and the applicable master servicer will not be entitled to any of such fee charged by the applicable special servicer. Similarly, if the applicable special servicer decides not to charge any fee (other than penalty charges), the applicable master servicer will nevertheless be entitled to charge its portion of the related fee to which the applicable master servicer would have been entitled if the applicable special servicer had charged a fee, and the applicable special servicer will not be entitled to any portion of such fee charged by the applicable master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as a special servicer under the PSA, no special servicer will be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that each special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, each special servicer must deliver or cause to be delivered to the applicable master servicer within two business days following the Determination Date, and such master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by such special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by a special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by such special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which such special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees and insurance commissions or fees received or retained by any special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

Each special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. A special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00563% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. An additional fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding any related Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00094% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower actually pays) with respect to any Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in each applicable Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from each applicable Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the applicable master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The applicable master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that such master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00019% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage

Loans. In connection with each Asset Review with respect to each Delinquent Loan (a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in each applicable Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from each applicable Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the applicable master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

A CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by any special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable special servicer (prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the applicable special servicer receives an appraisal (together with information requested by the applicable special servicer from the applicable master servicer in accordance with the PSA) or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event, equal to the excess of:

(a)        the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)        the excess of

1.    the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the applicable special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the applicable master servicer as an Advance), or (B) by an internal valuation performed by the applicable special servicer (or at the applicable special servicer’s election, by one or more MAI appraisals obtained by such special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as such special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.    the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the applicable master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable master servicer, the applicable special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) in accordance with the related

Intercreditor Agreement and second, pro rata, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

The applicable special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, such special servicer will be required to calculate and report to the applicable master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and information the applicable master servicer delivered in accordance with the PSA.

Following the applicable master servicer’s receipt from the applicable special servicer of the calculation of the Appraisal Reduction Amounts, such master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

Each such report of the Appraisal Reduction Amount will also be forwarded by the applicable master servicer (or the applicable special servicer) if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the applicable master servicer (or the applicable special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the applicable special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the applicable special servicer from the applicable master servicer in accordance with the PSA) or performed by such special servicer and the Appraisal Reduction Amount is calculated by such special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and receipt of information from the applicable master servicer in such master servicer’s possession reasonably necessary to calculate the Appraisal Reduction Amount and (b) the occurrence of such Appraisal Reduction Event. The applicable master servicer will provide (via electronic delivery) the applicable special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of such special servicer’s reasonable request; provided, that the applicable special servicer’s failure to timely make such a request will not relieve the applicable master servicer of its obligation to use reasonable efforts to provide such information to such special servicer within 4 business days following such special servicer’s reasonable request. No master servicer will calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan or Serviced Whole Loan)), the applicable special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the applicable master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by such master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of each applicable Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information in the possession of the applicable master servicer that is reasonably requested by the applicable special servicer from the applicable master servicer and necessary to calculate the Appraisal Reduction Amount, such special servicer is required to determine or redetermine, as applicable, and report to such master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Serviced Companion Loan by the applicable master servicer (or the applicable special servicer if the related Whole Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the applicable special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the applicable special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent such special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the applicable special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that such special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the applicable master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s), on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the RR Interest on the one hand and the Non-Retained Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the applicable special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the applicable special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The applicable master servicer will be required to provide (via electronic delivery) the applicable special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any Serviced Companion Loan using reasonable efforts to deliver such information within 4 business days of the applicable special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the applicable master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the applicable master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that such master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the applicable master servicer thereof. None of any master servicer (with respect to Serviced Mortgage Loans), any special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor (unless a Control Termination Event has occurred and is continuing and the applicable special servicer has calculated any such Collateral Deficiency Amount) or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable master servicer and the certificate administrator will be entitled to conclusively rely on the applicable special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Serviced Mortgage Loan. With respect to a Non-Serviced Mortgage Loan, the applicable special servicer, the applicable master servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation or determination of any Appraisal Reduction Amount with respect to such Mortgage Loan and the applicable special servicer and the certificate administrator will be entitled to conclusively rely on the applicable master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The applicable master servicer, the operating advisor (except to the extent specified in “Description of the Mortgage Pool—The Whole Loans”)and the certificate administrator will be entitled to conclusively rely on the applicable special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The operating advisor, the certificate administrator and each applicable special servicer will be entitled to conclusively rely on each applicable master servicer’s calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

“Allocated Collateral Deficiency Amount” means, with respect to any Collateral Deficiency Amount, the Non-Retained Percentage of such Collateral Deficiency Amount.

For purposes of (x) determining the Controlling Class and the occurrence and continuance of a Control Termination Event, and (y) determining the Voting Rights of the related Classes for purposes of removal of the applicable special servicer or the Operating Advisor, Allocated Appraisal Reduction Amounts and Allocated Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the RR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Senior Certificates (other than the Class X Certificates)).

In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Allocated Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class H certificates, second, to the Class G certificates, and third, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), but only to the extent of the Allocated Appraisal Reduction Amounts and Allocated Cumulative Appraisal Reduction Amounts as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The applicable special servicer (in the case of a Serviced Mortgage Loan) or the applicable master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the applicable master servicer or the applicable special servicer, as the case may be, and the applicable master servicer will be required to notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, that if at any time, the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. Notwithstanding any of the foregoing to the contrary, the holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the applicable special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The applicable special servicer will be required to use its reasonable efforts to cause such appraisal to be delivered within 30 days from receipt of the Requesting Holders’ written request and will cause such appraisal to be prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the applicable master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the applicable special servicer. Upon receipt of such supplemental appraisal, the applicable master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable special servicer (for any Serviced Mortgage Loan) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for any Serviced Mortgage Loan) receipt of information from the applicable master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the Collateral Deficiency Amount and to require the applicable special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its or their appraised value, and such special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to such special servicer within 30 days from receipt of the Requesting Holders’ written request.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the applicable master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the applicable special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that such master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and such special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the applicable master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the applicable special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by such master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or such special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the applicable master servicer or, with respect to REO Property, the applicable special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the applicable master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the applicable master servicer (with respect to a Non-Specially Serviced Loan) or the applicable special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder)

the consent of the Directing Certificateholder or, with respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. In addition, upon the written request of the Risk Retention Consultation Party with respect to any individual triggering event, the applicable special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination by such special servicer of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, no master servicer will be required to maintain, and will be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, each applicable master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the applicable master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), such master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by such master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the applicable master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that such master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the applicable special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by such master servicer pursuant to clause (B) above. If the applicable master servicer (with respect to a non-Specially Serviced Loan) or the applicable special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such special servicer (with regard to such determination made by such special servicer) will be required to notify the applicable master servicer, and the applicable master servicer (in the case of a Specially Serviced Loan, after notice from the applicable special servicer) will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the applicable master servicer or special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the applicable master servicer and the applicable special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the applicable master servicer (with respect to a Non-Specially Serviced Loan) or applicable special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the applicable master servicer or the applicable special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, or, with respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the applicable master servicer nor the applicable special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

Each special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a

Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the applicable special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the applicable special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and any Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that each master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and each master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and any related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by any master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the applicable master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and each applicable special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the applicable special servicer will be paid out of the applicable REO Account or advanced by the applicable master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the applicable master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by any special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the applicable master servicer to such special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The applicable special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and all such matters that involve a Major Decision for all Serviced Mortgage Loans and Serviced Companion Loans that are Non-Specially Serviced Loans, and the applicable master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Serviced Mortgage Loan or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan and does not involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the applicable special servicer nor the applicable master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. With respect to any Major Decision that the applicable master servicer and the applicable special servicer have mutually agreed will be processed by the applicable master servicer, the applicable master servicer will not be permitted under the PSA to agree to any modification, waiver or amendment that constitutes a Major Decision without the applicable special servicer’s consent and, prior to the occurrence and continuance of a Control Termination Event, the applicable special servicer having obtained the consent of the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder and such objection is communicated to the applicable special servicer) within 10 business days, plus, if applicable, any additional time period provided under the related Intercreditor Agreement (or, with respect to a Serviced A/B Whole Loan, the period prescribed in the related Intercreditor Agreement) of the Directing Certificateholder’s receipt from the applicable special servicer of such special servicer’s recommendation and analysis and all information reasonably requested by the Directing Certificateholder with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the applicable special servicer will not be permitted to agree to any such matter without such special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below, including providing adequate time to accommodate the consultation rights of any Companion Holder, to the extent set forth in the related Intercreditor Agreement.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the applicable master servicer will be required to forward such request to the applicable special servicer and, unless such master servicer and such special servicer mutually agree that such master servicer will process such request as described above, the applicable special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and such master servicer will have no further obligation with respect to such request or such Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the applicable master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the applicable master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the applicable special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements (except that, other than any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than 3 consecutive late deliveries of financial statements); (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities, including approval of new leases and amendments to current leases (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property or (2) 30,000 square feet), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan

(including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and in all cases only prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout or performance reserve releases with respect to the letters of credit, escrow funds, reserve funds and other additional collateral specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower on or before the maturity date of a Mortgage Loan has delivered documentation reasonably satisfactory in form and substance to the applicable master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such Intercreditor Agreement) the Directing Certificateholder’s consent shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event, and if any modification or amendment would adversely impact the applicable special servicer, such modification or amendment will additionally require the consent of such special servicer as a condition to its effectiveness; (xi) any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) [reserved]; (xiv) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that, with respect to any Serviced A/B Whole Loan, the foregoing matters shall not include (and Master Servicer Decision shall not include) any action that constitutes a “major decision” under the related Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the applicable master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent. In connection with the processing by such master servicer of any Master Servicer Decision that requires the consent of the Directing Certificateholder, the applicable master servicer will deliver notice thereof to the applicable special servicer and, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, to the Directing Certificateholder, except to the extent that the applicable special servicer or the Directing Certificateholder notifies such master servicer that it does not desire to receive copies of such items.

If, and only if, the applicable special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in such special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then such special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x) (a) the approval of the Directing Certificateholder with respect to any Major Decision with respect to any Mortgage Loan other than any Excluded Loan as to such party (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to any Major Decision in respect of a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus, (y) with respect to any Serviced A/B Whole Loan, any rights of the holder of the related Subordinate Companion Loan to consent to such modification, waiver or amendment and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the applicable special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable master servicer or the applicable special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The applicable special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The applicable special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan for which it is acting as special servicer if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the applicable special servicer closes any modification, waiver or amendment of any term of any Serviced Mortgage Loan or Serviced Whole Loan, such special servicer will be required to notify the applicable master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the applicable master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not the applicable master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the applicable master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, such master servicer will be required to notify the certificate administrator, the trustee, the applicable special servicer, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not the applicable master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the applicable master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the applicable master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the applicable master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The applicable master servicer (with respect to a Serviced Mortgage Loan or a Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the applicable special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, that if such matter is a Major Decision (i) the applicable special servicer, (x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any transfers or assumptions provided for in clauses (xiv) or (xv) of the definition of Master Servicer Decision, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of such special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such special servicer in order to grant or withhold such consent), (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the applicable special servicer has consulted with the Directing Certificateholder, or (z) with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement if and to the extent required, and pursuant to the process described under “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating

Agency Confirmation is received by the applicable master servicer or the applicable special servicer, as applicable, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The applicable master servicer (with respect to a Serviced Mortgage Loan or a Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the applicable special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that if such matter is a Major Decision (i) the applicable special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) if and to the extent required, and pursuant to the process described under “—The Directing Certificateholder—Major Decisions” below, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the applicable special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the applicable master servicer or the applicable special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

After receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and as to which such matter involves a Major Decision, the applicable master servicer will be required to promptly provide the applicable special servicer with written notice of any such request for such matter and, unless the applicable master servicer and the applicable special servicer mutually agree that such master servicer will process such request, such special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and the related master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance except as provided in the next sentence. The applicable master servicer will continue to cooperate with the applicable special servicer by delivering any additional information in the applicable master servicer’s possession to the applicable special servicer requested by the applicable special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. If the applicable master servicer and special servicer mutually agree that the applicable master servicer is to process such request, the applicable master servicer will be required to provide the applicable special servicer with such master servicer’s written recommendation and analysis, to the extent such master servicer is recommending approval, and all information in such master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the applicable special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that such special servicer does not respond within 10 business days after receipt of such written recommendation and analysis and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period provided to a Companion Holder under a related Intercreditor Agreement, such special servicer’s consent to such matter will be deemed granted.

For the avoidance of doubt, with respect to any “due-on-sale” or “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest upon request of the Risk Retention Consultation Party, the applicable special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan) (other than with respect to any transfers or assumptions provided for in clause (xiv) or (xv) of the definition of “Master Servicer Decision” or any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) or (xv) of the definition thereof), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Inspections

Each master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) for which it is acting as master servicer with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2021 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2022) unless a physical inspection has been performed by the applicable special servicer within the previous 12 months; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, such special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the applicable special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from each applicable Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to any Serviced A/B Whole Loan, the costs will be allocated, first, as an expense of the holder of the related Subordinate Companion Loan, and second, as an expense of the holder of the related Mortgage Loan to the extent provided in the related Intercreditor Agreement. The applicable special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the applicable master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the applicable master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan, the applicable special servicer or the applicable master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2020 and the calendar year ending on December 31, 2020. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the applicable special servicer or the applicable master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the applicable special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the applicable special servicer under the PSA in the event that the servicing responsibilities of the related master servicer are transferred to such special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by any special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. Each master servicer will be required to transfer its servicing responsibilities to the applicable special servicer with respect to any Mortgage Loan

(including any related Companion Loan) for which such master servicer is responsible for servicing if:

(1)      the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the applicable master servicer or the applicable special servicer, on or before the date on which the subject payment was due, a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable master servicer or the applicable special servicer, as applicable (and the applicable master servicer or the applicable special servicer, as applicable, will be required to promptly forward such documentation to the applicable special servicer or the applicable master servicer, as applicable) which provides that such refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the applicable master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

(2)      the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)      the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period) that a default in making any Periodic Payment (other than a balloon payment)) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period)) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable master servicer or the applicable special servicer (and such master servicer or such special servicer, as applicable, will be required to promptly forward such documentation to the applicable special servicer or the applicable master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period)) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) the refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due));

(4)      there has occurred a default (including, in the applicable master servicer’s or the applicable special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the applicable master servicer or the applicable special servicer (and, in the case of the applicable special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders

(or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days));

(5)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)      the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)      the applicable master servicer or the applicable special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)      the applicable master servicer or the applicable special servicer (and in the case of the applicable special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement))) determines that (i) a default (including, in the applicable master servicer’s or the applicable special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the applicable master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the applicable special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, such master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the applicable special servicer will continue to be responsible for its operation and management.  If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan.  If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan.  No master servicer will have any responsibility for the performance by a special servicer of its duties under the PSA.  Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the applicable special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), such special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the applicable master servicer.

Asset Status Report

The applicable special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan for which it acts as special servicer and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to such special servicer.  Each Asset Status Report will be required to be delivered in electronic form to:

●

the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event and, in the case of any Serviced A/B Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and during a Control Appraisal Period with respect to the related Subordinate Companion Loan);

●	with respect to any Serviced A/B Whole Loan, to the extent the related Subordinate Companion Loan is not subject to a Control Appraisal Period, the holder of the related Subordinate Companion Loan;

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●

with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●

the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event and, with respect to any Serviced A/B Whole Loan, only to the extent that it is subject to a Control Appraisal Period);

●	the applicable master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the applicable special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the applicable special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by such special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the applicable special servicer made, or intends or proposes to make, including a narrative analysis setting forth such special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

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an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable special servicer together with an explanation of those adjustments; and

●	such other information as the applicable special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by any special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report.  If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the applicable special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to such special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), such special servicer will be required to implement the recommended action as outlined in the Asset Status Report.  If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the applicable special servicer has not made the affirmative determination described above, such special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval.  The applicable special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) fails to disapprove the revised Asset Status Report or until such special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, such special servicer, prior to the occurrence and continuance of a Control Termination Event, will act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard, and after the occurrence and continuance of a Control Termination Event, may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. Prior to the occurrence of a Control Termination Event, the applicable special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following the approval or deemed approval of the Directing Certificateholder.

If a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, if both a Control Termination Event has occurred and is continuing and a Control Appraisal Period is in effect), the applicable special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party).  The operating advisor will be required to provide comments to the applicable special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the

Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole.  The applicable special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with such special servicer’s preparation of any Asset Status Report.  The applicable special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent such special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).  Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the applicable special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued).

The applicable special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan or any Serviced A/B Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period)) and the operating advisor will be entitled to consult with the applicable special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report.  After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with such special servicer with respect to Asset Status Reports and such special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above.  The applicable special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan and prior to the occurrence and continuance of a Control Appraisal Period, the applicable special servicer will prepare an Asset Status Report for such Serviced A/B Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the holder of the Serviced Subordinate Companion Loan will have the same rights as the Directing Certificateholder described hereunder with respect thereto, and the Directing Certificateholder will have no approval rights over any such Asset Status Report unless a Control Appraisal Period exists.  See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder (or, to the extent provided in the related Intercreditor Agreement, the related Controlling Holder) will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans.  See “Description of the Mortgage Pool—The Whole Loans”.  See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the applicable special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise.  Such special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless such special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property.  However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the applicable special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) such special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding.  Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the applicable special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard.  The applicable special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B).  If any Lower-Tier REMIC acquires title to any Mortgaged Property, the applicable special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property.  The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent.  The retention of an independent contractor, however, will not relieve the applicable special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the applicable special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property.  Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code.  Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant.  No determination has been made whether rent on any of the Mortgaged Properties meets this requirement.  Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated.  Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service.  No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations.  It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property.  In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor.  Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year.  Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate and may also be subject to state or local taxes.  The PSA provides that the applicable special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property.  Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax.  These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates.  See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, each special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property.  Each special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property.  To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the applicable master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable.  On the later of the date that is (x) on or prior to each Determination Date or (y) two business days after such amounts are received and properly identified, the applicable special servicer is required to remit to the applicable master servicer for deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the applicable Collection Account; provided that such special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the applicable special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan or any holder of a related Serviced Subordinate Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender and, with respect to a Serviced A/B Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, such special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the applicable special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell ((i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting with the Risk Retention Consultation Party, in each case, with respect to any Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the

Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the applicable special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan.  If multiple offers are received during the period designated by the applicable special servicer for receipt of offers, such special servicer is generally required to select the highest offer.  The applicable special servicer is required to give the trustee, the certificate administrator, the applicable master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event), the holder of the related Subordinate Companion Loan (with respect to a Serviced A/B Whole Loan, but only prior to the occurrence of a Control Appraisal Period), and the Risk Retention Consultation Party 10 business days’ prior written notice of its intention to sell any such Defaulted Loan.  Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan.  “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the applicable master servicer or applicable special servicer, as applicable, with a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to such master servicer or special servicer, as applicable (and the applicable master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder); and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which such special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The applicable special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person.  In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, such special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received.  Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties.  In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal.

Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan.  If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination.  The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The applicable special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the applicable special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if such special servicer determines, in consultation with (i) the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and (ii) the Risk Retention Consultation Party, in each case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender (and with respect to any Serviced A/B Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)).  In addition, the applicable special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender (and with respect to any Serviced A/B Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)).  Each applicable special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, any master servicer, any special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by a special servicer, the trustee for the securitization of a related Companion Loan (with respect to a Whole Loan if it is a Defaulted Loan), any related Companion Holder or its representative, any holder of a related mezzanine loan or any known affiliate of any such party described above.

Notwithstanding any of the foregoing to the contrary, with respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the applicable special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then such special servicer will be required to sell the related Pari Passu Companion Loans (and, in certain cases, to the extent permitted in the related Intercreditor Agreement, the related Subordinate Companion Loans) together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the applicable special servicer in writing.  The applicable special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan (to the extent such consent is required under the related Intercreditor Agreement).  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right and obligation to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan.  The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement.  The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the applicable special servicer will be entitled to exercise such consent rights.  See “Description of the Mortgage Pool—The Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall.  The trustee, the applicable master servicer and/or the applicable special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan.  In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the applicable master servicer, the applicable special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described in the next paragraph and under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the applicable special servicer as to all Major Decisions with respect to Serviced Mortgage Loans (other than any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and (2) the applicable master servicer to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”, and will have the right to replace the applicable special servicer with or without cause and have certain other rights under the PSA, each as described below.  With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement.  However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.  See “Description of the Mortgage Pool—The Whole Loans”.

The Risk Retention Consultation Party will be entitled to consult (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest) on a strictly non-binding basis with the applicable special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that

(1)    absent that selection, or

(2)    until a Directing Certificateholder is so selected, or

(3)    upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate

Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder as determined pursuant to clause (ii) above is expected to be LD II Holdco IX LLC or its affiliate.

As used herein, the term “Directing Certificateholder,” unless used in relation to a Servicing Shift Mortgage Loan, means the entity determined pursuant to clause (ii) of the definition of such term.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which is the holder listed next to the related Control Note in the column “Note Holder” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.  On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

In no event will the applicable master servicer or the applicable special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the applicable master servicer and the applicable special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”).  The applicable master servicer and the applicable special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts.  The Controlling Class as of the Closing Date will be the Class H certificates.

The “Control Eligible Certificates” will be any of the Class F, Class G or Class H certificates.

Any master servicer, any special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party.  The depositor, the trustee, any master servicer, any special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity.  The trustee, the certificate administrator, each applicable master servicer, each applicable special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to any master servicer or special servicer, as applicable, and such master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to such master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to such master servicer and special servicer, such master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

With respect to any matter for which the consent or consultation of the Directing Certificateholder or Risk Retention Consultation Party is required, to the extent no specific time period for deemed consent or deemed waiver of consultation rights is expressly stated in the PSA, in the event no response from the Directing Certificateholder or Risk Retention Consultation Party, as applicable, is received within 10 business days following written request for input on any required consent or consultation and receipt of all reasonably requested information on any required consent or consultation, the Directing Certificateholder or Risk Retention Consultation Party, as applicable, will be deemed to have consented or approved or consulted on the specific matter; provided, that the failure of the Controlling Class Representative or Risk Retention Consultation Party, as applicable, to respond will not affect any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.

The Class F certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the applicable special servicer will not be permitted to take (or consent to the applicable master servicer’s taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (ix) of the definition of “Major Decision”) after receipt of the applicable special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the applicable special servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action, and provided, further, that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class).  If the applicable master servicer and the applicable special servicer have mutually agreed that the applicable master servicer will process any Major Decision, the applicable master servicer will not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the applicable special servicer, which consent will be deemed given (unless earlier objected to by the applicable special servicer) 10 business days after the applicable special servicer’s receipt from the applicable master servicer of the applicable master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the applicable special servicer and reasonably available to the applicable master servicer in order to make an informed decision with respect to such Major Decision plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period permitted in the related Intercreditor Agreement.  Upon request, the applicable special servicer, other than with respect to an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the RR Interest (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”), will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

“Major Decision” means with respect to any Serviced Mortgage Loan or Serviced Whole Loan, each of the following:

(i)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)           any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decisions;

(iii)          any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the applicable special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(iv)          any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) or (xv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vi)          (a) any property management company changes with respect to a Specially Serviced Loan with a principal balance equal to or greater than $10,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is a Non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party or (c) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)          releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents (provided, however, that any releases for which there are lender discretion with respect to Specially Serviced Loans of material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the PSA will also constitute Major Decisions);

(viii)          any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)          other than in the case of a Non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(x)          other than in the case of a Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property or (2) 30,000 square feet and (b) such transaction is not a routine leasing matter;

(xi)          other than in the case of a Non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the applicable master servicer will additionally require the consent of such master servicer as a condition to its effectiveness;

(xii)         any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xiii)        requests for property or other collateral releases or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material, non-income producing parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property, (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (e) the items listed in clause (vii) of this definition and clause (viii) of the definition of Master Servicer Decision;

(xiv)       other than in the case of a Non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xv)        agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (b) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xvi)       determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvii)      other than in the case of a Non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xviii)     following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(xix)       other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xx)        the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower.

A “Non-Specially Serviced Loan” means any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

Subject to the terms and conditions described in this section, the applicable special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Serviced Mortgage Loans.  Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the applicable master servicer will be required to forward such request to the applicable special servicer and, unless the applicable master servicer and the applicable special servicer mutually agree that such master servicer will process such request, such special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and, except as provided in the next sentence, such master servicer will have no further obligation with respect to such request or the Major Decision.  With respect to such request, such master servicer will continue to cooperate with reasonable requests of such special servicer by delivering any additional information in such master servicer’s possession to such special servicer reasonably requested by such special servicer relating to such Major Decision.  The applicable master servicer will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

In addition, the applicable master servicer is required to provide the applicable special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and such special servicer will determine in accordance with the Servicing Standard whether the issuing entity as lender should cure any borrower defaults relating to ground leases.  Any costs relating to any such cure of a borrower default relating to a ground lease are required to be paid by the applicable master servicer as a Servicing Advance.

With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the rights described in this section, and the rights to exercise any “major decision” under the related Intercreditor Agreement with respect to any Serviced A/B Whole Loan will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement.  However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have the generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.  See “Description of the Mortgage Pool—The Whole Loans”.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest), the applicable special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the applicable special servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder and, with respect to a Specially Serviced Loan, the Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party) in connection with any action to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder and, other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of a majority of the RR Interest, the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the applicable special servicer and any other applicable party will be required to consult with the Risk Retention Consultation Party in connection with any action to be taken or refrained from being taken.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by any special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party or, with respect to a Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period).  If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the applicable special servicer with respect to the Asset Status Reports.  See “—Asset Status Report” above.

Notwithstanding the foregoing, with respect to a Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by the holder of the related Subordinate Companion Loan.  The applicable special servicer will prepare an Asset Status Report for such Serviced A/B Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the Directing Certificateholder will have no approval rights over any such Asset Status Report.  However, during a Control Appraisal Period with respect to a Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.

Replacement of a Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace any special servicer with or without cause as described under “—Replacement of a Special Servicer Without Cause” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the applicable special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct such special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter).  Additionally, upon request, such special servicer will be required to consult with the Risk Retention Consultation Party in connection with any Major Decision not relating to an Excluded Loan as to such party and consider alternative actions recommended by the Risk Retention Consultation Party.  Any such consultation will not be binding on the applicable special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.  In the event such special servicer receives no response from the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, within 10 business days following its written request for input on any required consultation, such special servicer will not be obligated to consult with the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve such special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan.  With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan.  After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.  The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the applicable special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis.  In the event such special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, such special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve such special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.  Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA.  The applicable special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class F certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class F certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor majority holder of the Class F certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class.  Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event and a Consultation Termination Event will each be deemed to have occurred with respect to any such Excluded Loan.

With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement.  However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.  See “Description of the Mortgage Pool—The Whole Loans”.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F certificates and the Class F certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, each applicable master servicer, each applicable special servicer and operating advisor.  During such time, the applicable special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace such special servicer or approve or be consulted with respect to asset status reports or material special servicer actions.  Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer.  Following any such sale or transfer of Class F certificates, the successor Class F certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder.  The successor Class F certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder.  In the event of any transfer of the Class F certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class F certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class

Certificateholder’s purchase of such Class F certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the applicable master servicer or the applicable special servicer, as applicable, determines that immediate action with respect to any Master Servicer Decision or Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), such master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that such special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to any Serviced A/B Whole Loan, in the event that the applicable master servicer or the applicable special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the related holder of the Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period (or any matter requiring consultation with the related holder of the Subordinate Companion Loan)) is necessary to protect the interests of the Certificateholders, as a collective whole (taking into account the subordinate nature of the related Subordinate Companion Loan), the applicable master servicer or the applicable special servicer, as the case may be, may take any such action without waiting for the related Companion Holder’s response (or without waiting to consult with the related Companion Holder); provided that the applicable special servicer or master servicer, as applicable, provides the related holder of the Subordinate Companion Loan with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the applicable master servicer nor the applicable special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or, in the case of any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative), or, in the case of a Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose any master servicer, any special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of a master servicer or special servicer, as applicable, under the PSA or (4) cause such master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of such master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Controlling Holder, as applicable.  The issuing entity, as the holder of a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement.  In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable.  See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Whole Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and
“—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.  However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by any master servicer or special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of such master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, a Non-Serviced Companion Loan or a Control Note (prior to the occurrence and continuance of a Control Appraisal Period, if applicable) or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA.  See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party.  The operating advisor is not a special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan.  By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to each applicable special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder.  For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Exchange Act.  See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced

PSA), Servicing Shift Whole Loan or any related REO Properties, except as described under “—Description of the Mortgage Pool—The Whole Loans”.  Meanwhile, the operating advisors or equivalent parties under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Companion Loan.  Furthermore, the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the applicable master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, unless both a Control Termination Event and a Control Appraisal Period have occurred and are continuing), the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of any special servicer:

(a) promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b) promptly reviewing each Final Asset Status Report; and

(c) reviewing any Appraisal Reduction Amount and net present value calculations used in the applicable special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify such special servicer of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the applicable special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with such special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the applicable special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between such special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable special servicer in accordance with the terms of the PSA.  In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA.  No such consultation will be required prior to a Control Termination Event and, during such period, the operating advisor is only required to review Final Asset Status Reports delivered to it by each applicable special servicer.

Each Final Asset Status Report will be required to be labeled or otherwise communicated as being final by the applicable special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) or Serviced Whole Loan, (other than a Servicing Shift Whole Loan), after a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and a Control Appraisal Period), the operating advisor’s obligations will consist of the following:

(a) the operating advisor will be required to consult (on a non-binding basis) with the applicable special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b) the operating advisor will be required to consult (on a non-binding basis) with the applicable special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c) the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the applicable special servicer, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d) the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with:  (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the applicable special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (2) net present value calculations used in the applicable special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by such special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)         after the calculation but prior to the utilization by the applicable special servicer, such special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)        if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the applicable special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)        if the operating advisor and the applicable special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by such special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, any master servicer, any special servicer, the asset representations reviewer, any Certificateholder, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates.

Annual Report.  After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable special servicer that would be Privileged Information) delivered to the operating advisor by the applicable special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 in the prior calendar year and setting forth its assessment of such special servicer’s performance of its duties under the PSA during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans that such special servicer is responsible for servicing under the PSA; provided, however, that in the event such special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report.  In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the applicable special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

The operating advisor’s annual report will be prepared on the basis of the applicable special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the applicable special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of the items required to be reviewed by it pursuant to the PSA.  Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to a special servicer if, during the prior calendar year, no Final Asset Status Report was prepared by such special servicer in connection with a Specially Serviced Loan or REO Property.

No annual report prepared by the operating advisor under the circumstances described above will be permitted to include an analysis of the applicable special servicer’s performance in respect of any Serviced A/B Whole Loan until after the occurrence and continuance of a related Control Appraisal Period under the related Intercreditor Agreement.

The applicable special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by such special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the applicable special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that such special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan) based on the limited review required in the PSA.  Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information.  In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action.  It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions.  The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of a Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the applicable special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of such special servicer in the manner described in “—Replacement of a Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA.  “Eligible Operating Advisor” means an entity:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the applicable special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)     that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, a master servicer, a special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)     that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer; and

(v)      that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from a special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below.  As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and a special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, information contained within any Asset Status Report or Final Asset Status Report) that the applicable special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information by the applicable special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the applicable special servicer.  Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the applicable special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f) the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA.  The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor.  If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to each applicable special servicer, each applicable master servicer, the certificate administrator, the depositor, the Directing Certificateholder, the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event.  Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied.  Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest and the Class X-F, Class X-G, Class X-H, Class V and Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).  If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, each applicable master servicer, each applicable special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency.  If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor.  The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause.  See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by each master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register.  On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by a master servicer or a special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to each applicable master servicer, each applicable special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 93 prior pools of commercial mortgage loans for which MSMCH (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and on or prior to September 30, 2019, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and September 30, 2019 was approximately 54.13%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 3.93%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 50.00% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 3.03%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 3 largest Mortgage Loans in the Mortgage Pool represent approximately 23.7% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 3 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review.  Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders.  In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above.  After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence.  Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the applicable master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans for which it acts as master servicer) and the applicable special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the applicable master servicer or special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request such master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession.  In the event any missing documents are not provided by the applicable master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller.  The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”).  An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard.  Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA.  All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the

Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator.  In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), to the extent in the possession of the applicable master servicer or applicable special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the applicable master servicer, the applicable special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test.  The asset representations reviewer will be required to provide such preliminary report to the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller.  If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure.  Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer.  For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator.  The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties.  In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer.  See “—Enforcement of Mortgage Loan Seller’s

Obligations Under the MLPA” below.  In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from a master servicer (with respect to non-Specially Serviced Loans), a special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise.  The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer.  The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer.  If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify each applicable master servicer, each applicable special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, any master servicer, any special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception.  Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the applicable special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer.  The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer.  Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA.  In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties.  Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer.  No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment.  If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer.  The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.  However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the RR Interest;

(c) does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

(d) may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by any master servicer or special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of such master servicer or special servicer.

Replacement of a Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, any special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates.  The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.  Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and the holder of such Subordinate Companion Loan will be entitled to replace the applicable special servicer with or without cause in accordance with the PSA and the related Intercreditor Agreement.  However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.  See “Description of the Mortgage Pool—The Whole Loans”.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the applicable special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice.  Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the applicable special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.  The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of a special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates (other than the RR Interest) on an aggregate basis.

Notwithstanding the foregoing, if a special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), such special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan.  Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the

Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan.  After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.  The applicable special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer.  It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the applicable special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the applicable special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the applicable special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the applicable special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to a special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become a special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer”, and (viii) is not a special servicer that has been cited by S&P or KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

The terms of the PSA described above regarding the replacement of the applicable special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan.  Rather, with respect to any Servicing Shift Whole Loan, the holder of the related Control Note will have the right to replace the applicable special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan.  If such Control Note is included in a securitization trust, the party designated under the related pooling and servicing agreement will be entitled to exercise the rights of the Control Note holder.

Replacement of a Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines in accordance with the Operating Advisor Standard that the applicable special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of such special servicer.  In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the applicable special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer).  The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the applicable special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis.  In the event the holders of such Principal Balance Certificates elect to remove and replace a special servicer (which requisite affirmative votes must be received within 180 days of posting of the notice of the operating advisor’s recommendation to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities.  In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of such special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination.  The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.  Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to any Serviced A/B Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced A/B Whole Loan under the related Intercreditor Agreement and a Control Termination Event has occurred and is continuing.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination.  Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the applicable special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the applicable special servicer will not apply to any Serviced A/B Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced A/B Whole Loan under the related Intercreditor Agreement.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (or, to the extent provided in the related Intercreditor Agreement, the related Controlling Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan.  See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of a Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to any master servicer or special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by such master servicer to make any deposit required to be made by such master servicer to the applicable Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by such master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b) any failure by the applicable special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the applicable master servicer for deposit in the applicable Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by such special servicer pursuant to, and at the time specified by, the PSA;

(c) any failure on the part of such master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of such master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of such master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to such master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to such master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and such master servicer or special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d) any breach on the part of such master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to such master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the applicable master servicer, the applicable special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and such master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the applicable master servicer or special servicer, and certain actions by or on behalf of such master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f) KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by KBRA within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency has publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g) such master servicer or such special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h) such master servicer or such special servicer, as the case may be, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S.

Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within 60 days.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to any master servicer or special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% or more of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to a special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA.  The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements.  If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the Companion Loan Rating Agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of related Serviced Pari Passu Companion Loan Securities, and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.  In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the applicable special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and such special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate such special servicer solely with respect to the related Serviced Whole Loan.  The appointment (or replacement) of such special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities.  A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and subject to the related Intercreditor Agreement as described under “Description of the Mortgage Pool—The Whole Loans”), will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if a master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f), (g) or (h) under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the applicable master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Rating Agencies have provided a confirmation (or deemed confirmation) that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any Serviced Pari Passu Companion Loan Securities.  The termination of the applicable master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA.  If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the applicable master servicer, such master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the applicable master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if such master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the applicable master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then such master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the applicable master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the applicable master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor.  Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied.  Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits each applicable master servicer and each applicable special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to a special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to a master servicer or a special servicer, as the case may be, under applicable law.  In the event that a master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements.  If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the Companion Loan Rating Agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of related Serviced Pari Passu Companion Loan Securities, and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA.  Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties.  Other than as described under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the applicable master servicer or the applicable special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA.  In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to a master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of any master servicer (including in any capacity as the paying agent for any Companion Loan), any special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of any master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), any special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties.  For the purposes of indemnification of any master servicer or special servicer and limitation of liability, such master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if such master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because such master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the applicable master servicer and the applicable special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense).  The PSA will also provide that each applicable master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), each applicable special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law.  In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator

(including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, and the Non-Serviced Securitization Trust (with respect to any Non-Serviced Mortgage Loan to the extent provided under the related Intercreditor Agreement) will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of any master servicer (including in any capacity as the paying agent for any Companion Loan), any special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity.  However, each applicable master servicer, each applicable special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the applicable Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor.  If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities.  In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the applicable master servicer (including in its capacity as the paying agent for any Companion Loan), the applicable special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the applicable Collection Account for the expenses.

Pursuant to the PSA, each master servicer and each special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA.  Notwithstanding the foregoing, each master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which any master servicer, any special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any master servicer, any special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of any master servicer, any special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of such master servicer, such special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA.  Each applicable master servicer, each applicable special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from any Collection Account or any other account by or on behalf of the depositor, any master servicer, any special servicer or, in the case of the trustee, the certificate administrator.  The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts.  In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in each applicable Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’

fees and expenses and expenses relating to the enforcement of such indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA.  However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

With respect to any indemnification provisions in the PSA providing that the trust or a party thereto is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the applicable master servicer and special servicer, and such master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller.  The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs.  These obligations include obligations resulting from a Material Defect.  Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the applicable master servicer (with respect to Non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the applicable master servicer (with respect to Non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the applicable master servicer or special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by a master servicer or special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder.  See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the applicable master servicer and the applicable special servicer.  The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA.  An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.  Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a related Specially Serviced Loan, the applicable special servicer, and (b) with respect to a related Non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by a special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the applicable master servicer, and (ii) in the case of a Repurchase Request made by any person other than a special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such Non-Specially Serviced Loan, the applicable master servicer, and (B) from and after a Resolution Failure relating to such Non-Specially Serviced Loan, the applicable special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, any master servicer, any special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the Directing Certificateholder and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”).  The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request.  However, if a Resolution Failure occurs with respect to the PSA Party

Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply.  Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller.  A Resolved Repurchase Request will not preclude the applicable master servicer (in the case of non-Specially Serviced Loans) or the applicable special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law.  “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than a special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related Non-Specially Serviced Loan, the applicable master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the applicable special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request.  The applicable master servicer will also be required to deliver to the applicable special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to such master servicer, and reasonably requested by the applicable special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such Non-Specially Serviced Loan.  Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the applicable special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the applicable master servicer sends the Master Servicer Proposed Course of Action Notice, the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator.  The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”).  The Proposed Course of Action Notice will be required to include (a) a request to

Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the RR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date.  The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations.  No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration.  If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration.  If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below.  For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller.  A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect.  The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements.  The arbitrator will not have the power to award punitive or consequential damages.  In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion.  In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter.  By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard.  All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the applicable Collection Account.  The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration.  Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the applicable special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Century Plaza Towers Pari Passu A/B Whole Loan”, “—The Jackson Park Pari Passu A/B Whole Loan” and “—The ILPT Industrial Portfolio Pari Passu A/B Whole Loan”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects.  For example:

●

Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA.  The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BANK 2019-BNK23 mortgage pool, if necessary).

●

Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.

●

The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●

Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to any master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between each applicable master servicer and special servicer for this transaction.

●

The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan.  “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.  The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace each applicable special servicer under the PSA.

●

The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to each applicable master servicer and special servicer, as applicable.

●

Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●

The servicing decisions which the related Non-Serviced Master Servicer will perform and, in certain cases, for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.

●

The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●

Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●

Other than with respect to the Century Plaza Towers Mortgage Loan and the Jackson Park Mortgage Loan, the requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of prepayment interest shortfalls related to the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●

The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●

While each applicable special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●

The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA.  The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the BANK 2019-BNK23 mortgage pool, if necessary).

●

The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●

Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement.  Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●

The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The applicable master servicer, the applicable special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan.  The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available by requesting copies from the underwriters.

Servicing of the Century Plaza Towers Mortgage Loan

The Century Plaza Towers Mortgage Loan is serviced pursuant to the CPTS 2019-CPT TSA.  The servicing terms of the CPTS 2019-CPT TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the Century Plaza Towers Mortgage Loan that is to be calculated at 0.00125% per annum.

●

Upon the Century Plaza Towers Whole Loan becoming a specially serviced loan under related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Century Plaza Towers Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as such

Whole Loan is no longer specially serviced.  The special servicing fee is not subject to any cap or minimum fee.

●

The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrowers after any workout of the Century Plaza Towers Whole Loan.  The workout fee is not subject to any cap or minimum fee.

●

The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Properties. The liquidation fee is not subject to any cap or minimum fee.

●

The CPTS 2019-CPT TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the CPTS 2019-CPT TSA.

●	The CPTS 2019-CPT TSA does not provide for an operating advisor (or equivalent party) with respect to the Century Plaza Towers Whole Loan.

●	The CPTS 2019-CPT TSA does not require the Century Plaza Towers servicer to make the equivalent of compensating interest payments in respect of the Century Plaza Towers Whole Loan.

Prospective investors are encouraged to review the full provisions of the CPTS 2019-CPT TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Century Plaza Towers Pari Passu-A/B Whole Loan” in this prospectus.

Servicing of the Jackson Park Mortgage Loan

Additionally, the Jackson Park Mortgage Loan is serviced pursuant to the JAX 2019-LIC TSA. The servicing terms of the JAX 2019-LIC TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The Jackson Park Servicer earns a servicing fee with respect to the Jackson Park Mortgage Loan that is to be calculated at 0.00125% per annum.

●

Upon the Jackson Park Whole Loan becoming a specially serviced loan under the JAX 2019-LIC TSA, the Jackson Park Special Servicer will earn a special servicing fee payable monthly with respect to the Jackson Park Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as the Jackson Park Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●

The Jackson Park Special Servicer is entitled to a workout fee equal to 0.375% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Jackson Park Whole Loan.

●

The Jackson Park Special Servicer is entitled to a liquidation fee equal to 0.375% of net liquidation proceeds received in connection with the liquidation of the Jackson Park Whole Loan or the related Mortgaged Property.

●

The JAX 2019-LIC TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JAX 2019-LIC TSA.

●	The JAX 2019-LIC TSA does not require the Jackson Park Servicer to make the equivalent of compensating interest payments in respect of the Jackson Park Whole Loan.

●	The JAX 2019-LIC TSA does not provide for any operating advisor or similar entity.

Prospective investors are encouraged to review the full provisions of the JAX 2019-LIC TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Jackson Park Pari Passu-A/B Whole Loan” in this prospectus.

Servicing of the Park Tower at Transbay Mortgage Loan and the National Anchored Retail Portfolio Mortgage Loan

Each of the Park Tower at Transbay Mortgage Loan and the National Anchored Retail Portfolio Mortgage Loan is serviced pursuant to the BANK 2019-BNK21 PSA.  The servicing terms of the BANK 2019-BNK21 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●

The related Non-Serviced Master Servicer earns a servicing fee with respect to the Park Tower at Transbay Mortgage Loan and the National Anchored Retail Portfolio Mortgage Loan, that is to be calculated at 0.00250% per annum.

●

Upon such Whole Loan becoming a specially serviced loan under the BANK 2019-BNK21 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to such Whole Loan accruing at a rate equal to 0.25000% per annum, until such time as such Whole Loan is no longer specially serviced, subject to a monthly minimum fee of (x) $3,500 or (y) if the related risk retention consultation party is entitled to consult with the special servicer, for so long as such whole loan is a specially serviced loan during the occurrence and continuance of a consultation termination event under the BANK 2019-BNK21 PSA, $5,000.

●

In connection with a workout of such Whole Loan, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on a corrected Whole Loan for so long as it remains a corrected Whole Loan. The workout fee is subject to a minimum fee equal to $25,000 and is not subject to a cap.

●

The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 1.0% of the related payments or proceeds received in connection with the liquidation of a related Whole Loan or related REO Property.  The liquidation fee is subject to a floor, equal to the lesser of $25,000 or 3.0% of such net liquidation proceeds and is not subject to a cap.

Prospective investors are encouraged to review the full provisions of the BANK 2019-BNK21 PSA, which is available by requesting a copy from the underwriters.

Servicing of the ILPT Industrial Portfolio Mortgage Loan

The ILPT Industrial Portfolio Mortgage Loan is expected to be serviced pursuant to the MSC 2019-L3 PSA.  The servicing terms of the MSC 2019-L3 PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement are expected to differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the ILPT Industrial Portfolio Mortgage Loan that is to be calculated at 0.00250% per annum.

●

Upon the related Whole Loan becoming a specially serviced loan under the MSC 2019-L3 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to such Whole Loan accruing at a rate equal to 0.25% per annum. Such special servicing fee is subject to a floor of $3,500.

●

In connection with a workout of the related Whole Loans, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on a corrected Whole Loan for so long as it remains a corrected Whole Loan. Such workout fee is subject to a floor of $25,000 and a cap of $1,000,000 with respect to any particular workout of such Whole Loan.

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The related Non-Serviced Special Servicer will be entitled to a liquidation fee of 1.0% of the related payments or proceeds received in connection with the liquidation of the related Whole Loan or related REO Property. Such liquidation fee is subject to a floor of $25,000 and a cap of $1,000,000 with respect to such Whole Loan.

Prospective investors are encouraged to review the full provisions of the MSC 2019-L3 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The ILPT Industrial Portfolio Pari Passu-A/B Whole Loan” in this prospectus.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note.  In particular, with respect to each Servicing Shift Mortgage Loan:

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Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

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Following the related Servicing Shift Securitization Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

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Until the related Servicing Shift Securitization Date, the applicable master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan.  From and after the related Servicing Shift Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

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Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan.  If such master servicer or the trustee, as applicable, under such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

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The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.

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The related Non-Serviced PSA will provide for a primary servicing fee, liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are calculated in a manner similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (subject to any customary market minimum amounts and fee offsets).

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Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement (to the extent the related control note is included in the related securitization trust) will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

The terms of and parties to any Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication).  The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the applicable master servicer or the applicable special servicer, as the case may be, may then take such action if such master servicer or such special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of any master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or “U.S. Commercial Mortgage Special Servicer,” as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency.  Promptly following the applicable master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, such master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies.  In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the applicable master servicer or the applicable special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter.  The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”).

Any Rating Agency Confirmation requests made by any master servicer, any special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request.  Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The applicable master servicer, the applicable special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was.  The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA.  All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.  The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each master servicer, each special servicer (regardless of whether such special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires a master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each master servicer, each special servicer (regardless of whether such special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires a master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to any special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the

PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Retained Certificates (other than the Class V certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding Non-Retained Certificates (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-Retained Certificates (other than the Class V certificates) and (C) each applicable master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, any special servicer, any master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the applicable special servicer and approved by the applicable master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer servicing the greater principal balance of the Mortgage Loans as of the date of determination, the other master servicer (if any) and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity if the aggregate Stated Principal Balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance (solely for the purposes of this calculation, if such right is being exercised after December 2029 and the Park Tower at Transbay Mortgage Loan is still an asset of the trust, then such Mortgage Loan will be excluded from the then-aggregate principal balance of the Mortgage Pool and from the Initial Pool Balance). This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless such master servicer or such special servicer, as applicable, is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to such master servicer (which items will be deemed to have been paid or reimbursed to such master servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class V and Class R certificates and RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, any special servicer, any master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in each applicable Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in each applicable Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, each applicable master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the

RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, each applicable master servicer, each applicable special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to each applicable master servicer, each applicable special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of any master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, any master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A-” by S&P, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “BBB” by S&P and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “A-2” from S&P and “F1” by Fitch and (c) each master servicer maintains a rating of at least “A” by S&P and “A+” by Fitch (provided that nothing in this proviso will impose on any master servicer any obligation to maintain such rating or any other rating).

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, each applicable master servicer, each applicable special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to each applicable master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or any master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to each applicable master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

MSMCH and its affiliates are playing several roles in this transaction. MSMCH, a mortgage loan seller, a sponsor, the retaining sponsor and the anticipated initial risk retention consultation party, is an affiliate of Morgan Stanley Capital I Inc., the depositor, Morgan Stanley & Co. LLC, one of the underwriters, and Morgan Stanley Bank, an originator, the holder of a portion of the RR Interest and the holder of one or more Companion Loans related to the National Anchored Retail Portfolio Whole Loan.

Bank of America, a mortgage loan seller, a sponsor, an originator, the holder of a portion of the RR Interest and the holder of one or more of the Companion Loans relating to the Jackson Park Whole Loan, the Park Tower at Transbay Whole Loan, and the ILPT Industrial Portfolio Whole Loan, is an affiliate of BofA Securities, Inc., one of the underwriters.

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a mortgage loan seller, a sponsor, an originator, an expected holder of a portion of the RR Interest, the holder of one or more of the companion loans related to the Century Plaza Towers Whole Loan and the Jackson Park Whole Loan is also the applicable master servicer, the certificate administrator and the custodian under this securitization, and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (i) the master servicer, certificate administrator and custodian under the CPTS 2019-CPT TSA, pursuant to which the Century Plaza Towers Whole Loan is serviced, (ii) the servicer, certificate administrator and custodian under the JAX 2019-LIC TSA, pursuant to which the Jackson Park Whole Loan is serviced, (iii) the master servicer, certificate administrator and custodian under the BANK 2019-BNK21 PSA, pursuant to which the Park Tower at Transbay Whole Loan and the National Anchored Retail Portfolio Whole Loan are serviced, and (iv) expected to be the master servicer, certificate administrator and custodian under the MSC 2019-L3 PSA, pursuant to which the ILPT Industrial Portfolio Whole Loan is expected to be serviced.

Pursuant to certain interim servicing arrangements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the MSMCH Mortgage Loans.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor.

Wells Fargo Bank is the interim custodian of the loan files for all of the mortgage loans that Bank of America and MSMCH (except with respect to each Non-Serviced Mortgage Loan) will transfer to the depositor.

WTNA, the trustee, is also (i) the trustee under the CPTS 2019-CPT TSA, pursuant to which the Century Plaza Towers Whole Loan is serviced, (ii) the trustee under the JAX 2019-LIC TSA, pursuant to which the Jackson Park Whole Loan is serviced, (iii) the trustee under the BANK 2019-BNK21 PSA, pursuant to which each of the Park Tower at Transbay Whole Loan and the National Anchored Retail Portfolio Whole Loan is serviced and (iv) expected to be the trustee under the MSC 2019-L3 PSA, pursuant to which the ILPT Industrial Portfolio is expected to be serviced.

KeyBank assisted LD II Holdco IX LLC (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the mortgage pool.

Park Bridge, the operating advisor and asset representations reviewer, is also (i) the operating advisor and asset representations reviewer under the BANK 2019-BNK21 PSA pursuant to which each of the Park Tower at Transbay Whole Loan and National Anchored Retail Portfolio Whole Loan is serviced, and (ii) expected to be the operating advisor and asset representations reviewer under the MSC 2019-L3 PSA pursuant to which the ILPT Industrial Portfolio Whole Loan is expected to be serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of Each Applicable Master Servicer and Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the applicable master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Serviced Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, no master servicer or special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that any master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2 and Class A-3 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the applicable master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-SB, Class A-2 and Class A-3 certificates
Class X-B	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-SB, Class A-2 and Class A-3 certificates
Class X-B	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, any special servicer, any master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment (or, with respect to any Serviced A/B Whole Loan, allocation of principal payments to the related Mortgage Loan) each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans (or, with respect to any Serviced A/B Whole Loan, principal payments are allocated to the related Mortgage Loan) are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay (or, with respect to any Serviced A/B Whole Loan, principal payments will be allocated) at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of the Class A-2 and Class A-3 Certificates, the percentage of the potential maximum and minimum initial Certificate Balances, respectively) of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the applicable master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), any special servicer, any master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2020; and

●	the Offered Certificates are settled with investors on December 10, 2019.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	83%	83%	83%	83%	83%
December 2021	66%	66%	66%	66%	66%
December 2022	47%	47%	47%	47%	47%
December 2023	24%	24%	24%	24%	24%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.76	2.76	2.76	2.76	2.76

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	80%	80%	80%	80%	80%
December 2026	59%	59%	59%	59%	59%
December 2027	38%	38%	38%	38%	38%
December 2028	15%	15%	15%	15%	15%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.45	7.45	7.45	7.45	7.45

Percent of the Maximum Initial Certificate Balance ($375,000,000)(1)
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.79	9.73	9.66	9.57	9.33

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates; however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($200,000,000)(1)
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.74	9.65	9.56	9.47	9.27

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates; however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($614,369,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.89	9.86	9.81	9.50

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates; however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($439,369,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.92	9.90	9.85	9.54

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates; however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	10.01	9.98	9.94	9.93	9.68

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from December 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions (or, with respect to any Serviced A/B Whole Loan, amounts will be allocated to the related Mortgage Loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]%	[_]%	[_]%	[_]%	[_]%	[_]%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986 (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding the entitlement to Excess Interest, which will be held in the Grantor Trust and not by any Trust REMIC) and certain other assets and will issue (i) certain classes of uncertificated regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates and the regular interest portion of the RR Interest (the entitlement of the RR Interest to Excess Interest will be held through the Grantor Trust) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin llp, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin llp, special tax counsel to the depositor, the portion of the issuing entity holding the entitlement to any Excess Interest and the Excess Interest Distribution Account will be classified as a trust under section 301.7701-4 of the Treasury Regulations (the “Grantor Trust”), and the holders of the RR Interest and the Class V certificates will be treated as the owners of such assets under section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed. In addition, investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . .. . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off

Date, 17 Mortgaged Properties (25.4%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue OID, Yield Maintenance Charges and Prepayment Premiums and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. However, recent proposed Treasury regulations on which taxpayers may rely, however, exclude from the application of this rule original issue discount and market discount. Prospective investors are urged to consult their tax counsel regarding application of all provisions of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [_] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years

(that is, by rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [_] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made, and to all market discount instruments acquired thereafter. The election is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under

the Constant Yield Method” below regarding making such election and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (that is, by rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election will apply to all premium bonds (other than bonds paying interest exempt from tax) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all taxable premium bonds acquired thereafter. The election is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [_] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount instruments acquired, by the holder as of the first day of the taxable year for which the election is made and to all premium bonds or market discount instruments, acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the Regular Interest is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an RR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper Tier REMIC and the related interest in the Grantor Trust.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding

Distributions made on the certificates (including interest distributions, original issue discount and, under certain circumstances, principal distributions), and proceeds from the sale of the certificates to or through certain brokers, may be subject to “backup” withholding tax under Code Section 3406 unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form

W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a domestic corporation, domestic partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a domestic corporation or domestic partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person. Partnerships are urged to consult their tax advisors concerning the application of the rules described herein, which may be applied differently to partners that are U.S. Persons and to partners that are not.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to payments, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders that are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates (including interest, original issue discount and, under certain circumstances, principal distributions), and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 unless the Non-U.S. Person either (i) provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The applicable special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Administrative Matters

REMIC Representative

Solely for the purpose of the administrative provisions of the Code, a REMIC generally will be treated as a partnership and the Residual Holders will be treated as the partners. Under the 2015 Budget Act (discussed below), the “partnership representative” (as defined in Section 6223 of the Code) will represent a Trust REMIC in connection with any IRS proceeding relating to the Trust REMIC. Such partnership representative does not have to be a holder of a Class R Certificate or its delegate, and the PSA will designate the certificate administrator as such partnership representative for each Trust REMIC.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules, which became effective for taxable years beginning with 2018, apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its “partnership representative” in connection with IRS audits and related procedures and that partnership representative’s actions, including agreeing to adjustments to REMIC taxable income, are more binding on residual interest holders than a tax matters person’s actions were under the prior rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The parties responsible for the tax administration of the REMICs will be required to use any exceptions available under the new provisions (including any changes) and IRS regulations so that a REMIC’s residual interest holders, to the fullest extent possible, rather than the REMIC itself, will be liable for any taxes arising from audit adjustments to the REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Residual Holders should discuss with their own tax advisors the possible effect of the new rules on them.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Certificates will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Certificateholders or beneficial owners that own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt Regular Certificateholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee. The IRS’s Form 1066 has an accompanying Schedule Q, “Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation”. Treasury regulations require that Schedule Q be furnished by each Trust REMIC to each Residual Holder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which such Trust REMIC is in existence.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to each holder of a Class R Certificate, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the IRS concerning Code Section 67 expenses, see “—Limitations on Deduction of Certain Expenses” above, allocable to those Regular Certificateholders. Furthermore, under those regulations, information must be furnished quarterly to each holder of a Class R Certificate, furnished annually to the Regular Certificateholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Plan of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-SB	Class A-2	Class A-3
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC
BofA Securities, Inc.	[__]	[__]	[__]	[__]
Academy Securities, Inc.	[__]	[__]	[__]	[__]
Drexel Hamilton, LLC	[__]	[__]	[__]	[__]
Total	$ [__]	$ [__]	$ __]	$ [_

Underwriter	Class X-A	Class X-B	Class A-S	Class B
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC
BofA Securities, Inc.	[__]	[__]	[__]	[__]
Academy Securities, Inc.	[__]	[__]	[__]	[__]
Drexel Hamilton, LLC	[__]
Total	$ [__]	$ [_	$ [_	$ [_

Underwriter	Class C
Morgan Stanley & Co. LLC	$ [__]
Wells Fargo Securities, LLC
BofA Securities, Inc.	[__]
Academy Securities, Inc.	[__]
Drexel Hamilton, LLC	[__
Total	$ [_

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [_]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2019, before deducting expenses payable by the depositor (estimated at approximately $[_], excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of the Morgan Stanley Capital I Inc., which is the depositor, MSMCH, which is a sponsor, a mortgage loan seller and the initial Risk Retention Consultation Party of this securitization, and Morgan Stanley Bank, which is an originator and the holder of a portion of the RR Interest. BofA Securities, Inc., one of the underwriters, is an affiliate of Bank of America, which is a sponsor, an originator, a mortgage loan seller, and the holder of a portion of the RR Interest. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, an originator, a mortgage loan seller, and the holder of a portion of the RR Interest, and is also the master servicer, the certificate administrator and the custodian. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the Mortgage Loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Morgan Stanley & Co. LLC, which is one of the underwriters, and a co-lead manager and joint bookrunner for this offering, affiliates of BofA Securities, Inc., which is one of the underwriters and a co-lead manager and joint bookrunner for this offering and affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, and a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Morgan Stanley & Co. LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank (or, with respect to each of the Century Plaza Towers Mortgage Loan and the Jackson Park Mortgage Loan, the portion thereof allocable to Well Fargo Bank);

(2)	the payment by the depositor to Bank of America, an affiliate of BofA Securities, Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Bank of America (or, with respect to each of the Jackson Park Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the portion thereof allocable to Bank of America); and

(3)	the payment by the depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by MSMCH (or, with respect to each of the Century Plaza Towers Mortgage Loan and the ILPT Industrial Portfolio Mortgage Loan, the portion thereof allocable to MSMCH).

As a result of the circumstances described above, each of Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry

Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, National Association. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the EEA. For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (11) of article 4(1) of MiFID II;

(B)	a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of article 4(1) of MiFID II; or

(C)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates.

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus:  the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1585 Broadway, New York, New York 10036, or by telephone at (212) 761-4000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-227446) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

Prospective investors should note that the State Teachers’ Retirement System of the State of Illinois, which is a governmental pension plan, owns a 90% indirect interest in the borrower under the Westport Bakersfield Self Storage Mortgage Loan (0.4%). Persons who have an ongoing relationship with the State Teachers’ Retirement System of the State of Illinois should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Morgan Stanley & Co. LLC, PTE 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), to the predecessor of BofA Securities, Inc., PTE 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), and to the predecessor of Wells Fargo Securities, LLC, Prohibited Transaction Exemption (“PTE”) 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), each as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, each master servicer, each special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by each applicable master servicer, each applicable special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, any master servicer, any special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”) will be deemed to have represented by its acquisition of such Offered Certificates that none of the depositor, the issuing entity, any underwriter, the trustee, any master servicer, any special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the Plan Fiduciary has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption (all of the applicable conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan Fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered

Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any rating of a class of certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from at least 2 of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in December 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk

Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on final feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the Classes of Offered Certificates not rated by it, the ratings on those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

@%(#)	164
17g-5 Information Provider	360
1986 Act	549
1996 Act	528
2015 Budget Act	560
30/360 Basis	402
401(c) Regulations	571
AB Modified Loan	416
Accelerated Mezzanine Loan Lender	353
Acceptable Insurance Default	421
Acting General Counsel’s Letter	151
Actual/360 Basis	208
Actual/360 Loans	390
ADA	530
Additional Exclusions	420
Administrative Cost Rate	335
ADR	156
Advances	385
Affected Property	215
Affirmative Asset Review Vote	469
Aggregate Available Funds	328
Aggregate Excess Prepayment Interest Shortfall	346
Aggregate Gain-on-Sale Entitlement Amount	329
Aggregate Principal Distribution Amount	335
Allocated Appraisal Reduction Amount	413
Allocated Collateral Deficiency Amount	417
Allocated Cumulative Appraisal Reduction Amount	413
Annual Debt Service	156
Anticipated Repayment Date	208
Appraisal Institute	265
Appraisal Reduction Amount	411
Appraisal Reduction Event	411
Appraised Value	157
Appraised-Out Class	418
Approved Exchange	20
ARD Loan	208
Assessment of Compliance	505
Asset Representations Reviewer Asset Review Fee	410
Asset Representations Reviewer Fee	409
Asset Representations Reviewer Fee Rate	409
Asset Representations Reviewer Termination Event	474
Asset Representations Reviewer Upfront Fee	409
Asset Review	471
Asset Review Notice	470
Asset Review Quorum	470
Asset Review Report	472
Asset Review Report Summary	472
Asset Review Standard	471
Asset Review Trigger	468
Asset Review Vote Election	469
Asset Status Report	435
Assumed Final Distribution Date	344
Assumed Scheduled Payment	337
ASTM	183
Attestation Report	506
Available Funds	329
Balloon Balance	159
Balloon or ARD LTV Ratio	162
Balloon or ARD Payment	163
BAMLCM	290
BANA Qualification Criteria	284
BANK 2019-BNK21 PSA	226
Bank of America	274
Bank of America Data File	283
Bank of America Guidelines	276
Bank of America Securitization Database	282
Bankruptcy Code	520
Base Interest Fraction	343
Beds	170
Bond Lease	203
Borrower Party	353
Borrower Party Affiliate	353
Breach Notice	372
C(WUMP)O	20
CAR	186
Cash Flow Analysis	159
Century Plaza Towers Companion Loans	238
Century Plaza Towers Cure Event	247
Century Plaza Towers Cure Payment	246
Century Plaza Towers Directing Certificateholder	246

Century Plaza Towers Intercreditor Agreement	238
Century Plaza Towers Mortgage Loan	238
Century Plaza Towers Non-Standalone Pari Passu Companion Loans	238
Century Plaza Towers Noteholders	238
Century Plaza Towers Notice of Foreclosure/DIL	247
Century Plaza Towers Pari Passu Companion Loans	238
Century Plaza Towers Repurchase Election Notice	247
Century Plaza Towers Repurchase Option Notice	247
Century Plaza Towers Servicer	238
Century Plaza Towers Special Servicer	238
Century Plaza Towers Standalone Companion Loans	238
Century Plaza Towers Standalone Pari Passu Companion Loans	238
Century Plaza Towers Subordinate Companion Loans	238
Century Plaza Towers Triggering Event of Default	239
Century Plaza Towers Trustee	239
Century Plaza Towers Whole Loan	238
CERCLA	527
Certificate Administrator/Trustee Fee	408
Certificate Administrator/Trustee Fee Rate	408
Certificate Balance	326
Certificate Owners	363
Certificateholder	354
Certificateholder Quorum	478
Certificateholder Repurchase Request	490
Certifying Certificateholder	365
City Taxes	224
Class A Certificates	326
Class A-SB Planned Principal Balance	337
Class X Certificates	326
Clearstream	362
Clearstream Participants	364
Closing Date	155, 262
CMBS	61
Code	546
Collateral Deficiency Amount	416
Collection Account	389
Collection Period	330
Communication Request	366
Companion Distribution Account	389
Companion Holder	226
Companion Holders	226
Companion Loans	153
Compensating Interest Payment	345
Constant Prepayment Rate	538
Consultation Termination Event	454
Control Appraisal Period	227
Control Eligible Certificates	447
Control Note	227
Control Termination Event	454
Controlling Class	446
Controlling Class Certificateholder	446
Controlling Holder	227
Conversion Prepayment Amount	214
Conversion Space	214
Corrected Loan	435
County Bonds	203
CPP	538
CPR	538
CPTS 2019-CPT Securitization	238
CPTS 2019-CPT TSA	227
CPY	538
CRE Loans	271, 301
CREC	183
Credit Risk Retention Rules	319
CREFC®	350
CREFC® Intellectual Property Royalty License Fee	410
CREFC® Intellectual Property Royalty License Fee Rate	411
CREFC® Reports	350
Cross-Collateralized Mortgage Loan Repurchase Criteria	375
Cross-Over Date	333
Cumulative Appraisal Reduction Amount	416, 417
Cure/Contest Period	472
Custodian	308
Cut-off Date	153
Cut-off Date Balance	160
Cut-off Date Loan-to-Value Ratio	161
Cut-off Date LTV Ratio	161
DAP	206
Debt Service Coverage Ratio	161
DEF(#)	164
DEF/@(#)	165
DEF/YM(#)	165
DEF/YM@%(#)	165
Defaulted Loan	442
Defeasance Deposit	213

Defeasance Loans	212
Defeasance Lock-Out Period	212
Defeasance Option	212
Definitive Certificate	362
Delinquent Loan	469
Demand Entities	289, 303
Depositories	362
Determination Date	327
Diligence File	369
Directing Certificateholder	445
Disclosable Special Servicer Fees	408
Discount Rate	343
Dispute Resolution Consultation	493
Dispute Resolution Cut-off Date	492
Distribution Accounts	389
Distribution Date	327
Distribution Date Statement	350
DNR	185
Dodd-Frank Act	129
DOL	567
DSCP	186
DSCR	161
DTC	362
DTC Participants	362
DTC Rules	364
Due Date	207, 330
EC	183
EDGAR	566
EEA	16
Effective Gross Income	159
Eligible Asset Representations Reviewer	473
Eligible Operating Advisor	463
Enforcing Party	490
Enforcing Servicer	490
ESA	183
EU	131
EU Credit Risk Retention Agreement	131
EU Hedging Covenant	323
EU Institutional Investors	131
EU Retention Covenant	323
EU Risk Retention Due Diligence Requirements	130
EU Securitization Regulation	130
Euroclear	362
Euroclear Operator	364
Euroclear Participants	364
Excess Interest	208, 327
Excess Interest Distribution Account	390
Excess Modification Fee Amount	404
Excess Modification Fees	402
Excess Prepayment Interest Shortfall	346
Exchange Act	262
Excluded Controlling Class Holder	352
Excluded Controlling Class Loan	353
Excluded Information	353
Excluded Loan	353
Excluded Plan	569
Excluded Special Servicer	479
Excluded Special Servicer Loan	478
Exemption	568
Exemption Rating Agency	568
FATCA	558
FDIA	150
FDIC	150
FIEL	21
Final Asset Status Report	459
Final Dispute Resolution Election Notice	493
Financial Promotion Order	18
FINRA	565
FIRREA	151
Fitch	504
FPO Persons	18
GAAP	16
Gain-on-Sale Remittance Amount	329
Gain-on-Sale Reserve Account	390
Garn Act	529
GLA	162
Gores	201
Government Securities	210
Grantor Trust	327, 547
HSTP ACT	72
IDOT	101
IEPA	185
ILPT Industrial Mortgage Loan	254
ILPT Industrial Portfolio Control Appraisal Event	259
ILPT Industrial Portfolio Controlling Holder	259
ILPT Industrial Portfolio Intercreditor Agreement	254
ILPT Industrial Portfolio Major Decisions	258
ILPT Industrial Portfolio Note B-1	254
ILPT Industrial Portfolio Pari Passu Companion Loans	254
ILPT Industrial Portfolio Senior Notes	254
ILPT Industrial Portfolio Subordinate Companion Loans	254
ILPT Industrial Portfolio Threshold Event Collateral	259

ILPT Industrial Portfolio Triggering Event of Default	258
ILPT Industrial Portfolio Whole Loan	253
Indirect Participants	363
Initial Pool Balance	153
Initial Rate	208
Initial Requesting Certificateholder	490
Initial Subordinate Companion Loan Holder	446
In-Place Cash Management	162
Institutional Investor	20
Insurance and Condemnation Proceeds	389
Intercreditor Agreement	226
Interest Accrual Amount	335
Interest Accrual Period	335
Interest Distribution Amount	335
Interest Reserve Account	390
Interest Shortfall	335
Interested Person	443
Investor Certification	354
J-51 Abatement	205
J-51 Exemption	204
J-51 Program	204
Jackson Park Companion Loans	248
Jackson Park Controlling Holder	252
Jackson Park Intercreditor Agreement	249
Jackson Park Mortgage Loan	248
Jackson Park Noteholders	249
Jackson Park Pari Passu Companion Loans	248
Jackson Park Risk Retention Consultation Parties	252
Jackson Park Senior Notes	248
Jackson Park Servicer	249
Jackson Park Special Servicer	249
Jackson Park Subordinate Companion Loans	248
Jackson Park Trustee	250
Jackson Park Whole Loan	249
Japanese Affected Investors	133
Japanese Retention Requirement	133
JAX 2019-LIC Securitization	252
JAX 2019-LIC TSA	227
JFSA	21, 133
JRR Rule	133
KBRA	504
KeyBank	314
Liquidation Fee	404
Liquidation Fee Rate	404
Liquidation Proceeds	389
LO(#)	165
Loan Per Unit	162
Loan-Specific Directing Certificateholder	446
Lock-out Period	210
Loss of Value Payment	376
Lower-Tier Regular Interests	547
Lower-Tier REMIC	327, 547
LTV Ratio	160
LTV Ratio at Maturity or Anticipated Repayment Date	162
LTV Ratio at Maturity or ARD	162
MAI	377
Major Decision	448
MAS	20
Master Servicer	310
Master Servicer Decision	424
Master Servicer Proposed Course of Action Notice	491
Master Tenant	196
Material Defect	372
Maturity Date Balloon or ARD Payment	163
MCI Program	204
MDEQ	185
MDNR	183
MIFID II	17
MLPA	367
Modification Fees	402
Moody’s	311
Morgan Stanley Bank	291
Morgan Stanley Group	291
Morgan Stanley Origination Entity	293
Morningstar	311, 315
Mortgage	154
Mortgage File	367
Mortgage Loans	153
Mortgage Note	154
Mortgage Pool	153
Mortgage Rate	335
Mortgaged Property	154
MSC 2019-L3 PSA	227
MSMCH	291
MSMCH Data File	300
MSMCH Mortgage Loans	291
MSMCH Qualification Criteria	301
MSMCH Securitization Database	299
Net Mortgage Rate	334
Net Operating Income	163
NFA	565
NFIP	92
NI 33-105	22
NOI Date	163

Non-Control Note	227
Non-Controlling Holder	227
Nonrecoverable Advance	386
Non-Retained Certificates	326
Non-Retained Percentage	321
Non-Serviced Certificate Administrator	227
Non-Serviced Companion Loan	49, 227
Non-Serviced Companion Loans	49
Non-Serviced Custodian	227
Non-Serviced Directing Certificateholder	227
Non-Serviced Master Servicer	227
Non-Serviced Mortgage Loan	49, 228
Non-Serviced Pari Passu Companion Loan	228
Non-Serviced Pari Passu Whole Loan	228
Non-Serviced Pari Passu-A/B Whole Loan	228
Non-Serviced PSA	228
Non-Serviced Securitization Trust	228
Non-Serviced Special Servicer	228
Non-Serviced Trustee	228
Non-Serviced Whole Loan	49, 228
Non-Specially Serviced Loan	451
Non-U.S. Person	558
North Hanley Property	203
Notional Amount	327
NRA	164
NRSRO	352
NRSRO Certification	355
NSHE	196
NXS2 Special Servicer	273
O(#)	165
OCC	262, 274
Occupancy Date	164
Occupancy Rate	164
Offered Certificates	326
OID Regulations	550
OLA	151
Operating Advisor Consulting Fee	409
Operating Advisor Expenses	409
Operating Advisor Fee	408
Operating Advisor Fee Rate	409
Operating Advisor Standard	461
Operating Advisor Termination Event	464
Operating Advisor Upfront Fee	408
Other Master Servicer	228
Other PSA	228
Other Special Servicer	228
P&I Advance	384
P&I Advance Date	384
PACE	109, 225
Pads	170
Par Purchase Price	442
Pari Passu Companion Loans	153
Park Bridge Financial	318
Park Bridge Lender Services	318
Participants	362
Parties in Interest	567
Pass-Through Rate	333
Patriot Act	531
PCIS Persons	19
Percentage Interest	328
Performance Agreement	203
Periodic Payments	328
Permitted Investments	328, 391
Permitted Special Servicer/Affiliate Fees	408
PIPs	186
PL	266
Plan Fiduciary	570
Plans	567
PML	266
PRC	19
Predecessor Entity	203
Preliminary Dispute Resolution Election Notice	492
Prepayment Assumption	552
Prepayment Interest Excess	345
Prepayment Interest Shortfall	345
Prepayment Premium	214, 344
Prepayment Provisions	164
PRIIPS REGULATION	17
Primary Collateral	376
Prime Rate	389
Principal Balance Certificates	326
Principal Distribution Amount	336
Principal Shortfall	337
Prior Commingling	209
Prior Obligation	209
Privileged Information	463
Privileged Information Exception	464
Privileged Person	352
Professional Investors	20
Prohibited Prepayment	346
Promotion of Collective Investment Schemes Exemptions Order	18
Proposed Course of Action	491
Proposed Course of Action Notice	491
Prospectus Regulation	16, 565
PSA	325
PSA Party Repurchase Request	490

PTCE	570
PTE	568
Purchase Price	376
Qualification Criteria	271
Qualified Investor	17
Qualified Replacement Special Servicer	479
Qualified Substitute Mortgage Loan	377
Qualifying CRE Loan Percentage	322
RAC No-Response Scenario	503
Rated Final Distribution Date	345
Rating Agencies	504
Rating Agency Confirmation	504
REA	75
Realized Loss	348
REC	183
Record Date	327
Registration Statement	566
Regular Certificates	326
Regular Interestholder	550
Regular Interests	547
Regulation AB	506
Reimbursement Rate	388
Related Proceeds	387
Release Date	213
Release Parcel	216
Relevant Persons	19
Relief Act	531
Remaining Term to Maturity or ARD	165
REMIC	547
REMIC Regulations	546
REO Account	391
REO Loan	339
REO Property	435
Repurchase Request	490
Requesting Certificateholder	493
Requesting Holders	418
Requesting Investor	366
Requesting Party	503
Required Credit Risk Retention Percentage	323
Requirements	531
Residual Certificates	326
Resolution Failure	491
Resolved	491
Restricted Group	568
Restricted Party	464
Retained Certificate Available Funds	321
Retained Certificate Gain-on-Sale Remittance Amount	321
Retained Certificate Gain-on-Sale Reserve Account	390
Retained Certificate Interest Distribution Amount	321
Retained Certificate Principal Distribution Amount	322
Retaining Parties	319
Retaining Sponsor	319
Reverse 1031 Loan	225
Review Materials	470
Revised Rate	208
RevPAR	165
Risk Retention Allocation Percentage	322
Risk Retention Consultation Party	353
RMBS	309
ROFO	195
ROFR	195
Rooms	170
RR Interest	326
Rule 15Ga-1 Reporting Period	271
Rule 17g-5	355
S&P	504
Scheduled Principal Distribution Amount	336
Schwartz	196
SEC	262
Securities Act	505
Securitization Accounts	326, 391
SEL	266
Senior Certificates	326
Serviced A/B Whole Loan	228
Serviced Companion Loan	49, 229
Serviced Mortgage Loans	380
Serviced Pari Passu Companion Loan	229
Serviced Pari Passu Companion Loan Securities	483
Serviced Pari Passu Mortgage Loan	229
Serviced Pari Passu Whole Loan	229
Serviced Subordinate Companion Loan	229
Serviced Whole Loan	49, 229
Servicer Termination Event	481
Servicing Advances	385
Servicing Fee	400
Servicing Fee Rate	400
Servicing Shift Master Servicer	49
Servicing Shift Mortgage Loan	49, 229
Servicing Shift Pooling and Servicing Agreement	49
Servicing Shift PSA	229

Servicing Shift Securitization Date	49, 229
Servicing Shift Special Servicer	49
Servicing Shift Whole Loan	49, 229
Servicing Standard	382
SF	165
SFA	20
SFO	20
Similar Law	567
SIPC	565
SKF	203
SMMEA	571
Special Servicing Fee	403
Special Servicing Fee Rate	403
Specially Serviced Loans	431
Sq. Ft.	165
Square Feet	165
Startup Day	547
Stated Principal Balance	337
Structured Product	19
Structuring Assumptions	538
Subject Loan	410
Subordinate Certificates	326
Subordinate Companion Loan	229
Subordinate Companion Loans	153
Sub-Servicing Agreement	383
T-12	165
Tax Cuts and Jobs Act	550
Term to Maturity	166
Termination Purchase Amount	507
Terms and Conditions	365
Tests	471
TIC	208
Tishman Speyer	222
Title V	530
Total Operating Expenses	159
TRIPRA	93
Trust	306
Trust REMICs	327, 547
TTM	165
U.S. Person	558
U/W DSCR	161
U/W Expenses	166
U/W NCF	166
U/W NCF Debt Yield	169
U/W NCF DSCR	161, 168
U/W NOI	169
U/W NOI Debt Yield	170
U/W NOI DSCR	169
U/W Revenues	170
UCC	514
Underwriter Entities	117
Underwriting Agreement	562
Underwritten Debt Service Coverage Ratio	161
Underwritten Expenses	166
Underwritten NCF	166
Underwritten NCF Debt Yield	169
Underwritten Net Cash Flow	166
Underwritten Net Cash Flow Debt Service Coverage Ratio	168
Underwritten Net Operating Income	169
Underwritten Net Operating Income Debt Service Coverage Ratio	169
Underwritten NOI	169
Underwritten NOI Debt Yield	170
Underwritten Revenues	170
Units	170
Unscheduled Principal Distribution Amount	336
Unsolicited Information	471
Upper-Tier REMIC	327, 547
UST	185
Volcker Rule	129
Voting Rights	361
WAC Rate	334
Wachovia Bank	262
Weighted Average Mortgage Rate	171
Weighted Averages	171
Wells Fargo Bank	262, 310
Wells Fargo Bank Data Tape	269
Wells Fargo Bank Deal Team	269
Whole Loan	153
Withheld Amounts	390
Workout Fee	403
Workout Fee Rate	403
Workout-Delayed Reimbursement Amount	388
WTNA	307
Yield Maintenance Charge	344
YM(#)	165
YM@(#)	165

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Annex A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	5, 9	1	Century Plaza Towers	8.2%	MSBNA/WFB	MSMCH/WFB	$105,000,000	$105,000,000	$105,000,000	$374.74	Refinance	SPF JVP LLC; Luminance Acquisition Venture LLC
Loan	5, 7	2	Jackson Park	7.8%	BANA/WFB	BANA/WFB	$100,000,000	$100,000,000	$100,000,000	$293,960.45	Refinance	Tishman Speyer Crown Equities 2007, LLC
Loan	5, 12, 13	3	Park Tower at Transbay	7.8%	BANA	BANA	$100,000,000	$100,000,000	$100,000,000	$719.27	Refinance	MetLife, Inc.
Loan	5, 6, 7	4	ILPT Industrial Portfolio	5.8%	MSBNA/BANA	MSMCH/BANA	$75,000,000	$75,000,000	$75,000,000	$26.12	Recapitalization	Industrial Logistics Properties Trust
Property		4.01	1800 Union Airpark Boulevard	1.0%	MSBNA/BANA		$12,957,038	$12,957,038	$12,957,038
Property		4.02	4237-4255 Anson Boulevard	0.8%	MSBNA/BANA		$10,009,141	$10,009,141	$10,009,141
Property		4.03	5000 Commerce Way	0.7%	MSBNA/BANA		$9,556,673	$9,556,673	$9,556,673
Property		4.04	5142 & 5148 North Hanley Road	0.7%	MSBNA/BANA		$8,459,781	$8,459,781	$8,459,781
Property		4.05	945 Monument Drive	0.5%	MSBNA/BANA		$7,020,110	$7,020,110	$7,020,110
Property		4.06	2801 Airwest Boulevard	0.5%	MSBNA/BANA		$5,895,795	$5,895,795	$5,895,795
Property		4.07	20 Logistics Boulevard	0.4%	MSBNA/BANA		$5,635,283	$5,635,283	$5,635,283
Property		4.08	5500 Southeast Delaware Avenue	0.3%	MSBNA/BANA		$4,456,124	$4,456,124	$4,456,124
Property		4.09	2150 Stanley Road	0.3%	MSBNA/BANA		$4,140,768	$4,140,768	$4,140,768
Property		4.10	16101 Queens Court	0.3%	MSBNA/BANA		$4,044,790	$4,044,790	$4,044,790
Property		4.11	5 Logistics Drive	0.2%	MSBNA/BANA		$2,824,497	$2,824,497	$2,824,497
Loan	5, 7	5	360 North Crescent Drive	5.7%	WFB	WFB	$73,600,000	$73,600,000	$73,600,000	$1,038.37	Refinance	Tom Gores; The Gores Trust
Loan	8, 10	6	Norwalk Government Center	5.2%	WFB	WFB	$66,300,000	$66,300,000	$66,300,000	$146.86	Recapitalization	Robert Sonnenblick; Nelson Del Rio
Loan	6	7	ExchangeRight Net Leased Portfolio #30	4.8%	BANA	BANA	$61,342,800	$61,342,800	$61,342,800	$163.34	Acquisition	ExchangeRight Real Estate, LLC
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	0.8%	BANA		$10,106,000	$10,106,000	$10,106,000
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	0.5%	BANA		$5,983,000	$5,983,000	$5,983,000
Property		7.03	Walgreens - New Berlin (Moorland), WI	0.4%	BANA		$5,245,200	$5,245,200	$5,245,200
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	0.4%	BANA		$4,836,000	$4,836,000	$4,836,000
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	0.3%	BANA		$3,992,800	$3,992,800	$3,992,800
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	0.3%	BANA		$3,596,000	$3,596,000	$3,596,000
Property		7.07	Tractor Supply - Canton (Cherokee), GA	0.3%	BANA		$3,534,000	$3,534,000	$3,534,000
Property		7.08	Walgreens - Sheboygan (14th), WI	0.3%	BANA		$3,472,000	$3,472,000	$3,472,000
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	0.2%	BANA		$3,131,000	$3,131,000	$3,131,000
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	0.2%	BANA		$2,740,400	$2,740,400	$2,740,400
Property		7.11	Tractor Supply - Canton (Michigan), MI	0.2%	BANA		$2,656,700	$2,656,700	$2,656,700
Property		7.12	Walgreens - Waukesha (Moreland), WI	0.2%	BANA		$2,560,600	$2,560,600	$2,560,600
Property		7.13	AutoZone - Chicago (Cicero), IL	0.1%	BANA		$1,543,800	$1,543,800	$1,543,800
Property		7.14	Dollar General - Mandeville (LA-59), LA	0.1%	BANA		$1,277,200	$1,277,200	$1,277,200
Property		7.15	Dollar General - Stockbrige (Fairview), GA	0.1%	BANA		$1,085,000	$1,085,000	$1,085,000
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	0.1%	BANA		$1,029,200	$1,029,200	$1,029,200
Property		7.17	Dollar General - Lafayette (Ambassador), LA	0.1%	BANA		$948,600	$948,600	$948,600
Property		7.18	Dollar General - Baton Rouge (Florida), LA	0.1%	BANA		$945,500	$945,500	$945,500
Property		7.19	Dollar General - Altoona (Temple), PA	0.1%	BANA		$939,300	$939,300	$939,300
Property		7.20	Dollar General - San Angelo (South Bell), TX	0.1%	BANA		$899,000	$899,000	$899,000
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	0.1%	BANA		$821,500	$821,500	$821,500
Loan		8	1000 South Broadway Apartments	4.2%	WFB	WFB	$54,500,000	$54,500,000	$54,500,000	$209,615.38	Acquisition	Brian J. Wirtz
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio	4.0%	MSBNA	MSMCH	$51,715,000	$51,715,000	$47,170,796	$62,533.25	Acquisition	Alon Yonatan
Property		9.01	Countryside Village Apartments	1.7%	MSBNA		$21,240,000	$21,240,000	$19,373,638
Property		9.02	93 Twenty Apartments	0.8%	MSBNA		$10,830,000	$10,830,000	$9,878,367
Property		9.03	Charleston Crossing Apartments	0.6%	MSBNA		$7,490,000	$7,490,000	$6,831,853
Property		9.04	Ridge Park Apartments	0.5%	MSBNA		$6,480,000	$6,480,000	$5,910,602
Property		9.05	Inverness Apartments	0.4%	MSBNA		$5,675,000	$5,675,000	$5,176,337
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio	3.9%	MSBNA	MSMCH	$50,400,000	$50,400,000	$50,400,000	$141,971.83	Refinance	Finkelstein Timberger East Real Estate
Property		10.01	1460 Macombs Road	1.1%	MSBNA		$14,600,000	$14,600,000	$14,600,000
Property		10.02	984 Sheridan Avenue	0.8%	MSBNA		$10,500,000	$10,500,000	$10,500,000
Property		10.03	901 Walton Avenue	0.7%	MSBNA		$9,300,000	$9,300,000	$9,300,000
Property		10.04	2 Minerva Place	0.6%	MSBNA		$8,000,000	$8,000,000	$8,000,000
Property		10.05	4040 Bronx Boulevard	0.6%	MSBNA		$8,000,000	$8,000,000	$8,000,000
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio	3.1%	WFB	WFB	$39,650,000	$39,650,000	$39,650,000	$69.31	Refinance	Matthew M. Nagel; K. Blair Nagel
Property		11.01	Stockbridge, GA	0.6%	WFB		$7,800,000	$7,800,000	$7,800,000
Property		11.02	Lithonia, GA	0.6%	WFB		$7,500,000	$7,500,000	$7,500,000
Property		11.03	Atlanta, GA	0.4%	WFB		$5,000,000	$5,000,000	$5,000,000
Property		11.04	Stone Mountain, GA	0.4%	WFB		$4,700,000	$4,700,000	$4,700,000
Property		11.05	Decatur, GA	0.3%	WFB		$4,400,000	$4,400,000	$4,400,000
Property		11.06	Lithia Springs, GA	0.3%	WFB		$3,500,000	$3,500,000	$3,500,000
Property		11.07	Roswell, GA	0.3%	WFB		$3,500,000	$3,500,000	$3,500,000
Property		11.08	Norcross, GA	0.3%	WFB		$3,250,000	$3,250,000	$3,250,000
Loan		12	Mosby Ingleside	2.8%	MSBNA	MSMCH	$36,000,000	$36,000,000	$36,000,000	$115,384.62	Refinance	Middleburg Real Estate Partners LLC
Loan	5, 6	13	Sacramento Office Portfolio	2.7%	BANA	BANA	$35,000,000	$35,000,000	$35,000,000	$99.46	Refinance	Omninet Capital, LLC
Property		13.01	Royal Oaks Campus	1.4%	BANA		$17,545,183	$17,545,183	$17,545,183
Property		13.02	Lennane Campus	0.9%	BANA		$11,176,790	$11,176,790	$11,176,790
Property		13.03	West Sacramento Campus	0.5%	BANA		$6,278,027	$6,278,027	$6,278,027
Loan		14	Plaza Pacoima	2.4%	WFB	WFB	$31,200,000	$31,200,000	$31,200,000	$153.13	Acquisition	Breit Operating Partnership L.P.
Loan	15	15	El Mercado Shopping Center	2.2%	MSBNA	MSMCH	$28,000,000	$28,000,000	$25,380,949	$256.49	Refinance	Albert J. Wang
Loan		16	Riverview Shopping Center	2.0%	BANA	BANA	$25,250,000	$25,250,000	$25,250,000	$182.12	Refinance	Richard P. Kelter
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio	1.9%	MSBNA	MSMCH	$25,000,000	$25,000,000	$25,000,000	$90.50	Refinance	Washington Prime Group, L.P.
Property		17.01	Lakeline Plaza	0.7%	MSBNA		$9,602,564	$9,602,564	$9,602,564
Property		17.02	Forest Plaza	0.5%	MSBNA		$6,463,675	$6,463,675	$6,463,675
Property		17.03	White Oaks Plaza	0.4%	MSBNA		$5,660,256	$5,660,256	$5,660,256
Property		17.04	Muncie Towne Plaza	0.2%	MSBNA		$2,254,274	$2,254,274	$2,254,274
Property		17.05	Lakeline Village	0.1%	MSBNA		$1,019,231	$1,019,231	$1,019,231
Loan		18	Woodland Falls	1.9%	BANA	BANA	$24,750,000	$24,750,000	$21,164,749	$113.38	Acquisition	Strategic Funding Alternatives
Loan		19	The Shops at Stony Creek	1.8%	WFB	WFB	$23,250,000	$23,216,321	$18,497,034	$202.11	Refinance	Michael A. Chirco
Loan	16	20	Embassy Suites Richmond	1.7%	MSBNA	MSMCH	$22,000,000	$22,000,000	$22,000,000	$97,777.78	Refinance	Shamin Hotels
Loan		21	Holiday Inn - Charlotte Airport	1.6%	BANA	BANA	$21,000,000	$20,909,577	$16,665,089	$104,547.89	Refinance	Neil Kapadia; L. Russell Ranson, III
Loan		22	Cypress Pointe	1.4%	MSBNA	MSMCH	$17,525,000	$17,525,000	$15,914,723	$101.27	Acquisition	Anthony Tarantino
Loan		23	American Airlines	1.2%	WFB	WFB	$15,500,000	$15,470,113	$11,228,110	$152.33	Acquisition	Ryan Tedder; Keith Kantrowitz
Loan	12	24	950 Iron Point Road	1.2%	BANA	BANA	$15,200,000	$15,176,195	$11,898,044	$147.69	Acquisition	Marcos Gomez
Loan		25	Cedar Village MHC	1.2%	BANA	BANA	$15,125,000	$15,125,000	$15,125,000	$63,284.52	Refinance	Kim Eggleston
Loan		26	Arabian Gardens MHC	1.2%	BANA	BANA	$15,000,000	$15,000,000	$15,000,000	$60,483.87	Refinance	Kim Eggleston
Loan	6	27	1 Plaza La Prensa & Sena Plaza	1.1%	WFB	WFB	$13,956,250	$13,936,754	$11,183,617	$184.79	Refinance	Gerald P. Peters III
Property		27.01	1 Plaza La Prensa	0.6%	WFB		$8,095,250	$8,083,942	$6,486,999
Property		27.02	Sena Plaza	0.5%	WFB		$5,861,000	$5,852,813	$4,696,618
Loan		28	Home2 Suites - Grovetown	1.0%	BANA	BANA	$12,530,000	$12,512,049	$9,990,662	$106,034.32	Refinance	The Plamondon Companies
Loan		29	2700 Patriot Boulevard	0.9%	MSBNA	MSMCH	$11,830,000	$11,830,000	$10,689,274	$102.27	Acquisition	Hamad Alhomaizi; Hiba Alhomaizi; Khalid Alhomaizi
Loan		30	82-17 153rd Avenue Retail	0.9%	BANA	BANA	$11,350,000	$11,331,836	$8,842,910	$193.27	Refinance	Cathy Napolitano; Anthony Gurino
Loan		31	Bloom 24 Apartments	0.9%	BANA	BANA	$11,150,000	$11,150,000	$11,150,000	$97,807.02	Acquisition	Daniel Feiner; Ari Steinberg; David Feiner; Ryan Morgan
Loan		32	The Quin	0.8%	MSBNA	MSMCH	$10,400,000	$10,400,000	$9,486,151	$148,571.43	Refinance	Scott W. Richardson; Andrew C. Ganahl; Jeffry D. McMahon
Loan		33	Save Mart Center	0.7%	WFB	WFB	$9,594,186	$9,552,095	$7,586,087	$104.12	Acquisition	Gurdeep Bains
Loan		34	Plaza de Cicero	0.7%	WFB	WFB	$9,250,000	$9,250,000	$7,742,175	$197.53	Refinance	Gerald L. Nudo; Laurence H. Weiner
Loan		35	Oxnard Port Place Shoppes	0.7%	MSBNA	MSMCH	$9,000,000	$9,000,000	$9,000,000	$267.78	Recapitalization	Michael H. Mugel; The Michael H. Mugel Trust U/D/T April 2, 2004, As Amended; Red Mountain Group
Loan		36	Meadow Ridge Apartments	0.6%	WFB	WFB	$8,000,000	$8,000,000	$8,000,000	$90,909.09	Refinance	Robert G. Felker
Loan		37	StoreRight Self Storage – Vero Beach	0.5%	WFB	WFB	$6,575,000	$6,557,318	$5,267,273	$102.11	Refinance	Thomas F. Anderson; Matthew R. Clark; Ronald L. Clark
Loan		38	1609 Alton Road	0.5%	MSBNA	MSMCH	$6,250,000	$6,250,000	$6,250,000	$706.21	Refinance	Sharon Sutton
Loan	12	39	Hampton Inn - Sanford	0.5%	BANA	BANA	$6,000,000	$5,991,355	$4,778,566	$69,666.92	Refinance	Meghna P. Patel; Pranay Patel
Loan		40	LA Fitness Cedar Park	0.4%	MSBNA	MSMCH	$5,535,000	$5,535,000	$5,535,000	$162.79	Acquisition	Eric Markel
Loan		41	Westport Bakersfield Self Storage	0.4%	BANA	BANA	$5,400,000	$5,400,000	$5,400,000	$44.88	Acquisition	Westport Properties, Inc.
Loan		42	50 Catoctin Circle	0.4%	WFB	WFB	$5,115,000	$5,115,000	$5,115,000	$134.80	Acquisition	10th Street LLC
Loan	17	43	Brookfield Junction Apartments	0.4%	WFB	WFB	$5,000,000	$5,000,000	$5,000,000	$98,039.22	Refinance	Robert G. Felker
Loan		44	Super Storage	0.3%	WFB	WFB	$3,531,000	$3,531,000	$3,531,000	$87.50	Acquisition	William B. Kendall; Carlo Sarmiento; Kendall 2000 Family Trust
Loan		45	Walgreens West Valley UT	0.3%	MSBNA	MSMCH	$3,350,000	$3,350,000	$3,350,000	$222.62	Acquisition	Lane Star Properties
Loan	6, 7	46	City Storage	0.2%	MSBNA	MSMCH	$3,200,000	$3,200,000	$2,922,151	$78.54	Refinance	Erik Hemingway
Property		46.01	City Storage - North	0.1%	MSBNA		$1,878,261	$1,878,261	$1,715,176
Property		46.02	City Storage - South	0.1%	MSBNA		$1,321,739	$1,321,739	$1,206,975
Loan		47	Bank of America Jackson Heights	0.2%	MSBNA	MSMCH	$3,000,000	$3,000,000	$3,000,000	$500.00	Refinance	Adam Gerson; Daniel Gerson; Frederick Gerson; Andrea Lynn Gerson

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Hotel Franchise Agreement Expiration Date
Loan	5, 9	1	Century Plaza Towers	N/A	1	Office	CBD	Fee	N/A	N/A
Loan	5, 7	2	Jackson Park	LIC Development Owner, L.P.	1	Multifamily	High Rise	Fee	N/A	N/A
Loan	5, 12, 13	3	Park Tower at Transbay	Park Tower Owner LLC	1	Office	CBD	Fee	N/A	N/A
Loan	5, 6, 7	4	ILPT Industrial Portfolio	Industrial Logistics Properties Trust	11
Property		4.01	1800 Union Airpark Boulevard			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.02	4237-4255 Anson Boulevard			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.03	5000 Commerce Way			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.04	5142 & 5148 North Hanley Road			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.05	945 Monument Drive			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.06	2801 Airwest Boulevard			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.07	20 Logistics Boulevard			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.08	5500 Southeast Delaware Avenue			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.09	2150 Stanley Road			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.10	16101 Queens Court			Industrial	Warehouse Distribution	Fee	N/A	N/A
Property		4.11	5 Logistics Drive			Industrial	Warehouse Distribution	Fee	N/A	N/A
Loan	5, 7	5	360 North Crescent Drive	Tom Gores; The Gores Trust	1	Office	Suburban	Fee	N/A	N/A
Loan	8, 10	6	Norwalk Government Center	Robert Sonnenblick; Nelson Del Rio	1	Office	Suburban	Fee	N/A	N/A
Loan	6	7	ExchangeRight Net Leased Portfolio #30	David Fisher; Joshua Ungerecht; Warren Thomas	21
Property		7.01	Giant Eagle - Homestead (Waterfront), PA			Retail	Single tenant	Fee	N/A	N/A
Property		7.02	Hobby Lobby - Pearland (Pearland), TX			Retail	Single tenant	Fee	N/A	N/A
Property		7.03	Walgreens - New Berlin (Moorland), WI			Retail	Single tenant	Fee	N/A	N/A
Property		7.04	Walgreens - Flourtown (Bethlehem), PA			Retail	Single tenant	Fee	N/A	N/A
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI			Retail	Single tenant	Fee	N/A	N/A
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA			Office	Medical	Fee	N/A	N/A
Property		7.07	Tractor Supply - Canton (Cherokee), GA			Retail	Single tenant	Fee	N/A	N/A
Property		7.08	Walgreens - Sheboygan (14th), WI			Retail	Single tenant	Fee	N/A	N/A
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA			Retail	Single tenant	Fee	N/A	N/A
Property		7.10	Tractor Supply - Hammond (Highway 190), LA			Retail	Single tenant	Fee	N/A	N/A
Property		7.11	Tractor Supply - Canton (Michigan), MI			Retail	Single tenant	Fee	N/A	N/A
Property		7.12	Walgreens - Waukesha (Moreland), WI			Retail	Single tenant	Fee	N/A	N/A
Property		7.13	AutoZone - Chicago (Cicero), IL			Retail	Single tenant	Fee	N/A	N/A
Property		7.14	Dollar General - Mandeville (LA-59), LA			Retail	Single tenant	Fee	N/A	N/A
Property		7.15	Dollar General - Stockbrige (Fairview), GA			Retail	Single tenant	Fee	N/A	N/A
Property		7.16	Dollar General - Copperas Cove (1st Street), TX			Retail	Single tenant	Fee	N/A	N/A
Property		7.17	Dollar General - Lafayette (Ambassador), LA			Retail	Single tenant	Fee	N/A	N/A
Property		7.18	Dollar General - Baton Rouge (Florida), LA			Retail	Single tenant	Fee	N/A	N/A
Property		7.19	Dollar General - Altoona (Temple), PA			Retail	Single tenant	Fee	N/A	N/A
Property		7.20	Dollar General - San Angelo (South Bell), TX			Retail	Single tenant	Fee	N/A	N/A
Property		7.21	Dollar General - Baton Rouge (Harrells), LA			Retail	Single tenant	Fee	N/A	N/A
Loan		8	1000 South Broadway Apartments	Brian J. Wirtz	1	Multifamily	Mid Rise	Fee	N/A	N/A
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio	Alon Yonatan	5
Property		9.01	Countryside Village Apartments			Multifamily	Garden	Fee	N/A	N/A
Property		9.02	93 Twenty Apartments			Multifamily	Garden	Fee	N/A	N/A
Property		9.03	Charleston Crossing Apartments			Multifamily	Garden	Fee	N/A	N/A
Property		9.04	Ridge Park Apartments			Multifamily	Garden	Fee	N/A	N/A
Property		9.05	Inverness Apartments			Multifamily	Garden	Fee	N/A	N/A
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio	Richard Timberger	5
Property		10.01	1460 Macombs Road			Multifamily	Mid Rise	Fee	N/A	N/A
Property		10.02	984 Sheridan Avenue			Multifamily	Mid Rise	Fee	N/A	N/A
Property		10.03	901 Walton Avenue			Multifamily	Mid Rise	Fee	N/A	N/A
Property		10.04	2 Minerva Place			Multifamily	Mid Rise	Fee	N/A	N/A
Property		10.05	4040 Bronx Boulevard			Multifamily	Mid Rise	Fee	N/A	N/A
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio	Matthew M. Nagel; K. Blair Nagel	8
Property		11.01	Stockbridge, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.02	Lithonia, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.03	Atlanta, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.04	Stone Mountain, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.05	Decatur, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.06	Lithia Springs, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.07	Roswell, GA			Self Storage	Self Storage	Fee	N/A	N/A
Property		11.08	Norcross, GA			Self Storage	Self Storage	Fee	N/A	N/A
Loan		12	Mosby Ingleside	Thistle Investments, LLC	1	Multifamily	Garden	Fee	N/A	N/A
Loan	5, 6	13	Sacramento Office Portfolio	Neil Kadisha; Benjamin Nazarian	3
Property		13.01	Royal Oaks Campus			Office	Suburban	Fee	N/A	N/A
Property		13.02	Lennane Campus			Office	Suburban	Fee	N/A	N/A
Property		13.03	West Sacramento Campus			Industrial	Flex	Fee	N/A	N/A
Loan		14	Plaza Pacoima	Breit Operating Partnership L.P.	1	Retail	Anchored	Fee	N/A	N/A
Loan	15	15	El Mercado Shopping Center	Albert J. Wang	1	Retail	Anchored	Fee	N/A	N/A
Loan		16	Riverview Shopping Center	Richard P. Kelter	1	Retail	Anchored	Fee	N/A	N/A
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio	Washington Prime Group, L.P.	5
Property		17.01	Lakeline Plaza			Retail	Anchored	Fee	N/A	N/A
Property		17.02	Forest Plaza			Retail	Anchored	Fee	N/A	N/A
Property		17.03	White Oaks Plaza			Retail	Anchored	Fee	N/A	N/A
Property		17.04	Muncie Towne Plaza			Retail	Anchored	Fee	N/A	N/A
Property		17.05	Lakeline Village			Retail	Anchored	Fee	N/A	N/A
Loan		18	Woodland Falls	Jeffery C. Schneider; Gary J. McCarthy; Perry Abbonizio	1	Office	Suburban	Fee	N/A	N/A
Loan		19	The Shops at Stony Creek	Michael A. Chirco	1	Retail	Anchored	Fee	N/A	N/A
Loan	16	20	Embassy Suites Richmond	Neil P. Amin	1	Hospitality	Full Service	Fee	N/A	1/31/2030
Loan		21	Holiday Inn - Charlotte Airport	L. Russell Ranson, III	1	Hospitality	Full Service	Fee	N/A	6/29/2027
Loan		22	Cypress Pointe	Anthony Tarantino	1	Retail	Anchored	Fee	N/A	N/A
Loan		23	American Airlines	Ryan Tedder; Keith Kantrowitz	1	Office	Suburban	Fee	N/A	N/A
Loan	12	24	950 Iron Point Road	Marcos Gomez	1	Office	Suburban	Fee	N/A	N/A
Loan		25	Cedar Village MHC	Kim Eggleston	1	Manufactured Housing	Manufactured Housing	Fee	N/A	N/A
Loan		26	Arabian Gardens MHC	Kim Eggleston	1	Manufactured Housing	Manufactured Housing	Fee	N/A	N/A
Loan	6	27	1 Plaza La Prensa & Sena Plaza	Gerald P. Peters III; Gerald P. Peters III as Trustee of the Kathleen K. Peters and Gerald P. Peters III, Revocable Trust Agreement, Restated as of May 29, 2014	2
Property		27.01	1 Plaza La Prensa			Office	Suburban	Fee	N/A	N/A
Property		27.02	Sena Plaza			Retail	Unanchored	Fee	N/A	N/A
Loan		28	Home2 Suites - Grovetown	Peter H. Plamondon JR; James N. Plamondon	1	Hospitality	Limited Service	Fee	N/A	8/31/2036
Loan		29	2700 Patriot Boulevard	Hamad Alhomaizi	1	Office	Suburban	Fee	N/A	N/A
Loan		30	82-17 153rd Avenue Retail	Cathy Napolitano; Anthony Gurino	1	Retail	Anchored	Fee	N/A	N/A
Loan		31	Bloom 24 Apartments	Daniel Feiner; Ari Steinberg; David Feiner; Ryan Morgan	1	Multifamily	Garden	Fee	N/A	N/A
Loan		32	The Quin	Scott W. Richardson; Andrew C. Ganahl; Jeffry D. McMahon	1	Multifamily	Mid Rise	Fee	N/A	N/A
Loan		33	Save Mart Center	Gurdeep Bains	1	Retail	Anchored	Fee	N/A	N/A
Loan		34	Plaza de Cicero	Gerald L. Nudo; Laurence H. Weiner	1	Retail	Unanchored	Fee	N/A	N/A
Loan		35	Oxnard Port Place Shoppes	Michael H. Mugel; The Michael H. Mugel Trust U/D/T April 2, 2004, As Amended	1	Retail	Anchored	Fee	N/A	N/A
Loan		36	Meadow Ridge Apartments	Robert G. Felker	1	Multifamily	Garden	Fee	N/A	N/A
Loan		37	StoreRight Self Storage – Vero Beach	Thomas F. Anderson; Matthew R. Clark; Ronald L. Clark	1	Self Storage	Self Storage	Fee	N/A	N/A
Loan		38	1609 Alton Road	Sharon Sutton	1	Mixed Use	Retail/Office	Fee	N/A	N/A
Loan	12	39	Hampton Inn - Sanford	Meghna P. Patel; Pranay Patel	1	Hospitality	Limited Service	Fee	N/A	5/31/2033
Loan		40	LA Fitness Cedar Park	Eric Markel	1	Retail	Free-Standing	Fee	N/A	N/A
Loan		41	Westport Bakersfield Self Storage	Westport/TR Storage Venture III LLC	1	Self Storage	Self Storage	Fee	N/A	N/A
Loan		42	50 Catoctin Circle	10th Street LLC	1	Office	Suburban	Fee	N/A	N/A
Loan	17	43	Brookfield Junction Apartments	Robert G. Felker	1	Multifamily	Garden	Fee	N/A	N/A
Loan		44	Super Storage	William B. Kendall; Kendall 2000 Family Trust; Carlo Sarmiento	1	Self Storage	Self Storage	Fee	N/A	N/A
Loan		45	Walgreens West Valley UT	Brian Schwartz	1	Retail	Single Tenant	Fee	N/A	N/A
Loan	6, 7	46	City Storage	Erik Hemingway	2
Property		46.01	City Storage - North			Self Storage	Self Storage	Fee	N/A	N/A
Property		46.02	City Storage - South			Self Storage	Self Storage	Fee	N/A	N/A
Loan		47	Bank of America Jackson Heights	Andrea Lynn Gerson; Frederick Wallace Gerson	1	Retail	Single Tenant	Fee	N/A	N/A

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Address	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate(2)
Loan	5, 9	1	Century Plaza Towers	2029 & 2049 Century Park East	Los Angeles	Los Angeles	CA	90067	1975	2015	2,401,641	SF	92.9%
Loan	5, 7	2	Jackson Park	28-10 Jackson Avenue, 28-40 Jackson Avenue, and 28-30 Jackson Avenue	Long Island City	Queens	NY	11101	2018	N/A	1,871	Units	96.1%
Loan	5, 12, 13	3	Park Tower at Transbay	250 Howard Street	San Francisco	San Francisco	CA	94105	2018-2019	N/A	764,659	SF	98.9%
Loan	5, 6, 7	4	ILPT Industrial Portfolio								8,209,036	SF	100.0%
Property		4.01	1800 Union Airpark Boulevard	1800 Union Airpark Boulevard	Union	Montgomery	OH	45377	2014	N/A	1,791,246	SF	100.0%
Property		4.02	4237-4255 Anson Boulevard	4237-4255 Anson Boulevard	Whitestown	Boone	IN	46075	2006	2011	1,036,573	SF	100.0%
Property		4.03	5000 Commerce Way	5000 Commerce Way	Petersburg	Dinwiddie	VA	23803	2012	N/A	1,016,065	SF	100.0%
Property		4.04	5142 & 5148 North Hanley Road	5142 & 5148 North Hanley Road	St. Louis	St. Louis	MO	63134	2016	N/A	430,986	SF	100.0%
Property		4.05	945 Monument Drive	945 Monument Drive	Lebanon	Boone	IN	46052	2014	2015	962,500	SF	100.0%
Property		4.06	2801 Airwest Boulevard	2801 Airwest Boulevard	Plainfield	Hendricks	IN	46168	2001	2006	804,586	SF	100.0%
Property		4.07	20 Logistics Boulevard	20 Logistics Boulevard	Walton	Boone	KY	41094	2006	N/A	603,586	SF	100.0%
Property		4.08	5500 Southeast Delaware Avenue	5500 Southeast Delaware Avenue	Ankeny	Polk	IA	50021	2012	2019	644,104	SF	100.0%
Property		4.09	2150 Stanley Road	2150 Stanley Road	Plainfield	Hendricks	IN	46168	2007	N/A	493,500	SF	100.0%
Property		4.10	16101 Queens Court	16101 Queens Court	Upper Marlboro	Prince George’s	MD	20774	2016	N/A	220,800	SF	100.0%
Property		4.11	5 Logistics Drive	5 Logistics Drive	Carlisle	Cumberland	PA	17013	2016	N/A	205,090	SF	100.0%
Loan	5, 7	5	360 North Crescent Drive	360 North Crescent Drive, 9370 Santa Monica Boulevard and 375 North Crescent Drive	Beverly Hills	Los Angeles	CA	90210	1938	2003	123,848	SF	100.0%
Loan	8, 10	6	Norwalk Government Center	12440 Imperial Highway	Norwalk	Los Angeles	CA	90650	1982	2005	451,455	SF	82.7%
Loan	6	7	ExchangeRight Net Leased Portfolio #30								375,560	SF
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	420 East Waterfront Drive	Homestead	Allegheny	PA	15120	1999	N/A	82,639	SF	100.0%
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	2450 Pearland Parkway	Pearland	Brazoria	TX	77581	2019	N/A	55,000	SF	100.0%
Property		7.03	Walgreens - New Berlin (Moorland), WI	3855 South Moorland Road	New Berlin	Waukesha	WI	53151	2002	N/A	14,490	SF	100.0%
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	1456 Bethlehem Pike	Flourtown	Montgomery	PA	19031	2004	N/A	14,820	SF	100.0%
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	2170 Washtenaw Road	Ypsilanti	Washtenaw	MI	48197	1999	N/A	15,120	SF	100.0%
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	5301 Westbank Expressway	Marrero	Jefferson	LA	70072	2016	N/A	8,497	SF	100.0%
Property		7.07	Tractor Supply - Canton (Cherokee), GA	2860 East Cherokee Drive	Canton	Cherokee	GA	30115	2006	N/A	23,627	SF	100.0%
Property		7.08	Walgreens - Sheboygan (14th), WI	1029 North 14th Street	Sheboygan	Sheboygan	WI	53081	2001	N/A	15,120	SF	100.0%
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	5940 New Jesup Highway	Brunswick	Glynn	GA	31525	2008	N/A	19,097	SF	100.0%
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	12512 US Highway 190 West	Hammond	Tangipahoa	LA	70401	2009	N/A	19,097	SF	100.0%
Property		7.11	Tractor Supply - Canton (Michigan), MI	44005 Michigan Avenue	Canton	Wayne	MI	48188	1967	2018	15,000	SF	100.0%
Property		7.12	Walgreens - Waukesha (Moreland), WI	21325 East Moreland Boulevard	Waukesha	Waukesha	WI	53186	1996	N/A	13,905	SF	100.0%
Property		7.13	AutoZone - Chicago (Cicero), IL	4536 South Cicero Avenue	Chicago	Cook	IL	60638	2008	N/A	6,786	SF	100.0%
Property		7.14	Dollar General - Mandeville (LA-59), LA	1216 LA Highway 59	Mandeville	St. Tammany	LA	70448	2016	N/A	10,566	SF	100.0%
Property		7.15	Dollar General - Stockbrige (Fairview), GA	5400 East Fairview Road Southwest	Stockbridge	Rockdale	GA	30281	2019	N/A	9,100	SF	100.0%
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	814 North 1st Street	Copperas Cove	Coryell	TX	76522	2015	N/A	10,566	SF	100.0%
Property		7.17	Dollar General - Lafayette (Ambassador), LA	1820 Ambassador Caffery Parkway	Lafayette	Lafayette	LA	70506	2016	N/A	9,026	SF	100.0%
Property		7.18	Dollar General - Baton Rouge (Florida), LA	4917 Florida Boulevard	Baton Rouge	East Baton Rouge	LA	70806	2017	N/A	7,489	SF	100.0%
Property		7.19	Dollar General - Altoona (Temple), PA	606 South Temple Lane	Altoona	Blair	PA	16602	2017	N/A	9,100	SF	100.0%
Property		7.20	Dollar General - San Angelo (South Bell), TX	1500 South Bell Street	San Angelo	Tom Green	TX	76905	2015	N/A	9,026	SF	100.0%
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	16375 South Harrells Ferry Road	Baton Rouge	East Baton Rouge	LA	70816	2016	N/A	7,489	SF	100.0%
Loan		8	1000 South Broadway Apartments	1000 South Broadway	Denver	Denver	CO	80209	2014	N/A	260	Units	93.1%
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio								827	Units	94.1%
Property		9.01	Countryside Village Apartments	9516 South Shields Bouldevard	Moore	Cleveland	OK	73160	1985	N/A	360	Units	93.3%
Property		9.02	93 Twenty Apartments	9320 South College Avenue	Tulsa	Tulsa	OK	74137	1985	N/A	152	Units	97.4%
Property		9.03	Charleston Crossing Apartments	4548 South Elm Place	Broken Arrow	Tulsa	OK	74011	1984	N/A	124	Units	92.7%
Property		9.04	Ridge Park Apartments	7601 South Yale Place	Tulsa	Tulsa	OK	74136	1982	N/A	100	Units	93.0%
Property		9.05	Inverness Apartments	5150 South Elm Place	Broken Arrow	Tulsa	OK	74011	1987	N/A	91	Units	94.5%
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio								355	Units	99.2%
Property		10.01	1460 Macombs Road	1460 Macombs Road	Bronx	Bronx	NY	10452	1930	N/A	109	Units	100.0%
Property		10.02	984 Sheridan Avenue	984 Sheridan Avenue	Bronx	Bronx	NY	10456	1928	N/A	78	Units	100.0%
Property		10.03	901 Walton Avenue	901 Walton Avenue	Bronx	Bronx	NY	10452	1927	N/A	63	Units	96.8%
Property		10.04	2 Minerva Place	2 Minerva Place	Bronx	Bronx	NY	10468	1938	N/A	48	Units	98.0%
Property		10.05	4040 Bronx Boulevard	4040 Bronx Boulevard	Bronx	Bronx	NY	10466	1929	N/A	57	Units	100.0%
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio								572,065	SF	91.2%
Property		11.01	Stockbridge, GA	5334 North Henry Boulevard	Stockbridge	Henry	GA	30281	1998	N/A	105,290	SF	89.2%
Property		11.02	Lithonia, GA	6231 Hillandale Drive	Lithonia	DeKalb	GA	30058	2001	N/A	87,725	SF	92.6%
Property		11.03	Atlanta, GA	8711 Dunwoody Place	Atlanta	Fulton	GA	30350	1998	N/A	59,810	SF	89.9%
Property		11.04	Stone Mountain, GA	1491 North Hairston Road	Stone Mountain	DeKalb	GA	30083	2001	2003	75,780	SF	96.0%
Property		11.05	Decatur, GA	5951 Covington Highway	Decatur	DeKalb	GA	30035	1960	2002	71,105	SF	86.4%
Property		11.06	Lithia Springs, GA	3129 Bankhead Highway (aka 10240 Veterans Memorial Highway)	Lithia Springs	Douglas	GA	30122	1997	2002	60,575	SF	93.6%
Property		11.07	Roswell, GA	105 Mansell Place	Roswell	Fulton	GA	30083	1998	N/A	62,265	SF	90.4%
Property		11.08	Norcross, GA	5094 Singleton Road Northwest	Norcross	Gwinnett	GA	30093	1994	1995	49,515	SF	92.2%
Loan		12	Mosby Ingleside	3730 Ingleside Boulevard	North Charleston	Charleston	SC	29456	2018	N/A	312	Units	94.9%
Loan	5, 6	13	Sacramento Office Portfolio								496,693	SF	88.3%
Property		13.01	Royal Oaks Campus	2000 & 2005 Evergreen Street	Sacramento	Sacramento	CA	95815	1980	1998	257,812	SF	77.5%
Property		13.02	Lennane Campus	3701 North Freeway Boulevard, 3901 and 3927 Lennane Drive	Sacramento	Sacramento	CA	95834	1989	2008	160,200	SF	99.9%
Property		13.03	West Sacramento Campus	3500 Industrial Boulevard	Sacramento	Yolo	CA	95691	2007	N/A	78,681	SF	100.0%
Loan		14	Plaza Pacoima	13510, 13520, 13530, and 13550 Paxton Street	Pacoima	Los Angeles	CA	91331	2010	N/A	203,743	SF	100.0%
Loan	15	15	El Mercado Shopping Center	34300-34396 Alvarado-Niles Road and 1601-1801 Decoto Road	Union City	Alameda	CA	94587	1981	N/A	109,168	SF	100.0%
Loan		16	Riverview Shopping Center	3700-3770 West McFadden Avenue	Santa Ana	Orange	CA	92704	1998; 2006	N/A	138,642	SF	100.0%
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio								1,292,762	SF	93.6%
Property		17.01	Lakeline Plaza	11066 Pecan Park Boulevard	Cedar Park	Williamson	TX	78613	1998	2003	313,580	SF	96.2%
Property		17.02	Forest Plaza	6055-6455 East State Street	Rockford	Winnebago	IL	61108	1985	N/A	433,816	SF	93.4%
Property		17.03	White Oaks Plaza	2725-2959 South Veterans Parkway, 2901 South Veterans Parkway, 2801 South Veterans Parkway, 2701 South Veterans Parkway, 2951 West Iles Avenue, Iles at Veterans Parkway, 2691 South Veterans Parkway, 2991 South Veterans Parkway	Springfield	Sangamon	IL	62704	1986	N/A	331,533	SF	94.2%
Property		17.04	Muncie Towne Plaza	1190 East Princeton Avenue	Muncie	Delaware	IN	47303	1998	N/A	171,621	SF	86.3%
Property		17.05	Lakeline Village	12617 Ridgeline Boulevard	Cedar Park	Williamson	TX	78613	1998	2003	42,212	SF	100.0%
Loan		18	Woodland Falls	200, 210, and 220 Lake Drive East	Cherry Hill	Camden	NJ	08002	1986-1989	2017-2018	218,283	SF	96.7%
Loan		19	The Shops at Stony Creek	56579-56619 Van Dyke Avenue and 7568-7764 26 Mile Road	Shelby Township	Macomb	MI	48316	2016	N/A	114,871	SF	92.2%
Loan	16	20	Embassy Suites Richmond	2925 Emerywood Parkway	Richmond	Henrico	VA	23294	1986	2018	225	Rooms	68.9%
Loan		21	Holiday Inn - Charlotte Airport	2707 Little Rock Road	Charlotte	Mecklenburg	NC	28214	1970	2015	200	Rooms	79.6%
Loan		22	Cypress Pointe	302, 344, 360 & 376 F.M. 1960 West	Houston	Harris	TX	77090	1993	N/A	173,044	SF	99.1%
Loan		23	American Airlines	799 Hanes Mall Boulevard	Winston-Salem	Forsyth	NC	27103	1987	2009	101,555	SF	100.0%
Loan	12	24	950 Iron Point Road	950 Iron Point Road	Folsom	Sacramento	CA	95630	1999	N/A	102,759	SF	100.0%
Loan		25	Cedar Village MHC	10701 Cedar Avenue	Bloomington	San Bernardino	CA	92316	1971	N/A	239	Pads	100.0%
Loan		26	Arabian Gardens MHC	81600 Fred Waring Drive	Indio	Riverside	CA	92201	1963; 1980	N/A	248	Pads	100.0%
Loan	6	27	1 Plaza La Prensa & Sena Plaza								75,420	SF	92.6%
Property		27.01	1 Plaza La Prensa	1 Plaza La Prensa	Santa Fe	Santa Fe	NM	87507	2006	2019	52,253	SF	89.9%
Property		27.02	Sena Plaza	125 E Palace Ave	Santa Fe	Santa Fe	NM	87501	1831	1981	23,167	SF	98.7%
Loan		28	Home2 Suites - Grovetown	903 Husk Box Way	Grovetown	Columbia	GA	30813	2016	N/A	118	Rooms	73.2%
Loan		29	2700 Patriot Boulevard	2700 Patriot Boulevard	Glenview	Cook	IL	60026	2001	N/A	115,676	SF	96.0%
Loan		30	82-17 153rd Avenue Retail	82-17 153rd Avenue	Howard Beach	Queens	NY	11414	1961	1996	58,631	SF	99.2%
Loan		31	Bloom 24 Apartments	2323 East Flower Street	Phoenix	Maricopa	AZ	85016	1972	2015	114	Units	98.2%
Loan		32	The Quin	324 South 2nd Street	Milwaukee	Milwaukee	WI	53204	2018	N/A	70	Units	100.0%
Loan		33	Save Mart Center	1400 South Mercey Springs Road	Los Banos	Merced	CA	93635	1990	2017	91,739	SF	100.0%
Loan		34	Plaza de Cicero	3030 South Cicero Avenue	Cicero	Cook	IL	60804	2008	N/A	46,828	SF	89.3%
Loan		35	Oxnard Port Place Shoppes	1301, 1311, 1319, 1321, 1325, 1351, 1353, 1355, 1357, 1371 & 1381 West Channel Islands Boulevard	Oxnard	Ventura	CA	93033	1970	2018	33,610	SF	100.0%
Loan		36	Meadow Ridge Apartments	N34W23704 - N34W23716 Five Fields Road	Pewaukee	Waukesha	WI	53072	1993-1995	N/A	88	Units	100.0%
Loan		37	StoreRight Self Storage – Vero Beach	1755 Oslo Road (9th Street Southwest)	Vero Beach	Indian River	FL	32962	2001-2017	N/A	64,221	SF	90.5%
Loan		38	1609 Alton Road	1609 Alton Road	Miami Beach	Miami-Dade	FL	33139	1947	1985	8,850	SF	100.0%
Loan	12	39	Hampton Inn - Sanford	1904 South Horner Boulevard	Sanford	Lee	NC	27330	1993	2010	86	Rooms	52.2%
Loan		40	LA Fitness Cedar Park	825 West Whitestone Boulevard	Cedar Park	Williamson	TX	78613	2019	N/A	34,000	SF	100.0%
Loan		41	Westport Bakersfield Self Storage	3813 Mesa Grande Street	Bakersfield	Kern	CA	93304	1998	N/A	120,315	SF	89.0%
Loan		42	50 Catoctin Circle	50 Catoctin Circle Northeast	Leesburg	Loudoun	VA	20176	2002	2018	37,946	SF	95.4%
Loan	17	43	Brookfield Junction Apartments	2848 North Brookfield Road	Brookfield	Waukesha	WI	53045	2006	2016	51	Units	96.5%
Loan		44	Super Storage	2600 Santa Maria Way	Santa Maria	Santa Barbara	CA	93455	2000	N/A	40,355	SF	91.7%
Loan		45	Walgreens West Valley UT	5630 West 4100 South	West Valley City	Salt Lake	UT	84128	2000	N/A	15,048	SF	100.0%
Loan	6, 7	46	City Storage								40,742	SF	89.0%
Property		46.01	City Storage - North	420 North 4th Street	Wilmington	New Hanover	NC	28401	1963	2016	22,932	SF	84.1%
Property		46.02	City Storage - South	1525 South Front Street	Wilmington	New Hanover	NC	28401	1967	2007	17,810	SF	95.4%
Loan		47	Bank of America Jackson Heights	37-41 82nd Street	Jackson Heights	Queens	NY	11372	1924	N/A	6,000	SF	100.0%

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date	Mortgage Rate	Administrative Fee Rate(3)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)
Loan	5, 9	1	Century Plaza Towers	10/1/2019	$2,302,000,000	9/24/2019	3.0045%	0.01101%	0.00250%	0.00000%	0.00125%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	5, 7	2	Jackson Park	8/31/2019	$1,600,000,000	9/4/2019	3.2500%	0.01101%	0.00250%	0.00000%	0.00125%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	2	No	120	118	120	118	0
Loan	5, 12, 13	3	Park Tower at Transbay	10/1/2019	$1,120,000,000	10/1/2019	3.4500%	0.01226%	0.00250%	0.00000%	0.00250%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	4	Yes	120	116	120	116	0
Loan	5, 6, 7	4	ILPT Industrial Portfolio		$547,000,000		2.6533%	0.01226%	0.00250%	0.00000%	0.00250%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Property		4.01	1800 Union Airpark Boulevard	12/1/2019	$94,500,000	7/15/2019
Property		4.02	4237-4255 Anson Boulevard	12/1/2019	$73,000,000	7/16/2019
Property		4.03	5000 Commerce Way	12/1/2019	$69,700,000	7/18/2019
Property		4.04	5142 & 5148 North Hanley Road	12/1/2019	$61,700,000	7/15/2019
Property		4.05	945 Monument Drive	12/1/2019	$51,200,000	7/16/2019
Property		4.06	2801 Airwest Boulevard	12/1/2019	$43,000,000	7/16/2019
Property		4.07	20 Logistics Boulevard	12/1/2019	$41,100,000	7/15/2019
Property		4.08	5500 Southeast Delaware Avenue	12/1/2019	$32,500,000	7/23/2019
Property		4.09	2150 Stanley Road	9/1/2019	$30,200,000	7/16/2019
Property		4.10	16101 Queens Court	12/1/2019	$29,500,000	7/16/2019
Property		4.11	5 Logistics Drive	12/1/2019	$20,600,000	7/16/2019
Loan	5, 7	5	360 North Crescent Drive	12/1/2019	$246,500,000	8/29/2019	3.4500%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	2	No	120	118	120	118	0
Loan	8, 10	6	Norwalk Government Center	11/1/2019	$104,400,000	8/12/2019	3.8450%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	6	7	ExchangeRight Net Leased Portfolio #30		$99,640,000		3.6580%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	12/1/2019	$17,000,000	10/1/2019
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	12/1/2019	$9,650,000	9/27/2019
Property		7.03	Walgreens - New Berlin (Moorland), WI	12/1/2019	$8,460,000	9/29/2019
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	12/1/2019	$7,800,000	10/2/2019
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	12/1/2019	$6,440,000	10/1/2019
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	12/1/2019	$5,800,000	10/1/2019
Property		7.07	Tractor Supply - Canton (Cherokee), GA	12/1/2019	$5,700,000	10/1/2019
Property		7.08	Walgreens - Sheboygan (14th), WI	12/1/2019	$5,600,000	9/29/2019
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	12/1/2019	$5,050,000	9/30/2019
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	12/1/2019	$4,420,000	9/30/2019
Property		7.11	Tractor Supply - Canton (Michigan), MI	12/1/2019	$4,285,000	9/24/2019
Property		7.12	Walgreens - Waukesha (Moreland), WI	12/1/2019	$4,130,000	9/29/2019
Property		7.13	AutoZone - Chicago (Cicero), IL	12/1/2019	$2,490,000	9/25/2019
Property		7.14	Dollar General - Mandeville (LA-59), LA	12/1/2019	$2,060,000	9/30/2019
Property		7.15	Dollar General - Stockbrige (Fairview), GA	12/1/2019	$1,750,000	9/30/2019
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	12/1/2019	$1,660,000	9/27/2019
Property		7.17	Dollar General - Lafayette (Ambassador), LA	12/1/2019	$1,530,000	9/23/2019
Property		7.18	Dollar General - Baton Rouge (Florida), LA	12/1/2019	$1,525,000	9/23/2019
Property		7.19	Dollar General - Altoona (Temple), PA	12/1/2019	$1,515,000	10/1/2019
Property		7.20	Dollar General - San Angelo (South Bell), TX	12/1/2019	$1,450,000	9/27/2019
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	12/1/2019	$1,325,000	9/23/2019
Loan		8	1000 South Broadway Apartments	10/15/2019	$90,500,000	10/2/2019	3.5980%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio		$71,090,000		4.1900%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	60	60	360
Property		9.01	Countryside Village Apartments	10/4/2019	$29,200,000	9/10/2019
Property		9.02	93 Twenty Apartments	10/4/2019	$14,890,000	9/10/2019
Property		9.03	Charleston Crossing Apartments	10/4/2019	$10,290,000	9/10/2019
Property		9.04	Ridge Park Apartments	10/4/2019	$8,910,000	9/10/2019
Property		9.05	Inverness Apartments	10/4/2019	$7,800,000	9/10/2019
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio		$74,600,000		3.7800%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	120	120	0
Property		10.01	1460 Macombs Road	10/1/2019	$21,600,000	8/16/2019
Property		10.02	984 Sheridan Avenue	10/1/2019	$15,600,000	8/16/2019
Property		10.03	901 Walton Avenue	10/1/2019	$13,800,000	8/16/2019
Property		10.04	2 Minerva Place	10/1/2019	$11,800,000	8/16/2019
Property		10.05	4040 Bronx Boulevard	10/1/2019	$11,800,000	9/12/2019
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio		$77,000,000		3.1900%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	3	No	120	117	120	117	0
Property		11.01	Stockbridge, GA	9/30/2019	$13,150,000	7/30/2019
Property		11.02	Lithonia, GA	9/30/2019	$13,200,000	7/30/2019
Property		11.03	Atlanta, GA	9/30/2019	$8,150,000	7/30/2019
Property		11.04	Stone Mountain, GA	9/30/2019	$7,550,000	7/30/2019
Property		11.05	Decatur, GA	9/30/2019	$8,100,000	7/30/2019
Property		11.06	Lithia Springs, GA	9/30/2019	$6,300,000	7/30/2019
Property		11.07	Roswell, GA	9/30/2019	$5,700,000	7/30/2019
Property		11.08	Norcross, GA	9/30/2019	$5,850,000	7/30/2019
Loan		12	Mosby Ingleside	10/22/2019	$53,500,000	8/29/2019	3.8250%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	2	No	120	118	120	118	0
Loan	5, 6	13	Sacramento Office Portfolio		$73,600,000		3.3630%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Property		13.01	Royal Oaks Campus	9/30/2019	$36,890,000	7/31/2019
Property		13.02	Lennane Campus	9/30/2019	$23,500,000	8/1/2019
Property		13.03	West Sacramento Campus	12/1/2019	$13,200,000	7/30/2019
Loan		14	Plaza Pacoima	10/11/2019	$51,300,000	7/6/2019	3.5020%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	15	15	El Mercado Shopping Center	10/1/2019	$43,800,000	9/6/2019	3.8250%	0.03976%	0.00250%	0.03000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	60	59	360
Loan		16	Riverview Shopping Center	8/1/2019	$57,600,000	9/18/2019	3.3000%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio		$186,400,000		3.6700%	0.01226%	0.00250%	0.00000%	0.00250%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	2	No	120	118	120	118	0
Property		17.01	Lakeline Plaza	7/12/2019	$71,600,000	7/23/2019
Property		17.02	Forest Plaza	7/12/2019	$48,200,000	7/23/2019
Property		17.03	White Oaks Plaza	7/12/2019	$42,200,000	7/23/2019
Property		17.04	Muncie Towne Plaza	7/12/2019	$16,800,000	7/17/2019
Property		17.05	Lakeline Village	7/12/2019	$7,600,000	7/23/2019
Loan		18	Woodland Falls	10/2/2019	$33,700,000	8/16/2019	3.4500%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	36	36	360
Loan		19	The Shops at Stony Creek	10/30/2019	$31,450,000	6/4/2019	3.9700%	0.03976%	0.00250%	0.03000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan	16	20	Embassy Suites Richmond	9/30/2019	$44,500,000	5/1/2019	3.7050%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan		21	Holiday Inn - Charlotte Airport	6/30/2019	$31,500,000	8/1/2019	3.9000%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	3	No	120	117	0	0	360
Loan		22	Cypress Pointe	10/24/2019	$25,140,000	9/12/2019	3.9250%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	60	60	360
Loan		23	American Airlines	12/1/2019	$22,600,000	9/3/2019	4.0600%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	300
Loan	12	24	950 Iron Point Road	9/30/2019	$25,300,000	3/1/2020	3.5280%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		25	Cedar Village MHC	9/30/2019	$22,920,000	9/6/2019	3.4090%	0.05976%	0.00250%	0.05000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		26	Arabian Gardens MHC	9/30/2019	$23,410,000	9/6/2019	3.4090%	0.06976%	0.00250%	0.06000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	6	27	1 Plaza La Prensa & Sena Plaza		$20,700,000		4.1730%	0.04226%	0.00250%	0.03250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	360
Property		27.01	1 Plaza La Prensa	12/1/2019	$10,900,000	8/8/2019
Property		27.02	Sena Plaza	10/17/2019	$9,800,000	10/8/2019
Loan		28	Home2 Suites - Grovetown	8/31/2019	$17,900,000	10/1/2019	4.0320%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		29	2700 Patriot Boulevard	9/1/2019	$16,900,000	8/22/2019	3.6400%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	60	59	360
Loan		30	82-17 153rd Avenue Retail	9/19/2019	$25,400,000	8/29/2019	3.4040%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		31	Bloom 24 Apartments	9/13/2019	$17,500,000	9/16/2019	3.3610%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		32	The Quin	9/12/2019	$15,050,000	9/26/2019	4.1900%	0.00976%	0.00250%	0.00000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	60	60	360
Loan		33	Save Mart Center	8/9/2019	$12,925,000	7/19/2019	3.8000%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	3	No	120	117	0	0	360
Loan		34	Plaza de Cicero	10/1/2019	$13,300,000	9/1/2019	3.6960%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	24	23	360
Loan		35	Oxnard Port Place Shoppes	10/31/2019	$13,700,000	9/1/2019	3.8300%	0.05226%	0.00250%	0.04250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan		36	Meadow Ridge Apartments	9/23/2019	$12,800,000	9/13/2019	3.8320%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		37	StoreRight Self Storage – Vero Beach	8/31/2019	$9,590,000	8/28/2019	4.1600%	0.06976%	0.00250%	0.06000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	2	No	120	118	0	0	360
Loan		38	1609 Alton Road	10/1/2019	$9,600,000	9/27/2019	4.0900%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan	12	39	Hampton Inn - Sanford	8/31/2019	$9,800,000	8/1/2020	4.0000%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		40	LA Fitness Cedar Park	12/1/2019	$10,900,000	9/10/2019	3.7850%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		41	Westport Bakersfield Self Storage	10/16/2019	$8,950,000	9/14/2019	3.5060%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		42	50 Catoctin Circle	10/8/2019	$9,200,000	9/13/2019	3.6950%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	17	43	Brookfield Junction Apartments	9/13/2019	$8,100,000	9/13/2019	3.7920%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		44	Super Storage	8/22/2019	$5,900,000	8/28/2019	3.8480%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		45	Walgreens West Valley UT	12/1/2019	$5,600,000	8/30/2019	3.8000%	0.06976%	0.00250%	0.06000%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	6, 7	46	City Storage		$4,600,000		4.2600%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	60	60	360
Property		46.01	City Storage - North	10/21/2019	$2,700,000	8/30/2019
Property		46.02	City Storage - South	10/21/2019	$1,900,000	8/30/2019
Loan		47	Bank of America Jackson Heights	12/1/2019	$11,000,000	8/30/2019	3.7500%	0.01226%	0.00250%	0.00250%	0.00000%	0.00563%	0.00094%	0.00019%	0.00050%	Actual/360	0	No	120	120	120	120	0

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio
Loan	5, 9	1	Century Plaza Towers	0	10/21/2019	12/9/2019	N/A	11/9/2029	N/A	$0.00	$266,545.05	$0.00	$3,198,540.60	Hard	Springing	No	N/A	N/A	4.42x	N/A	4.09x	39.1%	39.1%
Loan	5, 7	2	Jackson Park	0	9/27/2019	11/10/2019	N/A	10/10/2029	N/A	$0.00	$274,594.91	$0.00	$3,295,138.92	Soft	Springing	No	N/A	N/A	3.94x	N/A	3.92x	34.4%	34.4%
Loan	5, 12, 13	3	Park Tower at Transbay	0	7/23/2019	9/1/2019	N/A	8/1/2029	8/1/2034	$0.00	$291,493.06	$0.00	$3,497,916.72	Hard	Springing	No	N/A	N/A	2.93x	N/A	2.93x	49.1%	49.1%
Loan	5, 6, 7	4	ILPT Industrial Portfolio	0	10/21/2019	12/7/2019	N/A	11/7/2029	N/A	$0.00	$168,131.93	$0.00	$2,017,583.16	Hard	Springing	No	N/A	N/A	5.52x	N/A	5.05x	39.2%	39.2%
Property		4.01	1800 Union Airpark Boulevard
Property		4.02	4237-4255 Anson Boulevard
Property		4.03	5000 Commerce Way
Property		4.04	5142 & 5148 North Hanley Road
Property		4.05	945 Monument Drive
Property		4.06	2801 Airwest Boulevard
Property		4.07	20 Logistics Boulevard
Property		4.08	5500 Southeast Delaware Avenue
Property		4.09	2150 Stanley Road
Property		4.10	16101 Queens Court
Property		4.11	5 Logistics Drive
Loan	5, 7	5	360 North Crescent Drive	0	9/30/2019	11/11/2019	N/A	10/11/2029	N/A	$0.00	$215,126.67	$0.00	$2,581,520.04	Hard	In Place	No	N/A	N/A	2.36x	N/A	2.31x	52.2%	52.2%
Loan	8, 10	6	Norwalk Government Center	0	10/31/2019	12/11/2019	N/A	11/11/2029	N/A	$0.00	$215,976.85	$0.00	$2,591,722.20	Hard	In Place	No	N/A	N/A	2.18x	N/A	2.10x	63.5%	63.5%
Loan	6	7	ExchangeRight Net Leased Portfolio #30	0	10/23/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$189,590.43	$0.00	$2,275,085.16	Hard	Springing	No	N/A	N/A	2.54x	N/A	2.46x	61.6%	61.6%
Property		7.01	Giant Eagle - Homestead (Waterfront), PA
Property		7.02	Hobby Lobby - Pearland (Pearland), TX
Property		7.03	Walgreens - New Berlin (Moorland), WI
Property		7.04	Walgreens - Flourtown (Bethlehem), PA
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA
Property		7.07	Tractor Supply - Canton (Cherokee), GA
Property		7.08	Walgreens - Sheboygan (14th), WI
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA
Property		7.10	Tractor Supply - Hammond (Highway 190), LA
Property		7.11	Tractor Supply - Canton (Michigan), MI
Property		7.12	Walgreens - Waukesha (Moreland), WI
Property		7.13	AutoZone - Chicago (Cicero), IL
Property		7.14	Dollar General - Mandeville (LA-59), LA
Property		7.15	Dollar General - Stockbrige (Fairview), GA
Property		7.16	Dollar General - Copperas Cove (1st Street), TX
Property		7.17	Dollar General - Lafayette (Ambassador), LA
Property		7.18	Dollar General - Baton Rouge (Florida), LA
Property		7.19	Dollar General - Altoona (Temple), PA
Property		7.20	Dollar General - San Angelo (South Bell), TX
Property		7.21	Dollar General - Baton Rouge (Harrells), LA
Loan		8	1000 South Broadway Apartments	0	10/18/2019	12/11/2019	N/A	11/11/2029	N/A	$0.00	$166,132.65	$0.00	$1,993,591.80	Springing	Springing	No	N/A	N/A	1.97x	N/A	1.94x	60.2%	60.2%
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio	360	11/7/2019	1/1/2020	1/1/2025	12/1/2029	N/A	$252,593.48	$183,079.48	3,031,121.76	$2,196,953.76	Springing	Springing	No	N/A	1.63x	2.25x	1.55x	2.14x	72.7%	66.4%
Property		9.01	Countryside Village Apartments
Property		9.02	93 Twenty Apartments
Property		9.03	Charleston Crossing Apartments
Property		9.04	Ridge Park Apartments
Property		9.05	Inverness Apartments
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio	0	11/5/2019	1/1/2020	N/A	12/1/2029	N/A	$0.00	$160,965.00	$0.00	$1,931,580.00	Springing	Springing	No	N/A	N/A	2.05x	N/A	2.00x	67.6%	67.6%
Property		10.01	1460 Macombs Road
Property		10.02	984 Sheridan Avenue
Property		10.03	901 Walton Avenue
Property		10.04	2 Minerva Place
Property		10.05	4040 Bronx Boulevard
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio	0	9/4/2019	10/11/2019	N/A	9/11/2029	N/A	$0.00	$107,159.63	$0.00	$1,285,915.56	Springing	Springing	No	N/A	N/A	3.28x	N/A	3.22x	51.5%	51.5%
Property		11.01	Stockbridge, GA
Property		11.02	Lithonia, GA
Property		11.03	Atlanta, GA
Property		11.04	Stone Mountain, GA
Property		11.05	Decatur, GA
Property		11.06	Lithia Springs, GA
Property		11.07	Roswell, GA
Property		11.08	Norcross, GA
Loan		12	Mosby Ingleside	0	9/30/2019	11/1/2019	N/A	10/1/2029	N/A	$0.00	$116,343.75	$0.00	$1,396,125.00	Springing	Springing	No	N/A	N/A	1.99x	N/A	1.95x	67.3%	67.3%
Loan	5, 6	13	Sacramento Office Portfolio	0	10/17/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$99,449.83	$0.00	$1,193,397.96	Hard	Springing	No	N/A	N/A	3.28x	N/A	2.98x	67.1%	67.1%
Property		13.01	Royal Oaks Campus
Property		13.02	Lennane Campus
Property		13.03	West Sacramento Campus
Loan		14	Plaza Pacoima	0	10/11/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$92,569.53	$0.00	$1,110,834.36	Hard	Springing	No	N/A	N/A	2.78x	N/A	2.72x	60.8%	60.8%
Loan	15	15	El Mercado Shopping Center	360	11/1/2019	12/1/2019	12/1/2024	11/1/2029	N/A	$130,866.86	$90,489.58	1,570,402.32	$1,085,874.96	Springing	Springing	No	N/A	1.61x	2.32x	1.50x	2.18x	63.9%	57.9%
Loan		16	Riverview Shopping Center	0	10/18/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$70,401.91	$0.00	$844,822.92	Springing	Springing	No	N/A	N/A	3.38x	N/A	3.08x	43.8%	43.8%
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio	0	9/16/2019	11/1/2019	N/A	10/1/2029	N/A	$0.00	$77,520.25	$0.00	$930,243.00	Hard	Springing	No	N/A	N/A	3.11x	N/A	2.96x	62.8%	62.8%
Property		17.01	Lakeline Plaza
Property		17.02	Forest Plaza
Property		17.03	White Oaks Plaza
Property		17.04	Muncie Towne Plaza
Property		17.05	Lakeline Village
Loan		18	Woodland Falls	360	11/4/2019	1/1/2020	1/1/2023	12/1/2029	N/A	$110,448.93	$72,144.53	1,325,387.16	$865,734.36	Hard	Springing	No	N/A	2.14x	3.28x	1.89x	2.89x	73.4%	62.8%
Loan		19	The Shops at Stony Creek	359	10/31/2019	12/11/2019	N/A	11/11/2029	N/A	$110,597.32	$0.00	1,327,167.84	$0	Springing	Springing	No	N/A	1.54x	N/A	1.45x	N/A	73.8%	58.8%
Loan	16	20	Embassy Suites Richmond	0	11/1/2019	1/1/2020	N/A	12/1/2029	N/A	$0.00	$68,868.40	$0.00	$826,420.80	Springing	Springing	No	N/A	N/A	4.19x	N/A	3.72x	49.4%	49.4%
Loan		21	Holiday Inn - Charlotte Airport	357	8/29/2019	10/1/2019	N/A	9/1/2029	N/A	$99,050.32	$0.00	1,188,603.84	$0.00	Springing	Springing	No	N/A	2.24x	N/A	1.98x	N/A	66.4%	52.9%
Loan		22	Cypress Pointe	360	11/5/2019	1/1/2020	1/1/2025	12/1/2029	N/A	$82,911.05	$58,117.48	994,932.60	$697,409.76	Springing	Springing	No	N/A	1.77x	2.53x	1.67x	2.38x	69.7%	63.3%
Loan		23	American Airlines	299	10/18/2019	12/11/2019	N/A	11/11/2029	N/A	$82,329.09	$0.00	987,949.08	$0	Hard	Springing	No	N/A	1.48x	N/A	1.34x	N/A	68.5%	49.7%
Loan	12	24	950 Iron Point Road	359	10/3/2019	12/1/2019	N/A	11/1/2029	N/A	$68,492.59	$0.00	821,911.08	$0.00	Springing	Springing	No	N/A	1.95x	N/A	1.72x	N/A	60.0%	47.0%
Loan		25	Cedar Village MHC	0	10/22/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$43,564.38	$0.00	$522,772.56	Springing	Springing	No	Group A	N/A	2.44x	N/A	2.42x	66.0%	66.0%
Loan		26	Arabian Gardens MHC	0	10/22/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$43,204.34	$0.00	$518,452.08	Springing	Springing	No	Group A	N/A	2.48x	N/A	2.46x	64.1%	64.1%
Loan	6	27	1 Plaza La Prensa & Sena Plaza	359	10/25/2019	12/11/2019	N/A	11/11/2029	N/A	$68,028.71	$0.00	816,344.52	$0	Soft	Springing	No	N/A	1.63x	N/A	1.48x	N/A	67.3%	54.0%
Property		27.01	1 Plaza La Prensa
Property		27.02	Sena Plaza
Loan		28	Home2 Suites - Grovetown	359	10/18/2019	12/1/2019	N/A	11/1/2029	N/A	$60,051.53	$0.00	720,618.36	$0.00	Hard	Springing	No	N/A	2.11x	N/A	1.91x	N/A	69.9%	55.8%
Loan		29	2700 Patriot Boulevard	360	10/21/2019	12/1/2019	12/1/2024	11/1/2029	N/A	$54,050.79	$36,382.73	648,609.48	$436,592.76	Springing	Springing	No	N/A	2.59x	3.84x	2.31x	3.44x	70.0%	63.3%
Loan		30	82-17 153rd Avenue Retail	359	10/18/2019	12/1/2019	N/A	11/1/2029	N/A	$50,360.30	$0.00	604,323.60	$0.00	Hard	Springing	No	N/A	2.49x	N/A	2.40x	N/A	44.6%	34.8%
Loan		31	Bloom 24 Apartments	0	10/23/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$31,663.03	$0.00	$379,956.36	Springing	Springing	No	N/A	N/A	2.45x	N/A	2.37x	63.7%	63.7%
Loan		32	The Quin	360	11/5/2019	1/1/2020	1/1/2025	12/1/2029	N/A	$50,797.10	$36,817.69	609,565.20	$441,812.28	Springing	Springing	No	N/A	1.45x	2.00x	1.42x	1.96x	69.1%	63.0%
Loan		33	Save Mart Center	357	8/23/2019	10/11/2019	N/A	9/11/2029	N/A	$44,704.81	$0.00	536,457.72	$0	Springing	Springing	No	N/A	1.55x	N/A	1.45x	N/A	73.9%	58.7%
Loan		34	Plaza de Cicero	360	10/21/2019	12/11/2019	12/11/2021	11/11/2029	N/A	$42,555.25	$28,964.83	510,663.00	$347,577.96	N/A	N/A	No	N/A	2.10x	3.08x	2.00x	2.94x	69.5%	58.2%
Loan		35	Oxnard Port Place Shoppes	0	11/5/2019	1/1/2020	N/A	12/1/2029	N/A	$0.00	$29,123.96	$0.00	$349,487.52	Springing	Springing	No	N/A	N/A	2.55x	N/A	2.34x	65.7%	65.7%
Loan		36	Meadow Ridge Apartments	0	10/28/2019	12/11/2019	N/A	11/11/2029	N/A	$0.00	$25,972.44	$0.00	$311,669.28	N/A	N/A	No	Group B	N/A	2.52x	N/A	2.41x	62.5%	62.5%
Loan		37	StoreRight Self Storage – Vero Beach	358	10/9/2019	11/11/2019	N/A	10/11/2029	N/A	$31,999.56	$0.00	383,994.72	$0	N/A	N/A	No	N/A	1.66x	N/A	1.64x	N/A	68.4%	54.9%
Loan		38	1609 Alton Road	0	11/4/2019	1/5/2020	N/A	12/5/2029	N/A	$0.00	$21,597.95	$0.00	$259,175.40	Springing	Springing	No	N/A	N/A	1.99x	N/A	1.87x	65.1%	65.1%
Loan	12	39	Hampton Inn - Sanford	359	10/18/2019	12/1/2019	N/A	11/1/2029	N/A	$28,644.92	$0.00	343,739.04	$0.00	Hard	Springing	No	N/A	2.41x	N/A	2.18x	N/A	61.1%	48.8%
Loan		40	LA Fitness Cedar Park	0	11/1/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$17,700.79	$0.00	$212,409.48	Springing	Springing	No	N/A	N/A	2.87x	N/A	2.67x	50.8%	50.8%
Loan		41	Westport Bakersfield Self Storage	0	10/25/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$15,996.13	$0.00	$191,953.56	Springing	Springing	No	N/A	N/A	2.88x	N/A	2.78x	60.3%	60.3%
Loan		42	50 Catoctin Circle	0	10/17/2019	12/11/2019	N/A	11/11/2029	N/A	$0.00	$16,012.44	$0.00	$192,149.28	N/A	N/A	No	N/A	N/A	3.40x	N/A	3.15x	55.6%	55.6%
Loan	17	43	Brookfield Junction Apartments	0	10/28/2019	12/11/2019	N/A	11/11/2029	N/A	$0.00	$16,063.33	$0.00	$192,759.96	N/A	N/A	No	Group B	N/A	2.55x	N/A	2.44x	61.7%	61.7%
Loan		44	Super Storage	0	10/18/2019	12/11/2019	N/A	11/11/2029	N/A	$0.00	$11,511.45	$0.00	$138,137.40	Springing	Springing	No	N/A	N/A	2.19x	N/A	2.16x	59.8%	59.8%
Loan		45	Walgreens West Valley UT	0	10/16/2019	12/1/2019	N/A	11/1/2029	N/A	$0.00	$10,755.67	$0.00	$129,068.04	Springing	Springing	No	N/A	N/A	2.62x	N/A	2.60x	59.8%	59.8%
Loan	6, 7	46	City Storage	360	11/6/2019	1/1/2020	1/1/2025	12/1/2029	N/A	$15,760.82	$11,517.78	189,129.84	$138,213.36	Springing	Springing	No	N/A	1.69x	2.32x	1.66x	2.27x	69.6%	63.5%
Property		46.01	City Storage - North
Property		46.02	City Storage - South
Loan		47	Bank of America Jackson Heights	0	11/8/2019	1/1/2020	N/A	12/1/2029	N/A	$0.00	$9,505.21	$0.00	$114,062.52	Springing	Springing	No	N/A	N/A	4.85x	N/A	4.62x	27.3%	27.3%

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues
Loan	5, 9	1	Century Plaza Towers	0 (1 grace period of 10 business days every calendar year)	0	Ninth	YM1(25);DEF/YM1(90);O(5)	A	$117,379,087	$34,178,955	$83,200,132	12/31/2017	9.2%	$125,317,446	$36,292,891	$89,024,555	12/31/2018	9.9%	$120,890,660
Loan	5, 7	2	Jackson Park	0	0	Tenth	LO(26);DEF(87);O(7)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 12, 13	3	Park Tower at Transbay	5 days once per a 12-month period	5 days once per a 12-month period	First	LO(23);YM(90);O(7)	B	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6, 7	4	ILPT Industrial Portfolio	0	0	Seventh	LO(25);DEF/YM1(88);O(7)	C	$20,837,420	$4,518,161	$16,319,258	12/31/2016	7.6%	$33,628,469	$6,368,613	$27,259,856	12/31/2017	12.7%	$35,335,764
Property		4.01	1800 Union Airpark Boulevard						$8,475,748	$2,515,626	$5,960,121	12/31/2016		$8,551,118	$2,509,169	$6,041,949	12/31/2017		$8,660,170
Property		4.02	4237-4255 Anson Boulevard						$2,869,718	$479,795	$2,389,923	12/31/2016		$5,881,285	$1,170,316	$4,710,969	12/31/2017		$6,124,114
Property		4.03	5000 Commerce Way						$3,975,143	$635,141	$3,340,001	12/31/2016		$4,229,039	$641,092	$3,587,947	12/31/2017		$4,308,405
Property		4.04	5142 & 5148 North Hanley Road						$1,802,705	$10,208	$1,792,497	12/31/2016		$2,655,862	$21,608	$2,634,254	12/31/2017		$2,699,991
Property		4.05	945 Monument Drive						$3,367,805	$423,501	$2,944,304	12/31/2016		$3,252,155	$375,988	$2,876,167	12/31/2017		$3,312,029
Property		4.06	2801 Airwest Boulevard						$115,844	$8,728	$107,116	12/31/2016		$2,439,453	$67,612	$2,371,841	12/31/2017		$2,455,992
Property		4.07	20 Logistics Boulevard						$121,898	$16,750	$105,148	12/31/2016		$2,772,757	$459,102	$2,313,655	12/31/2017		$2,824,454
Property		4.08	5500 Southeast Delaware Avenue						N/A	N/A	N/A	N/A		$1,561,038	$80,313	$1,480,725	12/31/2017		$1,580,595
Property		4.09	2150 Stanley Road						$108,559	$22,546	$86,013	12/31/2016		$2,242,367	$541,787	$1,700,580	12/31/2017		$2,297,895
Property		4.10	16101 Queens Court						$0	$388,523	-$388,523	12/31/2016		$0	$292,769	-$292,769	12/31/2017		$430,850
Property		4.11	5 Logistics Drive						$0	$17,343	-$17,343	12/31/2016		$43,395	$208,857	-$165,462	12/31/2017		$641,270
Loan	5, 7	5	360 North Crescent Drive	0	0	Eleventh	LO(24);YM1(2);DEF/YM1(87);O(7)	D	$12,178,133	$4,408,908	$7,769,225	12/31/2016	6.0%	$12,748,068	$4,825,158	$7,922,910	12/31/2017	6.2%	$13,300,871
Loan	8, 10	6	Norwalk Government Center	0	0	Eleventh	LO(25);DEF(91);O(4)		$9,925,350	$4,644,394	$5,280,956	12/31/2017	8.0%	$9,087,612	$4,475,029	$4,612,584	12/31/2018	7.0%	$9,300,281
Loan	6	7	ExchangeRight Net Leased Portfolio #30	5	5	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.01	Giant Eagle - Homestead (Waterfront), PA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.02	Hobby Lobby - Pearland (Pearland), TX						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.03	Walgreens - New Berlin (Moorland), WI						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.04	Walgreens - Flourtown (Bethlehem), PA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.07	Tractor Supply - Canton (Cherokee), GA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.08	Walgreens - Sheboygan (14th), WI						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.10	Tractor Supply - Hammond (Highway 190), LA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.11	Tractor Supply - Canton (Michigan), MI						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.12	Walgreens - Waukesha (Moreland), WI						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.13	AutoZone - Chicago (Cicero), IL						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.14	Dollar General - Mandeville (LA-59), LA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.15	Dollar General - Stockbrige (Fairview), GA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.16	Dollar General - Copperas Cove (1st Street), TX						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.17	Dollar General - Lafayette (Ambassador), LA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.18	Dollar General - Baton Rouge (Florida), LA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.19	Dollar General - Altoona (Temple), PA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.20	Dollar General - San Angelo (South Bell), TX						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		7.21	Dollar General - Baton Rouge (Harrells), LA						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Loan		8	1000 South Broadway Apartments	0	0	Eleventh	LO(25);DEF(88);O(7)		$5,278,534	$1,628,679	$3,649,855	12/31/2017	6.7%	$5,522,651	$1,649,107	$3,873,544	12/31/2018	7.1%	$5,643,099
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio	5	5	First	LO(24);DEF(89);O(7)		$7,094,966	$3,048,120	$4,046,846	12/31/2017	7.8%	$7,759,566	$3,181,539	$4,578,027	12/31/2018	8.9%	$7,973,128
Property		9.01	Countryside Village Apartments						$2,709,658	$1,213,831	$1,495,827	12/31/2017		$3,153,041	$1,254,296	$1,898,745	12/31/2018		$3,258,999
Property		9.02	93 Twenty Apartments						$1,576,120	$643,730	$932,390	12/31/2017		$1,670,288	$710,728	$959,560	12/31/2018		$1,715,473
Property		9.03	Charleston Crossing Apartments						$998,145	$466,907	$531,238	12/31/2017		$1,077,962	$451,521	$626,441	12/31/2018		$1,127,356
Property		9.04	Ridge Park Apartments						$1,004,804	$403,323	$601,481	12/31/2017		$1,005,267	$434,781	$570,486	12/31/2018		$1,011,001
Property		9.05	Inverness Apartments						$806,239	$320,329	$485,910	12/31/2017		$853,008	$330,213	$522,795	12/31/2018		$860,299
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio	5	5	First	LO(24);DEF(89);O(7)		$5,421,615	$1,986,694	$3,434,921	12/31/2017	6.8%	$5,756,311	$2,157,325	$3,598,986	12/31/2018	7.1%	$5,868,744
Property		10.01	1460 Macombs Road						$1,773,329	$726,847	$1,046,482	12/31/2017		$1,818,650	$832,148	$986,502	12/31/2018		$1,865,726
Property		10.02	984 Sheridan Avenue						$1,195,759	$336,986	$858,773	12/31/2017		$1,245,592	$360,717	$884,875	12/31/2018		$1,244,514
Property		10.03	901 Walton Avenue						$1,007,282	$286,569	$720,713	12/31/2017		$1,075,004	$346,027	$728,977	12/31/2018		$1,099,584
Property		10.04	2 Minerva Place						$753,717	$225,928	$527,789	12/31/2017		$820,296	$229,230	$591,066	12/31/2018		$827,751
Property		10.05	4040 Bronx Boulevard						$691,528	$410,364	$281,164	12/31/2017		$796,769	$389,203	$407,566	12/31/2018		$831,169
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio	0	0	Eleventh	LO(27);DEF(88);O(5)		$6,154,011	$2,301,963	$3,852,048	12/31/2017	9.7%	$6,320,929	$2,378,793	$3,942,136	12/31/2018	9.9%	$6,374,798
Property		11.01	Stockbridge, GA						$1,075,070	$331,389	$743,681	12/31/2017		$1,139,350	$341,814	$797,536	12/31/2018		$1,143,061
Property		11.02	Lithonia, GA						$1,126,223	$360,606	$765,617	12/31/2017		$1,146,117	$373,230	$772,887	12/31/2018		$1,157,399
Property		11.03	Atlanta, GA						$784,495	$305,906	$478,589	12/31/2017		$769,332	$303,590	$465,742	12/31/2018		$774,566
Property		11.04	Stone Mountain, GA						$748,381	$323,437	$424,944	12/31/2017		$787,951	$341,261	$446,690	12/31/2018		$782,180
Property		11.05	Decatur, GA						$720,743	$286,991	$433,752	12/31/2017		$741,886	$294,762	$447,124	12/31/2018		$762,338
Property		11.06	Lithia Springs, GA						$550,528	$209,235	$341,293	12/31/2017		$597,785	$227,341	$370,444	12/31/2018		$580,272
Property		11.07	Roswell, GA						$631,181	$272,687	$358,494	12/31/2017		$598,836	$277,196	$321,640	12/31/2018		$609,498
Property		11.08	Norcross, GA						$517,390	$211,712	$305,678	12/31/2017		$539,672	$219,599	$320,073	12/31/2018		$565,484
Loan		12	Mosby Ingleside	0	5	First	LO(26);DEF(90);O(4)		N/A	N/A	N/A	N/A	N/A	$1,782,753	$1,089,045	$693,708	12/31/2018	1.9%	$4,291,980
Loan	5, 6	13	Sacramento Office Portfolio	3	3	First	LO(25);DEF(90);O(5)		$8,626,952	$3,761,177	$4,865,775	12/31/2017	9.8%	$8,789,822	$4,009,522	$4,780,300	12/31/2018	9.7%	$8,897,524
Property		13.01	Royal Oaks Campus						$3,979,721	$1,829,630	$2,150,091	12/31/2017		$4,016,780	$1,906,904	$2,109,876	12/31/2018		$4,057,052
Property		13.02	Lennane Campus						$3,104,790	$1,346,827	$1,757,963	12/31/2017		$3,171,061	$1,480,581	$1,690,480	12/31/2018		$3,226,773
Property		13.03	West Sacramento Campus						$1,542,441	$584,720	$957,721	12/31/2017		$1,601,981	$622,037	$979,944	12/31/2018		$1,613,699
Loan		14	Plaza Pacoima	5	5	First	YM0.5(25);DEF/YM0.5(88);O(7)	E	$3,443,581	$356,508	$3,087,073	12/31/2017	9.9%	$3,487,975	$400,305	$3,087,669	12/31/2018	9.9%	$3,526,190
Loan	15	15	El Mercado Shopping Center	5	5	First	LO(25);DEF(91);O(4)		$3,512,573	$1,251,281	$2,261,291	12/31/2017	8.1%	$3,740,694	$1,345,034	$2,395,660	12/31/2018	8.6%	$3,902,384
Loan		16	Riverview Shopping Center	0	0	First	LO(25);YM1(90);O(5)	F	$3,679,828	$808,157	$2,871,671	12/31/2017	11.4%	$3,704,123	$886,247	$2,817,876	12/31/2018	11.2%	$3,799,880
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio	0	5	First	LO(26);DEF(89);O(5)		$20,653,704	$4,443,034	$16,210,670	12/31/2017	13.9%	$20,389,908	$4,573,096	$15,816,812	12/31/2018	13.5%	$19,890,941
Property		17.01	Lakeline Plaza						$5,731,436	$1,516,437	$4,215,000	12/31/2017		$6,187,004	$1,594,133	$4,592,871	12/31/2018		$6,182,949
Property		17.02	Forest Plaza						$7,106,630	$1,473,573	$5,633,057	12/31/2017		$6,403,906	$1,527,402	$4,876,504	12/31/2018		$5,733,257
Property		17.03	White Oaks Plaza						$5,430,496	$779,865	$4,650,631	12/31/2017		$5,345,031	$811,810	$4,533,221	12/31/2018		$5,523,283
Property		17.04	Muncie Towne Plaza						$1,872,495	$473,612	$1,398,883	12/31/2017		$1,942,165	$437,448	$1,504,717	12/31/2018		$1,959,813
Property		17.05	Lakeline Village						$512,647	$199,548	$313,099	12/31/2017		$511,802	$202,303	$309,499	12/31/2018		$491,639
Loan		18	Woodland Falls	0	0	First	LO(24);DEF(92);O(4)		$2,875,951	$1,829,968	$1,045,983	12/31/2017	4.2%	$3,978,058	$2,298,397	$1,679,661	12/31/2018	6.8%	$4,356,916
Loan		19	The Shops at Stony Creek	0	0	Eleventh	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	$1,245,060	$475,054	$770,006	12/31/2018	3.3%	$1,860,817
Loan	16	20	Embassy Suites Richmond	5	5	First	LO(24);DEF(92);O(4)		$5,824,141	$4,964,734	$859,407	12/31/2017	3.9%	$8,404,039	$5,892,163	$2,511,876	12/31/2018	11.4%	$9,831,376
Loan		21	Holiday Inn - Charlotte Airport	5	5	First	LO(27);DEF(89);O(4)		$7,371,020	$4,927,596	$2,443,424	12/31/2017	11.7%	$7,580,969	$5,043,926	$2,537,043	12/31/2018	12.1%	$7,709,133
Loan		22	Cypress Pointe	5	5	First	LO(24);DEF(92);O(4)		$2,770,053	$1,064,903	$1,705,150	12/31/2017	9.7%	$2,478,249	$1,074,890	$1,403,359	12/31/2018	8.0%	$2,263,269
Loan		23	American Airlines	0	0	Eleventh	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	$1,372,765	$45,185	$1,327,580	12/31/2017	8.6%	$1,721,455
Loan	12	24	950 Iron Point Road	5	4	First	LO(25);DEF(91);O(4)		$1,304,108	$701,557	$602,551	12/31/2017	4.0%	$1,290,306	$661,636	$628,670	12/31/2018	4.1%	$1,309,179
Loan		25	Cedar Village MHC	5	4	First	LO(25);DEF(91);O(4)		$2,151,420	$931,706	$1,219,714	12/31/2017	8.1%	$2,229,466	$876,178	$1,353,288	12/31/2018	8.9%	$2,310,987
Loan		26	Arabian Gardens MHC	5	4	First	LO(25);DEF(91);O(4)		$2,438,127	$1,143,117	$1,295,010	12/31/2017	8.6%	$2,532,237	$1,139,608	$1,392,629	12/31/2018	9.3%	$2,575,219
Loan	6	27	1 Plaza La Prensa & Sena Plaza	0	0	Eleventh	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		27.01	1 Plaza La Prensa						N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		27.02	Sena Plaza						$776,143	$325,264	$450,880	12/31/2017		$810,866	$301,076	$509,790	12/31/2018		$825,161
Loan		28	Home2 Suites - Grovetown	5	4	First	LO(25);DEF(91);O(4)		$2,931,473	$1,804,427	$1,127,046	12/31/2017	9.0%	$3,202,552	$1,919,199	$1,283,353	12/31/2018	10.3%	$3,671,206
Loan		29	2700 Patriot Boulevard	0	5	First	LO(25);DEF(90);O(5)		$3,080,987	$1,465,563	$1,615,424	12/31/2017	13.7%	$3,162,151	$1,677,751	$1,484,400	12/31/2018	12.5%	$3,408,282
Loan		30	82-17 153rd Avenue Retail	5	4	First	LO(25);DEF(91);O(4)		$2,631,254	$1,182,030	$1,449,224	12/31/2017	12.8%	$2,640,661	$1,147,494	$1,493,167	12/31/2018	13.2%	$2,849,207
Loan		31	Bloom 24 Apartments	5	4	First	LO(25);DEF(90);O(5)		$1,394,574	$578,786	$815,788	12/31/2017	7.3%	$1,453,648	$536,956	$916,692	12/31/2018	8.2%	$1,474,347
Loan		32	The Quin	5	5	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Save Mart Center	0	0	Eleventh	LO(27);DEF/YM1(89);O(4)	G	$391,493	$160,336	$231,158	12/31/2017	2.4%	$728,143	$192,973	$535,171	12/31/2018	5.6%	$919,353
Loan		34	Plaza de Cicero	0	0	Eleventh	LO(25);DEF(91);O(4)		$1,588,162	$637,015	$951,147	12/31/2017	10.3%	$1,491,714	$616,838	$874,876	12/31/2018	9.5%	$1,587,738
Loan		35	Oxnard Port Place Shoppes	5	5	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Meadow Ridge Apartments	0	0	Eleventh	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	$1,055,486	$412,677	$642,809	12/31/2018	8.0%	$1,094,180
Loan		37	StoreRight Self Storage – Vero Beach	0	0	Eleventh	LO(26);DEF(90);O(4)		$650,198	$226,605	$423,593	12/31/2017	6.5%	$735,286	$238,538	$496,748	12/31/2018	7.6%	$799,334
Loan		38	1609 Alton Road	0	0	Fifth	LO(24);DEF(91);O(5)		$567,111	$203,776	$363,335	12/31/2017	5.8%	$652,174	$205,541	$446,633	12/31/2018	7.1%	$689,545
Loan	12	39	Hampton Inn - Sanford	5	4	First	LO(25);DEF(91);O(4)		$2,047,195	$1,156,730	$890,465	12/31/2017	14.9%	$1,783,437	$1,064,196	$719,241	12/31/2018	12.0%	$1,941,989
Loan		40	LA Fitness Cedar Park	5	5	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		41	Westport Bakersfield Self Storage	5	4	First	LO(25);DEF(91);O(4)		$687,557	$225,495	$462,062	12/31/2017	8.6%	$747,651	$200,064	$547,587	12/31/2018	10.1%	$750,089
Loan		42	50 Catoctin Circle	0	0	Eleventh	LO(25);DEF(91);O(4)		$910,600	$374,072	$536,528	12/31/2017	10.5%	$947,037	$430,057	$516,980	12/31/2018	10.1%	$1,002,106
Loan	17	43	Brookfield Junction Apartments	0	0	Eleventh	LO(25);DEF(91);O(4)		$635,201	$228,786	$406,415	12/31/2017	8.1%	$637,333	$275,972	$361,361	12/31/2018	7.2%	$757,935
Loan		44	Super Storage	0	0	Eleventh	LO(25);DEF(91);O(4)		$447,473	$192,620	$254,853	12/31/2017	7.2%	$491,374	$194,773	$296,601	12/31/2018	8.4%	$502,326
Loan		45	Walgreens West Valley UT	5	5	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7	46	City Storage	5	5	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	$422,862	$194,401	$228,461	12/31/2018	7.1%	$504,934
Property		46.01	City Storage - North						N/A	N/A	N/A	N/A		$207,370	$91,077	$116,293	12/31/2018		$278,890
Property		46.02	City Storage - South						N/A	N/A	N/A	N/A		$215,492	$103,324	$112,168	12/31/2018		$226,044
Loan		47	Bank of America Jackson Heights	0	5	First	LO(24);DEF(92);O(4)		$730,207	$99,843	$630,364	12/31/2016	21.0%	$735,195	$191,554	$543,641	12/31/2017	18.1%	$796,691

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant
Loan	5, 9	1	Century Plaza Towers	$37,547,742	$83,342,918	9/30/2019 TTM	9.3%	94.8%	$158,615,968	$37,470,212	$121,145,756	13.5%	$480,328	$8,415,062	$112,250,366	12.5%	Bank of America
Loan	5, 7	2	Jackson Park	N/A	N/A	N/A	N/A	95.0%	$88,974,756	$17,579,385	$71,395,371	13.0%	$394,276	$0	$71,001,095	12.9%	N/A
Loan	5, 12, 13	3	Park Tower at Transbay	N/A	N/A	N/A	N/A	96.7%	$85,332,264	$28,981,596	$56,350,668	10.2%	$72,995	$0	$56,277,673	10.2%	Facebook, Inc.
Loan	5, 6, 7	4	ILPT Industrial Portfolio	$6,445,614	$28,890,150	12/31/2018	13.5%	97.5%	$39,822,695	$7,985,779	$31,836,916	14.8%	$656,723	$2,038,736	$29,141,457	13.6%
Property		4.01	1800 Union Airpark Boulevard	$2,537,067	$6,123,103	12/31/2018		97.5%	$8,907,213	$2,906,244	$6,000,969		$143,300	$452,296	$5,405,373		Procter & Gamble
Property		4.02	4237-4255 Anson Boulevard	$1,318,374	$4,805,740	12/31/2018		97.5%	$5,904,323	$1,536,726	$4,367,597		$82,926	$272,696	$4,011,976		Amazon
Property		4.03	5000 Commerce Way	$679,662	$3,628,743	12/31/2018		97.5%	$4,451,482	$765,972	$3,685,510		$81,285	$241,149	$3,363,076		Amazon
Property		4.04	5142 & 5148 North Hanley Road	$20,556	$2,679,435	12/31/2018		97.5%	$3,708,736	$132,948	$3,575,789		$34,479	$148,969	$3,392,341		SKF USA
Property		4.05	945 Monument Drive	$430,464	$2,881,565	12/31/2018		97.5%	$3,386,613	$482,738	$2,903,875		$77,000	$206,930	$2,619,946		Subaru of America Distribution
Property		4.06	2801 Airwest Boulevard	$44,468	$2,411,524	12/31/2018		97.5%	$2,491,915	$117,071	$2,374,844		$64,367	$164,469	$2,146,008		Whirlpool Corporation
Property		4.07	20 Logistics Boulevard	$484,545	$2,339,909	12/31/2018		97.5%	$2,864,407	$630,409	$2,233,998		$48,287	$148,895	$2,036,817		Cummins, Inc.
Property		4.08	5500 Southeast Delaware Avenue	$83,456	$1,497,139	12/31/2018		97.5%	$2,914,156	$104,426	$2,809,731		$51,528	$155,235	$2,602,967		The Toro Company
Property		4.09	2150 Stanley Road	$553,914	$1,743,981	12/31/2018		97.5%	$2,301,168	$665,285	$1,635,883		$39,480	$120,692	$1,475,711		Siemens Corporation
Property		4.10	16101 Queens Court	$133,165	$297,684	12/31/2018		97.5%	$1,675,398	$380,692	$1,294,706		$17,664	$70,559	$1,206,483		La-Z-Boy Incorporated
Property		4.11	5 Logistics Drive	$159,943	$481,327	12/31/2018		97.5%	$1,217,283	$263,268	$954,015		$16,407	$56,849	$880,759		Transamerica Auto Parts
Loan	5, 7	5	360 North Crescent Drive	$4,812,611	$8,488,260	12/31/2018	6.6%	95.0%	$14,143,880	$3,480,740	$10,663,140	8.3%	$83,692	$155,530	$10,423,919	8.1%	Platinum Equity
Loan	8, 10	6	Norwalk Government Center	$4,602,738	$4,697,543	9/30/2019 TTM	7.1%	79.3%	$9,907,804	$4,255,768	$5,652,036	8.5%	$157,958	$51,455	$5,442,623	8.2%	County of LA Sheriff’s Dept.
Loan	6	7	ExchangeRight Net Leased Portfolio #30	N/A	N/A	N/A	N/A	95.0%	$5,923,819	$148,095	$5,775,724	9.4%	$20,791	$164,947	$5,589,986	9.1%
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Giant Eagle
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Hobby Lobby
Property		7.03	Walgreens - New Berlin (Moorland), WI	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Walgreens
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Walgreens
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Walgreens
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Fresenius Medical Care
Property		7.07	Tractor Supply - Canton (Cherokee), GA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Tractor Supply
Property		7.08	Walgreens - Sheboygan (14th), WI	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Walgreens
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Tractor Supply
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Tractor Supply
Property		7.11	Tractor Supply - Canton (Michigan), MI	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Tractor Supply
Property		7.12	Walgreens - Waukesha (Moreland), WI	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Walgreens
Property		7.13	AutoZone - Chicago (Cicero), IL	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		AutoZone
Property		7.14	Dollar General - Mandeville (LA-59), LA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.15	Dollar General - Stockbrige (Fairview), GA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.17	Dollar General - Lafayette (Ambassador), LA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.18	Dollar General - Baton Rouge (Florida), LA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.19	Dollar General - Altoona (Temple), PA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.20	Dollar General - San Angelo (South Bell), TX	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General
Loan		8	1000 South Broadway Apartments	$1,677,853	$3,965,246	8/31/2019 TTM	7.3%	93.8%	$5,652,917	$1,731,900	$3,921,017	7.2%	$57,200	$0	$3,863,817	7.1%	N/A
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio	$3,086,064	$4,887,064	8/31/2019 TTM	9.4%	93.6%	$8,058,910	$3,106,534	$4,952,375	9.6%	$247,511	$0	$4,704,864	9.1%
Property		9.01	Countryside Village Apartments	$1,204,037	$2,054,962	8/31/2019 TTM		93.2%	$3,293,840	$1,222,422	$2,071,417		$107,757	$0	$1,963,660		N/A
Property		9.02	93 Twenty Apartments	$697,793	$1,017,679	8/31/2019 TTM		95.0%	$1,743,869	$702,604	$1,041,265		$47,011	$0	$994,254		N/A
Property		9.03	Charleston Crossing Apartments	$448,341	$679,015	8/31/2019 TTM		92.6%	$1,119,164	$447,260	$671,904		$34,661	$0	$637,243		N/A
Property		9.04	Ridge Park Apartments	$408,845	$602,157	8/31/2019 TTM		93.0%	$1,027,798	$409,262	$618,536		$29,041	$0	$589,495		N/A
Property		9.05	Inverness Apartments	$327,048	$533,251	8/31/2019 TTM		94.4%	$874,239	$324,986	$549,253		$29,042	$0	$520,211		N/A
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio	$2,235,415	$3,633,329	Various	7.2%	98.0%	$5,996,252	$2,046,135	$3,950,116	7.8%	$94,002	$0	$3,856,115	7.7%
Property		10.01	1460 Macombs Road	$858,730	$1,006,996	7/31/2019 TTM		98.0%	$1,871,591	$749,800	$1,121,792		$27,250	$0	$1,094,542		N/A
Property		10.02	984 Sheridan Avenue	$384,383	$860,131	7/31/2019 TTM		98.0%	$1,235,141	$400,055	$835,086		$19,500	$0	$815,586		N/A
Property		10.03	901 Walton Avenue	$340,538	$759,046	7/31/2019 TTM		98.0%	$1,175,352	$360,587	$814,765		$15,750	$0	$799,015		N/A
Property		10.04	2 Minerva Place	$253,244	$574,507	7/31/2019 TTM		98.0%	$863,175	$226,758	$636,417		$17,002	$0	$619,415		N/A
Property		10.05	4040 Bronx Boulevard	$398,520	$432,649	8/31/2019 TTM		98.0%	$850,993	$308,936	$542,057		$14,500	$0	$527,557		N/A
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio	$2,461,099	$3,913,699	9/30/2019 TTM	9.9%	90.0%	$6,487,912	$2,266,072	$4,221,840	10.6%	$85,810	$0	$4,136,030	10.4%
Property		11.01	Stockbridge, GA	$361,466	$781,595	9/30/2019 TTM		88.7%	$1,162,356	$328,205	$834,151		$15,794	$0	$818,358		N/A
Property		11.02	Lithonia, GA	$384,215	$773,184	9/30/2019 TTM		91.1%	$1,205,028	$350,402	$854,626		$13,159	$0	$841,467		N/A
Property		11.03	Atlanta, GA	$313,307	$461,259	9/30/2019 TTM		88.2%	$765,718	$289,071	$476,647		$8,972	$0	$467,676		N/A
Property		11.04	Stone Mountain, GA	$362,242	$419,938	9/30/2019 TTM		94.9%	$824,161	$338,862	$485,300		$11,367	$0	$473,933		N/A
Property		11.05	Decatur, GA	$312,709	$449,629	9/30/2019 TTM		86.2%	$756,711	$289,226	$467,485		$10,666	$0	$456,819		N/A
Property		11.06	Lithia Springs, GA	$223,815	$356,457	9/30/2019 TTM		92.6%	$594,178	$205,302	$388,876		$9,086	$0	$379,790		N/A
Property		11.07	Roswell, GA	$274,762	$334,736	9/30/2019 TTM		87.7%	$611,687	$255,785	$355,902		$9,340	$0	$346,563		N/A
Property		11.08	Norcross, GA	$228,583	$336,901	9/30/2019 TTM		91.1%	$568,073	$209,220	$358,852		$7,427	$0	$351,425		N/A
Loan		12	Mosby Ingleside	$1,932,658	$2,359,322	8/31/2019 TTM	6.6%	95.0%	$4,753,222	$1,973,605	$2,779,617	7.7%	$62,400	$0	$2,717,217	7.5%	N/A
Loan	5, 6	13	Sacramento Office Portfolio	$4,050,765	$4,846,759	8/31/2019 TTM	9.8%	86.0%	$9,601,650	$4,073,557	$5,528,093	11.2%	$97,420	$411,943	$5,018,730	10.2%
Property		13.01	Royal Oaks Campus	$1,916,941	$2,140,111	8/31/2019 TTM		78.2%	$4,563,869	$1,935,555	$2,628,314		$50,587	$213,910	$2,363,817		Dept. Financial Info System for CA
Property		13.02	Lennane Campus	$1,480,782	$1,745,991	8/31/2019 TTM		99.9%	$3,419,290	$1,488,397	$1,930,893		$31,394	$132,750	$1,766,749		Dept. Public Health - WIC, State of CA
Property		13.03	West Sacramento Campus	$653,042	$960,657	8/31/2019 TTM		100.0%	$1,618,491	$649,605	$968,886		$15,439	$65,283	$888,164		Dept. of Water Resources
Loan		14	Plaza Pacoima	$388,581	$3,137,609	8/31/2019 TTM	10.1%	95.0%	$3,569,520	$479,261	$3,090,259	9.9%	$9,800	$60,798	$3,019,662	9.7%	Costco
Loan	15	15	El Mercado Shopping Center	$1,377,619	$2,524,765	8/31/2019 TTM	9.0%	95.0%	$3,934,992	$1,411,039	$2,523,953	9.0%	$32,750	$128,818	$2,362,384	8.4%	Marina Grocery
Loan		16	Riverview Shopping Center	$892,775	$2,907,105	7/31/2019 TTM	11.5%	95.0%	$3,795,133	$937,634	$2,857,499	11.3%	$27,728	$223,866	$2,605,905	10.3%	El Super
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio	$4,564,137	$15,326,804	6/30/2019 TTM	13.1%	93.0%	$18,775,073	$5,244,284	$13,530,789	11.6%	$195,616	$440,402	$12,894,771	11.0%
Property		17.01	Lakeline Plaza	$1,595,856	$4,587,093	6/30/2019 TTM		94.8%	$6,037,587	$1,643,200	$4,394,388		$23,195	$211,981	$4,159,212		Best Buy
Property		17.02	Forest Plaza	$1,459,034	$4,274,224	6/30/2019 TTM		91.4%	$5,376,554	$1,703,493	$3,673,061		$59,316	$63,328	$3,550,418		Kohl’s
Property		17.03	White Oaks Plaza	$839,093	$4,684,190	6/30/2019 TTM		94.2%	$4,745,206	$1,121,134	$3,624,071		$59,347	$108,011	$3,456,713		Kohl’s
Property		17.04	Muncie Towne Plaza	$466,506	$1,493,307	6/30/2019 TTM		87.5%	$1,950,626	$542,490	$1,408,136		$41,061	$37,002	$1,330,073		Kohl’s
Property		17.05	Lakeline Village	$203,649	$287,990	6/30/2019 TTM		100.0%	$665,100	$233,968	$431,132		$12,697	$20,079	$398,357		Jumpstreet
Loan		18	Woodland Falls	$2,396,112	$1,960,804	8/31/2019 TTM	7.9%	94.7%	$5,302,129	$2,461,723	$2,840,406	11.5%	$63,302	$273,587	$2,503,517	10.1%	PNC Bank, National Association
Loan		19	The Shops at Stony Creek	$615,913	$1,244,905	8/31/2019 TTM	5.4%	91.5%	$2,861,695	$820,959	$2,040,737	8.8%	$11,494	$100,067	$1,929,175	8.3%	La Fitness
Loan	16	20	Embassy Suites Richmond	$6,359,165	$3,472,211	9/30/2019 TTM	15.8%	68.9%	$9,831,376	$6,366,393	$3,464,983	15.7%	$393,255	$0	$3,071,728	14.0%	N/A
Loan		21	Holiday Inn - Charlotte Airport	$4,991,677	$2,717,456	6/30/2019 TTM	13.0%	79.6%	$7,709,133	$5,049,396	$2,659,737	12.7%	$308,365	$0	$2,351,372	11.2%	N/A
Loan		22	Cypress Pointe	$1,043,178	$1,220,091	6/30/2019 TTM	7.0%	95.0%	$2,834,722	$1,072,747	$1,761,975	10.1%	$25,957	$77,479	$1,658,540	9.5%	Kroger
Loan		23	American Airlines	$307,529	$1,413,927	12/31/2018	9.1%	95.0%	$2,260,603	$801,910	$1,458,693	9.4%	$132,537	$0	$1,326,156	8.6%	American Airlines Group Inc. Reservations Center
Loan	12	24	950 Iron Point Road	$653,318	$655,861	7/31/2019 T-7 Ann.	4.3%	97.4%	$2,424,610	$823,672	$1,600,938	10.5%	$25,690	$163,038	$1,412,211	9.3%	Allstate Insurance Company
Loan		25	Cedar Village MHC	$904,098	$1,406,889	8/31/2019 TTM	9.3%	95.0%	$2,273,779	$996,881	$1,276,898	8.4%	$11,950	$0	$1,264,948	8.4%	N/A
Loan		26	Arabian Gardens MHC	$1,155,683	$1,419,536	8/31/2019 TTM	9.5%	95.0%	$2,525,805	$1,238,435	$1,287,370	8.6%	$12,400	$0	$1,274,970	8.5%	N/A
Loan	6	27	1 Plaza La Prensa & Sena Plaza	N/A	N/A	N/A	N/A	95.0%	$2,006,758	$675,015	$1,331,743	9.6%	$41,970	$79,865	$1,209,908	8.7%
Property		27.01	1 Plaza La Prensa	N/A	N/A	N/A		95.0%	$1,209,397	$372,767	$836,630		$39,190	$56,442	$740,998		State of New Mexico Human Services Department
Property		27.02	Sena Plaza	$304,684	$520,477	6/30/2019 TTM		95.0%	$797,361	$302,248	$495,113		$2,780	$23,423	$468,910		La Casa Sena
Loan		28	Home2 Suites - Grovetown	$2,243,523	$1,427,683	8/31/2019 TTM	11.4%	73.1%	$3,671,206	$2,148,036	$1,523,170	12.2%	$146,848	$0	$1,376,322	11.0%	N/A
Loan		29	2700 Patriot Boulevard	$1,672,392	$1,735,890	6/15/2019 T-6 Ann.	14.7%	90.0%	$3,405,919	$1,728,208	$1,677,711	14.2%	$29,089	$147,257	$1,501,364	12.7%	SurePayroll
Loan		30	82-17 153rd Avenue Retail	$1,210,680	$1,638,527	8/31/2019 TTM	14.5%	95.0%	$2,590,835	$1,086,415	$1,504,420	13.3%	$11,630	$43,332	$1,449,458	12.8%	Keyfood
Loan		31	Bloom 24 Apartments	$522,858	$951,489	8/31/2019 TTM	8.5%	93.6%	$1,474,347	$544,682	$929,665	8.3%	$28,500	$0	$901,165	8.1%	N/A
Loan		32	The Quin	N/A	N/A	N/A	N/A	95.0%	$1,315,862	$432,225	$883,637	8.5%	$17,500	$0	$866,137	8.3%	N/A
Loan		33	Save Mart Center	$248,542	$670,810	6/30/2019 TTM	7.0%	95.0%	$1,179,001	$346,218	$832,783	8.7%	$9,174	$45,870	$777,739	8.1%	Save Mart
Loan		34	Plaza de Cicero	$571,363	$1,016,375	9/30/2019 TTM	11.0%	90.0%	$1,633,714	$563,284	$1,070,430	11.6%	$13,112	$35,121	$1,022,197	11.1%	Access Community Health
Loan		35	Oxnard Port Place Shoppes	N/A	N/A	N/A	N/A	95.0%	$1,191,693	$300,290	$891,404	9.9%	$6,722	$66,212	$818,470	9.1%	Fuji Buffet
Loan		36	Meadow Ridge Apartments	$446,888	$647,293	9/30/2019 TTM	8.1%	95.0%	$1,223,629	$436,818	$786,811	9.8%	$36,641	$0	$750,171	9.4%	N/A
Loan		37	StoreRight Self Storage – Vero Beach	$269,097	$530,236	9/30/2019 TTM	8.1%	90.1%	$886,993	$250,776	$636,218	9.7%	$6,422	$0	$629,795	9.6%	N/A
Loan		38	1609 Alton Road	$198,007	$491,538	8/31/2019 TTM	7.9%	95.0%	$754,808	$238,103	$516,705	8.3%	$1,682	$29,382	$485,641	7.8%	AIDS Healthcare Foundation
Loan	12	39	Hampton Inn - Sanford	$1,074,356	$867,633	8/31/2019 TTM	14.5%	52.2%	$1,941,989	$1,114,839	$827,150	13.8%	$77,680	$0	$749,470	12.5%	N/A
Loan		40	LA Fitness Cedar Park	N/A	N/A	N/A	N/A	95.0%	$879,022	$270,131	$608,890	11.0%	$5,100	$37,400	$566,390	10.2%	LA Fitness
Loan		41	Westport Bakersfield Self Storage	$188,652	$561,437	9/30/2019 TTM	10.4%	85.2%	$861,915	$309,563	$552,352	10.2%	$17,789	$0	$534,563	9.9%	N/A
Loan		42	50 Catoctin Circle	$430,716	$571,390	6/30/2019 TTM	11.2%	95.0%	$1,096,193	$442,403	$653,790	12.8%	$10,625	$37,946	$605,219	11.8%	Leesburg Ventures, LLC
Loan	17	43	Brookfield Junction Apartments	$250,661	$507,274	9/30/2019 TTM	10.1%	95.0%	$769,564	$277,658	$491,906	9.8%	$15,150	$6,890	$469,865	9.4%	N/A
Loan		44	Super Storage	$194,603	$307,723	8/31/2019 T-8 Ann.	8.7%	91.2%	$508,889	$205,990	$302,898	8.6%	$4,036	$0	$298,863	8.5%	N/A
Loan		45	Walgreens West Valley UT	N/A	N/A	N/A	N/A	95.0%	$480,054	$141,840	$338,214	10.1%	$2,257	-$74	$336,031	10.0%	Walgreens
Loan	6, 7	46	City Storage	$205,333	$299,601	9/30/2019 TTM	9.4%	86.3%	$521,197	$201,013	$320,184	10.0%	$6,156	$0	$314,028	9.8%
Property		46.01	City Storage - North	$119,089	$159,801	9/30/2019 TTM		80.7%	$288,053	$115,739	$172,314		$3,488	$0	$168,826		N/A
Property		46.02	City Storage - South	$86,244	$139,800	9/30/2019 TTM		94.3%	$233,144	$85,274	$147,869		$2,667	$0	$145,202		N/A
Loan		47	Bank of America Jackson Heights	$210,469	$586,222	12/31/2018	19.5%	95.0%	$805,051	$251,819	$553,232	18.4%	$900	$25,560	$526,772	17.6%	Bank of America

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Largest Tenant Lease Expiration(4)	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration(4)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration(4)	3rd Largest Tenant NSF
Loan	5, 9	1	Century Plaza Towers	24,785 SF (6/30/2022); 17,833 SF (9/30/2024); 106,890 SF (9/30/2029)	149,508	6.2%	Manatt Phelps	4/30/2035	116,366	4.8%	JPMorgan	8/31/2021	97,726
Loan	5, 7	2	Jackson Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 12, 13	3	Park Tower at Transbay	269,814 SF expiring 2/28/2033; 486,100 SF expiring 2/28/2034	755,914	98.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6, 7	4	ILPT Industrial Portfolio
Property		4.01	1800 Union Airpark Boulevard	10/31/2024	1,791,246	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	4237-4255 Anson Boulevard	4/30/2021	1,036,573	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.03	5000 Commerce Way	9/30/2027	1,016,065	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.04	5142 & 5148 North Hanley Road	10/31/2038	430,986	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.05	945 Monument Drive	5/31/2024	962,500	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.06	2801 Airwest Boulevard	1/31/2024	804,586	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.07	20 Logistics Boulevard	10/31/2021	603,586	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.08	5500 Southeast Delaware Avenue	10/31/2034	644,104	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.09	2150 Stanley Road	9/30/2028	320,070	64.9%	M D Logistics, Inc.	6/30/2027	173,430	35.1%	N/A	N/A	N/A
Property		4.10	16101 Queens Court	1/31/2031	220,800	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.11	5 Logistics Drive	3/31/2025	205,090	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 7	5	360 North Crescent Drive	9/30/2034	123,848	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8, 10	6	Norwalk Government Center	10/31/2026	98,840	21.9%	Accenture, LLP	4/30/2024	59,396	13.2%	County of LA DPSS	10/31/2026	58,642
Loan	6	7	ExchangeRight Net Leased Portfolio #30
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	5/31/2030	82,639	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	5/31/2034	55,000	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.03	Walgreens - New Berlin (Moorland), WI	9/30/2029	14,490	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	2/28/2030	14,820	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	12/31/2029	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	11/30/2031	8,497	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.07	Tractor Supply - Canton (Cherokee), GA	9/30/2034	23,627	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.08	Walgreens - Sheboygan (14th), WI	9/30/2029	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	12/31/2034	19,097	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	3/31/2034	19,097	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.11	Tractor Supply - Canton (Michigan), MI	6/28/2034	15,000	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.12	Walgreens - Waukesha (Moreland), WI	9/30/2029	13,905	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.13	AutoZone - Chicago (Cicero), IL	2/28/2029	6,786	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.14	Dollar General - Mandeville (LA-59), LA	4/30/2031	10,566	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.15	Dollar General - Stockbrige (Fairview), GA	10/31/2033	9,100	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	9/2/2030	10,566	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.17	Dollar General - Lafayette (Ambassador), LA	4/30/2031	9,026	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.18	Dollar General - Baton Rouge (Florida), LA	7/31/2032	7,489	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.19	Dollar General - Altoona (Temple), PA	11/30/2032	9,100	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.20	Dollar General - San Angelo (South Bell), TX	12/31/2030	9,026	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	4/30/2031	7,489	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		8	1000 South Broadway Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio
Property		9.01	Countryside Village Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.02	93 Twenty Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.03	Charleston Crossing Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.04	Ridge Park Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.05	Inverness Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio
Property		10.01	1460 Macombs Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.02	984 Sheridan Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.03	901 Walton Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.04	2 Minerva Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.05	4040 Bronx Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio
Property		11.01	Stockbridge, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.02	Lithonia, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.03	Atlanta, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.04	Stone Mountain, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.05	Decatur, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.06	Lithia Springs, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.07	Roswell, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.08	Norcross, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		12	Mosby Ingleside	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6	13	Sacramento Office Portfolio
Property		13.01	Royal Oaks Campus	8,150 SF expiring 7/31/2020; 77,987 SF expiring 4/30/2021; 20,995 SF expiring 7/31/2023	107,132	41.6%	Dept. of Consumer Affairs State of CA	2/29/2028	92,599	35.9%	N/A	N/A	N/A
Property		13.02	Lennane Campus	10/31/2023	59,224	37.0%	Dept. Public Health Vital Records CA	3/31/2024	42,293	26.4%	Dept. Alcohol Beverage Control CA	39,666 SF expiring 7/31/2031; 865 SF expiring 9/30/2023	40,531
Property		13.03	West Sacramento Campus	12/31/2023	78,681	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		14	Plaza Pacoima	3/31/2030	154,743	76.0%	Best Buy	1/31/2021	45,000	22.1%	Subway	2/29/2020	1,500
Loan	15	15	El Mercado Shopping Center	9/30/2031	30,000	27.5%	Daiso Japan	4/30/2022	17,700	16.2%	Mayflower Seafood	5/31/2024	7,353
Loan		16	Riverview Shopping Center	10/14/2023	37,960	27.4%	Ross Stores	1/31/2024	27,500	19.8%	Closet 21	10/31/2020	9,227
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio
Property		17.01	Lakeline Plaza	1/31/2025	45,416	14.5%	Bed Bath & Beyond	1/31/2023	34,361	11.0%	Ross Dress for Less	1/31/2024	30,187
Property		17.02	Forest Plaza	1/30/2021	106,091	24.5%	Overstock Furniture & Mattress	11/30/2020	65,262	15.0%	Bed Bath & Beyond	9/30/2021	35,800
Property		17.03	White Oaks Plaza	1/31/2023	97,245	29.3%	Big Lots	1/31/2022	45,177	13.6%	TJ Maxx	1/31/2022	25,000
Property		17.04	Muncie Towne Plaza	2/3/2024	80,654	47.0%	TJ Maxx	1/31/2023	29,352	17.1%	Ulta	9/30/2023	13,090
Property		17.05	Lakeline Village	6/30/2021	32,212	76.3%	Champion Performance Physical Therapy	9/30/2021	5,800	13.7%	Jazzercise	12/31/2023	4,200
Loan		18	Woodland Falls	10/30/2028	28,095	12.9%	Weitz & Luxenberg, P.C.	12/31/2023	18,155	8.3%	Corcentric, LLC	7/31/2029	16,830
Loan		19	The Shops at Stony Creek	3/31/2034	34,000	29.6%	TJ Maxx	11/30/2026	22,000	19.2%	Petco	5/31/2027	12,600
Loan	16	20	Embassy Suites Richmond	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		21	Holiday Inn - Charlotte Airport	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22	Cypress Pointe	8/31/2023	59,334	34.3%	Goodwill Select Store and Donation Center	3/31/2021	25,000	14.4%	dd’s Discounts	1/31/2025	23,174
Loan		23	American Airlines	3/31/2030	101,555	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	24	950 Iron Point Road	10/17/2024	18,001	17.5%	Mountain F Enterprises	10/2/2034	14,973	14.6%	Crawford & Co.	5/31/2023	14,560
Loan		25	Cedar Village MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		26	Arabian Gardens MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	27	1 Plaza La Prensa & Sena Plaza
Property		27.01	1 Plaza La Prensa	6/30/2029	46,976	89.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		27.02	Sena Plaza	5/31/2034	10,809	46.7%	Goler Shoes	3/31/2024	1,852	8.0%	Hillary Randolph	10/1/2022	1,362
Loan		28	Home2 Suites - Grovetown	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		29	2700 Patriot Boulevard	7/31/2022	25,437	22.0%	Regus	12/31/2024	16,032	13.9%	Weiss & Company, LLP	11/30/2023	13,801
Loan		30	82-17 153rd Avenue Retail	3/31/2043	26,170	44.6%	JP Morgan Chase	5/31/2024	3,940	6.7%	La Villa Restaurant	8/31/2020	2,904
Loan		31	Bloom 24 Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	The Quin	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Save Mart Center	284 SF expiring 7/31/2025; 52,500 SF expiring 3/31/2037	52,784	57.5%	Ross Dress for Less	1/31/2029	32,883	35.8%	Golden Bear	7/31/2025	4,130
Loan		34	Plaza de Cicero	2/28/2029	14,536	31.0%	Fresenius	1/8/2023	8,000	17.1%	Image Dental	5/31/2027	3,200
Loan		35	Oxnard Port Place Shoppes	8/31/2024	10,521	31.3%	Phenix Salon	7/31/2034	6,000	17.9%	Queen Wash	6/30/2029	4,400
Loan		36	Meadow Ridge Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		37	StoreRight Self Storage – Vero Beach	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	1609 Alton Road	7/31/2026	4,200	47.5%	Sky Nails	9/25/2025	2,650	29.9%	Sobe Liquors	10/31/2022	2,000
Loan	12	39	Hampton Inn - Sanford	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	LA Fitness Cedar Park	12/31/2034	34,000	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		41	Westport Bakersfield Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		42	50 Catoctin Circle	5/31/2027	6,589	17.4%	Tim Regan & Dean Lake	3/31/2021	5,720	15.1%	Atwill, Troxell & Leigh, PC	2/28/2024	4,892
Loan	17	43	Brookfield Junction Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		44	Super Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		45	Walgreens West Valley UT	8/31/2030	15,048	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7	46	City Storage
Property		46.01	City Storage - North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		46.02	City Storage - South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		47	Bank of America Jackson Heights	7/31/2023	6,000	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration(4)	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration(4)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves
Loan	5, 9	1	Century Plaza Towers	4.1%	Kirkland & Ellis	12/31/2034	85,664	3.6%	Greenberg Glusker	2/28/2035	83,199	3.5%	$0	$0	$0	$0	$0
Loan	5, 7	2	Jackson Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan	5, 12, 13	3	Park Tower at Transbay	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$80,198,366	$0
Loan	5, 6, 7	4	ILPT Industrial Portfolio										$0	$0	$0	$0	$0
Property		4.01	1800 Union Airpark Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	4237-4255 Anson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.03	5000 Commerce Way	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.04	5142 & 5148 North Hanley Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.05	945 Monument Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.06	2801 Airwest Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.07	20 Logistics Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.08	5500 Southeast Delaware Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.09	2150 Stanley Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.10	16101 Queens Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.11	5 Logistics Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 7	5	360 North Crescent Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$600,000	$0	$0	$0	$0
Loan	8, 10	6	Norwalk Government Center	13.0%	USA - GSA/FBI	1/19/2028	42,803	9.5%	County of LA Children’s & Family	4/30/2020	40,795	9.0%	$0	$13,163	$595,490	$4,000,000	$47,027
Loan	6	7	ExchangeRight Net Leased Portfolio #30										$440,000	$1,733	$0	$500,000	$0
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.03	Walgreens - New Berlin (Moorland), WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.07	Tractor Supply - Canton (Cherokee), GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.08	Walgreens - Sheboygan (14th), WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.11	Tractor Supply - Canton (Michigan), MI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.12	Walgreens - Waukesha (Moreland), WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.13	AutoZone - Chicago (Cicero), IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.14	Dollar General - Mandeville (LA-59), LA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.15	Dollar General - Stockbrige (Fairview), GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.17	Dollar General - Lafayette (Ambassador), LA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.18	Dollar General - Baton Rouge (Florida), LA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.19	Dollar General - Altoona (Temple), PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.20	Dollar General - San Angelo (South Bell), TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		8	1000 South Broadway Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$5,417	$130,000	$0	$0
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio										$1,000,000	$20,626	$0	$0	$0
Property		9.01	Countryside Village Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.02	93 Twenty Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.03	Charleston Crossing Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.04	Ridge Park Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.05	Inverness Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio										$0	$7,834	$0	$0	$0
Property		10.01	1460 Macombs Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.02	984 Sheridan Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.03	901 Walton Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.04	2 Minerva Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.05	4040 Bronx Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio										$0	$4,767	$114,404	$0	$0
Property		11.01	Stockbridge, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.02	Lithonia, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.03	Atlanta, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.04	Stone Mountain, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.05	Decatur, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.06	Lithia Springs, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.07	Roswell, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.08	Norcross, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		12	Mosby Ingleside	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$6,500	$0	$0	$0
Loan	5, 6	13	Sacramento Office Portfolio										$0	$7,375	$0	$3,000,000	$0
Property		13.01	Royal Oaks Campus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.02	Lennane Campus	25.3%	Dept. Public Health - L&C St of CA	1/31/2025	13,040	8.1%	Dept. Public Health - Food & Drug CA	11/30/2024	4,907	3.1%
Property		13.03	West Sacramento Campus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		14	Plaza Pacoima	0.7%	Panda Express	3/31/2021	1,500	0.7%	Jamba Juice	7/31/2029	1,000	0.5%	$0	$0	$19,600	$0	$0
Loan	15	15	El Mercado Shopping Center	6.7%	O’Reily Auto Parts	4/30/2021	6,748	6.2%	Wells Fargo Bank (GL)	4/30/2025	5,470	5.0%	$0	$2,729	$65,501	$0	$13,191
Loan		16	Riverview Shopping Center	6.7%	Intimate Basics	2/28/2021	7,689	5.5%	Fashion Q	1/31/2022	7,316	5.3%	$0	$0	$0	$250,000	$10,000
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio										$0	$16,160	$0	$6,000,000	$64,638
Property		17.01	Lakeline Plaza	9.6%	TJ Maxx	4/30/2026	29,526	9.4%	Petsmart	1/31/2020	26,374	8.4%
Property		17.02	Forest Plaza	8.3%	Marshalls	1/31/2023	24,900	5.7%	Office Max	10/31/2021	24,470	5.6%
Property		17.03	White Oaks Plaza	7.5%	Homegoods	7/31/2028	23,800	7.2%	Overstock Furniture & Mattress	2/29/2020	21,500	6.5%
Property		17.04	Muncie Towne Plaza	7.6%	Shoe Carnival	1/31/2022	11,964	7.0%	Maurices	1/31/2021	5,200	3.0%
Property		17.05	Lakeline Village	9.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Woodland Falls	7.7%	Ballard Spahr, LLP	3/31/2021	16,767	7.7%	1st. Colonial Community Bank	11/30/2022	16,058	7.4%	$0	$3,638	$130,970	$0	$22,737.81 (for years 1-7); $40,928.06 (for years 8-10)
Loan		19	The Shops at Stony Creek	11.0%	Ulta	11/30/2026	10,184	8.9%	Five Below, Inc.	8/31/2022	8,500	7.4%	$0	$1,916	$0	$0	$9,583
Loan	16	20	Embassy Suites Richmond	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		21	Holiday Inn - Charlotte Airport	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$25,697	$0	$0	$0
Loan		22	Cypress Pointe	13.4%	Ross Dress for Less	9/30/2029	22,000	12.7%	Five Below	1/31/2030	8,840	5.1%	$0	$2,167	$0	$350,000	$0
Loan		23	American Airlines	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$846	$0	$0	$10,199
Loan	12	24	950 Iron Point Road	14.2%	Care Innovations	9/22/2022	14,302	13.9%	Mountain G Enterprises	10/2/2034	13,621	13.3%	$530,803	$2,141	$0	$0	$12,845
Loan		25	Cedar Village MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		26	Arabian Gardens MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$2,877 (for the first 36 payments)	$0	$0	$0
Loan	6	27	1 Plaza La Prensa & Sena Plaza										$0	$3,520	$0	$0	$9,428
Property		27.01	1 Plaza La Prensa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		27.02	Sena Plaza	5.9%	Mohamed Altheyab	10/31/2020	954	4.1%	Todos Santos Chocolates	12/31/2019	698	3.0%
Loan		28	Home2 Suites - Grovetown	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$11,994	$0	$0	$0
Loan		29	2700 Patriot Boulevard	11.9%	Teletrac Navman	11/30/2020	12,690	11.0%	Morgan Stanley Wealth Management	8/31/2023	6,296	5.4%	$0	$2,424	$0	$1,000,000	$0
Loan		30	82-17 153rd Avenue Retail	5.0%	T.J. Michaels/Pharmacy	12/31/2023	2,500	4.3%	GNG Wine & Liquor	3/31/2022	2,000	3.4%	$0	$969	$0	$100,000	$0
Loan		31	Bloom 24 Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$2,375	$0	$0	$0
Loan		32	The Quin	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,458	$0	$0	$0
Loan		33	Save Mart Center	4.5%	Sprint	7/31/2024	1,500	1.6%	N/A	N/A	N/A	N/A	$0	$1,529	$36,696	$0	$3,899
Loan		34	Plaza de Cicero	6.8%	Cicero Liquor Store	10/31/2020	2,400	5.1%	T-Mobile	3/31/2021	2,200	4.7%	$0	$1,093	$0	$0	$7,083
Loan		35	Oxnard Port Place Shoppes	13.1%	Pacific Dental	6/30/2029	2,824	8.4%	USA Nails & Spa	8/31/2024	2,757	8.2%	$0	$560	$13,444	$0	$3,501
Loan		36	Meadow Ridge Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$3,058	$0	$0	$0
Loan		37	StoreRight Self Storage – Vero Beach	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$803	$0	$0	$0
Loan		38	1609 Alton Road	22.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$140	$5,045	$0	$0
Loan	12	39	Hampton Inn - Sanford	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$4,363	$388,500	$0	$0
Loan		40	LA Fitness Cedar Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$425	$0	$0	$0
Loan		41	Westport Bakersfield Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,482	$53,368	$0	$0
Loan		42	50 Catoctin Circle	12.9%	Christopher Consultants	1/31/2024	4,763	12.6%	Bank of America	7/31/2022	3,133	8.3%	$0	$0	$0	$0	$0
Loan	17	43	Brookfield Junction Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,187	$0	$0	$766
Loan		44	Super Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$504	$12,096	$0	$0
Loan		45	Walgreens West Valley UT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan	6, 7	46	City Storage										$0	$509	$0	$0	$0
Property		46.01	City Storage - North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		46.02	City Storage - South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		47	Bank of America Jackson Heights	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$150,000	$0

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date
Loan	5, 9	1	Century Plaza Towers	$0	$0	$0	$0	$0	$0	$100,769,680	$0	Rollover Funds; Free Rent Funds	10/10/2019	10/15/2019	N/A
Loan	5, 7	2	Jackson Park	$0	$0	$0	$0	$0	$0	$0	$0	N/A	9/24/2019	8/22/2019	N/A
Loan	5, 12, 13	3	Park Tower at Transbay	$0	$0	$0	$0	$0	$4,412,926	$5,528,653	$0	Regulatory Fees Reserve	7/3/2019	6/10/2019	N/A
Loan	5, 6, 7	4	ILPT Industrial Portfolio	$0	$0	$0	$0	$0	$0	$6,134,904	$0	Toro Expansion Reserve
Property		4.01	1800 Union Airpark Boulevard										9/5/2019	7/23/2019	N/A
Property		4.02	4237-4255 Anson Boulevard										9/3/2019	7/23/2019	N/A
Property		4.03	5000 Commerce Way										9/2/2019	7/26/2019	N/A
Property		4.04	5142 & 5148 North Hanley Road										9/3/2019	7/23/2019	N/A
Property		4.05	945 Monument Drive										9/3/2019	7/23/2019	N/A
Property		4.06	2801 Airwest Boulevard										9/3/2019	7/23/2019	N/A
Property		4.07	20 Logistics Boulevard										9/5/2019	7/23/2019	N/A
Property		4.08	5500 Southeast Delaware Avenue										9/3/2019	7/30/2019	N/A
Property		4.09	2150 Stanley Road										9/3/2019	7/23/2019	N/A
Property		4.10	16101 Queens Court										8/31/2019	7/23/2019	N/A
Property		4.11	5 Logistics Drive										9/5/2019	7/23/2019	N/A
Loan	5, 7	5	360 North Crescent Drive	$0	$69,628	$69,628	$0	$0	$0	$0	$0	N/A	9/24/2019	9/11/2019	N/A
Loan	8, 10	6	Norwalk Government Center	$2,750,000	$164,570	$82,885	$104,588	$9,508	$0	$10,617,104	$0	Energy Retrofit Reserve; Economic Holdback Reserve; Existing TI/LC Reserve	8/27/2019	3/7/2019	N/A
Loan	6	7	ExchangeRight Net Leased Portfolio #30	$0	$486,679	$40,556.61 (Starting December 2020)	$0	$0	$119,183	$264,651	$0	Environmental Remediation Reserve
Property		7.01	Giant Eagle - Homestead (Waterfront), PA										10/22/2019	9/27/2019	N/A
Property		7.02	Hobby Lobby - Pearland (Pearland), TX										10/2/2019	7/31/2019	N/A
Property		7.03	Walgreens - New Berlin (Moorland), WI										10/18/2019	9/27/2019	N/A
Property		7.04	Walgreens - Flourtown (Bethlehem), PA										10/17/2019	9/26/2019	N/A
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI										10/7/2019	10/2/2019	N/A
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA										10/16/2019	10/7/2019	N/A
Property		7.07	Tractor Supply - Canton (Cherokee), GA										10/16/2019	9/27/2019	N/A
Property		7.08	Walgreens - Sheboygan (14th), WI										10/3/2019	9/26/2019	N/A
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA										10/2/2019	9/27/2019	N/A
Property		7.10	Tractor Supply - Hammond (Highway 190), LA										10/16/2019	9/25/2019	N/A
Property		7.11	Tractor Supply - Canton (Michigan), MI										10/1/2019	10/3/2019	N/A
Property		7.12	Walgreens - Waukesha (Moreland), WI										10/17/2019	9/30/2019	N/A
Property		7.13	AutoZone - Chicago (Cicero), IL										10/1/2019	8/16/2019	N/A
Property		7.14	Dollar General - Mandeville (LA-59), LA										10/2/2019	9/18/2019	N/A
Property		7.15	Dollar General - Stockbrige (Fairview), GA										10/8/2019	10/2/2019	N/A
Property		7.16	Dollar General - Copperas Cove (1st Street), TX										10/2/2019	9/27/2019	N/A
Property		7.17	Dollar General - Lafayette (Ambassador), LA										10/2/2019	9/19/2019	N/A
Property		7.18	Dollar General - Baton Rouge (Florida), LA										10/2/2019	9/19/2019	N/A
Property		7.19	Dollar General - Altoona (Temple), PA										10/1/2019	9/18/2019	N/A
Property		7.20	Dollar General - San Angelo (South Bell), TX										9/30/2019	9/19/2019	N/A
Property		7.21	Dollar General - Baton Rouge (Harrells), LA										10/4/2019	9/18/2019	N/A
Loan		8	1000 South Broadway Apartments	$0	$218,502	$36,417	$0	$0	$0	$0	$0	N/A	10/15/2019	9/4/2019	N/A
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio	$0	$502,532	$41,878	$0	$0	$82,283	$0	$0	N/A
Property		9.01	Countryside Village Apartments										10/8/2019	7/17/2019	N/A
Property		9.02	93 Twenty Apartments										10/2/2019	7/17/2019	N/A
Property		9.03	Charleston Crossing Apartments										10/2/2019	7/17/2019	N/A
Property		9.04	Ridge Park Apartments										10/2/2019	7/17/2019	N/A
Property		9.05	Inverness Apartments										10/2/2019	7/17/2019	N/A
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio	$0	$116,223	$58,112	$0	$0	$69,384	$3,400,000	$0	J-51 Exemption Funds
Property		10.01	1460 Macombs Road										10/8/2019	8/26/2019	N/A
Property		10.02	984 Sheridan Avenue										10/8/2019	8/26/2019	N/A
Property		10.03	901 Walton Avenue										10/8/2019	8/26/2019	N/A
Property		10.04	2 Minerva Place										10/8/2019	8/26/2019	N/A
Property		10.05	4040 Bronx Boulevard										10/22/2019	9/20/2019	N/A
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio	$0	$497,520	$46,135	$0	$0	$0	$0	$0	N/A
Property		11.01	Stockbridge, GA										8/15/2019	8/9/2019	N/A
Property		11.02	Lithonia, GA										8/15/2019	8/6/2019	N/A
Property		11.03	Atlanta, GA										8/14/2019	8/8/2019	N/A
Property		11.04	Stone Mountain, GA										8/15/2019	8/6/2019	N/A
Property		11.05	Decatur, GA										8/14/2019	8/6/2019	N/A
Property		11.06	Lithia Springs, GA										8/26/2019	8/12/2019	N/A
Property		11.07	Roswell, GA										8/15/2019	8/9/2019	N/A
Property		11.08	Norcross, GA										8/26/2019	8/6/2019	N/A
Loan		12	Mosby Ingleside	$0	$577,280	$57,728	$88,478	$10,798	$0	$0	$0	N/A	9/17/2019	8/29/2019	N/A
Loan	5, 6	13	Sacramento Office Portfolio	$2,500,000	$179,605	$59,868	$0	$0	$51,375	$1,977,893	$0	Existing Tenant Improvements; Existing Leasing Commissions; Free Rent Reserve
Property		13.01	Royal Oaks Campus										9/27/2019	9/20/2019	N/A
Property		13.02	Lennane Campus										9/30/2019	9/20/2019	N/A
Property		13.03	West Sacramento Campus										9/27/2019	9/20/2019	N/A
Loan		14	Plaza Pacoima	$407,486	$0	$0	$0	$0	$0	$41,862	$0	Unfunded Obligations Reserve	7/6/2019	8/2/2019	N/A
Loan	15	15	El Mercado Shopping Center	$474,881	$167,891	$41,973	$0	$0	$0	$0	$0	N/A	10/10/2019	9/25/2019	N/A
Loan		16	Riverview Shopping Center	$250,000	$26,421	$26,421	$16,662	$2,380	$0	$0	$0	N/A	9/20/2019	9/18/2019	N/A
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio	$10,000,000	$1,111,745	$275,628	$0	$0	$0	$954,138	$0	Existing TI/LC Reserve; Rent Concession Reserve
Property		17.01	Lakeline Plaza										9/5/2019	7/29/2019	N/A
Property		17.02	Forest Plaza										8/27/2019	7/29/2019	N/A
Property		17.03	White Oaks Plaza										8/27/2019	7/29/2019	N/A
Property		17.04	Muncie Towne Plaza										8/26/2019	7/29/2019	N/A
Property		17.05	Lakeline Village										9/5/2019	8/2/2019	N/A
Loan		18	Woodland Falls	$2,000,000	$63,700	$63,700	$0	$0	$0	$1,006,550	$0	PNC TI Reserve	9/16/2019	9/5/2019	N/A
Loan		19	The Shops at Stony Creek	$460,000	$63,408	$21,136	$21,105	$1,919	$0	$161,916	$0	Rent Concession Reserve; Existing TI/LC Reserve	9/11/2019	6/11/2019	N/A
Loan	16	20	Embassy Suites Richmond	$0	$122,636	$20,439	$0	$0	$24,904	$0	$0	N/A	6/11/2019	5/16/2019	N/A
Loan		21	Holiday Inn - Charlotte Airport	$0	$21,646	$14,296	$4,273	$4,273	$0	$0	$0	N/A	8/22/2019	8/19/2019	N/A
Loan		22	Cypress Pointe	$350,000	$0	$42,711	$0	$0	$6,875	$94,900	$0	Five Below Reserve	10/10/2019	9/25/2019	N/A
Loan		23	American Airlines	$0	$56,743	$18,914	$3,398	$1,701	$0	$0	$0	N/A	10/10/2019	9/9/2019	N/A
Loan	12	24	950 Iron Point Road	$0	$27,176	$13,588	$2,395	$2,395	$21,500	$2,172,088	$0	Landlord Obligation Reserve	9/27/2019	9/4/2019	N/A
Loan		25	Cedar Village MHC	$0	$14,600	$7,300	$0	$0	$0	$0	$0	N/A	9/16/2019	9/12/2019	N/A
Loan		26	Arabian Gardens MHC	$0	$26,064	$13,032	$0	$0	$0	$0	$0	N/A	10/1/2019	9/12/2019	N/A
Loan	6	27	1 Plaza La Prensa & Sena Plaza	$0	$12,566	$12,566	$0	$0	$0	$56,250	$0	Sena Plaza Roof Reserve
Property		27.01	1 Plaza La Prensa										9/3/2019	10/9/2019	N/A
Property		27.02	Sena Plaza										10/17/2019	10/9/2019	N/A
Loan		28	Home2 Suites - Grovetown	$0	$0	$7,107	$0	$0	$0	$0	$0	N/A	10/10/2019	9/24/2019	N/A
Loan		29	2700 Patriot Boulevard	$1,000,000	$201,620	$67,207	$0	$0	$0	$226,829	$0	Oustanding Free Rent; Oustanding Tenant Improvements	9/18/2019	8/16/2019	N/A
Loan		30	82-17 153rd Avenue Retail	$100,000	$292,067	$58,413	$86,186	$7,835	$0	$0	$0	N/A	9/17/2019	9/30/2019	N/A
Loan		31	Bloom 24 Apartments	$0	$10,246	$5,123	$3,459	$3,459	$19,000	$0	$0	N/A	9/20/2019	9/20/2019	N/A
Loan		32	The Quin	$0	$38,561	$2,754	$0	$0	$0	$10,000	$0	Environmental Reserve	10/17/2019	10/14/2019	N/A
Loan		33	Save Mart Center	$140,364	$52,002	$8,667	$1,640	$1,636	$0	$24,450	$0	Upfront Reserve	8/5/2019	7/24/2019	N/A
Loan		34	Plaza de Cicero	$255,000	$0	$0	$0	$0	$0	$70,000	$0	Existing TI/LC Reserve	10/2/2019	9/20/2019	N/A
Loan		35	Oxnard Port Place Shoppes	$126,037	$31,284	$6,257	$0	$0	$0	$188,151	$0	Pacific Dental Existing TI/LC Reserve; Pacific Dental Lease Reserve; USA Nails & Spa Existing TI/LC Reserve; Phenix Salon Lease Reserve	10/11/2019	9/24/2019	N/A
Loan		36	Meadow Ridge Apartments	$0	$51,915	$10,383	$35,208	$2,934	$0	$0	$0	N/A	10/10/2019	9/24/2019	N/A
Loan		37	StoreRight Self Storage – Vero Beach	$0	$51,300	$4,275	$0	$0	$0	$0	$0	N/A	9/30/2019	9/6/2019	N/A
Loan		38	1609 Alton Road	$0	$125,941	$10,495	$3,040	$3,040	$0	$125,000	$0	AHF Pharmacy Outstanding TI/LC	10/21/2019	10/1/2019	N/A
Loan	12	39	Hampton Inn - Sanford	$0	$0	$4,613	$21,299	$2,130	$0	$350,290	$0	PIP Reserve	8/19/2019	7/26/2019	N/A
Loan		40	LA Fitness Cedar Park	$0	$0	$17,000	$2,834	$1,417	$0	$54,542	$0	Free Rent Reserve	9/24/2019	9/30/2019	N/A
Loan		41	Westport Bakersfield Self Storage	$0	$7,000	$2,333	$0	$0	$0	$0	$0	N/A	10/11/2019	9/9/2019	N/A
Loan		42	50 Catoctin Circle	$0	$0	$0	$0	$0	$0	$0	$0	N/A	9/23/2019	8/13/2019	N/A
Loan	17	43	Brookfield Junction Apartments	$0	$47,945	$9,589	$16,080	$1,340	$0	$0	$0	N/A	10/10/2019	10/2/2019	N/A
Loan		44	Super Storage	$0	$5,574	$2,787	$0	$0	$0	$0	$0	N/A	9/11/2019	N/A	N/A
Loan		45	Walgreens West Valley UT	$0	$0	$0	$0	$0	$9,375	$0	$0	N/A	9/20/2019	9/10/2019	N/A
Loan	6, 7	46	City Storage	$0	$1,685	$1,685	$6,621	$1,453	$0	$0	$0	N/A
Property		46.01	City Storage - North										10/24/2019	9/12/2019	N/A
Property		46.02	City Storage - South										9/24/2019	9/12/2019	N/A
Loan		47	Bank of America Jackson Heights	$0	$107,670	$17,945	$1,988	$1,988	$1,375	$9,300	$0	Payment Reserve	9/24/2019	10/1/2019	N/A

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Coop - Committed Secondary Debt	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/ Investor Carry
Loan	5, 9	1	Century Plaza Towers	10/11/2019	10/11/2019	Yes - 4	18.0%	$795,000,000		$300,000,000	52.1%	3.07x	10.1%
Loan	5, 7	2	Jackson Park	9/11/2019	N/A	No	N/A	$450,000,000		$450,000,000	62.5%	2.15x	7.1%
Loan	5, 12, 13	3	Park Tower at Transbay	6/10/2019	6/10/2019	Yes - 4	12.0%	$450,000,000			49.1%	2.93x	10.2%
Loan	5, 6, 7	4	ILPT Industrial Portfolio					$139,400,000		$135,600,000	64.0%	2.47x	9.1%
Property		4.01	1800 Union Airpark Boulevard	7/23/2019	N/A	No	N/A
Property		4.02	4237-4255 Anson Boulevard	7/23/2019	N/A	No	N/A
Property		4.03	5000 Commerce Way	7/26/2019	N/A	No	N/A
Property		4.04	5142 & 5148 North Hanley Road	7/23/2019	N/A	No	N/A
Property		4.05	945 Monument Drive	7/23/2019	N/A	No	N/A
Property		4.06	2801 Airwest Boulevard	7/23/2019	N/A	No	N/A
Property		4.07	20 Logistics Boulevard	7/23/2019	N/A	No	N/A
Property		4.08	5500 Southeast Delaware Avenue	7/30/2019	N/A	No	N/A
Property		4.09	2150 Stanley Road	7/23/2019	N/A	No	N/A
Property		4.10	16101 Queens Court	7/23/2019	N/A	No	N/A
Property		4.11	5 Logistics Drive	7/23/2019	N/A	No	N/A
Loan	5, 7	5	360 North Crescent Drive	9/10/2019	9/20/2019	Yes - 4	19.0%	$55,000,000			52.2%	2.31x	8.3%
Loan	8, 10	6	Norwalk Government Center	3/7/2019	3/7/2019	Yes - 4	14.0%
Loan	6	7	ExchangeRight Net Leased Portfolio #30
Property		7.01	Giant Eagle - Homestead (Waterfront), PA	9/30/2019	N/A	No	N/A
Property		7.02	Hobby Lobby - Pearland (Pearland), TX	7/31/2019	N/A	No	N/A
Property		7.03	Walgreens - New Berlin (Moorland), WI	9/25/2019	N/A	No	N/A
Property		7.04	Walgreens - Flourtown (Bethlehem), PA	9/26/2019	N/A	No	N/A
Property		7.05	Walgreens - Ypsilianti (Washetenaw), MI	10/2/2019	N/A	No	N/A
Property		7.06	Fresenius Medical Care - Marrero (Westbank), LA	10/7/2019	N/A	No	N/A
Property		7.07	Tractor Supply - Canton (Cherokee), GA	9/26/2019	N/A	No	N/A
Property		7.08	Walgreens - Sheboygan (14th), WI	9/27/2019	N/A	No	N/A
Property		7.09	Tractor Supply - Brunswick (New Jesup), GA	9/25/2019	N/A	No	N/A
Property		7.10	Tractor Supply - Hammond (Highway 190), LA	9/25/2019	N/A	No	N/A
Property		7.11	Tractor Supply - Canton (Michigan), MI	10/2/2019	N/A	No	N/A
Property		7.12	Walgreens - Waukesha (Moreland), WI	9/30/2019	N/A	No	N/A
Property		7.13	AutoZone - Chicago (Cicero), IL	8/14/2019	N/A	No	N/A
Property		7.14	Dollar General - Mandeville (LA-59), LA	9/18/2019	N/A	No	N/A
Property		7.15	Dollar General - Stockbrige (Fairview), GA	10/2/2019	N/A	No	N/A
Property		7.16	Dollar General - Copperas Cove (1st Street), TX	9/26/2019	N/A	No	N/A
Property		7.17	Dollar General - Lafayette (Ambassador), LA	9/18/2019	N/A	No	N/A
Property		7.18	Dollar General - Baton Rouge (Florida), LA	9/18/2019	N/A	No	N/A
Property		7.19	Dollar General - Altoona (Temple), PA	9/17/2019	N/A	No	N/A
Property		7.20	Dollar General - San Angelo (South Bell), TX	9/19/2019	N/A	No	N/A
Property		7.21	Dollar General - Baton Rouge (Harrells), LA	9/18/2019	N/A	No	N/A
Loan		8	1000 South Broadway Apartments	9/3/2019	N/A	No	N/A
Loan	6, 7, 11	9	Oklahoma Multifamily Portfolio
Property		9.01	Countryside Village Apartments	7/17/2019	N/A	No	N/A
Property		9.02	93 Twenty Apartments	7/17/2019	N/A	No	N/A
Property		9.03	Charleston Crossing Apartments	7/17/2019	N/A	No	N/A
Property		9.04	Ridge Park Apartments	7/17/2019	N/A	No	N/A
Property		9.05	Inverness Apartments	7/17/2019	N/A	No	N/A
Loan	6, 7, 12, 14	10	FTERE Bronx Multifamily Portfolio
Property		10.01	1460 Macombs Road	8/26/2019	N/A	No	N/A
Property		10.02	984 Sheridan Avenue	8/26/2019	N/A	No	N/A
Property		10.03	901 Walton Avenue	8/26/2019	N/A	No	N/A
Property		10.04	2 Minerva Place	8/26/2019	N/A	No	N/A
Property		10.05	4040 Bronx Boulevard	9/20/2019	N/A	No	N/A
Loan	6, 7, 12	11	Metro 8 Self Storage Portfolio
Property		11.01	Stockbridge, GA	8/12/2019	N/A	No	N/A
Property		11.02	Lithonia, GA	8/12/2019	N/A	No	N/A
Property		11.03	Atlanta, GA	8/12/2019	N/A	No	N/A
Property		11.04	Stone Mountain, GA	8/12/2019	N/A	No	N/A
Property		11.05	Decatur, GA	8/12/2019	N/A	No	N/A
Property		11.06	Lithia Springs, GA	8/12/2019	N/A	No	N/A
Property		11.07	Roswell, GA	8/12/2019	N/A	No	N/A
Property		11.08	Norcross, GA	8/13/2019	N/A	No	N/A
Loan		12	Mosby Ingleside	8/29/2019	N/A	No	N/A
Loan	5, 6	13	Sacramento Office Portfolio					$14,400,000			67.1%	2.98x	11.2%
Property		13.01	Royal Oaks Campus	9/24/2019	9/20/2019	Yes - 3	9.0%
Property		13.02	Lennane Campus	9/24/2019	9/20/2019	Yes - 3	9.0%
Property		13.03	West Sacramento Campus	9/24/2019	9/20/2019	Yes - 3	9.0%
Loan		14	Plaza Pacoima	5/29/2019	6/13/2019	Yes - 4	12.0%			$4,735,000	70.0%	1.75x	8.6%
Loan	15	15	El Mercado Shopping Center	9/25/2019	9/25/2019	Yes - 4	19.0%
Loan		16	Riverview Shopping Center	9/17/2019	9/17/2019	Yes - 4	12.0%
Loan	5, 6, 7, 8	17	National Anchored Retail Portfolio					$92,000,000			62.8%	2.96x	11.6%
Property		17.01	Lakeline Plaza	7/29/2019	N/A	No	N/A
Property		17.02	Forest Plaza	7/29/2019	N/A	No	N/A
Property		17.03	White Oaks Plaza	7/29/2019	N/A	No	N/A
Property		17.04	Muncie Towne Plaza	7/29/2019	N/A	No	N/A
Property		17.05	Lakeline Village	8/2/2019	N/A	No	N/A
Loan		18	Woodland Falls	10/1/2019	N/A	No	N/A
Loan		19	The Shops at Stony Creek	6/11/2019	N/A	No	N/A
Loan	16	20	Embassy Suites Richmond	5/16/2019	N/A	No	N/A
Loan		21	Holiday Inn - Charlotte Airport	8/28/2019	N/A	No	N/A
Loan		22	Cypress Pointe	9/25/2019	N/A	No	N/A
Loan		23	American Airlines	9/9/2019	N/A	No	N/A
Loan	12	24	950 Iron Point Road	8/26/2019	8/26/2019	Yes - 3	5.0%
Loan		25	Cedar Village MHC	9/12/2019	9/12/2019	Yes - 4	14.0%
Loan		26	Arabian Gardens MHC	9/12/2019	9/12/2019	Yes - 4	15.0%
Loan	6	27	1 Plaza La Prensa & Sena Plaza
Property		27.01	1 Plaza La Prensa	8/12/2019	N/A	No	N/A
Property		27.02	Sena Plaza	10/9/2019	N/A	No	N/A
Loan		28	Home2 Suites - Grovetown	9/24/2019	N/A	No	N/A
Loan		29	2700 Patriot Boulevard	9/4/2019	N/A	No	N/A
Loan		30	82-17 153rd Avenue Retail	9/18/2019	N/A	No	N/A
Loan		31	Bloom 24 Apartments	9/20/2019	N/A	No	N/A
Loan		32	The Quin	10/4/2019	N/A	No	N/A
Loan		33	Save Mart Center	7/23/2019	7/23/2019	Yes - 4	8.0%
Loan		34	Plaza de Cicero	9/20/2019	N/A	No	N/A
Loan		35	Oxnard Port Place Shoppes	9/24/2019	9/24/2019	Yes - 4	17.0%
Loan		36	Meadow Ridge Apartments	9/24/2019	N/A	No	N/A
Loan		37	StoreRight Self Storage – Vero Beach	9/6/2019	N/A	No	N/A
Loan		38	1609 Alton Road	10/1/2019	N/A	No	N/A
Loan	12	39	Hampton Inn - Sanford	7/26/2019	N/A	No	N/A
Loan		40	LA Fitness Cedar Park	9/30/2019	N/A	No	N/A
Loan		41	Westport Bakersfield Self Storage	9/9/2019	9/16/2019	Yes - 4	6.0%
Loan		42	50 Catoctin Circle	9/12/2019	N/A	No	N/A
Loan	17	43	Brookfield Junction Apartments	9/24/2019	N/A	No	N/A
Loan		44	Super Storage	9/4/2019	9/4/2019	Yes - 4	10.0%
Loan		45	Walgreens West Valley UT	9/10/2019	9/6/2019	Yes - 3	6.0%
Loan	6, 7	46	City Storage
Property		46.01	City Storage - North	9/12/2019	N/A	No	N/A
Property		46.02	City Storage - South	9/12/2019	N/A	No	N/A
Loan		47	Bank of America Jackson Heights	10/1/2019	N/A	No	N/A

A-1-11

BANK 2019-BNK23
Footnotes to Annex A-1

(1)	MSBNA—Morgan Stanley Bank, N.A.; BANA—Bank of America, National Association; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; WFB—Wells Fargo Bank, National Association.

(2)	Certain tenants may not be in occupancy or may be in free rent periods. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this preliminary prospectus for information regarding the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans which are not in occupancy or are in free rent periods.

(3)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(4)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(5)	Each of the Century Plaza Towers Mortgage Loan (Mortgage Loan No. 1), the Jackson Park Mortgage Loan (Mortgage Loan No. 2), the Park Tower at Transbay Mortgage Loan (Mortgage Loan No. 3), the ILPT Industrial Portfolio Mortgage Loan (Mortgage Loan No. 4), the 360 North Crescent Drive Mortgage Loan (Mortgage Loan No. 5), the Sacramento Office Portfolio Mortgage Loan (Mortgage Loan No. 13), and the National Anchored Retail Portfolio Mortgage Loan (Mortgage Loan No. 17) is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans,” “—The Non-Serviced Pari Passu Whole Loans,” and “Pooling and Servicing Agreement”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans,” as applicable, in this preliminary prospectus.

(6)	With respect to Mortgage Loan No. 4, ILPT Industrial Portfolio, Mortgage Loan No. 7, ExchangeRight Net Leased Portfolio #30, Mortgage Loan No. 9, Oklahoma Multifamily Portfolio, Mortgage Loan No. 10, FTERE Bronx Multifamily Portfolio, Mortgage Loan No. 11, Metro 8 Self Storage Portfolio, Mortgage Loan No. 13, Sacramento Office Portfolio, Mortgage Loan No. 17, National Anchored Retail Portfolio, Mortgage Loan No. 27, 1 Plaza La Prensa & Sena Plaza, and Mortgage Loan No. 46, City Storage, each such Mortgage Loan is secured by multiple properties. For purposes of the statistical information set forth in this preliminary prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Units/Rooms/Pads calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each Mortgaged Property based on the respective Appraised Values and/or UW NCF, among other methods.

(7)	With respect to Mortgage Loan No. 2, Jackson Park, Mortgage Loan No. 4, ILPT Industrial Portfolio, Mortgage Loan No. 5, 360 North Crescent Drive, Mortgage Loan No. 9, Oklahoma Multifamily Portfolio, Mortgage Loan No. 10, FTERE Bronx Multifamily Portfolio, Mortgage Loan No. 11, Metro 8 Self Storage Portfolio, Mortgage Loan No. 17, National Anchored Retail Portfolio, and Mortgage Loan No. 46, City Storage, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or prepayment of the related Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Releases; Partial Releases; Property Additions” in this preliminary prospectus.

(8)	With respect to Mortgage Loan No. 6, Norwalk Government Center and Mortgage Loan No. 17, National Anchored Retail Portfolio, the related loan documents permit one or more outparcel or other releases without prepayment or defeasance. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases; Property Additions” in this preliminary prospectus.

(9)	With respect to Mortgage Loan No. 1, Century Plaza Towers, the mortgage loan documents allow for a full prepayment, or a partial prepayment in connection with the release of certain development rights, at any time throughout the mortgage loan term, subject to yield maintenance, if prior to open period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Releases; Partial Releases; Property Additions” in this preliminary prospectus.

A-1-12

(10)	With respect to Mortgage Loan No. 6, Norwalk Government Center, the monthly capital expenditures reserve deposit will decrease to $7,524 upon completion of elevator modernization as outlined in the loan agreement.

(11)	With respect to Mortgage Loan No 9, Oklahoma Multifamily Portfolio, the related loan documents provide for defeasance in whole of the Mortgage Loan, but also permit partial prepayment with (if prior to the open period) yield maintenance, in connection with a partial release.

(12)	With respect to Mortgage Loan No. 3, Park Tower at Transbay, Appraised Value represents a “Prospective Market Value At Stabilization” as of October 1, 2019, which assumes that the sole tenant, Facebook, Inc., has commenced rent payments (which began in August 2019) and that all remaining construction project costs due by September 30, 2019 have been incurred (110% of the cost of which has been reserved by the lender). The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the As-Is” value of $959,000,000 are 57.4% and 57.4%, respectively.

With respect to Mortgage Loan No. 10, FTERE Bronx Multifamily Portfolio, the Appraised Value of the 1460 Macombs Road Mortgaged Property includes $3,400,000 attributable to a J-51 tax exemption that has been applied for but not approved, the Appraised Value of the 901 Walton Avenue Mortgaged Property includes $800,000 attributable to material capital improvement (“MCI”) rent increases that have been applied for but not approved, and the Appraised Value of the 4040 Bronx Boulevard Mortgaged Property includes $450,000 attributable to a J-51 tax abatement, $850,000 attributable to a J-51 tax exemption and $2,200,000 attributable to MCI rent increases, all of which have been applied for but not approved.

With respect to Mortgage Loan No. 11, Metro 8 Self Storage Portfolio, the Appraised Value is based on a portfolio “as-is” appraised value of $77,000,000, which is predicated on the assumption that the entire property portfolio is marketed to a single purchaser and reflects a 13.2% premium to the aggregate appraised value of the individual Mortgaged Properties. The related Mortgaged Properties had an aggregate “as-is” appraised value of $68,000,000, which would equate to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 58.3% and 58.3%, respectively.

With respect to Mortgage Loan No. 24, 950 Iron Point Road, Appraised Value represents a “Prospective Market Value Upon Stabilization” as of March 1, 2020, which assumes that the second largest tenant, Mountain F Enterprises (14.6% of NRA), and the fifth largest tenant, Mountain G Enterprises (13.3% of NRA), have completed the build out of their space and are making full rent payments. At closing, the borrower reserved $748,650 for tenant improvements for Mountain F Enterprises and $681,050 for tenant improvements for Mountain G Enterprises, which represents 100% of their outstanding tenant improvements. Both tenants have commenced their buildout and commenced paying full rent for their spaces. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the As-Is value of $23,700,000 are 64.0% and 50.2%, respectively.

With respect to Mortgage Loan No. 39, Hampton Inn - Sanford, Appraised Value represents a “When Complete” value as of August 1, 2020. The borrower is currently completing a $1,210,850 PIP, of which $906,250 has been completed and $304,600 is remaining. At closing, the borrower reserved $350,290, which represents 115% of the remaining amount required. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio assuming the as-is value of $9,000,000 are 66.6% and 53.1% respectively.

(13)	With respect to Mortgage Loan No. 3, Park Tower at Transbay, the mortgage loan is structured with an Anticipated Repayment Date (“ARD”) and will be interest-only prior to the ARD. From and after the ARD, the Park Tower at Transbay Whole Loan will accrue additional interest at a fixed rate of 2.50%, which will be deferred and due and payable on the Maturity Date (or earlier repayment in full of the Park Tower at Transbay Whole Loan). The ARD automatically triggers a cash sweep period whereby all excess cash flow is required to be used to pay down the principal balance of the Park Tower at Transbay Whole Loan in full and then repay the deferred additional accrued interest.

(14)	With respect to Mortgage Loan No. 10, FTERE Bronx Multifamily Portfolio, the Mortgage Loan was underwritten assuming the receipt of a J-51 tax exemption at the 1460 Macombs Road Mortgaged Property, the receipt of an MCI rent increase at the 901 Walton Mortgaged Property and the receipt of a J-51 tax exemption, a J-51 tax abatement and MCI rent increases at the 4040 Bronx Boulevard Mortgaged Property, all of which have been applied for but not approved. The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for a Holdback of $3,400,000 with respect to the pending J-51 tax exemption, J-51 tax abatement and MCI rent increase applications, as applicable for the 1460 Macombs Road ($900,000 holdback), 901 Walton Avenue ($450,000 holdback) and 4040 Bronx Boulevard ($2,050,000 holdback) Mortgaged Properties. The funds allocable to each such Mortgaged Property are required to be disbursed to the related borrower upon satisfaction of certain conditions which include the approval of the applicable exemption, abatement or MCI rent increase and

A-1-13

the lender has determined in its sole reasonable discretion that the underwritten net operating income divided by the outstanding principal balance of the FTERE Bronx Multifamily Portfolio Mortgage Loan after giving effect to the disbursement is equal to or greater than 7.70%. If the Holdback has not been fully released by November 5, 2020, the lender has the right to apply the unreleased amounts of the Holdback to pay down the Mortgage Loan, accompanied by a 3.00% prepayment premium to be paid by the borrower. Assuming the full Holdback balance is applied to the full loan amount of $50,400,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield would be 63.0%, 63.0%, 2.19x, 2.14x, 8.4% and 8.2%, respectively.

(15)	With respect to Mortgage Loan No. 15, El Mercado Shopping Center, the largest tenant, Marina Grocery, is an affiliate of the El Mercado Shopping Center borrower.

(16)	With respect to Mortgage Loan No. 20, Embassy Suites Richmond, FF&E reserves are waived so long as the DSCR is at least 1.75x on an interest-only basis and the franchise quality assurance score for condition (only) is not being reported as “unacceptable”.

(17)	With respect to Mortgage Loan No. 43, Brookfield Junction Apartments, 19.2% of underwritten rent is related to three retail tenants occupying 9,181 square feet. The Units/SF includes the retail tenant space.

A.	“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) one percent (1%) of the unpaid principal balance of the Note as of the Repayment Date calculated as if the Maturity Date were the date on which the Open Period commences. “Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Open Prepayment Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date. “Open Prepayment Date” shall mean July 9, 2029. “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the lesser of (i) the Treasury Rate and (ii) the Swap Rate, each when compounded semi-annually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Prepayment Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.) “Swap Rate” shall mean the yield calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities (one longer and one shorter) most nearly approximating the Stated Maturity Date (in the event Reuters Capital Markets screen 19901 is no longer available, Lender shall select a comparable publication to determine such yield).

B.	“Yield Maintenance” shall mean an amount equal to the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Open Prepayment Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the date of prepayment, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Open Prepayment Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Business Day on which the prepayment is paid to Lender, or if after 2:00 P.M., Charlotte, North Carolina time, then the next Business Day. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

C.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) one percent (1.0%) of the outstanding principal amount of the Loan or (b) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Open Prepayment Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Note(s) being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (i) the Interest Rate applicable to such Note(s) being prepaid and (ii) the Yield Maintenance

A-1-14

Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

D.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Notes assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

2.4.3 Prepayments Prior to Permitted Prepayment Date. If prior to the Permitted Prepayment Date, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in is sole and absolute discretion.

E.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 0.5% of the amount of principal of the Loan prepaid on the applicable date; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the Applicable Y/M Calculation Date through the Prepayment Release Date determined by discounting such payment at the Discount Rate plus fifty basis points. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only (or portion thereof) which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Prepayment Release Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise pursuant to this paragraph. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded semi-annually, is equivalent to the Yield Maintenance Treasury Rate.

“Applicable Y/M Calculation Date” means (a) following a Securitization, the first day of the next full Interest Period that commences after the date of such prepayment and (b) prior to a Securitization, the date on which such prepayment is made.

A-1-15

F.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Open Prepayment Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the date of prepayment, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Open Prepayment Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

G.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) an amount equal to the Applicable Percentage of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date (assuming the outstanding principal balance of the Loan is due on the Maturity Date), from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

A-1-16

Annex A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Appendix II
Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Wells Fargo Bank, National Association	15	$364,878,601	28.4%	3.6551%	119	2.19x	8.9%	60.5%	57.3%
Bank of America, National Association	14	$358,938,813	27.9%	3.5187%	118	2.56x	10.5%	58.5%	55.4%
Morgan Stanley Mortgage Capital Holdings LLC	15	$283,205,000	22.0%	3.8816%	119	2.10x	9.9%	65.6%	62.9%
Morgan Stanley Mortgage Capital Holdings LLC/Wells Fargo Bank, National Association	1	$105,000,000	8.2%	3.0045%	119	4.09x	13.5%	39.1%	39.1%
Bank of America, National Association; Wells Fargo Bank, National Association	1	$100,000,000	7.8%	3.2500%	118	3.92x	13.0%	34.4%	34.4%
Morgan Stanley Mortgage Capital Holdings LLC; Bank of America, National Association	1	$75,000,000	5.8%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
3,000,000 - 10,000,000	15	$88,731,768	6.9%	3.8471%	119	2.27x	10.6%	62.9%	58.0%
10,000,001 - 20,000,000	11	$149,456,947	11.6%	3.7410%	119	1.94x	10.2%	65.1%	56.9%
20,000,001 - 30,000,000	7	$169,125,899	13.1%	3.6824%	119	2.35x	11.4%	61.9%	55.6%
30,000,001 - 40,000,000	4	$141,850,000	11.0%	3.4625%	118	2.73x	9.9%	61.4%	61.4%
40,000,001 - 60,000,000	3	$156,615,000	12.2%	3.8521%	120	1.83x	8.2%	66.7%	64.6%
60,000,001 - 70,000,000	2	$127,642,800	9.9%	3.7551%	119	2.27x	8.9%	62.6%	62.6%
70,000,001 - 80,000,000	2	$148,600,000	11.5%	3.0479%	119	3.69x	11.6%	45.6%	45.6%
80,000,001 - 105,000,000	3	$305,000,000	23.7%	3.2311%	118	3.65x	12.3%	40.8%	40.8%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: $3,000,000
Maximum: $105,000,000
Average: $27,383,456

A-2-1

Appendix II
Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
California	17	$537,134,290	41.7%	3.4372%	118	2.79x	10.3%	53.8%	52.9%
New York	8	$164,731,836	12.8%	3.4319%	119	3.24x	11.5%	45.1%	44.5%
Georgia	12	$59,912,049	4.7%	3.4264%	118	2.85x	10.8%	56.6%	53.7%
Colorado	1	$54,500,000	4.2%	3.5980%	119	1.94x	7.2%	60.2%	60.2%
Oklahoma	5	$51,715,000	4.0%	4.1900%	120	1.55x	9.6%	72.7%	66.4%
North Carolina	5	$45,571,045	3.5%	3.9927%	118	1.77x	11.5%	66.6%	52.0%
Texas	7	$41,592,995	3.2%	3.7905%	119	2.28x	10.5%	63.9%	61.2%
Virginia	3	$36,671,673	2.8%	3.4295%	120	3.99x	15.1%	47.6%	47.6%
South Carolina	1	$36,000,000	2.8%	3.8250%	118	1.95x	7.7%	67.3%	67.3%
Illinois	5	$34,747,732	2.7%	3.6662%	119	2.46x	12.4%	67.0%	61.7%
Wisconsin	6	$34,677,800	2.7%	3.8770%	119	2.13x	9.3%	64.1%	62.2%
Michigan	3	$29,865,821	2.3%	3.9005%	119	1.67x	8.9%	71.1%	59.4%
Indiana	5	$29,320,087	2.3%	2.7314%	119	4.89x	14.6%	41.0%	41.0%
New Jersey	1	$24,750,000	1.9%	3.4500%	120	1.89x	11.5%	73.4%	62.8%
Pennsylvania	4	$18,705,797	1.5%	3.5063%	119	2.85x	10.2%	58.2%	58.2%
New Mexico	2	$13,936,754	1.1%	4.1730%	119	1.48x	9.6%	67.3%	54.0%
Ohio	1	$12,957,038	1.0%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Florida	2	$12,807,318	1.0%	4.1258%	119	1.75x	9.0%	66.8%	59.9%
Arizona	1	$11,150,000	0.9%	3.3610%	119	2.37x	8.3%	63.7%	63.7%
Louisiana	6	$10,329,200	0.8%	3.6580%	119	2.46x	9.4%	61.6%	61.6%
Missouri	1	$8,459,781	0.7%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Kentucky	1	$5,635,283	0.4%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Iowa	1	$4,456,124	0.3%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Maryland	1	$4,044,790	0.3%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Utah	1	$3,350,000	0.3%	3.8000%	119	2.60x	10.1%	59.8%	59.8%
Total:	100	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

A-2-2

Appendix II
Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Office
Suburban	10	$249,047,223	19.4%	3.6253%	119	2.18x	9.6%	61.9%	58.2%
CBD	2	$205,000,000	15.9%	3.2218%	118	3.52x	11.9%	44.0%	44.0%
Medical	1	$3,596,000	0.3%	3.6580%	119	2.46x	9.4%	61.6%	61.6%
Subtotal:	13	$457,643,223	35.6%	3.4448%	118	2.79x	10.6%	53.9%	51.8%
Multifamily
Mid Rise	7	$115,300,000	9.0%	3.7310%	120	1.92x	7.6%	64.2%	63.7%
Garden	9	$111,865,000	8.7%	3.9465%	119	1.86x	8.9%	68.8%	65.9%
High Rise	1	$100,000,000	7.8%	3.2500%	118	3.92x	13.0%	34.4%	34.4%
Subtotal:	17	$327,165,000	25.4%	3.6577%	119	2.51x	9.7%	56.7%	55.5%
Retail
Anchored	13	$180,075,252	14.0%	3.6748%	119	2.24x	10.2%	61.6%	56.7%
Single Tenant	22	$64,096,800	5.0%	3.6697%	119	2.57x	9.9%	59.9%	59.9%
Unanchored	2	$15,102,813	1.2%	3.8809%	119	1.80x	10.8%	68.6%	56.6%
Free-Standing	1	$5,535,000	0.4%	3.7850%	119	2.67x	11.0%	50.8%	50.8%
Subtotal:	38	$264,809,864	20.6%	3.6876%	119	2.30x	10.2%	61.4%	57.4%
Industrial
Warehouse Distribution	11	$75,000,000	5.8%	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Flex	1	$6,278,027	0.5%	3.3630%	119	2.98x	11.2%	67.1%	67.1%
Subtotal:	12	$81,278,027	6.3%	2.7081%	119	4.89x	14.5%	41.4%	41.4%
Hospitality
Full Service	2	$42,909,577	3.3%	3.8000%	119	2.87x	14.2%	57.7%	51.1%
Limited Service	2	$18,503,404	1.4%	4.0216%	119	2.00x	12.7%	67.1%	53.5%
Subtotal:	4	$61,412,982	4.8%	3.8668%	119	2.61x	13.8%	60.5%	51.8%
Self Storage
Self Storage	13	$58,338,318	4.5%	3.4268%	118	2.85x	10.3%	55.7%	53.9%
Subtotal:	13	$58,338,318	4.5%	3.4268%	118	2.85x	10.3%	55.7%	53.9%
Manufactured Housing
Manufactured Housing	2	$30,125,000	2.3%	3.4090%	119	2.44x	8.5%	65.1%	65.1%
Subtotal:	2	$30,125,000	2.3%	3.4090%	119	2.44x	8.5%	65.1%	65.1%
Mixed Use
Retail/Office	1	$6,250,000	0.5%	4.0900%	120	1.87x	8.3%	65.1%	65.1%
Subtotal:	1	$6,250,000	0.5%	4.0900%	120	1.87x	8.3%	65.1%	65.1%

Total:	100	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

A-2-3

Appendix II
Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2.65326 - 3.24900	3	$219,650,000	17.1%	2.9181%	119	4.26x	13.4%	41.4%	41.4%
3.25000 - 3.49900	10	$411,206,836	32.0%	3.3781%	118	2.94x	10.7%	50.2%	49.3%
3.50000 - 3.99900	25	$530,132,989	41.2%	3.7411%	119	2.20x	9.6%	63.5%	60.7%
4.00000 - 4.26000	9	$126,032,589	9.8%	4.1427%	120	1.59x	9.9%	69.8%	60.1%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 2.65326%
Maximum: 4.2600%
Weighted Average: 3.52396%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
120	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 120 mos.
Maximum: 120 mos.
Weighted Average: 120 mos.

A-2-4

Appendix II
Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
116 - 119	37	$1,088,782,414	84.6%	3.4571%	118	2.86x	10.7%	54.0%	52.0%
120	10	$198,240,000	15.4%	3.8911%	120	2.05x	10.2%	67.2%	63.2%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 116 mos.
Maximum: 120 mos.
Weighted Average: 119 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	29	$995,698,800	77.4%	3.4129%	118	3.03x	10.7%	52.5%	52.5%
300	1	$15,470,113	1.2%	4.0600%	119	1.34x	9.4%	68.5%	49.7%
360	17	$275,853,501	21.4%	3.8948%	119	1.72x	10.5%	68.3%	58.4%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 300 mos.
Maximum: 360 mos.
Weighted Average: 357 mos.

A-2-5

Appendix II
Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	29	$995,698,800	77.4%	3.4129%	118	3.03x	10.7%	52.5%	52.5%
299	1	$15,470,113	1.2%	4.0600%	119	1.34x	9.4%	68.5%	49.7%
357 - 360	17	$275,853,501	21.4%	3.8948%	119	1.72x	10.5%	68.3%	58.4%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 299 mos.
Maximum: 360 mos.
Weighted Average: 356 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.34 - 1.60	7	$152,290,283	11.8%	4.0501%	119	1.48x	9.2%	70.2%	60.1%
1.61 - 1.80	4	$42,458,513	3.3%	3.8446%	119	1.68x	10.2%	66.0%	56.2%
1.81 - 2.00	8	$214,571,627	16.7%	3.7351%	119	1.95x	9.0%	66.4%	62.5%
2.01 - 2.20	3	$75,822,355	5.9%	3.8574%	119	2.11x	8.9%	63.1%	62.2%
2.21 - 2.40	5	$116,911,836	9.1%	3.4855%	118	2.33x	9.5%	55.4%	53.8%
2.41 - 5.05	20	$684,967,800	53.2%	3.2906%	118	3.46x	11.9%	48.4%	48.4%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 1.34x
Maximum: 5.05x
Weighted Average: 2.73x

A-2-6

Appendix II
Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
27.3 - 55.0	11	$560,366,836	43.5%	3.2130%	118	3.58x	12.1%	43.4%	43.2%
55.1 - 60.0	4	$27,172,195	2.1%	3.6346%	119	2.15x	10.6%	59.1%	51.9%
60.1 - 65.0	12	$316,884,155	24.6%	3.6753%	119	2.27x	9.1%	62.2%	61.4%
65.1 - 70.0	16	$273,365,812	21.2%	3.8081%	119	2.04x	9.7%	67.7%	62.6%
70.1 - 73.9	4	$109,233,416	8.5%	3.9415%	120	1.60x	9.8%	73.2%	63.3%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 27.3%
Maximum: 73.9%
Weighted Average: 56.1%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
27.3 - 40.0	5	$294,331,836	22.9%	3.0214%	119	4.22x	13.7%	37.6%	37.2%
40.1 - 50.0	6	$183,887,663	14.3%	3.5356%	117	2.79x	11.1%	51.3%	48.3%
50.1 - 55.0	6	$160,188,650	12.4%	3.5479%	118	2.40x	9.7%	55.8%	52.3%
55.1 - 60.0	8	$94,526,465	7.3%	3.8658%	119	1.74x	9.8%	67.9%	58.0%
60.1 - 65.0	15	$350,597,800	27.2%	3.6738%	119	2.25x	9.4%	63.7%	62.2%
65.1 - 67.6	7	$203,490,000	15.8%	3.8046%	119	2.09x	9.0%	68.5%	66.9%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 27.3%
Maximum: 67.6%
Weighted Average: 53.7%

A-2-7

Appendix II
Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	28	$895,698,800	69.6%	3.4087%	119	3.05x	10.7%	52.9%	52.9%
Partial Interest Only	8	$156,670,000	12.2%	3.9090%	120	1.69x	10.2%	70.2%	63.0%
Amortizing Balloon	10	$134,653,614	10.5%	3.8973%	118	1.72x	10.7%	66.2%	52.1%
Interest Only, ARD	1	$100,000,000	7.8%	3.4500%	116	2.93x	10.2%	49.1%	49.1%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
7.2 - 9.0	14	$403,024,416	31.3%	3.7010%	119	2.01x	8.2%	63.0%	61.2%
9.1 - 10.0	10	$205,421,985	16.0%	3.8764%	119	2.07x	9.6%	65.7%	61.3%
10.1 - 12.0	12	$305,886,195	23.8%	3.4613%	118	2.73x	10.7%	56.8%	54.6%
12.1 - 14.0	7	$260,859,818	20.3%	3.2734%	118	3.62x	13.2%	42.0%	39.6%
14.1 - 16.0	3	$108,830,000	8.5%	2.9731%	119	4.48x	14.9%	44.6%	43.9%
16.1 - 18.4	1	$3,000,000	0.2%	3.7500%	120	4.62x	18.4%	27.3%	27.3%
Total:	47	$1,287,022,414	100.0%	3.5240%	119	2.73x	10.6%	56.1%	53.7%

Minimum: 7.2%
Maximum: 18.4%
Weighted Average: 10.6%

A-2-8

Annex A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS OR GROUPS OF CROSS-
COLLATERALIZED MORTGAGE LOANS

A-3-1

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

A-3-2

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

A-3-3

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

A-3-4

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

Century Plaza Towers
2029 & 2049 Century Park East
Los Angeles, CA 90067
SANTA MONICA MTS.
Franklin Canyon Park
Coldwater Canyon Dr
Greystone Mansion
The Roxy Theatre
Whisky A Go Go
Benedict Canyon
Sunset Blvd
West Hollywood
The Beverly Hills Hotel
The Flats
Troubadour
Rodeo Dr
Beverly Dr
Santa Monica Blvd
Beverly Blvd
Google Beverly Hills
Beverly Hills City Hall
Burton Way
Doheny Dr
Beverly Hills
Los Angeles Country Club
Holmby Park
Rodeo Drive
DOWNTOWN BEVERLY HILLS
Downtown Los Angeles 9 miles
UCLA Anderson School of Management
University of California - Los Angeles
Fowler Museum at UCLA
Schoenberg Hall
Pauley Pavilion
UCLA Planetarium
Warner Ave
Wilshire Blvd
WILSHIRE/RODEO
The Beverly Hilton
METRO PURPLE LINE (Under Construction)
Ronald Reagan UCLA Med. Plaza
David Geffen School of Medicine at UCLA
Mildred E. Mathias Botanical Garden
Sterling International Towers
The Peninsula Beverly Hills
LOS ANGELES COUNTY
Le Conte Ave
W Los Angeles-Beverly Hills
Geffen Playhouse Theater
WESTWOOD VILLAGE
Century Park East
Hammer Museum
Kimpton Hotel Palomar LA-Beverly Hills
METRO (Under Construction)
BBC Studios Productions
Westfield Century City
Olympic Blvd
Roxbury Park
Olympic Square
Beverly Palm Plaza
WESTWOOD/UCLA
CENTURY CITY/CONSTELLATION
Consulate General of the Czech Republic
Westwood
Consulate General of France
Century Park West
Century City
Fox Plaza
Pico Blvd
Westwood Blvd
Westwood Park
InterContinental LA-Century City
Museum of Tolerance
Beverlywood
20th Century Fox Studios
LA Temple-The Church of Jesus Christ of Latter-Day Saints
Beverly Glen Blvd
Hillcrest Country Club
Overland Ave
405
2
LOS ANGELES
Cheviot Hills Sports Center
Motor Ave
Sepulveda Blvd
San Diego Fwy
Rancho Park GC
Beverwil Dr
Robertson Blvd
SAWTELLE JAPANTOWN
Westside Pavilion
Sawtelle
Castle Heights
West L.A.
WESTWOOD
Manning Ave
Cattaraugus Ave
METRO EXPO LINE
Castle Heights Ave
Santa Monica Fwy
10
National Blvd
Helms Bakery District
Gateway Blvd
PALMS
Culver City
LA Intl. Airport 7 miles
Burbank
Glendale
Pasadena
Arcadia
El Monte
LOS ANGELES
Alhambra
Santa Monica
E. Los Angeles
Monterey Park
Montebello
Pico Rivera
Florence
South Gate
Whittier
Inglewood
Lynwood
Downey
Santa Fe Springs
El Segundo
Hawthorne
Gardena
Compton
Paramount
Norwalk
Bellflower
Pacific Ocean
Redondo Beach
Torrance
Lakewood
Cerritos
Carson
LONG BEACH
Garden Grove
Huntington Beach
Rancho Palos Verdes

A-3-5

Mortgage Loan No. 1 – Century Plaza Towers

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):		MSMCH/WFB		Single Asset/Portfolio:	Single Asset
				Location:	Los Angeles, CA 90067
Original Balance(1):		$105,000,000		General Property Type:	Office
Cut-off Date Balance(1):		$105,000,000		Detailed Property Type:	CBD
% of Initial Pool Balance:		8.2%		Title Vesting:	Fee
Loan Purpose:		Refinance		Year Built/Renovated:	1975 / 2015
Borrower Sponsors:		SPF JVP LLC; Luminance		Size:	2,401,641 SF
		Acquisition Venture LLC		Cut-off Date Balance per SF(1):	$375
Guarantor(2):		N/A		Maturity Date Balance per SF(1):	$375
Mortgage Rate:		3.0045%		Property Manager:	CBRE, Inc.
Note Date:		10/21/2019
First Payment Date:		12/9/2019		Underwriting and Financial Information
Maturity Date:		11/9/2029		UW NOI:	$121,145,756
Original Term to Maturity:		120 months		UW NOI Debt Yield(1):	13.5%
Original Amortization Term:		0 months		UW NOI Debt Yield at Maturity(1):	13.5%
IO Period:		120 months		UW NCF DSCR(1):	4.09x
Seasoning:		1 month		Most Recent NOI:	$83,342,918 (9/30/2019 TTM)
Prepayment Provisions:		YM1 (25); DEF/YM1 (90); O (5)		2nd Most Recent NOI:	$89,024,555 (12/31/2018)
Lockbox/Cash Mgmt Status:		Hard/Springing		3rd Most Recent NOI:	$83,200,132 (12/31/2017)
Additional Debt Type(1)(3):		Pari Passu / Subordinate		Most Recent Occupancy:	92.9% (10/1/2019)
Additional Debt Balance(1)(3):		$795,000,000 / $300,000,000		2nd Most Recent Occupancy:	83.5% (12/31/2018)
Future Debt Permitted (Type)(4):		Yes (Mezzanine)		3rd Most Recent Occupancy:	84.6% (12/31/2017)
Reserves(5)				Appraised Value (as of):	$2,302,000,000 (9/24/2019)
Type	Initial	Monthly	Cap	Appraised Value per SF:	$959
RE Tax:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	39.1%
Insurance:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	39.1%
Outstanding TI/LC:	$71,223,945	$0	N/A
Free Rent Funds:	$29,545,735	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount(1):	$900,000,000	75.0%	Refinance Existing Debt:	$823,449,563	68.6%
Subordinate Companion Loan(1):	$300,000,000	25.0%	Upfront Reserves:	$100,769,680	8.4%
			Closing Costs:	$2,834,724	0.2%
			Return of Equity:	$272,946,032	22.7%
Total Sources:	$1,200,000,000	100.0%	Total Uses:	$1,200,000,000	100.0%

(1)

The Century Plaza Towers Mortgage Loan (as defined below) is part of the Century Plaza Towers Whole Loan (as defined below), which is comprised of 29 pari passu senior promissory notes with an aggregate original principal balance of $900,000,000 (the “Century Plaza Senior Notes,” and collectively, the “Century Plaza Towers Senior Loan”) and three pari passu subordinate promissory notes with an aggregate original principal balance of $300,000,000 (collectively, the “Century Plaza Towers Subordinate Companion Loan,” and together with the Century Plaza Towers Senior Loan, the “Century Plaza Towers Whole Loan”). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Century Plaza Towers Senior Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the Century Plaza Towers Whole Loan are $500, $500, 10.1%, 10.1%, 3.07x, 52.1% and 52.1%, respectively. The Century Plaza Towers Whole Loan was co-originated by WFB, DBNY, and MSBNA (all as defined below).

(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Century Plaza Towers Whole Loan.
(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.
(4)	See “Mezzanine Loan and Preferred Equity” below for further discussion of future mezzanine debt.
(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The largest mortgage loan (the “Century Plaza Towers Mortgage Loan”) is part of the Century Plaza Towers Whole Loan in the original principal balance of $1,200,000,000. The Century Plaza Towers Whole Loan is secured by a first priority fee mortgage encumbering an office property in Los Angeles, California (the “Century Plaza Towers Property”). The Century Plaza Towers Whole Loan was co-originated by Deutsche Bank AG, New York Branch (“DBNY”), Wells Fargo Bank, National Association (“WFB”) and Morgan Stanley Bank, N.A. (“MSBNA”). Following origination, DBNY transferred its notes to DBR Investments Co. Limited (“DBRI”). The Century Plaza Towers Whole Loan is comprised of (i) the Century Plaza Towers Senior Loan, comprised of the 29 Century Plaza Senior Notes, that are pari passu with each other, with an aggregate original principal balance of $900,000,000 and (ii) the Century Plaza Towers Subordinate Companion Loan, comprised of three subordinate notes that are pari passu with each other and subordinate to the Century Plaza Towers Senior Loan, with an aggregate original principal balance of $300,000,000, each as described below. Promissory Notes A-2-C2, A-2-C5, A-2-C6, and A-2-C7, in the original principal balance of $62,500,000, which are being contributed by Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”) and promissory  Notes A-3-C2, A-3-C5, in the original principal balance of $42,500,000, which are being contributed by WFB represent the Century Plaza Towers Mortgage Loan and will be included in the BANK 2019-BNK23 securitization trust. Of the remaining Century Plaza Senior Notes (collectively, the “Century Plaza Towers Non-Serviced Pari Passu Companion  Loans”), the Century Plaza Towers Non-Serviced Pari Passu Companion Loans evidenced by promissory Notes A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-2-C1, A-2-C3, A-2-C4, A-3-C1, and A-3-C3, in the aggregate original principal balance of $525,000,000 and the entire Century Plaza Towers Subordinate Companion Loan is expected to be contributed to the CPTS 2019-CPT securitization trust. The Century Plaza Towers Whole Loan will be

A-3-6

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

serviced pursuant to the trust and servicing agreement for the CPTS 2019-CPT securitization trust. The remaining Century Plaza Towers Non-Serviced Pari Passu Companion Loans, which had an aggregate original principal balance of $270,000,000, are expected to be contributed to future securitization trusts or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Century Plaza Towers Pari Passu A/B Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Century Plaza Towers Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Century Plaza Towers Mortgage Loan
A-2-C2, A-2-C5, A-2-C6, A-2-C7, A-3-C2, A-3-C5	$105,000,000	$105,000,000	BANK 2019-BNK23(1)	No
Century Plaza Towers Non-Serviced Pari Passu Companion Loans
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-2-C1, A-2-C3, A-2-C4, A-3-C1, A-3-C3	$525,000,000	$525,000,000	CPTS 2019-CPT	Yes(2)
A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-1-C6, A-1-C7, A-1-C8	$250,000,000	$250,000,000	DBRI	No
A-3-C4	$20,000,000	$20,000,000	WFB	No
Century Plaza Towers Subordinate Companion Loan
B-1, B-2, B-3	$300,000,000	$300,000,000	CPTS 2019-CPT	Yes(2)(3)
Total	$1,200,000,000	$1,200,000,000

(1)

Promissory Notes A-2-C2, A-2-C5, A-2-C6, A-2-C7, in the original principal balance of $62,500,000, contributed by MSMCH, and promissory  Notes A-3-C2, A-3-C5, in the original principal balance of $42,500,000, contributed by WFB, which together have an aggregate original principal balance of $105,000,000, represent the Century Plaza Towers Mortgage Loan.

(2)

No single promissory note comprising a part of the Century Plaza Towers Whole Loan is the related control note; however, the CPTS 2019-CPT securitization trust is the related controlling note holder, and a party designated under the related trust and servicing agreement is entitled to exercise the rights thereof.

(3)	The Century Plaza Towers Subordinate Companion Loan is subordinate to the Century Plaza Towers Senior Loan.

The Borrower and the Borrower Sponsors. The borrower is One Hundred Towers L.L.C. (the “Century Plaza Towers Borrower”), a Delaware limited liability company with two independent directors. SPF JVP LLC (“SPF”) and Luminance Acquisition Venture LLC are the borrower sponsors. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Century Plaza Towers Whole Loan. The Century Plaza Towers Borrower is a joint venture between (i) the Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A. and (ii) a joint venture between an institutional account managed by both Hines and Hines Investment Management Holdings Limited Partnership (together with Hines, “Hines JV”). Hines JV is a privately owned global real estate investment, development and management firm, founded in 1957, with a presence in 219 cities in 23 countries and assets under management for which Hines provides both fiduciary investment management services and third party property-level services.

The Property. The Century Plaza Towers Property consists of two Class A, 44-story office towers which contain 2,401,641 SF of office space and a lower level retail concourse. In addition, the Century Plaza Towers Property has an underground garage containing a total of 6,566 parking spaces (of which 5,907 spaces are part of the collateral for the Century Plaza Towers Whole Loan). The Century Plaza Towers Property was originally developed in 1975 for Aluminum Company of America (Alcoa) and was designed by Minoru Yamasaki.

The Century Plaza Towers Property includes 26,000 SF column-free flexible floor plates. The Century Plaza Towers Property underwent an $80.0 million renovation in 2008 and has had approximately $48.0 million of capital expenditures invested since 2014, including a multi-year program currently underway to fully renovate all restrooms, multi-tenant corridors, and elevator lobbies; nearly $28.0 million has been invested since 2015. Together with the property located at 2000 Avenue of the Stars (which is also owned by the borrower sponsor), the Century Plaza Towers Property is part of Century Park, a 14-acre campus that includes a four-acre park, restaurants, cafes, and other amenity retail. The Century Plaza Towers Property is 92.9% leased as of October 1, 2019 to 122 tenants across approximately 1.2 million SF of office space in the North Tower, approximately 1.2 million SF of office space in the South Tower and approximately 39,500 SF of ground floor retail and amenity space. The largest tenants include Bank of America (6.2% of NRA / 6.5% of GPR / $56.98 gross rent PSF, rated A2/A-/A+ by Moody’s/S&P/Fitch), Manatt Phelps (4.8% of NRA / 5.5% of GPR / $62.26 gross rent PSF, #105 in a 2019 magazine ranking of law firms based on gross revenue), JPMorgan (4.1% of NRA / 4.2% of GPR / $57.00 gross rent PSF, rated A2/A-/AA- by Moody’s/S&P/Fitch), Kirkland & Ellis (3.6% of NRA / 4.5% of GPR / $68.79 gross rent PSF, #1 in a 2019 magazine ranking of law firms based on gross revenue), Greenberg Glusker (3.5% of NRA / 4.2% of GPR / $66.00 gross rent PSF).

The Century Plaza Towers Property benefits from tenant diversity, with 122 distinct tenants, none of which account for more than 6.2% of NRA or 6.5% of the total underwritten base rent. As of October 1, 2019, the weighted average original lease term for all tenants collectively at the Century Plaza Towers Property was 10.8 years, and the weighted average remaining lease term is 7.7 years. The five largest tenants at the Century Plaza Towers Property comprise 532,463 SF, representing approximately 22.2% of NRA and approximately 24.9% of underwritten base rent. The ten largest tenants comprise 915,155 SF, representing approximately 38.1% of NRA and approximately 42.6% of underwritten base rent. As of October 1, 2019, the weighted average remaining lease term for the five largest tenants is 10.9 years.

Major Tenants.

Bank of America (149,508 SF / 6.2% of NRA / 6.5% of underwritten base rent). Bank of America (NYSE: BAC) is an investment and retail banking institution and financial services company based in Charlotte, North Carolina. It is the second largest banking institution in the United States by total assets.  The institution’s corporate and investment banking division operates under the name Bank of America Merrill Lynch. Bank of America occupies four suites in the South Tower on the 1st, 2nd, 11th and 12th floors totaling 98,059 SF. Bank of America has signed a lease for an additional 26,664 SF on the 13th floor of the South Tower and is expected to begin paying rent and take occupancy in January 2020. Merrill Lynch occupies one suite in the North Tower totaling 24,785 SF. The firm pays approximately $54.42 to $60.57 of gross rent PSF across the North Tower and South Tower. Bank of America has been at the Century Plaza Towers Property since 1994.  With respect to the additional space on the 13th floor of the South Tower, we cannot assure you that Bank of America will begin paying rent or take occupancy as expected or at all. Bank of America has the right to terminate its lease as of September 30, 2026 upon written notice prior to September 30, 2025 and payment of a termination fee.

A-3-7

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

Manatt Phelps (116,366 SF / 4.8% of NRA / 5.5% of underwritten base rent). Manatt, Phelps & Phillips LLC (“Manatt Phelps”) is a Los Angeles-based law firm that has practices focused on banking, entertainment, media, technology, retail and consumer products, and real estate and energy. Founded in 1965, Manatt Phelps employs over 450 attorneys across Los Angeles, New York, Palo Alto, San Francisco, Orange County, Chicago, Washington, D.C. and Boston. The firm is ranked #105 in a 2019 magazine ranking of law firms based on gross revenue. Manatt Phelps has signed a lease for five suites in the South Tower on the 4th, 14th, 15th, 16th and 17th floors totaling 116,366 SF and is expected to begin paying rent and take occupancy in stages starting in March 2020, with full occupancy of the space expected by May 2020. Manatt Phelps’s contractual rent under its leases is approximately $62.26 gross rent PSF. We cannot assure you that Manatt Phelps will begin paying rent or take occupancy as expected or at all.  Manatt Phelps has the right to terminate its lease on the 4th floor on the last day of the 5th year or 10th year of its lease term.

JPMorgan (97,726 SF / 4.1% of NRA / 4.2% of underwritten base rent). Founded in 1871, JPMorgan (NYSE: JPM) is a commercial, investment and retail banking institution founded by J.P. Morgan. Headquartered in New York City, JPMorgan is the largest bank in the United States. JPMorgan occupies four suites in the North Tower on the 37th, 38th, 39th and 41st floors totaling 97,726 SF and pays $57.00 gross rent PSF. JPMorgan has been at the Century Plaza Towers Property since 2011. JPMorgan is an affiliate of the borrower.

Kirkland & Ellis (85,664 SF / 3.6% of NRA / 4.5% of underwritten base rent). Founded in 1909 in Chicago, Kirkland & Ellis, LLP (“Kirkland & Ellis”) is an international law firm that employs over 2,300 attorneys in 15 offices throughout Asia, Europe, and the United States. Kirkland & Ellis focuses on private equity, M&A, and other corporate transactions, litigation, white collar and government disputes, restructuring and intellectual property matters. Kirkland & Ellis is ranked #1 in a 2019 magazine ranking of law firms by gross revenue. Kirkland & Ellis has not yet taken occupancy and is expected to occupy three suites in the South Tower on the 37th, 38th, and 39th floors totaling 85,664 SF starting in January 2020. Kirkland & Ellis is expected to pay $68.79 gross rent PSF starting in January 2020. We cannot assure you that Kirkland & Ellis will begin paying rent or take occupancy as expected or at all. Kirkland & Ellis has a one-time right to terminate its lease as of January 1, 2032 upon written notice on or before January 1, 2031 and the payment of a termination fee.

Greenberg Glusker (83,199 SF / 3.5% of NRA / 4.2% of underwritten base rent). With nearly 100 attorneys, Greenberg Glusker is one of the largest single-office, full-service law firms in California with offices only in Century City. Greenberg Glusker focuses on bankruptcy, reorganization & capital recovery, corporate, finance & securities, digital media and technology, entertainment, environment, real estate, litigation, and taxation. Greenberg Glusker has signed a lease for three suites in the South Tower on the 26th, 27th and 31st floors totaling 83,199 SF and is expected to being paying rent and take occupancy in March 2020. The firm is expected to pay $66.00 gross rent PSF starting in March 2020. We cannot assure you Greenberg Glusker will begin paying rent or take occupancy as expected or at all. Greenberg Glusker has a one-time right to terminate its lease as of March 1, 2032 upon written notice on or before March 1, 2031 and the payment of a termination fee.

The following table presents certain information relating to the leases at the Century Plaza Towers Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/S&P/Fitch)(2)	Tenant SF	Approx. % of SF	Annual UW Base Rent	Annual UW Base Rent PSF	% of Total Annual UW Base Rent	Lease Expiration	Renewal Options	TerminationOption
Bank of America(3)	A2 / A- / A+	149,508	6.2%	$8,518,731	$56.98	6.5%	Various	2 x 5 year	Y
Manatt Phelps(4)	NR/NR/NR	116,366	4.8%	$7,245,253	$62.26	5.5%	4/30/2035	2 x 5 year	Y
JPMorgan	A2 / A- / AA-	97,726	4.1%	$5,570,382	$57.00	4.2%	8/31/2021	2 x 5 year	N
Kirkland & Ellis(5)	NR/NR/NR	85,664	3.6%	$5,892,759	$68.79	4.5%	12/31/2034	2 x 5 year	Y
Greenberg Glusker(6)	NR/NR/NR	83,199	3.5%	$5,491,134	$66.00	4.2%	2/28/2035	2 x 5 year	Y
Venable LLP	NR/NR/NR	81,817	3.4%	$4,720,841	$57.70	3.6%	12/31/2025	1 x 5 year	N
Westfield(7)	NR/NR/NR	81,124	3.4%	$4,242,785	$52.30	3.2%	4/30/2028	2 x 5 year	Y
Seyfarth Shaw	NR/NR/NR	80,160	3.3%	$6,293,362	$78.51	4.8%	8/31/2021	2 x 5 year	N
Proskauer Rose(8)	NR/NR/NR	70,195	2.9%	$4,019,709	$57.26	3.1%	10/31/2030	2 x 5 year	Y
Mitchell Silberberg Knupp(9)	NR/NR/NR	69,396	2.9%	$3,913,934	$56.40	3.0%	6/30/2034	2 x 5 year	Y
Subtotal/Wtd. Avg.		915,155	38.1%	$55,908,890	$61.09	42.6%

Other Tenants		1,315,465	54.8%	$75,260,840	$57.21	57.4%
Vacant Space		171,021	7.1%	$0	$0.00	0.0%
Total/Wtd. Avg.(10)		2,401,641	100.0%	$131,169,730	$58.80	100.0%

(1)	Information is based on the underwritten rent roll dated October 1, 2019.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)

The NRA of Bank of America includes 124,723 SF occupied by Bank or America on floors 1 through 14 and 24,785 SF occupied by Merrill Lynch on floors 25 through 33. In addition, the NRA for Bank of America includes 26,664 SF, as to which Bank of America is expected to begin paying rent and taking occupancy in January 2020. With respect to the additional space on the 13th floor of the South Tower, we cannot assure you that Bank of America will begin paying rent or take occupancy as expected or at all. Bank of America has various lease expiration dates: (i) 106,890 SF with a lease expiration date of September 30, 2029, (ii) 17,833 SF with a lease expiration date of September 30, 2024 and (iii) 24,785 SF related to the Merrill Lynch space, with a lease expiration date of June 30, 2022. Bank of America has the right to terminate its lease as of September 30, 2026 upon written notice on or before September 30, 2025 and the payment of a termination fee in the amount of $1,908,666.

(4)

Manatt Phelps is expected to begin paying rent and take occupancy in stages in March 2020, with full occupancy of the space expected in May 2020. We cannot assure you that Manatt Phelps will begin paying rent or take occupancy as expected or at all.

(5)

Kirkland & Ellis is expected to begin paying rent and take occupancy in January 2020. We cannot assure you that Kirkland & Ellis will begin paying rent or take occupancy as expected or at all. Kirkland & Ellis has a one-time right to terminate its lease as of January 1, 2032 upon written notice on or before 1 January 1, 2031 and the payment of a termination fee.

(6)

Greenberg Glusker has signed a lease for three suites in the South Tower on the 26th, 27th and 31st floors totaling 83,199 SF and is expected to being paying rent and take occupancy in March 2020. The firm is expected to pay $66.00 gross rent PSF starting in March 2020. We cannot assure you Greenberg Glusker will begin paying rent or take occupancy as expected or at all. Greenberg Glusker has a one-time right to terminate its lease as of March 1, 2032 upon written notice on or before March 1, 2031 and the payment of a termination fee.

(7)	Westfield has a one-time right to terminate its lease on April 30, 2025, with 15 months’ prior notice and the payment of a termination fee.
(8)	Proskauer Rose has a one-time right to terminate its lease on October 31, 2025, upon written notice on or before October 31, 2024 and the payment of a termination fee.
(9)	Mitchell Silberberg Knupp has a one-time right to terminate its lease on June 30, 2029, upon written notice on or before June 30, 2028 and the payment of a termination fee.
(10)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

A-3-8

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

The following table presents certain information relating to the lease rollover schedule at the Century Plaza Towers Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Base Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Base Rent Rolling	Approx. % of Base Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	1	691	$27.01	0.0%	0.0%	$18,664	0.0%	0.0%
2019	1	714	$37.80	0.0%	0.1%	$26,989	0.0%	0.0%
2020	23	96,896	$50.13	4.0%	4.1%	$4,857,092	3.7%	3.7%
2021	22	276,557	$63.47	11.5%	15.6%	$17,553,318	13.4%	17.1%
2022	14	122,719	$58.72	5.1%	20.7%	$7,206,505	5.5%	22.6%
2023	11	89,979	$56.38	3.7%	24.5%	$5,073,213	3.9%	26.5%
2024	15	224,254	$60.00	9.3%	33.8%	$13,455,101	10.3%	36.7%
2025	11	258,081	$57.45	10.7%	44.5%	$14,826,378	11.3%	48.0%
2026	4	76,664	$59.56	3.2%	47.7%	$4,565,856	3.5%	51.5%
2027	4	79,651	$58.43	3.3%	51.1%	$4,654,199	3.5%	55.1%
2028	2	98,484	$53.30	4.1%	55.2%	$5,249,665	4.0%	59.1%
2029	9	257,405	$56.29	10.7%	65.9%	$14,489,056	11.0%	70.1%
2030	5	152,406	$61.99	6.3%	72.2%	$9,448,208	7.2%	77.3%
Beyond(3)	6	496,119	$59.96	20.7%	92.9%	$29,745,487	22.7%	100.0%
Vacant	0	171,021	$0.00	7.1%	100.0%	$0	0.0%	NAP
Total/Wtd. Avg.(4)	128	2,401,641	$58.80	100.0%		$131,169,730	100.0%

(1)	Information is based on the underwritten rent roll dated October 1, 2019.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.
(3)	Includes amenity space.
(4)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Markets. The Century Plaza Towers Property is located in the Century City district of the city of Los Angeles. Century City is an urban center in Los Angeles, and is considered the “CBD” of the Westside Los Angeles market. Century City contains in excess of 10 million SF of office space in addition to a “super” regional mall (Century City Shopping Center), major hotels and condominium developments. The southern portion of Century City includes 20th Century Fox Studios. Century City is a part of the West Los Angeles area, and the Century Plaza Towers Property is situated at the east corner of Santa Monica Boulevard and Century Park East. The location is approximately 10 miles west of downtown Los Angeles, five miles east of Santa Monica and the Pacific Ocean, and seven miles north of the Los Angeles International Airport. West Los Angeles is generally within the boundaries north of Venice Boulevard, east of Bundy Drive/Centinela Avenue, south of Sunset Boulevard, and west of La Cienega Boulevard. West Los Angeles includes other affluent neighborhoods and residential communities of Bel Air, Beverly Hills, Brentwood, and West Hollywood.

The Century Plaza Towers Property is located in the Century City submarket of West Los Angeles, California. Situated between Beverly Hills to the east, Westwood, Brentwood, and Santa Monica to the west, and the residential neighborhoods of Bel Air, Holmby Hills, and Hollywood Hills to the north, Century City is located near the Westside’s amenities and housing communities. The Century Plaza Towers Property has access to the Santa Monica (I-10) and San Diego (I-405) Freeways and several additional east-west thoroughfares including Santa Monica Boulevard and Olympic Boulevard. Century City is the largest office submarket in terms of total inventory within the larger West Los Angeles market area. The Century City office market contains approximately 10.4 million SF of office inventory as of the second quarter of 2019. Approximately 20 professional office buildings with an average age of 42 years comprise the Century City office market. The micro-submarket generally appeals to more traditional, high-rise occupants, many of which have ties to the entertainment industry. The Century City office submarket has experienced an average annual net absorption of approximately 119,000 SF over the past five years. Over the past decade, net absorption was approximately 6,200 SF annually, which corresponds to the significant losses which occurred as a result of the “great recession”. The submarket achieved positive absorption of more than 1.8 million SF during the five-year period from 2003 to 2007. As of year-end 2018, positive absorption totaled 71,900 SF and is currently positive through the first half of 2019 at 112,611 SF.

A-3-9

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

The following chart provides a statistical overview of the overall West Los Angeles office market as of second quarter 2019:

West Los Angeles - Market Statistics
Category	Total Inventory (SF)	Overall Vacancy	Direct Vacancy	YTD Direct Net Absorption	Weighted Average Rental Rate
Century City	10,383,273	6.9%	6.1%	112,611	$52.72
Beverly Hills	6,477,694	10.8%	10.2%	38,654	$64.62
Brentwood	3,329,333	10.6%	9.7%	3,206	$48.78
Culver City	4,845,469	21.8%	21.0%	137,290	$49.37
Hollywood	3,504,226	12.9%	10.4%	-62,987	$53.87
Marina del Rey/Venice	1,342,454	12.1%	11.7%	97,740	$61.09
Miracle Mile	4,390,712	17.9%	17.3%	-15,601	$48.92
Olympic Corridor	2,535,449	13.9%	12.1%	-164,243	$64.73
Playa Vista	3,606,568	13.3%	10.6%	291,186	$62.58
Santa Monica	8,939,166	11.5%	9.6%	297,996	$74.38
West Hollywood	2,669,054	9.1%	6.9%	59,386	$54.28
Westside Other	3,386,487	10.2%	10.0%	-53,075	$46.55
Westwood	3,147,809	14.5%	13.0%	13,268	$59.58
Total West Los Angeles Market	58,557,694	12.2%	10.9%	755,431	$57.03

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the Century Plaza Towers Property:

Cash Flow Analysis
	2016	2017	2018	9/30/2019 TTM	UW	UW PSF
Gross Potential Rent	$93,728,374	$96,736,098	$101,042,428	$97,138,295	$145,509,506	$60.59
Total Recoveries	$2,366,196	$3,084,229	$4,320,460	$4,341,561	$3,618,229	$1.51
Total Other Income	$17,845,028	$17,558,759	$19,954,557	$19,410,804	$18,203,977	$7.58
Vacancy	$0	$0	$0	$0	(8,715,744)	($3.63)
Effective Gross Income	113,939,597	117,379,087	125,317,446	120,890,660	158,615,968	$66.04

Real Estate Taxes	$7,612,013	$7,958,382	$8,149,815	$8,306,243	$8,272,735	$3.44
Insurance	$2,985,305	$2,788,578	$2,735,450	$2,685,527	$2,678,997	$1.12
Other Expenses	$22,558,934	$23,431,996	$25,407,626	$26,555,972	$26,518,479	$11.04
Total Expenses	$33,156,253	$34,178,955	$36,292,891	$37,547,742	$37,470,212	$15.60

Net Operating Income(1)	80,783,345	83,200,132	89,024,555	83,342,918	121,145,756	$50.44
Capital Expenditures	$0	$0	$0	$0	$480,328	$0.20
TI/LC	$0	$0	$0	$0	$8,415,062	$3.50
Net Cash Flow	$80,783,345	$83,200,132	$89,024,555	$83,342,918	$112,250,366	$46.74

Occupancy %(2)	87.0%	84.6%	83.5%	92.9%	94.8%
NOI DSCR(3)	2.95x	3.03x	3.25x	3.04x	4.42x
NCF DSCR(3)	2.95x	3.03x	3.25x	3.04x	4.09x
NOI Debt Yield(3)	9.0%	9.2%	9.9%	9.3%	13.5%
NCF Debt Yield(3)	9.0%	9.2%	9.9%	9.3%	12.5%

(1)

The increase in UW Net Operating Income from 9/30/2019 TTM to UW Net Operating Income is primarily attributed to (i) $2,354,778 in straight line rent taken through the earlier of the loan term or the lease term for 13 tenants, (ii) $3,269,254 of rent steps taken through October 2020 and (iii) new leasing that has been executed in 2019, accounting for 20.6% of NRA and 24.6% of UW Gross Potential Rent.

(2)	Based on the underwritten rent roll dated October 1, 2019, the Century Plaza Towers is 92.9% occupied.
(3)	Debt service coverage ratios and debt yields are based on the Century Plaza Towers Senior Loan and exclude the Century Plaza Towers Subordinate Companion Loan.

Escrows and Reserves.

Real Estate Taxes - During a Trigger Period (as defined below), the Century Plaza Towers Whole Loan documents require ongoing monthly real estate tax reserves in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months.

A-3-10

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

Insurance - During a Trigger Period, the Century Plaza Towers Whole Loan documents require ongoing monthly insurance reserves in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months, provided, that so long as insurance is maintained by The Century Plaza Towers Borrower under one or more blanket policies approved by the lender, the Century Plaza Towers Borrower is not required to make ongoing monthly insurance reserve deposits applicable to such blanket policy.

Outstanding TI/LC Reserve – At origination, the Century Plaza Towers Borrower deposited approximately $71,223,945 into a TI/LC reserve for approved leasing expenses.

Free Rent Reserve – At origination, the Century Plaza Towers Borrower deposited approximately $29,545,735 into a free rent reserve for any outstanding free rent, abated rent and bridge rent.

Lockbox and Cash Management.  The Century Plaza Towers Whole Loan is structured with a hard lockbox and springing cash management upon a Trigger Period. At origination, a clearing account controlled by the lender was established by the Century Plaza Towers Borrower, into which all rents, revenues and receipts from the Century Plaza Towers Property are required to be deposited directly by the tenants (with respect to rents). The Century Plaza Towers Borrower and property manager are required to direct each tenant of the Century Plaza Towers Property to deposit funds directly into the clearing account, and to deposit any funds received by the Century Plaza Towers Borrower or property manager, notwithstanding such direction, into the clearing account within two business days of receipt.  If no Trigger Period exists, the funds in the clearing account are required to be swept on a daily basis into the Century Plaza Towers Borrower’s operating account and, if a Trigger Period exists, such funds are required to be swept on a daily basis into a cash management account controlled by the lender at a financial institution selected by the lender.  During a Trigger Period, all amounts on deposit in the cash management account are required to be applied to the payment of all monthly amounts due under the Century Plaza Towers Whole Loan documents (including, without limitation, monthly deposits for reserves for taxes and insurance (unless an acceptable blanket policy is in place with regard to insurance) as described above under “Escrows and Reserves,” debt service and all other required reserves) and all property costs and expenses set forth in the lender-approved budget. Any funds remaining thereafter are required to be transferred to a cash collateral account, as additional collateral for the Century Plaza Towers Whole Loan and, upon termination of the Trigger Period, will be disbursed to Century Plaza Towers Borrower. Under certain circumstances and for limited purposes described in the Century Plaza Towers Whole Loan documents, the Century Plaza Towers Borrower may request disbursements of such excess cash flow during the continuance of a Trigger Period.

A “Trigger Period” will be continuing during any period when there exists (i) an uncured event of default under the Century Plaza Towers Whole Loan or under a mezzanine loan (if one is incurred as described further below) or (ii) a Low Debt Yield Period (as defined below).

A “Low Debt Yield Period” will commence if the aggregate debt yield on the Century Plaza Towers Whole Loan and any related mezzanine loan is less than 5.0% at the end of two consecutive calendar quarters and will end if such combined debt yield exceeds 5.0% for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). In addition to the Century Plaza Towers Mortgage Loan, the Century Plaza Towers Whole Loan also secures the Century Plaza Towers Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $795,000,000, and the Century Plaza Towers Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $300,000,000. The Century Plaza Towers Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the Century Plaza Towers Mortgage Loan. The Century Plaza Towers Subordinate Companion Loan accrues interest at a fixed rate of 3.0045% per annum, has a 120-month term, and is interest only for the full term. The Century Plaza Towers Senior Loan is generally senior in right of payment to the Century Plaza Towers Subordinate Companion Loan.  The holders of the Century Plaza Towers Mortgage Loan the Century Plaza Towers Non-Serviced Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Century Plaza Towers Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Century Plaza Towers Pari Passu A/B Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity.  The holders of 100% of the equity interests in the Century Plaza Towers Borrower have the one-time right to obtain a single mezzanine loan, subordinate to the Century Plaza Towers Whole Loan and secured by a pledge of 100% of the ownership interests in the Century Plaza Towers Borrower, provided, among other conditions: (i) the aggregate loan-to-value ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or less than 52.1% (or if a Century Plaza Tower Conversion and Transfer (as defined below) has occurred, 51.5%), (ii) the aggregate debt service coverage ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 3.12x (or if a Century Plaza Tower Conversion and Transfer has occurred, 3.18x), (iii) the aggregate debt yield of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 9.50% (or if a Century Plaza Tower Conversion and Transfer has occurred, 9.70%), (iv) the mezzanine loan is coterminous with the Century Plaza Towers Whole Loan and (v) entry into a customary intercreditor agreement acceptable to the lender and each rating agency rating securities backed by a portion of the Century Plaza Towers Whole Loan.

Release of Property.  Not permitted.

Transfer of Development Credits. If no event of default has occurred and is continuing under the Century Plaza Towers Whole Loan documents, the Century Plaza Towers Borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Century Plaza Towers Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the Century Plaza Towers Borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the Century Plaza Towers Borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Towers Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the Century Plaza Towers Borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the Century Plaza Towers Borrower, the Century Plaza Towers Borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements.  If the Century Plaza Towers Borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the Century Plaza Towers Borrower may return the development rights to the Century Plaza Towers Borrower along with the

A-3-11

Office - CBD	Loan #1	Cut-off Date Balance:	$105,000,000
2029 & 2049 Century Park East	Century Plaza Towers	Cut-off Date LTV:	39.1%
Los Angeles, CA 90067		UW NCF DSCR:	4.09x
		UW NOI Debt Yield:	13.5%

delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the Century Plaza Towers Borrower.  If the Century Plaza Towers Borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the Century Plaza Towers Borrower as described above, then the Century Plaza Towers Borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the Century Plaza Towers Borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

Right of First Offer/Right of First Refusal.  Not permitted.

Ground Lease. None.

Letter of Credit.  None.

Terrorism Insurance. The Century Plaza Towers Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Century Plaza Towers Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Century Plaza Towers Property and 24 months of business interruption/rental loss insurance; provided that for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA),  is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA (or such other program); provided, however, that the Century Plaza Towers Borrower will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the property and business interruption/rental loss insurance required under the Century Plaza Towers Whole Loan documents (excluding any earthquake and fire following earthquake insurance or terrorism insurance components of such policies) in any policy year.  See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-12

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A-3-13

Multifamily – High Rise	Loan #2	Cut-off Date Balance:	$100,000,000
28-10 Jackson Avenue, 28-40 Jackson	Jackson Park	Cut-off Date LTV:	34.4%
Avenue, and 28-30 Jackson Avenue		U/W NCF DSCR:	3.92x
Long Island City, NY 11101		U/W NOI Debt Yield:	13.0%

A-3-14

Multifamily – High Rise	Loan #2	Cut-off Date Balance:	$100,000,000
28-10 Jackson Avenue, 28-40 Jackson	Jackson Park	Cut-off Date LTV:	34.4%
Avenue, and 28-30 Jackson Avenue		U/W NCF DSCR:	3.92x
Long Island City, NY 11101		U/W NOI Debt Yield:	13.0%

Jackson Park
28-10 Jackson Avenue, 28-40 Jackson Avenue, and 28-30 Jackson Avenue
Long Island City, NY 11101
QUEENS
MANHATTAN
BROOKLYN
Astoria
Dutch Kills
Queensbridge
Long Island City
Hunters Point
Greenpoint
Roosevelt Island
Upper East Side
East River
La Guardia Airport 4 miles
JFK Intl. Airport 13 miles
Queensboro Bridge
Long Island Expwy
Queens Blvd.
Northern Blvd.
Vernon Blvd.
21st St.
Crescent St.
FDR Drive
York Ave.
Van Dam St.
34th Ave.
35th Ave.
36th Ave.
37th Ave.
38th Ave.
39th Ave.
40th Ave.
41st Rd.
43rd Ave.
44th Ave.
47th Ave.
48th Ave.
49th Ave.
Hunters Point Ave
Borden Ave.
2nd St.
Eagle St.
Freeman St.
Green St.
Huron St.
West St.
Newtown Creek
LONG ISLAND RAILROAD
East River Ferry
QUEENS-MIDTOWN TUNNEL
PULASKI BRIDGE
ROOSEVELT ISLAND BRIDGE
Rainey Park
Roosevelt Island Garden Club
Ravenswood Playground
Mac Doughnut
Ravenswood Community Center
Ravenswood Generating Station
Roosevelt Island Library
Firefighters Field
Queens Bridge Park
Museum of the Moving Image
Kaufman Astoria Studios
Fisher Landau Center for Art
JetBlue Corporate Headquarters
The Foundry
Silvercup Studios
Gotham Center
U.S. Citizenship & Immigration Services
The Secret Theatre
Elevator Historical Society Mus.
CUNY School of Law
1 Court Square
Long Island City Courthouse
La Guardia Performing Arts Center
The International High School at La Guardia Comm. College
Murray Playground
Cornell Tech
Franklin D. Roosevelt Four Freedoms Park
Gantry Plaza State Park
4545 Center Blvd.
4540 Center Blvd.
4705 Center Blvd.
4720 Center Blvd.
Silvercup Studios East
GUM Studios
Alewife-The Brewpub
Transmitter Brewing
Hunters Point South Park
Brooklyn Ice Cream Factory
Le Fanfare
The Creamery Studio
The Greenpoint Gallery
Hospital for Special Surgery
Cornell School of Medicine
Sloan-Kettering Cancer Ctr.
New York Weill Cornell Medical Ctr.
Rockefeller Univ. Hospital
United Nations Visitors Ctr.
United Nations Headquarters
NYU Medical Center
NYU School of Medicine
Bellevue Hospital
E. 34th St./Midtown
Hunters Point South/L.I. City
STEINWAY ST
36TH AVE - WASHINGTON AVE
39TH AVE - BEEBE AVE
36TH ST
QUEENSBORO PLAZA
ROOSEVELT ISLAND
L. I. CITY/QUEENSBRIDGE
33RD ST/RAWSON ST
23RD ST/ELY AVE
45TH RD/COURTHOUSE SQ
COURT SQ/LONG ISLAND CITY
21ST ST
HUNTERS POINT
HUNTERS POINT AVE
VERNON/JACKSON AVE
LONG ISLAND CITY
25
25A
495
PATERSON
YONKERS
BRONX
MANHATTAN
NEW YORK CITY
QUEENS
BROOKLYN
STATEN ISLAND
NEWARK
JERSEY CITY
NJ
Elizabeth
Bayonne
Hoboken
Passaic
Clifton
Mount Vernon
New Rochelle
LONG ISLAND
Atlantic Ocean

A-3-15

Mortgage Loan No. 2 – Jackson Park

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	BANA/WFB	Single Asset/Portfolio:	Single Asset
Location:	Long Island City, NY 11101
Original Balance(1):	$100,000,000	General Property Type:	Multifamily
Cut-off Date Balance(1):	$100,000,000	Detailed Property Type:	High Rise
% of Initial Pool Balance:	7.8%	Title Vesting:	Fee
Loan Purpose:	Refinance	Year Built/Renovated:	2018/N/A
Borrower Sponsor:	Tishman Speyer Crown Equities 2007, LLC	Size:	1,871 Units
Guarantor:	LIC Development Owner, L.P.	Cut-off Date Balance per Unit(1):	$293,960
Mortgage Rate:	3.2500%	Maturity Date Balance per Unit(1):	$293,960
Note Date:	9/27/2019	Property Manager:	Tishman Speyer Properties, L.P.
First Payment Date:	11/10/2019	(borrower-related)
Maturity Date:	10/10/2029	Underwriting and Financial Information
Original Term to Maturity:	120 months	UW NOI:	$71,395,371
Original Amortization Term:	0 months	UW NOI Debt Yield(1):	13.0%
IO Period:	120 months	UW NOI Debt Yield at Maturity(1):	13.0%
Seasoning:	2 months	UW NCF DSCR(1):	3.92x
Prepayment Provisions(2):	LO (26); DEF (87); O (7)	Most Recent NOI(5):	N/A
Lockbox/Cash Mgmt Status:	Soft/Springing	2nd Most Recent NOI(5):	N/A
Additional Debt Type(1)(3):	Pari Passu/Subordinate	3rd Most Recent NOI(5):	N/A
Additional Debt Balance(1)(3):	$450,000,000/$450,000,000	Most Recent Occupancy:	96.1% (8/31/2019)
Future Debt Permitted (Type)(3):	Yes (Mezzanine)	2nd Most Recent Occupancy(5):	N/A
3rd Most Recent Occupancy(5):	N/A
Reserves(4)	Appraised Value (as of):	$1,600,000,000 (9/4/2019)
Type	Initial	Monthly	Cap	Appraised Value per Unit:	$855,158
RE Tax:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	34.4%
Insurance:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	34.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1):	$550,000,000	55.0%	Loan Payoff(6):	$641,983,355	64.2%
Subordinate Companion Loan(1):	$450,000,000	45.0%	Return of Equity:	$342,576,222	34.3%
			Closing Costs:	$15,440,423	1.5%
Total Sources:	$1,000,000,000	100.0%	Total Uses:	$1,000,000,000	100.0%

(1)

The Jackson Park Mortgage Loan (as defined below) is part of the Jackson Park Whole Loan (as defined below), which is comprised of the Jackson Park Senior Loan (as defined below) evidenced by ten senior promissory notes with an original aggregate principal balance of $550,000,000, and the Jackson Park Subordinate Companion Loan (as defined below) evidenced by two promissory notes with an original aggregate principal balance of $450,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Cut-off Date principal balance of the Jackson Park Senior Loan, without regard to the Jackson Park Subordinate Companion Loan. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the entire Jackson Park Whole Loan are $534,474, $534,474, 7.1%, 7.1%, 2.15x, 62.5% and 62.5%, respectively.

(2)

Defeasance of the Jackson Park Whole Loan is permitted in whole or in part at any time after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Jackson Park Whole Loan to be securitized, and (ii) November 10, 2022. The assumed defeasance and prepayment lockout period of 26 payments is based on the closing date of this transaction in December 2019.

(3)	See “The Mortgage Loan”, “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below, for a discussion of additional debt.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	Historical financial information and occupancy are not available because the Jackson Park Property (as defined below) was constructed in 2018.
(6)

The Jackson Park borrower sponsor’s cost of development for the Jackson Park Property was approximately $1.16 billion. The Jackson Park Whole Loan is refinancing the Jackson Park borrower sponsor’s construction debt.

The Mortgage Loan. The second largest mortgage loan (the “Jackson Park Mortgage Loan”) is part of a whole loan (the “Jackson Park Whole Loan”) in the original principal balance of $1,000,000,000 originated by Bank of America, N.A. and Wells Fargo Bank, National Association. The Jackson Park Whole Loan is secured by a first priority fee mortgage encumbering a multifamily property located in Long Island City, New York (the “Jackson Park Property”). The Jackson Park Whole Loan is comprised of ten pari passu senior promissory notes with an original aggregate principal balance of $550,000,000 (the “Jackson Park Senior Loan”) and two pari passu subordinate promissory notes with an original aggregate principal balance of $450,000,000 (the “Jackson Park Subordinate Companion Loan”) which are subordinate to the Jackson Park Senior Loan. The Jackson Park Senior Loan is evidenced by promissory Notes A-5 and A-6 in the original aggregate principal balance of $100,000,000, which comprise the Jackson Park Mortgage Loan, and eight pari passu promissory notes (together the “Jackson Park Pari Passu Non-Serviced Companion Loans”) in the original aggregate principal balance of $450,000,000. The Jackson Park Pari Passu Non-Serviced Companion Loans are expected to be either be contributed to the JAX 2019-LIC securitization transaction along with the Jackson Park Subordinate Companion Loan, or contributed to one or more future securitization transactions or otherwise transferred at any time. The Jackson Park Whole Loan will be serviced pursuant to the trust and servicing agreement for the JAX 2019-LIC securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Jackson Park Pari Passu-A/B Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-16

Multifamily – High Rise	Loan #2	Cut-off Date Balance:	$100,000,000
28-10 Jackson Avenue, 28-40 Jackson	Jackson Park	Cut-off Date LTV:	34.4%
Avenue, and 28-30 Jackson Avenue		U/W NCF DSCR:	3.92x
Long Island City, NY 11101		U/W NOI Debt Yield:	13.0%

Jackson Park Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece(1)
A-1	$75,000,000	$75,000,000	JAX 2019-LIC	Yes(1)
A-2	$75,000,000	$75,000,000	JAX 2019-LIC	No
A-3	$75,000,000	$75,000,000	BANA	No
A-4	$75,000,000	$75,000,000	JAX 2019-LIC	No
A-5	$50,000,000	$50,000,000	BANK 2019-BNK23(2)	No
A-6	$50,000,000	$50,000,000	BANK 2019-BNK23(3)	No
A-7	$50,000,000	$50,000,000	BANA	No
A-8	$50,000,000	$50,000,000	WFB	No
A-9	$25,000,000	$25,000,000	JAX 2019-LIC	No
A-10	$25,000,000	$25,000,000	JAX 2019-LIC	No
B-1	$225,000,000	$225,000,000	JAX 2019-LIC	No
B-2	$225,000,000	$225,000,000	JAX 2019-LIC	No
Total	$1,000,000,000	$1,000,000,000

(1)

Pursuant to the terms of trust and servicing agreement for the JAX 2019-LIC securitization trust (the “JAX 2019-LIC TSA”) and during any “Subordinate Control Period”, the “Directing Holder” (each as defined in the JAX 2019-LIC TSA) will have the right to appoint the special servicer of the Jackson Park Whole Loan and to direct certain decisions with respect to the Jackson Park Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The Jackson Park Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

(2)	Note A-5 is being contributed to the BANK 2019-BNK23 transaction by BANA.
(3)	Note A-6 is being contributed to the BANK 2019-BNK23 transaction by WFB.

The Borrower and the Borrower Sponsor. The borrower is LIC Development Owner, L.P. (the “Jackson Park Borrower”), a single-purpose Delaware limited partnership with a single-purpose Delaware limited liability company as its general partner, which general partner has at least two independent directors. The borrower sponsor is an investment venture managed and controlled by one or more affiliates of Tishman Speyer Properties, L.P. (“Tishman Speyer”). Tishman Speyer is an owner, developer, operator and fund manager of real estate assets across the United States, Europe, Brazil, China and India. There is no non-recourse carveout guarantor and no separate environmental indemnitor for the Jackson Park Whole Loan.

The Property. The Jackson Park Property is a recently built, Class A, highly amenitized, luxury multifamily high rise development located on 2.877-acres in Long Island City, New York. The Jackson Park Property is comprised of (i) 1 Jackson Park, a 42-story building containing 550 apartments and 4,920 SF of ground floor retail space, (ii) 2 Jackson Park, a 53-story building containing 650 apartments and 4,545 SF of ground floor retail space, and (iii) 3 Jackson Park, a 44-story building containing 671 apartments and 934 SF of ground floor retail space. Each residential tower features a sky-deck, party lounge and a children’s playroom. Residential building services include two 24-hour attended lobbies, dry cleaning and laundry, package receipt, housekeeping, a lifestyle coordinator, a virtual concierge, covered valet parking, bike storage and building-wide Wi-Fi. The apartment units feature floor-to-ceiling windows with solar shades, in-unit washer/dryers, 9-foot ceilings, white oak floors, key card entry systems, resident-controlled heating and air conditioning, USB-port outlets and LED lighting. The apartment kitchens feature European soft-close cabinetry with integrated Blomberg and Whirlpool appliances, seamless Ceasarstone countertops and Moen fixtures.

The Jackson Park Property includes a total of 1,871 apartments offered as 451 studio units, 919 one-bedroom units, 396 two-bedroom units, 101 three-bedroom units, and 4 four-bedroom units. The Jackson Park Property began construction in 2014 and began leasing in late 2017. Since opening, the Jackson Park Property has achieved an average of nearly 100 new leases per month. As of August 31, 2019, the Jackson Park Property was 96.1% leased. Additionally, the Jackson Park Property includes a total 10,399 SF of retail space, which is 75.0% leased by four retail tenants including Sweetleaf (coffee shop), Murray’s LIC (cheese shop), a nail salon and dog day care. The remaining retail unit (2,602 SF) space is under negotiations with a potential national restaurant tenant according to the borrower sponsor.

Amenities at the Jackson Park Property include a five-story 45,796 SF amenity building known as “The Club”. The lower level of The Club contains a 140-space underground parking garage. The first level of The Club includes a tech lounge, demo kitchen, conference room and private dining room, poker and game room, golf simulator, fireside lounge, billiards and foosball tables, outdoor gaming lounge with fireplace and a garden. The second and third levels of The Club feature the fitness center, yoga and Pilates studios, and the 75’ indoor lap pool, locker rooms, meditation lounge, sauna, steam room and massage treatment rooms. The fourth level of The Club includes the squash court and full-size basketball/volleyball court. The fifth level of The Club features the outdoor heated pool, hot tub, cabanas, sun deck and wet bar. The three residential towers and the amenity building encircle a 1.6-acre private park containing a grilling and communal dining area, children’s play area, a dog park, bocce court, outdoor table tennis, and patio sitting areas.

The Jackson Park Property benefits from a 15-year, 421-a tax exemption through 2034, during which all residential units are subject to New York City rent stabilization guidelines which currently limits annual rental increases to 1.5% and 2.5% for one and two year leases, respectively. Taxes are fully abated for the first 10 years post-construction (through June 2029), then phased in 20% each year for the next five years.

A-3-17

Multifamily – High Rise	Loan #2	Cut-off Date Balance:	$100,000,000
28-10 Jackson Avenue, 28-40 Jackson	Jackson Park	Cut-off Date LTV:	34.4%
Avenue, and 28-30 Jackson Avenue		U/W NCF DSCR:	3.92x
Long Island City, NY 11101		U/W NOI Debt Yield:	13.0%

The following table presents certain information relating to the unit mix at the Jackson Park Property:

Unit Mix
Unit Mix / Type	Units	% Occupied	Average SF per Unit	Total SF	Annual Average Rent per SF	Monthly Average Rent per Unit	Annual Market Rent per SF	Monthly Market Rent per Unit
Studio	451	97.8%	469	211,466	$72.81	$2,846	$73.00	$2,853
One-Bedroom	919	95.3%	656	602,522	$65.63	$3,590	$66.00	$3,608
Two-Bedroom	396	96.0%	947	374,983	$65.70	$5,194	$66.00	$5,209
Three-Bedroom	101	96.0%	1,254	126,692	$63.29	$6,619	$64.00	$6,688
Four-Bedroom	4	100.0%	1,652	6,608	$58.92	$8,111	$59.00	$8,122
Total/Wtd. Avg.	1,871	96.1%	707	1,322,271	$66.56	$3,920	$66.89	$3,941

Source: Appraisal.

The Market. The Jackson Park Property is located in Long Island City, which is located on the western tip of Queens, New York, with views of the Manhattan skyline. Long Island City is a residential and commercial neighborhood known for its arts community, with a high concentration of art galleries, art institutions and studio space. The New York City Department of Education and CUNY Law School are major employers in the area along with Brooks Brothers, Boyce Technologies Inc., DeppGlass, Doughnut Plant, J. Crew/Madewell, JetBlue Airways, Kaufman Astoria Studios, LaGuardia Community College, MANA Products, Nouveau Elevator, Silvercup Studios, and VaynerMedia. Major corporate tenants in the area include Estée Lauder, Macy’s/Bloomingdales, The New York Times and The Wirecutter. At the end of 2018, New York City announced it would invest $180 million in new funding toward Long Island City’s infrastructure including improvements to schools, transportation, parks and sewer/water systems.

Long Island City is accessible by eight subway lines, thirteen bus lines, the East River Ferry (2 stops), Citibike (13 stations) and the Long Island Railroad. The Jackson Park Property offers commuting times to Manhattan of about 10 minutes by being adjacent to the Queens Plaza subway station with service on the “E”, “M”, and “R” trains and within walking distance of the Queensboro Plaza subway station with service on the “7”, “N”, and “W” trains. The drives to LaGuardia and John F. Kennedy Airports are about 15 and 20 minutes, respectively.

According to a neighborhood development association for Long Island City, as of October 2019, Long Island City had an estimated 170,000 residents, 127,000 employees and 6,800 businesses. According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the Jackson Park Property was 69,225, 1,194,829 and 3,166,541, respectively. The estimated 2018 average household income within a one-, three- and five-mile radius was $94,863, $139,915 and $123,971, respectively.

According to a third party data provider, the Jackson Park Property is in the Long Island City multifamily submarket, which for 2019 in the highest (4 and 5 star) category had 14,786 units with an average rent per unit of $3,896, a vacancy rate of 4.7% and an absorption rate of 9.9%.

The following table presents certain information relating to comparable rental properties to the Jackson Park Property:

Comparable Rental Properties
	Jackson Park Property	1 Queens Plaza South	Tower 28	QLIC	Alta LIC(1)	Linc Long Island City
Year Built	2018	2017	2017	2013	2018	2013
Number of units	1,871	391	450	422	467	711
Occupancy(2)	96.1%	97.9%	98.0%	98.3%	93.6%	98.7%
Unit size (SF)(3):
- Studio	469	468	428	400	516	503
- 1-BR	656	691	667	500	723	700
- 2-BR	947	979	936	800	1,153	1,038
- 3-BR	1,254	N/A	1,305	950	1,317	1,400
Monthly Rent per Unit(4):
- Studio	$2,846	$2,769	$2,308	$2,360	$2,715	$3,244
- 1-BR	$3,590	$3,808	$3,361	$3,029	$3,324	$3,813
- 2-BR	$5,194	$5,051	$4,900	$3,800	$5,187	$5,278
- 3-BR	$6,619	N/A	$6,486	$4,999	$6,201	$6,329
Annual Rent per SF(4):
- Studio	$72.81	$71.00	$64.71	$70.80	$63.14	$77.39
- 1-BR	$65.63	$66.13	$60.47	$72.70	$55.17	$65.37
- 2-BR	$65.70	$61.91	$62.82	$57.00	$53.98	$61.02
- 3-BR	$63.29	N/A	$59.64	$63.15	$56.50	$54.25

Source: Appraisal

(1)	Alta LIC is in its initial lease-up period.
(2)	Occupancy for the comparables is as of September 2019 and for the Jackson Park Property is as of the borrower rent roll dated August 31, 2019.
(3)	Represents the average for each unit size at the Jackson Park Property.
(4)	Rent for the Jackson Park Property is based on the underwritten rent roll.

A-3-18

Multifamily – High Rise	Loan #2	Cut-off Date Balance:	$100,000,000
28-10 Jackson Avenue, 28-40 Jackson	Jackson Park	Cut-off Date LTV:	34.4%
Avenue, and 28-30 Jackson Avenue		U/W NCF DSCR:	3.92x
Long Island City, NY 11101		U/W NOI Debt Yield:	13.0%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Jackson Park Property:

Cash Flow Analysis(1)
	UW	UW per unit
Gross Potential Rent(2)	$88,062,437	$47,067.04
Less Vacancy(3)	$4,403,122	$2,353.35
Net Rental Income	$83,659,316	$44,713.69
Other Income(4)	$5,315,440	$2,840.96
Effective Gross Income	$88,974,756	$47,554.65

Real Estate Taxes(5)	$613,865	$328.09
Insurance	$871,159	$465.61
Other Expenses	$16,094,361	$8,602.01
Total Expenses	$17,579,385	$9,395.72

Net Operating Income	$71,395,371	$38,158.94
Capital Expenditures	$394,276	$210.73
Net Cash Flow	$71,001,095	$37,948.21

Occupancy %(6)	96.1%
NOI DSCR(7)	3.94x
NCF DSCR(7)	3.92x
NOI Debt Yield(7)	13.0%
NCF Debt Yield(7)	12.9%

(1)	Historical financial information is not available because the Jackson Park Property was constructed in 2018.
(2)	UW Gross Potential Rent is based on the in-place rent roll as of August 31, 2019 with the 73 vacant units grossed up at currently marketed rents.
(3)	UW Vacancy is based on 5% economic vacancy.
(4)

UW Other Income is comprised of budgeted parking income, commercial income as of February 2020, and budgeted other ancillary income. UW Other Income also includes $4,200,000 of budgeted amenity fee revenue for which there were $1,256,087 of corresponding amenity expenses underwritten.

(5)

The Jackson Park Property benefits from a 15-year, 421-a tax abatement which extends through June 2034. Taxes are fully abated for the first 10 years post-construction (through June 2029), then phased in 20% each year for the next five years. UW Real Estate Taxes assume the full abatement.

(6)	Occupancy is as of the borrower rent roll dated August 31, 2019.
(7)	The debt service coverage ratios and debt yields are based on the Jackson Park Senior Loan, and exclude the Jackson Park Subordinate Companion Loan.

Escrows and Reserves.

Taxes – During a Cash Sweep Period (as defined below), the Jackson Park Borrower is required to deposit monthly 1/12 of the annual estimated real estate taxes.

Insurance – During a Cash Sweep Period or if the Jackson Park Property is no longer covered by a blanket insurance policy, the Jackson Park Borrower is required to deposit monthly 1/12 of the annual estimated insurance premiums.

Lockbox and Cash Management. The Jackson Park Whole Loan is structured with a soft lockbox and springing cash management upon the occurrence of a Cash Sweep Period (as defined below). During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be transferred to the lender-controlled cash management account and disbursed in accordance with the Jackson Park Whole Loan documents. During the continuance of a Low DSCR Period (as defined below), all excess cash flow is required to be held by the lender as additional security for the Jackson Park Whole Loan, however, the Jackson Park Borrower is permitted to request excess cash for debt service and reserve payments, leasing and operating expenses set forth in the annual budget, to cure a Low DSCR Period, and required distributions to its REIT equity holders to avoid tax impositions (not to exceed  $25,000 annually). During the continuance of an event of default under the Jackson Park Whole Loan, all excess cash flow may be applied by lender in its sole discretion.

A “Cash Sweep Period” will occur during (i) an event of default under the Jackson Park Whole Loan until the event of default is cured or (ii) a Low DSCR Period.

A “Low DSCR Period” will commence when the debt service coverage ratio is less than 1.25x for two consecutive calendar quarters and continue until (x) the debt service coverage is equal to or greater than 1.25x for two consecutive calendar quarters or (y) the Jackson Park Borrower deposits cash (which may be excess cash) or a letter of credit in an amount that if applied to the reduction of the outstanding principal balance of the Jackson Park Whole Loan would result in a debt service coverage ratio of at least 1.25x for the most recent two calendar quarters. For purposes of the Cash Sweep Period test, the debt service coverage ratio will be calculated based on the Jackson Park Whole Loan and any future mezzanine debt if applicable.

A-3-19

Multifamily – High Rise	Loan #2	Cut-off Date Balance:	$100,000,000
28-10 Jackson Avenue, 28-40 Jackson	Jackson Park	Cut-off Date LTV:	34.4%
Avenue, and 28-30 Jackson Avenue		U/W NCF DSCR:	3.92x
Long Island City, NY 11101		U/W NOI Debt Yield:	13.0%

Additional Secured Indebtedness (not including trade debts). In addition to the Jackson Park Mortgage Loan, the Jackson Park Property also secures the Jackson Park Non-Serviced Pari Passu Companion Loans which have a Cut-off Date principal balance of $450,000,000 and the Jackson Park Subordinate Companion Loan, which has a Cut-off Date principal balance of $450,000,000. The Jackson Park Non-Serviced Pari Passu Companion Loans and the Jackson Park Subordinate Companion Loan all accrue interest at the rate of 3.2500% per annum. The Jackson Park Senior Loan is generally senior in right of payment to the Jackson Park Subordinate Companion Loan. The holders of the Jackson Park promissory notes have entered into a co-lender agreement which sets forth the allocation of collections on the Jackson Park Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Jackson Park Pari Passu-A/B Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. The Jackson Park Borrower has a one-time right to obtain a future mezzanine loan, co-terminous with the Jackson Park Whole Loan, not to exceed the lesser of (x) $200,000,000 and (y) the amount that when added to the outstanding principal balance of the Jackson Park Whole Loan would result in a (a) combined loan to value ratio of no more than 95% of the origination date loan to value ratio of 62.5%, (b) combined debt service coverage ratio of at least 105% of the origination date debt service coverage ratio of 2.15x and (c) a combined debt yield of at least 105% of the origination date debt yield of 7.1%, subject to (i) no event of default continuing, (ii) execution of an intercreditor agreement with the lender and (iii) receipt of rating agency confirmation.

Release of Property. After the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Jackson Park Whole Loan to be securitized, and (ii) November 10, 2022, the Jackson Park Whole Loan documents permit the partial release of any residential tower within the Jackson Park Property (1 Jackson Park, 2 Jackson Park or 3 Jackson Park), but not including the amenity building or parking garage or any other portion of the Jackson Park Property, through (A) on or after April 10, 2029, prepayment equal to the Release Price or (B) prior to April 10, 2029, partial defeasance in an amount equal to the Release Price, provided (a) no event of default is continuing, (b) the released property is transferred on an arms-length basis, (c) rating agency confirmation is received and (d) after the partial release, the debt yield for the remaining property meets the “Debt Yield Test” of being at least the greater of (x) the debt yield immediately preceding the release and (y) 7.10% (provided, the Jackson Park Borrower may deposit as either cash or a letter of credit the amount which would cause the Jackson Park Property to meet the Debt Yield Test).

The “Release Price” is equal to 110% of the allocated loan amount for each residential building. The allocated loan amount for 1 Jackson Park is $375,000,000. The allocated loan amount for 2 Jackson Park is $359,375,000. The allocated loan amount for 3 Jackson Park is $265,625,000.

Ground Lease. None.

Letter of Credit. None.

Right of First Offer/Right of First Refusal. None.

Terrorism Insurance. The Jackson Park Borrower is required to obtain and maintain property insurance that covers acts of terrorism in an amount equal to the full replacement cost of the Jackson Park Property and business interruption insurance for actual loss sustained until the restoration is complete plus a 12-month extended period of indemnity, provided, if the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, the Jackson Park Borrower will not be required to pay annual premiums in excess of two times the premium then payable for the property and business interruption insurance (excluding earthquake and terrorism components) in order to obtain the terrorism coverage. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-20

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-21

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

A-3-22

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

Park Tower at Transbay
250 Howard Street
San Francisco, CA 94105
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A-3-23

Mortgage Loan No. 3 – Park Tower at Transbay

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
				Location:	San Francisco, CA 94105
Original Balance:	$100,000,000			General Property Type:	Office
Cut-off Date Balance(1):	$100,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance(1):	7.8%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2018-2019/N/A
Borrower Sponsor:	MetLife, Inc.			Size:	764,659 SF
Guarantor:	Park Tower Owner LLC			Cut-off Date Balance per SF(1):	$719
Mortgage Rate:	3.4500%			Maturity Date/ARD Balance per SF(1):	$719
Note Date:	7/23/2019			Property Manager:	MA West Management LLC
First Payment Date:	9/1/2019				(borrower-related)
Anticipated Repayment Date (ARD)(2):	8/1/2029			Underwriting and Financial Information
Maturity Date(2):	8/1/2034			UW NOI:	$56,350,668
Original Term to ARD:	120 months			UW NOI Debt Yield(1):	10.2%
Original Amortization Term:	0 months			UW NOI Debt Yield at Maturity/ARD(1):	10.2%
IO Period:	120 months			UW NCF DSCR(1):	2.93x
Seasoning:	4 months			Most Recent NOI(4):	N/A
Prepayment Provisions:	LO (23); YM (90); O (7)			2nd Most Recent NOI(4):	N/A
Lockbox/Cash Mgmt Status:	Hard/Springing			3rd Most Recent NOI(4):	N/A
Additional Debt Type:	Pari Passu			Most Recent Occupancy(5):	98.9% (10/1/2019)
Additional Debt Balance(1):	$450,000,000			2nd Most Recent Occupancy(4):	N/A
Future Debt Permitted (Type)(1):	No (N/A)			3rd Most Recent Occupancy(4):	N/A
Reserves(3)				Appraised Value (as of)(6):	$1,120,000,000 (10/1/2019)
Type	Initial	Monthly	Cap	Appraised Value per SF(6):	$1,465
RE Tax:	$0	Springing	N/A	Cut-off Date LTV Ratio(1)(6):	49.1%
Insurance:	$0	Springing	N/A	Maturity Date/ARD LTV Ratio(1)(6):	49.1%
Deferred Maintenance:	$4,412,926	$0	N/A
TI/LC:	$80,198,366	$0	N/A
Regulatory Fees Reserve:	$5,528,653	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1):	$550,000,000	100.0%	Loan Payoff:	$294,460,472	53.5%
			Reserves(7):	$145,173,206	26.4%
			Return of Equity:	$108,543,869	19.7%
			Closing Costs:	$1,822,453	0.3%
Total Sources:	$550,000,000	100.0%	Total Uses:	$550,000,000	100.0%

(1)	The Park Tower at Transbay Mortgage Loan (as defined below) is a part of the Park Tower at Transbay Whole Loan (as defined below) with an original aggregate principal balance of $550,000,000. The Cut-off Date Balance per SF, Maturity Date/ARD Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity/ARD, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio numbers presented above are based on the Park Tower at Transbay Whole Loan.

(2)	The Park Tower at Transbay Whole Loan is structured with an Anticipated Repayment Date (“ARD”) and will be interest-only prior to the ARD. From and after the ARD, the Park Tower at Transbay Whole Loan will accrue additional interest at a fixed rate of 2.5000%, which will be deferred and due and payable on the Maturity Date (or earlier repayment in full of the Park Tower at Transbay Whole Loan.) The ARD automatically triggers a Cash Sweep Period (see “Lockbox and Cash Management”) whereby all excess cash flow is required to be used to pay down the principal balance of the Park Tower at Transbay Whole Loan and repay the additional accrued interest.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Prior historical operating statements and occupancy are not applicable, as the Park Tower at Transbay Property (as defined below) was constructed in 2018-2019.

(5)	The sole office tenant, Facebook, Inc. (98.9% of NRA), is currently in the process of building out its space and, according to the borrower sponsor, is in occupancy of floors 2-12 (Phase I) and is expected to move into its remaining space by September 2020.

(6)	The Appraised Value shown reflects a “Prospective Market Value At Stabilization” value as of October 1, 2019, which assumes that Facebook, Inc. has commenced rent payments (which began in August 2019) and that all remaining construction project costs due by September 30, 2019 have been incurred (110% of the cost of which has been reserved by the lender). The “as-is” value as of May 30, 2019 of $959,000,000 results in both a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 57.4% for the Park Tower at Transbay Whole Loan. The appraiser also provided an “as dark” value as of May 30, 2019 of $1,004,000,000, which results in both a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 54.8% for the Park Tower at Transbay Whole Loan. The “as dark” value is greater than the “as-is” value due to the market rent being higher than the current contract rent at the Park Tower at Transbay Property.

(7)	Reserves include $55,033,261 paid by the Park Tower at Transbay Borrower (as defined below) at loan origination, which amount was subsequently disbursed to Facebook, Inc. by the escrow agent to buy out Facebook Inc.’s rent abatement period.

A-3-24

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

The Mortgage Loan. The third largest mortgage loan (the “Park Tower at Transbay Mortgage Loan”) is a part of a whole loan (the “Park Tower at Transbay Whole Loan”) evidenced by ten pari passu promissory notes in the aggregate original principal amount of $550,000,000. The Park Tower at Transbay Whole Loan is secured by a first priority fee mortgage on a 764,659 SF newly constructed, Class A office tower located in San Francisco, California (the “Park Tower at Transbay Property”).

The Park Tower at Transbay Mortgage Loan is evidenced by the non-controlling promissory Note A-2 in the original principal amount of $100,000,000. The controlling promissory Note A-3 and the non-controlling promissory Notes A-1, A-4, A-5, A-6, A-7, A-8, A-9 and A-10 (together, the “Park Tower at Transbay Pari Passu Companion Loans”) are in the aggregate original principal amount of $450,000,000. The Park Tower at Transbay Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2019-BNK21 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Park Tower at Transbay Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$100,000,000	$100,000,000	BANK 2019-BNK20	No
A-2	$100,000,000	$100,000,000	BANK 2019-BNK23	No
A-3	$100,000,000	$100,000,000	BANK 2019-BNK21	Yes
A-4	$80,000,000	$80,000,000	BANK 2019-BNK22	No
A-5	$50,000,000	$50,000,000	Bank of America, N.A.	No
A-6	$50,000,000	$50,000,000	Bank of America, N.A.	No
A-7	$25,000,000	$25,000,000	BANK 2019-BNK22	No
A-8	$20,000,000	$20,000,000	BANK 2019-BNK20	No
A-9	$15,000,000	$15,000,000	BANK 2019-BNK21	No
A-10	$10,000,000	$10,000,000	BANK 2019-BNK22	No
Total	$550,000,000	$550,000,000

The Borrower and the Borrower Sponsor. The borrower is Park Tower Owner LLC, a Delaware limited liability company, structured to be bankruptcy-remote with at least two independent directors (the “Park Tower at Transbay Borrower”).

The borrower sponsor is MetLife, Inc. (NYSE: MET), a Fortune 500 financial services company, providing insurance, annuities, employee benefits and asset management. The borrower sponsor was the original developer of the Park Tower at Transbay Property. There is no non-recourse carveout guarantor and no separate environmental indemnitor for the Park Tower at Transbay Whole Loan.

The Property. The Park Tower at Transbay Property is comprised of a newly constructed, Class A, pre-certified LEED Gold, 43-story high-rise office building located on the northeast corner of Beale Street and Howard Street in the Transbay Transit District in the South Financial District of downtown San Francisco, California. The Park Tower at Transbay Property contains a total of 764,659 SF. All of the office space (755,914 SF) and the two-level subterranean parking are leased to Facebook, Inc. (“Facebook”). Facebook’s space includes a mix of open and private offices, various common areas, a cafeteria, fitness/wellness center and a child care center. There is 50,000 SF of outdoor space including fourteen sky decks: large rooftop terraces on floors 12 and 28, and outside terraces on every third floor starting on floor 13 and ending on the top floor, 43. 70% of the floors have San Francisco Bay views.

The remaining rentable area is comprised of three retail spaces (8,745 SF) on the ground floor. One of the retail spaces was leased to Blue Bottle after loan origination and the other spaces are presently in lease negotiations with prospective tenants, according to the borrower sponsor. Building amenities include bike parking, an open plaza on the ground level, and two non-collateral adjacent public park spaces which are required to be maintained by the Park Tower at Transbay borrower sponsor.

The Park Tower at Transbay Property is located adjacent to the recently completed multi-billion-dollar Salesforce (f/k/a Transbay) Transit Center and City Park, providing immediate proximity to all forms of public transportation. The Park Tower at Transbay Property is within walking distance to the Ferry Building, waterfront AT&T Park, Moscone Center, Westfield Shopping Centre, SF MoMA, Union Square and South Park.

Major Tenant.

Facebook leases all of the office space (755,914 SF) on a long term, triple-net lease which commenced on March 1, 2019. Facebook’s lease is divided into three phases: Phase I includes floors 2-12, Phase II includes floors 13-25 and Phase III includes floors 26-43. The initial rent for Phase I, Phase II and Phase III is $60.00 PSF, $66.00 PSF and $72.00 PSF, respectively, resulting in a current weighted average rent of $65.82 PSF. The Facebook office lease requires annual rental increases of 3.0%. Facebook also leases the subterranean parking (110 spaces with capacity for 140 spaces with valet operations) based on an annual rent of $594,000 ($450/space per month), with increases to market rent every five years.

Facebook is currently in the process of building out its space and, according to the borrower sponsor, is in occupancy of Phase I and is expected to move into its remaining space by September 2020. The Park Tower at Transbay Borrower provided Facebook with a tenant improvement allowance of $110 PSF (of which $80,198,366 ($106 PSF) was outstanding as of the loan origination date and has been fully reserved by the lender) and estimates that Facebook will be spending an additional $300-$350 PSF on its build-out. Pursuant to its lease, Facebook was entitled to rent abatements, which have been bought out by the Park Tower at Transbay Borrower as of July 25, 2019. Facebook is now paying full unabated rent.

Facebook’s lease expiration for Phase I is February 28, 2033 and for Phases II and III are February 28, 2034. Each phase has two eight-year renewal options at fair market rent. In order to exercise the renewal option for Phase II, Facebook must exercise its option for Phase I. In order to exercise the renewal option for Phase III, Facebook must exercise both options for Phase I and II.

Facebook has a right of first offer to purchase the Park Tower at Transbay Property, as discussed in “Right of First Offer” below.

A-3-25

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

Facebook (NYSE: FB) provides various products to connect and share “online”. The company’s products include Facebook, which enables people to connect, share and discover through mobile devices and personal computers; Instagram, a community for sharing photos, videos, and messages; and Messenger and WhatsApp, both messaging applications. Facebook also provides Oculus, a hardware, software and developer platform, which allows people to connect through its virtual reality products. As of December 31, 2018, Facebook had approximately 1.52 billion daily active users. The company was founded in 2004 and is headquartered in Menlo Park, California. Facebook also has large block leases at 181 Fremont and 215 Fremont, in downtown San Francisco, both within one block of the Park Tower at Transbay Property. For the fiscal year ending December 31, 2018, Facebook reported total revenue of $55.8 billion, up from $40.7 billion in the prior year and $27.6 billion in 2016. Facebook has a current market capitalization of $478 billion.

The following table presents certain information relating to the tenant at the Park Tower at Transbay Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Termination Options
Facebook, Inc. – Phase I	NR/NR/NR	269,814	35.3%	$16,188,822	32.5%	$60.00	2/28/2033	2 x 8 Yrs	N
Facebook, Inc. – Phase II(1)	NR/NR/NR	238,962	31.3%	$15,771,464	31.7%	$66.00	2/28/2034	2 x 8 Yrs	N
Facebook, Inc. – Phase III(1)	NR/NR/NR	247,138	32.3%	$17,793,967	35.8%	$72.00	2/28/2034	2 x 8 Yrs	N
Office Total/Wtd. Avg.		755,914	98.9%	$49,754,253	100.0%	$65.82

Vacant Space (Retail)		8,745	1.1%	$0	0.0%
Total/Wtd. Avg.		764,659	100.0%	$49,754,253	100.0%

Information is based on the underwritten rent roll.

(1)	Facebook is currently in the process of building out its space, is in occupancy of Phase I, and is expected to move into its remaining space by September 2020.

The following table presents certain information relating to the lease rollover schedule at the Park Tower at Transbay Property:

Lease Rollover Schedule
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2030 & Beyond	1	755,914	$65.82	98.9%	98.9%	$49,754,253	100.0%	100.0%
Vacant	0	8,745	$0.00	1.1%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.(1)	1	764,659	$65.82	100.0%		$49,754,253	100.0%

Information is based on the underwritten rent roll.

(1)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

A-3-26

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

The Market. The Park Tower at Transbay Property is located in the South Financial District of San Francisco, California, just north of the Rincon Hill/South Beach/SOMA District, which has seen a resurgence in leasing activity particularly with respect to the technology sector, and east of the Yerba Buena District, home to several major redevelopment projects including the Yerba Buena complex, Moscone convention center and Westfield Shopping Center.

A significant development in the San Francisco central business district is the redevelopment of the approximately 40-acre area surrounding the Transbay Terminal, the primary transit hub in the downtown area. Redevelopment plans include replacing the outdated Transbay Terminal (which was completed in August 2018), extending Caltrain 1.3 miles (which construction began in 2012) and developing the surrounding neighborhood by widening Folsom Street and promoting sidewalk cafes and markets, and developing approximately 2,600 new homes, 3 million SF of office and commercial space, and 100,000 SF of retail space. Recent developments of the office space include the 61-story Salesforce Tower.

Salesforce has also leased approximately 325,000 SF at Transbay Parcel F (550 Howard) and approximately 335,000 SF at 350 Mission. Other technology firms leasing large blocks of space in the area include Facebook at 181 Fremont (432,000 SF) and at 215 Fremont (300,000 SF), Adobe at 100 Hooper (280,000 SF), Stripe at 510 Townsend (269,063 SF), Blend Labs at 500 Pine Street (72,000 SF), Twitch at 350 Bush Street (185,000 SF), LinkedIn at 222 Second Street (430,650 SF) and Pinterest at 88 Bluxome Street (490,000 SF). As of the first quarter of 2019, large block demand greater than 50,000 SF has climbed 41% year over year, outpacing supply. According to the appraisal, there are currently 20 tenant requirements of 100,000 SF or more but only five contiguous space options that can offer occupancy through 2023.

According to a third party market report, the Park Tower at Transbay Property is located in the South Financial District office submarket of the San Francisco office market. For the first quarter of 2019, the submarket had total inventory of approximately 28.2 million SF with a vacancy rate of 6.7% and average asking rents of $83.02 PSF.

According to the appraisal, the estimated 2019 population within a one-half-, one- and three-mile radius of the Park Tower at Transbay Property was 16,122, 59,433 and 378,299, respectively. The 2019 median household income within the same radii was $204,917, $105,624 and $113,407, respectively.

The following table presents recent leasing data at comparable office properties with respect to the Park Tower at Transbay Property:

Comparable Lease Summary
Property	Year Built	Distance from Subject	Property Size (SF)	Tenant	Lease Area (SF)	Lease Date	Initial Rent PSF NNN	Lease Term (Yrs.)	TI PSF
Park Tower at Transbay	2018-2019	N/A	764,659	Facebook	755,914	March-19	$65.82	15	$110
Parcel F 546-550 Howard Street	2023 (projected)	0.2 miles	1,100,000	Salesforce	325,000	4Q18	$80.00	15	$100
88 Bluxome Street	TBD	1.4 miles	1,000,000	Pinterest	490,000	1Q19	$78.00	10-15	N/A
181 Fremont Street	2018	0.1 miles	432,000	Facebook	432,000	Sep-17	$65.00	10	$100
45 Fremont	1978	0.3 miles	602,780	Slack Technologies	208,459	Aug-19	$69.00	11.3	$100-$130
One Tehama	1929	0.2 miles	98,566	Social Finance	98,566	Sep-18	$70.00	11	$105

Source: Appraisal and Facebook lease.

The following table presents the appraiser’s market rent conclusions:

Market Rent Summary
	Office – Low	Office – Mid	Office - High	Retail
Market Rent	$75.00	$80.00	$85.00	$65.00
Lease Term (Yrs.)	12	12	12	10
Rental Increase Projection	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum

A-3-27

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Park Tower at Transbay Property:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent(2)	$50,322,681	$65.81
Straight Line Rent	$7,996,394	$10.46
Reimbursements	$29,328,101	$38.35
Parking Income	$594,000	$0.78
Vacancy(3)	($2,908,912)	($3.80)
Effective Gross Income	$85,332,264	$111.60

Real Estate Taxes	$16,161,609	$21.14
Insurance	$1,561,863	$2.04
Other Operating Expenses	$11,258,124	$14.72
Total Operating Expenses	$28,981,596	$37.90

Net Operating Income	$56,350,668	$73.69
TI/LC	$0	$0.00
Capital Expenditures	$72,995	$0.10
Net Cash Flow	$56,277,673	$73.60

Occupancy %(3)	96.7%
NOI DSCR(4)	2.93x
NCF DSCR(4)	2.93x
NOI Debt Yield(4)	10.2%
NCF Debt Yield(4)	10.2%

(1)	Prior historical operating statements and occupancy are not applicable, as the Park Tower at Transbay Property was constructed in 2018-2019.

(2)	UW Base Rent includes the ground floor retail space (8,745 SF) grossed up to an estimated NNN rent of $65.00 PSF.

(3)	The Park Tower at Transbay Property is 98.9% leased to Facebook. UW Vacancy is 2.5% for the office floors and 100.0% for the retail space.

(4)	The debt service coverage ratios and debt yields shown are based on the Park Tower at Transbay Whole Loan.

Escrows and Reserves.

Taxes and Insurance Reserves - So long as (x) no Cash Sweep Period (as defined below) exists and (y) the Park Tower at Transbay Borrower provides evidence to the lender that all property taxes and insurance premiums have been paid in full, monthly escrows for taxes and insurance will be waived.

Deferred Maintenance - The Park Tower at Transbay Borrower deposited at loan origination $4,412,926, which is equal to 110% of the estimated cost for the completion of the outstanding project costs for the construction of the Park Tower at Transbay Property.

TI/LC Reserve - The Park Tower at Transbay Borrower deposited at loan origination $80,198,366 for outstanding tenant improvement allowances owed to Facebook.

Regulatory Fees Reserve - The Park Tower at Transbay Borrower deposited at loan origination $5,528,653 which is equal to 100% of the estimated cost for the regulatory fees in connection with the development of the Park Tower at Transbay Property as required pursuant to an owner participation/disposition and development agreement between the Successor Agency to the Redevelopment Agency of the City of San Francisco and the Park Tower at Transbay Borrower and as required for Municipal Transportation Agency additional street use fees.

Lockbox and Cash Management. The Park Tower at Transbay Whole Loan documents require a hard lockbox with springing cash management upon the occurrence of a Cash Sweep Period. During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Park Tower at Transbay Whole Loan documents. Additionally, during a Cash Sweep Period, all excess cash flow is required to be held as additional security for the Park Tower at Transbay Whole Loan until the discontinuance of the Cash Sweep Period.

A “Cash Sweep Period” will commence upon:

(i)	an event of default under the Park Tower at Transbay Whole Loan documents beyond notice and cure periods (a “Default Trigger”),

(ii)	the Park Tower at Transbay Borrower seeking bankruptcy protection (a “Borrower Bankruptcy Trigger”),

(iii)	Facebook seeking bankruptcy protection (a “Facebook Bankruptcy Trigger”),

(iv)	Facebook (A) being in monetary or material non-monetary default beyond notice and cure periods or (B) terminating or giving notice to terminate its lease (each, a “Tenant Trigger”),

A-3-28

Office – CBD	Loan #3	Cut-off Date Balance:	$100,000,000
250 Howard Street	Park Tower at Transbay	Cut-off Date LTV:	49.1%
San Francisco, CA 94105		UW NCF DSCR:	2.93x
		UW NOI Debt Yield:	10.2%

(v)	the Park Tower at Transbay Borrower failing to repay the Park Tower at Transbay Whole Loan in full on or before the ARD (an “ARD Trigger”),

(vi)	if a Facebook Bankruptcy Trigger or a Tenant Trigger previously occurred and was cured pursuant to clause (c) below and thereafter, the debt yield is less than 7.000% (not including any straight line rent) for two consecutive calendar quarters (a “Debt Yield Trigger”), or

(vii)	any replacement tenant (should the Facebook lease be terminated) subsequently going dark in more than 50% the office SF at the Park Tower at Transbay Property (a “Replacement Tenant Trigger”), unless the replacement tenant has a credit rating of at least “BBB-” by S&P or Fitch or “Baa3” by Moody’s.

A Cash Sweep Period will end when (provided no other Cash Sweep Period is continuing):

(a)	if triggered by a Default Trigger, the cure of the event of default under the Park Tower at Transbay Whole Loan documents,

(b)	if triggered by a Facebook Bankruptcy Trigger, the replacement or assumption of the Facebook lease by the bankruptcy court and the dismissal of such bankruptcy proceedings,

(c)	if triggered by a Tenant Trigger or a Debt Yield Trigger, the debt yield being equal to or greater than 7.00% (not including any straight line rent) for the trailing two quarters, and

(d)	if triggered by a Replacement Tenant Trigger (x) delivery of a replacement lease(s) for at least 50% of the office SF at the Park Tower at Transbay Property, or (y) the dark replacement tenant re-opens business in at least 50% of the office SF at the Park Tower at Transbay Property.

A Cash Sweep Period triggered by a Borrower Bankruptcy Trigger or an ARD Trigger may not be cured and will continue until the full repayment of the Park Tower at Transbay Whole Loan. All excess cash collected after an ARD Trigger will be applied to the reduction of principal, then to pay off additional accrued interest.

Additional Secured Indebtedness (not including trade debts). The Park Tower at Transbay Property also secures the Park Tower at Transbay Pari Passu Companion Loans which have an aggregate Cut-off Date principal balance of $450,000,000. The Park Tower at Transbay Pari Passu Companion Loans accrue interest at the same rate as the Park Tower at Transbay Mortgage Loan. The Park Tower at Transbay Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the Park Tower at Transbay Pari Passu Companion Loans. The holders of the Park Tower at Transbay Mortgage Loan and the Park Tower at Transbay Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Park Tower at Transbay Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Right of First Offer. Facebook has a right of first offer to purchase the Park Tower at Transbay Property at the same terms as any purchase offer received by the Park Tower at Transbay Borrower. If Facebook fails to exercise its right of first offer, the Park Tower at Transbay Borrower will be free to sell the Park Tower at Transbay Property to another party other than a Facebook competitor, namely Alphabet Inc., Amazon.com, Inc., Apple Inc., Microsoft Corporation, salesforce.com, inc., Snap Inc. and Samsung Electronics, which list of competitors is subject to change by Facebook in accordance with its lease.

Letter of Credit. None.

Terrorism Insurance. The Park Tower at Transbay Borrower is required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Park Tower at Transbay Property and business interruption insurance for 36 months with a twelve month extended period of indemnity, provided, if the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, the Park Tower at Transbay Borrower will not be required to pay annual premiums in excess of two times the premium then payable for the property and business interruption/loss of rents insurance in order to obtain the terrorism coverage. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-29

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

P&G
1800 Union Airpark Boulevard

amazon
fulfillment
5000 Commerce Way

945 Monument Drive

TORO
TORO
5500 SE Delaware Ave

16101
16101 Queens Court

4237-4255 Anson Boulevard

2801 Airwest Boulevard

20 Logistics Boulevard

2150 Stanley Road

5 Logistics Drive

A-3-30

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

OHIO
INDIANA
KENTUCKY
Portland
New Bremen
Bellefontaine
Muncie
Sidney
Delaware
Marysville
Westerville
Greenville
Urbana
Dublin
Hilliard
New Castle
Troy
Springfield
COLUMBUS
Union
Richmond
Dayton
Fairborn
Grove City
Pickerington
Eaton
Kettering
Miamisburg
Xenia
Lancaster
Oxford
Middletown
Washington Court House
Hamilton
Lebanon
Fairfield
Mason
Chillicothe
Montgomery
CINCINNATI
Hillsboro
Milan
Aurora
Forestville
Covington
Independence
Mount Orab
Piketon
Florence
Walton
Georgetown
WAYNE NATIONAL FOREST
Verona
Carrollton
Sparta
Williamstown
Maysville
Portsmouth
Ashland

MISSOURI
ILLINOIS
Grafton
Godfrey
Alton
Wentzville
O'Fallon
St. Charles
Florissant
Spanish Lake
Lake St. Louis
St. Peters
Ferguson
Dardenne Prairie
Weldon Spring
Overland
Jennings
Granite City
Chesterfield
University City
Creve Coeur
Clayton
East St. Louis
Town and Country
Frontenac
ST. LOUIS
Wildwood
Ballwin
Kirkwood
Webster Groves
Cahokia
Belleville
Gray Summit
Fenton
Concord
Oakville
Columbia
House Springs
Arnold
Cedar Hill
Barnhart
Waterloo

Lebanon
BOONE COUNTY
Westfield
Noblesville
Lapel
HAMILTON COUNTY
MADISON COUNTY
Whitestown
Carmel
Fishers
Zionsville
Fortville
Meridian Hills
Lawrence
Pittsboro
INDIANAPOLIS
HANCOCK COUNTY
Brownsburg
HENDRICKS COUNTY
Speedway
Greenfield
Avon
Warren Park
Danville
Beech Grove
Plainfield
MARION COUNTY
SHELBY COUNTY
Mooresville
Greenwood
Fairland
MORGAN COUNTY
Whiteland
JOHNSON COUNTY
Franklin
Shelbyville

Ankeny
POLK COUNTY
Bondurant
Johnston
Saylorville
Grimes
DALLAS COUNTY
Urbandale
Altoona
Clive
Waukee
Pleasant Hill
DES MOINES
West Des Moines
Van Meter
Carlisle
Cumming
Norwalk
MADISON COUNTY
WARREN COUNTY

Warren
Scranton
NY
Youngstown
Du Bois
Williamsport
Wilkes Barre
State College
OH
New Kensington
PENNSYLVANIA
Allentown
Weirton
PITTSBURGH
Harrisburg
Reading
Trenton
Johnstown
Carlisle
Wheeling
York
PHILADELPHIA
Wilmington
Cumberland
Morgantown
Hagerstown
NEW JERSEY
Frederick
Clarksburg
BALTIMORE
Atlantic City
Winchester
Dover
WASHINGTON, DC
Annapolis
Arlington
Upper Marlboro
DE
WEST VIRGINIA
Harrisonburg
Fredericksburg
Salisbury
MD
Ocean City
Staunton
Charlottesville
VIRGINIA
Richmond
Atlantic Ocean
Salem
Lynchburg
Roanoke
Petersburg
Hampton
NORFOLK
Danville
South Hill
Chesapeake
VIRGINIA BEACH

ILPT Industrial Portfolio

1	1800 Union Airpark Boulevard	Union, OH
2	4237-4255 Anson Boulevard	Whitestown, IN
3	5000 Commerce Way	Petersburg, VA
4	5142 & 5148 North Hanley Road	St. Louis, MO
5	945 Monument Drive	Lebanon, IN
6	2801 Airwest Boulevard	Plainfield, IN
7	20 Logistics Boulevard	Walton, KY
8	5500 Southeast Delaware Avenue	Ankeny, IA
9	2150 Stanley Road	Plainfield, IN
10	16101 Queens Court	Upper Marlboro, MD
11	5 Logistics Drive	Carlisle, PA

A-3-31

Mortgage Loan No. 4 – ILPT Industrial Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	MSMCH/BANA			Single Asset/Portfolio:	Portfolio
				Location:	Various
Original Balance(1):	$75,000,000			General Property Type:	Industrial
Cut-off Date Balance(1):	$75,000,000			Detailed Property Type:	Warehouse Distribution
% of Initial Pool Balance:	5.8%			Title Vesting:	Fee
Loan Purpose:	Recapitalization			Year Built/Renovated:	Various
Borrower Sponsor:	Industrial Logistics Properties Trust			Size:	8,209,036 SF
Guarantor:	Industrial Logistics Properties Trust			Cut-off Date Balance per SF(1):	$26
Mortgage Rate(2):	2.65326%			Maturity Date Balance per SF(1):	$26
Note Date:	10/21/2019			Property Manager:	The RMR Group LLC
First Payment Date:	12/7/2019				(borrower-related)
Maturity Date:	11/7/2029			Underwriting and Financial Information
Original Term to Maturity:	120 months			UW NOI:	$31,836,916
Original Amortization Term:	0 months			UW NOI Debt Yield(1):	14.8%
IO Period:	120 months			UW NOI Debt Yield at Maturity(1):	14.8%
Seasoning:	1 month			UW NCF DSCR(1):	5.05x
Prepayment Provisions(3):	LO (25); DEF/YM1 (88); O (7)			Most Recent NOI:	$28,890,150 (12/31/2018)
Lockbox/Cash Mgmt Status:	Hard/Springing			2nd Most Recent NOI:	$27,259,856 (12/31/2017)
Additional Debt Type(1)(4):	Pari Passu / Subordinate			3rd Most Recent NOI:	$16,319,258 (12/31/2016)
Additional Debt Balance(1)(4):	$139,400,000 / $135,600,000			Most Recent Occupancy:	100.0% (Various)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent Occupancy:	N/A
Reserves(5)				3rd Most Recent Occupancy:	N/A
Type	Initial	Monthly	Cap	Appraised Value (as of):	$547,000,000 (Various)
RE Tax:	$0	Springing	N/A	Appraised Value per SF:	$67
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	39.2%
Toro Expansion:	$6,134,904	$0	N/A	Maturity Date LTV Ratio(1):	39.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount(1):	$214,400,000	61.3%	Return of Equity(6):	$340,254,888	97.2%
Subordinate Companion Loan(1):	$135,600,000	38.7%	Reserves:	$6,134,904	1.8%
			Closing Costs:	$3,610,208	1.0%
Total Sources:	$350,000,000	100.0%	Total Uses:	$350,000,000	100.0%

(1)	The ILPT Industrial Portfolio Mortgage Loan (as defined below) is part of the ILPT Industrial Portfolio Whole Loan (as defined below), which is comprised of eight pari passu senior promissory notes with an aggregate original principal balance of $214,400,000 (the “Senior Notes”, and collectively, the “ILPT Industrial Portfolio Senior Loan”) and three promissory notes that are subordinate to the Senior Notes with an original principal balance of $135,600,000 (collectively, the “ILPT Industrial Portfolio Subordinate Companion Loan”, and together with the ILPT Industrial Portfolio Senior Loan, the “ILPT Industrial Portfolio Whole Loan”). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the ILPT Industrial Portfolio Senior Loan, without regard to the ILPT Industrial Portfolio Subordinate Companion Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the combined balance of the entire ILPT Industrial Portfolio Whole Loan are $43, $43, 9.1%, 9.1%, 2.47x, 64.0% and 64.0%, respectively. The ILPT Industrial Portfolio Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), Bank of America, N.A. (“BANA”) and UBS AG (“UBS”) on October 21, 2019.

(2)	Reflects the Senior Notes only. The ILPT Industrial Portfolio Subordinate Companion Loan accrues interest at the rate of 4.40% per annum.

(3)	Defeasance or prepayment of the ILPT Industrial Portfolio Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last ILPT Industrial Portfolio Whole Loan promissory note to be securitized and (b) October 21, 2022. The assumed defeasance and prepayment lockout period of 25 payments is based on the closing date of this transaction in December 2019.

(4)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	The borrower sponsor acquired the ILPT Industrial Portfolio Properties primarily from September 2018 to April 2019 for a combined purchase price of approximately $555.0 million and expects to use the proceeds of the ILPT Industrial Portfolio Whole Loan to reduce outstanding borrowings under its $750 million unsecured revolving credit facility.

The Mortgage Loan. The fourth largest mortgage loan (the “ILPT Industrial Portfolio Mortgage Loan”) is part of the ILPT Industrial Portfolio Whole Loan in the original principal balance of $350,000,000. The ILPT Industrial Portfolio Whole Loan is secured by a first priority fee mortgage encumbering 11 industrial properties located in eight states (the “ILPT Industrial Portfolio” or the “ILPT Industrial Portfolio Properties”). The ILPT Industrial Portfolio Whole Loan was co-originated by MSBNA, BANA and UBS on October 21, 2019. The ILPT Industrial Portfolio Whole Loan is comprised of eight senior promissory notes, which are pari passu with each other, with an aggregate original principal balance of $214,400,000, and three subordinate promissory notes, which are subordinate to the senior notes and pari passu with each other, with an aggregate original principal balance of $135,600,000. The promissory Note A-2, in the original principal balance of $35,760,000, which is being contributed by Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”), and promissory Note A-3, in the original principal balance of $39,240,000, which is being contributed by BANA, represent the ILPT Industrial Portfolio Mortgage Loan and will be included in the BANK 2019-BNK23 securitization trust. The remaining Senior Notes (collectively, the “ILPT Industrial Portfolio Non-Serviced Pari Passu Companion Loans”), which had an aggregate original principal balance of $139,400,000, have been or are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The ILPT Industrial Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2019-L3 securitization trust. See “Description of the Mortgage

A-3-32

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

Pool—The Whole Loans—The ILPT Industrial Portfolio Pari Passu A/B Whole Loan” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

ILPT Industrial Portfolio Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
ILPT Industrial Portfolio Mortgage Loan
A-2 and A-3(1)	$75,000,000	$75,000,000	BANK 2019-BNK23	No
ILPT Industrial Portfolio Non-Serviced Pari Passu Companion Loans
A-1	$50,000,000	$50,000,000	MSC 2019-L3	No(2)
A-4	$25,080,000	$25,080,000	BANA	No
A-5	$25,000,000	$25,000,000	UBS	No
A-6	$20,000,000	$20,000,000	UBS	No
A-7	$10,000,000	$10,000,000	UBS	No
A-8	$9,320,000	$9,320,000	UBS	No
ILPT Industrial Portfolio Subordinate Companion Loan
B-1	$54,240,000	$54,240,000	Third party holder	Yes(2)
B-2	$40,680,000	$40,680,000	Third party holder	No
B-3	$40,680,000	$40,680,000	Third party holder	No
Total	$350,000,000	$350,000,000

(1)	Note A-2, in the original principal balance of $35,760,000, is being contributed by MSMCH and Note A-3, in the original principal balance of $39,240,000, is being contributed by BANA.

(2)	The holder of the ILPT Industrial Portfolio B-1 Note (which may transfer such right to the holder of the B-2 Note or B-3 Note) will have the right to appoint the special servicer of the ILPT Industrial Portfolio Whole Loan and to direct certain decisions with respect to the ILPT Industrial Portfolio Whole Loan, unless a control appraisal event exists under the related co-lender agreement (in which case Note A-1 will be the controlling note). The ILPT Industrial Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2019-L3 securitization.

The Borrowers and the Borrower Sponsor. The borrowers are The Industrial Fund St. Louis LLC, The Industrial Fund PA LLC, The Industrial Fund MS LLC, and The Industrial Fund Ankeny LLC (collectively, the “ILPT Industrial Portfolio Borrowers”), each a Delaware limited liability company structured to be bankruptcy-remote with two independent directors. Industrial Logistics Properties Trust (“ILPT”) is the borrower sponsor and non-recourse carveout guarantor with respect to the ILPT Industrial Portfolio Whole Loan. The obligations of ILPT for any guaranteed obligations for which the ILPT Industrial Portfolio Whole Loan documents provide full recourse (consisting generally of bankruptcy related events) is capped at 15% of the outstanding principal balance of the ILPT Industrial Portfolio Whole Loan.

ILPT is a real estate investment trust (“REIT”) formed to own and lease industrial and logistics properties throughout the United States. As of June 30, 2019, ILPT owned 298 industrial and logistics properties with approximately 42.4 million rentable SF, which were approximately 99.3% leased to 265 tenants with a weighted average remaining lease term of approximately 9.8 years. Approximately 58.0% of ILPT’s annualized rental revenues as of June 30, 2019 come from 72 industrial and logistics properties with approximately 25.6 million SF located in 29 states on the U.S. mainland and approximately 42.0% of annualized rental revenues come from 226 properties (buildings, leasable land parcels and easements) with approximately 16.8 million SF located on the island of Oahu, Hawaii, most of which are long-term ground leases to tenants that have constructed buildings and operate businesses on land owned by ILPT.

The Properties. The ILPT Industrial Portfolio consists of a total of eleven industrial properties containing a total of 8,209,036 SF. The ILPT Industrial Portfolio Properties are located across eight states. The ILPT Industrial Portfolio Properties are located in Indiana (four properties, 40.2% of NRA), Ohio (one property, 21.8% of NRA), and Virginia (one property, 12.4% of NRA), with the five remaining ILPT Industrial Portfolio Properties located in Missouri, Iowa, Kentucky, Maryland and Pennsylvania. Built between 2001 and 2016, with seven of the eleven properties built between 2012 and 2016, the ILPT Industrial Portfolio Properties range in size from 205,090 SF to 1,791,246 SF. Based on the rent roll as of September 1, 2019, the ILPT Industrial Portfolio was 100.0% leased by a mix of national and local tenants. The largest tenant, Amazon, occupies approximately 25.0% of the ILPT Industrial Portfolio SF and contributes approximately 24.5% of underwritten base rent, and the second largest tenant, Procter & Gamble, occupies approximately 21.8% of the ILPT Industrial Portfolio SF and contributes approximately 19.5% of underwritten base rent. Excluding Amazon and Procter & Gamble, no single tenant accounts for more than 11.4% of underwritten rent or more than 11.7% of total SF of the ILPT Industrial Portfolio. The largest amount of rollover occurs in 2024, when leases comprising approximately 43.3% of the ILPT Industrial Portfolio SF and 36.0% of underwritten base rent expire. The weighted average remaining lease term at the ILPT Industrial Portfolio is approximately 6.5 years as of November 2019, and approximately 15.8% of the ILPT Industrial Portfolio SF and 24.2% of underwritten base rent rolls after the maturity of the ILPT Industrial Portfolio Whole Loan.

A-3-33

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

The following table presents a summary of certain information relating to the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Properties Summary (1)
Property Name	City	State	Year Built	Total GLA (SF)	% of Total GLA	Occ. %	Cut-off Date Allocated Loan Amount(2)	% of ALA(2)	Appraised Value(3)	12/31/2018 NOI
1800 Union Airpark Boulevard	Union	OH	2014	1,791,246	21.8%	100.0%	$37,039,854	17.3%	$94,500,000	$6,123,103
4237-4255 Anson Boulevard	Whitestown	IN	2006	1,036,573	12.6%	100.0%	$28,612,797	13.3%	$73,000,000	$4,805,740
5000 Commerce Way	Petersburg	VA	2012	1,016,065	12.4%	100.0%	$27,319,342	12.7%	$69,700,000	$3,628,743
5142 & 5148 North Hanley Road	St. Louis	MO	2016	430,986	5.3%	100.0%	$24,183,693	11.3%	$61,700,000	$2,679,435
945 Monument Drive	Lebanon	IN	2014	962,500	11.7%	100.0%	$20,068,154	9.4%	$51,200,000	$2,881,565
2801 Airwest Boulevard	Plainfield	IN	2001	804,586	9.8%	100.0%	$16,854,113	7.9%	$43,000,000	$2,411,524
20 Logistics Boulevard	Walton	KY	2006	603,586	7.4%	100.0%	$16,109,397	7.5%	$41,100,000	$2,339,909
5500 Southeast Delaware Avenue	Ankeny	IA	2012	644,104	7.8%	100.0%	$12,738,574	5.9%	$32,500,000	$1,497,139
2150 Stanley Road	Plainfield	IN	2007	493,500	6.0%	100.0%	$11,837,075	5.5%	$30,200,000	$1,743,981
16101 Queens Court	Upper Marlboro	MD	2016	220,800	2.7%	100.0%	$11,562,706	5.4%	$29,500,000	$297,684
5 Logistics Drive	Carlisle	PA	2016	205,090	2.5%	100.0%	$8,074,296	3.8%	$20,600,000	$481,327
Total/Wtd. Avg.				8,209,036	100.0%	100.0%	$214,400,000	100.0%	$547,000,000	$28,890,150

(1)	Based on the underwritten rent roll dated September 1, 2019.

(2)	Based on the Senior Notes.

(3)	Based on the appraisals dated August 31, 2019 to September 5, 2019.

The following table presents a summary of amenity information relating to the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Properties Summary
Property Name	State	Year Built	Total GLA (SF)	Tenant	Dock Doors / Drive-in Doors	Clear Height	Parking Spaces
1800 Union Airpark Boulevard	OH	2014	1,791,246	Procter & Gamble	230 / 2	36’	756
4237-4255 Anson Boulevard	IN	2006	1,036,573	Amazon	80 / 4	36’	1,560
5000 Commerce Way	VA	2012	1,016,065	Amazon	75 / 2	32’	952
5142 & 5148 North Hanley Road	MO	2016	430,986	SKF USA	24 / 7	31’	385
945 Monument Drive	IN	2014	962,500	Subaru of America Distribution	96 / 6	34’	260
2801 Airwest Boulevard	IN	2001	804,586	Whirlpool Corporation	71 / 4	32’ – 34’	345
20 Logistics Boulevard	KY	2006	603,586	Cummins, Inc.	70 / 3	32’	192
5500 Southeast Delaware Avenue	IA	2012	644,104	The Toro Company	56 / 3	28’	45
2150 Stanley Road	IN	2007	493,500	Siemens Corporation; M D Logistics, Inc.	57 / 4	36’	174
16101 Queens Court	MD	2016	220,800	La-Z-Boy Incorporated	29 / 2	32’	171
5 Logistics Drive	PA	2016	205,090	Transamerica Auto Parts	28 / 2	32’	141
Total/Wtd. Avg.			8,209,036

Source: Appraisals.

A-3-34

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

The following table presents certain information relating to the leases at the ILPT Industrial Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Base Rent	Annual UW Base Rent PSF	% of Total Annual UW Base Rent	Lease Expiration	Renewal Options	Term. Option
Amazon	A+/A3/AA-	2,052,638	25.0%	$8,122,434	$3.96	24.5%	Various(3)	Various(3)	N
Procter & Gamble	NR/Aa3/AA-	1,791,246	21.8%	$6,456,575	$3.60	19.5%	10/31/2024	3 x 5 year	N
Subaru of America Distribution	NR/NR/NR	962,500	11.7%	$2,994,750	$3.11	9.0%	5/31/2024	2 x 5 year	N
Whirlpool Corporation	BBB/Baa1/BBB	804,586	9.8%	$2,465,221	$3.06	7.4%	1/31/2024	3 x 2 year	N
The Toro Company(4)	NR/Baa3/BBB	644,104	7.8%	$2,873,813	$4.46	8.7%	10/31/2034	3 x 5 year	Y
Cummins, Inc.	NR/A2/A+	603,586	7.4%	$2,334,949	$3.87	7.1%	10/31/2021	2 x 5 year	N
SKF USA	BBB+/Baa1/NR	430,986	5.3%	$3,782,146	$8.78	11.4%	10/31/2038	2 x 10 year	N
Siemens Corporation	A/NR/A+	320,070	3.9%	$1,154,836	$3.61	3.5%	9/30/2028	3 x 5 year	N
La-Z-Boy Incorporated	NR/NR/NR	220,800	2.7%	$1,364,544	$6.18	4.1%	1/31/2031	2 x 5 year	N
Transamerica Auto Parts	NR/NR/NR	205,090	2.5%	$990,585	$4.83	3.0%	3/31/2025	2 x 5 year	N
M D Logistics, Inc.(5)	NR/NR/NR	173,430	2.1%	$563,648	$3.25	1.7%	6/30/2027	1 x 5 year	Y
Subtotal/Wtd. Avg.		8,209,036	100.0%	$33,103,501	$4.03	100.0%

Other Tenants		0	0.0%	$0	$0.00	0.0%
Vacant Space		0	0.0%	$0	$0.00	0.0%
Total/Wtd. Avg.		8,209,036	100.0%	$33,103,501	$4.03	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.

(3)	Amazon is a tenant at the 5000 Commerce Way property (1,016,065 SF; expiring September 30, 2027; four, five-year renewal options) and the 4237-4255 Anson Boulevard property (1,036,573 SF; expiring April 30, 2021; five, five-year renewal options).

(4)	The Toro Company is currently in the process of expanding into an additional 194,000 SF. The tenant has the right to terminate its lease if the expansion date has not occurred within 270 days after November 1, 2019. The tenant may exercise its right to terminate its lease by giving notice no later than 30 days after the expiration of such 270 day period. At closing, the lender reserved $6,134,904 into a Toro Expansion Reserve, which will be used to pay the remaining project costs associated with the expansion. The table above gives effect to the expansion.

(5)	M D Logistics, Inc. has the one-time right to terminate its lease effective June 30, 2022, upon providing notice by September 30, 2021 and paying a termination fee of $546,399.

The following table presents certain information relating to the lease rollover schedule at the ILPT Industrial Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Base Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Base Rent Rolling	Approx. % of Base Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	2	1,640,159	$4.01	20.0%	20.0%	$6,579,367	19.9%	19.9%
2022	0	0	$0.00	0.0%	20.0%	$0	0.0%	19.9%
2023	0	0	$0.00	0.0%	20.0%	$0	0.0%	19.9%
2024	3	3,558,332	$3.35	43.3%	63.3%	$11,916,546	36.0%	55.9%
2025	1	205,090	$4.83	2.5%	65.8%	$990,585	3.0%	58.9%
2026	0	0	$0.00	0.0%	65.8%	$0	0.0%	58.9%
2027	2	1,189,495	$3.73	14.5%	80.3%	$4,441,664	13.4%	72.3%
2028	1	320,070	$3.61	3.9%	84.2%	$1,154,836	3.5%	75.8%
2029	0	0	$0.00	0.0%	84.2%	$0	0.0%	75.8%
2030 & Beyond	3	1,295,890	$6.19	15.8%	100.0%	$8,020,503	24.2%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	12	8,209,036	$4.03	100.0%		$33,103,501	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

A-3-35

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

The Markets. The ILPT Industrial Portfolio Properties are located across eight states. The ILPT Industrial Portfolio Properties are located in Indiana (four properties, 40.2% of NRA), Ohio (one property, 21.8% of NRA), and Virginia (one property, 12.4% of NRA), with the five remaining ILPT Industrial Portfolio Properties located in Missouri, Iowa, Kentucky, Maryland and Pennsylvania.

The following table presents the geographical distribution of the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Summary(1)
State	Total GLA (SF)	Cut-off Date Allocated Loan Amount(2)	% of ALA(2)	9/1/2019 Occupancy	Annual UW Base Rent	Annual UW Base Rent PSF	% of Total Annual UW Base Rent	Appraised Value
Indiana	3,297,159	$77,372,139	36.1%	100.0%	$11,422,873	$3.46	34.5%	$197,400,000
Ohio	1,791,246	$37,039,854	17.3%	100.0%	$6,456,575	$3.60	19.5%	$94,500,000
Virginia	1,016,065	$27,319,342	12.7%	100.0%	$3,878,016	$3.82	11.7%	$69,700,000
Missouri	430,986	$24,183,693	11.3%	100.0%	$3,782,146	$8.78	11.4%	$61,700,000
Iowa	644,104	$12,738,574	5.9%	100.0%	$2,873,813	$4.46	8.7%	$32,500,000
Kentucky	603,586	$16,109,397	7.5%	100.0%	$2,334,949	$3.87	7.1%	$41,100,000
Maryland	220,800	$11,562,706	5.4%	100.0%	$1,364,544	$6.18	4.1%	$29,500,000
Pennsylvania	205,090	$8,074,296	3.8%	100.0%	$990,585	$4.83	3.0%	$20,600,000
Total/Wtd. Avg.	8,209,036	$214,400,000	100.0%	100.0%	$33,103,501	$4.03	100.0%	$547,000,000

(1)	Based on the underwritten rent roll.

(2)	Based on the Senior Notes.

The following table presents submarket information for the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Properties Market Statistics
Property	State	Submarket	Available Space (SF)	Vacancy Rate	Wtd. Avg. Asking Rent PSF (Monthly)	Under Construction (SF)
1800 Union Airpark Boulevard	OH	Northwest	113,345,685	4.3%	$4.48	2,536,131
4237-4255 Anson Boulevard	IN	Indianapolis Far Boone County Industrial	23,211,042	5.3%	$4.42	3,397,082
5000 Commerce Way	VA	Dinwiddie County Industrial	4,251,769	2.3%	$5.39	0
5142 & 5148 North Hanley Road	MO	North St. Louis County – Airport Industrial	306,000,000	5.1%	$5.44	3,300,000
945 Monument Drive	IN	Indianapolis Far Boone County Industrial	23,211,042	5.3%	$4.42	3,397,082
2801 Airwest Boulevard	IN	Indianapolis Plainfield Industrial	42,994,858	4.5%	$4.59	1,897,965
20 Logistics Boulevard	KY	Northern Kentucky	73,085,428	2.9%	$4.59	6,356,231
5500 Southeast Delaware Avenue	IA	Des Moines Northwest Industrial	10,744,905	1.9%	$6.11	185,900
2150 Stanley Road	IN	Indianapolis Plainfield Industrial	42,994,858	4.5%	$4.59	1,897,965
16101 Queens Court	MD	Bowie Industrial	5,500,000	6.9%	$8.90	0
5 Logistics Drive	PA	Central PA	130,626,700	7.0%	$4.64	7,244,588

Source: Appraisals.

A-3-36

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the ILPT Industrial Portfolio:

Cash Flow Analysis
	2016	2017	2018	UW	UW PSF
Total Rental Income	$16,490,561	$27,070,602	$28,111,926	$33,103,501	$4.03
Total Recoveries	$4,184,720	$6,235,383	$6,901,354	$7,400,766	$0.90
Total Other Income	$162,138	$322,484	322,484	331,034	$0.04
Vacancy	$0	$0	$0	($1,012,607)	($0.12)
Effective Gross Income	$20,837,420	$33,628,469	$35,335,764	$39,822,695	$4.85

Real Estate Taxes(1)	$3,755,367	$5,009,001	$4,817,082	$5,410,051	$0.66
Insurance	$24,168	$88,147	$94,578	$192,515	$0.02
Other Expenses	$738,627	$1,271,465	$1,533,954	$2,383,213	$0.29
Total Expenses	$4,518,161	$6,368,613	$6,445,614	$7,985,779	$0.97

Net Operating Income(2)	$16,319,258	$27,259,856	$28,890,150	$31,836,916	$3.88
Capital Expenditures	$584,669	$509,338	$0	$656,723	$0.08
TI/LC	$0	$0	$0	$2,038,736	$0.25
Net Cash Flow	$15,734,589	$26,750,518	$28,890,150	$29,141,457	$3.55

Occupancy %(3)	NAV	NAV	NAV	97.5%
NOI DSCR(4)	2.83x	4.73x	5.01x	5.52x
NCF DSCR(4)	2.73x	4.64x	5.01x	5.05x
NOI Debt Yield(4)	7.6%	12.7%	13.5%	14.8%
NCF Debt Yield(4)	7.3%	12.5%	13.5%	13.6%

(1)	Certain of the ILPT Industrial Portfolio Properties benefit from tax abatements or incentives. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

(2)	The increase in UW Net Operating Income from 2018 Net Operating Income is primarily attributed to (i) $442,662 of rent steps through August 30, 2020, (ii) $955,208 in straight line rent taken through the earlier of the loan term or the lease term for seven tenants including Procter & Gamble, Amazon, SKF USA, The Toro Company, Whirlpool Corporation, Cummins, Inc. and Siemens Corporation, and (iii) recent leasing, including Transamerica Auto Parts ($966,999 in UW base rent) and SKF USA ($709,343 in UW base rent).

(3)	Historical occupancy was not provided by the borrower sponsor. Based on the underwritten rent roll dated September 1, 2019, the ILPT Industrial Portfolio is 100.0% occupied.

(4)	Debt service coverage ratios and debt yields are based on the ILPT Industrial Portfolio Senior Loan and exclude the ILPT Industrial Portfolio Subordinate Companion Loan.

Escrows and Reserves.

Real Estate Taxes - Solely during the continuance of a Cash Management Sweep Period (as defined below), the ILPT Industrial Portfolio Borrowers are required to escrow monthly 1/12 of the annual estimated real estate taxes, provided that the ILPT Industrial Portfolio Borrowers will not be required to reserve amounts with the lender that are paid directly by a tenant under a lease that is in full force and effect and as to which no event of default by the tenant is continuing.

Insurance - Solely during the continuance of a Cash Management Sweep Period, the ILPT Industrial Portfolio Borrowers are required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the ILPT Industrial Portfolio Borrowers maintain acceptable blanket insurance policies, which comply with the requirements under the ILPT Industrial Portfolio Whole Loan documents, and the insurance premiums payable in connection therewith have been prepaid for not less than one year in advance, or, for the period of coverage under the insurance policies as to which certificates are delivered at loan origination, if less than one year).

Toro Expansion Reserve - The ILPT Industrial Portfolio Borrowers were required to escrow the amount of $6,134,904 with the lender for the payment of capital expenditures to be incurred in connection with the expansion of the premises demised pursuant to The Toro Company lease.

Lockbox and Cash Management. The ILPT Industrial Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The ILPT Industrial Portfolio Borrowers are required to direct each tenant at the ILPT Industrial Portfolio to deposit funds directly into the lockbox account, and to deposit any funds received by the ILPT Industrial Portfolio Borrowers and property manager, notwithstanding such direction, into the lockbox account within two business days of receipt. If no Cash Management Sweep Period exists, amounts on deposit in the lockbox account are required to be disbursed to the ILPT Industrial Portfolio Borrowers’ operating account on each business day. Upon the first occurrence of a Cash Management Sweep Period, the lender is required to establish, and the ILPT Industrial Portfolio Borrowers are required to cooperate to establish, a lender-controlled cash management account. If a Cash Management Sweep Period exists, funds on deposit in the lockbox account are required to be transferred to such cash management account, and applied to make monthly deposits to the tax reserve and insurance reserve as described above under “Escrows and Reserves,” to pay debt service on the ILPT Industrial Portfolio Whole Loan, to pay approved operating expenses in accordance with the annual budget (which is required to be reasonably approved by the lender during the continuance of a Cash Management Sweep Period) and extraordinary expenses approved by the lender, and to pay any remainder (i) during a Cash Management Sweep Period caused by a Partial Debt Yield Event (as defined below), 50% into the cash trap account, and 50% to the ILPT Industrial Portfolio Borrowers or (ii) during any Cash Management Sweep Period not caused solely by a Partial Debt Yield Event, 100% into the cash trap account. In each case, the amounts deposited in the cash trap account (such amounts, the “Cash Trap Funds”) are required to be held as additional collateral for the ILPT Industrial Portfolio Whole Loan during the continuance of the Cash Management Sweep Period; provided that, so long as no event of default is continuing under the ILPT Industrial Portfolio Whole Loan, funds in the cash trap account are required to be applied to pay any shortfalls in debt service and to make deposits into the tax and insurance reserves to the

A-3-37

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

extent amounts on deposit in the cash management account are insufficient, and, if requested by the ILPT Industrial Portfolio Borrowers, to pay tenant improvements costs and allowances and leasing commissions for leases approved or deemed approved by the lender, capital expenditures set forth in the approved annual budget, management fees not to exceed 3.0% of operating income for the ILPT Industrial Portfolio Properties, and (subject to an annual cap of $100,000) REIT distributions to owners of the ILPT Industrial Portfolio Borrowers.

A “Cash Management Sweep Period” will commence (a) upon the occurrence of an event of default under the loan documents, (b) upon the occurrence of a Debt Yield Event (as defined below) or (c) upon the occurrence of a Partial Debt Yield Event and will terminate upon (x) with respect to clause (a), the cure of such event of default, (y) with respect to clause (b), the termination of such Debt Yield Event, or (z) with respect to clause (c), the termination of such Partial Debt Yield Event.

A “Debt Yield Event” will commence if the debt yield for the ILPT Industrial Portfolio Whole Loan is less than 6.75% at the end of two consecutive calendar quarters and will end if (i) the debt yield for the ILPT Industrial Portfolio Whole Loan is equal to or greater than 6.75% for two consecutive calendar quarters, or (ii) the ILPT Industrial Portfolio Borrowers have delivered to the lender a letter of credit in accordance with the loan documents in a face amount such that, if applied to reduce the principal balance of the ILPT Industrial Portfolio Whole Loan, would result in a debt yield of at least 6.75%.

A “Partial Debt Yield Event” will occur if the debt yield for the ILPT Industrial Portfolio Whole Loan is less than 7.25% at the end of two consecutive calendar quarters (and a Debt Yield Event does not exist) and will end if (i) the debt yield for the ILPT Industrial Portfolio Whole Loan is equal to or greater than 7.25% for two consecutive calendar quarters, (ii) the ILPT Industrial Portfolio Borrowers have delivered to the lender a letter of credit in accordance with the loan documents in a face amount such that, if applied to reduce the principal balance of the ILPT Industrial Portfolio Whole Loan, would result in a debt yield of at least 7.25%, or (iii) the amount of funds on deposit in the cash trap account are equal to, or in excess of, an amount equal to (x) $2.50 times (y) the rentable square footage of all vacant space at the ILPT Industrial Portfolio Properties.

Additional Secured Indebtedness (not including trade debts). In addition to the ILPT Industrial Portfolio Mortgage Loan, the ILPT Industrial Portfolio also secures the ILPT Industrial Portfolio Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $139,400,000, and the ILPT Industrial Portfolio Subordinate Companion Loan, which has a Cut-off Date principal balance of $135,600,000. The ILPT Industrial Portfolio Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the ILPT Industrial Portfolio Mortgage Loan. The ILPT Industrial Portfolio Subordinate Companion Loan accrues interest at the rate of 4.40% per annum. The ILPT Industrial Portfolio Senior Loan is generally senior in right of payment to the ILPT Industrial Portfolio Subordinate Companion Loan. The holders of the ILPT Industrial Portfolio Mortgage Loan, the ILPT Industrial Portfolio Non-Serviced Pari Passu Companion Loans and the ILPT Industrial Portfolio Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the ILPT Industrial Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The ILPT Industrial Portfolio Pari Passu A/B Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The ILPT Industrial Portfolio Borrowers may obtain the release of an ILPT Industrial Portfolio Property (without payment of a yield maintenance premium) solely in connection with a casualty or condemnation, as follows. In the event that no event of default exists and a casualty or condemnation occurs as to which either (i) (a) the net proceeds of such casualty or condemnation are greater than 25% of the Casualty Release Value (as defined below) of the affected ILPT Industrial Portfolio Property (the “Affected Property”), and (b) the ILPT Industrial Portfolio Borrowers, after using commercially reasonable efforts are unable to satisfy conditions to restoration requiring that restoration be commenced as soon as reasonably practicable but no later than 90 days after net proceeds are made available to the ILPT Industrial Portfolio Borrowers, and the Affected Property and use thereof after restoration will be in compliance with legal requirements, any major lease at the Affected Property and other documents applicable to the Affected Property, and, with respect to the North Hanley Property (as defined below), the Bond Lease (as defined below), and (c) the lender does not make net proceeds available to the ILPT Industrial Portfolio Borrowers for restoration or (ii) the net proceeds of such casualty or condemnation are greater than 60% of the Casualty Release Value, then the ILPT Industrial Portfolio Borrowers may, on or prior to the second monthly payment date following the application of said net proceeds, prepay the ILPT Industrial Portfolio Whole Loan and obtain the release of the Affected Property. Such prepayment is subject to certain conditions set forth in the ILPT Industrial Portfolio Whole Loan documents, including, among others: (i) payment of an amount equal to (1) the greater of (A) the Casualty Release Value applicable to the Affected Property, and (B) the amount required to be paid under the REMIC Payment Requirement (as defined below), less (2) the portion of the net proceeds applied to the principal amount of the ILPT Industrial Portfolio Whole Loan applicable to such Affected Property (or zero if the amount in clause (2) is equal to or greater than the amount in clause (1)), (ii) transfer and conveyance of the Affected Property to a person other than the ILPT Industrial Portfolio Borrowers or any other loan party and (iii) payment of any additional amount required in order to satisfy the REMIC Payment Requirement.

The “Casualty Release Value” for each of the ILPT Industrial Portfolio Properties, as set forth in the ILPT Industrial Portfolio Whole Loan documents is as follows: 945 Monument Drive – $32,760,512; 16101 Queens Court – $18,875,686; 4237-4255 Anson Boulevard – $46,709,324; 5500 Southeast Delaware Avenue – $20,795,247; 5 Logistics Drive – $13,180,987; 1800 Union Airpark Boulevard – $60,466,179; 2150 Stanley Road –$19,323,583; 20 Logistics Boulevard – $26,297,989; 5142 & 5148 North Hanley Road – $39,478,976; 2801 Airwest Boulevard – $27,513,711; 5000 Commerce Way –$44,597,806, which in each case is 100% of the related allocated loan amount.

The “REMIC Payment Requirement” means, if immediately following a release of any Affected Property following a condemnation (but taking into account any proposed restoration on the remaining ILPT Industrial Portfolio Properties), the ratio of the unpaid principal balance of the ILPT Industrial Portfolio Whole Loan to the value of the remaining ILPT Industrial Portfolio Properties (including only real property) is greater than 125%, the principal balance of the ILPT Industrial Portfolio Whole Loan must be paid down by an amount equal to the least of the following amounts: (i) the net proceeds paid in connection with the related condemnation, (ii) the fair market value of the released Affected Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the ILPT Industrial Portfolio Whole Loan does not increase after the release, unless the ILPT Industrial Portfolio Borrowers deliver to the lender an opinion of counsel that if such amount is not paid, the securitization will not fail to maintain its status as a REMIC trust.

Right of First Offer/Right of First Refusal. With respect to each of the ILPT Industrial Portfolio Properties leased to Amazon, Amazon has both a right of first offer (“ROFO”) and a right of first refusal (“ROFR”) in connection with any offer for sale either of any such property or of a portfolio comprised solely of properties leased by the borrower to Amazon. The ROFO and ROFR do not apply to transfers to any affiliates of the ILPT Industrial Portfolio Borrowers, transfers to any joint venture or partnership with the ILPT Industrial Portfolio Borrowers, or transfers in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof.

A-3-38

Industrial – Warehouse Distribution	Loan #4	Cut-off Date Balance:	$75,000,000
Various	ILPT Industrial Portfolio	Cut-off Date LTV:	39.2%
Various		U/W NCF DSCR:	5.05x
		U/W NOI Debt Yield:	14.8%

Additionally, The Toro Company has a ROFO with respect to the ILPT Industrial Portfolio Property leased by it. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease. The ROFO does not apply to (i) any portfolio sale where the total sale price is over $500,000,000, (ii) any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof), (iii) a transfer to any entity that is a successor to the ILPT Industrial Portfolio Borrowers by merger or to a party whose property is managed by the ILPT Industrial Portfolio Borrowers’ property manager or (iv) a simultaneous tax-free exchange.

Ground Lease and Tax Abatement. With respect to the 5142 & 5148 North Hanley Road property (the “North Hanley Property”), in connection with the development of the North Hanley Property and in order to incentivize the sole tenant, SKF USA (“SKF”), to locate at the property, a fee interest in the North Hanley Property was obtained by St. Louis County, St. Louis County ground leased the North Hanley Property to a predecessor (the “Predecessor Entity”) of the ILPT Industrial Portfolio Borrowers (the “Bond Lease”), bonds were issued by St. Louis County (the “County Bonds”) to the Predecessor Entity as payment for its costs in constructing the property, and the Predecessor Entity, SKF, and St. Louis County entered into a performance agreement (the “Performance Agreement”).  The applicable ILPT Industrial Portfolio Borrower has succeeded to the rights of the Predecessor Entity under the County Bonds, the Bond Lease and the Performance Agreement. The rent payable by the ILPT Industrial Portfolio Borrowers to the County under the Bond Lease is equal to the principal and interest payments due to the ILPT Industrial Portfolio Borrowers under the County Bonds and, therefore the rental payments to be made by the applicable ILPT Industrial Portfolio Borrower and bond payments owed to such ILPT Industrial Portfolio Borrower offset each other. During the term of the Bond Lease, the ILPT Industrial Portfolio Borrowers are entitled to purchase all or any portion of the North Hanley Property back from the County and terminate the Bond Lease, in return for tender and cancellation of all outstanding County Bonds.  The ILPT Industrial Portfolio Borrowers are also required to repurchase the North Hanley Property and terminate the Bond Lease, upon expiration of the Bond Lease or completion of the final bond payment, in each case in return for tender and cancellation of all outstanding County Bonds. The Bond Lease expires on the earlier of (i) the date the SKF lease is terminated and (ii) December 31 of the 10th calendar year following the completion date (as defined in the Bond Lease, provided that it is deemed to be not later than December 31, 2016). According to the appraisal, the improvements at the North Hanley Property were completed in 2015, which would result in a final expiration date of December 31, 2025 for the Bond Lease.

In connection with the above arrangements, the related ILPT Industrial Portfolio Borrower is exempt from payment of real property taxes during the term of the Bond Lease.  Under the Performance Agreement, in lieu of real property taxes, the related ILPT Industrial Portfolio Borrower and SKF are jointly liable to make contributions to a special allocation fund in St. Louis, Missouri. The contributions amount is dependent on the number of jobs offered by SKF during each annual test period (a 90 day period ending on September 30 of each year), and said amount begins increasing once SKF employs less than 388 full time employees. If SKF offers less than 350 jobs, (i) the contributions amount increases to equal 100% of the unabated real property taxes that would have otherwise been paid and (ii) the County Bonds structure and Bond Lease are effectively terminated as the related ILPT Industrial Portfolio Borrower is required to purchase the fee interest in the North Hanley Property (in return for tender and cancellation of the County Bonds) by December 31 of such year. SKF is obligated under its lease to pay both the unabated taxes (when due) and the contribution payments, as applicable. Accordingly, no real estate taxes or contribution payments were underwritten. According to the appraisal, estimated unabated taxes following the expiration of the tax abatement, which is assumed to occur on December 31, 2025, are expected to be $754,225 in 2026.

The County Bonds have been pledged to the lender to secure the ILPT Industrial Portfolio Whole Loan.

Letter of Credit. The ILPT Industrial Portfolio Borrowers have the right to deliver a letter of credit meeting the requirements of the ILPT Industrial Portfolio Whole Loan documents in lieu of deposits previously made to the Toro Expansion Reserve. In addition, a letter of credit may be delivered to cure a Debt Yield Event or Partial Debt Yield Event as described above under “Lockbox and Cash Management”.

Terrorism Insurance. The ILPT Industrial Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by the ILPT Industrial Portfolio Borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the ILPT Industrial Portfolio and 18 months of business interruption insurance; provided that for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA (or such other program).

A-3-39

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

A-3-40

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

360 North Crescent Drive
360 North Crescent Drive, 9370 Santa Monica Boulevard
and 375 North Crescent Drive
Beverly Hills, CA 90210
Burbank
Glendale
Pasadena
Arcadia
El Monte
Alhambra
LOS ANGELES
Santa Monica
E. Los Angeles
Monterey Park
Montebello
Culver City
Florence
Pico Rivera
Whittier
South Gate
Lynwood
Inglewood
Downey
Santa Fe Springs
El Segundo
Hawthorne
Paramount
Norwalk
Gardena
Compton
Bellflower
Pacific Ocean
Redondo Beach
Torrance
Lakewood
Cerritos
Carson
Garden Grove
LONG BEACH
Huntington Beach
Greystone Mansion
The Roxy Theatre
Whisky A Go Go
SUNSET STRIP
Sunset Blvd
Holloway Dr
Soho House
West Hollywood
La Cienega Blvd
Dan Tana's
MOCA Pacific Design Center
Troubadour
The Flats
Melrose Ave
N. San Vicente Blvd
Santa Monica Blvd
Beverly Blvd
Beverly Hills
Google Beverly Hills
Doheny Dr
The Ivy
Robertson Blvd
Cedars-Sinai Medical Center
Beverly Center
3rd St
Wallis Annenberg Center for the Performing Arts
Beverly Hills City Hall
Beverly Hills Courthouse
Burton Way
Downtown Los Angeles 9 miles
Los Angeles Country Club
RODEO DRIVE
Rodeo Dr
LOS ANGELES COUNTY
Spadena House
DOWNTOWN BEVERLY HILLS
Samuel Goldwyn Theater
Wilshire Blvd
WILSHIRE/ RODEO
METRO PURPLE LINE (Under Construction)
The Beverly Hilton
The Peninsula Beverly Hills
Rodeo Screening Room
Writers Guild Theater
ACTV8
WILSHIRE/ LA CIENEGA
Beverly Dr
Century Park East
Beverly Hills High School
Consulate General of Italy
Olympic Blvd
Olympic Square
BBC Studios Productions
Westfield Century City
Century Plaza Towers
CENTURY CITY/ CONSTELLATION
Roxbury Park
Beverly Palm Plaza
Consulate General of France
Century City
Century Park West
METRO PURPLE LINE (Under Construction)
Fox Plaza
InterContinental LA-Century City
Pico Blvd
Museum of Tolerance
Ave of the Stars
20th Century Fox Studios
LOS ANGELES
Beverlywood
Beverly Glen Blvd
Hillcrest Country Club
Motor Ave
Cheviot Hills Sports Center
Rancho Park Golf Course
Beverwil Dr
Plaza La Cienega
Kaiser Permanente Medical Center-West Los Angeles
Westside Pavilion

A-3-41

Mortgage Loan No. 5 – 360 North Crescent Drive

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Beverly Hills, CA 90210
Original Balance(1):	$73,600,000			General Property Type:	Office
Cut-off Date Balance(1):	$73,600,000			Detailed Property Type:	Suburban
% of Initial Pool Balance:	5.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1938/2003
Borrower Sponsor:	Tom Gores; The Gores Trust			Size:	123,848 SF
Guarantor:	Tom Gores; The Gores Trust			Cut-off Date Balance per SF(1):	$1,038
Mortgage Rate:	3.4500%			Maturity Balance per SF(1):	$1,038
Note Date:	9/30/2019			Property Manager:	Tenant-managed
First Payment Date:	11/11/2019			Underwriting and Financial Information
Maturity Date:	10/11/2029			UW NOI(4):	$10,663,140
Original Term to Maturity:	120 months			UW NOI Debt Yield(1):	8.3%
Original Amortization Term:	0 months			UW NOI Debt Yield at Maturity(1):	8.3%
IO Period:	120 months			UW NCF DSCR(1):	2.31x
Seasoning:	2 months			Most Recent NOI(4):	$8,488,260 (12/31/2018)
Prepayment Provisions(2):	LO(24); YM1(2); DEF/YM1(87); O(7)			2nd Most Recent NOI:	$7,922,910 (12/31/2017)
Lockbox/Cash Mgmt Status:	Hard/In Place			3rd Most Recent NOI:	$7,769,225 (12/31/2016)
Additional Debt Type(1):	Pari Passu			Most Recent Occupancy:	100.0% (12/1/2019)
Additional Debt Balance(1):	$55,000,000			2nd Most Recent Occupancy:	100.0% (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent Occupancy:	100.0% (12/31/2017)
Reserves(3)				Appraised Value (as of)(5):	$246,500,000 (8/29/2019)
Type	Initial	Monthly	Cap	Appraised Value per SF:	$1,990
Real Estate Taxes:	$69,628	$69,628	N/A	Cut-off Date LTV Ratio(1):	52.2%
Insurance:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	52.2%
Recurring Replacements:	$600,000	Springing	N/A
TI/LC:	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$128,600,000	100.0%	Loan Payoff Amount(6):	$77,437,345	60.2%
			Upfront Reserves:	$669,628	0.5%
			Closing Costs:	$1,489,975	1.2%
			Return of Equity:	$49,003,051	38.1%
Total Sources:	$128,600,000	100.0%	Total Uses:	$128,600,000	100.0%

(1)	The 360 North Crescent Drive Mortgage Loan (as defined below) is part of the 350 North Crescent Drive Whole Loan (as defined below). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW DSCR based on NOI/NCF, UW Debt Yield based on NOI/NCF, UW Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the 360 North Crescent Drive Whole Loan.

(2)	Defeasance of the 360 North Crescent Drive Whole Loan is permitted at any time after the earlier to occur of (a) September 30, 2022 and (b) two years from the closing date of the securitization of the last note of the 360 North Crescent Drive Whole Loan to be securitized (“Defeasance Lockout Release Date”), and prior to April 11, 2029. The assumed defeasance lockout period of 26 payments is based on the closing date of this transaction in December 2019. In addition, prepayment of the 360 North Crescent Drive Whole Loan (along with any applicable yield maintenance premiums) is permitted on any date on or after November 11, 2021 (“Prepayment Lockout Release Date”)

(3)	See “Escrows” section.

(4)	See “Operating History and Underwritten Net Cash Flow” below for a discussion of the increase from most recent NOI to UW NOI.

(5)	The appraiser also concluded to a Hypothetical Market Value “As Dark” of $177,000,000 as of August 29, 2019 and a Land Value of $109,000,000. The appraiser provided a separate allocation of value for the Parking Parcel of $29,000,000. The “as-is” and “As Dark” values each include the Parking Parcel allocated value and the Land Value includes a $21,000,000 allocated land value for the Parking Parcel.

(6)	The previous loan included a $65,000,000 A-Note and an $8,000,000 subordinate B-Note. The loan payoff includes approximately $6,301,169 in prepayment premiums related to both the A and B notes.

The Mortgage Loan. The fifth largest mortgage loan (the “360 North Crescent Drive Mortgage Loan”) is part of a whole loan (the “360 North Crescent Drive Whole Loan”) that is evidenced by two pari passu promissory notes in the aggregate original principal amount of $128,600,000. The 360 North Crescent Drive Whole Loan is secured by a first priority fee mortgage encumbering two adjacent office buildings and a parking garage located in Beverly Hills, California (the “360 North Crescent Drive Property”). The 360 North Crescent Drive Mortgage Loan is evidenced by the controlling promissory note A-1 in the original principal amount of $73,600,000. The non-controlling A-2 Note is being contributed to the BANK 2019-BNK22 securitization trust. The 360 North Crescent Drive Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2019-BNK23 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The proceeds of the 360 North Crescent Drive Whole Loan were primarily used pay off existing debt, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

A-3-42

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

360 North Crescent Drive
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$73,600,000	$73,600,000	BANK 2019-BNK23	Yes
A-2	$55,000,000	$55,000,000	BANK 2019-BNK22	No
Total	$128,600,000	$128,600,000

The Borrower and the Borrower Sponsor. The borrower is 360 N. Crescent, LLC (the “360 North Crescent Drive Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the 360 North Crescent Drive Borrower delivered a non-consolidation opinion in connection with the origination of the 360 North Crescent Drive Whole Loan.

The borrower sponsors and non-recourse carve-out guarantors are Tom Gores and The Gores Trust (collectively, the “360 North Crescent Drive Guarantor”). Tom Gores is the founder, CEO and Chairman of Platinum Equity, the sole tenant at the 360 North Crescent Drive Property. Mr. Gores oversees more than 25 companies and is also the owner of the NBA Detroit Pistons basketball team.

The 360 North Crescent Drive Whole Loan documents provide a cap on the 360 North Crescent Drive Guarantor’s liability, with respect to environmental liabilities, of $40,000,000. The limit will not apply to any successor or substitute guarantor unless the successor or substitute is (i) a sibling, parent, spouse, child, grandchild or other lineal descendant (“Immediate Family Member”) of Tom Gores, or (ii) wholly owned (directly or indirectly) and controlled by Tom Gores or an Immediate Family Member.

Various affiliates of Tom Gores were involved in a Chapter 11 bankruptcy filing related to an auto parts casting company in 2015 (see “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus).

The Property. The 360 North Crescent Drive Property consists of two adjacent office buildings (the “Office Parcel”) and a parking garage, which is located on a separate parcel (the “Parking Parcel”). The Office Parcel, totaling 123,848 SF, features a campus-like setting and has served as the headquarters for several companies including Litton Industries, Global Crossing, Music Corporation of America and currently Platinum Equity. As of December 1, 2019, the 360 North Crescent Drive Property was 100.0% leased to Platinum Equity.

The Office Parcel consists of two adjacent office buildings, the “South Building” and the “North Building”:

●	The South Building, containing 100,395 SF (81.1% of net rentable area), is a three-story office building completed in 1968 and extensively renovated in 1999 and 2003. The South Building includes two levels of subterranean parking with 104 spaces. The South Building has high-quality features and amenities, including a bar/restaurant, two kitchen facilities, two gyms, high quality office finishes, an executive parking area with polished floors, and extensive landscaping.

●	The North Building is a two-story office building completed in 1938, containing 23,453 SF (18.9% of net rentable area). While fully leased to Platinum Equity, the North Building is currently vacant and was reportedly previously subleased to Paradigm Talent Agency, a national talent agency controlled by the brother of the borrower sponsor for the 360 North Crescent Drive Whole Loan.

The Parking Parcel is situated directly west of the Office Parcel (across Crescent Drive) with pedestrian access provided via a signalized crosswalk. The Parking Parcel comprises a four-story, 432-space parking structure, which, together with the 104 parking spaces at the South Building, equates to a parking ratio of approximately 4.3 spaces per 1,000 SF of rentable area. Per the terms of its lease, Platinum Equity is entitled to 436 of the 536 total parking spaces, consisting of 104 spaces within the South building subterranean parking and an additional 332 spaces in the Parking Parcel, which are leased at a monthly rental rate of $200 per space; and the remaining 100 spaces are designated for public use. The Parking Parcel is managed by LAZ Parking and generates additional income from transient parking, validation, and monthly reserved and unreserved parking. The 360 North Crescent Drive Borrower has the right to release the Parking Parcel from the collateral of the 360 North Crescent Drive Whole Loan (see “Partial Release” section).

Major Tenant.

Platinum Equity (123,848 SF, 100.0% of net rentable area; 100.0% of underwritten base rent). Platinum Equity is a global investment firm which specializes in mergers, acquisitions and operations of companies that provide services and solutions in diverse industries. Founded in 1995, the company has completed over 250 acquisitions. Currently, the company has a portfolio of approximately 40 operating companies. Tom Gores, the CEO and Chairman of Platinum Equity (and also the borrower sponsor of the 360 North Crescent Drive Whole Loan) acquired the 360 North Crescent Drive Property in 2003 and the company has been headquartered at the property since. Platinum Equity executed a new 15-year lease in September 2019 at an initial rental rate of $78.00 per square foot, triple net, with 3% annual increases, and three, five-year renewal options at the fair market rental rate following its lease expiration in September 2034. The entity on the lease is Platinum Equity, LLC.

A-3-43

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

The following table presents certain information relating to the tenancy at the 360 North Crescent Drive Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF (2)	Approx. % of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration(4)	Termination Option (Y/N)
Platinum Equity(1)	NR/NR/NR	123,848	100.0%	$9,949,948	100.0%	$80.34	9/30/2034	N
Subtotal/Wtd. Avg.		123,848	100.0%	$9,949,948	100.0%	$80.34

Vacant Space		0	0.0%	$0	0.0%	$0.0
Total/Wtd. Avg.		123,848	100.0%	$9,949,948	100.0%	$80.34

(1)	Platinum Equity is affiliated with Tom Gores, the borrower sponsor of the 360 North Crescent Drive Whole Loan.

(2)	Platinum Equity is not currently utilizing the North Building (23,453 SF).

(3)	The Annual UW Rent and Annual UW Base Rent PSF shown above give credit for the rent bump occurring in October 2020. Platinum Equity currently pays a base rental rate of $78.00 per square foot.

(4)	Platinum Equity has three, 5-year renewal options remaining with 12 months’ notice, at fair market rental rate.

The following table presents certain information relating to the lease rollover schedule at the 360 North Crescent Drive Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2030 & Beyond	1	123,848	$80.34	100.0%	100.0%	$9,949,948	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	123,848	$80.34	100.0%		$9,949,948	100.0%

(1)	Information is based on the underwritten rent roll.

The Market. The 360 North Crescent Drive Property is located on the south side of Santa Monica Boulevard in Beverly Hills, California. The asset is located approximately 0.3 miles from the retail shops and restaurants along Rodeo Drive and approximately 1.0 mile from luxury hotels including The Waldorf Astoria Beverly Hills, The Beverly Hilton and the Peninsula Beverly Hills. The 360 North Crescent Drive Property is situated approximately 10.8 miles north of the Los Angeles International Airport and 5.7 miles northeast of the Santa Monica Airport. The asset is proximate to several major interstates including Interstate 405 (approximately 3.3 miles west) and Interstate 10 (2.0 miles south).

According to a third-party market research report, the estimated 2019 population within a one-, three- and five-mile radius of the 360 North Crescent Drive Property was approximately 30,826, 258,925 and 712,299, respectively; and the estimated 2019 average household income within the same radii was approximately $132,173, $121,839 and $107,145, respectively.

According to a third-party market research report, the 360 North Crescent Drive Property is situated within the Beverly Hills Office submarket of the Los Angeles Office Market. As of October 4, 2019, the Beverly Hills Office submarket reported a total inventory of approximately 11.2 million SF with a 9.4% vacancy rate and average asking rent of $66.19 per square foot, triple net. The submarket vacancy rate has averaged 8.6% from 2015 through the third quarter of 2019. The appraiser identified a submarket subset of “Top Tier” buildings on the Westside of Los Angeles. This subset consisted of 19 premier, class A buildings, totaling approximately 8.3 million SF with a weighted average vacancy rate of 9.7% and asking rental rates ranging from $71.40 to $96.00 per square foot, full service gross.

A-3-44

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

The following table presents certain information relating to the appraisal’s market rent conclusion for the 360 North Crescent Drive Property:

Market Rent Summary
Office – Floor 1
Market Rent (PSF)	$78.00
Lease Term (Years)	7
Lease Type (Reimbursements)	NNN
Rent Increase Projection	3.0% per annum

Source:	Appraisal.

The following table presents information relating to comparable office property sales for the 360 North Crescent Drive Property:

Property Name/Location	Sale Date	Year Built/ Renovated	Total NRA (SF)	Occupancy	Sale Price	Adjusted Sale Price(1)	Sale Price PSF	Appraiser’s Adjusted Sale Price PSF(1)
3003 & 3301 Exposition Blvd Santa Monica, CA	Jul. 2019	2000/N/A	201,922	100%	$220,000,000	$313,584,866	$1,090	$1,553
11975-12015 Bluff Creek Dr. Los Angeles, CA	May. 2019	2015/N/A	205,130	100%	$235,000,000	$334,977,290	$1,146	$1,633
8942 Wilshire Blvd Beverly Hills, CA	Apr. 2019	1989/N/A	82,886	100%	$107,500,000	$153,173,328	$1,297	$1,848
2900 & 3000 Olympic Blvd Santa Monica, CA	Mar. 2019	1959/N/A	275,968	95%	$346,000,000	$545,036,800	$1,254	$1,975
9336-9348 Civic Center Dr. Beverly Hills, CA	Dec. 2018	1925/N/A	234,361	100%	$244,200,000	$366,306,243	$1,042	$1,563
9460 Wilshire Blvd Beverly Hills, CA	Jan. 2018	1959/N/A	97,035	91%	$132,000,000	$188,733,075	$1,360	$1,945
9665 Wilshire Blvd Beverly Hills, CA	Jul. 2017	1972/N/A	171,114	85%	$184,700,000	$279,086,934	$1,079	$1,631
1299 Ocean Ave Santa Monica, CA	Apr. 2017	1980/N/A	205,713	79%	$285,000,000	$454,831,443	$1,385	$2,211
100 N Crescent Dr Beverly Hills, CA	Jul. 2015	1989/N/A	116,207	97%	$130,000,000	$180,004,643	$1,119	$1,549

Source: Appraisal.

(1)	Adjusted sale price for all cash equivalency, lease-up and/or deferred maintenance (as applicable). Information obtained from the appraisal.

A-3-45

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at 360 North Crescent Drive Property:

Cash Flow Analysis
	2015	2016	2017	2018(1)	UW(1)	UW $ per SF
Gross Potential Base Rent	$12,617,693(2)	$11,891,734(2)	$12,269,360(2)	$12,908,457(2)	$9,949,948(3)	$80.34
Rent Average Benefit	$0	$0	$0	$0	$0	$0.00
Grossed Up Vacant Space	$0	$0	$0	$0	$0	$0.00
Total Recoveries	$0(2)	$0(2)	$0(2)	$0(2)	$3,306,703	$26.70
Parking/Other Income	$240,100(2)	$286,399(2)	$478,708(2)	$392,414(2)	$1,384,726(4)	$11.18
Less Vacancy & Credit Loss	$0	$0	$0	$0	($497,497)(5)	($4.02)
Effective Gross Income	$12,857,793	$12,178,133	$12,748,068	$13,300,871	$14,143,880	$114.20

Real Estate Taxes	$694,873	$720,607	$744,156	$759,863	$1,516,411	$12.24
Insurance(6)	$571,085	$504,548	$486,959	$457,388	$104,819	$0.85
Other Operating Expenses(7)	$2,896,466	$3,183,753	$3,594,043	$3,595,360	$1,859,509	$15.01
Total Expenses	$4,162,424	$4,408,908	$4,825,158	$4,812,611	$3,480,740	$28.10

Net Operating Income	$8,695,369	$7,769,225	$7,922,910	$8,488,260	$10,663,140	$86.10
Capital Expenditures	$0	$0	$0	$0	$83,692	$0.68
TI/LC	$0	$0	$0	$0	$155,530	$1.26
Net Cash Flow	$8,695,369	$7,769,225	$7,922,910	$8,488,260	$10,423,919	$84.17

Occupancy %	100.0%	100.0%	100.0%	100.0%	100.0%
NOI DSCR(8)	1.93x	1.72x	1.76x	1.88x	2.36x
NCF DSCR(8)	1.93x	1.72x	1.76x	1.88x	2.31x
NOI Debt Yield(8)	6.8%	6.0%	6.2%	6.6%	8.3%
NCF Debt Yield(8)	6.8%	6.0%	6.2%	6.6%	8.1%

(1)	Increase in UW net operating income is primarily due to Platinum Equity executing a new lease on September 30, 2019 at a base rental rate of $78.00 per square foot.

(2)	Historical Base Rent numbers shown include base rent, expense reimbursements, and parking income related to the Platinum Equity lease.

(3)	Base rent includes credit for Platinum Equity’s October 2020 rent bump totaling $289,804.

(4)	The UW Parking/Other line item includes parking income related to the Platinum Equity lease and public users (see “The Property” section above).

(5)	The UW economic vacancy is 5.0%. The 360 North Crescent Drive Property was 100.0% leased as of December 1, 2019.

(6)	Underwritten Insurance is based on the actual premiums in place, excluding earthquake insurance premium as it is not required by the 360 North Crescent Drive Whole Loan documents. Historical Insurance included earthquake insurance premiums.

(7)	The 360 North Crescent Drive Property is occupied by an affiliate of the borrower sponsor, and the historical operating statements include certain business and capital expenses, which were not considered relevant for the lender’s underwriting. The UW Other Operating Expenses line item is based on appraisal assumptions.

(8)	The debt service coverage ratios and debt yields are based on the 360 North Crescent Drive Whole Loan.

Escrows and Reserves.

Real Estate Taxes - The 360 North Crescent Drive Borrower is required to deposit an upfront real estate tax reserve of $69,628 and ongoing monthly escrows in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $69,628).

Insurance - The 360 North Crescent Drive Whole Loan documents require ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months. Notwithstanding the foregoing, the 360 North Crescent Drive Whole Loan documents do not require ongoing monthly escrows for insurance so long as (i) no event of default has occurred and is continuing, (ii) the 360 North Crescent Drive Borrower provides lender with evidence that the 360 North Crescent Drive Property is insured pursuant to a blanket policy and such policy is in full force and effect, and (iii) the 360 North Crescent Drive Borrower provides lender with evidence of timely payment of insurance premiums and renewals.

Replacement Reserve – The 360 North Crescent Drive Borrower is required to deposit an upfront replacement reserve of $600,000. Upon the occurrence of a Cash Sweep Event Period (as defined below), or if the 360 North Crescent Drive Borrower fails to maintain the property in good and safe condition and make all repairs required by the annual budget, the 360 North Crescent Drive Whole Loan documents require ongoing monthly replacement reserves of $2,580.

Rollover Reserve – Upon the occurrence and continuance of a Cash Sweep Event Period, or if the 360 North Crescent Drive Borrower fails to pay leasing expenses when due and payable, the 360 North Crescent Drive Whole Loan documents require ongoing monthly leasing reserves of $20,641.

Lockbox and Cash Management. The 360 North Crescent Drive Whole Loan documents require that the 360 North Crescent Drive Borrower establish and maintain a lender-controlled lockbox account, which is already in-place, and that the 360 North Crescent Drive Borrower direct all tenants to pay rent directly into such lockbox account. The 360 North Crescent Drive Whole Loan documents also require that all rents received by the 360 North Crescent Drive Borrower or the property manager be deposited into the lockbox account within one business day of receipt. All funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 360 North Crescent Drive Whole Loan documents. Prior to the occurrence of a

A-3-46

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

Cash Sweep Event Period, any excess cash flow will be disbursed to the 360 North Crescent Drive Borrower. During a Cash Sweep Event Period, any excess cash flow remaining after satisfaction of the waterfall items are required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 360 North Crescent Drive Loan during the continuance of the Cash Sweep Event Period.

A “Cash Sweep Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the 360 North Crescent Drive Whole Loan documents;

(ii)	the debt service coverage ratio based on a hypothetical 30-year amortization schedule (“Amortizing DSCR”) being less than 1.10x based on the trailing twelve month period; or

(iii)	the occurrence of a Platinum Trigger Event (as defined below)

A Cash Sweep Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;

●	with regard to clause (ii), the Amortizing DSCR for the 360 North Crescent Drive Whole Loan being equal to or greater than 1.15x for two consecutive quarters;

●	with regard to clause (iii), a Platinum Trigger Event Cure (as defined below).

A “Platinum Trigger Event” will commence upon either of the following:

(i)	Platinum Equity ceasing to operate, vacating or abandoning 25% or more of its space, provided that a closing for a commercially reasonable period in connection with restoration in connection with casualty or condemnation, required repairs or replacements, will not be considered a cessation of operation; or

(ii)	the commencement of any bankruptcy action with respect to Platinum Equity, any successor tenant or any Acceptable Replacement Tenant (as defined below).

A “Platinum Trigger Event Cure” will occur upon the following:

●	with regard to clause (i), (A) Platinum Equity occupying and re-commencing operations at all or a portion of the applicable space for a period of two consecutive calendar quarters, and/or all or a portion of the applicable space being leased to one or more Acceptable Replacement Tenants and (B) at least 76% of the space leased to Platinum Equity being leased and occupied; and

●	with regard to clause (ii), either (a) the applicable bankruptcy action having been terminated and the applicable Platinum Lease having been affirmed, assumed or assigned in a manner satisfactory to the lender or (b) the Platinum Equity lease having been assumed and assigned to a third party approved by the lender.

“Acceptable Replacement Tenants” means tenants (i) that are reasonably acceptable to the lender, (ii) that have executed a replacement lease reasonably acceptable to lender, (iii) that have delivered an acceptable estoppel confirming that such tenant is open for business and paying full contractual rent with no abatement, and that no default exists under the lease and all borrower obligations have been complied with in full, and (iv) with respect to which, the 360 North Crescent Drive Borrower has paid for all outstanding tenant improvement and leasing commission costs and expenses under the related replacement lease, or such costs have been escrowed with lender.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Following the Defeasance Lockout Release Date or the Prepayment Lockout Release Date but prior to April 11, 2019, as applicable, the 360 North Crescent Drive Borrower may obtain the release of the Parking Parcel, provided that, among other things, and in accordance with the 360 North Crescent Drive Whole Loan Documents,

(i)	the Parking Parcel will be conveyed to an unaffiliated third party;

(ii)	following the release, the Amortizing DSCR is greater than the greater of (a) the Amortizing DSCR immediately prior to the release and (b) 1.51x;

(iii)	following the release, the NCF Debt Yield is greater than the greater of (a) the NCF Debt Yield immediately prior to the release and (b) 8.1%;

(iv)	following the release, the Loan to Value Ratio (“LTV”) is not greater than the lesser of (a) the LTV immediately prior to the release and (b) 52.2%;

(v)	either (a) defeasance of the 360 North Crescent Drive Whole Loan in the amount equal to the Release Price (as defined below) or (b) prepayment of the 360 North Crescent Drive Whole Loan in the amount equal to the Release Price, along with any yield maintenance premiums, as applicable;

(vi)	the lender has received reasonably satisfactory evidence that, following the release of the Parking Parcel, the 360 North Crescent Drive Property complies with all applicable zoning and parking requirements and that the release will not have an adverse impact on the property or any tenant at the property and will not violate any lease;

(vii)	a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs has been delivered; and

(viii)	rating agency confirmation is received.

A-3-47

Office – Suburban	Loan #5	Cut-off Date Balance:	$73,600,000
Various	360 North Crescent Drive	Cut-off Date LTV:	52.2%
Beverly Hills, CA 90210		UW NCF DSCR:	2.31x
		UW NOI Debt Yield:	8.3%

“Release Price” means 110% of the Parking Parcel allocated loan amount of $15,130,000.

The 360 North Crescent Drive Borrower may satisfy the conditions in clauses (ii), (iii), and (iv) above by partially prepaying the 360 North Crescent Drive Whole Loan in an amount that would be necessary to satisfy those conditions along with any applicable yield maintenance fees.

Ground Lease. None.

Right of First Refusal/Right of First Offer. None.

Letter of Credit. None.

Terrorism Insurance. The 360 North Crescent Drive Whole Loan documents require that the “all risk” insurance policy required to be maintained by the 360 North Crescent Drive Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 360 North Crescent Drive Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-48

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-49

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

A-3-50

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

A-3-51

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

Los Angeles 9 miles
Montebello
Pico Rivera
Pico Rivera Towne Center
Rio Hondo
Downey
Downey Center
Santa Fe Springs
Santa Fe Springs Marketplace
Santa Fe Springs Promenade
Los Nietos
Whittier
Whittier College
PIH Medical Center
Quad At Whittier
East Whittier
South Whittier
Gateway Plaza
Santa Fe Springs Plaza
LOS ANGELES COUNTY
Candlewood Country Club
Norwalk
Metropolitan State Hospital
NORWALK/SANTA FE SPRINGS
Stonewood Center
PIH Health Hospital
Lakewood Park Heath Center
Promenade at Downey
Kaiser Permanente Downey Med. Ctr.
GREEN LINE
LAX 18 miles
Southern Wine & Spirits Distribution Ctr.
La Mirada
Biola University
La Mirada Park
Norwalk Town Square
Safeway-Vons Distribution Center
Norwalk Government Center
12440 Imperial Highway
Norwalk, CA 90650
Bellflower
Cerritos College
Alondra Square
PCI College
Artesia
Plaza 183
Los Cerritos Center
Cerritos Towne Ctr.
Cerritos Ctr. for the Performing Arts
Cerritos
Lakewood Marketplace
Lakewood
Cerritos Regional County Park
Fountain Plaza
San Gabriel River
San Gabriel River Fwy
Santa Ana Fwy
Artesia Fwy
METROLINK
ORANGE COUNTY/91 LINES
Washington Blvd
Whittier Blvd
Broadway
Rosemead Blvd
Telegraph Rd
Santa Fe Springs Rd
Painter Ave
Mulberry Dr
Mills Ave
Colima Rd
Florence Ave
Firestone Blvd
Pioneer Blvd
Norwalk Blvd
Lakeland Rd
Shoemaker Ave
Carmenita Rd
Leffingwell Rd
Imperial Hwy
La Mirada Blvd
Valley View Ave
Foster Rd
Rosecrans Ave
Excelsior Dr
Studebaker Rd
Alondra Blvd
Bellflower Blvd
Woodruff Ave
Bloomfield Ave
Artesia Blvd
Allington St
South St
Del Amo Blvd
5
19
42
72
90
91
105
605
Burbank
Glendale
Pasadena
Arcadia
Alhambra
El Monte
LOS ANGELES
Santa Monica
E. Los Angeles
Monterey Park
Montebello
Pico Rivera
Whittier
Santa Fe Springs
Downey
Norwalk
Inglewood
South Gate
Lynwood
Hawthorne
Gardena
Compton
Paramount
Bellflower
Lakewood
Cerritos
Pacific Ocean
Redondo Beach
Torrance
Carson
LONG BEACH
Garden Grove
Huntington Beach
El Segundo
Florence

A-3-52

Mortgage Loan No. 6 – Norwalk Government Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Norwalk, CA 90650
Original Balance:	$66,300,000			General Property Type:	Office
Cut-off Date Balance:	$66,300,000			Detailed Property Type:	Suburban
% of Initial Pool Balance:	5.2%			Title Vesting:	Fee
Loan Purpose:	Recapitalization			Year Built/Renovated:	1982/2005
Borrower Sponsors:	Robert Sonnenblick; Nelson Del Rio			Size:	451,455 SF
Guarantors:	Robert Sonnenblick; Nelson Del Rio			Cut-off Date Balance per SF:	$147
Mortgage Rate:	3.8450%			Maturity Date Balance per SF:	$147
Note Date:	10/31/2019			Property Manager:	CBRE, Inc.
First Payment Date:	12/11/2019			Underwriting and Financial Information
Maturity Date:	11/11/2029			UW NOI(2):	$5,652,036
Original Term to Maturity:	120 months			UW NOI Debt Yield:	8.5%
Original Amortization Term:	0 months			UW NOI Debt Yield at Maturity:	8.5%
IO Period:	120 months			UW NCF DSCR:	2.10x
Seasoning:	1 month			Most Recent NOI(2):	$4,697,543 (9/30/2019 TTM)
Prepayment Provisions:	LO (25); DEF (91); O (4)			2nd Most Recent NOI:	$4,612,584 (12/31/2018)
Lockbox/Cash Mgmt Status:	Hard/In Place			3rd Most Recent NOI:	$5,280,956 (12/31/2017)
Additional Debt Type:	N/A			Most Recent Occupancy:	82.7% (11/1/2019)
Additional Debt Balance:	N/A			2nd Most Recent Occupancy:	81.2% (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent Occupancy:	83.2% (12/31/2017)
Reserves(1)				Appraised Value (as of):	$104,400,000 (8/12/2019)
Type	Initial	Monthly	Cap	Appraised Value per SF:	$231
RE Taxes:	$164,570	$82,885	N/A	Cut-off Date LTV Ratio:	63.5%
Insurance:	$104,588	$9,508	N/A	Maturity Date LTV Ratio:	63.5%
Recurring Replacements:	$0	$13,163(1)	(1)
TI/LC:	$4,000,000	$47,027	$2,750,000(1)
Energy Retrofit Reserve:	$4,305,000	$0	N/A
Economic Holdback Reserve:	$4,525,000	$0	N/A
Existing TI/LC Obligations Reserve:	$1,787,104	$0	N/A
Springing Parking Reserve:	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Net Mortgage Loan Amount:	$61,775,000	93.2%	Loan Payoff Amount:	$37,597,047	56.7%
Economic Holdback	$4,525,000	6.8%	Partner Buyout:	$10,500,000	15.8%
			Upfront Reserves:	$14,886,262	22.5%
			Closing Costs:	$921,470	1.4%
			Return of Equity:	$2,395,221	3.6%
Total Sources:	$66,300,000	100.0%	Total Uses:	$66,300,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	See “Operating History and Underwritten Net Cash Flow” below for a discussion of the increase from the Most Recent NOI to the UW NOI.

The Mortgage Loan. The sixth largest mortgage loan (the “Norwalk Government Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $66,300,000 which is secured by a first priority fee mortgage encumbering an office building located in Norwalk, California (the “Norwalk Government Center Property”).

The Borrower and the Borrower Sponsors. The borrower is Sonnenblick Del Rio Norwalk LLC (the “Norwalk Government Center Borrower”), a Delaware limited liability company and single purpose entity with two independent directors.

The borrower sponsors and non-recourse carveout guarantors are Robert Sonnenblick and Nelson Del Rio. Mr. Sonnenblick has over 30 years of real estate and real estate finance experience and is currently the principal of Sonnenblick, LLC, a real estate development firm that focuses on office facilities for state, county and municipal public agencies. The firm’s projects include offices for the County of Los Angeles, a New Jersey mall, retail shopping center in Los Angeles and hotels in California and Florida. Mr. Del Rio is the Chairman and CEO of Sonnenblick – Del Rio Development, Inc., a Los Angeles-based real estate development firm focused on office properties for government tenants.

A-3-53

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

The Property. The Norwalk Government Center Property is a 451,455 SF, seven-story, Class A office building located in Norwalk, California, approximately 15.4 miles southeast of the Los Angeles central business district. Constructed in 1982, renovated in 2005 and situated on a 20.1-acre site, the Norwalk Government Center Property contains 1,728 onsite surface parking spaces (resulting in a parking ratio of approximately 3.8 spaces per 1,000 SF of net rentable area; see “Release of Property” section for a discussion of the release option for a portion of the parking lot space). According to the appraisal, the Norwalk Government Center Borrower plans to complete various energy efficiency upgrades to reduce the quantity of electricity being consumed (see “Escrows and Reserves” below for a further discussion of the retrofit work).

As of November 1, 2019, the Norwalk Government Center Property was 82.7% leased to 18 tenants, and the property averaged approximately 89.9% occupancy from 2005 to 2018. Approximately 79.9% of the net rentable area and 97.1% of underwritten base rent is attributed to 11 investment grade tenants; and 9 tenants accounting for approximately 63.0% of the net rentable area and 82.3% of underwritten base rent have been at the Norwalk Government Center Property since at least January 2007.

According to the appraisal, the Norwalk Government Center Borrower has provided a conceptual plan to construct an additional 600,000 SF of office space within two seven-story buildings on a release parcel at the northeast corner of the Norwalk Government Center Property (see “Release of Property” below for further information). According to the appraisal, any specific development plan would require further review and study, including traffic impact. The lender provides no assurances as to whether or not any such development will ever be effectuated (see the “Release of Property” section below for certain anti-poaching provisions set forth in the Norwalk Government Center Mortgage Loan documents).

Major Tenants.

County of LA Sheriff’s Dept. (98,840 SF, 21.9% of NRA; 30.2% of underwritten base rent). Los Angeles County (rated AA/Aa2/AA by Fitch/Moody’s/S&P) is one of the nation’s largest counties with 4,084 square miles, and has the largest population of any county in the nation, with nearly 10 million residents who account for approximately 27% of California’s population. As a subdivision of the state, the county is charged with providing numerous services including law enforcement, tax collection, public health protection, public social services, elections and flood control. The County of LA Sheriff’s Department employs over 10,000 sworn deputies, and over 8,000 civilian staff. The Norwalk Government Center Property includes the Records and Identification Bureau for the County of LA Sheriff’s Department, which provides correctional programs, disaster services, environmental services, holiday assistance, law enforcement services, substance abuse services and youth services for the unincorporated areas of Los Angeles County and contracting cities. The entity on the lease is County of Los Angeles, the tenant has been at the Norwalk Government Center Property since February 2001, recently renewed its lease for seven years and has no renewal options remaining following its October 2026 lease expiration.

Accenture, LLP (59,396 SF, 13.2% of NRA; 10.4% of underwritten base rent). Accenture, LLP (“Accenture”; rated A+/Aa3/A+ by Fitch/Moody’s/S&P) is a global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. In the event that Accenture’s contract with the County of Los Angeles is terminated by the County of Los Angeles, Accenture has the option to terminate its lease at any time by providing 9 months prior notice a termination fee of two months current base rent and operating expenses. The entity on the lease is Accenture LLP, which has one, 1-year renewal option remaining following its April 2024 lease expiration.

County of LA DPSS (58,642 SF, 13.0% of NRA; 17.9% of underwritten base rent). The Los Angeles County (rated AA/Aa2/AA by Fitch/Moody’s/S&P) Department of Public Social Services (“County of LA DPSS”) is the second largest County department in Los Angeles County and the largest social service agency in the United States. The County of LA DPSS has an annual budget of over $3.9 billion and provides services to one out of every three residents in Los Angeles County via a workforce of nearly 14,000 employees with the capacity to serve residents in 19 languages. The entity on the lease is County of Los Angeles, the tenant has been at the Norwalk Government Center Property since February 2001, recently renewed its lease for seven years and has no renewal options remaining following its October 2026 lease expiration.

A-3-54

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

The following table presents certain information relating to the tenancy at the Norwalk Government Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration	Extension Options	Term. Option (Y/N)
County of LA Sheriff’s Dept.	AA/Aa2/AA	98,840	21.9%	$2,406,971	30.2%	$24.35	10/31/2026	N	N
Accenture, LLP(4)	A+/Aa3/A+	59,396	13.2%	$826,817(4)	10.4%	$13.92(4)	4/30/2024	1, 1-year	Y(5)
County of LA DPSS	AA/Aa2/AA	58,642	13.0%	$1,428,061	17.9%	$24.35	10/31/2026	N	N
USA – GSA/FBI	AAA/Aaa/AA+	42,803	9.5%	$785,310	9.9%	$18.35	1/19/2028	N	Y(6)
County of LA Children’s & Family	AA/Aa2/AA	40,795	9.0%	$948,201	11.9%	$23.24	4/30/2020	N	Y(7)
Subtotal/Wtd. Avg.		300,476	66.6%	$6,395,361	80.3%	$21.28		Termination Option

Other Tenants		72,736	16.1%	$1,567,241	19.7%	$21.55
Vacant Space		78,243	17.3%	$0	0.0%	$0.0
Total/Wtd. Avg.		451,455	100.0%	$7,962,601	100.0%	$21.34(8)

(1)	Information obtained from the underwritten rent roll.

(2)	Certain ratings are those of the parent company or government whether or not the parent or government guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF includes straight line rent averaging for investment grade tenants through their respective lease terms totaling $518,466. The current contractual base rental rates for the tenants shown on the table above are as follows: County of LA Sheriff’s Dept.: $22.20 PSF; Accenture: $12.99 PSF; County of LA DPSS: $22.20 PSF; USA – GSA/FBI: $18.35 PSF; and County of LA Children’s & Family: $23.24 PSF.

(4)	Accenture’s lease is a triple net lease, while the majority of leases at the Norwalk Government Center Property (including all other leases shown on the table above) are gross leases.

(5)	In the event that Accenture’s contract with the County of Los Angeles is terminated by the County of Los Angeles, Accenture will have the option to terminate its lease at any time by providing 9 months prior notice and a termination fee of two months current base rent and operating expenses.

(6)	USA – GSA/FBI may terminate its lease at any time beginning on December 1, 2023 by giving the Norwalk Government Center Borrower 120 days’ notice.

(7)	County of LA Children’s & Family may terminate its lease at any time by giving the Norwalk Government Center Borrower 90 days’ notice.

(8)	Total/Wtd. Avg. Annual UW Rent PSF excludes vacant space.

The following table presents certain information relating to the lease rollover schedule at the Norwalk Government Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	5	7,141	$8.74	1.6%	1.6%	$62,388	0.8%	0.8%
2019	0	0	$0.00	0.0%	1.6%	$0	0.0%	0.8%
2020	4	71,302	$22.65	15.8%	17.4%	$1,614,967	20.3%	21.1%
2021	1	2,064	$21.55	0.5%	17.8%	$44,478	0.6%	21.6%
2022	0	0	$0.00	0.0%	17.8%	$0	0.0%	21.6%
2023	1	3,428	$18.74	0.8%	18.6%	$64,232	0.8%	22.4%
2024	2	65,135	$14.64	14.4%	33.0%	$953,537	12.0%	34.4%
2025	0	0	$0.00	0.0%	33.0%	$0	0.0%	34.4%
2026	2	157,482	$24.35	34.9%	67.9%	$3,835,032	48.2%	82.6%
2027	1	13,276	$21.58	2.9%	70.8%	$286,453	3.6%	86.2%
2028	1	42,803	$18.35	9.5%	80.3%	$785,310	9.9%	96.0%
2029	0	0	$0.00	0.0%	80.3%	$0	0.0%	96.0%
2030 & Beyond	1	10,581	$29.88	2.3%	82.7%	$316,203	4.0%	100.0%
Vacant	0	78,243	$0.00	17.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.(3)	18	451,455	$21.34	100.0%		$7,962,601	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Total/Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Norwalk Government Center Property is located at the intersection of Imperial Highway and Bloomfield Avenue in Norwalk, California. The Norwalk Government Center Property is situated approximately 0.4 miles west of the Norwalk/Santa Fe Springs Transportation Center (which provides Metrolink train access southbound to San Diego County via the Orange County line and access southeast bound to Riverside County via the 91/Perris Valley line) 0.8 miles northeast of Interstate 5 (provides access northbound to Los Angeles and southbound to San Diego) and 20.8 miles east of the Los Angeles International Airport. The Norwalk Government Center Property is situated approximately 0.2 miles southeast of the intersection of

A-3-55

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

Imperial Highway and Balsam Street, which, according to a third party market research provider, had a daily traffic count of approximately 35,095 vehicles as of 2018.

The Norwalk Civic Center is situated approximately 0.4 miles west of the Norwalk Government Center Property and includes city hall, a library and the Los Angeles County Southeast District’s Superior Court. According to the appraisal, the new Metrolink Green Line Station (which will provide access to Los Angeles International Airport) will be under construction in 2020 and is planned to be approximately 400 yards from the Norwalk Government Center.

According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the Norwalk Government Center Property was approximately 209,421 and 634,675, respectively; and the estimated 2019 average household income within the same radii was approximately $83,433 and $87,458, respectively.

Submarket Information – According to a third-party market research report, the Norwalk Government Center Property is situated within the Southeast Los Angeles submarket of the Los Angeles – CA office market. As of October 30, 2019, the Southeast Los Angeles submarket reported a total inventory of approximately 9.7 million SF with a 5.5% vacancy rate and average asking rent of $27.81 PSF, gross. The submarket vacancy rate has decreased from 7.5% in 2012 and averaged 5.9% from 2012 through 2018. According to a third-party market research report, over half of tenants that occupy more than 50,000 SF of office space within the Southeast Los Angeles submarket are government-related tenants.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Norwalk Government Center Property:

Market Rent Summary
	Office	Basement	Loading Dock
Market Rent (PSF)	$24.00 - $30.00	$18.00 - $21.00	N/A
Lease Term (Years)	7	5	5
Lease Type (Reimbursements)	FSG	FSG	Gross
Rent Increase Projection	3.0% per annum	3.0% per annum	3.0% per annum
Tenant Improvements (New Tenant) (PSF)	$25.00	$15.00	$0.00
Tenant Improvements (Renewal) (PSF)	$10.00	$7.50	$0.00

Source: Appraisal

The following table presents certain information relating to comparable office properties to the Norwalk Government Center Property:

Comparable Leases Summary
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Occupancy	Distance from Subject	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Norwalk Corporate Plaza 12501 Imperial Highway Norwalk, CA	1977/1994	112,813	100%	0.4 Miles	Oct. 2017 /11.0 Yrs	20,000	$27.12	FSG
Heritage Corporate Center 10350 Heritage Park Drive Santa Fe Springs, CA	1986/N/A	40,046	83%	2.3 Miles	Jul. 2019 /2.1 Yrs	7,042	$26.40	FSG
Cerritos Office Center III 17785 Center Court Drive Cerritos, CA	1991/N/A	142,618	92%	3.6 Miles	May 2019 /4.4 Yrs Jan. 2019 / 5.9 Yrs	6,664 5,122	$34.20 $34.20	FSG FSG
Cerritos Towne Center 17777 Center Court Drive Cerritos, CA	2002/N/A	165,678	94%	3.5 Miles	Jun. 2019 / 7.7 Yrs Oct. 2018 / 5.3 Yrs	6,360 3,339	$34.80 $34.80	FSG FSG
Plaza Tower 18000 Studebaker Road Cerritos, CA	1987/N/A	187,105	86%	5.4 Miles	Apr. 2018 / 7.7 Yrs	21,914	$28.44	FSG
Centerpointe La Palma 4 Centerpointe Drive La Palma, CA	1988/N/A	82,662	100%	5.6 Miles	Feb. 2019 / 6.7 Yrs	6,114	$35.40	FSG
4000 Metro 4000 Metropolitan Drive Orange, CA	1985/2007	182,935	100%	15.4 Miles	Jul. 2018 / 15.0 Yrs	59,927	$30.48	FSG
SGV Valley Corporate Campus 4910 Rivergrade Road – Bldg 3 Irwindale, CA	1988/N/A	287,930	55%	16.3 Miles	May 2019 / 10.0 Yrs	31,282	$27.00	FSG

Source: Appraisal

A-3-56

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

The following table presents information relating to comparable office property sales for the Norwalk Government Center Property:

Comparable Sales Summary
Property Name/Location	Sale Date	Year Built/ Renovated	Total NRA (SF)	Occupancy	Sale Price	Sale Price PSF
Norwalk Government Center (subject) Norwalk, CA	N/A	1982/2005	451,455(1)	82.7%(1)
Norwalk Corporate Plaza 12501 Imperial Highway Norwalk, CA	Feb. 2018	1977/1994	112,813	93%	$26,000,000	$230.47
The Airflyte 2200, 2222, & 2230 East Imperial Highway El Segundo, CA	May 2018	1976/N/A	549,222	100%	$167,500,000	$304.98
Encino Office Park 6345 Balboa Boulevard Encino, CA	Mar. 2019	1988/N/A	213,459	89%	$47,850,000	$224.16
AXIS Anaheim 2390 Orangewood Avenue 2121, 2150, 2170, 2190 Towne Center Drive Anaheim, CA	Dec. 2018	1982/2015	292,311	77%	$83,100,000	$284.29
Dupont Centre I and II 2201 and 2301 Dupont Drive Irvine, CA	Sep. 2018	1986/N/A	251,108	73%	$87,888,000	$350.00
1 MacArthur Place 1 MacArthur Place Santa Ana, CA	Apr. 2019	2001/N/A	210,025	94%	$54,000,000	$257.11
4 Hutton Centre 4 Hutton Centre Drive Santa Ana, CA	Jul. 2019	1988/2012	216,864	80%	$54,755,000	$252.49

Source: Appraisal.

(1)	Information is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Norwalk Government Center Property:

Cash Flow Analysis
	2016	2017	2018	TTM (9/30/2019)(1)	UW(1)	UW PSF
Base Rent	$7,807,036	$7,984,532	$7,286,583	$7,405,499	$7,444,135	$16.49
IG Rent Average Benefit	$0	$0	$0	$0	$518,466	$1.15
Grossed Up Vacant Space	$0	$0	$0	$0	$2,077,617	$4.60
Total Recoveries	$1,732,278	$1,739,453	$1,573,983	$1,657,848	$1,758,105	$3.89
Parking/Garage/Other Income(2)	$281,497	$201,365	$227,047	$236,934	$187,098	$0.41
Less Vacancy & Credit Loss	$0	$0	$0	$0	($2,077,617)(3)	($4.60)
Effective Gross Income	$9,820,811	$9,925,350	$9,087,612	$9,300,281	$9,907,804	$21.95

Real Estate Taxes	$908,590	$906,451	$900,181	$921,070	$958,659	$2.12
Insurance	$68,067	$92,368	$106,205	$110,506	$108,659	$0.24
Other Operating Expenses	$3,485,327	$3,645,576	$3,468,643	$3,571,162	$3,188,451(4)	$7.06
Total Expenses	$4,461,984	$4,644,394	$4,475,029	$4,602,738	$4,255,768	$9.43

Net Operating Income	$5,358,827	$5,280,956	$4,612,584	$4,697,543	$5,652,036	$12.52
Capital Expenditures	$0	$0	$0	$0	$157,958	$0.35
TI/LC	$0	$0	$0	$0	$51,455	$0.11
Net Cash Flow	$5,358,827	$5,280,956	$4,612,584	$4,697,543	$5,442,623	$12.06

Occupancy %	92.4%	83.2%	81.2%	82.7%	82.7%(3)
NOI DSCR	2.07x	2.04x	1.78x	1.81x	2.18x
NCF DSCR	2.07x	2.04x	1.78x	1.81x	2.10x
NOI Debt Yield	8.1%	8.0%	7.0%	7.1%	8.5%
NCF Debt Yield	8.1%	8.0%	7.0%	7.1%	8.2%

(1)	The increase in Effective Gross Income from TTM (9/30/2019) to UW was primarily driven by the inclusion of straight line rent averaging for investment grade tenants through their respective lease terms totaling $518,466.

(2)	Includes parking, storage and income derived from the loading dock license agreement.

(3)	The underwritten economic vacancy is 20.7%. The Norwalk Government Center Property was 82.7% occupied as of November 1, 2019.

(4)	The decrease in Other Operating Expenses from TTM (9/30/2019) to UW is driven by an estimated $440,000 in expected savings after completion of the planned energy retrofit alterations (see “Escrows and Reserves” section below).

A-3-57

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

Escrows and Reserves.

Real Estate Taxes - The Norwalk Government Center Borrower is required to deposit an upfront real estate tax reserve of $164,570 and ongoing monthly escrows in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $82,885).

Insurance - The Norwalk Government Center Borrower is required to deposit an upfront insurance reserve of $104,588 and ongoing monthly escrows in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months (initially $9,508).

Replacement Reserve - The Norwalk Government Center Mortgage Loan documents require ongoing monthly replacement reserves of $13,163, which the lender may require the Norwalk Government Center Borrower to increase (not more than once per year) if the lender reasonably determines such increase is necessary to maintain the proper operation of the Norwalk Government Center Property. From and after the date of the completion of the elevator modernization conditions, as recommended in the property condition report obtained at the time of origination of the Norwalk Government Center Mortgage Loan (as described in the Norwalk Government Center Mortgage Loan documents), provided that if (x) no event of default has occurred or is continuing and (y) the Norwalk Government Center Property is being adequately maintained (as determined by the lender based on annual site inspections), the ongoing monthly replacement reserve deposit will be reduced to $7,524 and will be subject to a cap of $595,490.

Leasing Reserve - The Norwalk Government Center Mortgage Loan documents require an upfront deposit of $4,000,000 and ongoing general TI/LC reserves of $47,027, subject to a cap of $2,750,000 provided that no event of default has occurred or is continuing.

Energy Retrofit Reserve – The Norwalk Government Center Mortgage Loan documents require an upfront deposit of $4,305,000 for proposed energy retrofit alterations to the Norwalk Government Center Property improvements together with such other non-structural work that the energy retrofit contractor reasonably deems necessary to achieve the performance specification sought with respect to such energy retrofit. The Norwalk Government Center Borrower is required to complete the retrofit work on or before October 31, 2021 (provided that such deadline may be extended by the lender so long as the Norwalk Government Center Borrower is diligently pursing the completion of such retrofit work).

Economic Holdback Reserve – The Norwalk Government Center Mortgage Loan documents require an upfront deposit of $4,525,000 as additional collateral for the performance of the Norwalk Government Center Borrower’s obligations under the Norwalk Government Center Mortgage Loan documents. So long as no event of default has occurred or is continuing, upon receipt of satisfactory evidence that the net cash flow debt yield (“NCF DY”) is greater than or equal to 8.0%, the lender is required to disburse the economic holdback reserve funds to a general reserve account (which may be used for disbursements of Replacement Reserves, Leasing Reserves, monthly debt service or payment of other funding requirement reasonably related to the Norwalk Government Center Property) (the “General Reserve”). So long as no event of default has occurred or is continuing, in the event that the economic holdback reserve funds have not been fully disbursed before October 31, 2021, the lender is required to (i) first, apply the funds to the prepayment of the Norwalk Government Center Mortgage Loan in an amount equal to the lesser of (A) all of the remaining economic holdback reserve funds and (B) the amount that, after giving effect to such prepayment, will result in a NCF DY of 8.0% (calculated as if the principal balance of the Norwalk Government Center Mortgage Loan were equal to the initial principal amount less any economic holdback reserve funds being held by the lender at the time of calculation) (and, in either case, the Norwalk Government Center Borrower is required to pay the accompanying yield maintenance premium and interest shortfall due in connection with such prepayment), (ii) second, apply the economic holdback reserve funds, if any, towards the payment of the applicable yield maintenance premium and interest shortfall (and for clarity, if there are no economic holdback reserve funds remaining, the Norwalk Government Center Borrower is required to pay the applicable yield maintenance premium and interest shortfall) and (iii) third, disburse any remaining economic holdback reserve funds, if any, to the General Reserve.

Existing TI/LC Obligations Reserve – The Norwalk Government Center Borrower deposited an upfront reserve of $1,787,104 for outstanding tenant improvements and leasing commissions related to LA County Department of Public Social Services ($703,704), County of LA Sheriff’s Dept. ($988,400) and OurHome Catering, Inc. ($95,000).

Springing Parking Reserve – Thirty days prior to commencement of construction of any improvements on the Release Parcel that could reasonably be expected to result in a displacement of parking, the Norwalk Government Center Mortgage Loan documents require a springing deposit of an amount equal to the cost of temporary off-site parking spaces and bus service between off-site parking and the property for a period of no less than 18 months (see “Release of Property” below for further discussion on a future parcel release).

Lockbox and Cash Management. The Norwalk Government Center Whole Loan is structured with a hard lockbox, which is already in place, and in place cash management. The Norwalk Government Center Borrower is required to direct tenants to pay rent directly into such lockbox account and all rents received directly by the Norwalk Government Center Borrower or the property manager are required to be deposited into the lockbox account within one business day of receipt. Funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. Prior to the occurrence of a Cash Trap Event Period (as defined below), any excess funds in the lockbox account after satisfaction of the waterfall items are required to be distributed to the Norwalk Government Center Borrower. During the continuance of the Cash Trap Event Period, any excess cash flow remaining after satisfaction of the waterfall items outlined in the loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional security for the Norwalk Government Center Whole Loan (provided, however, a separate excess cash flow subaccount will be required solely with respect to a Cash Trap Event Period caused by a Major Tenant Non-Renewal Event (as defined below)).

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the Norwalk Government Center Mortgage Loan documents;

(ii)	the net cash flow debt service coverage ratio (based on a hypothetical 30-year amortization schedule; “Amortizing NCF DSCR”) falling below 1.15x at the end of any calendar quarter; or

(iii)	the occurrence and continuation of a Major Tenant Event Period (as defined below).

A-3-58

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default; or

●	with regard to clause (ii), the Amortizing NCF DSCR being equal to or greater than 1.20x for two consecutive calendar quarters; or

●	with regard to clause (iii), a Major Tenant Event Period Cure (as defined below).

A “Major Tenant Event Period” will commence upon the earliest to occur of the following:

(i)	County of LA Sheriff’s Dept. (references to such tenant include its successors and assigns and any replacement tenant for any portion of its leased premises) failing to renew or extend the term of its lease, pursuant to the terms and conditions set forth in such lease or on terms and conditions acceptable to the lender and in accordance with the Norwalk Government Center Mortgage Loan documents, on or prior to the date that is 12 months prior to such lease’s expiration date (as of the loan origination date, the lease is scheduled to expire on October 31, 2026); provided, however, that if the County of LA Sheriff’s Dept. has (1) been occupying its space at the Norwalk Government Center Property for a minimum of seven years as of such lease’s expiration date and (2) the Norwalk Government Center Borrower certifies that (a) such tenant is currently engaged in renewal conversations with the Norwalk Government Center Borrower at the Norwalk Government Center Property and (b) such tenant has not expressed its intention to vacate at the end of its lease term (collectively, the “Government-Related Tenant Timing Conditions”) are satisfied as of the 12-month deadline, the renewal trigger date will instead be the date that is the earlier of (x) six months prior to the scheduled lease expiration date or (y) the date on which the Government-Related Tenant Timing Conditions are no longer satisfied (collectively, a “Major Tenant Non-Renewal Event”);

(ii)	County of LA Sheriff’s Dept. giving a termination notice under its lease for all or any portion of its space;

(iii)	County of LA Sheriff’s Dept. “going dark”, vacating or otherwise failing to occupy its space, or failing to be open for business at the Norwalk Government Center Property during customary hours, or giving notice of its intent to commence any of the foregoing; or

(iv)	County of LA Sheriff’s Dept. filing, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becoming involved, as a debtor, in a bankruptcy or any similar insolvency proceeding.

A “Major Tenant Event Period Cure” will occur upon:

●	with regard to clause (i) above, upon the occurrence of (x) the aggregate of the amount of the excess cash flow subaccount pertaining solely to a Major Tenant Non-Renewal Event and the Rollover Reserve (see “Escrows and Reserves” above) on deposit with the lender being greater than or equal to $4,724,000, (y) a Major Tenant Re-Tenanting Event (as defined below) or (z) the lender having received reasonably satisfactory evidence that the County of LA Sheriff’s Dept. has renewed or extended the term of its lease pursuant to the terms set forth therein or otherwise on terms and conditions acceptable to the lender and, in either case, in accordance with the Norwalk Government Center Mortgage Loan documents;
●	with regard to clause (ii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the County of LA Sheriff’s Dept. having rescinded its termination notice and being open during customary hours for a period of two consecutive calendar quarters;

●	with regard to clause (iii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the County of LA Sheriff’s Dept. having resumed its normal business operations in its space and being open during customary hours for a period of two consecutive calendar quarters; or

●	with regard to clause (iv) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the bankruptcy or insolvency proceeding having been terminated in a manner satisfactory to the lender, the related lease having been affirmed, and the terms of such lease, as affirmed, being satisfactory to the lender.

A “Major Tenant Re-Tenanting Event” will occur upon the lender receiving satisfactory evidence, including, without limitation, a satisfactory estoppel certificate from each such replacement tenant affirming, that: (i) the County of LA Sheriff’s Dept. space has been leased to one or more satisfactory replacement tenants pursuant to a satisfactory replacement lease, (ii) each such tenant is in occupancy of its premises, is open for business and is paying full, unabated rent pursuant to the terms of its lease and (iii) all tenant improvement costs and leasing commissions provided in each such replacement lease have been paid.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Norwalk Government Center Borrower may obtain the release of a portion of parking lot space (not to exceed seven acres in the aggregate; the “Release Parcel”) located at the Norwalk Government Center Property (for which no value was attributed in the appraisal obtained as of loan origination) in connection with a sale to a third party (which may be an affiliate of the Norwalk Government Center Borrower or guarantor), provided that, among other things, and in accordance with the Norwalk Government Center Whole Loan documents, (i) no event of default has occurred and is continuing; (ii) after effectuating the release, the Norwalk Government Center Borrower has access on the Norwalk Government Center Property or pursuant to permanent easements to parking spaces totaling not less than the greater of (x) 1,728 parking spaces and (y) an amount equal to any minimum parking ratio or minimum number of parking spaces (whether on-site or off-site) required by the leases, each reciprocal easement agreement and all applicable zoning laws and ordinances or any other applicable law; (iii) compliance with all applicable REMIC requirements; and (iv) rating agency confirmation that such release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the BANK 2019-BNK23 certificates. The Norwalk Government Center Mortgage Loan documents prohibit the Norwalk Government Center Borrower, any of its affiliates or agents, the guarantor or the borrower sponsor from (a) soliciting existing tenants at the Norwalk Government Center Property to relocate to any space developed on the Release Parcel, (b) in bad faith steering or directing any prospective tenant to any space developed on the Release Parcel or (c) leasing any space developed on the Release Parcel to any tenant whose use or occupancy would violate the terms of any lease of the remaining portion of the Norwalk Government Center Property. See “The Property” section above for additional information regarding a conceptual plan for the Release Parcel.

A-3-59

Office – Suburban	Loan #6	Cut-off Date Balance:	$66,300,000
12440 Imperial Highway	Norwalk Government Center	Cut-off Date LTV:	63.5%
Norwalk, CA 90650		UW NCF DSCR:	2.10x
		UW NOI Debt Yield:	8.5%

Ground Lease. None.

Right of First Refusal/Right of First Offer. None.

Letter of Credit. None.

Terrorism Insurance. The Norwalk Government Center Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Norwalk Government Center Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Norwalk Government Center Property, as well as business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-60

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-61

Various	Loan #7	Cut-off Date Balance:	$61,342,800
Various	ExchangeRight Net Leased Portfolio #30	Cut-off Date LTV:	61.6%
		UW NCF DSCR:	2.46x
		UW NOI Debt Yield:	9.4%

GIANT EAGLE

Giant Eagle - Homestead (Waterfront), PA

TSC
TRACTOR SUPPLY Co

Tractor Supply - Brunswick (New Jesup), GA

Tractor Supply - Canton (Michigan), MI

Fresenius Medical Care – Fayetteville, NC

DOLLAR GENERAL

Dollar General - Baton Rouge (Florida), LA

DOLLAR GENERAL

Dollar General - San Angelo (South Bell), TX

TRACTOR SUPPLY Co

Tractor Supply - Hammond (Hightway 190), LA

HOBBY LOBBY
SEASONAL

Hobby Lobby - Pearland (Pearland), TX

DOLLAR GENERAL

Dollar General - Copperas Cove (1st Street), TX

DOLLAR GENERAL

Dollar General - Lafayette (Ambassador), LA

DOLLAR GENERAL

Dollar General - Mandeville (LA-59), LA

A-3-62

Various	Loan #7	Cut-off Date Balance:	$61,342,800
Various	ExchangeRight Net Leased Portfolio #30	Cut-off Date LTV:	61.6%
		UW NCF DSCR:	2.46x
		UW NOI Debt Yield:	9.4%

Green Bay
Appleton
Manitowoc
Oshkosh
Sheboygan 8
MN
La Crosse
WISCONSIN
Lake Michigan
Madison
12 MILWAUKEE
3 New Berlin
Racine
Kenosha
IOWA
Janesville
Beloit
Dubuque
Rockford
Waukegan
Evanston
CHICAGO 13
Cedar Rapids
Davenport
Aurora
Orland Park
South Bend
ILLINOIS
INDIANA
Peoria
Bloomington
Champaign
MO
MI

OTTAWA
MONTREAL
CANADA
Lake Huron
MICHIGAN
TORONTO
Lake Ontario
NEW YORK
HAMILTON
ROCHESTER
SYRACUSE
LONDON
BUFFALO
DETROIT
Lake Erie
5 11 Canton
TOLEDO
CLEVELAND
PENNSYLVANIA
AKRON
PITTSBURGH 19
1 Homestead
Harrisburg
NEW YORK
OHIO
COLUMBUS
PHILADELPHIA 4
DAYTON
BALTIMORE
CINCINNATI
WASH. DC
WEST VIRGINIA
VIRGINIA
LEXINGTON
KY
Richmond
NORFOLK
Atlantic Ocean

COLO.
KANSAS
Wichita
Springfield
Stillwater
TULSA
Santa Fe
OKLAHOMA CITY
Amarillo
ALBUQUERQUE
OKLAHOMA
NEW MEXICO
Lubbock
FT. WORTH
DALLAS
Shreveport
EL PASO
CIUDAD JUAREZ
TEXAS
Midland
Odessa
San Angelo 20
Copperas Cove 16
Waco
Temple
AUSTIN
SAN ANTONIO
HOUSTON
2 Pearland
Galveston
CHIHUAHUA
MEXICO
Laredo
Corpus Christi
Gulf of Mexico
MONTERREY
McAllen
Brownsville

ExchangeRight Net Leased Portfolio #30

#	Property	Location
1	Giant Eagle - Homestead (Waterfront), PA	Homestead, PA
2	Hobby Lobby - Pearland (Pearland), TX	Pearland, TX
3	Walgreens - New Berlin (Moorland), WI	New Berlin, WI
4	Walgreens - Flourtown (Bethlehem), PA	Flourtown, PA
5	Walgreens - Ypsilanti (Washtenaw), MI	Ypsilanti, MI
6	Fresenius Medical Care - Marrero (Westbank), LA	Marrero, LA
7	Tractor Supply - Canton (Cherokee), GA	Canton, GA
8	Walgreens - Sheboygan (14th), WI	Sheboygan, WI
9	Tractor Supply - Brunswick (New Jesup), GA	Brunswick, GA
10	Tractor Supply - Hammond (Highway 190), LA	Hammond, LA
11	Tractor Supply - Canton (Michigan), MI	Canton, MI
12	Walgreens - Waukesha (Moreland), WI	Waukesha, WI
13	AutoZone - Chicago (Cicero), IL	Chicago, IL
14	Dollar General - Mandeville (LA-59), LA	Mandeville, LA
15	Dollar General - Stockbridge (Fairview), GA	Stockbridge, GA
16	Dollar General - Copperas Cove (1st Street), TX	Copperas Cove, TX
17	Dollar General - Lafayette (Ambassador), LA	Lafayette, LA
18	Dollar General - Baton Rouge (Florida), LA	Baton Rouge, LA
19	Dollar General - Altoona (Temple), PA	Altoona, PA
20	Dollar General - San Angelo (South Bell), TX	San Angelo, TX
21	Dollar General - Baton Rouge (Harrells), LA	Baton Rouge, LA

ARKANSAS
Greenville
Texarkana
El Dorado
Bossier City
Longview
Monroe
Vicksburg
JACKSON
Meridian
SHREVEPORT
Ruston
Clinton
LOUISIANA
Pearl
MISSISSIPPI
Natchitoches
Alexandria
Hattiesburg
TEXAS
BATON ROUGE
Opelousas
Hammond
Biloxi
Sulphur
18 21 10 14
Gulfport
BEAUMONT
Lake Charles
17 LAFAYETTE
Slidell
Port Arthur
New Iberia
Houma
6 NEW ORLEANS
Marrero
Gulf of Mexico

CHATTANOOGA
CHARLOTTE
Dalton
Greenville
Rock Hill
Rome
Canton 7
Roswell
Athens
COLUMBIA
ATLANTA
Decatur
15 Stockbridge
Newnan
AUGUSTA
SOUTH CAROLINA
AL
LaGrange
MACON
COLUMBUS
GEORGIA
SAVANNAH
Albany
9 Brunswick
Valdosta
FLORIDA
TALLAHASSEE
JACKSONVILLE

A-3-63

Mortgage Loan No. 7 – ExchangeRight Net Leased Portfolio #30

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
				Location(1):	Various – See Table
Original Balance:	$61,342,800			General Property Type(1):	Various
Cut-off Date Balance:	$61,342,800			Detailed Property Type(1):	Various
% of Initial Pool Balance:	4.8%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated(1):	Various/Various
Borrower Sponsor:	ExchangeRight Real Estate, LLC			Size:	375,560 SF
Guarantors:	David Fisher; Joshua Ungerecht;			Cut-off Date Balance per SF:	$163
	Warren Thomas			Maturity/ARD Date Balance per SF:	$163
Mortgage Rate:	3.6580%			Property Manager:	NLP Management, LLC
Note Date:	10/23/2019				(borrower-related)
First Payment Date:	12/1/2019			Underwriting and Financial Information
Maturity Date:	11/1/2029			UW NOI:	$5,775,724
Original Term:	120 months			UW NOI Debt Yield:	9.4%
Original Amortization Term:	0 months			UW NOI Debt Yield at Maturity:	9.4%
IO Period:	120 months			UW NCF DSCR:	2.46x
Seasoning:	1 month			Most Recent NOI(2):	N/A
Prepayment Provisions:	LO(25); DEF(91); O(4)			2nd Most Recent NOI(2):	N/A
Lockbox/Cash Mgmt Status:	Hard / Springing			3rd Most Recent NOI(2):	N/A
Additional Debt Type:	N/A			Most Recent Occupancy:	100.0% (12/1/2019)
Additional Debt Balance:	N/A			2nd Most Recent Occupancy(2):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent Occupancy(2):	N/A
Reserves(3)				Appraised Value (as of)(4):	$99,640,000 (Various)
Type	Initial	Monthly	Cap	Appraised Value per SF:	$265
RE Tax:	$486,679	$40,557	N/A	Cut-off Date LTV Ratio:	61.6%
Insurance:	$0	Springing	N/A	Maturity Date LTV Ratio:	61.6%
Recurring Replacements:	$440,000	$1,733	N/A
Immediate Repairs:	$119,183	$0	N/A
TI/LC:	$500,000	Springing	N/A
Environmental Remediation:	$264,651	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$61,342,800	60.2%	Purchase Price(5):	$99,079,632	97.3%
Cash equity contribution:	$40,530,818	39.8%	Reserves:	$1,810,513	1.8%
			Closing Costs:	$983,473	1.0%
Total Sources:	$101,873,618	100.0%	Total Uses:	$101,873,618	100.0%

(1)	See “The Properties” section.

(2)	Historical occupancy and NOI are unavailable as the ExchangeRight Properties (as defined below) were acquired by the borrower sponsor between July 1, 2019 and September 30, 2019.

(3)	See “Escrows and Reserves” below.

(4)	The individual appraisal values are dated from September 23, 2019 to October 2, 2019.

(5)	The borrower sponsor purchased the ExchangeRight Properties in separate transactions between July 1, 2019 and September 30, 2019. Closing Costs do not include costs incurred in connection with the closings of the acquisitions prior to the closing of the ExchangeRight Mortgage Loan (as defined below).

The Mortgage Loan. The seventh largest mortgage loan (the “ExchangeRight Mortgage Loan”) is evidenced by a single promissory note secured by the fee interests in twenty one cross-collateralized, net leased, single-tenant retail and medical office properties located across seven states (the “ExchangeRight Properties”).

The Borrower and the Borrower Sponsor. The borrower is ExchangeRight Net Leased Portfolio 30 DST, a Delaware statutory trust (the “ExchangeRight Borrower”) structured to be a bankruptcy-remote entity with one trustee which is an independent director. Legal counsel to the ExchangeRight Borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Mortgage Loan. The borrower sponsor is ExchangeRight Real Estate, LLC. ExchangeRight Real Estate, LLC has more than $2.3 billion of assets and more than 14 million SF under management. ExchangeRight Real Estate, LLC has more than 600 investment-grade retail and Class B/B+ multifamily properties located across 38 states. David Fisher, Joshua Ungerecht and Warren Thomas, the owners of ExchangeRight Real Estate, LLC, are the guarantors of certain nonrecourse carveouts under the ExchangeRight Mortgage Loan.

A-3-64

Various	Loan #7	Cut-off Date Balance:	$61,342,800
Various	ExchangeRight Net Leased Portfolio #30	Cut-off Date LTV:	61.6%
		UW NCF DSCR:	2.46x
		UW NOI Debt Yield:	9.4%

The ExchangeRight Borrower has master leased the ExchangeRight Properties to a master tenant owned by ExchangeRight Real Estate, LLC, which is owned by the ExchangeRight Mortgage Loan non-recourse carveout guarantors. The master tenant is a Delaware limited liability company structured to bankruptcy-remote and has one independent director. The master lease obligates the master tenant to operate the ExchangeRight Properties and make decisions on behalf of the ExchangeRight Borrower and to make all repairs other than capital expenses (however replacement reserves under the ExchangeRight Mortgage Loan may be made available to the master tenant). The master tenant’s interest in all subtenant rents was assigned to the ExchangeRight Borrower, which in turn assigned its interest to the lender. The master lease is subordinate to the ExchangeRight Mortgage Loan and the lender has the right to cause the ExchangeRight Borrower to terminate the master lease. A default under the master lease is an event of default under the ExchangeRight Mortgage Loan and gives rise to recourse liability to the non-recourse guarantors for losses unless such default arises solely in connection with the failure of the master tenant to pay rent as a result of the ExchangeRight Properties not generating sufficient cash flow for the payment of such rent.

The lender has the right to require the ExchangeRight Borrower to convert from a Delaware statutory trust to a limited liability company upon (i) an event of default or the lender’s determination of imminent default, (ii) the lender’s determination that the ExchangeRight Borrower will be unable to make a material decision or take a material action required in connection with the operation and maintenance of any individual property, and (iii) 90 days prior to the stated maturity date of the ExchangeRight Mortgage Loan if an executed commitment from an institutional lender to refinance the ExchangeRight Mortgage Loan is not delivered to the lender.

Any time after October 23, 2020 the borrower sponsor has the right to a “qualified transfer” of all of its ownership interests in the ExchangeRight Borrower to an Approved Transferee (as defined below) and to replace the non-recourse carveout guarantors with an affiliate of the Approved Transferee (as defined below) acceptable to the lender, provided that certain conditions are satisfied, including among others: (i) no event of default has occurred and is continuing, (ii) the Approved Transferee owns at least 51% of the beneficial ownership interests in the ExchangeRight Borrower and master tenant, (iii) the delivery of a REMIC opinion, an insolvency opinion and other opinions required by the lender and (iv) the receipt of rating agency confirmation that such assumption will not result in a downgrade of the respective ratings assigned to the BANK 2019-BNK23 certificates. Should the ExchangeRight Borrower fail to make such qualified transfer by November 1, 2026 (36 months prior to the stated maturity date of the ExchangeRight Mortgage Loan), a Cash Sweep Period will be triggered (see “Lockbox and Cash Management” below).

“Approved Transferee” means (A) an eligible institution wholly-owned and controlled by a bank, savings and loan association, investment bank, insurance company, trust company, real estate investment trust, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan or institution similar to any of the foregoing or (B) any person that (1)(i) has never been indicted or convicted of, or plead guilty or no contest to a felony, (ii) has never been indicted or convicted of, or pled guilty or no contest to a Patriot Act offense and is not on any government watch list, (iii) has never been the subject of a voluntary or involuntary bankruptcy proceeding and (iv) has no material outstanding judgments against it, (2) is regularly engaged in the business of owning or operating commercial properties, or interests therein, which are similar to the ExchangeRight Properties, (3) owns interests in, or operates, at least five properties with a minimum of 750,000 SF and (4) has either (a) total assets of at least $100,000,000 or (b) an investment grade rating.

The Properties. The ExchangeRight Properties are comprised of twenty single-tenant retail and one single-tenant medical office properties totaling 375,560 SF and located across seven states. The ExchangeRight Properties are located in Pennsylvania (three properties, 28.4% of NRA), Texas (three properties, 19.9% of NRA), Louisiana (six properties, 16.6% of NRA), Georgia (three properties, 13.8% of NRA), Wisconsin (three properties, 11.6% of NRA), Michigan (two properties, 8.0% of NRA) and Illinois (one property, 1.8% of NRA). Built between 1967 and 2019, with ten of the twenty one properties built within the last four years, the individual ExchangeRight Properties range in size from 6,786 SF to 82,639 SF.

The ExchangeRight Properties are leased to nationally recognized tenants in diverse retail segments including Giant Eagle, Tractor Supply, Walgreens, Dollar General, Hobby Lobby, Fresenius Medical Care and Auto Zone. Four of the seven tenants are investment grade-rated (occupying fifteen of the twenty one properties, 42.9% of NRA and 54.4% of underwritten base rent). The ExchangeRight Properties have a weighted average remaining lease term of approximately 11.8 years. Leases representing 86.6% of the net rentable area and 79.2% of the underwritten base rent expire after the stated maturity date of the ExchangeRight Mortgage Loan.

A-3-65

Various	Loan #7	Cut-off Date Balance:	$61,342,800
Various	ExchangeRight Net Leased Portfolio #30	Cut-off Date LTV:	61.6%
		UW NCF DSCR:	2.46x
		UW NOI Debt Yield:	9.4%

The following table presents certain information relating to the ExchangeRight Properties:

Property Summary
Tenant	Year Built/ Renovated	Tenant SF	Approx. % of Portfolio SF	Lease Expiration	Appraised Value	1.2 % of Appraised Value	Annual UW Rent	Annual UW Rent PSF	% of Annual UW Rent	Renewal Options
Giant Eagle - Homestead (Waterfront), PA	1999 / N/A	82,639	22.0%	5/31/2030	$17,000,000	17.1%	$1,059,432	$12.82	17.4%	4 x 5 yrs
Hobby Lobby - Pearland (Pearland), TX	2019 / N/A	55,000	14.6%	5/31/2034	$9,650,000	9.7%	$577,500	$10.50	9.5%	3 x 5 yrs
Walgreens - New Berlin (Moorland), WI(1)	2002 / N/A	14,490	3.9%	9/30/2029	$8,460,000	8.5%	$529,030	$36.51	8.7%	10 x 5 yrs(2)
Walgreens - Flourtown (Bethlehem), PA(1)	2004 / N/A	14,820	3.9%	2/28/2030	$7,800,000	7.8%	$485,059	$32.73	8.0%	10 x 5 yrs(2)
Walgreens - Ypsilianti (Washetenaw), MI(1)	1999 / N/A	15,120	4.0%	12/31/2029	$6,440,000	6.5%	$350,028	$23.15	5.7%	5 x 5; 1 x 7 yrs(2)
Fresenius Medical Care - Marrero (Westbank), LA	2016 / N/A	8,497	2.3%	11/30/2031	$5,800,000	5.8%	$348,207	$40.98	5.7%	3 x 5 yrs
Tractor Supply - Canton (Cherokee), GA	2006 / N/A	23,627	6.3%	9/30/2034	$5,700,000	5.7%	$345,190	$14.61	5.7%	4 x 5 yrs
Walgreens - Sheboygan (14th), WI(1)	2001 / N/A	15,120	4.0%	9/30/2029	$5,600,000	5.6%	$350,028	$23.15	5.7%	8 x 5 yrs(2)
Tractor Supply - Brunswick (New Jesup), GA	2008 / N/A	19,097	5.1%	12/31/2034	$5,050,000	5.1%	$269,459	$14.11	4.4%	4 x 5 yrs
Tractor Supply - Hammond (Highway 190), LA	2009 / N/A	19,097	5.1%	3/31/2034	$4,420,000	4.4%	$269,459	$14.11	4.4%	4 x 5 yrs
Tractor Supply - Canton (Michigan), MI	1967 / 2018	15,000	4.0%	6/28/2034	$4,285,000	4.3%	$261,300	$17.42	4.3%	4 x 5 yrs
Walgreens - Waukesha (Moreland), WI(1)	1996 / N/A	13,905	3.7%	9/30/2029	$4,130,000	4.1%	$257,938	$18.55	4.2%	7 x 5 yrs(2)
AutoZone - Chicago (Cicero), IL	2008 / N/A	6,786	1.8%	2/28/2029	$2,490,000	2.5%	$149,292	$22.00	2.4%	4 x 5 yrs
Dollar General - Mandeville (LA-59), LA	2016 / N/A	10,566	2.8%	4/30/2031	$2,060,000	2.1%	$134,083	$12.69	2.2%	1 x 5 yrs
Dollar General - Stockbrige (Fairview), GA	2019 / N/A	9,100	2.4%	10/31/2033	$1,750,000	1.8%	$102,284	$11.24	1.7%	5 x 5 yrs
Dollar General - Copperas Cove (1st Street), TX	2015 / N/A	10,566	2.8%	9/2/2030	$1,660,000	1.7%	$134,083	$12.69	2.2%	1 x 5 yrs
Dollar General - Lafayette (Ambassador), LA	2016 / N/A	9,026	2.4%	4/30/2031	$1,530,000	1.5%	$99,196	$10.99	1.6%	1 x 5 yrs
Dollar General - Baton Rouge (Florida), LA	2017 / N/A	7,489	2.0%	7/31/2032	$1,525,000	1.5%	$86,124	$11.50	1.4%	1 x 5 yrs
Dollar General - Altoona (Temple), PA	2017 / N/A	9,100	2.4%	11/30/2032	$1,515,000	1.5%	$102,284	$11.24	1.7%	2 x 5; 1 x 4.9 yrs
Dollar General - San Angelo (South Bell), TX	2015 / N/A	9,026	2.4%	12/31/2030	$1,450,000	1.5%	$99,196	$10.99	1.6%	3 x 5 yrs
Dollar General - Baton Rouge (Harrells), LA	2016 / N/A	7,489	2.0%	4/30/2031	$1,325,000	1.3%	$86,124	$11.50	1.4%	1 x 5 yrs
Total/Weighted Average:		375,560	100.0%		$99,640,000	100.0%	$6,095,296	$16.23	100.0%

(1)	Tenants have early termination rights, which early termination rights have been assumed to be the lease maturity dates.

(2)	Where any termination right has been assumed to be the lease maturity date, the Renewal Options as shown reflect periods between subsequent termination rights.

The following table presents certain information relating to the tenants at the ExchangeRight Properties:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Number of Properties	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Giant Eagle	NR/NR/NR	1	82,639	22.0%	$1,059,432	17.2%	$12.82	5/31/2030
Tractor Supply	NR/NR/NR	4	76,821	20.5%	$1,181883	19.1%	$15.38	Various(2)
Walgreens	BBB/Baa2/BBB	5	73,455	19.6%	$2,037,099	33.0%	$27.73	Various(2)
Dollar General	NR/Baa2/BBB	8	72,362	19.3%	$823,514	13.3%	$11.38	Various(2)
Hobby Lobby	NR/NR/NR	1	55,000	14.6%	$577,500	9.3%	$10.50	5/31/2034
Fresenius Medical Care	BBB-/Baa3/BBB	1	8,497	2.3%	$348,207	5.6%	$40.98	11/30/2031
AutoZone	BBB/Baa1/BBB	1	6,786	1.8%	$149,292	2.4%	$22.00	2/28/2029
Total/Wtd. Avg.		21	375,560	100.0%	$6,176,927	100.0%	$16.45

Vacant Space		0	0	0.0%	$0	0.0%
Total/Wtd. Avg.		21	375,560	100.0%	$6,176,927	100.0%

Information is based on the underwritten rent roll.

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	See Property Summary above.

A-3-66

Various	Loan #7	Cut-off Date Balance:	$61,342,800
Various	ExchangeRight Net Leased Portfolio #30	Cut-off Date LTV:	61.6%
		UW NCF DSCR:	2.46x
		UW NOI Debt Yield:	9.4%

The following table presents certain information relating to the lease rollover at the ExchangeRight Properties:

Lease Rollover Schedule
Year	# of Leases Rolling(1)	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	5	65,421	$26.01	17.4%	17.4%	$1,701,332	27.5%	27.5%
2030 & Beyond	16	310,139	$14.43	82.6%	100.0%	$4,475,595	72.5%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg	21	375,560	$16.45	100.0%		$6,176,927	100.0%

Information is based on the underwritten rent roll.

(1)	Certain tenants may have early termination rights, which early termination rights have been assumed to be the lease maturity dates.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the ExchangeRight Properties:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent	$6,235,599	$16.60
(Vacancy & Credit Loss)	($311,780)	($0.83)
Effective Gross Income	$5,923,819	$15.77

Total Operating Expenses(2)	$148,095	$0.39

Net Operating Income	$5,775,724	$15.38
TI/LC	$164,947	$0.44
Capital Expenditures	$20,791	$0.06
Net Cash Flow	$5,589,986	$14.88

Occupancy %(3)	95.0%
NOI DSCR	2.54x
NCF DSCR	2.46x
NOI Debt Yield	9.4%
NCF Debt Yield	9.1%

(1)	The ExchangeRight Properties were acquired by the borrower sponsor between July 1, 2019 and September 30, 2019. Accordingly, historical operating statements are not available.

(2)	Total Operating Expenses consist of a 2.5% property management fee.

(3)	The ExchangeRight Properties are 100.0% leased as of December 1, 2019.

Escrows and Reserves.

Tax Reserve - The ExchangeRight Mortgage Loan documents require upfront escrows in the amount of $486,679 for real estate taxes. Upon any of (i) an event of default, (ii) an event of default under a tenant lease, (iii) a tenant no longer being liable for paying property taxes directly to the taxing authority, or (iv) the ExchangeRight Borrower failing to provide evidence that such property taxes have been paid in full on or prior to the date when due, the ExchangeRight Borrower will be required to make monthly deposits for real estate taxes in an amount equal to 1/12 of the estimated annual amount due, beginning in December 2020 $40,557.

Insurance Reserve - Unless waived due to a blanket policy being in place, as currently, the ExchangeRight Mortgage Loan documents require monthly escrows of 1/12 of the estimated annual all-risk insurance premiums due.

A-3-67

Various	Loan #7	Cut-off Date Balance:	$61,342,800
Various	ExchangeRight Net Leased Portfolio #30	Cut-off Date LTV:	61.6%
		UW NCF DSCR:	2.46x
		UW NOI Debt Yield:	9.4%

Recurring Replacements Reserve - The ExchangeRight Mortgage Loan documents require an upfront escrow in the amount of $440,000 and monthly escrows of $1,733 for replacements reserve.

TI/LC Reserve - The ExchangeRight Mortgage Loan documents require upfront escrows in the amount of $500,000 for tenant improvements and leasing commissions. Upon an event of default, the ExchangeRight Borrower will be required to deposit monthly $13,746 plus any termination fees received for tenant improvements and leasing commissions.

Immediate Repair Reserve - The ExchangeRight Mortgage Loan documents require an upfront escrow in the amount of $119,183 for specific repairs at AutoZone - Chicago (Cicero), IL, Hobby Lobby - Pearland (Pearland), TX, Tractor Supply - Brunswick (New Jesup), GA, Tractor Supply - Hammond (Highway 190), LA and Walgreens - Sheboygan (14th), WI properties.

Environmental Remediation Reserve - The ExchangeRight Mortgage Loan documents require an upfront escrow in the amount of $264,651 for environmental work at Fresenius Medical Care - Marrero (Westbank), LA, Tractor Supply - Brunswick (New Jesup), GA and Tractor Supply - Canton (Michigan), MI properties.

Lockbox and Cash Management. The ExchangeRight Mortgage Loan is structured with a hard lockbox and springing cash management. During the occurrence and continuance of a Cash Sweep Period (as defined below), all funds are required to be swept on each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the ExchangeRight Mortgage Loan documents, with all excess cash flow to be held as additional security for the ExchangeRight Mortgage Loan until the discontinuance of the Cash Sweep Period. Notwithstanding the foregoing, if a Cash Sweep Period occurs twice during the ExchangeRight Mortgage Loan term, the Cash Sweep Period will continue for the remainder of the ExchangeRight Mortgage Loan term and the ExchangeRight Borrower will not be entitled to any disbursement of excess cash.

A “Cash Sweep Period” means a period:

(i)	commencing if debt service coverage ratio is less than 1.50x for one quarter based on the preceding twelve months, and ends when the debt service coverage ratio is equal to or greater than 1.55x for two consecutive calendar quarters based on the preceding twelve months;

(ii)	commencing November 1, 2026 (36 months prior to the loan maturity date), and ending upon a Qualified Transfer Trigger Event Cure (as defined below).

A “Qualified Transfer Trigger Event Cure” means the occurrence of a “qualified transfer” (see “The Borrower and the Borrower Sponsor” section above); provided, however, for purposes of this definition, the Approved Transferee additionally (i) at all times maintains a minimum net worth of at least $200,000,000 and total assets of at least $400,000,000, (ii) executes and delivers to the lender a full recourse guaranty for the entire outstanding principal balance of the ExchangeRight Mortgage Loan, (iii) owns 100% of the legal and beneficial ownership interests in the ExchangeRight Borrower, and (iv) is not a Delaware statutory trust.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Right of First Refusal. Eight tenants: five Walgreens tenanted properties (Walgreens - New Berlin (Moorland), WI; Walgreens - Flourtown (Bethlehem), PA; Walgreens - Ypsilianti (Washetenaw), MI; Walgreens - Sheboygan (14th), WI and Walgreens - Waukesha (Moreland), WI) as well as three Tractor Supply tenanted properties: (Tractor Supply - Brunswick (New Jesup); GA; Tractor Supply - Hammond (Highway 190), LA and Tractor Supply - Canton (Michigan), MI) have rights of first refusal to purchase their leased properties. See “Description of the Mortgage Pool—Tenant Leases—Purchase Options and Rights of First Refusal” in the Preliminary Prospectus.

Letter of Credit. None.

Terrorism Insurance. The ExchangeRight Mortgage Loan documents require that the property insurance policy required to be maintained by the ExchangeRight Borrower provide coverage for perils and acts of terrorism in an amount equal to 100% of the full replacement cost of the ExchangeRight Properties. The ExchangeRight Mortgage Loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-68

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A-3-69

Multifamily – Mid Rise	Loan #8	Cut-off Date Balance:	$54,500,000
1000 South Broadway	1000 South Broadway Apartments	Cut-off Date LTV:	60.2%
Denver, CO 80209		UW NCF DSCR:	1.94x
		UW NOI Debt Yield:	7.2%

A-3-70

Multifamily – Mid Rise	Loan #8	Cut-off Date Balance:	$54,500,000
1000 South Broadway	1000 South Broadway Apartments	Cut-off Date LTV:	60.2%
Denver, CO 80209		UW NCF DSCR:	1.94x
		UW NOI Debt Yield:	7.2%

1000 South Broadway
1000 South Broadway
Denver, CO 80209
DENVER
Denver Intl. Airport 24 miles
Highland
Speer Blvd
W. 26th Ave
Irving St
Federal Blvd
LoDo
Elitch Gardens
Pepsi Center
Larimer Square
Union Station
16th Street Mall
Coors Field
RTD A LINE
20th St
Broadway
Larimer St
Lawrence St
RTD LIGHT RAIL
E. 26th Ave
Presbyterian-St. Lukes Medical Ctr.
23rd St
Empower Field at Mile High
Downtown
Auraria Campus
Colorado Convention Center
Uptown
W. Colfax Ave
E. Colfax Ave
U.S. Mint
Denver Art Museum
State Capitol
Capitol Hill
Lincoln Park
10TH/OSAGE
Kalamath St
E. 8th Ave
Denver Health Medical Ctr.
6th Ave
E. 6th Ave Pkwy
Barnum Park
Mayan Theatre
Cherry Creek
CHERRY CREEK NORTH
Denver Country Club
Cherry Creek Shopping Ctr.
Baker
Knox Ct
Alameda Ave
ALAMEDA
South Platte River
Leetsdale Dr
Broadway Marketplace
I-25/B'WAY
Athmar Park
Washington Park
Downing St
University Blvd
DENVER COUNTY
Colorado Blvd
Glendale
LOUISIANA/PEARL
Florida Ave
Iowa Ave
Overland Golf Course
Ruby Hill Park
Santa Fe Dr
Platt Park
UNIV. OF DENVER
Magness Arena
University of Denver
Daniels College of Business
Buchtel Blvd
Boulevard Center
COLORADO
Evans Ave
EVANS
College View
Harvard Gulch GC
University Hill
Tejon St
Porter Adventist Hospital
University Hills Plaza
YALE
Yale Ave
Englewood
Dartmouth Ave
Wellshire
Wellshire Golf Course
ENGLEWOOD
Englewood Marketplace
CityCenter Englewood
Swedish Medical Center
ARAPAHOE COUNTY
Hampden Ave
Sheridan
River Point at Sheridan
Broken Tee Golf Course
Cherry Hills Village
25
6
85
88
2
285
Broomfield
Thornton
Northglenn
Brighton
Westminster
Denver International Airport
ADAMS COUNTY
Rocky Mountain Arsenal Natl. Wildlife Refuge
Arvada
Commerce City
JEFFERSON COUNTY
Wheat Ridge
Applewood
Golden
DENVER
Lakewood
Glendale
AURORA
Englewood
Cherry Hills Village
Greenwood Village
Littleton
Centennial
Highlands Ranch
Lone Tree
DOUGLAS COUNTY
Parker

A-3-71

Mortgage Loan No. 8 – 1000 South Broadway Apartments

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Denver, CO 80209
Original Balance:	$54,500,000			General Property Type:	Multifamily
Cut-off Date Balance:	$54,500,000			Detailed Property Type:	Mid Rise
% of Initial Pool Balance:	4.2%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	2014/N/A
Borrower Sponsor:	Brian J. Wirtz			Size:	260 units
Guarantor:	Brian J. Wirtz			Cut-off Date Balance per Unit:	$209,615
Mortgage Rate:	3.5980%			Maturity Balance per Unit:	$209,615
Note Date:	10/18/2019			Property Manager:	Avenue5 Residential LLC
First Payment Date:	12/11/2019			Underwriting and Financial Information
Maturity Date:	11/11/2029			UW NOI:	$3,921,017
Original Term to Maturity:	120 months			UW NOI Debt Yield:	7.2%
Original Amortization Term:	0 months			UW NOI Debt Yield at Maturity:	7.2%
IO Period:	120 months			UW NCF DSCR:	1.94x
Seasoning:	1 month			Most Recent NOI:	$3,965,246 (8/31/2019 TTM)
Prepayment Provisions:	LO (25); DEF (88); O (7)			2nd Most Recent NOI:	$3,873,544 (12/31/2018)
Lockbox/Cash Mgmt Status:	Springing			3rd Most Recent NOI:	$3,649,855 (12/31/2017)
Additional Debt Type:	N/A			Most Recent Occupancy:	93.1% (10/15/2019)
Additional Debt Balance:	N/A			2nd Most Recent Occupancy:	96.6% (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent Occupancy:	95.4% (12/31/2017)
Reserves(1)				Appraised Value (as of):	$90,500,000 (10/2/2019)
Type	Initial	Monthly	Cap	Appraised Value per Unit:	$348,077
RE Tax:	$218,502	$36,417	N/A	Cut-off Date LTV Ratio:	60.2%
Insurance:	$0	Springing	N/A	Maturity Date LTV Ratio:	60.2%
Recurring Replacements:	$0	$5,417	$130,000(1)

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$54,500,000	59.8%	Purchase Price:	$90,500,000	99.2%
Borrower Equity:	$36,698,755	40.2%	Upfront Reserves:	$218,502	0.2%
			Closing Costs:	$480,253	0.5%
Total Sources:	$91,198,755	100.0%	Total Uses:	$91,198,755	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The eighth largest mortgage loan (the “1000 South Broadway Apartments Mortgage Loan”) is secured by a first priority fee mortgage encumbering a mid-rise multifamily building located in Denver, Colorado (the “1000 South Broadway Apartments Property”).

The Borrower and the Borrower Sponsor. The borrower is WWG SPE I, LLC (the “1000 South Broadway Apartments Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the 1000 South Broadway Apartments Borrower delivered a non-consolidation opinion in connection with the origination of the 1000 South Broadway Apartments Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor for the 1000 South Broadway Apartments Mortgage Loan is Brian J. Wirtz.

Mr. Wirtz, a Managing Partner of The Bascom Group (“Bascom”), started his career in real estate in 1986 and has been focused in the area of multifamily real estate since 1994. Mr. Wirtz has been responsible for the purchase of over 15,000 multifamily units. Bascom is a private equity firm specializing in multifamily and commercial real estate, non-performing loans, and real estate-related investments and operating companies. Bascom has completed 614 multifamily community transactions totaling approximately 163,000 units since 1996.

The Property. The 1000 South Broadway Apartments Property is a three-building, four-story mid-rise multifamily property located in Denver, Colorado, approximately three miles south of the central business district (“CBD”). Built in 2014 and situated on a 3.1-acre site, the 1000 South Broadway Apartments Property contains 260 units, including 3 studio units, 142 one-bedroom/one-bathroom units, 111 two-bedroom/two-bathroom units and 4 three-bedroom/two-bathroom units. The 1000 South Broadway Apartments Borrower plans to spend approximately $900,000 on renovations at the 1000 South Broadway Apartments Property, including approximately $240,000 on common areas and the leasing office, $200,000 on interior unit improvements, and $255,000 on site improvements and exterior upgrades; however, such planned renovations were not reserved for at the time of origination of the 1000 South Broadway Apartments Mortgage Loan and are not required to be completed by the loan documents.

A-3-72

Multifamily – Mid Rise	Loan #8	Cut-off Date Balance:	$54,500,000
1000 South Broadway	1000 South Broadway Apartments	Cut-off Date LTV:	60.2%
Denver, CO 80209		UW NCF DSCR:	1.94x
		UW NOI Debt Yield:	7.2%

Common area amenities at the 1000 South Broadway Apartments Property include a resort-style outdoor swimming pool and lounge, commercial grade fitness center, rooftop lounge, executive business center, game lounge, cyber café with WiFi, covered bike storage and three elevators. Unit amenities include designer kitchen cabinetry, quartz countertops, stainless steel appliances, modern tiled backsplash, mixture of 9-foot, 10-foot and vaulted ceilings, walk-in closets and private balconies and patios. The 1000 South Broadway Apartments Property contains 382 garage parking spaces, resulting in a parking ratio of 1.5 spaces per unit. As of October 15, 2019, the 1000 South Broadway Apartments Property was 93.1% occupied and has averaged 94.8% occupancy since the beginning of 2016.

The following table presents certain information relating to the unit mix of the 1000 South Broadway Apartments Property:

Unit Mix Summary(1)
Unit Type	No. of Units	Average Size (SF)	% of Total Units	Average Monthly Underwritten Rent	Average Monthly Underwritten Rent PSF
Studio	3	651	1.2%	$1,445	$2.22
1 BR / 1 BA	142	756	54.6%	$1,581	$2.09
2 BR / 2 BA	111	1,128	42.7%	$2,036	$1.81
3 BR / 2 BA	4	1,467	1.5%	$2,856	$1.95
Total	260	924	100.0%	$1,794	$1.94

(1)	Information obtained from the underwritten rent roll.

The Market. The 1000 South Broadway Apartments Property is located in south-central Denver, approximately three miles south of the CBD and just southwest of Interstate 25. According to the appraisal, Denver’s regional economy is supported by consistent population growth, a skilled labor force and employment diversity, and the unemployment rate as of April 2019 was approximately 2.7%. The 1000 South Broadway Apartments Property is situated at the southwest quadrant of Interstate 25 and South Broadway, and the local market is bordered by Alameda Avenue to the north, South Downing Street/Washington Park to the east, East Evans Avenue to the south, and the Platte River to the west. According to the appraisal, Broadway is one of the main commercial arteries in Denver and connects the CBD and Interstate 25. The section of Interstate 25 less than one mile north of the 1000 South Broadway Apartments Property reports one of the highest traffic counts in Colorado with over 210,000 cars per day, according to the appraisal. Approximately one-quarter of a mile northwest of the 1000 South Broadway Apartments Property is the I-25/Broadway Light Rail Station, which is a three-platform station that acts as a major transfer point for commuters and provides access to downtown Denver and the Denver Tech Center. In addition, the 1000 South Broadway Apartments Property is located within walking distance of multiple entertainment centers, including South Broadway Street and South Pearl Street; and within a three-mile radius, there are over 300 acres of parks lakes and hiking trails, including Washington Park, Vanderbilt Park and Overland Golf Course.

According to the appraisal, as of 2019, the estimated population within a 3- and 5-mile radius of the 1000 South Broadway Apartments Property was 205,357 and 533,667, respectively; and the average household income within the same radii was $101,274 and $97,415, respectively.

Submarket Information – According to the appraisal, the 1000 South Broadway Apartments Property is situated within the Denver-South/Glendale submarket of the Denver multifamily market. As of the second quarter of 2019, the submarket reported an inventory of 43 multifamily properties totaling 5,761 units with a 14.6% vacancy rate and average asking rent of $1,529 per unit per month. The appraiser identified seven competitive apartment properties within 2.3 miles of the 1000 South Broadway Apartments Property totaling 2,272 units, which reported an average occupancy rate of 94.9% (excluding two properties which are in lease-up and are each currently 78.0% occupied). The appraiser concluded to market rents for the 1000 South Broadway Apartments Property ranging from $1,455 to $2,825 per unit with a weighted average market rent of $1,805 per unit, or $1.95 PSF.

A-3-73

Multifamily – Mid Rise	Loan #8	Cut-off Date Balance:	$54,500,000
1000 South Broadway	1000 South Broadway Apartments	Cut-off Date LTV:	60.2%
Denver, CO 80209		UW NCF DSCR:	1.94x
		UW NOI Debt Yield:	7.2%

The following table presents certain comparable multifamily properties for the 1000 South Broadway Apartments Property:

Property, Location(1)	Year Built	Number of Units	Occupancy	Unit Type	Average SF per Unit	Average Rent per Unit	Average Rent per SF	Distance to Subject (mi.)
1000 South Broadway Apartments Property(2)	2014	260	93.1%	Studio 1BR/1BA 2BR/2BA 3BR/2BA	651 756 1,128 1,467	$1,445 $1,581 $2,036 $2,856	$2.22 $2.09 $1.81 $1.95	-
Mason at Alameda Station 275 South Cherokee St.	2014	338	97.0%	Studio 1BR/1BA 2BR/1BA 2BR/2BA 3BR/2BA	675 756 960 1,131 1,380	$1,570 $1,491 $1,837 $2,107 $2,537	$2.33 $1.97 $1.91 $1.86 $1.84	1.0
The Boulevard 150 West 9th Avenue	2005	290	95.0%	Studio 1BR/1BA 2BR/2BA	680 863 1,489	$1,459 $1,843 $2,456	$2.15 $2.14 $1.65	2.3
Windsor Broadway Station 1145 South Broadway	2009	419	96.0%	Studio 1BR/1BA 2BR/2BA	497 719 1,133	$1,345 $1,571 $1,933	$2.71 $2.18 $1.71	0.3
Hanover Platt Park 99 East Arizona Avenue	2018	303	89.0%	Studio 1BR/1BA 2BR/2BA 3BR/2BA	571 775 1,164 1,428	$1,402 $1,668 $2,177 $3,461	$2.46 $2.15 $1.87 $2.42	0.2
Denizen 425 South Cherokee Street	2015	275	97.0%	Studio 1BR/1BA 2BR/2BA	457 742 1,148	$1,265 $1,756 $2,432	$2.77 $2.37 $2.12	0.9
Encore Evans Station 1805 South Bannock Street	2018	244	78.0%(3)	1BR/1BA 2BR/2BA	808 1,050	$1,672 $2,006	$2.07 $1.91	1.2
The Henry 201 East Mississippi	2018	403	78.0%(3)	1BR/1BA 2BR/2BA 3BR/3BA	723 1,096 1,490	$1,946 $2,432 $3,965	$2.69 $2.22 $2.66	0.3

Source: Appraisal, unless otherwise noted.

(1)	All properties on the table above are located in Denver, Colorado.

(2)	Occupancy and rental rate info shown for the 1000 South Broadway Apartments Property are based on the underwritten rent roll. Rental rates shown are reflective of underwritten base rents.

(3)	The Encore Evans Station and The Henry properties were built in 2018 and are currently in lease-up.

A-3-74

Multifamily – Mid Rise	Loan #8	Cut-off Date Balance:	$54,500,000
1000 South Broadway	1000 South Broadway Apartments	Cut-off Date LTV:	60.2%
Denver, CO 80209		UW NCF DSCR:	1.94x
		UW NOI Debt Yield:	7.2%

The following table presents information relating to comparable multifamily property sales for the 1000 South Broadway Apartments Property:

Comparable Property Sale Summary

Property Name/Location	Sale Date	Year Built	No. of Units	Occupancy	Sale Price	Sale Price per Unit	Appraiser’s Adjusted Sale Price per Unit
1000 South Broadway Apartments Property	Oct. 2019	2014	260	93.1%	$90,500,000	$348,077	-
Mason at Alameda Station 275 South Cherokee Street Denver, Colorado	May 2019	2014	338	95.0%	$109,600,000	$324,260	$347,283
Helios 7901 East Belleview Avenue Englewood, Colorado	March 2019	2015	258	94.0%	$74,323,936	$288,077	$340,896
Elevate 7338 South Havana Street Englewood, Colorado	Jan. 2019	2017	285	94.0%	$74,500,000	$261,404	$324,977
AMLI Cherry Creek 801 South Cherry Street Denver, Colorado	Dec. 2018	2015	341	93.0%	$107,821,086	$316,191	$327,890
Centric LoHi 2525 18th Street Denver, Colorado	Dec. 2018	2016	302	96.0%	$130,750,000	$432,947	$359,866
Modera Observatory Park 1910 South Josephine Street Denver, Colorado	May 2018	2017	275	N/A	$92,500,000	$336,364	$377,551
Westend 3500 Rockmont Drive Denver, Colorado	March 2018	2014	390	94.0%	$128,700,000	$330,000	$355,410

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at 1000 South Broadway Apartments Property:

Cash Flow Analysis

	2017	2018	TTM 8/31/2019	UW	UW per Unit
Base Rent	$4,873,965	$5,043,436	$5,174,155	$5,210,352	$20,040
Grossed Up Vacant Space	$0	$0	$0	$343,308	1,320
Other Income(1)	$439,914	$498,232	$478,448	$478,449	1,840
Less Concessions & Collection Loss	($35,344)	($19,018)	($9,503)	($35,884)	($138)
Less Vacancy	$0	$0	$0	($343,308)	($1,320)
Effective Gross Income	$5,278,534	$5,522,651	$5,643,099	$5,652,917	$21,742

Real Estate Taxes	$414,364	$413,970	$416,934	$460,391	$1,771
Insurance	$47,019	$63,026	$69,659	$93,136	$358
Other Operating Expenses	$1,167,296	$1,172,111	$1,191,260	$1,178,373	$4,532
Total Expenses	$1,628,679	$1,649,107	$1,677,853	$1,731,900	$6,661

Net Operating Income	$3,649,855	$3,873,544	$3,965,246	$3,921,017	$15,081
Capital Expenditures	$0	$0	$0	$57,200	$220
Net Cash Flow	$3,649,855	$3,873,544	$3,965,246	$3,863,817	$14,861

Occupancy %	95.4%	96.6%	94.7%	93.1%(2)
NOI DSCR	1.83x	1.94x	1.99x	1.97x
NCF DSCR	1.83x	1.94x	1.99x	1.94x
NOI Debt Yield	6.7%	7.1%	7.3%	7.2%
NCF Debt Yield	6.7%	7.1%	7.3%	7.1%

(1)	Other Income includes RUBS, parking, storage, pet fees and other miscellaneous items.

(2)	The underwritten economic vacancy is 6.2%. The 1000 South Broadway Apartments Property was 93.1% occupied as of October 15, 2019.

Escrows and Reserves.

Real Estate Taxes – The 1000 South Broadway Apartments Mortgage Loan documents provide for an upfront reserve of $218,502 for real estate taxes and ongoing monthly reserves in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $36,417).

A-3-75

Multifamily – Mid Rise	Loan #8	Cut-off Date Balance:	$54,500,000
1000 South Broadway	1000 South Broadway Apartments	Cut-off Date LTV:	60.2%
Denver, CO 80209		UW NCF DSCR:	1.94x
		UW NOI Debt Yield:	7.2%

Insurance – Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing, (ii) the 1000 South Broadway Apartments Borrower provides the lender with evidence that the 1000 South Broadway Apartments Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect, and (iii) the 1000 South Broadway Apartments Borrower provides the lender with evidence of timely payment of the insurance premiums and renewals (and in no event later than 10 business days prior to expiration).

Replacement Reserve – Ongoing monthly replacement reserves are required in an amount equal to $5,417 (subject to a cap of $130,000, as long as (i) no event of default is continuing, and (ii) the 1000 South Broadway Apartments Property is being adequately maintained, as determined by the lender).

Lockbox and Cash Management. The 1000 South Broadway Apartments Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Trap Event Period (as defined below), the 1000 South Broadway Apartments Borrower is required to establish a lockbox account, into which the 1000 South Broadway Apartments Borrower and property manager are required to cause all rents received by them to be deposited. During a Cash Trap Event Period, funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. Any excess cash flow remaining after satisfaction of the waterfall items outlined in the loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional security for the 1000 South Broadway Apartments Mortgage Loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the 1000 South Broadway Apartments Mortgage Loan documents; or

(ii)	the net cash flow debt service coverage ratio (based on a hypothetical 30-year amortization period; “Amortizing NCF DSCR”) falling below 1.15x for two consecutive calendar quarters (tested quarterly).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default; and

●	with regard to clause (ii), the Amortizing NCF DSCR being greater than or equal to 1.20x for two consecutive calendar quarters (tested quarterly).

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The 1000 South Broadway Apartments Whole Loan documents require that the “all risk” insurance policy required to be maintained by 1000 South Broadway Apartments Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 1000 South Broadway Apartments Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-76

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A-3-77

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

Countryside Village Apartments

93 Twenty Apartments

Ridge Park Apartments

Inverness Apartments

Charleston Crossing Apartments

A-3-78

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

Oklahoma Multifamily Portfolio
1 Countryside Village Apartments Moore, OK
2 93 Twenty Apartments Tulsa, OK
3 Charleston Crossing Apartments Broken Arrow, OK
4 Ridge Park Apartments Tulsa, OK
5 Inverness Apartments Broken Arrow, OK
TULSA
Downtown
University Park
OSAGE INDIAN RESERVATION
ROGERS COUNTY
Catoosa
Tulsa Comm. Coll. - Northeast Campus
Sheridan Plaza
Tulsa International Airport
E. Pine St
Gilcrease Museum
OSU Tulsa
Tulsa CC
E. Independence St
Crosstown Expwy
AT&T Corporate Office
Hard Rock Hotel & Casino
BOK Tower
BOK Center
University of Tulsa
Crosstown Shopping Center
Crossroads Distribution Center
E. 11th St S.
E. 15th St S.
OK State University Medical Ctr.
Hillcrest Medical Ctr.
W. 21st St S.
Red Fork Expwy
Expo Square
E. 21st St S.
Eastgate Metroplex
Lynn Lane Reservoir
Utica Square
Philbrook Mus. of Art
Mini-Mall 31
Briar Village
Garnet Plaza
Tamarac
TULSA COUNTY
Riverside Dr
E. 36th St S.
Southroads Shopping Center
Platt Coll.-Tulsa Campus
E. 41st St S.
Univ. of Oklahoma Tulsa
Tulsa Community College
Tulsa Promenade
Avis and Budget Corporate Office
Broken Arrow Expwy
Harvard Ave
Arkansas River
Fontana Shopping Ctr.
Battle Creek GC
Broken Arrow GC
Woodland Village
LaFortune Stadium
E. 61st St S.
W. Albany St
Broken Arrow Hills
Southern Hills CC
St. Francis Heart Hospital
Woodland Hills Mall
S. Memorial Dr
Tiger Plaza
Page Belcher GC
Peoria Ave
Lewis Ave
Okmulgee Expwy
E. 71st St S.
W. Kenosha St
Hampton South
Tulsa Hills Shopping Center
Oral Roberts University
Woodland
E. 81st St S.
W. Houston St
OakWood Plaza
Riverside Pkwy
Cityplex Towers
Hillcrest Hospital South
St. Francis Hospital South
S. Elm Pl
Broken Arrow
Richard L. Jones, Jr. Airport
E. 91st St S.
Square 91
W. 96th St S.
Oklahoma Aquarium
Creek Tpke
E. 101st St S.
SpiritBank Events Center
Cedar Ridge CC
Vandever Acres Shopping Ctr.
Broken Arrow Town Center 1
Southern Crossing
E. 111th St S.
Oklahoma City 103 miles
S. Elm St
Jenks
Bixby
Broken Arrow S. Loop
E. Taft Ave
E. 121st St S.
Glenpool Conference Center
Skyline Park
Glenpool
Brittany Estates
E. 131st St S.
The Club at Indian Springs
GC of Oklahoma
Arkansas River
WAGONER COUNTY
OKLAHOMA CITY
Midwest City
Moore
Norman
Newcastle
Choctaw
KANSAS
WICHITA
OKLAHOMA
OKLAHOMA CITY
TULSA
TEXAS
MO
AR
Fayetteville
Joplin
Lawton
Wichita Falls
Norman
FT. WORTH
DALLAS
Denton
Frisco
Arlington

A-3-79

Mortgage Loan No. 9 – Oklahoma Multifamily Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
				Location:	Various, OK
Original Balance:	$51,715,000			General Property Type:	Multifamily
Cut-off Date Balance:	$51,715,000			Detailed Property Type:	Garden
% of Initial Pool Balance:	4.0%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	Various/N/A
Borrower Sponsor:	Alon Yonatan			Size:	827 Units
Guarantor:	Alon Yonatan			Cut-off Date Balance per Unit:	$62,533
Mortgage Rate:	4.1900%			Maturity Date Balance per Unit:	$57,038
Note Date:	11/7/2019			Property Manager:	The Ferndale Management Group,
First Payment Date:	1/1/2020				LLC (borrower related)
Maturity Date:	12/1/2029			Underwriting and Financial Information
Original Term to Maturity:	120 months			UW NOI:	$4,952,375
Original Amortization Term:	360 months			UW NOI Debt Yield:	9.6%
IO Period:	60 months			UW NOI Debt Yield at Maturity:	10.5%
Seasoning:	0 months			UW NCF DSCR:	1.55x (P&I) 2.14x (IO)
Prepayment Provisions(1):	LO (24); DEF (89); O (7)			Most Recent NOI:	$4,887,064 (8/31/2019 TTM)
Lockbox/Cash Mgmt Status:	Springing/Springing			2nd Most Recent NOI:	$4,578,027 (12/31/2018)
Additional Debt Type:	N/A			3rd Most Recent NOI:	$4,046,846 (12/31/2017)
Additional Debt Balance:	N/A			Most Recent Occupancy:	94.1% (10/4/2019)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent Occupancy:	92.5% (12/31/2018)
Reserves(2)				3rd Most Recent Occupancy:	87.6% (12/31/2017)
Type	Initial	Monthly	Cap	Appraised Value (as of):	$71,090,000 (9/10/2019)
RE Tax:	$502,532	$41,878	N/A	Appraised Value per Unit:	$85,961
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio:	72.7%
Capital Expenditures:	$1,000,000	$20,626	N/A	Maturity Date LTV Ratio:	66.4%
Required Repairs:	$82,283	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$51,715,000	71.2%	Purchase Price:	$69,000,000	95.0%
Borrower Equity:	$20,948,047	28.8%	Closing Costs:	$2,078,232	2.9%
			Reserves:	$1,584,815	2.2%
Total Sources:	$72,663,047	100.0%	Total Uses:	$72,663,047	100.0%

(1)	Partial prepayment, with yield maintenance if prior to the open period, is also permitted after the date that is two years following the Closing Date, in connection with a partial release, as described under “Release of Property” below.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The ninth largest mortgage loan (the “Oklahoma Multifamily Portfolio Mortgage Loan”) is evidenced by one promissory note in the original principal balance of $51,715,000. The Oklahoma Multifamily Portfolio Mortgage Loan is secured by a first priority fee mortgage encumbering five multifamily properties located in Oklahoma (the “Oklahoma Multifamily Portfolio” or “Oklahoma Multifamily Portfolio Properties”).

The Borrowers and the Borrower Sponsor. The borrowers are 93 Twenty Apartment Ventures, LLC; Charleston Crossing Apartment Ventures, LLC; Countryside Village Apartment Ventures, LLC; Inverness Apartment Ventures, LLC; Ridge Park Apartment Ventures, LLC (collectively, the “Oklahoma Multifamily Portfolio Borrowers”), each a Delaware limited liability company structured to be bankruptcy-remote with one independent director. Alon Yonatan is the non-recourse carveout guarantor and the borrower sponsor with respect to the Oklahoma Multifamily Portfolio Mortgage Loan. Alon Yonatan is the founder, chairman and chief executive officer of The Ferndale Realty Group, a real estate investment company focused on the acquisition and ongoing operations of apartment communities throughout the United States. The Ferndale Realty Group’s real estate portfolio is comprised of 15 properties across five states, in addition to the Oklahoma Multifamily Portfolio Properties.

The Properties. The Oklahoma Multifamily Portfolio is comprised of five multifamily properties totaling 827 units located across Oklahoma. The Oklahoma Multifamily Portfolio Properties were constructed between 1982 and 1987. The Oklahoma Multifamily Portfolio Properties range in size from 91 to 360 units, with an average count of 165 units. As of October 4, 2019, the Oklahoma Multifamily Portfolio was 94.1% occupied. According to the borrower sponsor, since 2015, the seller has invested approximately $5.8 million ($7,029 per unit) in capital improvements across the Oklahoma Multifamily Portfolio Properties in the aggregate.

Countryside Village Apartments

The “Countryside Village Property” is a 360-unit garden style apartment complex that is located in Moore, Oklahoma. The Countryside Village Property was built in 1985 and is comprised of 37 two-story residential buildings, which include the clubhouse and leasing office, and two non-residential buildings. Additional amenities include an indoor/outdoor swimming pool, courtyard seating areas with fire pits, children’s playground, dog park, fitness

A-3-80

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

center, tennis court and laundry facilities. The Countryside Village Property has 653 surface parking spaces (1.8 parking spaces per unit). The unit mix consists of 162 one bedroom units, 62 two bedroom/one bathroom units, and 136 two bedroom/two bathroom units. All units feature washer/dryer connections and either a balcony or patio. Select units include a wood-burning fireplace, breakfast counter, full-size pantry, and washer/dryer set. As of October 4, 2019, the Countryside Village Property was 93.3% occupied. According to the borrower sponsor, since 2015, the seller has invested approximately $2.5 million ($7,013 per unit) in capital improvements at the Countryside Village Property. Of the total amount, approximately $1.4 million was invested in exterior and amenity upgrades and approximately $1.1 million was invested in the upgrade of 278 units.

93 Twenty Apartments

The “93 Twenty Apartments Property” is a 152-unit garden style apartment complex that is located in Tulsa, Oklahoma. The 93 Twenty Apartments Property was built in 1985 and is comprised of 22 two-story residential buildings, which include the clubhouse and leasing office, and one non-residential building. Additional amenities include a fitness center, a swimming pool, a dog park, landscaped ponds with fountains and a barbecue/picnic area. The 93 Twenty Apartments Property has 236 surface and garage parking spaces (1.6 parking spaces per unit). The unit mix consists of 38 one bedroom units, 76 two bedroom/ 2 bathroom units, and 38 two bedroom/2.5 bathroom units. All units feature wood-burning fireplaces, washer/dryer and either a balcony or patio. Select units have vaulted ceilings, track lighting and additional storage space in the form of a full pantry and/or separate linen closet. As of October 4, 2019, the 93 Twenty Apartments Property was 97.4% occupied. According to the borrower sponsor, since 2015, the seller has invested $846,546 ($5,569 per unit) in capital improvements at the 93 Twenty Apartments Property. Of the total amount, $530,222 was invested in exterior and amenity upgrades and $316,324 was invested in the upgrade of 122 units.

Charleston Crossing Apartments

The “Charleston Crossing Apartments Property” is a 124-unit garden style apartment complex that is located in Broken Arrow, Oklahoma. The Charleston Crossing Apartments Property was built in 1984 and is comprised of 16 two-story residential buildings, which include the clubhouse and leasing office, and one non-residential building. Additional amenities include a swimming pool, a dog park and a common laundry area. The Charleston Crossing Apartments Property has 248 surface parking spaces (2.0 parking spaces per unit). The unit mix consists of 61 one bedroom units, and 63 two bedroom units. All units feature either a balcony or patio. Select units include wood-burning fireplaces, pass through kitchens with espresso cabinetry, stainless steel kitchen sink with garbage disposal, and full size washer dryer sets and/or washer dryer hookups. As of October 4, 2019, the Charleston Crossing Apartments Property was 92.7% occupied. According to the borrower sponsor, since 2015, the seller has invested approximately $1.0 million ($8,457 per unit) in capital improvements at the Charleston Crossing Apartments Property. Of the total amount, $424,260 was invested in exterior and amenity upgrades and $624,465 was invested in the upgrade of 102 units.

Ridge Park Apartments

The “Ridge Park Apartments Property” is a 100-unit garden style apartment complex that is located in Tulsa, Oklahoma. The Ridge Park Apartments Property was built in 1982 and is comprised of 10 two-story residential buildings, which include the clubhouse and leasing office, and one non-residential building. Additional amenities include a fitness center, business center, an indoor/outdoor swimming pool and a common laundry facility. The Ridge Park Apartments Property has 186 surface parking spaces (1.9 parking spaces per unit). The unit mix consists of 52 one bedroom units, 44 two bedroom/two bathroom units, and four, two bedroom/1.5 bathroom units. All units have washer/dryer connections, wood-burning fireplaces, stainless steel double sink, ample storage space and either a patio or balcony. Select units feature vaulted ceilings, additional closet space, full pantry, built-in lighting and/or high quality appliances. As of October 4, 2019, the Ridge Park Apartments Property was 93.0% occupied. According to the borrower sponsor, since 2015, the seller has invested $668,423 ($6,684 per unit) in capital improvements at the Ridge Park Apartments Property. Of the total amount, $276,422 was invested in exterior and amenity upgrades and $392,002 was invested in the upgrade of 80 units.

Inverness Apartments

The “Inverness Apartments Property” is a 91-unit garden style apartment complex that is located in Broken Arrow, Oklahoma. The Inverness Apartments Property was built in 1987 and is comprised of nine two-story residential buildings, which include the clubhouse and leasing office, and one non-residential building. Additional amenities include an indoor/outdoor swimming pool, a common laundry facility and a fitness center. The Inverness Apartments Property has 183 surface parking spaces (2.0 parking spaces per unit). The unit mix consists of 16 one bedroom/1 bathroom units, 26 one bedroom/1.5 bathroom units, 17 two bedroom/two bathroom units, and 32 two bedroom/2.5 bathroom units. Select units feature wood-burning fireplaces, vaulted ceilings, balcony/patio, stainless steel kitchen sinks with garbage disposal, high quality appliances, full size washer dryer sets and/or washer dryer hookups. As of October 4, 2019, the Inverness Apartments Property was 94.5% occupied. According to the borrower sponsor, since 2015, the seller has invested $724,964 ($7,967 per unit) in capital improvements at the Inverness Apartments Property. Of the total amount, $316,203 was invested in exterior and amenity upgrades and $408,761 was invested in the upgrade of 80 units.

The following table presents detailed information with respect to each of the Oklahoma Multifamily Portfolio Properties included in the Oklahoma Multifamily Portfolio:

Oklahoma Multifamily Portfolio Properties Summary
Building	Occ. % (1)	Units(1)	% of Total Units	Appraised Value	Allocated Loan Amount (“ALA”)	% of ALA	UW NOI	% of UW NOI
Countryside Village Apartments	93.3%	360	43.5%	$29,200,000	$21,240,000	41.1%	$2,071,417	41.8%
93 Twenty Apartments	97.4%	152	18.4%	$14,890,000	$10,830,000	20.9%	$1,041,265	21.0%
Charleston Crossing Apartments	92.7%	124	15.0%	$10,290,000	$7,490,000	14.5%	$671,904	13.6%
Ridge Park Apartments	93.0%	100	12.1%	$8,910,000	$6,480,000	12.5%	$618,536	12.5%
Inverness Apartments	94.5%	91	11.0%	$7,800,000	$5,675,000	11.0%	$549,253	11.1%
Total/Wtd. Avg.	94.1%	827	100.0%	$71,090,000	$51,715,000	100.0%	$4,952,375	100.0%

(1)	Based on the Oklahoma Multifamily Portfolio Borrowers’ rent roll dated October 4, 2019.

A-3-81

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

The Market. The Countryside Village Apartments Property is located within the Norman-Moore submarket of the Oklahoma City multifamily market. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the Oklahoma City multifamily market was approximately 6.0%, with average asking rents of $768 per unit and inventory of approximately 99,373 units. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the Norman-Moore submarket was approximately 5.9%, with average asking rents of $745 per unit and inventory of approximately 19,500 units. According to the appraisal, the 2018 population within a one-, three- and five-mile radius of the Countryside Village Apartments Property was 8,293, 83,990 and 221,153, respectively. The 2018 average household income within the same one-, three- and five-mile radius was $59,730, $66,600 and $66,314, respectively.

The 93 Twenty Apartments Property, Charleston Crossing Apartments Property, Ridge Park Apartments Property and Inverness Apartments Property are located within the South Tulsa-Broken Arrow submarket of the Tulsa multifamily market. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the Tulsa multifamily market was approximately 5.7%, with average asking rents of $725 per unit and inventory of approximately 69,055 units. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the South Tulsa-Broken Arrow submarket was approximately 5.6%, with average asking rents of $780 per unit and inventory of approximately 19,895 units. According to the appraisal, the 2018 population within a one-, three- and five-mile radius of the 93 Twenty Apartments Property was 8,488, 67,324 and 174,020, respectively. The 2018 average household income within the same one-, three- and five-mile radius was $91,193, $101,548 and $91,593, respectively. According to the appraisal, the 2018 population within a one-, three- and five-mile radius of the Charleston Crossing Apartments Property was 12,201, 53,864 and 114,566, respectively. The 2018 average household income within the same one-, three- and five-mile radius was $74,391, $85,106 and $90,168, respectively. According to the appraisal, the 2018 population within a one-, three- and five-mile radius of the Ridge Park Apartments Property was 11,731, 96,609 and 205,874, respectively. The 2018 average household income within the same one-, three- and five-mile radius was $93,499, $86,173 and $88,307, respectively. According to the appraisal, the 2018 population within a one-, three- and five-mile radius of the Inverness Apartments Property was 12,201, 53,864 and 114,566, respectively. The 2018 average household income within the same one-, three- and five-mile radius was $74,391, $85,106 and $90,168, respectively.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Oklahoma Multifamily Portfolio Properties:

Market Rent Summary
Building	Units	Avg. Size	Avg. Monthly In Place Rent per Unit	Avg. Monthly In Place Rent PSF	Avg. Monthly Market Rent per Unit	Avg. Monthly Market Rent PSF
Countryside Village Apartments	360	842	$729	$0.87	$746	$0.89
93 Twenty Apartments	152	1,035	$910	$0.88	$914	$0.88
Charleston Crossing Apartments	124	776	$743	$0.96	$748	$0.96
Ridge Park Apartments	100	950	$821	$0.86	$828	$0.87
Inverness Apartments	91	857	$753	$0.88	$756	$0.88

Source: Appraisal

The following table presents certain information relating to comparable rental properties to the Countryside Village Property:

Comparable Rental Properties (Countryside Village Property)
Property	Year Built	# Units	Unit Mix	Average SF per Unit	Average Rent per Unit	Average Monthly Rent PSF
Countryside Village Property	1985	360	1BR 2BR	708 951	$675 $774	$0.95 $0.81
Hayden’s Landing Moore, OK	1974	85	1BR 2BR 3BR	697 874 1,070	$610 $773 $897	$0.88 $0.88 $0.84
Cape Cod Oklahoma City, OK	1985	79	Studio 1BR 2BR 3BR	550 700 958 1,200	$629 $679 $845 $969	$1.14 $0.97 $0.88 $0.81
Country Creek Oklahoma City, OK	1985	320	Studio 1BR 2BR	500 600 800	$569 $654 $824	$1.14 $1.09 $1.03
Eastlake Village Oklahoma City, OK	1984	176	1BR 2BR	600 730	$666 $761	$1.11 $1.04

A-3-82

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

The following table presents certain information relating to comparable rental properties to the Charleston Crossing Apartments and the Inverness Apartments Properties (which are located within a half mile of each other):

Comparable Rental Properties (Charleston Crossing Apartments and Inverness Apartments)
Property	Year Built	# Units	Unit Mix	Average SF per Unit	Average Rent per Unit	Average Monthly Rent PSF
Charleston Crossing Apartments	1984	124	1BR 2BR	648 900	$677 $811	$1.04 $0.90
Inverness Apartments	1987	91	1BR 2BR	655 1,031	$664 $835	$1.01 $0.81
Hickory Grove Apartments Broken Arrow, OK	1984	160	1BR 2BR	700 900	$656 $772	$0.94 $0.86
Aspen Village Broken Arrow, OK	1995	176	1BR 2BR 3BR	706 955 1,116	$736 $840 $1,120	$1.04 $0.88 $1.00
Carlyle Broken Arrow, OK	1979	116	1BR 2BR 3BR	693 925 1,174	$685 $831 $980	$0.99 $0.90 $0.83

The following table presents certain information relating to comparable rental properties to the 93 Twenty Apartments and the Ridge Park Apartments Properties (which are located within three miles of each other):

Comparable Rental Properties (93 Twenty Apartments and Ridge Park Apartments Properties)
Property	Year Built	# Units	Unit Mix	Average SF per Unit	Average Rent per Unit	Average Monthly Rent PSF
93 Twenty Apartments	1985	152	1BR 2BR	715 1,142	$771 $958	$1.08 $0.84
Ridge Park Apartments	1982	100	1BR 2BR	819 1,092	$748 $897	$0.91 $0.82
Sheridan Pond Tulsa, OK	1984	240	1BR 2BR 3BR	727 1,169 1,500	$768 $1,027 $1,239	$1.06 $0.88 $0.83
The Courtyards Tulsa, OK	1986	272	1BR 2BR	639 963	$712 $874	$1.12 $0.91
Ridgemont Apartments Tulsa, OK	1980	168	1BR 2BR	638 925	$563 $750	$0.88 $0.81
Crown Chase Tulsa, OK	1996	287	1BR 2BR	837 1,098	$709 $853	$0.85 $0.78
Pepper Tree Tulsa, OK	1983	97	1BR 2BR	850 1,000	$642 $870	$0.76 $0.87

A-3-83

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the Oklahoma Multifamily Portfolio:

Cash Flow Analysis
	2016	2017	2018	8/31/2019 TTM	UW	UW PSF
Gross Potential Rent	$7,602,764	$7,673,532	$7,578,288	$7,645,402	$7,772,904	$9,398.92
Concessions	($115,596)	($205,712)	($49,711)	($9,077)	($16,153)	($19.53)
Other Income	$690,102	$729,726	$799,735	$798,716	$798,716	$965.80
Vacancy	($1,248,549)	($1,102,580)	($568,746)	($461,914)	($496,558)	($600.43)
Effective Gross Income	$6,928,720	$7,094,966	$7,759,566	$7,973,128	$8,058,910	$9,744.75

Real Estate Taxes	$461,061	$464,439	$484,688	$502,262	$502,539	$607.67
Insurance	$126,046	$120,983	$127,643	$140,772	$138,785	$167.82
Other Expenses	$2,496,435	$2,462,698	$2,569,208	$2,443,030	$2,465,210	$2,980.91
Total Expenses	$3,083,542	$3,048,120	$3,181,539	$3,086,064	$3,106,534	$3,756.39

Net Operating Income(1)	$3,845,178	$4,046,846	$4,578,027	$4,887,064	$4,952,375	$5,988.36
Capital Expenditures	$0	$0	$0	$0	$247,511	$299.29
Net Cash Flow	$3,845,178	$4,046,846	$4,578,027	$4,887,064	$4,704,864	$5,689.07

Occupancy %	85.8%	87.6%	92.5%	94.1%(1)	93.6%
NOI DSCR (IO)	1.75x	1.84x	2.08x	2.22x	2.25x
NOI DSCR (P&I)	1.27x	1.34x	1.51x	1.61x	1.63x
NCF DSCR (IO)	1.75x	1.84x	2.08x	2.22x	2.14x
NOI DSCR (P&I)	1.27x	1.34x	1.51x	1.61x	1.55x
NOI Debt Yield	7.4%	7.8%	8.9%	9.4%	9.6%
NCF Debt Yield	7.4%	7.8%	8.9%	9.4%	9.1%

(1) As of the underwritten rent roll dated October 4, 2019, the Oklahoma Multifamily Portfolio is 94.1% occupied.

Escrows and Reserves.

Tax Funds – The Oklahoma Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of $502,532 for real estate taxes and ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially, $41,878).

Insurance – The Oklahoma Multifamily Portfolio Mortgage Loan documents provide for monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies; provided that such monthly reserves are not required so long as (i) no event of default has occurred and is continuing, (ii) the insurance coverage for each Oklahoma Multifamily Portfolio Property is included in a blanket policy approved by the lender in its reasonable discretion, and (iii) the Oklahoma Multifamily Portfolio Borrowers provide the lender with evidence of payment of the insurance premiums and renewals of the insurance policies, no later than ten days prior to the expiration of the current policy.

Capital Expenditure Reserves – The Oklahoma Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of $1,000,000 for capital expenditures and ongoing reserves of $250 per unit per year at the improvements for capital expenditures.

Required Repairs Funds – The Oklahoma Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of $82,283 for required repairs.

Lockbox and Cash Management. The Oklahoma Multifamily Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of an event of default under the Oklahoma Multifamily Portfolio Mortgage Loan, the cash management agreement requires the borrower to establish a lockbox account (established as a collection of accounts each relating to one Oklahoma Multifamily Portfolio Property) and permits the lender, in its discretion, to establish a cash management account for each Oklahoma Multifamily Portfolio Property and entitles the lender to deliver written notice to the lockbox banks directing them to disburse all available funds then and thereafter on deposit in each lockbox accounts during the continuance of an event of default to the related cash management account in accordance with the terms of the lockbox agreements. The lender is required to terminate the direction if the event of default is cured (if applicable).

During the continuance of an event of default, all funds in the cash management account are required to be applied on each monthly payment date: (i) to make the monthly deposit into the real estate tax and insurance reserve as described above under “Escrows and Reserves,” (ii) to pay debt service on the Oklahoma Multifamily Portfolio Mortgage Loan, (iii) to make the monthly deposit into the capital expenditure reserve, as described above under “Escrows and Reserves,” (iv) to pay operating expenses set forth in the annual budget (which is not required to be approved by the lender) and other expenses approved by the lender, and (v) to deposit any remainder (A) during the continuance of an event of default, into an excess cash subaccount and (B) if an event of default has occurred but has thereafter been cured, to the Oklahoma Multifamily Portfolio Borrowers. Notwithstanding the foregoing, during the continuation of an event of default the lender has the right to withdraw and apply funds in the lockbox and cash management accounts to payment of any and all debts, liabilities and obligations of the Oklahoma Multifamily Portfolio Borrowers pursuant to or in connection with the Oklahoma Multifamily Portfolio Mortgage Loan documents.

A-3-84

Multifamily - Garden	Loan #9	Cut-off Date Balance:	$51,715,000
Various	Oklahoma Multifamily Portfolio	Cut-off Date LTV:	72.7%
Various, OK		U/W NCF DSCR:	1.55x
		U/W NOI Debt Yield:	9.6%

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Oklahoma Multifamily Portfolio Borrowers have the right, at any time after the date that is two years following the Closing Date, and provided no event of default under the Oklahoma Multifamily Portfolio Mortgage Loan documents exists, to obtain the release of any of the individual Oklahoma Multifamily Portfolio Properties, provided certain conditions are satisfied, including payment of a release price equal to 110% of the allocated loan amount of the related individual property, together with, if then-applicable, a prepayment premium equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium; (ii) the aggregate debt yield of the Oklahoma Multifamily Portfolio Mortgage Loan after giving effect to the release is not less than the greater of (x) the aggregate debt yield immediately prior to the release and (y) 8.80%; (iii) the aggregate debt service coverage ratio of the Oklahoma Multifamily Portfolio Mortgage Loan after giving effect to the release is not less than the greater of (x) the aggregate debt service coverage ratio immediately prior to the release and (y) 1.45x; and (iv) satisfaction of REMIC-related requirements.

Ground Lease. None.

Letter of Credit. None.

Right of First Refusal/Right of First Offer. None.

Terrorism Insurance. The Oklahoma Multifamily Portfolio Borrowers are required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the Oklahoma Multifamily Portfolio Properties together with business income insurance covering not less than the 18-month period commencing at the time of loss, together with an extended period of indemnity endorsement of not less than six months. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-85

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

1460 Macombs Road

DELI
GROCERY

901 Walton Avenue

4040 Bronx Boulevard

984 Sheridan Avenue

2 Minerva Place

A-3-86

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

FTERE Bronx Multifamily Portfolio
1 1460 Macombs Road Bronx, NY
2 984 Sheridan Avenue Bronx, NY
3 901 Walton Avenue Bronx, NY
4 2 Minerva Place Bronx, NY
5 4040 Bronx Boulevard Bronx, NY
NEW JERSEY
YONKERS
WESTCHESTER COUNTY
Mount Vernon
Pelham Manor
Palisades Interstate Park
Riverdale Park
Riverdale
Hudson River
Spuyten Duyvil
H. HUDSON BRIDGE
Manhattan College
Van Cortlandt Park
Mosholu Golf Course
Montefiore Medical Center
Jerome Park Reservoir
Lehman College
Baker Field
Inwood Hill Park
MANHATTAN
Inwood
GEO. WASH. BRIDGE
BRONX
Bronx Botanical Gardens
Fordham University
CUNY Bronx Community College
Yeshiva Univ.
Morris Heights
New York Presbyterian Hosp.
Bronx Zoo
Morris Park
Jacobi Medical Center
Albert Einstein College of Medicine
Hutchinson Metro Center
Mercy College-Bronx Campus
Seton Falls Park
Split Rock Golf Course
Bay Plaza Shopping Center
Pelham Bay Park
Aileen B. Ryan Recreational Complex
Long Island Sound
Claremont Park
Crotona Park
Yankee Stadium
Washington Heights
Bronx Supreme Court
Harlem Hospital
Harlem
Sound View Park
Hunts Point
East River
Upper East Side
Ward Island
TRIBORO BRIDGE
QUEENS
New England Thruway
Cross Bronx Expwy
Bruckner Expwy
Major Deegan Expwy
Bronx River Pkwy
Hutchinson River Pkwy
Pelham Pkwy
Triboro Br
NEW YORK
NEW JERSEY
PATERSON
YONKERS
BRONX
MANHATTAN
NEWARK
JERSEY CITY
NEW YORK CITY
QUEENS
BROOKLYN
STATEN IS.

A-3-87

Mortgage Loan No. 10 – FTERE Bronx Multifamily Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
				Location:	Bronx, NY
Original Balance:	$50,400,000			General Property Type:	Multifamily
Cut-off Date Balance:	$50,400,000			Detailed Property Type:	Mid Rise
% of Initial Pool Balance:	3.9%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	Various/N/A
Borrower Sponsor:	Finkelstein Timberger East Real Estate			Size:	355 Units
Guarantor:	Richard Timberger			Cut-off Date Balance per Unit:	$141,972
Mortgage Rate:	3.7800%			Maturity Date Balance per Unit:	$141,972
Note Date:	11/5/2019			Property Manager:	Finkelstein Timberger LLC
First Payment Date:	1/1/2020				(borrower-related)
Maturity Date:	12/1/2029
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$3,950,116
Seasoning:	0 months			UW NOI Debt Yield:	7.8%
Prepayment Provisions:	LO (24); DEF (89); O (7)			UW NOI Debt Yield at Maturity:	7.8%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	2.00x
Additional Debt Type:	N/A			Most Recent NOI:	$3,633,329 (Various)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$3,598,986 (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,434,921 (12/31/2017)
Reserves(1)				Most Recent Occupancy:	99.2% (10/1/2019)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	99.7% (12/31/2018)
RE Tax:	$116,223	$58,112	N/A	3rd Most Recent Occupancy:	99.7% (12/31/2017)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$74,600,000 (Various)
Recurring Replacements:	$0	$7,834	N/A	Appraised Value per Unit:	$210,141
Deferred Maintenance:	$69,384	$0	N/A	Cut-off Date LTV Ratio:	67.6%
J-51 Exemption:	$3,400,000	$0	N/A	Maturity Date LTV Ratio:	67.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$50,400,000	99.8%	Loan Payoff:	$46,021,533	91.2%
Borrower Equity:	$79,308	0.2%	Reserves:	$3,585,607	7.1%
			Closing Costs:	$872,168	1.7%
Total Sources:	$50,479,308	100.0%	Total Uses:	$50,479,308	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The tenth largest mortgage loan (the “FTERE Bronx Multifamily Portfolio Mortgage Loan”) is evidenced by one promissory note in the original principal balance of $50,400,000. The FTERE Bronx Multifamily Portfolio Mortgage Loan is secured by a first priority fee mortgage encumbering five multifamily properties located in The Bronx, New York (the “FTERE Bronx Multifamily Portfolio” or “FTERE Bronx Multifamily Portfolio Properties”).

The Borrowers and the Borrower Sponsor. The borrowers are HAF Associates LLC D, 901 Walton Avenue Realty LLC D, N.J.Z. Company LLC D, Buddy Associates LLC D and 4040 BA LLC D (collectively, the “FTERE Bronx Multifamily Portfolio Borrowers”), each a Delaware limited liability company structured to be bankruptcy-remote with one independent director. Richard Timberger is the non-recourse carveout guarantor and Finkelstein Timberger East Real Estate is the borrower sponsor with respect to the FTERE Bronx Multifamily Portfolio Mortgage Loan. Finkelstein Timberger East Real Estate is a real estate company that owns and manages residential apartment buildings located throughout various parts of Bronx County, New York. Finkelstein Timberger East Real Estate is run by Steven Finkelstein, Richard Timberger and Tony East.

The Properties. The FTERE Bronx Multifamily Portfolio is comprised of five rent stabilized multifamily properties totaling 355 units located in The Bronx, New York. The FTERE Bronx Multifamily Portfolio Properties were constructed between 1927 and 1938. As of October 1, 2019, the multifamily space at the FTERE Bronx Multifamily Portfolio was 99.2% occupied. In addition, certain of the FTERE Bronx Multifamily Portfolio Properties have commercial space, which was 100.0% occupied as of October 1, 2019. Occupancy at the FTERE Bronx Multifamily Portfolio has been in excess of 99.0% since 2014. The borrower sponsor has invested approximately $8.2 million ($23,130 per unit) in capital improvements across the Properties in the aggregate. All of the FTERE Bronx Multifamily Portfolio Properties either benefit from a J-51 exemption and abatement program or a major capital improvement program (“MCI”) or are awaiting approval of an application for a J-51 exemption and abatement program or an application to increase rent under the MCI program. Under the J-51 program, the tax exemption benefit temporarily exempts a property from the increase in assessed value which would otherwise occur as a result of significant renovation work. The abatement portion of the program reduces the existing taxes by a percentage of the certified reasonable costs of the work performed as determined by the Department of Finance. The MCI program allows landlords to increase rents (subject to

A-3-88

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

certain limits) paid by rent stabilized tenants to recoup renovation and rehabilitation costs. For the FTERE Bronx Multifamily Portfolio Properties at which benefits have not been approved, there is a $3.4 million holdback in place.

The following table presents detailed information with respect to each of the properties included in the FTERE Bronx Multifamily Portfolio:

FTERE Bronx Multifamily Portfolio Properties Summary
Building	Occ. % (1)	Units(1)	% of Total Units	Appraised Value	Allocated Loan Amount (“ALA”)	% of ALA	UW NOI	% of UW NOI
1460 Macombs Road	100.0%	109	30.7%	$21,600,000	$14,600,000	29.0%	$1,121,792	28.4%
984 Sheridan Avenue	100.0%	78	22.0%	$15,600,000	$10,500,000	20.8%	$835,086	21.1%
901 Walton Avenue	96.8%	63	17.7%	$13,800,000	$9,300,000	18.5%	$814,765	20.6%
2 Minerva Place	98.0%	48	13.5%	$11,800,000	$8,000,000	15.9%	$636,417	16.1%
4040 Bronx Boulevard	100.0%	57	16.1%	$11,800,000	$8,000,000	15.9%	$542,057	13.7%
Total/Wtd. Avg.	99.2%	355	100.0%	$74,600,000	$50,400,000	100.0%	$3,950,116	100.0%
(1)	Based on the borrower rent roll dated October 1, 2019.

The Properties.

1460 Macombs Road

The “1460 Macombs Road Property” is a six story, rent-stabilized, 109-unit mid rise apartment complex located in The Bronx, New York. The 1460 Macombs Road Property was built in 1930. The unit mix comprises studio, one-, two-, and three-bedroom floorplans, an NRA of 58,600 SF and an average unit size of 538 SF. As of October 1, 2019, the 1460 Macombs Road Property was 100.0% occupied, with average in place rent of $1,274/unit. Twelve units are leased to tenants who pay a portion of their rent with a Section 8 voucher. The borrower sponsor has invested approximately $2.5 million ($23,000 per unit) in capital improvements on the 1460 Macombs Road Property. The 1460 Macombs Road Property contains seven commercial tenants, which are 100% occupied and generate $246,240 in annual rent. The appraised value includes $3,400,000 attributable to the net present value of a J-51 tax abatement and exemption for the 1460 Macombs Road Property. The borrower filed for a J-51 exemption at the 1460 Macombs Road Property. As of the origination date, approval documentation for the J-51 exemption had not been received. As of the origination date, the 1460 Macombs Road Property benefits from two, 20-year J-51 tax abatements expiring in 2026 and 2020, respectively, under New York State’s J-51 tax abatement program. Real estate taxes were underwritten based on the applied for J-51 exemption and one in place J-51 abatement at the 1460 Macombs Road Property. The other abatement was not underwritten because it has a small remaining benefit of $1,624 and will expire in 2020. The abated taxes are $263,552 per annum, compared to estimated unabated taxes for the 2019 tax year of $415,428.

984 Sheridan Avenue

The “984 Sheridan Avenue Property” is a six story, rent-stabilized, 78-unit mid rise apartment complex located in The Bronx, New York. The 984 Sheridan Avenue Property was built in 1928. The unit mix comprises studio, one-, two-, three- and four-bedroom floorplans, an NRA of 73,200 SF and an average unit size of 938 SF. As of October 1, 2019, the 984 Sheridan Avenue Property was 100.0% occupied, with average in place rent of $1,347/unit. Eight units are leased to tenants who pay a portion of their rent with a Section 8 voucher. The borrower sponsor has invested approximately $1.8 million ($23,000 per unit) in capital improvements on the 984 Sheridan Avenue Property. The 984 Sheridan Avenue Property contains no commercial tenants. The appraised value includes $2,100,000 attributable to the net present value of a J-51 tax abatement and exemption for the 984 Sheridan Avenue Property. As of the origination date, the 984 Sheridan Avenue Property benefits from one, 20-year tax abatement under New York State’s J-51 tax abatement program expiring in 2026 and a 34-year J-51 exemption expiring 2037. Real estate taxes were underwritten based on the J-51 exemption and the J-51 abatement at the 984 Sheridan Avenue Property. The abated taxes are $80,776 per annum, compared to estimated unabated taxes for the 2019 tax year of $229,945.

901 Walton Avenue

The “901 Walton Avenue Property” is a six story, rent-stabilized, 63-unit mid rise apartment complex located in The Bronx, New York. The 901 Walton Avenue Property was built in 1927. The unit mix comprises studio, one-, two-, three- and four-bedroom floorplans, an NRA of 89,400 SF and an average unit size of 1,442 SF. As of October 1, 2019, the 901 Walton Avenue Property was 96.8% occupied, with average in place rent of $1,386/unit. Eleven units are leased to tenants who pay a portion of their rent with a Section 8 voucher. The borrower sponsor has invested approximately $1.5 million ($23,000 per unit) in capital improvements on the 901 Walton Avenue Property. The 901 Walton Avenue Property contains two commercial spaces, which are 100% occupied and generate $92,400 in annual rent. The appraised value includes $2,000,000 attributable to the net present value of a J-51 tax abatement and exemption for the 901 Walton Avenue Property and $800,000 attributable to an MCI program. As of the origination date, the 901 Walton Avenue Property benefits from three, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2027 and 2028, a 34-year J-51 exemption expiring in 2050 and an MCI program rent increase. The borrower filed for an additional MCI program rent increase at the 901 Walton Avenue Property. As of the origination date, approval documentation had not been received for this additional rent increase. Real estate taxes were underwritten based on the J-51 exemption and all three of the J-51 abatements at the 984 Sheridan Avenue Property. The abated taxes are $58,326 per annum, compared to estimated unabated taxes for the 2019 tax year of $167,220.

2 Minerva Place

The “2 Minerva Place Property” is a six story, rent-stabilized, 48-unit mid rise apartment complex located in The Bronx, New York. The 2 Minerva Place Property was built in 1938. The unit mix comprises studio, one- and two-bedroom floorplans, an NRA of 48,600 SF and an average unit size of 1,013 SF. As of October 1, 2019, the 2 Minerva Place Property was 98.0% occupied, with average in place rent of $1,528/unit. One unit is leased to a tenant who pays a portion of their rent with a Section 8 voucher. The borrower sponsor has invested approximately $1.1 million ($23,479 per unit) in capital improvements on the 2 Minerva Place Property. The 2 Minerva Place Property contains no commercial tenants. The appraised value includes $1,200,000 attributable to the net present value of a J-51 tax abatement and exemption for the 2 Minerva Place Property. As of the origination date, the 2 Minerva Place Property benefits from five, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2021, 2023, 2027 and 2028, a 34-year J-51 exemption expiring in 2050 and an MCI program rent increase. Real estate taxes were underwritten based on the J-51

A-3-89

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

exemption and four of the five J-51 abatements at the 2 Minerva Place Property. The abated taxes are $47,978 per annum, compared to estimated unabated taxes for the 2019 tax year of $130,023.

4040 Bronx Boulevard

The “4040 Bronx Boulevard Property” is a six story, rent-stabilized, 57-unit mid rise apartment complex located in The Bronx, New York. The 4040 Bronx Boulevard Property was built in 1929. The unit mix comprises studio, one-, two- and three-bedroom floorplans, an NRA of 44,500 SF and an average unit size of 781 SF. As of October 1, 2019, the 4040 Bronx Boulevard Property was 100.0% occupied, with average in place rent of $1,245/unit. Four units are leased to tenants who pay a portion of their rent with a Section 8 voucher. The borrower sponsor has invested approximately $1.3 million ($23,404 per unit) in capital improvements on the 4040 Bronx Boulevard Property. The 4040 Bronx Boulevard Property contains no commercial tenants. The appraised value includes $1,300,000 attributable to the net present value of a J-51 tax abatement and exemption for the 4040 Bronx Boulevard Property and $2,200,000 attributable to an MCI program. The borrower filed for a J-51 tax abatement and exemption and MCI program rent increase at the 4040 Bronx Boulevard Property. As of the origination date, approval documentation had not been received. Real estate taxes were underwritten based on the pending J-51 exemption and J-51 abatement at the 4040 Bronx Boulevard Property. The abated taxes are $64,206 per annum, compared to estimated unabated taxes for the 2019 tax year of $162,861.

The Market. The FTERE Bronx Multifamily Portfolio is located in The Bronx, New York within the Bronx County submarket of the New York City residential market. According to the appraisal, as of the first quarter of 2019, the vacancy rate in the New York City residential market was approximately 4.5%, with average asking rents of $3,783 per unit and inventory of approximately 219,294 units. According to the appraisal, as of the first quarter of 2019, the vacancy rate in the Bronx County submarket was approximately 3.8%, with average asking rents of $1,384 per unit and inventory of approximately 149 units. Primary access to the FTERE Bronx Multifamily Portfolio Properties is provided by a number of major thoroughfares, bus lines through the MTA and numerous subway lines that connect the FTERE Bronx Multifamily Portfolio Properties to Manhattan. The FTERE Bronx Multifamily Portfolio neighborhood is located in a mixed-use area that supports residential, office, commercial, and retail uses.

The following table presents certain information relating to the appraiser’s market rent conclusion for the FTERE Bronx Multifamily Portfolio Properties:

Market Rent Summary
Building	Units	Avg. Size	Avg. Monthly In Place Rent per Unit(1)	Avg. Monthly In Place Rent PSF(1)	Avg. Monthly Market Rent per Unit	Avg. Monthly Market Rent PSF
1460 Macombs Road	109	538	$1,274	$2.37	$1,746	$3.25
984 Sheridan Avenue	78	938	$1,347	$1.44	$1,792	$1.91
901 Walton Avenue	63	1,442	$1,386	$0.96	$1,984	$1.38
2 Minerva Place	48	1,013	$1,528	$1.51	$1,888	$1.86
4040 Bronx Boulevard	57	781	$1,245	$1.59	$1,721	$2.20

Source: Appraisal

(1)	Based on the borrower rent roll dated October 1, 2019.

The following table presents certain information relating to comparable rental properties to the 1460 Macombs Road, the 984 Sheridan Avenue and the 901 Walton Avenue Properties:

Comparable Rental Properties (1460 Macombs Road, 984 Sheridan Avenue and 901 Walton Avenue Properties)
Property	Year Built	# of Stories	# Units	Unit Mix	Average SF per Unit	Average Rent per Unit(1)	Average Annual Rent PSF
1460 Macombs Road	1930	6	109	Studio 1BR 2BR 3BR	400 500 600 700	$1,013 $1,169 $1,462 $1,487	$30.39 $28.06 $29.25 $25.49
984 Sheridan Avenue	1928	6	78	Studio 1BR 2BR 3BR 4BR	500 800 1,100 1,400 1,700	$1,128 $1,250 $1,440 $1,601 $2,253	$27.08 $18.75 $15.71 $13.72 $15.90
901 Walton Avenue	1927	6	63	Studio 1BR 2BR 3BR 4BR	500 900 1,300 1,700 2,100	$1,172 $1,166 $1,367 $1,553 $1,369	$28.14 $15.55 $12.62 $10.96 $7.83
Sherman Court 1240 Sherman Avenue Bronx, NY	1927	7	58	1BR 2BR	550 650	$1,515 $1,701	$33.05 $31.40
1540 Walton Avenue Bronx, NY	1923	5	59	1BR 2BR	642 906	$1,701 $2,031	$31.79 $26.90
888 Grand Concourse Bronx, NY	1931	6	76	Studio 1BR 2BR 3BR	600 800 1,000 1,200	$1,800 $2,200 $2,550 $3,200	$36.00 $33.00 $30.60 $32.00
930 Sheridan Avenue Bronx, NY	1951	7	83	Studio 1BR	542 669	$1,699 $1,845	$37.62 $33.09

Source: Appraisal

(1)	Based on the borrower rent roll dated October 1, 2019.

A-3-90

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

The following table presents certain information relating to comparable rental properties to the 2 Minerva Place and the 4040 Bronx Boulevard Properties:

Comparable Rental Properties (2 Minerva Place and the 4040 Bronx Boulevard Properties)
Property	Year Built	# of Stories	# Units	Unit Mix	Average SF per Unit	Average Rent per Unit(1)	Average Annual Rent PSF
2 Minerva Place	1938	6	48	Studio 1BR 2BR	600 900 1,300	$1,169 $1,393 $1,822	$23.37 $18.57 $16.82
4040 Bronx Boulevard	1929	6	57	Studio 1BR 2BR 3BR	500 700 900 1,100	$1,020 $1,271 $1,272 $1,314	$24.49 $21.78 $16.96 $14.33
2839 Bainbridge Avenue Bronx	1922	5	30	1BR	600	$2,084	$41.68
2605 Marion Avenue Bronx	1925	5	25	1BR 2BR	650 800	$1,675 $1,925	$30.92 $28.88
7 East Gun Hill Road Bronx	1923	5	38	1BR 2BR 3BR	500 800 1,100	$1,526 $2,012 $2,473	$36.62 $30.18 $26.98
308 East 209th Street Bronx	1929	6	25	Studio 1BR	354 560	$1,077 $1,236	$36.51 $26.49
3339 Hull Ave Bronx	1940	6	50	Studio 1BR 2BR 3BR	400 675 950 1,500	$1,354 $1,666 $1,839 $3,218	$40.62 $29.62 $23.23 $25.74

Source: Appraisal

(1)	Based on the borrower rent roll dated October 1, 2019.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the FTERE Bronx Multifamily Portfolio:

Cash Flow Analysis(1)
	2016	2017	2018	8/31/2019 TTM	UW	UW Per Unit
Gross Potential Rent	$4,636,843	$5,421,615	$5,756,311	$5,868,744	$5,710,800	$16,086.76
Other Income(2)	$0	$0	$0	$0	$418,552	$1,179.02
Vacancy	$0	$0	$0	$0	($133,100)	($374.93)
Effective Gross Income	$4,636,843	$5,421,615	$5,756,311	$5,868,744	$5,996,252	$16,890.85

Real Estate Taxes	$424,639	$511,079	$590,676	$659,328	$514,838	$1,450.25
Insurance	$152,267	$212,619	$283,025	$285,853	$271,500	$764.79
Other Expenses	$1,059,204	$1,262,996	$1,283,624	$1,290,234	$1,259,798	$3,548.73
Total Expenses	$1,636,110	$1,986,694	$2,157,325	$2,235,415	$2,046,135	$5,763.76

Net Operating Income(3)	$3,000,733	$3,434,921	$3,598,986	$3,633,329	$3,950,116	$11,127.09
Capital Expenditures	$0	$0	$0	$0	$94,002	$264.79
Net Cash Flow	$3,000,733	$3,434,921	$3,598,986	$3,633,329	$3,856,115	$10,862.30

Occupancy %	NAV	99.7%	99.7%	99.2%(1)	98.0%
NOI DSCR	1.55x	1.78x	1.86x	1.88x	2.05x
NCF DSCR	1.55x	1.78x	1.86x	1.88x	2.00x
NOI Debt Yield	6.0%	6.8%	7.1%	7.2%	7.8%
NCF Debt Yield	6.0%	6.8%	7.1%	7.2%	7.7%

(1)	As of the borrower rent roll dated October 1, 2019, the multifamily space at the FTERE Bronx Multifamily Portfolio is 99.2% occupied.

(2)	Other Income is comprised entirely of (i) rent from retail tenants ($348,300); (ii) in-place MCI rent increases ($14,031) and (iii) any applied for MCI rent increases that are expected to be approved prior to securitization closing ($56,221). We cannot assure you that such increases will be approved either prior to securitization closing or at all.

(3)	The increase in UW NOI from 8/31/2019 TTM NOI is due to (i) a decrease in expenses, which includes the tax abatements and exemptions and (ii) the increase in Other Income, which is due to the both the actual and anticipated MCI program adjustments.

Escrows and Reserves.

Tax Funds – The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of $116,223 for real estate taxes and ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially, $58,112).

Insurance – The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies; provided that such monthly reserves are not required so long as (i) no event of default has occurred and is continuing, (ii) the liability and casualty

A-3-91

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

insurance coverage for each of the FTERE Bronx Multifamily Portfolio Properties is included in a blanket policy approved by the lender in its reasonable discretion, and (iii) the FTERE Bronx Multifamily Portfolio Borrowers provide the lender with evidence of payment of the insurance premiums and renewals of the insurance policies, no later than ten days prior to the expiration of the current policy.

Recurring Replacements Reserve – The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for monthly deposits of $7,834 for approved annual capital expenditures.

Deferred Maintenance Reserve – The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of $69,384 for required repairs.

J-51 Exemption Reserve – The FTERE Bronx Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of $3,400,000 with respect to the pending J-51 tax exemption, J-51 tax abatement and material capital improvement rent increase applications, as applicable for the 1460 Macombs Road ($900,000), 901 Walton Avenue ($450,000) and 4040 Bronx Boulevard ($2,050,000) Properties. The funds allocable to each such Property are required to be released to the related FTERE Bronx Multifamily Portfolio Borrower upon satisfaction of the J-51 Exemption Funds Release Conditions (as defined below) with respect to the applicable FTERE Bronx Multifamily Portfolio Property. Any funds in such reserve not disbursed to the FTERE Bronx Multifamily Portfolio Borrowers on or prior to November 5, 2020 may at the lender’s discretion be retained and applied by the lender to the prepayment of the FTERE Bronx Multifamily Portfolio Mortgage Loan. Such prepayment is subject to payment of a prepayment premium equal to 3% of the amount prepaid.

Lockbox and Cash Management. The FTERE Bronx Multifamily Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the FTERE Bronx Multifamily Portfolio Borrowers are required to establish and maintain a lockbox account for the benefit of the lender, to direct all commercial tenants of the FTERE Bronx Multifamily Portfolio Properties to deposit rent directly into such lockbox account, and to deposit, or cause to be deposited, all rents from residential tenants of the FTERE Bronx Multifamily Portfolio Properties into such lockbox account within one business day of receipt. Upon the first occurrence of a Cash Sweep Event Period, the lender is required to establish, and the FTERE Bronx Multifamily Portfolio Borrowers are required to cooperate with the cash management bank to establish, a lender-controlled cash management account, into which all funds in the lockbox account will be required to be deposited, so long as a Cash Sweep Event Period is continuing. During the continuance of a Cash Sweep Event Period, provided no event of default under the FTERE Bronx Multifamily Portfolio Mortgage Loan documents is continuing, all funds in the cash management account are required to be applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax and insurance reserves as described above under “Escrows and Reserves,” (ii) to pay debt service on the FTERE Bronx Multifamily Portfolio Mortgage Loan, (iii) to make the monthly deposit into the Recurring Replacements reserve as described above under “Escrows and Reserves,” (iv) to pay operating expenses set forth in the annual budget (which is required to be approved by the lender) and lender-approved extraordinary expenses, and (v) to deposit any remainder into an excess cash flow subaccount to be held as additional security for the FTERE Bronx Multifamily Portfolio Mortgage Loan during the continuance of such Cash Sweep Event Period. If no Cash Sweep Event Period is continuing, all funds in the excess cash flow subaccount are required to be disbursed to the FTERE Bronx Multifamily Portfolio Borrowers. Notwithstanding the foregoing, any amounts on deposit in the excess cash flow subaccount as a result of a Cash Sweep Event Period triggered by clause (ii) of the definition of Cash Sweep Event Period, are required to be held as additional collateral for the FTERE Bronx Multifamily Portfolio Mortgage Loan until the FTERE Bronx Multifamily Portfolio Borrowers provide evidence reasonably satisfactory to the lender that the loan-to-value ratio (without taking into account the funds held in the excess cash flow subaccount) is not more than 67.6%.

A “Cash Sweep Event Period” means a period:

(i)	commencing upon an event of default under the FTERE Bronx Multifamily Portfolio Mortgage Loan documents and ending upon the cure, if applicable, of such event of default, or

(ii)	commencing upon, if the J-51 Exemption Funds Release Conditions have not been satisfied, November 5, 2020 and ending upon the date that the loan-to-value ratio (based upon a loan amount of $47,000,000) is 67.6%. Notwithstanding the foregoing, the FTERE Bronx Multifamily Portfolio Borrowers have the right to end such Cash Sweep Event Period by depositing with the lender (1) a cash deposit in the minimum amount required to cause the loan-to-value ratio to be 67.6% or (2) a letter of credit in a minimum face amount which would cause the loan-to-value ratio to be 67.6%. Such cash deposit or letter of credit is required to be held as additional collateral for the FTERE Bronx Multifamily Portfolio Mortgage Loan until the FTERE Bronx Multifamily Portfolio Borrowers provide evidence reasonably satisfactory to the lender that the loan-to-value ratio (without taking into account the cash deposit or letter of credit, as applicable) is not more than 67.6%.

The “J-51 Exemption Funds Release Conditions” mean, collectively, (a) the lender’s receipt of a written request for such release from the applicable Bronx Multifamily Portfolio Borrower not later than November 5, 2020, (b) the New York City Department of Finance has approved (1) the FTERE Bronx Multifamily Portfolio Borrowers’ J-51 exemption application for the 1460 Macombs Road and 4040 Bronx Boulevard Properties and (2) the FTERE Bronx Multifamily Portfolio Borrowers’ J-51 Abatement application for the 4040 Bronx Boulevard Property, (c) the lender’s receipt of reasonably satisfactory evidence that the State of New York Division of Housing and Community Renewal has approved the FTERE Bronx Multifamily Portfolio Borrowers’ application for a major capital improvement program rent increase for the 4040 Bronx Boulevard and 901 Walton Avenue Properties and (d) the lender has determined in its sole reasonable discretion that the underwritten NOI divided by the outstanding principal balance of the FTERE Bronx Multifamily Portfolio Mortgage Loan after giving effect to the disbursement is equal to or greater than 7.70%.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. After the expiration of the defeasance lockout period and prior to the monthly payment date occurring in June, 2029, the FTERE Bronx Multifamily Portfolio Borrowers have the right to obtain a release of any one or more FTERE Bronx Multifamily Portfolio Properties, provided no event of default is continuing and subject to the conditions set forth in the FTERE Bronx Multifamily Portfolio Mortgage Loan documents, including, among others, (1) partial defeasance of the FTERE Bronx Multifamily Portfolio Mortgage Loan in a principal amount equal to 110% of the allocated loan amount for any individual FTERE Bronx Multifamily Portfolio Property being released, as the case may be, provided, however, that upon the written request of the FTERE Bronx Multifamily Portfolio Borrowers and subject to the lender’s receipt of an updated appraisal, the applicable release amount may be 100% of such allocated loan amount so long as (i) the loan-to-value ratio with respect to all remaining FTERE Bronx Multifamily Portfolio

A-3-92

Multifamily – Mid Rise	Loan #10	Cut-off Date Balance:	$50,400,000
Various	FTERE Bronx Multifamily Portfolio	Cut-off Date LTV:	67.6%
Bronx, NY		U/W NCF DSCR:	2.00x
		U/W NOI Debt Yield:	7.8%

Properties is not greater than 55.0% and (ii) the debt yield with respect to all remaining FTERE Bronx Multifamily Portfolio Properties is not less than 8.5%, (2) after giving effect to the partial defeasance the debt yield of the remaining FTERE Bronx Multifamily Portfolio Properties is not less than the greater of the debt yield immediately prior to the partial defeasance and 7.65%, and (3) customary REMIC requirements are satisfied.

Letter of Credit. The FTERE Bronx Multifamily Portfolio Borrowers have the right to deliver a letter of credit meeting the requirements of the FTERE Bronx Multifamily Portfolio Mortgage Loan documents to cure certain Cash Sweep Event Periods as described above under “Lockbox and Cash Management”.

Right of First Refusal/Right of First Offer. None.

Ground Lease. None.

Terrorism Insurance. The FTERE Bronx Multifamily Portfolio Borrowers are required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the FTERE Bronx Multifamily Portfolio Properties together with business income insurance covering not less than the 18-month period commencing at the time of loss, together with an extended period of indemnity endorsement of up to six months. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-93

Mortgage Loan No. 11 – Metro 8 Self Storage Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Portfolio
				Location:	Various, GA
Original Balance:	$39,650,000			General Property Type:	Self Storage
Cut-off Date Balance:	$39,650,000			Detailed Property Type:	Self Storage
% of Initial Pool Balance:	3.1%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	Various
Borrower Sponsor:	Matthew M. Nagel; K. Blair Nagel			Size:	572,065 SF
Guarantors:	Matthew M. Nagel; K. Blair Nagel			Cut-off Date Balance per SF:	$69
Mortgage Rate:	3.1900%			Maturity Date Balance per SF:	$69
Note Date:	9/4/2019			Property Manager:	Metro Storage LLC (borrower affiliated)
First Payment Date:	10/11/2019			Underwriting and Financial Information
Maturity Date:	9/11/2029			UW NOI:	$4,221,840
Original Term to Maturity:	120 months			UW NOI Debt Yield:	10.6%
Original Amortization Term:	0 months			UW NOI Debt Yield at Maturity:	10.6%
IO Period:	120 months			UW NCF DSCR:	3.22x
Seasoning:	3 months			Most Recent NOI:	$3,913,699 (9/30/2019 TTM)
Prepayment Provisions:	LO (27); DEF (88); O (5)			2nd Most Recent NOI:	$3,942,136 (12/31/2018)
Lockbox/Cash Mgmt Status:	Springing/Springing			3rd Most Recent NOI:	$3,852,048 (12/31/2017)
Additional Debt Type:	N/A			Most Recent Occupancy(3):	91.2% (9/30/2019)
Additional Debt Balance:	N/A			2nd Most Recent Occupancy(3):	89.7% (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent Occupancy(3):	88.9% (12/31/2017)
Reserves				Appraised Value (as of) (4):	$77,000,000 (7/30/2019)
Type	Initial	Monthly	Cap	Appraised Value per SF(4):	$135
RE Tax:	$497,520	$46,135	N/A	Cut-off Date LTV Ratio(4):	51.5%
Insurance:	$0	Springing(1)	N/A	Maturity Date LTV Ratio(4):	51.5%
Replacement Reserve:	$0	$4,767	114,404(2)

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$39,650,000	100.0%	Loan Payoff(5):	$29,023,309	73.2%
			Reserves:	$497,520	1.3%
			Closing Costs:	$427,686	1.1%
			Return of Equity:	$9,701,485	24.5%
Total Sources:	$39,650,000	100.0%	Total Uses:	$39,650,000	100.0%

(1)	Springing upon any of the following: (i) an event of default; (ii) blanket policy unacceptable to lender; or (iii) borrower does not provide lender with evidence of renewal and payment within 15 days.

(2)	Springing monthly deposit beyond the cap upon (i) an event of default, (ii) the debt service coverage ratio falling below 1.10x for two consecutive calendar quarters (tested quarterly) has occurred or (iii) property is not being maintained as determined by the lender.

(3)	Represents the average occupancy rate over the course of each year.

(4)	The aggregate individual property level appraised values equal $68,000,000, which would equate to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 58.3% and 58.3%, respectively; however, the appraiser concluded to a portfolio value of $77,000,000 based on the assumption that the individual properties would be sold as part of a multi-property portfolio.

(5)	The Metro 8 Self Storage Portfolio Properties (as defined below) were previously securitized in the COMM 2013-CR11 securitization trust. The loan payoff amount shown includes approximately $4.0 million of defeasance fees related to the prior CMBS loan.

The Mortgage Loan. The eleventh largest mortgage loan (the “Metro 8 Self Storage Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in 8 self storage properties in Georgia (the “Metro 8 Self Storage Portfolio Properties”).

The Borrower and the Borrower Sponsors. The borrower comprises three entities, each a Delaware limited liability company and single purpose entity with one independent director (collectively, the “Metro 8 Self Storage Portfolio Borrower”). Legal counsel to the Metro 8 Self Storage Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Metro 8 Self Storage Portfolio Mortgage Loan. The non-recourse carve-out guarantors and borrower sponsors of the Metro 8 Self Storage Portfolio Mortgage Loan are Matthew M. Nagel and K. Blair Nagel.

Matthew M. Nagel and K. Blair Nagel serve as the Chairman and Chief Executive Officer, respectively, of Metro Storage LLC (“Metro Storage”), which they also co-own. Established in 1973 and based in the Chicago area, Metro Storage is the 5th largest privately-held self storage company in the United States, currently owning or operating over 125 properties across 14 states totaling approximately 6.5 million square feet. Since joining the company in 1985, Matthew M. Nagel has also served as Director of Acquisitions, Chief Financial Officer, President and Chief Executive Officer, and has been involved in hundreds of self storage properties including financings, developments, acquisitions, dispositions and management transactions. K. Blair Nagel has served on various industry boards, including the Board of Governors of the Self Storage Association Foundation, National Board Member of the Self Storage Association (“SSA”) and President and former Secretary of the SSA’s Central Region.

The Properties. The Metro 8 Self Storage Portfolio Properties comprise 8 self storage properties located in the Atlanta-Sandy Springs-Marietta MSA of Georgia totaling 572,065 square feet of rentable area, including 4,763 traditional self storage units and 178 RV storage spaces (approximately 2.6% of the underwritten effective gross income). All of the Metro 8 Self Storage Portfolio Properties are operated under the Metro Self Storage brand. Approximately 33.3% of the traditional self storage units at the Metro 8 Self Storage Portfolio Properties are climate controlled with the percentage of climate controlled units at the individual properties ranging from 3.8% to 99.7%. Built between 1960 and 2001 (with four properties renovated between

A-3-94

Self Storage – Self Storage	Loan #11	Cut-off Date Balance:	$39,650,000
Various	Metro 8 Self Storage Portfolio	Cut-off Date LTV:	51.5%
Various, GA		U/W NCF DSCR:	3.22x
		U/W NOI Debt Yield:	10.6%

1995 and 2003), each of the Metro 8 Self Storage Portfolio Properties is situated on a site ranging in size from 1.9 acres to 8.0 acres. As of September 30, 2019, the Metro 8 Self Storage Portfolio Properties were 91.2% occupied with individual property occupancy rates ranging from 86.4% to 96.0%. Since 2014, the Metro 8 Self Storage Portfolio Properties have averaged 90.7% occupancy, never dropping below 88.3% in the aggregate.

The following table presents certain information relating to the Metro 8 Self Storage Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of ALA	Appraised Value(1)	Allocated LTV	UW NCF	% UW NCF
Stockbridge, GA	$7,800,000	19.7%	$13,150,000	59.3%	$818,358	19.8%
Lithonia, GA	$7,500,000	18.9%	$13,200,000	56.8%	$841,467	20.3%
Atlanta, GA	$5,000,000	12.6%	$8,150,000	61.3%	$467,676	11.3%
Stone Mountain, GA	$4,700,000	11.9%	$7,550,000	62.3%	$473,933	11.5%
Decatur, GA	$4,400,000	11.1%	$8,100,000	54.3%	$456,819	11.0%
Lithia Springs, GA	$3,500,000	8.8%	$6,300,000	55.6%	$379,790	9.2%
Roswell, GA	$3,500,000	8.8%	$5,700,000	61.4%	$346,563	8.4%
Norcross, GA	$3,250,000	8.2%	$5,850,000	55.6%	$351,425	8.5%
Total/Weighted Average	$39,650,000	100.00%	$77,000,000(1)	51.5%(1)	$4,136,030	100.00%

(1)	The aggregate individual property level appraised values equal $68,000,000, which would equate to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 58.3% and 58.3%, respectively; however, the appraiser concluded to a portfolio value of $77,000,000 based on the assumption that the individual properties would be sold as part of a multi-property portfolio.

The following table presents information with respect to the unit mix of the Metro 8 Self Storage Portfolio Properties:

Property Name – Location	Year Built/ Renovated	Net Rentable Area (SF)	% GLA	Self Storage Units	% Climate Controlled	RV Parking Units	Current Occupancy (9/30/2019)
Stockbridge, GA	1998/N/A	105,290	18.4%	833	18.4%	32	89.2%
Lithonia, GA	2001/N/A	87,725	15.3%	664	3.8%	108	92.6%
Atlanta, GA	1998/N/A	59,810	10.5%	613	99.7%	0	89.9%
Stone Mountain, GA	2001/2003	75,780	13.2%	689	41.5%	14	96.0%
Decatur, GA	1960/2002	71,105	12.4%	610	13.0%	14	86.4%
Lithia Springs, GA	1997/2002	60,575	10.6%	499	4.4%	0	93.6%
Roswell, GA	1998/N/A	62,265	10.9%	448	56.5%	7	90.4%
Norcross, GA	1994/1995	49,515	8.7%	407	38.6%	3	92.2%
Total/Weighted Average		572,065	100.00%	4,763	33.3%	178	91.2%

The Market. The Metro 8 Self Storage Portfolio Properties are located within the Atlanta-Sandy Springs-Marietta, GA MSA.

The following table presents certain local demographic data related to the Metro 8 Self Storage Portfolio Properties:

Property Name – Location	2018 Population (within 1-mi. / 3-mi. / 5-mi. Radius)	2018 Average Household Income (within 1-mi. / 3-mi. / 5-mi. Radius)
Stockbridge, GA	7,988 / 56,304 / 124,270	$64,796 / $66,197 / $71,949
Lithonia, GA	8,581 / 58,522 / 143,772	$43,629 / $54,313 / $62,335
Atlanta, GA	13,932 / 81,750 / 215,198	$98,283 / $121,437 / $136,069
Stone Mountain, GA	10,586 / 78,326 / 227,655	$55,574 / $64,032 / $72,254
Decatur, GA	7,958 / 87,079 / 199,995	$55,233 / $56,397 / $62,957
Lithia Springs, GA	1,841 / 34,619 / 90,721	$61,557 / $60,015 / $65,422
Roswell, GA	5,199 / 69,245 / 179,800	$95,392 / $120,082 / $135,781
Norcross, GA	15,268 / 105,272 / 252,646	$47,956 / $55,857 / $64,679

A-3-95

Self Storage – Self Storage	Loan #11	Cut-off Date Balance:	$39,650,000
Various	Metro 8 Self Storage Portfolio	Cut-off Date LTV:	51.5%
Various, GA		U/W NCF DSCR:	3.22x
		U/W NOI Debt Yield:	10.6%

The following table presents certain information relating to certain self storage lease comparables provided in the appraisals for the Metro 8 Self Storage Portfolio Properties:

Property Name – Location	Current Occupancy (9/30/2019)	Competitive Set Average Occupancy Rate	Monthly Underwritten Rent/Unit	Appraiser’s Monthly Market Rent/Unit
Stockbridge, GA	89.2%	83.5%	$123	$132
Lithonia, GA	92.6%	86.5%	$144	$153
Atlanta, GA	89.9%	78.3%	$116	$125
Stone Mountain, GA	96.0%	81.2%	$107	$116
Decatur, GA	86.4%	78.2%	$114	$121
Lithia Springs, GA	93.6%	87.9%	$101	$113
Roswell, GA	90.4%	81.8%	$128	$148
Norcross, GA	92.2%	89.1%	$124	$134

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historic operating performance and Underwritten Net Cash Flow at the Metro 8 Self Storage Portfolio Properties:

Cash Flow Analysis
	2016	2017	2018	9/30/2019 TTM	UW	UW PSF
Gross Potential Rent	$5,964,814	$6,053,155	$6,193,746	$6,311,810	$7,137,784	$12.48
Other Income	$780,774	$730,727	$730,841	$721,265	$721,265	$1.26
Less Vacancy	$0	$0	$0	$0	($712,860)	($1.25)
Less Concessions & Credit Loss	($617,982)	($629,871)	($603,658)	($658,277)	($658,277)(1)	($1.15)
Effective Gross Income	$6,127,606	$6,154,011	$6,320,929	$6,374,798	$6,487,912	$11.34

Real Estate Taxes	$487,666	$525,649	$525,078	$533,994	$533,994	$0.93
Insurance	$78,008	$64,058	$59,020	$61,062	$57,174	$0.10
Management Fee	$377,081	$377,166	$383,907	$385,776	$194,637	$0.34
Other Operating Expenses	$1,338,161	$1,335,090	$1,410,788	$1,480,267	$1,480,267	$2.59
Total Expenses	$2,280,916	$2,301,963	$2,378,793	$2,461,099	$2,266,072	$3.96

Net Operating Income	$3,846,690	$3,852,048	$3,942,136	$3,913,699	$4,221,840	$7.38
Capital Expenditures	$0	$0	$0	$0	$85,810	$0.15
TI/LC	$0	$0	$0	$0	$0	$0.00
Net Cash Flow	$3,846,690	$3,852,048	$3,942,136	$3,913,699	$4,136,030	$7.23

Occupancy %	92.6%	88.9%	89.7%	91.2%	90.0%(1)
NOI DSCR	2.99x	3.00x	3.07x	3.04x	3.28x
NCF DSCR	2.99x	3.00x	3.07x	3.04x	3.22x
NOI Debt Yield	9.7%	9.7%	9.9%	9.9%	10.6%
NCF Debt Yield	9.7%	9.7%	9.9%	9.9%	10.4%

(1)	The underwritten economic vacancy is 10.0%. The Metro 8 Self Storage Portfolio Properties were 91.2% physically occupied as of September 30, 2019.

Partial Release: Provided no event of default is continuing, the Metro 8 Self Storage Portfolio Borrower has the right, at any time after the lockout period and prior to the open period start date, to obtain the release of any of the Metro 8 Self Storage Portfolio Properties (subject to a cap of $12,000,000 of the principal balance of the Metro 8 Self Storage Portfolio Mortgage Loan) from the lien of the Metro 8 Self Storage Portfolio Mortgage Loan, provided that certain conditions are satisfied, including, but not limited to, the following:

I.	partial defeasance in an amount equal to at least 125% of the allocated loan amount for the property being released;

II.	the net cash flow debt service coverage ratio immediately following the release being equal to or greater than the greater of (a) 2.08x (based on a hypothetical 30-year amortization period) and (b) the net cash flow debt service coverage ratio immediate prior to the release;

III.	the net cash flow debt yield immediately following the release being equal to or greater than the greater of (1) 10.3% and (2) the net cash flow debt yield immediately prior to the release;

IV.	the loan-to-value ratio immediately following the release being less than or equal to the lesser of (x) 51.5% and (y) the loan-to-value ratio immediately prior to the release;

V.	compliance with all applicable REMIC requirements; and

VI.	rating agency confirmation that such release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the BANK 2019-BNK23 certificates.

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A-3-97

Mortgage Loan No. 12 – Mosby Ingleside

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	North Charleston, SC 29456
Original Balance:	$36,000,000			General Property Type:	Multifamily
Cut-off Date Balance:	$36,000,000			Detailed Property Type:	Garden
% of Initial Pool Balance:	2.8%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2018/N/A
Sponsor:	Middleburg Real Estate Partners LLC			Size:	312 Units
Guarantor:	Thistle Investments, LLC			Cut-off Date Balance per Unit:	$115,385
Mortgage Rate(2):	3.8250%			Maturity Date Balance per Unit:	$115,385
Note Date:	9/30/2019			Property Manager:	Middleburg Management, LLC
First Payment Date:	11/1/2019				(borrower-related)
Maturity Date:	10/1/2029			Underwriting and Financial Information
Original Term to Maturity:	120 months			UW NOI:	$2,779,617
Original Amortization Term:	0 months			UW NOI Debt Yield:	7.7%
IO Period:	120 months			UW NOI Debt Yield at Maturity:	7.7%
Seasoning:	2 months			UW NCF DSCR:	1.95x
Prepayment Provisions:	LO (26); DEF (90); O (4)			Most Recent NOI:	$2,359,322 (8/31/2019 TTM)
Lockbox/Cash Mgmt Status:	Springing/Springing			2nd Most Recent NOI(1):	$693,708 (12/31/2018)
Additional Debt Type:	N/A			3rd Most Recent NOI:	N/A
Additional Debt Balance:	N/A			Most Recent Occupancy:	94.9% (10/22/2019)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent Occupancy(1):	N/A
Reserves				3rd Most Recent Occupancy:	N/A
Type	Initial	Monthly	Cap	Appraised Value (as of):	$53,500,000 (8/29/2019)
RE Tax:	$577,280	$57,728	N/A	Appraised Value per Unit:	$171,474
Insurance:	$88,478	$10,798	N/A	Cut-off Date LTV Ratio:	67.3%
Capital Expenditures:	$0	$6,500	N/A	Maturity Date LTV Ratio:	67.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$36,000,000	66.8%	Loan Payoff:	$43,041,346	79.9%
Borrower Equity:	$17,877,190	33.2%	Closing Costs:	$10,170,086	18.9%
			Reserves:	$665,758	1.2%
Total Sources:	$53,877,190	100.0%	Total Uses:	$53,877,190	100.0%

(1)	Financial information and occupancy for the year ending on December 31, 2018 does not represent stabilized operations because the Mosby Ingleside Property (as defined below) was constructed in 2018 and has recently exited its lease-up period.

The Mortgage Loan. The twelfth largest mortgage loan (the “Mosby Ingleside Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $36,000,000, and secured by the first priority fee mortgage encumbering a multifamily property totaling 312 units located in North Charleston, South Carolina (the “Mosby Ingleside Property”). The proceeds of the Mosby Ingleside Mortgage Loan were used primarily to refinance previous debt of approximately $43.0 million, fund reserves, and pay closing costs.

The Borrower and the Borrower Sponsor. The borrower is Mosby Ingleside, LLC (the “Mosby Ingleside Borrower”), a Virginia limited liability company with two independent directors. The borrower sponsor is Middleburg Real Estate Partners LLC and the non-recourse carve-out guarantor is Thistle Investments, LLC, which wholly owns Middleburg Real Estate Partners LLC. Middleburg Real Estate Partners LLC is a fully-integrated real estate investment, management, construction and development firm specializing in multifamily apartments throughout the Mid-Atlantic and Southeast. Thistle Investments, LLC currently holds ownership interest in six stabilized multifamily properties totaling 1,755 units (including the Mosby Ingleside Property) and nine multifamily properties that are either under construction or in their initial lease up totaling 2,862 units. Its aggregate portfolio consists of 4,617 units.

The Property. The Mosby Ingleside Property is comprised of 12 three and four story buildings and one clubhouse. The multifamily buildings total 312 units located in North Charleston, South Carolina. As of October 22, 2019, the Mosby Ingleside Property was 94.9% leased. Construction of the Mosby Ingleside Property was completed in 2018 and the leasing of units commenced in December 2017 and within 14 months 295 units had been absorbed with an average absorption rate of almost 21 units per month. Amenities at the Mosby Ingleside Property include clubhouse, salt water swimming pool, fitness center with yoga studio and a dog park. In-unit amenities include full appliance package including a range/oven, vent-hood, refrigerator with icemaker, microwave oven, garbage disposal, and dishwasher. Additionally, each unit features wood cabinets with granite countertops and vinyl plank wood flooring in the kitchen area.

A-3-98

Multifamily – Garden	Loan #12	Cut-off Date Balance:	$36,000,000
3730 Ingleside Boulevard	Mosby Ingleside	Cut-off Date LTV:	67.3%
North Charleston, SC 29456		U/W NCF DSCR:	1.95x
		U/W NOI Debt Yield:	7.7%

The following table presents certain information relating to the unit mix at the Mosby Ingleside Property:

Unit Mix(1)
Unit Mix / Type	Units	Occupied Units	% Occupied	Average SF per Unit	Total SF	Monthly Average Rent per Unit
One-Bedroom	160	152	95.0%	776	124,128	$1,111
Two-Bedroom	128	120	93.8%	1,109	141,912	$1,356
Three-Bedroom	24	24	100.0%	1,363	32,712	$1,546
Total/Wtd. Avg.	312	296	94.9%	958	298,752	$1,246

(1) Based on the borrower rent roll dated October 22, 2019.

The Market. The Mosby Ingleside Property is located in North Charleston, South Carolina. The land uses within the area consist primarily of commercial and residential developments. Charleston Southern University is located less than two miles from the Mosby Ingleside Property. Charleston Southern University was founded in 1964 as Baptist College. Enrollment is currently approximately 3,700 students, and over 50 undergraduate programs are offered as well as at least 15 graduate programs and a doctoral program. In addition, the Mosby Ingleside Property is located within 9 miles from the Joint Base Charleston, and according to the Mosby Ingleside Borrower a significant number of the current tenants are affiliated with the military. Primary access to the Mosby Ingleside Property is provided by Interstate Highway 526 and Interstate 26. The Mosby Ingleside Property is located in the Summerville submarket of the Charleston market. According to the appraisal, as of the first quarter of 2019, the vacancy rate in the Summerville submarket was approximately 9.7%, with average asking rents of $1,089 and inventory of 9,269 units. According to the appraisal, as of the first quarter of 2019, the vacancy rate in the Charleston market was approximately 10.6%, with average asking rents of $1,246 and inventory of 43,074 units. According to the appraisal, new supply is forecasted to exceed demand in the market. According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Mosby Ingleside Property was 4,565, 51,314 and 186,214, respectively. The estimated 2019 average household income within a one-, three- and five-mile radius was $52,256, $73,819 and $71,846, respectively.

The following table presents certain information relating to comparable rental properties to the Mosby Ingleside Property:

Comparable Rental Properties
	Mosby Ingleside Property(1)	Palmetto Exchange	Ashton Woods	Alta Shores	Cypress River	Ingleside Plantation	Colonial Grand at Commerce Park
Year Built	2018	2018	2008	2004	2014	2008	2007
Number of units	312	252	192	240	280	304	312
Occupancy	94.9%	94.0%	92.0%	98.0%	95.0%	91.0%	94.0%
Unit size (SF)(2):
- 1-BR	776	775	632	785	581	767	806
- 2-BR	1,109	1,041	949	1,103	959	1,186	1,088
- 3-BR	1,363	1,300	N/A	N/A	1,330	1,471	1,260
Monthly Rent per Unit(2):
- 1-BR	$1,111	$1,113	$942	$938	$983	$1,025	$1,080
- 2-BR	$1,356	$1,315	$1,073	$1,195	$1,182	$1,255	$1,190
- 3-BR	$1,546	$1,620	N/A	N/A	$1,605	$1,530	$1,483
Monthly Rent per SF(2):
- 1-BR	$1.43	$1.44	$1.49	$1.20	$1.69	$1.34	$1.34
- 2-BR	$1.22	$1.26	$1.13	$1.08	$1.23	$1.06	$1.09
- 3-BR	$1.13	$1.25	N/A	N/A	$1.21	$1.04	$1.18

Source: Appraisal

(1)	As of the borrower rent roll dated October 22, 2019.

(2)	Represents the weighted average for each unit size at the Mosby Ingleside Property.

A-3-99

Multifamily – Garden	Loan #12	Cut-off Date Balance:	$36,000,000
3730 Ingleside Boulevard	Mosby Ingleside	Cut-off Date LTV:	67.3%
North Charleston, SC 29456		U/W NCF DSCR:	1.95x
		U/W NOI Debt Yield:	7.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Mosby Ingleside Property:

Cash Flow Analysis(1)
	12/31/2018	8/31/2019 TTM	UW(2)	UW per unit
Gross Potential Rent	$4,771,992	$4,613,321	$4,657,248	$14,927.08
Other Income	$233,881	$411,981	$388,392	$1,244.85
Concessions	($328,306)	($130,261)	($59,556)	($190.88)
Less Vacancy & Credit Loss	($2,894,814)	($603,061)	($232,862)	($746.35)
Effective Gross Income	$1,782,753	$4,291,980	$4,753,222	$15,234.68

Real Estate Taxes	$64,076	$547,409	$641,650	$2,056.57
Insurance	$30,554	$68,272	$96,470	$309.20
Other Expenses	$994,415	$1,316,977	$1,235,485	$3,959.89
Total Expenses	$1,089,045	$1,932,658	$1,973,605	$6,325.66

Net Operating Income	$693,708	$2,359,322	$2,779,617	$8,909.03
Capital Expenditures	$0	$0	$62,400	$200.00
Net Cash Flow	$693,708	$2,359,322	$2,717,217	$8,709.03

Occupancy %	N/A	94.9%(3)	95.0%(3)
NOI DSCR	0.50x	1.69x	1.99x
NCF DSCR	0.50x	1.69x	1.95x
NOI Debt Yield	1.9%	6.6%	7.7%
NCF Debt Yield	1.9%	6.6%	7.5%

(1)	Financial information and occupancy for the year ending on December 31, 2018 does not represent stabilized operations because the Mosby Ingleside Property was constructed in 2018 and exited its lease-up period in or about September 2018.

(2)	The increase from 8/31/2019 TTM Net Operating Income to UW Net Operating Income is primarily due to a projected decrease in concessions because the initial lease up concessions have been expiring.

(3)	8/31/2019 TTM Occupancy is as of the borrower rent roll dated October 22, 2019. UW Occupancy represents economic occupancy.

A-3-100

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A-3-101

Mortgage Loan No. 13 – Sacramento Office Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
				Location:	Sacramento, CA Various
Original Balance:	$35,000,000			General Property Type(3):	Various
Cut-off Date Balance(1):	$35,000,000			Detailed Property Type(3):	Various
% of Initial Pool Balance(1):	2.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated(3):	Various/Various
Borrower Sponsor:	Omninet Capital, LLC			Size:	496,693 SF
Guarantor:	Neil Kadisha; Benjamin Nazarian			Cut-off Date Balance per SF(1):	$99
Mortgage Rate:	3.3630%			Maturity Date Balance per SF(1):	$99
Note Date:	10/17/2019			Property Manager:	Cushman & Wakefield,
First Payment Date:	12/1/2019				U.S., Inc.
Maturity Date:	11/1/2029			Underwriting and Financial Information
Original Term to Maturity:	120 months			UW NOI:	$5,528,093
Original Amortization Term:	0 months			UW NOI Debt Yield(1):	11.2%
IO Period:	120 months			UW NOI Debt Yield at Maturity(1):	11.2%
Seasoning:	1 month			UW NCF DSCR(1):	2.98x
Prepayment Provisions:	LO (25); DEF (90); O (5)			Most Recent NOI:	$4,846,759 (8/31/2019 TTM)
Lockbox/Cash Mgmt Status:	Hard/Springing			2nd Most Recent NOI:	$4,780,300 (12/31/2018)
Additional Debt Type(1):	Pari Passu			3rd Most Recent NOI:	$4,865,775 (12/31/2017)
Additional Debt Balance(1):	$14,400,000			Most Recent Occupancy:	88.3% (9/30/2019)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent Occupancy:	86.0% (12/31/2018)
Reserves				3rd Most Recent Occupancy:	86.0% (12/31/2017)
Type	Initial	Monthly	Cap	Appraised Value (as of)(8):	$73,600,000 (8/1/2019)
RE Tax:	$179,605	$59,868	N/A	Appraised Value per SF(8):	$148
Insurance:	$0	Springing(4)	N/A	Cut-off Date LTV Ratio(1)(8):	67.1%
Deferred Maintenance:	$51,375	$0	N/A	Maturity Date LTV Ratio(1)(8):	67.1%
Recurring Replacements:	$0	$7,375	N/A
TI/LC:	$3,000,000	Springing(4)	$2,500,000
Existing Tenant improvements(5):	$1,530,469	$0	N/A
Existing Leasing commissions(6):	$347,683	$0	N/A
Free Rent(7):	$99,741	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$49,400,000	100.0%	Loan payoff:	$37,384,671	75.7%
			Return of Equity:	$6,136,702	12.4%
			Reserves:	$5,208,873	10.5%
			Closing Costs:	$669,754	1.4%
Total Sources:	$49,400,000	100.0%	Total Uses:	$49,400,000	100.0%

(1)	The Sacramento Office Portfolio Mortgage Loan (as defined below) is a part of the Sacramento Office Portfolio Whole Loan (as defined below) with an original aggregate principal balance of $49,400,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Sacramento Office Portfolio Whole Loan

(2)	The Sacramento Office Portfolio Borrowers (as defined below) have the right to defease the Sacramento Office Portfolio Whole Loan on any date beginning two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in December 2019.

(3)	See “Property Summary” table below.

(4)	The Monthly deposits for insurance are suspended so long as (i) no event of default has occurred, (ii) the lender has received evidence of payment of insurance premiums and renewal of policies and (iii) the Sacramento Office Portfolio Properties (as defined below) are covered by a blanket insurance policy. The Sacramento Office Portfolio Borrower (as defined below) is required to deposit $41,391 monthly for a leasing deposit if the balance falls below the cap of $2,500,000.

(5)	Tenant improvement costs owed in connection with the 92,599 SF of renewal and expansion space of the second largest tenant at the Royal Oaks Campus property, Dept. of Consumer Affairs State of CA.

(6)	$341,000 of the reserved leasing commissions was owed for the second largest tenant at the Royal Oaks Campus property, Dept. of Consumer Affairs State of CA and $6,683 for the third largest tenant at the Lennane Campus property, Dept. Alcohol Beverage Control CA, respectively.

(7)	The lender reserved 100.0% of the free rent owed for the 3,874 SF expansion space for the second largest tenant at the Royal Oaks Campus property, Dept. of Consumer Affairs State of CA for the months of December 2019, January 2020 and February 2020.

(8)	The Appraised Value shown reflects a “Bulk Portfolio Value” of $73,600,000. The Cut-off Date LTV and Maturity Date LTV assuming the aggregate as-is values of the individual properties of $73,590,000 are 67.1% and 67.1% respectively.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Sacramento Office Portfolio Mortgage Loan”) is a part of a whole loan (the “Sacramento Office Portfolio Whole Loan”) evidenced by two pari passu promissory notes in the original aggregate principal amount of $49,400,000. The Sacramento Office Portfolio Whole Loan is secured by a first priority fee mortgage encumbering two office properties and one industrial property each located in Sacramento, California (the “Sacramento Office Portfolio Properties”). The Sacramento Office Portfolio Mortgage Loan is evidenced by the controlling promissory Note A-1 in the original principal amount of $35,000,000. The non-controlling promissory Note A-2, in the original principal amount of

A-3-102

Property Types – Various	Loan #13	Cut-off Date Balance:	$35,000,000
Property Addresses – Various	Sacramento Office Portfolio	Cut-off Date LTV:	67.1%
Sacramento, CA Various		UW NCF DSCR:	2.98x
		UW NOI Debt Yield:	11.2%

$14,400,000, is expected to be contributed to a future securitization trust or may be otherwise transferred at any time. The Sacramento Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2019-BNK23 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Sacramento Office Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$35,000,000	$35,000,000	BANK 2019-BNK23	Yes
A-2	$14,400,000	$14,400,000	BANA	No
Total	$49,400,000	$49,400,000

The Borrowers and the Borrower Sponsor. The borrower is composed of Omninet Sacramento, LLC, Omninet Sacramento Valencia, LLC, Omninet Sacramento Lecota, LLC and Omninet Sacramento Jardinette, LLC, collectively, as tenants-in-common (the “Sacramento Office Portfolio Borrower”). Omninet Capital, LLC (“Omninet”) is the borrower sponsor and its principals, Neil Kadisha and Benjamin Nazarian, are the non-recourse carveout guarantors with respect to the Sacramento Office Portfolio Whole Loan. Omninet was founded by its principals approximately 20 years ago and is a diversified investment firm composing of experienced real estate operators. Omninet currently owns over 7 million square feet of commercial space and over 13,000 residential units across the country.

The Properties. The Sacramento Office Portfolio Properties are comprised of one industrial and two office properties (six buildings) containing a total of 496,693 SF all located in Sacramento, California. The Royal Oaks Campus and the Lennane Campus are office properties while the West Sacramento Campus property is an industrial building. The Royal Oaks Campus property is a 257,812 SF suburban office property consisting of two buildings located at 2000 & 2005 Evergreen Street on a 13.86-acre site. The Royal Oaks Campus property is currently 77.5% leased by two California State tenants: Dept. Financial Info System for CA and Dept. of Consumer Affairs State of CA. The Lennane Campus property is a 160,200 SF, three-building suburban office property located at 3701 North Freeway Boulevard and 3901 and 3927 Lennane Drive on a 10.25-acre site. The Lennane Campus property is 99.9% leased to various entities belonging to the Dept. Public Health of CA and the Dept. Alcohol Beverage Control CA. The West Sacramento Campus property is a 78,681 SF industrial/flex space facility located at 3500 Industrial Boulevard on a 6.84-acre site. The West Sacramento Campus property is improved with two floors of office space that comprises 79.0% and the remainder is warehouse space with a 24-foot clear height. The West Sacramento Campus property is 100.0% leased to the Dept. of Water Resources. In aggregate the Sacramento Office Portfolio Properties are 88.3% leased as of September 30, 2019 by 8 tenants. A release of any of the Sacramento Office Portfolio Properties is not permitted.

Property Summary
Property Name	City, State	Year Built/ Renovated	Property Type	Property Sub Type	Total SF(1)	% of Total SF	Occ. %(1)	Cut-off Date ALA	Appraised Value(2)	8/31/2019 TTM NOI
Royal Oaks Campus	Sacramento, CA	1980/1998	Office	Suburban	257,812	51.9%	77.5%	$17,545,183	$36,890,000	$2,140,111
Lennane Campus	Sacramento, CA	1989/2008	Office	Suburban	160,200	32.3%	99.9%	$11,176,790	$23,500,000	$1,745,991
West Sacramento Campus	Sacramento, CA	2007/NA	Industrial	Flex	78,681	15.8%	100.0%	$6,278,027	$13,200,000	$960,657
Total/Wtd. Avg.					496,693	100.0%	88.3%	$35,000,000	$73,600,000	$4,846,759

(1)	Based on underwritten rent roll and includes 3,874 SF of expansion space for the second largest tenant at the Royal Oaks Campus property, Dept. of Consumer Affairs State of CA, which is not in occupancy yet. The rent abatement for the first three months was fully reserved at origination.

(2)	The Appraised Value shown reflects a “Bulk Portfolio Value” of $73,600,000. The Cut-off Date LTV and Maturity Date LTV assuming the aggregate as-is values of the individual properties of $73,590,000 are 67.1% and 67.1% respectively.

Major Tenants.

Dept. Financial Info System for CA (107,132 SF, 21.6% of NRA, 23.5% of underwritten rent). Dept. Financial Info System for CA (“FI$CAL”) is California’s statewide accounting, budget, cash management and procurement information technology system. The department builds and manages a system that provides the state with an integrated finance platform. FI$CAL operates its headquarters at the Royal Oaks Campus property and occupies space under three separate leases at a rent of $21.14 PSF with and varying lease expiration dates in July 31, 2020, April 30, 2021 and July 31, 2023. The lease contains an ongoing termination right exercisable upon 30 days’ prior written notice.

Dept. of Consumer Affairs State of CA (92,599 SF, 18.6% of NRA, 24.3% of underwritten rent). Dept. of Consumer Affairs State of CA, is mandated to protect California’s consumers by ensuring a standard of professionalism in key industries and promoting informed consumer practices. The Dept. of Consumer Affairs State of CA administers more than 3.9 million licenses in more than 280 license types. The tenant serves as the regulatory centers for many of the professions it regulates, including dental hygiene, physical therapy and pest control. Dept. of Consumer Affairs State of CA operates at the Royal Oaks Campus property and has been in occupancy since 2008 and recently renewed its lease through February 29, 2028 at a rent of $25.36 PSF, as well as expanded by 3,874 SF. In connection with its renewal and expansion space, Dept. of Consumer Affairs State of CA received tenant improvements and leasing commissions of $1,871,469, which have been fully reserved at closing. The lender has also reserved three months of free rent of $99,741 in connection with the tenant’s expansion space. The tenant has an ongoing termination option at any time on or after February 29, 2024 with 30 days’ notice.

Dept. of Water Resources (78,681 SF, 15.8%% of NRA, 16.8% of underwritten rent). Dept of Water Resources is the regulatory body mandated to sustainably manage the water resources of California. The department was established in 1956 and supplies water to almost 27 million Californians and 750,000 acres of farmland. The tenant is headquartered at the West Sacramento Campus property and utilizes its space for general office use, lab testing, engineering, environmental services, equipment and vehicle storage, and warehousing. Dept of Water Resources has been in occupancy since 2009 with its lease expiring on December 31, 2023 at the rent of $20.57 PSF. The tenant has an ongoing termination option with 60 days’ notice.

A-3-103

Property Types – Various	Loan #13	Cut-off Date Balance:	$35,000,000
Property Addresses – Various	Sacramento Office Portfolio	Cut-off Date LTV:	67.1%
Sacramento, CA Various		UW NCF DSCR:	2.98x
		UW NOI Debt Yield:	11.2%

The following table presents certain information relating to the tenants at the Sacramento Office Portfolio Properties:

Tenant Summary
Tenant Name	Property Name	Credit Rating (Fitch/S&P/ Moody’s)(1)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Exp.	Term. Options
Dept. Financial Info System for CA(2)	Royal Oaks Campus	AA/AA-/Aa2	107,132	21.6%	$2,264,923	23.5%	$21.14	Various	Y
Dept. of Consumer Affairs State of CA(3)	Royal Oaks Campus	AA/AA-/Aa2	92,599	18.6%	$2,348,062	24.3%	$25.36	2/29/2028	Y
Dept. of Water Resources(4)	West Sacramento Campus	AA/AA-/Aa2	78,681	15.8%	$1,618,491	16.8%	$20.57	12/31/2023	Y
Dept. Public Health - WIC, State of CA(5)	Lennane Campus	AA/AA-/Aa2	59,224	11.9%	$1,220,111	12.6%	$20.60	10/31/2023	Y
Dept. Public Health Vital Records CA(6)	Lennane Campus	AA/AA-/Aa2	42,293	8.5%	$955,595	9.9%	$22.59	3/31/2024	Y
Subtotal/Wtd. Avg.			379,929	76.5%	$8,407,182	87.1%	$22.13

Other Tenants			58,478	11.8%	$1,243,585	12.9%	$21.27
Vacant Space			58,286	11.7%	$0	0.0%	$0.00
Total/Wtd. Avg.(7)			496,693	100.0%	$9,650,767	100.0%	$22.01

Information is based on the underwritten rent roll.

(1)	Tenant Ratings are for the State of California whether or not the State guarantees the lease.

(2)	Dept. Financial Info System for CA is subject to three leases: 8,150 SF expiring in July 31, 2020, 77,987 SF expiring in April 30, 2021 and 20,995 expiring in July 31, 2023 which have an ongoing termination right exercisable upon 30 days’ prior written notice.

(3)	Dept. of Consumer Affairs State of CA has a termination right effective February 29, 2024, upon 30 days’ prior written notice.

(4)	Dept. of Water Resources has an ongoing termination right exercisable upon 60 days’ prior written notice.

(5)	Dept. Public Health - WIC, State of CA has a termination right effective February 28, 2020, upon 30 days’ prior written notice.

(6)	Dept. Public Health Vital Records CA has a termination right effective July 31, 2020, upon 60 days’ prior written notice.

(7)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

The following table presents certain information relating to the lease rollover schedule at the Sacramento Office Portfolio Properties:

Lease Rollover Schedule
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	1	8,150	$22.02	1.6%	1.6%	$179,460	1.9%	1.9%
2021	1	77,987	$21.54	15.7%	17.3%	$1,679,840	17.4%	19.3%
2022	0	0	$0.00	0.0%	17.3%	$0	0.0%	19.3%
2023	4	159,765	$20.37	32.2%	49.5%	$3,254,605	33.7%	53.0%
2024	2	47,200	$22.43	9.5%	59.0%	$1,058,642	11.0%	64.0%
2025	1	13,040	$20.40	2.6%	61.6%	$266,016	2.8%	66.7%
2026	0	0	$0.00	0.0%	61.6%	$0	0.0%	66.7%
2027	0	0	$0.00	0.0%	61.6%	$0	0.0%	66.7%
2028	2	92,599	$25.36	18.6%	80.3%	$2,348,062	24.3%	91.0%
2029	0	0	$0.00	0.0%	80.3%	$0	0.0%	91.0%
2030 & Beyond	2	39,666	$21.79	8.0%	88.3%	$864,142	9.0%	100.0%
Vacant	0	58,286	$0.00	11.7%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.(1)	13	496,693	$22.01	100.0%		$9,650,767	100.0%

Information is based on the underwritten rent roll.

(1)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Sacramento Office Portfolio Properties are located in Sacramento, California. The City of Sacramento is the State capital and is the economic and demographic center of the metropolitan statistical area. The Sacramento area has an advantage due to its central location to transportation systems. The city of Sacramento is located at the nucleus of several major freeways, including US Highway 50, State Highway 99 and Interstates 5 and 80. These highways provide access to the San Francisco Bay area to the west, Southern California to the south, Oregon and Washington to the north and Nevada to the east. As the State capital, the City of Sacramento is the center of state government and has the highest concentration of government jobs per capita in California. It is the largest city in a six county region, serving a population close to 500,000 in the city and nearly 2.5 million people in the region. There are eight higher education institutions located in the Sacramento area, including Sacramento State University (30,661 students), University of California, Davis (39,000 students) and American River Junior College (30,000 students). These institutions provide more than 160 vocational and training programs and a well-educated work force for the Sacramento metropolitan statistical area, with University of California, Davis being ranked as one of the top 10 public universities in the nation.

A-3-104

Property Types – Various	Loan #13	Cut-off Date Balance:	$35,000,000
Property Addresses – Various	Sacramento Office Portfolio	Cut-off Date LTV:	67.1%
Sacramento, CA Various		UW NCF DSCR:	2.98x
		UW NOI Debt Yield:	11.2%

The Royal Oaks Campus property is located approximately 4.2 miles from Downtown Sacramento within the Point West office submarket. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the Point West office submarket was approximately 13.7%, with average asking rents of $23.40 PSF and inventory of approximately 2.4 million SF. According to the appraisal, the 2019 population within a one-, three- and five-mile radius of the Royal Oaks Campus property is 12,971, 154,784 and 362,923, respectively. The 2019 average household income within the same one-, three- and five-mile radius was $50,480, $71,324 and $79,902, respectively.

The Lennane Campus property is located approximately 6.0 miles from Downtown Sacramento within the Northgate/Natomas office submarket. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the Northgate/Natomas office submarket was approximately 17.1%, with average asking rents of $18.84 PSF and inventory of approximately 2.3 million SF. According to the appraisal, the 2019 population within a one-, three- and five-mile radius of the Lennane Campus property was 43, 51,625 and 152,925 respectively. The 2019 average household income within the same one-, three- and five-mile radius was $83,887, $84,447 and $83,377, respectively.

The West Sacramento Campus property is located approximately 4.3 miles from Downtown Sacramento within the West Sacramento industrial submarket. According to the appraisal, as of the second quarter of 2019, the vacancy rate in the West Sacramento industrial submarket was approximately 3.2%, with average asking rents of $6.84 PSF and inventory of approximately 21.7 million SF. According to the appraisal, the 2019 population within a one-, three- and five-mile radius of the West Sacramento Campus property was 2,044, 53,656 and 163,943, respectively. The 2019 average household income within the same one-, three- and five-mile radius was $53,977, $81,390 and $85,889, respectively.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Sacramento Office Portfolio Properties:

Cash Flow Analysis
	2016(1)	2017	2018	8/31/2019 TTM	UW	UW PSF
Gross Potential Rent(1)	N/A	$8,626,952	$8,789,822	$8,897,524	$10,874,650	$21.89
Vacancy	N/A	$0	$0	$0	($1,273,000)	($2.56)
Effective Gross Income	N/A	$8,626,952	$8,789,822	$8,897,524	$9,601,650	$19.33

Taxes	N/A	$680,691	$667,421	$662,749	$661,477	$1.33
Insurance	N/A	$105,835	$124,992	$134,866	$141,590	$0.29
Other Operating Expenses	N/A	$2,974,651	$3,217,109	$3,253,150	$3,270,490	$6.58
Total Operating Expenses	N/A	$3,761,177	$4,009,522	$4,050,765	$4,073,557	$8.20

Net Operating Income	N/A	$4,865,775	$4,780,300	$4,846,759	$5,528,093	$11.13
TI/LC	N/A	$2	$0	$0	$411,943	$0.83
Capital Expenditures	N/A	$0	$0	$0	$97,420	$0.20
Net Cash Flow	N/A	$4,865,773	$4,780,300	$4,846,759	$5,018,730	$10.10

Occupancy%(3)	N/A	86.0%	86.0%	86.0%	88.3%
NOI DSCR(4)	N/A	2.89x	2.84x	2.88x	3.28x
NCF DSCR(4)	N/A	2.89x	2.84x	2.88x	2.98x
NOI Debt Yield(4)	N/A	9.8%	9.7%	9.8%	11.2%
NCF Debt Yield(4)	N/A	9.8%	9.7%	9.8%	10.2%

(1)	Financial information prior to 2017 is not available as the Sponsor acquired the Sacramento Office Portfolio Properties in 2016.

(2)	UW Gross Potential Rent is based on the September 30, 2019 rent roll, include first 12 months of rent steps, $99,762 of straight-lined rent for two tenants (Dept. of Consumer Affairs State of CA and Dept. Alcohol Beverage Control CA) and rent from 3,874 SF expansion space of Dept. of Consumer Affairs State of CA at the Royal Oaks Campus property and 7,692 SF expansion space of Dept. Alcohol Beverage Control CA at the Lennane Campus property.

(3)	UW Vacancy is based on in-place economic vacancy.

(4)	Debt service coverage ratios and debt yields are based on the Sacramento Office Portfolio Whole Loan.

A-3-105

Mortgage Loan No. 14 – Plaza Pacoima

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Pacoima, CA 91331
Original Balance:	$31,200,000			General Property Type:	Retail
Cut-off Date Balance:	$31,200,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	2.4%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	2010/N/A
Sponsor:	Breit Operating Partnership L.P.			Size:	203,743 SF
Guarantor:	Breit Operating Partnership L.P.			Cut-off Date Balance per SF:	$153
Mortgage Rate:	3.5020%			Maturity Balance per SF:	$153
Note Date:	10/11/2019			Property Manager:	ShopCore Properties TRS
First Payment Date:	12/1/2019				Management LLC
Maturity Date:	11/1/2029			Underwriting and Financial Information
Original Term to Maturity:	120 months			UW NOI:	$3,090,259
Original Amortization Term:	0 months			UW NOI Debt Yield:	9.9%
IO Period:	120 months			UW NOI Debt Yield at Maturity:	9.9%
Seasoning:	1 month			UW NCF DSCR:	2.72x
Prepayment Provisions:	YM0.5 (25); DEF/YM0.5 (88);O (7)			Most Recent NOI:	$3,137,609 (8/31/2019 TTM)
Lockbox/Cash Mgmt Status:	Hard/Springing Cash Management			2nd Most Recent NOI:	$3,087,669 (12/31/2018)
Additional Debt Type(1):	Subordinate Secured			3rd Most Recent NOI:	$3,087,073 (12/31/2017)
Additional Debt Balance(1):	$4,735,000			Most Recent Occupancy:	100.0% (10/11/2019)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent Occupancy:	99.5% (12/31/2018)
Reserves				3rd Most Recent Occupancy:	99.5% (12/31/2017)
Type	Initial	Monthly	Cap	Appraised Value (as of):	$51,300,000 (7/6/2019)
Real Estate Taxes(2):	$0	Springing	N/A	Appraised Value per SF:	$252
Insurance(3):	$0	Springing	N/A	Cut-off Date LTV Ratio:	60.8%
Recurring Replacements(4):	$0	Springing	$19,600	Maturity Date LTV Ratio:	60.8%
TI/LC(5):	$0	Springing	$407,486
Unfunded Obligations Reserve(6):	$41,862	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$31,200,000	59.8%	Purchase Price:	$51,300,000	98.3%
Borrower Equity:	$21,000,174	40.2%	Upfront Reserves:	$41,862	0.1%
			Closing Costs:	$858,312	1.6%
Total Sources:	$52,200,174	100.0%	Total Uses:	$52,200,174	100.0%

(1)	See “Additional Secured Indebtedness (not including trade debts)” section for a discussion on the subordinate secured debt, including total debt metrics.

(2)	The Plaza Pacoima Mortgage Loan (as defined below) documents do not require monthly escrows for taxes as long as (i) no event of default has occurred and is continuing, (ii) there has been no bankruptcy action by or against the borrower; and (iii) the net operating income debt service coverage ratio is greater than or equal to 1.20x for two consecutive calendar quarters based on the trailing four-calendar-quarter period.

(3)	The Plaza Pacoima Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing, (ii) the Plaza Pacoima Property is covered under a blanket policy acceptable to lender, (iii) there has been no bankruptcy action by or against the borrower, and (iv) the net operating income debt service coverage ratio is greater than or equal to 1.20x for two consecutive calendar quarters based on the trailing four-calendar-quarter period.

(4)	The Plaza Pacoima Mortgage Loan documents do not require ongoing monthly escrows for recurring replacements in the amount of $817 as long as (i) no event of default has occurred and is continuing, (ii) there has been no bankruptcy action by or against the borrower; and (iii) the net operating income debt service coverage ratio is greater than or equal to 1.20x for two consecutive calendar quarters based on the trailing four-calendar-quarter period. The recurring replacements reserve is subject to a cap of $19,600.

(5)	The Plaza Pacoima Mortgage Loan documents do not require ongoing monthly escrows for recurring tenant improvements and leasing commissions (“TI/LC”) in the amount of $16,979 as long as (i) no event of default has occurred and is continuing, (ii) there has been no bankruptcy action by or against the borrower; and (iii) the net operating income debt service coverage ratio is greater than or equal to 1.20x for two consecutive calendar quarters based on the trailing four-calendar-quarter period. The TI/LC reserve is subject to a cap of $407,486.

(6)	The Plaza Pacoima Mortgage Loan documents require an upfront deposit equal to $41,862 for tenant improvement costs owed to RPM Juice, Inc.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Plaza Pacoima Mortgage Loan”) is evidenced by a single promissory note in the original principal amount of $31,200,000 and secured by a first priority fee mortgage encumbering a 203,743 SF anchored retail center (the “Plaza Pacoima Property”) located in Pacoima, California.

The Borrower and the Borrower Sponsor. The borrower is BCORE Retail Pacoima Owner LLC (the “Plaza Pacoima Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the Plaza Pacoima Borrower delivered a non-consolidation opinion in connection with the origination of the Plaza Pacoima Mortgage Loan.

The borrower sponsor and non-recourse carve-out guarantor is Breit Operating Partnership L.P. (the “Guarantor”), a limited partnership that is 100% owned by Blackstone Real Estate Income Trust, Inc. (“BREIT”), Blackstone’s non-traded REIT focuses on investing in primarily stabilized commercial real estate properties diversified by sector. BREIT’s portfolio comprises approximately 103,000 multifamily units, 200 million SF of industrial space, 115,000 hotel rooms and 33 million SF of retail space.

A-3-106

Retail – Anchored	Loan #14	Cut-off Date Balance:	$31,200,000
13510, 13520, 13530, and 13550	Plaza Pacoima	Cut-off Date LTV:	60.8%
Paxton Street		UW NCF DSCR:	2.72x
Pacoima, CA 91331		UW NOI Debt Yield:	9.9%

The loan documents provide that the aggregate liability of the Guarantor for various losses carve-outs (including fraud, misappropriation of rents or proceeds, failure to maintain the environmental insurance policy or waste) and springing recourse events (including voluntary or collusive involuntary bankruptcy filings involving the borrower, guarantor or any guarantor affiliate, or such parties’ consenting to the appointment of a receiver or examiner for such entity or the mortgaged property) is subject to a cap equal to 20% of the loan amount. The Plaza Pacoima Mortgage Loan documents also provide for, among other losses carveouts, a losses carveout (instead of springing recourse) for voluntary transfers of the Plaza Pacoima Property or controlling equity interest in the Plaza Pacoima Borrower made in violation of the Plaza Pacoima Mortgage Loan documents. In lieu of environmental non-recourse carve-out liability, the loan documents require an environmental liability insurance policy covering the Plaza Pacoima Property for a term extending 2 years past the maturity date with a coverage limit of $15 million per occurrence with a deductible not exceeding $50,000; provided that the borrower may obtain such policies for an initial policy term of 4 years so long as they are renewed for the required policy period. At closing, the borrower provided an excess environmental liability-type insurance policy issued by Great American E & S Insurance Company in the amount of $15 million per occurrence and $25 million in the aggregate (and $50 million in excess liability), with an initial term of 5 years and having a deductible of $50,000. The Phase I environmental assessment report dated August 2, 2019 indicated a recognized environmental condition at the Plaza Pacoima Property related to the historical use of the site and adjacent parcels as a Price Pfister facility that manufactured plumbing fixtures. See “Description of the Mortgage Pool–Non-Recourse Carveout Limitations” and “—Environmental Considerations” in the Preliminary Prospectus.

The Property. The Plaza Pacoima Property is a 203,743 SF, anchored retail center located in Pacoima, California. Built in 2010 and situated on a 17.5-acre site, the Plaza Pacoima Property is anchored by Costco and Best Buy and is shadow-anchored by Lowe’s Home Improvement (the shadow anchor is not part of the collateral). Costco owns its improvements and leases the related land pursuant to a 20-year ground lease through March 2030, with four, 10-year renewal options. The Plaza Pacoima Property includes 888 surface parking spaces, resulting in a parking ratio of 4.4 spaces per 1,000 SF of rentable area.

As of October 11, 2019, the Plaza Pacoima Property was 100.0% occupied by 5 national retailers, including Subway, Panda Express, and Jamba Juice in addition to Costco and Best Buy. The Plaza Pacoima Property has averaged approximately 99.7% occupancy since 2010. Four tenants representing approximately 99.5% of NRA and 98.4% of underwritten base rent (all tenants except for Jamba Juice) have been in place at the Plaza Pacoima Property since 2011.

Major Tenants.

Costco (154,743 SF, 76.0% of NRA, 60.2% of underwritten rent, lease expires 3/31/2030). Costco is a membership warehouse club with hundreds of locations worldwide providing a selection of merchandise and specialty departments with exclusive member services. Costco owns its improvements, including a gas station, at the Plaza Pacoima Property, which were developed in March 2010. Costco has four, 10-year renewal options remaining, each with 9 months’ notice at rental rates as specified in the lease. Costco is not required to report sales at the Plaza Pacoima Property. The entity on the Costco lease is Costco Wholesale Corporation.

Best Buy (45,000 SF, 22.1% of NRA, 32.9% of underwritten rent, lease expires 1/31/2021). Best Buy is a provider of technology products, services and solutions. As of April 2019, Best Buy had more than 1,200 stores throughout the United States, Canada and Mexico. Best Buy has been at the Plaza Pacoima Property since May 2010. Best Buy has four, 5-year renewal options remaining, each with 180 days’ notice at rental rates as specified in the lease. Best Buy is not required to report sales at the Plaza Pacoima Property. The entity on the Best Buy lease is Best Buy Stores, L.P.

Other than Costco and Best Buy, no tenant accounts for more than 0.7% of the net rentable area or 2.7% of underwritten base rent at the Plaza Pacoima Property.

The following table presents certain information relating to the tenancy at the Plaza Pacoima Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	2018 Sales PSF(3)	Occ. Cost %(3)	Term. Option (Y/N)	Remaining Extension Options
Major Tenants
Costco (Ground Lease)	NR/Aa3/A+	154,743	76.0%	$1,870,000(4)	60.2%	$12.08(4)	3/31/2030	N/A	N/A	N	4, 10-year
Best Buy	NR/Baa1/BBB	45,000	22.1%	$1,022,850	32.9%	$22.73	1/31/2021	N/A	N/A	N	4, 5-year(5)
Subway	NR/NR/NR	1,500	0.7%	$82,843	2.7%	$55.23	2/29/2020	N/A	N/A	N	2, 5-year
Panda Express	NR/NR/NR	1,500	0.7%	$78,210	2.5%	$52.14	3/31/2021	N/A	N/A	N	4, 5-year
Jamba Juice	NR/NR/NR	1,000	0.5%	$51,000	1.6%	$51.00	7/31/2029	N/A	N/A	N	1, 5-year
Subtotal/Wtd. Avg.		203,743	100.0%	$3,104,903	100.0%	$15.24

Vacant Space		0	0.0%	$0	0.0%	$0.0
Total/Wtd. Avg.		203,743	100.0%	$3,104,903	100.0%	$15.24

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	No tenants at the Plaza Pacoima Property are required to report sales.

(4)	Annual UW Rent and Annual UW Rent PSF include Costco’s contractual rent step occurring in April 2020 totaling $170,000. Costco currently pays a base rental rate of $10.99 PSF.

(5)	Best Buy has four, 5-year renewal options remaining, each with 180 days’ notice at rental rates as specified in the lease.

A-3-107

Retail – Anchored	Loan #14	Cut-off Date Balance:	$31,200,000
13510, 13520, 13530, and 13550	Plaza Pacoima	Cut-off Date LTV:	60.8%
Paxton Street		UW NCF DSCR:	2.72x
Pacoima, CA 91331		UW NOI Debt Yield:	9.9%

The following table presents certain information relating to the lease rollover schedule at the Plaza Pacoima Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	1	1,500	$55.23	0.7%	0.7%	$82,843	2.7%	2.7%
2021	2	46,500	$23.68	22.8%	23.6%	$1,101,060	35.5%	38.1%
2022	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2023	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2024	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2025	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2026	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2027	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2028	0	0	$0.00	0.0%	23.6%	$0	0.0%	38.1%
2029	1	1,000	$51.00	0.5%	24.0%	$51,000	1.6%	39.8%
2030 & Beyond	1	154,743	$12.08	76.0%	100.0%	$1,870,000	60.2%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	5	203,743	$15.24	100.0%		$3,104,903	100.0%

(1)	Information is based on the underwritten rent roll.

The Market. The Plaza Pacoima Property is located in the city of Pacoima, within the southeastern portion of San Fernando Valley, Los Angeles, California. The area around the Plaza Pacoima Property is fully developed with limited vacant land available. The Plaza Pacoima Property is situated at the intersection of Paxton Street and San Fernando Road, a major north/south arterial connecting to Highway 118 (the Ronald Reagan Freeway). The Plaza Pacoima Property is located adjacent to the Ronald Reagan Freeway, which connects to Interstate 5 (approximately 1.1 mile southwest) (which provides access southbound to Los Angeles) and Interstate 210 (approximately 1.7 miles northeast), approximately 20.6 miles northwest of the Los Angeles central business district and 27.4 miles north of the Los Angeles International Airport.

According to a third-party market research report, the estimated 2018 population within a one- three- and five-mile radius of the Plaza Pacoima Property was approximately 35,496, 240,654, and 510,078, respectively; while the 2018 estimated average household income within the same radii was $61,175, $72,777, and $76,797, respectively.

According to a third-party market research report, the Plaza Pacoima Property is situated within the San Fernando Valley-East submarket of the Los Angeles retail market. As of the first quarter of 2019, the San Fernando Valley-East retail submarket reported a total inventory of approximately 4.0 million SF of retail space with a 7.2% vacancy rate and average asking rent of $37.41 PSF, triple net.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Plaza Pacoima Property:

Market Rent Summary
	Costco	Best Buy	In-line Tenants
Market Rent (PSF)	$11.00	$23.00	$51.00
Lease Term (Years)	10	10	10
Lease Type (Reimbursements)	Net	Net	Net
Rent Increase Projection	12.0% every 5 years	12.0% every 5 years	3.0% per annum

Source: Appraisal

A-3-108

Retail – Anchored	Loan #14	Cut-off Date Balance:	$31,200,000
13510, 13520, 13530, and 13550	Plaza Pacoima	Cut-off Date LTV:	60.8%
Paxton Street		UW NCF DSCR:	2.72x
Pacoima, CA 91331		UW NOI Debt Yield:	9.9%

The following table presents recent leasing data related to junior anchor spaces at comparable retail properties with respect to the Plaza Pacoima Property:

Comparable Lease Summary
Property Name/Address	Year Built/ Renovated	Size (SF)	Occ. %	Distance from Subject	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Lease Type
Plaza Pacoima Property 13510, 13520, 13530, and 13550 Paxton Street Pacoima, CA	2010/N/A	203,743(1)	100.0%(1)	–	Best Buy(1)	45,000(1)
Del Amo Crossing 21515 Hawthorne Blvd Torrance, CA	2019/N/A	44,671	100.0%	34.8 miles	24 Hour Fitness	44,671	April 2019	15.0	$29.28	Net
LA Fitness 8400 Balboa Blvd Northridge, CA	2018/N/A	37,000	100.0%	7.3 miles	LA Fitness	37,000	July 2018	15.0	$29.00	Net
Gelson’s Plaza 22277 Mulholland Hwy Calabasas, CA	1996/N/A	63,789	98.5%	18.0 miles	Gelson’s	46,077	June 2019	20.0	$25.38	Net
The Ontario Marketplace 4195 Inland Empire Blvd Ontario, CA	2008/N/A	233,045	93.5%	57.1 miles	Sam’s Furniture	30,000	Jan 2018	10.0	$20.04	Modified Gross
La Canada Flintridge Town Center 895 to 985 Foothill Blvd La Canada Flintridge, CA	2008/N/A	116,950	98.6%	15.5 miles	Target	45,865	Jan 2018	10.0	$19.50	Net
The Plant 7888 Van Nuys Blvd Panorama City, CA	1999/N/A	451,788	98.5%	5.1 miles	PetSmart	11,636	Jan 2016	10.0	$26.00	Net

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at Plaza Pacoima Property:

Cash Flow Analysis
	2016	2017	2018	TTM 8/31/2019	UW(1)	UW $ per SF
Base Rent	$2,916,259	$2,912,026	$2,912,611	$2,911,864	$3,104,903(1)	$15.24
Total Recoveries	$260,570	$267,217	$312,227	$351,188	$322,225	$1.58
Other Income(2)	$8,650	$8,400	$7,200	$7,200	$41,700	$0.20
CRA/LA Acquisition Assistance(3)	$255,938	$255,938	$255,936	$255,938	$255,938	$1.26
Less Vacancy & Credit Loss	$0	$0	$0	$0	($155,245)(4)	($0.76)
Effective Gross Income	$3,441,416	$3,443,581	$3,487,975	$3,526,190	$3,569,520	$17.52

Real Estate Taxes	$239,930	$241,680	$273,541	$283,338	$266,538	$1.31
Insurance	$28,997	$28,688	$28,321	$27,125	$27,519	$0.14
Other Operating Expenses	$36,006	$86,140	$98,443	$78,118(5)	$185,204(5)	$0.91
Total Expenses	$304,934	$356,508	$400,305	$388,581	$479,261	$2.35

Net Operating Income	$3,136,483	$3,087,073	$3,087,669	$3,137,609	$3,090,259	$15.17
Capital Expenditures	$0	$0	$0	$0	$9,800	$0.05
TI/LC	$0	$0	$0	$0	$60,798	$0.30
Net Cash Flow	$3,136,483	$3,087,073	$3,087,669	$3,137,609	$3,019,662	$14.82

Occupancy %	100.0%	99.5%	99.5%	100.0%	100.0%(4)
NOI DSCR	2.82x	2.78x	2.78x	2.82x	2.78x
NCF DSCR	2.82x	2.78x	2.78x	2.82x	2.72x
NOI Debt Yield	10.1%	9.9%	9.9%	10.1%	9.9%
NCF Debt Yield	10.1%	9.9%	9.9%	10.1%	9.7%

(1)	UW Base Rent includes Costco’s contractual rent step occurring in April 2020 totaling $170,000.

(2)	Other Income includes income related to signage and an ATM lease. Other Income increased from TTM 8/31/2019 to UW based on a $34,500 annual ATM lease, which the seller historically recognized under Base Rent.

(3)	The Plaza Pacoima Property benefits from partial reimbursement payments from the Community Redevelopment Agency of the City of Los Angeles which are related to the Plaza Pacoima Property acquisition costs. See “Description of the Mortgage Pool–Real Estate and Other Tax Considerations” section in the Preliminary Prospectus.

(4)	The UW economic vacancy is 5.0%. The Plaza Pacoima Property was 100.0% leased as of October 11, 2019.

(5)	The increase in Other Operating Expenses from TTM 8/31/2019 to UW was due to an underwritten 3.0% management fee. Historical operating statements did not include a management fee.

A-3-109

Retail – Anchored	Loan #14	Cut-off Date Balance:	$31,200,000
13510, 13520, 13530, and 13550	Plaza Pacoima	Cut-off Date LTV:	60.8%
Paxton Street		UW NCF DSCR:	2.72x
Pacoima, CA 91331		UW NOI Debt Yield:	9.9%

Additional Secured Indebtedness (not including trade debts). The Plaza Pacoima Property is encumbered by a 20-year, fully amortizing loan (the “City Loan”) from the City of Los Angeles (the “City”), which had an original principal balance of $7,400,000, has an outstanding principal balance as of the Cut-off Date of $4,735,000, and has a maturity date of September 30, 2028. The City Loan requires semi-annual payments of interest (February and August of each year) and annual payments of principal (August of each year) based on a set repayment schedule. The total scheduled principal and interest payments for the City Loan in 2020 are approximately $559,269, and annual scheduled principal and interest payments gradually increase to a maximum of approximately $666,737 in 2028. Debt service is paid by applying 49% of the City’s portion of the sales/utility use/business taxes (“City Taxes”) otherwise paid regarding the Plaza Pacoima Property and the adjacent Lowe’s parcel (not part of the collateral). If the City Taxes do not cover the debt service payments of the City Loan, the Plaza Pacoima Property Borrower is required to make the necessary payments. The City of Los Angeles has entered into a subordination and standstill agreement with the Plaza Pacoima Mortgage Loan lender.

In connection with the City Loan, the Plaza Pacoima Borrower entered into a ground lease with the Costco Wholesale Corporation (“Costco Guarantor”) providing for the development of the Costco store and the lease of the site by the Costco Guarantor. In the event that the Costco store ceases operations at the Plaza Pacoima for a period over 6 months for any reason unrelated to the normal course of business, the Costco Guarantor will pay to the City an amount equal to 77% of the amount due under the City Loan. The purpose of the Costco Guaranty is to provide assurances to the City that there is an alternative source of payment for part of the City Loan in the event sales tax revenue is not generated from the Costco site.

The following table presents certain information relating to the City Loan:

Subordinate Note Summary(1)
	Subordinate Note Original Principal Balance	Subordinate Note Cut-off Date Balance	Subordinate Note Maturity Date	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cutoff Date LTV
City Loan	$7,400,000	$4,735,000	September 30, 2018	1.75x	8.6%	70.0%
(1)	Payments of principal and interest on the City Loan are based on a set repayment schedule. The Total Debt UW NCF DSCR shown above is based on the average scheduled principal and interest payments over the remaining term of the City Loan.

Right of First Offer. Costco has a right of first offer (“ROFO”) to purchase the Plaza Pacoima Property if the Plaza Pacoima Borrower markets the Plaza Pacoima Property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed-in-lieu thereof.

A-3-110

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A-3-111

Mortgage Loan No. 15 – El Mercado Shopping Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Union City, CA 94587
Original Balance:	$28,000,000			General Property Type:	Retail
Cut-off Date Balance:	$28,000,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	2.2%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1981/N/A
Borrower Sponsor:	Albert J. Wang			Size:	109,168 SF
Guarantors:	Albert J. Wang			Cut-off Date Balance Per SF:	$256
Mortgage Rate:	3.8250%			Maturity Date Balance Per SF:	$232
Note Date:	11/1/2019			Property Manager:	Alpha Investments & Property
First Payment Date:	12/1/2019				Management Company
Maturity Date:	11/1/2029				(borrower related)
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	360 months			UW NOI:	$2,523,953
IO Period:	60 months			UW NOI Debt Yield:	9.0%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	9.9%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NCF DSCR:	1.50x (P&I) 2.18x (IO)
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$2,524,765 (8/31/2019 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$2,395,660 (12/31/2018)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	$2,261,291 (12/31/2017)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy:	100.0% (10/1/2019)
Reserves				2nd Most Recent Occupancy:	100.0% (12/31/2018)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	97.6% (12/31/2017)
RE Tax:	$167,891	$41,973	N/A	Appraised Value (as of):	$43,800,000 (9/6/2019)
Insurance(1):	$0	Springing	N/A	Appraised Value per SF:	$401
Capital Expenditure:	$0	$2,729	$65,501	Cut-off Date LTV Ratio:	63.9%
TI/LC:	$0	$13,191	$474,881	Maturity Date LTV Ratio:	57.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$28,000,000	100.0%	Loan Payoff:	$19,409,410	69.3%
			Return of Equity:	$7,696,202	27.5%
			Closing Costs:	$726,497	2.6%
			Reserves:	$167,891	0.6%
Total Sources:	$28,000,000	100.0%	Total Uses:	$28,000,000	100.0%

(1)	Monthly deposits for insurance are springing upon (i) an event of default occurring, (ii) the El Mercado Shopping Center Borrower (as defined below) failing to maintain an approved blanket policy or (iii) the El Mercado Shopping Center Borrower failing to provide evidence of renewal and paid receipts of insurance premiums.

The Mortgage Loan. The fifteenth largest mortgage loan (the “El Mercado Shopping Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $28,000,000 and secured by a first priority fee mortgage encumbering a 109,168 SF anchored retail shopping center located in Union City, California (the “El Mercado Shopping Center Property”). The proceeds of the El Mercado Shopping Center Mortgage Loan were primarily used to refinance existing debt, return equity to the El Mercado Shopping Center Borrower and fund reserves.

The Borrower and the Borrower Sponsor. The borrower for the El Mercado Shopping Center Mortgage Loan is El Mercado SPE, LLC (the “El Mercado Shopping Center Borrower”), a single-purpose Delaware limited liability company with an independent director. The non-recourse carevout guarantor and the sponsor is Albert J. Wang. Albert J. Wang is the managing director of the El Mercado Shopping Center Borrower and has a 6.0% ownership interest in the El Mercado Shopping Center Borrower. Albert J. Wang is the president of Altos Enterprises, Inc. Altos Enterprises, Inc. has developed over ten shopping centers and residential properties and currently manages over 550,000 SF of retail and commercial properties.

The Property. The El Mercado Shopping Center Property is an anchored retail shopping center, totaling 109,168 SF, on an approximately 10.99-acre site in Union City, California. The El Mercado Shopping Center Property was built in 1981. The El Mercado Shopping Center Property is anchored by Marina Grocery and includes two ground leased parcels totaling 1.10 acres which are leased to Wells Fargo and Burger King totaling 8,970 SF. As of October 1, 2019, the El Mercado Shopping Center Property was 100.0% leased to 27 tenants. The El Mercado Shopping Center Property contains 560 parking spaces (5.1 spaces per 1,000 square feet).

Major Tenants.

Marina Grocery (30,000 SF, 27.5% of NRA, 12.9% of underwritten rent). Marina Grocery has been a tenant at the El Mercado Shopping Center Property since 2001 and expanded and extended its lease term in October 2019, for an additional 5 years through 2031. Marina Grocery offers an in-store hot deli and Asian bakery as well as a large selection of Asian foods and groceries. Marina Grocery has a lease expiration of September 30, 2031 with two, five-year renewal options. Marina Grocery is an affiliate of the El Mercado Shopping Center Borrower.

A-3-112

Retail - Anchored	Loan #15	Cut-off Date Balance:	$28,000,000
34300-34396 Alvarado-Niles Road and	El Mercado Shopping Center	Cut-off Date LTV:	63.9%
1601-1801 Decoto Road		U/W NCF DSCR:	1.50x
Union City, CA 94587		U/W NOI Debt Yield:	9.0%

Daiso Japan (17,700 SF, 16.2% of NRA, 10.0% of underwritten rent). Daiso Japan has been a tenant at the El Mercado Shopping Center Property since 2012, has a lease expiration of April 30, 2022 with one, five-year renewal option. Daiso Japan offers a wide variety of products including stationery, cosmetics, and home goods as well as Japanese culture items including origami paper, calligraphy tools, obento products, sensu fans, and other traditional Japanese items. Daiso Japan opened its first store in the United States in 2005 and now has over 60 stores across Washington, California, and Texas.

Mayflower Seafood (7,353 SF, 6.7% of NRA, 10.4% of underwritten rent). Mayflower Seafood became a tenant at the El Mercado Shopping Center Property in 2019, has a lease expiration of May 31, 2024 and has one, five-year renewal option. MayFlower Seafood is a locally owned restaurant that serves Cantonese food featuring a large selection of seafood.

O’Reily Auto Parts (6,748 SF, 6.2% of NRA, 5.2% of underwritten rent). O’Reily Auto Parts has been a tenant at the El Mercado Shopping Center Property since 1980 and has extended its lease three times since. O’Reily Auto Parts has a lease expiration of April 30, 2021 with two, five-year renewal options. O’Reily Auto Parts is a large specialty retailer of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, selling to both do-it-yourself and professional service provider customers. Founded in 1957 in Springfield, Missouri, O’Reily Auto Parts operated 5,219 stores in 47 states as of December 31, 2018.

Wells Fargo Bank (5,470 SF, 5.0% of NRA, 4.7% of underwritten rent). Wells Fargo Bank has been a tenant at the El Mercado Shopping Center Property since 1980 and has extended its lease three times since. Wells Fargo Bank has a lease expiration of April 30, 2025 with two, five-year renewal options. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,500 locations, more than 13,000 ATMs, the internet and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy.

The following table presents a summary regarding the major tenants at the El Mercado Shopping Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ /Moody’s/S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	Annual UW Rent PSF(3)		Most Recent Sales
						App. % of Total Annual UW Rent	$	PSF	Occ. Cost %	Term. Option	Renewal Options	Lease Expiration
Marina Grocery (4)	NR/NR/NR	30,000	27.5%	$432,000	$14.40	12.9%	$16,846,137	$562	2.6%	N	2 x 5 year	9/30/2031
Daiso Japan	NR/NR/NR	17,700	16.2%	$332,400	$18.78	10.0%	NAV	NAV	NAV	N	1 x 5 year	4/30/2022
Mayflower Seafood	NR/NR/NR	7,353	6.7%	$346,080	$47.07	10.4%	NAV	NAV	NAV	N	1 x 5 year	5/31/2024
O’Reily Auto Parts	NR/Baa1/BBB	6,748	6.2%	$173,340	$25.69	5.2%	NAV	NAV	NAV	N	2 x 5 year	4/30/2021
Wells Fargo Bank	A+/A2/A-	5,470	5.0%	$156,191	$28.55	4.7%	NAV	NAV	NAV	N	2 x 5 year	4/30/2025
Subtotal/Wtd. Avg.		67,271	61.6%	$1,440,011	$21.41	43.1%

Other Tenants		41,897	38.4%	$1,897,386	$45.29	56.9%
Vacant Space		0	0.0%	$0	$0.00	0.0%
Total/Wtd. Avg.		109,168	100.0%	$3,337,397	$30.57	100.0%

(1)	Information is based on the underwritten rent roll as of October 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes Vacant Space.

(4)	Marina Grocery is an affiliate of the El Mercado Shopping Center Borrower.

A-3-113

Retail - Anchored	Loan #15	Cut-off Date Balance:	$28,000,000
34300-34396 Alvarado-Niles Road and	El Mercado Shopping Center	Cut-off Date LTV:	63.9%
1601-1801 Decoto Road		U/W NCF DSCR:	1.50x
Union City, CA 94587		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to the lease rollover at the El Mercado Shopping Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	1	720	$46.87	0.7%	0.7%	$33,744	1.0%	1.0%
2019	0	0	$0.00	0.0%	0.7%	$0	0.0%	1.0%
2020	3	4,785	$49.09	4.4%	5.0%	$234,919	7.0%	8.1%
2021	5	15,401	$36.35	14.1%	19.2%	$559,803	16.8%	24.8%
2022	7	31,000	$29.70	28.4%	47.5%	$920,695	27.6%	52.4%
2023	4	4,472	$49.83	4.1%	51.6%	$222,840	6.7%	59.1%
2024	4	11,553	$49.09	10.6%	62.2%	$567,164	17.0%	76.1%
2025	1	5,470	$28.55	5.0%	67.2%	$156,191	4.7%	80.8%
2026	0	0	$0.00	0.0%	67.2%	$0	0.0%	80.8%
2027	0	0	$0.00	0.0%	67.2%	$0	0.0%	80.8%
2028	1	2,267	$41.70	2.1%	69.3%	$94,542	2.8%	83.6%
2029	0	0	$0.00	0.0%	69.3%	$0	0.0%	83.6%
2030 & Beyond	2	33,500	$16.34	30.7%	100.0%	$547,500	16.4%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	28	109,168	$30.57	100.0%		$3,337,397	100.0%

(1)	Information is based on the underwritten rent roll as of October 1, 2019.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes Vacant Space.

The Market. The El Mercado Shopping Center Property is located in Union City, California within the East Bay - CA retail market and the Union City retail submarket. According to the appraisal, as of the first quarter of 2019, the East Bay - CA retail market had approximately 124.3 million SF of retail space inventory, overall vacancy in the market was approximately 3.5% and asking rent was $30.24 PSF. According to the appraisal, as of the first quarter of 2019, the Union City retail submarket had approximately 1.5 million SF of retail space inventory, overall vacancy in the submarket was approximately 7.2% and asking rent was $33.28 PSF. Primary access to the El Mercado Shopping Center Property is provided by Interstate 880 and State Highway 84. There are public bus transit stops in many locations in the neighborhood, with a stop near the El Mercado Shopping Center Property. Additionally, there is a BART rail station located approximately one-quarter of a mile east of the El Mercado Shopping Center Property. BART provides commuter rail service to downtown Oakland and San Francisco, in addition to northern San Mateo County, including the San Francisco International Airport.

According to the appraisal, the 2019 estimated population within a one-, three- and five-mile radius of El Mercado Shopping Center Property is 27,380, 168,763 and 352,524, respectively. The 2019 estimated median household income within a one-, three- and five-mile radius of the El Mercado Shopping Center Property is $110,126, $117,299 and $112,344, respectively.

The following table presents recent leasing data at comparable retail properties with respect to the El Mercado Shopping Center Property:

Comparable Retail Property Summary (Anchor Tenants)
Property Name/ City, State	Built	GLA	Tenant Name	Lease Area (SF)	Lease Date	Lease Term (Yrs)	Rent PSF
El Mercado Shopping Center 34300-34396 Alvarado-Niles Road and 1601-1801 Decoto Road Union City , CA	1981	109,168	Marina Grocery	30,000	Oct. 2001	30.0	$14.40
McCarthy Ranch Shopping Center 15-251 Ranch Drive Milpitas, CA	1994	266,108	Big Al’s Sportsman’s Warehouse Michael’s	46,000 31,610 23,781	Dec. 2018 Jul. 2018 Apr. 2018	15.0 10.0 10.0	$18.00 $15.00 $16.50
Santa Clara Square Marketplace Shopping Center 2685 Augustine Drive Santa Clara, CA	2016	117,435	Whole Foods Market	50,000	Jul. 2016	20.0	$22.50
Fallon Gateway I 580 & Fallon Road Dublin, CA	2011	34,821	Lucky Supermarket	49,657	Mar. 2018	20.0	$23.00
Fairway Park Shopping Center 31117 Mission Boulevard Hayward, CA	1954	126,876	Grocery Outlet	14,456	Sep. 2018	10.0	$11.00

Source: Appraisal and underwritten rent roll.

A-3-114

Retail - Anchored	Loan #15	Cut-off Date Balance:	$28,000,000
34300-34396 Alvarado-Niles Road and	El Mercado Shopping Center	Cut-off Date LTV:	63.9%
1601-1801 Decoto Road		U/W NCF DSCR:	1.50x
Union City, CA 94587		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to the appraiser’s market rent conclusion for the El Mercado Shopping Center Property:

Market Rent Summary
	Market Rent PSF	Lease Term (Years)	Rent Increase Projection	Lease Type
Under 1,000 SF	$45.00	5	CPI	NNN
1,000 to 3,000 SF	$42.00	5	CPI	NNN
Over 3,000 SF	$39.00	5	CPI	NNN
Ground Leased	$30.00	10	None	NNN
Junior Anchor	$16.20	10	CPI	NNN
Anchor	$15.00	10	CPI	NNN

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the El Mercado Shopping Center Property:

Cash Flow Analysis
	2016	2017	2018	8/31/2019 TTM	UW	UW PSF
Gross Potential Rent(1)	$3,014,342	$2,918,122	$3,054,174	$3,154,134	$3,337,397	$30.57
Total Recoveries	$628,325	$594,451	$686,521	$748,250	$764,465	$7.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($166,870)	($1.53)
Effective Gross Income	$3,642,667	$3,512,573	$3,740,694	$3,902,384	$3,934,992	$36.05

Real Estate Taxes	$494,375	$513,824	$533,618	$536,650	$562,278	$5.15
Insurance	$28,404	$27,243	$24,361	$26,273	$32,750	$0.30
Other Expenses	$710,973	$710,214	$787,055	$814,696	$816,011	$7.47
Total Expenses	$1,233,752	$1,251,281	$1,345,034	$1,377,619	$1,411,039	$12.93

Net Operating Income	$2,408,915	$2,261,291	$2,395,660	$2,524,765	$2,523,953	$23.12
Capital Expenditures	$0	$0	$0	$0	$32,750	$0.30
TI/LC	$0	$0	$0	$0	$128,818	$1.18
Net Cash Flow	$2,408,915	$2,261,291	$2,395,660	$2,524,765	$2,362,384	$21.64

Occupancy %	100.0%	97.6%	100.0%	100.0%	95.0%
NOI DSCR (IO)	2.22x	2.08x	2.21x	2.33x	2.32x
NOI DSCR (P&I)	1.53x	1.44x	1.53x	1.61x	1.61x
NCF DSCR (IO)	2.22x	2.08x	2.21x	2.33x	2.18x
NCF DSCR (P&I)	1.53x	1.44x	1.53x	1.61x	1.50x
NOI Debt Yield	8.6%	8.1%	8.6%	9.0%	9.0%
NCF Debt Yield	8.6%	8.1%	8.6%	9.0%	8.4%

(1)	UW Gross Potential Rent is based on the underwritten rent roll dated October 1, 2019 and includes rent steps through December 2020 totaling $72,393.

A-3-115

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Annex B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer
Morgan Stanley Capital I Inc. 1585 Broadway New York, NY 10036 Contact: General Information Number Phone Number: (212) 761-4000	Wells Fargo Bank, National Association Three Wells Fargo, MAC D1050-084 401 S. Tryon Street, 8th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@wellsfargo.com	KeyBank National Association keybank_notices@keybank.com 11501 Outlook Street, Suite 300 Overland Park, KS 66211 Contact: Alan Williams Phone Number: (913) 317-4103	Park Bridge Lender Services LLC 600 Third Avenue, 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:
Scheduled Interest	0.00		Fees:
Interest reductions due to Nonrecoverability Determinations	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Deferred Interest	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
ARD Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Default Interest and Late Payment Charges	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Excess	0.00		Services LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	BANK 2019-BNK23 Commercial Mortgage Pass-Through Certificates Series 2019-BNK23	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/20
Corporate Trust Services		Record Date:	12/31/19
8480 Stagecoach Circle		Determination Date:	01/13/20
Frederick, MD 21701-4747

Supplemental Reporting

Risk Retention

Pursuant to the PSA, the Credit Risk Retention Agreement and the EU Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “U.S. Risk Retention Special Notices” or the “EU Risk Retention” tab, as applicable for the BANK 2019-BNK23 transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant or the EU Hedging Covenant, as applicable. Investors should refer to the Certificate Administrator’s website for all such information.

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date:  This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2019 (the “Pooling and Servicing Agreement”). Transaction:  BANK 2019-BNK23,

Commercial Mortgage Pass-Through Certificates, Series 2019-BNK23

Operating Advisor:  Park Bridge Lender Services LLC

Special Servicer:  KeyBank National Association

Directing Certificateholder:  LD II Holdco IX LLC (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)

Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans.  This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued.  The Asset Status Reports may not yet be fully implemented.

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review of the items listed in this report, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

1.

Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans:  [List related mortgage loans]

2.

Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement.  The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit.  For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower.  In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.

During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans:  [LIST].  The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.

The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

(a)

The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)

After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.

As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required in the ordinary course to provide or obtain a legal opinion, legal review or legal conclusion as part of that assessment.

2.

In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.

Except as may have been reflected in any Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.

The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement.  The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.

Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement.  As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.

There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans.  These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions.  As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.

The Operating Advisor is not empowered to speak with any investors directly.  If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.

This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

Annex D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below.  Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans (or portions thereof) sold by the applicable mortgage loan seller.  The exceptions to the representations and warranties set forth below are identified on Annex D-2.  Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other.  We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation.  The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters.  We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.  The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision.  For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus.  None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.  Intentionally Omitted.

2.  Whole Loan; Ownership of Mortgage Loans.  Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan.  At the time of the sale, transfer and assignment to the Depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement.  The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.  Loan Document Status.  Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.  Mortgage Provisions.  The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.  Intentionally Omitted.

6.  Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.  With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.  Lien; Valid Assignment.  Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

D-1-2

Mortgage Loan Seller, or its affiliate, as applicable.  Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications.  Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy.  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.  Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a Crossed Underlying Loan, the lien of the mortgage for another Mortgage Loan contained in the same Crossed Mortgage Loan Group, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.  Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are

D-1-3

senior to or coordinate and co-equal with the lien of the related mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder.  Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.  Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.  Junior Liens.  It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing.  The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents.  There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage).  Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related assignment of leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11. Financing Statements.  Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment.  Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.  Notwithstanding anything herein to the contrary, no representation is made as to

D-1-4

the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property.  The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date.  To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments.  As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation.  As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan.  To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits.  All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject

D-1-5

to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related Non-Serviced Securitization Trust).

17. No Holdbacks.  The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance.  Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the least of (A) the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan and (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee).  Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels.  Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments.  To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property:  (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22. REMIC.  The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either:  (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are

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integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws.  The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business.  To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust.  With respect to each mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee.

26. Local Law Compliance.  To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property.  In the event of casualty or destruction,

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(a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Licenses and Permits.  Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan.  The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations.  The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect):  (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect):  (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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29. Mortgage Releases.  The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation.  With respect to any partial release under the preceding clauses (a) or (d), either:  (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls.  Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for

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single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related

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Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1, or (iv) Permitted Encumbrances.  The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity.  Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance.  With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto)

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and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates.  Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36. Ground Leases.  For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage.  No material change in the terms of the Ground Lease has occurred since its recordation, except by any written instruments which are included in the related mortgage file;

(b) The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its

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successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing.  The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

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38. Origination and Underwriting.  The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record.  No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments.  To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1.  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy.  As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan.  An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its

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successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal.  The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date.  The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute (“MAI”) and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan.  Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule.  The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization.  No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller.  Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related

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Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan.  Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws.  The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties).  All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Mortgage Loan Number as Identified on Annex A-1	Wells Fargo Bank, National Association Mortgage Loans	Bank of America, National Association Mortgage Loans	Morgan Stanley Mortgage Capital Holdings LLC Mortgage Loans
1	Century Plaza Towers		Century Plaza Towers
2	Jackson Park	Jackson Park

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Mortgage Loan Number as Identified on Annex A-1	Wells Fargo Bank, National Association Mortgage Loans	Bank of America, National Association Mortgage Loans	Morgan Stanley Mortgage Capital Holdings LLC Mortgage Loans
25		Cedar Village MHC
26		Arabian Gardens MHC
36	Meadow Ridge Apartments
43	Brookfield Junction Apartments

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Annex D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
8	Jackson Park (Loan No. 2)	The Mortgaged Property benefits from a 15-year, 421-a tax exemption through 2034, during which all residential units are subject to New York City rent stabilization guidelines which currently limit annual rental increases to 1.5% and 2.5% for one- and two-year leases, respectively. Taxes are fully abated for the first 10 years post-construction (through June 2029), then phased in 20% each year for the next five years.
8	Plaza Pacoima (Loan No. 14)	The Mortgaged Property benefits from Development Assistance Payments (DAP) from the Community Redevelopment Agency of the City of Los Angeles in partial reimbursement of property acquisition costs. Annual DAP amounts are currently $255,938, and step-down to $217,578 in 2022 and $176,790 in 2027 (the loan matures in 2029). DAP amounts were included in loan underwriting. Among other things, ongoing reimbursement payments are subject to Best Buy’s continuing to operate at the property and its lease’s being in full force and effect.
8	Plaza Pacoima (Loan No. 14)	The leased fee tenant (Costco) has a right of first offer (“ROFO”) to purchase the mortgaged property if the borrower markets the mortgaged property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
8	1 Plaza La Prensa & Sena Plaza (Loan No. 27)	As to the Sena Plaza property (31% of NRA/ 34% of UW Rent), the property is subject to historic preservation covenants.
8	Plaza de Cicero (Loan No. 34)	The mortgaged property is comprised of constituent parcels at 3010 South Cicero Avenue and 3026 South Cicero Avenue in Cicero, IL. The Phase I environmental site assessment obtained at loan origination identified a controlled recognized environmental condition (CREC) related to former on-site gas stations, specifically: (i) two underground storage tanks (USTs) that were removed in 2002 at 3010 South Cicero Avenue portion and (ii) two USTs that were removed in 2008 at 3026 South Cicero Avenue. The Illinois Environmental Protection Agency (“IEPA”) issued a no further remediation letter in 2008 with respect to 3026 South Cicero Avenue, which was recorded with restrictions requiring compliance with the Town of Cicero’s ordinance prohibiting private use of groundwater as a potable water supply. The IEPA also issued a no further remediation letter in 2009 with respect to 3010 South Cicero Avenue, which was recorded with restrictions limiting the property to commercial and industrial uses, and requiring adherence to the

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
potable water ordinance, maintenance of existing concrete/asphalt barriers, and compliance with soil excavation restrictions. The environmental consultant recommended continued implementation of the property use restrictions currently in place under the no further action letters. The loan documents require that the borrower comply with all environmental restrictions encumbering the mortgaged property.
9	Plaza Pacoima (Loan No. 14)	The mortgaged property is encumbered by a 20-year, fully amortizing loan from the City of Los Angeles in the original principal amount of $7,400,000 that matures September 30, 2028. The City of Los Angeles has entered into a subordination and standstill agreement with the lender. (The mortgage loan matures November 1, 2029.) The junior loan has an outstanding principal balance of $4,735,000 as of August 1, 2019. Debt service is paid quarterly by applying 49% of the City’s portion of the sales/ utility use/ business taxes (“City Taxes”) otherwise paid regarding the mortgaged property and an adjacent Lowe’s parcel (not part of the collateral). If the City Taxes do not cover the debt service payments, the borrower is required to make the necessary payments.
14	Century Plaza Towers (Loan No. 1)	The Mortgage Loan Borrower is currently negotiating certain easements concerning peripheral areas of the mortgaged property with the City of Los Angeles (“City”) and the Los Angeles County (“County”) Metropolitan Transportation Authority in connection with the construction and operation of underground subway tunnels under a portion of the mortgaged property, in lieu of condemnation proceedings. The loan documents provide that the borrower may execute such easements only if they have no material adverse effect the on loan. If such agreements are not finalized and executed, the City or County could initiate condemnation proceedings.
18	Jackson Park (Loan No. 2)	The loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is 7.50% of the original principal balance of the related mortgage loan.
18	Plaza Pacoima (Loan No. 14)	The loan documents permit a property insurance deductible up to $250,000. The in-place property insurance deductible is $100,000. (ii) Leased Fee. The Costco parcel is a leased fee where tenant (Costco) or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to ground lessee or other non-borrower party and/or its leasehold mortgagee.
26	Metro 8 Self Storage Portfolio (Loan No. 11)	With respect to the Norcross, GA Mortgaged Property (having an allocated loan amount of $3,250,000, or approximately 8.2% of the original principal amount), the property has a deficient landscape

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
buffer along its western boundary line. As a condition of approval (RZ-140-86), the owner is required to maintain a 10 foot landscape buffer along the south and west boundary lines that are adjacent to residential uses. Currently, paved area encroaches into the landscaped buffer area that is required. The loan documents include a borrower covenant to comply with applicable laws, specifically including landscape buffer requirements at the Norcross, GA Mortgaged Property, in the event that the governmental authorities institute an enforcement action.
28	All Wells Fargo Bank Mortgage Loans (Loan Nos. 1, 2, 5, 6, 8, 11, 14, 19, 23, 27, 33, 34, 36, 37, 42, 43 and 44)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, actions other than borrower-affiliated parties are involved, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
28	Century Plaza Towers (Loan No. 1)	Only the SPE borrower is liable for the related losses carve-out and springing recourse events. The loan documents do not require a separate guarantor.
28	Jackson Park (Loan No. 2)	Only the SPE borrower is liable for the related losses carve-out and springing recourse events. The loan documents do not require a separate guarantor.
28	360 North Crescent Drive (Loan No. 5)	The non-recourse carve-out guarantors for the mortgage loan are Tom Gores and The Gores Trust Dated January 26, 1999. The loan documents provide that the guarantors’ aggregate liability for environmental liability is capped at $40 million (provided that the cap does not apply to any non-Gores family or family-affiliated successor or substitute guarantor as specified). A Phase I environmental site assessment was obtained in connection with loan origination, and no recognized environmental conditions (REC’s), controlled REC’s or historical REC’s were identified.
28	360 North Crescent Drive (Loan No. 5)	The loan documents provide that the aggregate liability of guarantor (BREIT Operating Partnership L.P.) for various losses carve-outs (including fraud, misappropriation of rents or proceeds, failure to maintain the environmental insurance policy or waste) and springing

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
recourse events (including voluntary or collusive involuntary bankruptcy filings involving the borrower, guarantor or any guarantor affiliate, or such parties’ consenting to the appointment of a receiver or examiner for such entity or the mortgaged property) is subject to a cap equal to 20% of the loan amount. (ii) Environmental Insurance in lieu of Environmental Non-Recourse Carve-Out Liability. The loan documents require an environmental liability insurance policy covering the mortgaged property for a term extending 2 years past the maturity date with a coverage limit of $15 million per occurrence with a deductible not exceeding $50,000; provided that the borrower may obtain such policies for an initial policy term of 4 years so long as they are renewed for the required policy period. At origination, the borrower provided (i) a pollution limited liability-type insurance policy issued by Beazley USA Services, Lloyds Market Syndicate in the amount of $15 million per occurrence and $25 million in the aggregate, with an initial term of 5 years and having a deductible of $50,000. Lloyds has an S&P rating of “A+”, and (ii) an excess environmental liability-type insurance policy issued by Great American E&S Insurance Company in the amount of $50 million, with an initial term of 5 years and having a deductible of $50,000. Great American E & S Insurance Company has an S&P rating of “A+”. (iii) Losses Carve-out for Prohibited Transfers Violations. The loan documents provide for a losses carve-out (not springing recourse) for voluntary transfers of the property or controlling equity interest in the borrower made in violation of the loan documents.
28	Plaza Pacoima (Loan No. 14)	The loan documents provide that the aggregate liability of guarantor (BREIT Operating Partnership L.P.) for various losses carve-outs (including fraud, misappropriation of rents or proceeds, failure to maintain the environmental insurance policy or waste) and springing recourse events (including voluntary or collusive involuntary bankruptcy filings involving the borrower, guarantor or any guarantor affiliate, or such parties’ consenting to the appointment of a receiver or examiner for such entity or the mortgaged property) is subject to a cap equal to 20% of the loan amount. (ii) Environmental Insurance in lieu of Environmental Non-Recourse Carve-Out Liability. The loan documents require an environmental liability insurance policy covering the mortgaged property for a term extending 2 years past the maturity date with a coverage limit of $15 million per occurrence with a deductible not exceeding $50,000; provided that the borrower may obtain such policies for an initial policy term of 4 years so long as they are renewed for the required policy period. At closing, the borrower provided an excess environmental liability -type insurance policy issued by Great American E & S Insurance Company in the amount of $15 million per occurrence and $75 million in the aggregate, with an initial term of 5 years and having a deductible of $50,000. A Phase I environmental site assessment was required at loan origination that indicated no recognized environmental conditions at the mortgaged property. Great American E & S

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
Insurance Company has an S & P rating of “A+”. (iii) Losses Carve-out for Prohibited Transfers Violations. The loan documents provide for a losses carve-out (not springing recourse) for voluntary transfers of the property or controlling equity interest in the borrower made in violation of the loan documents.
29	Century Plaza Towers (Loan No. 1)	If no event of default is continuing, the Mortgagor has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged Property (the “Conversion Space”), which floors were afforded value in the appraisal, into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the Mortgagor or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”) subject to certain conditions set forth in the related Whole Loan documents. Said conditions include, among others: (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the Mortgagor either (1) prepays the related Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the Mortgagor, the Mortgagor deposits with the lender cash or a letter of credit as collateral for the related Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements. If the Mortgagor transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the related Whole Loan, the Mortgagor may return the development rights to the Mortgagor along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the Mortgagor. If the Mortgagor’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the Mortgagor as described above, then the Mortgagor is required to promptly prepay the outstanding principal balance of the related Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the Mortgagor must promptly pay

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
the lender any difference between such cash deposit and the Conversion Prepayment Amount).
31	All Wells Fargo Bank Mortgage Loans (Loan Nos. 1, 2, 5, 6, 8, 11, 14, 19, 23, 27, 33, 34, 36, 37, 42, 43 and 44)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation
33	Norwalk Government Center (Loan No. 6)	The Mortgage Loan borrower is a recycled SPE and was previously a co-borrower (as a tenant-in-common with 28 other entities) on a CMBS loan secured by the same property that is collateral for the subject loan. Immediately prior to the closing of the subject Loan, those other 28 tenants-in-common collectively owned a 38.688% interest in the subject property, while Borrower (as the 29th tenant-in-common) owned the remaining 61.312% interest in the subject property. Contemporaneously with the closing of the subject loan, borrower consummated a roll-up of the existing TIC structure by purchasing the 38.688% of interests in the subject Property held by the other 28 tenants-in-common, with result that Borrower became the sole owner of the subject Property at closing. The loan documents recite that borrower has disclosed to lender that, (x) prior to the Closing Date, Borrower had, to the extent permitted pursuant to the terms of the prior loan, commingled assets with its co-obligors under the prior loan in an account out of which certain liabilities of borrower and the prior loan co-obligors were paid (the “Prior Commingling”) and (y) in connection with the prior loan, borrower and the prior loan co-obligors (1) pledged their respective assets to secure their collective obligations under the prior loan and (2) guaranteed and were obligated for their collective liabilities under the prior loan. (the foregoing clauses (1) and (2), collectively, the “Prior Obligation”). The loan documents provide for personal liability to the borrower and guarantors for losses related to each of the Prior Commingling and Prior Obligation.
8	Metro 8 Self Storage Portfolio (Loan No. 11)	Three co-borrowers owned the eight properties comprising the Mortgaged Property. The co-borrowers were previously co-borrowers (with other entities) on a portfolio of 22 self-storage properties, which included the Mortgaged Property. The loan documents recite that borrower has disclosed to lender that, (x) prior to the Closing Date, Borrower had, to the extent permitted pursuant to the terms of the prior loan, commingled assets with its co-obligors under the prior loan in an account out of which certain liabilities of borrower and the prior loan co-obligors were paid (the “Prior Commingling”) and (y) in connection with the prior loan, borrower and the prior loan co-obligors (1) pledged their respective assets to secure their collective obligations under the prior loan and (2) guaranteed and were obligated for their collective liabilities under the prior loan. (the foregoing clauses (1) and (2), collectively, the “Prior Obligation”). The loan documents provide for personal liability to the borrower and

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
guarantors for losses related to each of the Prior Commingling and Prior Obligation.
8	The Shops at Stony Creek (Loan No. 19)	The Mortgage Loan documents permit the borrower to provide “U.S. Obligations” as defeasance collateral including: (i) “government securities” (as described in Treasury Regulation Section 1.860G-2(a)(8)(ii) and defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended,) that are the direct obligations of the United States of America, which obligations are not subject to prepayment, call or early redemption and (ii) other governmental securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, that are not subject to prepayment, call or early redemption and that are acceptable to lender and satisfy REMIC Requirements.
34	Century Plaza Towers (Loan No. 1)	The Mortgagor is not required to pay any defeasance fee in excess of $25,000.
34	360 North Crescent Drive (Loan No. 5)	The loan documents permit the borrower to provide “U.S. Obligations” as defeasance collateral including: (i) “government securities” (as described in Treasury Regulation Section 1.860G-2(a)(8)(ii) and defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended,) that are the direct obligations of the United States of America, which obligations are not subject to prepayment, call or early redemption and (ii) other governmental securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, that are not subject to prepayment, call or early redemption and that are acceptable to lender and satisfy REMIC Requirements.
43	Super Storage (Loan No. 44)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $3,781,000 group lender environmental collateral protection and liability-type environmental insurance policy with $3,781,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

D-2-7

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
7	Park Tower at Transbay (Loan No. 3)

Facebook, Inc., the sole office tenant at the Mortgaged Property, has a right of first offer to purchase the Mortgaged Property if the landlord receives an offer to purchase the Mortgaged Property (or any portion thereof). The sole tenant will not have any right of first offer with respect to a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale.

The related lease also preclude the sale of the related Mortgaged Property to a “Tenant Competitor” (or affiliate thereof) which are specified as Alphabet Inc., Amazon.com, Inc., Apple Inc., Microsoft Corporation, salesforce.com, inc., Snap Inc. and Samsung Electronics (which list of competitors is subject to change by Facebook, Inc.in accordance with its lease), except pursuant to an order from a bankruptcy court.

7	ILPT Industrial Portfolio (Loan No. 4)

With respect to each of the Mortgaged Properties leased to Amazon, Amazon has both a right of first offer (“ROFO”) and a right of first refusal (“ROFR”) in connection with any offer for sale either of any such property or of a portfolio comprised solely of properties leased by the Mortgagors to Amazon. The ROFO and ROFR do not apply to transfers in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers.

Additionally, The Toro Company has a ROFO with respect to the Mortgaged Property leased by it. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease. The ROFO does not apply to any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof), but would apply to subsequent transfers.

The 1800 Union Airpark Mortgaged Property is subject to a senior lien securing minimum service payments which are payable in lieu of taxes.

7	ExchangeRight Net Leased Portfolio #30 (Loan No. 7)

The related single tenant with respect to the following related Mortgaged Properties each has a right of first refusal (“ROFR”) to purchase the related individual Mortgaged Property pursuant to such tenant’s individual lease: Walgreens - New Berlin (Moorland), WI; Walgreens - Flourtown (Bethlehem), PA; Walgreens - Ypsilianti (Washetenaw); Walgreens - Sheboygan (14th), WI; Tractor Supply - Brunswick (New Jesup), GA; Tractor Supply - Hammond (Highway 190), LA; Tractor Supply - Canton (Michigan), MI; and Walgreens - Waukesha (Moreland), WI.

The related subordination, non-disturbance and attornment agreement for each of the Tractor Supply related Mortgaged Properties provides that the tenant’s rights under the ROFR are

D-2-8

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
subordinate to the Mortgage; however, such ROFR will apply to subsequent purchasers of the leased premises. The related subordination, non-disturbance and attornment agreement for each of the Walgreens related Mortgaged Properties provides that the ROFR will not apply to the mortgagee or any other party that acquires title or right of possession of the leased premises through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; however, such ROFR will apply to subsequent purchasers of the leased premises.
8	Jackson Park (Loan No. 2)	The related Mortgaged Property benefits from a 15-year, 421-a tax exemption through 2034, during which all residential units are subject to New York City rent stabilization guidelines which currently limits annual rental increases to 1.5% and 2.5% for one- and two-year leases, respectively. Taxes are fully abated for the first 10 years post-construction (through June 2029), then phased in 20% each year for the next five years.
8	Park Tower at Transbay (Loan No. 3) ILPT Industrial Portfolio (Loan No. 4) ExchangeRight Net Leased Portfolio #30 (Loan No. 7)	See exception to Representation 7.
14	ILPT Industrial Portfolio (Loan No. 4)	With respect to the 20 Logistics Boulevard Mortgaged Property, there is a condemnation proceeding initiated by the Commonwealth of Kentucky Transportation Department to obtain 10,783.5 SF of land along US Route 25 as well as easements over adjoining property for slope and public utility installation.
15	Sacramento Office Portfolio (Loan No. 13)	One of the sponsors of the related borrowers and one of the two non-recourse carveout guarantors, Neil Kadisha, was the subject of an approximately $100,000,000 civil judgment in 2006 (Dafna Uzyel, et al. v. Neil Kadisha) in connection with, among other things, a breach of fiduciary duties of trust and loyalty as a trustee. The 2006 judgment included an award of $5,000,000 in punitive damages for, among other things, misappropriation of trust assets and his concealment of certain actions. The judgment was paid in full in 2011.
18	All Bank of America Mortgage Loans (Loan Nos. 2, 3, 4, 7, 13, 16, 18, 21, 24, 25, 26, 28, 30, 31, 39 and 41)	All exceptions to Representation 31 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 18.

D-2-9

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
18	Jackson Park (Loan No. 2)	With respect to multi-layered policies, the related Mortgage Loan documents permit coverage with more than one insurance company as follows: (A) if four (4) or fewer insurance companies issue the insurance policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s and Fitch to the extent each such Rating Agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the Policies in the first layer of coverage, then at least 60% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s and Fitch to the extent each such Rating Agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB”.
18	Park Tower at Transbay (Loan No. 3)	With respect to multi-layered policies, the related Mortgage Loan documents permit coverage with more than one insurance company as follows: (A) if four (4) or fewer insurance companies issue the insurance policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the insurance policies in the first layer of coverage, then at least 60% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB”.
18	ILPT Industrial Portfolio (Loan No. 4)	With respect to multi-layered policies, the related Mortgage Loan documents permit coverage with more than one insurance company as follows: (A) if four (4) or fewer insurance companies issue the policies for the Mortgaged Properties, then at least 75% of the required coverage must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities rating the securities secured by the related Mortgage Loan and rates the insurance companies, and “A” or better by Fitch, to the extent Fitch rates the securities rating the securities secured by the related Mortgage Loan and rates the insurance companies, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities rating the securities secured by the related Mortgage Loan

D-2-10

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
and rates the insurance companies, and “BBB” or better by Fitch, to the extent Fitch rates the securities rating the securities secured by the related Mortgage Loan and rates the insurance companies, or (B) if five (5) or more insurance companies issue the Policies for the Collective Properties, then at least 60% of the required coverage must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities rating the securities secured by the related Mortgage Loan and rates the insurance companies, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the insurance companies, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities rating the securities secured by the related Mortgage Loan and rates the insurance companies, and “BBB” or better by Fitch, to the extent Fitch rates the securities rating the securities secured by the related Mortgage Loan and rates the insurance companies).
18	ExchangeRight Net Leased Portfolio #30 (Loan No. 7)	The Mortgage Loan documents provide that the related Mortgagor will not be required to maintain the coverages required pursuant to the related Mortgage Loan documents on any individual Mortgaged Property for so long as (A) the applicable tenant’s lease affecting such individual Mortgaged Property is in full force and effect, (B) no default exists under such applicable tenant’s lease beyond any applicable notice and cure periods, (C) the related tenant or guarantor under such applicable tenant’s lease maintains a rating of “A” or better by S&P, (D) the related tenant maintains insurance policies on the applicable individual Mortgaged Property, either through a program of self-insurance or otherwise, as required pursuant to such applicable tenant’s lease in compliance with the requirements of the Mortgage Loan documents including but not limited to Mortgagee, at all times, being named as a mortgagee/loss payee on the property insurance policies and as additional insured on the liability policies maintained by such tenant, and (E) such tenant or Mortgagor delivers written evidence acceptable to Mortgagee of such coverage no less frequently than annually prior to renewal of such coverage maintained by such tenant (the foregoing clauses (A) - (E), the “Tenant Insurance Conditions”). To the extent any of Tenant Insurance Conditions at any time are not satisfied with respect to any tenant’s lease, Mortgagor is required to promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that such tenant does not provide insurance coverage required under the Mortgage Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as is necessary to bring the insurance for the applicable individual Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

D-2-11

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
18	Hampton Inn – Sanford (Loan No. 39)	The related Mortgage Loan documents state that the lender accepts Pennsylvania National Mutual Casualty, rated A- X with Alfred M. Best Company, Inc., provided that (1) the rating of Pennsylvania National Mutual Casualty is not withdrawn or downgraded below the date hereof and (2) in the event related borrower replaces Pennsylvania National Mutual Casualty during the term of the related Mortgage Loan, such borrower is required to replace Pennsylvania National Mutual Casualty with an insurance company meeting the rating requirements set forth in the related Mortgage Loan documents.
18	Jackson Park (Loan No. 2)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is 7.50% of the original principal balance of the related Mortgage Loan.
18	Park Tower at Transbay (Loan No. 3)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $20,000,000.
18	ILPT Industrial Portfolio (Loan No. 4)

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $10,000,000.

The Mortgage Loan documents provide that if (i) any lease requires the borrower to repair and restore the related Mortgaged Property after a casualty, (ii) no default (beyond any applicable notice and/or grace periods) has occurred and is continuing under such lease and (iii) no event of default has occurred and is continuing, then the lender is required to disburse the net proceeds to the borrower in accordance with the lease and with the disbursement provisions in the loan documents (and set forth in Representation 18) but only to the extent such disbursement provisions do not conflict with the terms of the affected lease.

18	Sacramento Office Portfolio (Loan No. 13)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $2,470,000.
18	ExchangeRight Net Leased Portfolio #30 (Loan No. 7)	The threshold for lender having the right to hold and disburse insurance proceeds is based on 5% of the allocated loan amount of the applicable individual Mortgaged Property rather than 5% of the outstanding principal amount.
18	ILPT Industrial Portfolio (Loan No. 4)	With respect to the 5 Logistics Drive Mortgaged Property, the current use for warehouse and distribution is a legal nonconforming use in the applicable zoning district. The applicable zoning code provides

D-2-12

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
that, if a nonconforming use or structure is destroyed, the right of such nonconforming structure or use to exist may continue, provided that the reconstruction/repair of any building be commenced within six months from the date of destruction and carried to completion without undue delay.
28	All Bank of America Mortgage Loans (Loan Nos. 2, 3, 4, 7, 13, 16, 18, 21, 24, 25, 26, 28, 30, 31, 39 and 41)	The related loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.
28	Jackson Park (Loan No. 2) Park Tower at Transbay (Loan No. 3)	There is no separate guarantor of recourse obligations. The full recourse and losses carveouts in the related Mortgage Loan documents are recourse only to the borrower and the borrower is the only indemnitor under the environmental indemnity agreement.
28	ILPT Industrial Portfolio (Loan No. 4)

The obligations of the non-recourse carveout guarantor for any guaranteed obligations for which the related Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) is capped at 15% of the outstanding principal balance of the related Whole Loan.

Voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents are recourse for losses only.

29	ILPT Industrial Portfolio (Loan No. 4)	In connection with a casualty or condemnation, the related individual Mortgaged Property may be released at a release price equal to 100% of its allocated loan amount.
31	Jackson Park (Loan No. 2)	If TRIPRA or a similar statue is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium then currently payable in respect of the casualty and business interruption/rental loss insurance required under the Mortgage loan documents (without giving effect to the cost of terrorism and earthquake components of such insurance) and if the cost of terrorism insurance exceeds such amount, Mortgagor will be obligated to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Park Tower at Transbay (Loan No. 3)	If TRIPRA or a similar statue is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium then currently payable in respect of the property and business interruption/loss of rents insurance required under the related Mortgage Loan agreement (without giving effect to the cost of terrorism and earthquake

D-2-13

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
components of such insurance at the time terrorism coverage is excluded from any insurance policy) (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
31	Sacramento Office Portfolio (Loan No. 13) Cedar Village MHC (Loan No. 25) Arabian Gardens MHC (Loan No. 26)	The related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the annual insurance premium payable for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
33

Jackson Park (Loan No. 2)

Park Tower at Transbay (Loan No. 3)

Sacramento Office Portfolio (Loan No. 13)

Woodland Falls (Loan No. 18)

Holiday Inn - Charlotte Airport (Loan No. 21)

950 Iron Point Road (Loan No. 24)

Cedar Village MHC (Loan No. 25)

Arabian Gardens MHC (Loan No. 26)

Home2 Suites – Grovetown (Loan No. 28)

82-17 153rd Avenue Retail (Loan No. 30)

Each related borrower is a recycled single-purpose entity, however, the related borrower made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such single-purpose entity representations and warranties.

33	ILPT Industrial Portfolio (Loan No. 4)	One of the borrowers, The Industrial Fund PA LLC, previously owned other property located at 110 Industrial Drive, Brookfield, Missouri.
36	ILPT Industrial Portfolio (Loan No. 4)	(36(b)) With respect to the ground lease relating to the 5142 and 5148 North Hanley Road Mortgaged Property (the “North Hanley Ground Lease”), the ground lessor has agreed that the ground lease

D-2-14

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee, but it has not agreed that any amendment, modification, cancellation or termination without such consent is not binding on the Mortgagee.

(36(c)) With respect to the North Hanley Ground Lease, the ground lease term is only 10 years from the completion date (which was anticipated to be no later than 2016, and based on the appraisal, occurred in 2015) and would also terminate if the sub-lease to SKF USA (the sole tenant of the related Mortgaged Property) is terminated.

(36(e)) With respect to the North Hanley Ground Lease, an assignment of the ground lease to the holder of the Mortgage Loan is conditioned upon all amounts due under a performance agreement among the related Mortgagor, the ground lessor and SKF USA (the sole tenant of the Mortgaged Property) being paid.

(36(g)) With respect to the North Hanley Ground Lease, the obligation of the ground lessee to give such notice to the Mortgagee is conditioned upon the ground lessor having received a notice from the related Mortgagee with its address for such notices.

(36(l)) With respect to the North Hanley Ground Lease, the ground lease does not require the ground lessor to enter into a new lease with the Mortgagee.

D-2-15

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
7	ILPT Industrial Portfolio (Loan No. 4)

With respect to each of the Mortgaged Properties leased to Amazon, Amazon has both a right of first offer (“ROFO”) and a right of first refusal (“ROFR”) in connection with any offer for sale either of any such property or of a portfolio comprised solely of properties leased by the Mortgagors to Amazon. The ROFO and ROFR do not apply to transfers in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers.

Additionally, The Toro Company has a ROFO with respect to the Mortgaged Property leased by it. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease. The ROFO does not apply to any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof), but would apply to subsequent transfers.

The 1800 Union Airpark Mortgaged Property is subject to a senior lien securing minimum service payments which are payable in lieu of taxes.

7	El Mercado Shopping Center (Loan No. 15)	The fifth-largest tenant, Wells Fargo Bank, which occupies one of two ground lease parcels at the related Mortgaged Property, has a right of first offer to purchase its space if the borrower receives an offer for such space. The tenant entered into a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) with the lender upon origination whereby the tenant agreed that (i) its right of first refusal is subordinate to the Mortgage Loan documents and related lien in the Mortgaged Property, and (ii) a foreclosure, the taking of a deed-in-lieu of foreclosure, and the first transfer thereafter (collectively, a “Foreclosure”) will not give rise to a right to exercise such right of first refusal, but that a Foreclosure will not terminate the right of first offer and the right of first offer may be exercised subsequent to a Foreclosure.
7	National Anchored Retail Portfolio (Loan No. 17)	A pad site at the White Oaks Plaza Property that is occupied by Olive Garden and ground leased to a third party is subject to a purchase option in favor of such third party for a nominal sum and there exists a free release upon exercise of such purchase option.
7	Walgreens West Valley UT (Loan No. 45)	The single tenant, Walgreens, has a right of first refusal to purchase the Mortgaged Property. Pursuant to an SNDA entered into at origination, Walgreens agreed that the right of first refusal will not apply to Morgan Stanley Bank, N.A., as the mortgagee or any other party (collectively, the “Successor Landlord”) through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan, provided that such right of first refusal will apply to subsequent purchasers of the related Mortgaged Property.

D-2-16

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
8	ILPT Industrial Portfolio (Loan No. 4)	The exception to Representation 7 is also an exception to this Representation 8.
8	El Mercado Shopping Center (Loan No. 15)	The exception to Representation 7 is also an exception to this Representation 8.
8	National Anchored Retail Portfolio (Loan No. 17)	The exception to Representation 7 is also an exception to this Representation 8.
8	Walgreens West Valley UT (Loan No. 45)	The exception to Representation 7 is also an exception to this Representation 8.
9	Walgreens West Valley UT (Loan No. 45)	In connection with a reverse 1031 exchange, the Mortgagor, which is currently owned by National Safe Harbor Exchanges Inc. (“NSHE”), as accommodation owner for the reverse 1031 exchange, has incurred a loan (the “Reverse 1031 Loan”), secured by NSHE’s equity interest in the borrower, made by Schwartz Family Trust, an affiliate of the related non-recourse carveout guarantor with respect to such Mortgage Loan, to finance the acquisition of the Mortgaged Property by the Mortgagor and also to fund all other property expenses in an undetermined amount, as to which (based on information provided by the borrower) $2,117,518.40 was initially advanced. The Reverse 1031 Loan is required to be discharged upon consummation of the reverse 1031 exchange.
14	Century Plaza Towers (Loan No. 1)	The related Mortgagor is currently negotiating certain easements concerning areas of the Mortgaged Property with the City of Los Angeles (“City”) and the Los Angeles County (“County”) Metropolitan Transportation Authority in connection with the construction and operation of underground subway tunnels under a portion of the Mortgaged Property, in lieu of condemnation proceedings. Under the related Whole Loan documents, such easements may be executed by the Mortgagor, only if they have no material adverse effect on the Whole Loan. If such agreements are not finalized and executed, the City or County could initiate condemnation proceedings.
14	ILPT Industrial Portfolio (Loan No. 4)	With respect to the 20 Logistics Boulevard Mortgaged Property, there is a condemnation proceeding initiated by the Commonwealth of Kentucky Transportation Department to obtain 10,783.5 SF of land along US Route 25 as well as easements over adjoining property for slope and public utility installation.
18	ILPT Industrial Portfolio (Loan No. 4)	The Mortgage Loan documents provide that if (i) any lease requires the Mortgagor to repair and restore the related Mortgaged Property after a casualty, (ii) no default (beyond any applicable notice and/or grace periods) has occurred and be continuing under such lease and

D-2-17

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(iii) no event of default has occurred and be continuing, then the lender is required to disburse the net proceeds to the Mortgagor in accordance with the lease and with the disbursement provisions in the loan documents (and set forth in Representation 18) but only to the extent such disbursement provisions do not conflict with the terms of the affected lease.
18	Bank of America Jackson Heights (Loan No. 47)	The related Mortgage Loan documents permit the Mortgagor to rely on the third-party insurance or self-insurance of the single tenant at the Mortgaged Property, Bank of America, unless (i) the Bank of America lease is no longer in full force and effect, (ii) there is an event of default under the Bank of America lease, (iii) the Bank of America tenant is no longer open for business and operating at the Mortgaged Property and is either no longer obligated to provide the insurance pursuant its lease, or if the Bank of America tenant is self-insuring pursuant its lease and fails to deliver a letter of self-insurance in form and substance acceptable to the lender which includes confirmation that, whether or not the Bank of America tenant is open to the public, that it continue to self-insure with respect to the insurance required to be maintained under its lease, or (iv) the Bank of America tenant is entitled to abate rent or terminate its lease as a result of a casualty.
18	Walgreens West Valley UT (Loan No. 45)	The related Mortgage Loan documents permit the Mortgagor to rely on the insurance of the single tenant at the Mortgaged Property, Walgreens, in compliance with the Walgreens lease, which permits self-insurance.
18	All MSMCH Mortgage Loans (Loan Nos. 1, 4, 9, 10, 12, 15, 17, 20, 22, 29, 32, 35, 38, 40, 45, 46 and 47)

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for the lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 31 set forth herein for all MSMCH Mortgage Loans are also exceptions to this Representation 18.

26	ILPT Industrial Portfolio (Loan No. 4)	With respect to the 5 Logistics Drive Mortgaged Property, the current use for warehouse and distribution is a legal nonconforming use in the applicable zoning district. The applicable zoning code

D-2-18

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
provides that, if a nonconforming use or structure is destroyed, the right of such nonconforming structure or use to exist may continue, provided that the reconstruction/repair of any building be commenced within six months from the date of destruction and carried to completion without undue delay.
26	Oklahoma Multifamily Portfolio (Loan No 9)	The Mortgaged Property is (non-legal) non-conforming as to parking in that it is deficient by 3 parking spaces.
26	El Mercado Shopping Center (Loan No. 15)	The Mortgaged Property is legal non-conforming with respect to use in that the tenant Burger King did not obtain a conditional use permit, which is required for the drive-through at the restaurant. The applicable zoning code provides that, if a nonconforming use or structure is destroyed, the right of such nonconforming structure or use to exist may not continue if the cost of reconstruction/repair of any building is 50% or more of the cost of restoration of the entire building new. If the cost of reconstruction/repair is less than 50%, the use or structure may be reconstructed/repaired only if reconstruction/repair is commenced within one year from the date of destruction and carried to completion without undue delay.
26	Embassy Suites Richmond (Loan No. 20)	The related Mortgaged Property is non-conforming as to the number of parking spaces. The related zoning report indicated that parking at the Mortgaged Property was deficient by ten spaces and did not indicate whether that was legal non-conforming or non-legal non-conforming. The zoning report further indicated that the property is expected to benefit in future from a parking easement with a neighboring parcel, on which the related borrower sponsor is expected to construct an additional hotel, and that upon execution of such parking easement, there would be no deficiency. However, such parking easement has not been executed and may not be entered into.
26	City Storage (Loan No. 46)	The municipality in which the related Mortgaged Properties are located, the City of Wilmington, failed to respond to any of the related zoning company’s requests for information about potential building code violations pertaining to the related Mortgaged Properties.
28	Century Plaza Towers (Loan No. 1)	There is no separate nonrecourse carve-out guarantor, and the single purpose entity Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents and the sole party to the environmental indemnity.

D-2-19

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
28	Oklahoma Multifamily Portfolio (Loan No. 9)	The non-recourse carveout guarantor and environmental indemnitor has a net worth that is less than 10% of the original principal balance of the Mortgage Loan.
28	ILPT Industrial Portfolio (Loan No. 4)

The obligations of the non-recourse carveout guarantor for any guaranteed obligations for which the related Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) is capped at 15% of the outstanding principal balance of the related Whole Loan.

Voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents are recourse for losses only.

28	All MSMCH Mortgage Loans (Loan Nos. 1, 4, 9, 10, 12, 15, 17, 20, 22, 29, 32, 35, 38, 40, 45, 46 and 47)

The environmental indemnity agreements or other Mortgage Loan documents may contain provisions to the effect that, if an environmental insurance policy reasonably acceptable to the lender is obtained with respect to the Mortgaged Property, the lender and other indemnified parties are required to first make a claim under such environmental insurance policy, and may not make a claim against the environmental indemnitors, except to the extent that such environmental insurance policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the lender or other indemnified parties have been unable to recover under such environmental insurance policy with respect to all or a portion of such costs or losses within a reasonable period of time despite good faith efforts to do so (or in certain cases, within a specified time period after the date the lender or other indemnified parties commenced efforts to collect such environmental losses).

The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage

Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

29	Century Plaza Towers (Loan No. 1)	If no event of default is continuing, the Mortgagor has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged Property (the “Conversion Space”), which floors were afforded value in the appraisal, into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the Mortgagor or to a third party in

D-2-20

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”) subject to certain conditions set forth in the related Whole Loan documents. Said conditions include, among others: (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the Mortgagor either (1) prepays the related Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the Mortgagor, the Mortgagor deposits with the lender cash or a letter of credit as collateral for the related Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements. If the Mortgagor transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the related Whole Loan, the Mortgagor may return the development rights to the Mortgagor along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the Mortgagor. If the Mortgagor’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the Mortgagor as described above, then the Mortgagor is required to promptly prepay the outstanding principal balance of the related Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the Mortgagor must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).
29	ILPT Industrial Portfolio (Loan No. 4)	In connection with a casualty or condemnation, the related individual Mortgaged Property may be released at a release price equal to 100% of its allocated loan amount.
29	FTERE Bronx Multifamily Portfolio (Loan No. 10)	An individual Mortgaged Property may be released upon defeasance of 100% of its allocated loan amount provided that following such release (i) the loan-to-value ratio with respect to all remaining Mortgaged Properties is not greater than 55.0% and (ii) the debt yield with respect to all remaining Mortgaged Properties is not less than 8.5%

D-2-21

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
31	All MSMCH Mortgage Loans (Loan Nos. 1, 4, 9, 10, 12, 15, 17, 20, 22, 29, 32, 35, 38, 40, 45, 46 and 47)

The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3” by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.

All exceptions to Representation 18 set forth herein for all MSMCH Mortgage Loans are also exceptions to Representation 31.

31	Century Plaza Towers (Loan No. 1)	The Mortgagor is not obligated to pay terrorism insurance premiums in excess of two times the premium for the property and business interruption/rental loss insurance required under the related Whole Loan documents (excluding any earthquake and fire following earthquake insurance or terrorism insurance components of such policies) in any policy year.
31	National Anchored Retail Portfolio (Loan No. 17)	If TRIPRA (or a similar or subsequent statute, extension or reauthorization) is not in effect, or a material increase in terrorism insurance premiums results from a modification of TRIPRA (or a similar or subsequent statute, extension or reauthorization) or a terrorism event occurring on U.S. soil, the Mortgagors are not required to maintain terrorism insurance coverage in excess of what is commercially available for annual premiums equal to two times the then-current property insurance premium then payable in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to terrorism and earthquake components when terrorism insurance coverage is excluded from any required insurance policies).
33	ILPT Industrial Portfolio (Loan No. 4)	One of the Mortgagors, The Industrial Fund PA LLC, previously owned other property located at 110 Industrial Drive, Brookfield, Missouri.
33	Embassy Suites Richmond (Loan No. 20)	In addition to the Mortgaged Property, the related borrower previously owned the lot adjacent to the Mortgaged Property.
34	Century Plaza Towers (Loan No. 1)	The Mortgagor is not required to pay the master servicer or special servicer any fee for a defeasance that is in excess of $25,000.
34	FTERE Bronx Multifamily Portfolio (Loan No. 10)	The exception to Representation 29 is also an exception to this Representation 34.
D-2-22

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
36	ILPT Industrial Portfolio (Loan No. 4)

(36(b)) With respect to the ground lease relating to the 5142 and 5148 North Hanley Road Mortgaged Property (the “North Hanley Ground Lease”), the ground lessor has agreed that the ground lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee, but it has not agreed that any amendment, modification, cancellation or termination without such consent is not binding on the Mortgagee.

(36(c)) With respect to the North Hanley Ground Lease, the ground lease term is only 10 years from the completion date (which was anticipated to be no later than 2016, and based on the appraisal, occurred in 2015) and would also terminate if the sub-lease to SKF USA (the sole tenant of the related Mortgaged Property) is terminated.

(36(e)) With respect to the North Hanley Ground Lease, an assignment of the ground lease to the holder of the Mortgage Loan is conditioned upon all amounts due under a performance agreement among the related Mortgagor, the ground lessor and SKF USA (the sole tenant of the Mortgaged Property) being paid.

(36(g)) With respect to the North Hanley Ground Lease, the obligation of the ground lessee to give such notice to the Mortgagee is conditioned upon the ground lessor having received a notice from the related Mortgagee with its address for such notices.

(36(l)) With respect to the North Hanley Ground Lease, the ground lease does not require the ground lessor to enter into a new lease with the Mortgagee.

D-2-23

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Annex E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
January 2020	27,500,000.00
February 2020	27,500,000.00
March 2020	27,500,000.00
April 2020	27,500,000.00
May 2020	27,500,000.00
June 2020	27,500,000.00
July 2020	27,500,000.00
August 2020	27,500,000.00
September 2020	27,500,000.00
October 2020	27,500,000.00
November 2020	27,500,000.00
December 2020	27,500,000.00
January 2021	27,500,000.00
February 2021	27,500,000.00
March 2021	27,500,000.00
April 2021	27,500,000.00
May 2021	27,500,000.00
June 2021	27,500,000.00
July 2021	27,500,000.00
August 2021	27,500,000.00
September 2021	27,500,000.00
October 2021	27,500,000.00
November 2021	27,500,000.00
December 2021	27,500,000.00
January 2022	27,500,000.00
February 2022	27,500,000.00
March 2022	27,500,000.00
April 2022	27,500,000.00
May 2022	27,500,000.00
June 2022	27,500,000.00
July 2022	27,500,000.00
August 2022	27,500,000.00
September 2022	27,500,000.00
October 2022	27,500,000.00
November 2022	27,500,000.00
December 2022	27,500,000.00
January 2023	27,500,000.00
February 2023	27,500,000.00
March 2023	27,500,000.00
April 2023	27,500,000.00
May 2023	27,500,000.00
June 2023	27,500,000.00
July 2023	27,500,000.00
August 2023	27,500,000.00
September 2023	27,500,000.00
October 2023	27,500,000.00
November 2023	27,500,000.00
December 2023	27,500,000.00
January 2024	27,500,000.00
February 2024	27,500,000.00
March 2024	27,500,000.00
April 2024	27,500,000.00
May 2024	27,500,000.00
June 2024	27,500,000.00
July 2024	27,500,000.00
August 2024	27,500,000.00
September 2024	27,500,000.00
October 2024	27,500,000.00
November 2024	27,500,000.00

Distribution Date	Class A-SB Planned Principal Balance ($)
December 2024	27,428,300.35
January 2025	26,996,806.90
February 2025	26,563,867.77
March 2025	26,044,254.71
April 2025	25,608,121.70
May 2025	25,142,222.97
June 2025	24,703,066.81
July 2025	24,234,232.60
August 2025	23,792,033.24
September 2025	23,348,352.16
October 2025	22,875,124.25
November 2025	22,428,369.94
December 2025	21,952,157.93
January 2026	21,502,310.01
February 2026	21,050,954.62
March 2026	20,514,651.52
April 2026	20,059,984.06
May 2026	19,576,088.39
June 2026	19,118,274.81
July 2026	18,631,324.25
August 2026	18,170,343.66
September 2026	17,707,818.12
October 2026	17,216,292.24
November 2026	16,750,568.42
December 2026	16,255,937.02
January 2027	15,786,993.71
February 2027	15,316,478.63
March 2027	14,762,811.74
April 2027	14,288,861.63
May 2027	13,786,242.49
June 2027	13,309,018.28
July 2027	12,803,219.99
August 2027	12,322,699.96
September 2027	11,840,569.18
October 2027	11,330,006.60
November 2027	10,844,547.43
December 2027	10,330,752.98
January 2028	9,841,943.32
February 2028	9,351,495.00
March 2028	8,806,309.68
April 2028	8,312,388.07
May 2028	7,790,376.58
June 2028	7,293,048.31
July 2028	6,767,728.96
August 2028	6,266,971.42
September 2028	5,764,534.98
October 2028	5,234,255.59
November 2028	4,728,355.97
December 2028	4,194,713.83
January 2029	3,685,328.05
February 2029	3,174,234.31
March 2029	2,583,792.29
April 2029	2,069,003.01
May 2029	1,526,728.99
June 2029	1,008,394.52
July 2029	462,678.11
August 2029 and thereafter	0.00

E-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	23
Risk Factors	61
Description of the Mortgage Pool	153
Transaction Parties	262
Credit Risk Retention	319
Description of the Certificates	325
Description of the Mortgage Loan Purchase Agreements	367
Pooling and Servicing Agreement	380
Certain Legal Aspects of Mortgage Loans	512
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	532
Pending Legal Proceedings Involving Transaction Parties	533
Use of Proceeds	534
Yield and Maturity Considerations	534
Material Federal Income Tax Considerations	546
Certain State and Local Tax Considerations	562
Plan of Distribution (Conflicts of Interest)	562
Incorporation of Certain Information by Reference	565
Where You Can Find More Information	566
Financial Information	566
Certain ERISA Considerations	566
Legal Investment	571
Legal Matters	572
Ratings	572
Index of Defined Terms	575

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,094,290,000
(Approximate)

Morgan Stanley Capital I Inc.
Depositor

BANK 2019-BNK23
Issuing Entity

Commercial Mortgage Pass-Through Certificates,
Series 2019-BNK23

Class A-1	$14,000,000
Class A-SB	$27,500,000
Class A-2	$200,000,000	–
	$375,000,000
Class A-3	$439,369,000	–
	$614,369,000
Class X-A	$855,869,000
Class X-B	$238,421,000
Class A-S	$128,381,000
Class B	$56,548,000
Class C	$53,492,000

PROSPECTUS

Morgan Stanley
Co-Lead Manager and Joint Bookrunner

Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner

BofA Securities

Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.

Co-Manager

Drexel Hamilton

Co-Manager

November [_], 2019